As filed with the Securities and Exchange Commission on May 4, 2020

Registration No. 333-237064

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CHARLES SCHWAB CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6211	94-3025021
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

211 Main Street

San Francisco, California 94105

(415) 667-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter Crawford

Executive Vice President and Chief Financial Officer

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

(415) 667-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Randall D. Guynn, Esq. William L. Taylor, Esq. Lee Hochbaum, Esq. Davis Polk & Wardwell LLP 450 Lexington Ave. New York, New York 10017 (212) 450-4000	Edward D. Herlihy, Esq. Matthew M. Guest, Esq. Jacob A. Kling, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-2000	Stephen J. Boyle Interim President and Chief Executive Officer TD Ameritrade Holding Corporation 200 South 108th Avenue Omaha, Nebraska 68154 (800) 669-3900

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective and upon completion of the merger of Americano Acquisition Corp., a wholly owned subsidiary of The Charles Schwab Corporation (“Schwab”), with and into TD Ameritrade Holding Corporation (“TD Ameritrade”).

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Securities Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Securities Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 4, 2020

May 4, 2020

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Schwab Stockholders and TD Ameritrade Stockholders:

On behalf of the boards of directors of The Charles Schwab Corporation, which is referred to in the accompanying joint proxy statement/prospectus as Schwab, and TD Ameritrade Holding Corporation, which is referred to in the accompanying joint proxy statement/prospectus as TD Ameritrade, we are pleased to enclose the joint proxy statement/prospectus relating to the merger of TD Ameritrade with a wholly owned subsidiary of Schwab, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 24, 2019, which is referred to in the accompanying joint proxy statement/prospectus as the merger agreement. If the merger is completed, TD Ameritrade stockholders immediately prior to the effective time of the merger will receive, in exchange for each share of TD Ameritrade common stock owned immediately prior to the merger, 1.0837 shares of Schwab common stock, except that TD Bank and its affiliates will receive Schwab common stock only up to a maximum of the voting limitation percentage (as defined in the accompanying joint proxy statement/prospectus) of the Schwab common stock (including any other shares of Schwab common stock then owned by TD Bank and its affiliates) and will otherwise receive shares of Schwab nonvoting common stock, as described in more detail in the accompanying joint proxy statement/prospectus under the heading “The Merger Agreement—Merger Consideration.” Based on the number of shares of TD Ameritrade common stock outstanding as of April 27, 2020, and the number of shares of Schwab common stock outstanding as of April 27, 2020, it is expected that, immediately after completion of the merger, former TD Ameritrade stockholders will own approximately 31.3% of the outstanding Schwab common shares (including Schwab common stock and Schwab nonvoting common stock). The value of the consideration to be received by TD Ameritrade stockholders will fluctuate with changes in the price of shares of Schwab common stock and TD Ameritrade common stock. We urge you to obtain current market quotations for shares of Schwab common stock and shares of TD Ameritrade common stock. The shares of Schwab common stock are traded on the New York Stock Exchange under the symbol “SCHW” and the shares of TD Ameritrade common stock are traded on the NASDAQ Global Select Market under the symbol “AMTD.”

Each of TD Ameritrade and Schwab will be holding a special meeting for TD Ameritrade stockholders and Schwab stockholders, respectively, to consider and vote on certain matters in connection with the merger.

TD Ameritrade stockholders are cordially invited to attend a special meeting of TD Ameritrade stockholders, which is referred to in the accompanying joint proxy statement/prospectus as the TD Ameritrade special meeting, to be held exclusively online via live audio webcast on June 4, 2020, at 2:00 p.m., Eastern time. Due to public health concerns regarding the coronavirus (COVID-19) and the importance of ensuring the health and safety of TD Ameritrade’s directors, officers, employees and stockholders, there will not be a physical meeting location, and TD Ameritrade stockholders will not be able to attend the TD Ameritrade special meeting in person. The TD Ameritrade special meeting can be accessed by visiting www.virtualshareholdermeeting.com/AMTD2020, which is referred to in the accompanying joint proxy statement/prospectus as the TD Ameritrade meeting website, where TD Ameritrade stockholders will be able to listen to the meeting, submit questions and vote online. At the TD Ameritrade special meeting, TD Ameritrade stockholders will be asked to approve and adopt the merger agreement.

Schwab stockholders are cordially invited to attend a special meeting of Schwab stockholders, which is referred to in the accompanying joint proxy statement/prospectus as the Schwab special meeting, to be held virtually via the Internet on June 4, 2020, at 11:00 a.m., Pacific time. Schwab has chosen to hold the Schwab special meeting solely via the Internet and not in a physical location given the current public health impacts of coronavirus (COVID-19) and the desire to promote the health and safety of Schwab stockholders, as well as Schwab directors, officers, employees and other constituents. Only stockholders of record as of the close of business on April 27, 2020 are entitled to receive notice of, attend and vote at the Schwab special meeting or any adjournment or postponement thereof. To attend the Schwab special meeting, Schwab stockholders must register in advance at www.schwabevents.com/corporation by June 2, 2020, at 5:00 p.m., Pacific time. Schwab stockholders who have registered in advance will receive instructions on how to access the virtual meeting, where they may submit questions and vote their shares. Shares of Schwab common stock previously voted do not need to be voted again unless the shareholder intends to change or revoke the prior vote. Beneficial owners that wish to vote at the meeting should follow the instructions specified in the accompanying joint proxy statement/prospectus.

At the Schwab special meeting, Schwab stockholders will be asked to approve the issuance of Schwab common shares to TD Ameritrade stockholders in the merger, which is referred to in the accompanying joint proxy statement/prospectus as the share issuance, and an amendment to the fifth amended and restated certificate of incorporation of Schwab to create a new class of nonvoting common stock, which amendment is referred to in the accompanying joint proxy statement/prospectus as the Schwab charter amendment.

We cannot complete the merger unless TD Ameritrade stockholders approve and adopt the merger agreement and Schwab stockholders approve the share issuance and the Schwab charter amendment. Approval and adoption of the merger agreement by TD Ameritrade stockholders requires the affirmative vote of (i) the holders of a majority of the shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting and (ii) the holders (other than TD Bank, the significant TD Ameritrade stockholders (as defined in the accompanying joint proxy statement/prospectus) and their respective affiliates) of a majority of the shares of TD Ameritrade common stock (other than shares of TD Ameritrade common stock held by TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) outstanding and entitled to vote at the TD Ameritrade special meeting. Under the rules of the New York Stock Exchange, which is referred to in the accompanying joint proxy statement/prospectus as the NYSE, approval of the share issuance requires at a minimum the affirmative vote of a majority of the votes cast by holders of shares of Schwab common stock, and the vote required by Schwab’s amended and restated bylaws, which are referred to in the accompanying joint proxy statement/prospectus as the Schwab bylaws, meets or exceeds this standard by requiring an affirmative vote of the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via the Schwab meeting website or by proxy. Approval of the Schwab charter amendment requires the affirmative vote of the holders of a majority of the shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the TD Ameritrade special meeting via the TD Ameritrade meeting website or the Schwab special meeting via the Schwab meeting website, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the TD Ameritrade special meeting or the Schwab special meeting, as applicable. If your shares are held in the name of a broker, bank, nominee or other holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

In addition, at the TD Ameritrade special meeting, TD Ameritrade stockholders will be asked to approve, on a non-binding, advisory basis, certain compensation arrangements that may be paid or become payable to TD Ameritrade’s named executive officers in connection with the merger contemplated by the merger agreement, which is referred to in the accompanying joint proxy statement/prospectus as the TD Ameritrade merger-related compensation proposal. Furthermore, at each of the TD Ameritrade special meeting and the Schwab special meeting, TD Ameritrade stockholders and Schwab stockholders will be asked to approve the adjournment of the TD Ameritrade special meeting or the Schwab special meeting, as applicable, under certain circumstances, which are referred to in the accompanying joint proxy statement/prospectus as the TD Ameritrade adjournment proposal and the Schwab adjournment proposal, respectively.

The TD Ameritrade board of directors, acting upon the unanimous recommendation of a strategic development committee of the TD Ameritrade board of directors composed solely of independent and disinterested directors, which is referred to in the accompanying joint proxy statement/prospectus as the strategic development committee, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, TD Ameritrade and TD Ameritrade stockholders, and unanimously recommends that TD Ameritrade stockholders vote “FOR” the approval and adoption of the merger agreement, “FOR” the TD Ameritrade merger-related compensation proposal and “FOR” the TD Ameritrade adjournment proposal.

The Schwab board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the share issuance and the Schwab charter amendment, are advisable and fair to, and in the best interests of, Schwab and the Schwab stockholders, and unanimously recommends that Schwab stockholders vote “FOR” the approval of the share issuance, “FOR” the approval of the Schwab charter amendment and “FOR” the Schwab adjournment proposal.

The accompanying joint proxy statement/prospectus provides important information regarding the special meetings and a detailed description of the merger agreement, the merger and the matters to be presented at the special meetings. We urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated by reference into the accompanying joint proxy statement/prospectus) carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 71.

We look forward to your participation at the special meetings and the successful completion of the merger.

Sincerely,

Walter W. Bettinger II	Stephen J. Boyle
President and Chief Executive Officer	Interim President and Chief Executive Officer
The Charles Schwab Corporation	TD Ameritrade Holding Corporation

Charles R. Schwab	Joseph H. Moglia
Chairman of the Board	Chairman of the Board
The Charles Schwab Corporation	TD Ameritrade Holding Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated May 4, 2020 and is first being mailed to Schwab stockholders and TD Ameritrade stockholders on or about May 6, 2020.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The accompanying document is the joint proxy statement of TD Ameritrade and Schwab for the special meetings of TD Ameritrade stockholders and Schwab stockholders and the prospectus of Schwab for the shares of Schwab common stock to be issued to TD Ameritrade stockholders as consideration in the merger. The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Schwab and TD Ameritrade from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. You can obtain the documents incorporated by reference into the accompanying joint proxy statement/prospectus (other than certain exhibits or schedules to these documents), without charge, by requesting them in writing or by telephone from Schwab or TD Ameritrade at the following addresses and telephone numbers, or through the Securities and Exchange Commission website at www.sec.gov:

The Charles Schwab Corporation 211 Main Street San Francisco, California 94105 Attention: Investor Relations Telephone: (415) 667-7000	TD Ameritrade Holding Corporation 200 South 108th Avenue Omaha, Nebraska 68154 Attention: Investor Relations Telephone: (800) 669-3900
Email: investor.relations@schwab.com	Email: jeffrey.goeser@tdameritrade.com

In addition, if you have questions about the merger or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Innisfree M&A Incorporated, the proxy solicitor for TD Ameritrade, toll-free at (877) 456-3422 or collect at (212) 750-5833, or D.F. King & Co., Inc., the proxy solicitor for Schwab, toll-free at (800) 884-5101 or collect at (212) 269-5550. You will not be charged for any of these documents that you request.

If you would like to request documents, please do so no later than five business days before the date of Schwab’s special meeting of stockholders (which meeting date is June 4, 2020) or five business days before the date of TD Ameritrade’s special meeting of stockholders (which meeting date is June 4, 2020), as applicable.

See “Where You Can Find More Information” beginning on page 241 of the accompanying joint proxy statement/prospectus for further information.

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

THE CHARLES SCHWAB CORPORATION

TO BE HELD ON June 4, 2020

To the Stockholders of The Charles Schwab Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, which is referred to in this notice as the Schwab special meeting, of The Charles Schwab Corporation, a Delaware corporation, which is referred to in this notice as Schwab, will be held virtually via the Internet on June 4, 2020, at 11:00 a.m., Pacific time. Schwab has chosen to hold the Schwab special meeting solely via the Internet and not in a physical location given the current public health impacts of coronavirus (COVID-19) and our desire to promote the health and safety of Schwab stockholders, as well as Schwab directors, officers, employees and other constituents. The Schwab board of directors has fixed the close of business on April 27, 2020 as the record date for the determination of the stockholders entitled to attend and vote at the Schwab special meeting or any adjournment or postponement thereof, which is referred to in this notice as the Schwab record date. Only stockholders as of the close of business on the Schwab record date are entitled to receive notice of, attend and vote at the Schwab special meeting or any adjournment or postponement thereof. To attend the Schwab special meeting, Schwab stockholders must register in advance at www.schwabevents.com/corporation by June 2, 2020, at 5:00 p.m., Pacific time. Stockholders who have registered in advance will receive information on how to access the Schwab special meeting. During the meeting, Schwab stockholders may submit questions and vote their shares. Shares previously voted do not need to be voted again unless the shareholder intends to change or revoke the prior vote.

In order to vote at the meeting, a beneficial owner that holds Schwab shares in “street name” (through a bank, broker or other nominee) must obtain a legal proxy from its bank, broker or other nominee. Each such beneficial owner must fax or email a scan or image of the legal proxy to Schwab’s transfer agent, Equiniti Trust Company, at 651-450-4078 or EQSS-ProxyTabulation@equiniti.com, no later than June 2, 2020, at 5:00 p.m., Central time. Please note that the voting instruction form you received with the accompanying joint proxy statement/prospectus as a beneficial owner that holds Schwab shares in “street name” is not a legal proxy. Issuance of the legal proxy will invalidate any prior voting instructions you have given to your bank, broker or other nominee and will prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf.

The Schwab special meeting will be held for the following purposes:

•

Approval of the share issuance. To consider and vote on a proposal to approve the issuance of Schwab common shares, which is referred to in this notice as the share issuance, as consideration in the merger contemplated by the Agreement and Plan of Merger, dated as of November 24, 2019, by and among Schwab, Americano Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Schwab, and TD Ameritrade Holding Corporation, a Delaware corporation, which is referred to in this notice as TD Ameritrade, as it may be amended from time to time, which is referred to in this notice as the merger agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which Americano Acquisition Corp. will be merged with and into TD Ameritrade, which is referred to in this notice as the merger, with TD Ameritrade surviving the merger as a wholly owned subsidiary of Schwab;

•

Approval of the Schwab charter amendment. To consider and vote on a proposal to approve an amendment to the fifth amended and restated certificate of incorporation of Schwab to create a new class of nonvoting common stock, which amendment is referred to in this notice as the Schwab charter amendment, a copy of which is attached as Annex B to the accompanying joint proxy statement/prospectus; and

•

Adjournment of the Schwab special meeting. To consider and vote on a proposal to approve the adjournment of the Schwab special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve the share issuance or the Schwab charter amendment at the time of the Schwab special meeting or any adjournment or postponement thereof, which is referred to in this notice as the Schwab adjournment proposal.

Schwab will transact no other business at the Schwab special meeting, except such business as may properly be brought before the Schwab special meeting or any adjournment or postponement thereof. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the Schwab special meeting.

Approval of the share issuance requires the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via the Schwab meeting website or by proxy approving the share issuance (which meets or exceeds the minimum requirement under the rules of the New York Stock Exchange of the affirmative vote of a majority of the votes cast by holders of shares of Schwab common stock). Approval of the Schwab charter amendment requires the affirmative vote of the holders of a majority of the shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting. Approval of the Schwab adjournment proposal requires the affirmative vote of the holders of a majority of shares of Schwab common stock that are present at the Schwab special meeting via the Schwab meeting website or by proxy and entitled to vote at the Schwab special meeting, whether or not a quorum is present.

The Schwab board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the share issuance and the Schwab charter amendment, are advisable and fair to, and in the best interests of, Schwab and the Schwab stockholders, and unanimously recommends that Schwab stockholders vote “FOR” the approval of the share issuance, “FOR” the approval of the Schwab charter amendment and “FOR” the Schwab adjournment proposal.

By order of the Schwab board of directors,

Peter J. Morgan III

Executive Vice President, General Counsel and Corporate Secretary

San Francisco, California

May 4, 2020

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SCHWAB SPECIAL MEETING VIA THE SCHWAB MEETING WEBSITE, IT IS IMPORTANT THAT YOUR SHARES OF SCHWAB COMMON STOCK BE REPRESENTED. WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE VIA THE INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SCHWAB SPECIAL MEETING AND WISH TO VOTE YOUR SHARES VIA THE SCHWAB MEETING WEBSITE, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE SCHWAB SPECIAL MEETING.

Instructions on how to attend and participate online at the Schwab special meeting, including how to demonstrate proof of stock ownership, ask questions and vote, are posted at www.schwabevents.com/corporation. A complete list of Schwab stockholders entitled to vote at the Schwab special meeting will be available for examination by any Schwab stockholder for purposes germane to the Schwab special meeting online via the Schwab meeting website during the Schwab special meeting and for a period of at least 10 days prior to the Schwab special meeting at Schwab’s principal place of business or upon request to investor.relations@schwab.com.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the merger agreement, the share issuance, the Schwab charter amendment, the Schwab adjournment proposal, the Schwab special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help submitting your proxy for your shares of Schwab common stock, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Telephone Toll-Free: (800) 884-5101

Telephone Call Collect: (212) 269-5550

Email: schw@dfking.com

or

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

Attention: Investor Relations

Telephone: (415) 667-7000

Email: investor.relations@schwab.com

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF TD AMERITRADE HOLDING CORPORATION

TO BE HELD ON June 4, 2020

To the Stockholders of TD Ameritrade Holding Corporation:

We are pleased to invite you to attend—and notice is hereby given that TD Ameritrade Holding Corporation, a Delaware corporation, which is referred to in this notice as TD Ameritrade, will hold—a special meeting of its stockholders, which is referred to in this notice as the TD Ameritrade special meeting. The TD Ameritrade special meeting will be held exclusively online via live audio webcast on June 4, 2020, at 2:00 p.m., Eastern time. Due to public health concerns regarding the coronavirus (COVID-19) and the importance of ensuring the health and safety of TD Ameritrade’s directors, officers, employees and stockholders, there will not be a physical meeting location, and you will not be able to attend the TD Ameritrade special meeting in person. The TD Ameritrade special meeting can be accessed by visiting www.virtualshareholdermeeting.com/AMTD2020, which is referred to in the accompanying joint proxy statement/prospectus as the TD Ameritrade meeting website, where you will be able to listen to the meeting, submit questions and vote online. We encourage you to allow ample time for online check-in, which will open at approximately 1:45 p.m., Eastern time. You will need the 16-digit control number included on your proxy card or voting instruction form to join the TD Ameritrade special meeting. We are holding the TD Ameritrade special meeting for the following purposes:

1.

Approval and adoption of the merger agreement. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 24, 2019, by and among The Charles Schwab Corporation, Americano Acquisition Corp. and TD Ameritrade, as it may be amended from time to time, which is referred to in this notice as the merger agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus;

2.

TD Ameritrade merger-related compensation. To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation arrangements that may be paid or become payable to TD Ameritrade’s named executive officers in connection with the merger contemplated by the merger agreement, which is referred to in this notice as the TD Ameritrade merger-related compensation proposal; and

3.

Adjournment of the TD Ameritrade special meeting. To consider and vote on a proposal to approve the adjournment of the TD Ameritrade special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement at the time of the TD Ameritrade special meeting or any adjournment or postponement thereof, which is referred to in this notice as the TD Ameritrade adjournment proposal.

TD Ameritrade will transact no other business at the TD Ameritrade special meeting, except such business as may properly be brought before the TD Ameritrade special meeting or any adjournment or postponement thereof. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the TD Ameritrade special meeting.

The TD Ameritrade board of directors has fixed the close of business on April 27, 2020 as the record date for the TD Ameritrade special meeting, which is referred to in this notice as the TD Ameritrade record date. Only holders of record of TD Ameritrade common stock as of the close of business on the TD Ameritrade record date are entitled to receive notice of, and to vote at, the TD Ameritrade special meeting or any adjournment or postponement thereof.

The TD Ameritrade board of directors, acting upon the unanimous recommendation of a strategic development committee of the TD Ameritrade board of directors composed solely of independent and disinterested directors, unanimously recommends that TD Ameritrade stockholders vote “FOR” the approval and adoption of the merger agreement, “FOR” the TD Ameritrade merger-related compensation proposal and “FOR” the TD Ameritrade adjournment proposal.

By order of the Board of Directors,

Joseph H. Moglia Chairman of the Board Omaha, Nebraska May 4, 2020

Your vote is very important, regardless of the number of shares of TD Ameritrade common stock that you own. Whether or not you expect to attend the TD Ameritrade special meeting via the TD Ameritrade meeting website, to ensure your representation at the TD Ameritrade special meeting, we urge you to submit a proxy to vote your shares as promptly as possible via the Internet, by telephone or by submitting your proxy card by mail using the postage-paid envelope provided. If your shares are held in the name of a broker, bank, nominee or other holder of record, please follow the instructions on the voting instruction form furnished to you by such broker, bank, nominee or other holder of record.

The agenda and rules of conduct for the TD Ameritrade special meeting are posted at the TD Ameritrade special meeting website. A complete list of TD Ameritrade stockholders entitled to vote at the TD Ameritrade special meeting will be available during ordinary business hours at our headquarters for examination by any TD Ameritrade stockholder for purposes germane to the TD Ameritrade special meeting for a period of at least 10 days prior to the TD Ameritrade special meeting. If our headquarters are closed for health and safety reasons related to the coronavirus (COVID-19) pandemic during such period, the list of stockholders will be made available for inspection upon request via email to corporatesecretary@tdameritrade.com, subject to our satisfactory verification of stockholder status, and will also be made available online during the TD Ameritrade special meeting at the TD Ameritrade special meeting website.

The accompanying joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the TD Ameritrade special meeting. We urge you to carefully read the accompanying joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety. If you have any questions concerning the proposals in this notice, the merger or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of TD Ameritrade common stock, please contact TD Ameritrade’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: (877) 456-3422

Banks and Brokers Call Collect: (212) 750-5833

i

Page
Experts	237
Legal Matters	238
Future Schwab Stockholder Proposals	239
Future TD Ameritrade Stockholder Proposals	240
Where You Can Find More Information	241

Annexes
Annex A: Agreement and Plan of Merger	A-1
Annex B: The Schwab Charter Amendment	B-1
Annex C: Voting and Support Agreement between The Charles Schwab Corporation and The Toronto-Dominion Bank	C-1
Annex D: Voting and Support Agreement among The Charles Schwab Corporation, J. Joe Ricketts and Marlene Ricketts and certain other stockholders	D-1
Annex E: Voting and Support Agreement among TD Ameritrade Holding Corporation, Charles R. Schwab and Helen O’Neill Schwab	E-1
Annex F: Stockholder Agreement between The Charles Schwab Corporation and The Toronto-Dominion Bank	F-1
Annex G: Registration Rights Agreement among The Charles Schwab Corporation, Charles R. Schwab, The Toronto-Dominion Bank and certain other stockholders	G-1
Annex H: Letter Agreement among TD Ameritrade Holding Corporation, The Charles Schwab Corporation and Americano Acquisition Corp. and The Toronto-Dominion Bank	H-1
Annex I: Amended and Restated Insured Deposit Account Agreement among TD Bank USA, National Association, TD Bank, National Association and The Charles Schwab Corporation	I-1
Annex J: Opinion of PJT Partners LP	J-1
Annex K: Opinion of Piper Sandler & Co.	K-1
Annex L: Opinion of Credit Suisse Securities (USA) LLC	L-1

ii

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the matters to be addressed at the special meetings. These questions and answers may not address all questions that may be important to TD Ameritrade stockholders or Schwab stockholders. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire joint proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” in this joint proxy statement/prospectus. All references in this joint proxy statement/prospectus to TD Ameritrade refer to TD Ameritrade Holding Corporation, a Delaware corporation; all references in this joint proxy statement/prospectus to Schwab refer to The Charles Schwab Corporation, a Delaware corporation; all references in this joint proxy statement/prospectus to Merger Sub refer to Americano Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Schwab; and all references in this joint proxy statement/prospectus to the merger agreement refer to the Agreement and Plan of Merger, dated as of November 24, 2019, by and among TD Ameritrade, Schwab and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

Q:	Why am I receiving this document?

A:

Schwab and TD Ameritrade have agreed to a merger, pursuant to which TD Ameritrade will become a wholly owned subsidiary of Schwab and will no longer be a publicly held corporation in a transaction that is referred to in this joint proxy statement/prospectus as the merger. If the merger is completed, each outstanding share of TD Ameritrade common stock (except for shares of TD Ameritrade common stock held by TD Ameritrade as treasury stock or by Schwab (other than any such shares that are owned by TD Ameritrade, Schwab or any of their respective subsidiaries (x) in a fiduciary, representative or other capacity on behalf of other persons, whether or not held in a separate account or (y) as a result of debts previously contracted, which are referred to in this joint proxy statement/prospectus as fiduciary shares) which will be cancelled without payment), par value $0.01 per share, which is referred to in this joint proxy statement/prospectus as the TD Ameritrade common stock, will automatically be cancelled and converted into the right to receive 1.0837 shares of common stock, par value $0.01 per share, of Schwab, which is referred to in this joint proxy statement/prospectus as the Schwab common stock, except that The Toronto-Dominion Bank, a Canadian-chartered bank, which is referred to in this joint proxy statement/prospectus as TD Bank, and its affiliates will receive Schwab common stock only up to a maximum of the voting limitation percentage (as defined in this joint proxy statement/prospectus) of the Schwab common stock (including any other shares of Schwab common stock then owned by TD Bank and its affiliates) and will otherwise receive shares of nonvoting common stock, par value $0.01 per share, of Schwab, which is referred to in this joint proxy statement/prospectus as the Schwab nonvoting common stock, and together with the Schwab common stock, as the Schwab common shares. Based on the number of shares of TD Ameritrade common stock outstanding as of April 27, 2020, and the number of shares of Schwab common stock outstanding as of April 27, 2020, it is expected that, immediately after completion of the merger, former TD Ameritrade stockholders (including TD Bank and its affiliates) will own approximately 31.3% of the outstanding Schwab common shares (including Schwab common stock and Schwab nonvoting common stock). TD Bank and its affiliates are expected to own approximately 13.6% of the outstanding Schwab common shares (including up to a maximum of the voting limitation percentage). In order to complete the merger, TD Ameritrade stockholders must vote to approve and adopt the merger agreement and Schwab stockholders must vote to approve the issuance of Schwab common shares to TD Ameritrade stockholders in the merger, which is referred to in this joint proxy statement/prospectus as the share issuance, and to amend the fifth amended and restated certificate of incorporation of Schwab, which is referred to in this joint proxy statement/prospectus as the Schwab charter, to create the class of Schwab nonvoting common stock, which is referred to in this joint proxy statement/prospectus as the Schwab charter amendment.

TD Ameritrade is holding a special meeting of stockholders, which is referred to in this joint proxy statement/prospectus as the TD Ameritrade special meeting, in order to obtain the stockholder approval necessary to approve and adopt the merger agreement. TD Ameritrade stockholders will also be asked to approve, on a non-binding, advisory basis, certain compensation arrangements that may be paid or become payable to TD Ameritrade’s named executive officers in connection with the merger contemplated by the merger agreement, which is referred to in this joint proxy statement/prospectus as the TD Ameritrade merger-related compensation proposal. TD Ameritrade stockholders will also be asked to approve the adjournment of the TD Ameritrade special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement at the time of the TD Ameritrade special meeting or any adjournment or postponement thereof, which is referred to in this joint proxy statement/prospectus as the TD Ameritrade adjournment proposal.

Schwab is holding a special meeting of stockholders virtually via the Internet, which is referred to in this joint proxy statement/prospectus as the Schwab special meeting, in order to obtain the stockholder approval necessary to approve the share issuance and the Schwab charter amendment. Schwab stockholders will also be asked to approve the adjournment of the Schwab special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve the share issuance or the Schwab charter amendment at the time of the Schwab special meeting or any adjournment or postponement thereof, which is referred to in this joint proxy statement/prospectus as the Schwab adjournment proposal.

This document is being delivered to you as both a joint proxy statement of TD Ameritrade and Schwab and a prospectus of Schwab in connection with the merger. It is the proxy statement by which the TD Ameritrade board of directors is soliciting proxies from TD Ameritrade stockholders to vote at the TD Ameritrade special meeting, or at any adjournment or postponement of the TD Ameritrade special meeting, on the approval and adoption of the merger agreement, the approval of the TD Ameritrade merger-related compensation proposal and the approval of the TD Ameritrade adjournment proposal. It is also the proxy statement by which the Schwab board of directors is soliciting proxies from Schwab stockholders to vote at the Schwab special meeting, or at any adjournment or postponement of the Schwab special meeting, on the approval of the share issuance, the Schwab charter amendment and the Schwab adjournment proposal. In addition, this document is the prospectus by which Schwab will issue shares of Schwab common stock to TD Ameritrade stockholders (other than TD Bank and its affiliates) in the merger.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What will TD Ameritrade stockholders, including TD Bank and its affiliates, receive in the merger?

A:

If the merger is completed, each share of TD Ameritrade common stock (except for shares of TD Ameritrade common stock held by TD Ameritrade as treasury stock or by Schwab (other than any fiduciary shares) which will be cancelled without payment) will automatically be cancelled and converted into the right to receive 1.0837 shares of Schwab common stock, except that TD Bank and its affiliates will receive Schwab common stock only up to a maximum of the voting limitation percentage (as defined in this joint proxy statement/prospectus) of the Schwab common stock (including any other shares of Schwab common stock then owned by TD Bank and its affiliates) and will otherwise receive shares of Schwab nonvoting common stock. Each TD Ameritrade stockholder will receive cash for any fractional share of Schwab common stock that the stockholder would otherwise receive in the merger (after aggregating the total number of shares of Schwab common stock to be received by such stockholder in the merger). The Schwab common shares and cash for any fractional shares of Schwab common stock to be received by TD Ameritrade stockholders in the merger are collectively referred to in this joint proxy statement/prospectus as the merger consideration.

Based on the closing price of a share of Schwab common stock on the New York Stock Exchange, which is referred to in this joint proxy statement/prospectus as the NYSE, of $44.75 on November 20, 2019, the last trading day prior to the publication of media reports regarding the merger, and of $48.20 on November 22, 2019, the last trading day prior to public announcement of the merger by Schwab and TD Ameritrade, the implied value of the per share merger consideration was approximately $48.50 and $52.23, respectively, in value for each share of TD Ameritrade common stock. Based on the closing price of a share of Schwab common stock on the NYSE on May 1, 2020, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $39.50 in value for each share of TD Ameritrade common stock. Because Schwab will issue a fixed number of Schwab common shares in exchange for each share of TD Ameritrade common stock, the value of the merger consideration that TD Ameritrade stockholders will receive in the merger will depend on the market price of Schwab common stock at the time the merger is completed. The market price of Schwab common stock when TD Ameritrade stockholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of shares of Schwab common stock on the date of this joint proxy statement/prospectus or at the time of the TD Ameritrade special meeting.

Q:	What will be the ownership percentage of former TD Ameritrade stockholders, including TD Bank and its affiliates, in Schwab after completion of the merger?

A:

Based on the number of shares of TD Ameritrade common stock outstanding as of April 27, 2020, and the number of shares of Schwab common stock outstanding as of April 27, 2020, it is expected that, immediately after completion of the merger, former TD Ameritrade stockholders (including TD Bank and its affiliates) will own approximately 31.3% of the outstanding Schwab common shares (including Schwab common stock and Schwab nonvoting common stock). TD Bank and its affiliates are expected to own approximately 13.6% of the outstanding Schwab common shares (including up to a maximum of the voting limitation percentage).

Q:	What is the relationship between TD Bank and TD Ameritrade, and what will be the relationship between TD Bank and Schwab following completion of the merger?

A:

TD Bank is a Schedule I bank under the Bank Act (Canada) and a financial holding company under the Bank Holding Company Act, headquartered in Toronto, Ontario and listed on the NYSE and the Toronto Stock Exchange. As of the TD Ameritrade record date, TD Bank held in the aggregate 234,513,815 shares of TD Ameritrade common stock (representing approximately 43.4% of the outstanding shares of TD Ameritrade common stock). TD Bank, TD Ameritrade and their respective affiliates are party to a number of agreements and arrangements, including the existing insured deposit account agreement and the existing stockholder agreement (each as defined in this joint proxy statement/prospectus) and certain other commercial agreements with respect to, among other things, distribution and marketing support, referrals, trading platform support, order routing and cash management services, which agreements and arrangements are described in the TD Ameritrade 2019 10-K for the year ended September 30, 2019, as amended by Amendment No. 1 to the TD Ameritrade 2019 10-K on Form 10-K/A for the year ended September 30, 2019, both of which are filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on Page 241 of this joint proxy statement/prospectus.

In connection with the entry into the merger agreement, TD Bank and certain of its affiliates and Schwab entered into the stockholder agreement, the registration rights agreement and the insured deposit account agreement (each as defined in this joint proxy statement/prospectus as the depository institutions, in each case effective as of the closing of the merger. The insured deposit account agreement will replace the existing insured deposit account agreement between certain affiliates of TD Bank and TD Ameritrade. Under the insured deposit account agreement, there will be an initial period during which the amounts swept to TD Bank USA, National Association and TD Bank, National Association, which are referred to in this joint proxy statement/prospectus as the depository institutions, will solely be composed of client funds from the TD Ameritrade subsidiary broker-dealers. Following this initial period, Schwab’s subsidiary broker-dealers, including the broker-dealers it will acquire from TD Ameritrade, can sweep client funds to money market deposit accounts at the depository institutions, subject to certain limits. From and after July 1, 2021, Schwab’s subsidiary broker-dealers will be permitted to begin to reduce deposit balances swept to the depository institutions by up to $10 billion over each rolling 12-month period, subject to the maturity of fixed-term investments and certain carry-forward and look-back requirements and a requirement to maintain an aggregate minimum required balance of $50 billion. Subject to Schwab maintaining this minimum required balance at the depository institutions, the insured deposit account agreement will allow Schwab’s subsidiary broker-dealers to sweep their clients’ funds to Schwab’s own subsidiary depository institutions, other depository institutions and other liquid investment options. Schwab will receive from the depository institutions an aggregate monthly fee that compensates Schwab for its services under the insured deposit account agreement based on the total amount of deposits swept to the depository institutions each month, which fee will be determined by reference to certain yields based on whether the balances are fixed-term obligations or floating rate short-term obligations, less a 15 basis point service fee paid by Schwab to the depository institutions, less FDIC deposit assessments and less interest on deposits paid to clients. The insured deposit account agreement will have an initial expiration date of July 1, 2031, subject to automatic renewal for successive five-year terms if not terminated by either Schwab or the depository institutions two years prior to the then current term’s expiration date. Schwab’s subsidiary broker-dealers will be required to sweep 80% of client balances under the insured deposit account agreement into fixed-rate obligations until at least July 1, 2026. After July 1, 2026, they will be able to convert maturing fixed-rate obligations into floating rate short-term obligations. For additional information about these agreements and arrangements, which were negotiated directly between representatives of TD Bank and Schwab and are attached as Annexes F, G and I to this joint proxy statement/prospectus, respectively, see “The Stockholder Agreement,” “The Registration Rights Agreement” and “The Insured Deposit Account Agreement” beginning on pages 196, 198 and 200 respectively, of this joint proxy statement/prospectus.

Q: What is the Schwab charter amendment?

A:

Concurrently with the completion of the merger, and subject to obtaining the approval of the Schwab stockholders at the Schwab special meeting, Schwab will amend the Schwab charter to create the Schwab nonvoting common stock, a new class of shares to be issued to TD Bank and its affiliates as merger consideration. Pursuant to the Schwab charter amendment, the number of authorized shares of Schwab capital stock will increase by 300 million, and Schwab will be authorized to issue 300 million shares of Schwab nonvoting common stock, each with a par value of $0.01 per share.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed for any reason, TD Ameritrade stockholders will not receive any consideration for their shares of TD Ameritrade common stock. Instead, TD Ameritrade will remain an independent public company and the TD Ameritrade common stock will continue to be listed and traded on the NASDAQ Global Select Market, which is referred to in this joint proxy statement/prospectus as NASDAQ.

In the event of a termination of the merger agreement under certain circumstances, Schwab or TD Ameritrade may be required to pay a termination fee of $950 million to the other party. In addition, if Schwab or TD Ameritrade does not obtain the required vote of the Schwab stockholders at the Schwab special meeting or the TD Ameritrade stockholders at the TD Ameritrade special meeting, as applicable, and the merger agreement is terminated in certain circumstances, that party would be required to reimburse the other party for its out-of-pocket fees and expenses actually incurred or accrued in connection with or related to the transactions contemplated by the merger agreement, up to an aggregate amount of $50 million. If the termination fee is also payable by such party, the expense reimbursement payment will be credited against the termination fee.

Q:	What are TD Ameritrade stockholders being asked to consider and vote on?

A:	TD Ameritrade stockholders are being asked to consider and vote on the following:

•

to approve and adopt the merger agreement, pursuant to which Merger Sub (as defined in this joint proxy statement/prospectus), will be merged with and into TD Ameritrade, with TD Ameritrade continuing as the surviving corporation and a wholly owned subsidiary of Schwab;

•	to approve, on a non-binding, advisory basis, the TD Ameritrade merger-related compensation proposal; and

•	to approve the TD Ameritrade adjournment proposal.

The approval and adoption of the merger agreement by TD Ameritrade stockholders is a condition to the obligations of TD Ameritrade, Schwab and Merger Sub to complete the merger. The approval of the TD Ameritrade merger-related compensation proposal and the TD Ameritrade adjournment proposal is not a condition to the obligation of TD Ameritrade, Schwab or Merger Sub to complete the merger.

Q:	What are Schwab stockholders being asked to consider and vote on?

A:	Schwab stockholders are being asked to consider and vote on the following:

•	to approve the share issuance;

•	to approve the Schwab charter amendment; and

•	to approve the Schwab adjournment proposal.

The approval of the share issuance and the Schwab charter amendment by Schwab stockholders are conditions to the obligations of TD Ameritrade, Schwab and Merger Sub to complete the merger. The approval of the Schwab adjournment proposal is not a condition to the obligation of TD Ameritrade, Schwab or Merger Sub to complete the merger.

Q:	Does the TD Ameritrade board of directors recommend that TD Ameritrade stockholders approve and adopt the merger agreement?

A:

Yes. The TD Ameritrade board of directors, acting upon the unanimous recommendation of a strategic development committee of the TD Ameritrade board of directors composed solely of independent and disinterested directors, which is referred to in this joint proxy statement/prospectus as the strategic development committee, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, TD Ameritrade and TD Ameritrade stockholders, and unanimously recommends that TD Ameritrade stockholders vote “FOR” the approval and adoption of the merger agreement. See “TD Ameritrade Proposal I: Approval and Adoption of the Merger Agreement” and “The Merger—TD Ameritrade’s Reasons for the Merger; Recommendation of the Strategic Development Committee and the TD Ameritrade Board of Directors” beginning on pages 210 and 116, respectively, of this joint proxy statement/prospectus.

Q:	What is TD Ameritrade merger-related compensation and why am I being asked to consider and vote on it?

A:

The Securities and Exchange Commission, which is referred to in this joint proxy statement/prospectus as the SEC, has adopted rules that require TD Ameritrade to seek a non-binding, advisory vote on TD Ameritrade merger-related compensation. TD Ameritrade merger-related compensation is certain compensation that is tied to or based on the merger and that may be paid or become payable to TD Ameritrade’s named executive officers in connection with the merger contemplated by the merger agreement.

Q:	Does the TD Ameritrade board of directors recommend that TD Ameritrade stockholders approve the TD Ameritrade merger-related compensation proposal?

A:

Yes. The TD Ameritrade board of directors unanimously recommends that TD Ameritrade stockholders vote “FOR” the TD Ameritrade merger-related compensation proposal. See “TD Ameritrade Proposal II: Advisory Vote on TD Ameritrade Merger-Related Compensation” beginning on page 211 of this joint proxy statement/prospectus.

Q:	What happens if the TD Ameritrade merger-related compensation proposal is not approved?

A:

Approval of the TD Ameritrade merger-related compensation proposal is not a condition to the obligations of TD Ameritrade, Schwab or Merger Sub to complete the merger. The vote is a non-binding, advisory vote. If the merger agreement is approved and adopted and the merger is completed, the TD Ameritrade merger-related compensation will be payable to TD Ameritrade’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the TD Ameritrade merger-related compensation proposal.

Q:	Does the TD Ameritrade board of directors recommend that TD Ameritrade stockholders approve the TD Ameritrade adjournment proposal?

A:

Yes. The TD Ameritrade board of directors unanimously recommends that TD Ameritrade stockholders vote “FOR” the TD Ameritrade adjournment proposal. See “TD Ameritrade Proposal III: Approval of the TD Ameritrade Adjournment Proposal” beginning on page 212 of this joint proxy statement/prospectus.

Q:	Does the Schwab board of directors recommend that Schwab stockholders approve the share issuance and the Schwab charter amendment?

A:

Yes. The Schwab board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the share issuance and the Schwab charter amendment, are advisable and fair to, and in the best interests of, Schwab and the Schwab stockholders, and unanimously recommends that Schwab stockholders vote “FOR” the approval of the share issuance and “FOR” the approval of the Schwab charter amendment. See “Schwab Proposal I: Approval of the Share Issuance,” “Schwab Proposal II: Approval of the Schwab Charter Amendment” and “The Merger—Schwab’s Reasons for the Merger; Recommendation of the Schwab Board of Directors” beginning on pages 213, 214 and 122, respectively, of this joint proxy statement/prospectus.

Q:	Does the Schwab board of directors recommend that Schwab stockholders approve the Schwab adjournment proposal?

A:

Yes. The Schwab board of directors unanimously recommends that Schwab stockholders vote “FOR” the Schwab adjournment proposal. See “Schwab Proposal III: Approval of the Schwab Adjournment Proposal” beginning on page 215 of this joint proxy statement/prospectus.

Q:	What TD Ameritrade stockholder vote is required for the approval of each proposal at the TD Ameritrade special meeting, and what happens if I abstain?

A:	The following are the vote requirements for the TD Ameritrade proposals:

•

Approval and adoption of the merger agreement: The affirmative vote of (i) the holders of a majority of the shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting and (ii) the holders (other than TD Bank, the significant TD Ameritrade stockholders (as defined in this joint proxy statement/prospectus) and their respective affiliates) of a majority of the shares of TD Ameritrade common stock (other than shares of TD Ameritrade common stock held by TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) outstanding and entitled to vote at the TD Ameritrade special meeting is required to approve and adopt the merger agreement. Accordingly, a TD Ameritrade stockholder’s abstention from voting, the failure of a TD Ameritrade stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TD Ameritrade stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•

Approval of TD Ameritrade merger-related compensation: The affirmative vote of the holders of a majority of the total shares of TD Ameritrade common stock present at the TD Ameritrade special meeting via www.virtualshareholdermeeting.com/AMTD2020, which is referred to in this joint proxy statement/prospectus as the TD Ameritrade meeting website, or represented by proxy and voting on the matter at the TD Ameritrade special meeting, assuming a quorum is represented at the meeting, is required to approve, on a non-binding, advisory basis, the TD Ameritrade merger-related compensation proposal. Accordingly, assuming a quorum is present, a TD Ameritrade stockholder’s abstention from voting, the failure of a TD Ameritrade stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TD Ameritrade stockholder’s other failure to vote will have no effect on the TD Ameritrade merger-related compensation proposal.

•

Adjournment (if necessary): The affirmative vote of the holders of a majority of the total shares of TD Ameritrade common stock present at the TD Ameritrade special meeting via the TD Ameritrade meeting website or represented by proxy and voting on the matter at the TD Ameritrade special meeting, assuming a quorum is represented at the meeting, is required to approve the TD Ameritrade adjournment proposal. Accordingly, assuming a quorum is present, a TD Ameritrade stockholder’s abstention from voting, the failure of a TD Ameritrade stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TD Ameritrade stockholder’s other failure to vote will have no effect on the TD Ameritrade adjournment proposal.

Concurrently with the execution of the merger agreement, TD Bank and the significant TD Ameritrade stockholders each entered into a voting agreement with Schwab, which are referred to in this joint proxy statement/prospectus as the TD Bank voting agreement and the significant TD Ameritrade stockholders voting agreement, respectively, pursuant to which TD Bank and the significant TD Ameritrade stockholders have agreed to vote their shares of TD Ameritrade common stock in favor of the approval and adoption of the merger agreement and the approval of the TD Ameritrade adjournment proposal. As of the TD Ameritrade record date (as defined in this joint proxy statement/prospectus), these shares represent an aggregate of approximately 53.0% of the outstanding shares of TD Ameritrade common stock. The TD Bank voting agreement and the significant TD Ameritrade stockholders voting agreement may be terminated under certain circumstances. Copies of the TD Bank voting agreement and the significant TD Ameritrade stockholders voting agreement are attached as Annexes C and D, respectively, to this joint proxy statement/prospectus. For additional information, see “The Voting Agreements—The TD Bank Voting Agreement” and “The Voting Agreements—The Significant TD Ameritrade Stockholders Voting Agreement” beginning on pages 192 and 193, respectively, of this joint proxy statement/prospectus.

Q:	What Schwab stockholder vote is required for the approval of each proposal at the Schwab special meeting, and what happens if I abstain?

A:	The following are the vote requirements for the Schwab proposals:

•

Share issuance: Approval of the share issuance under the rules of the NYSE requires the affirmative vote of a majority of the votes cast at the Schwab special meeting by holders of shares of Schwab common stock. Under the current rules and interpretive guidance of the NYSE, an abstention is considered a vote cast for purposes of this vote. Approval of the share issuance under Schwab’s amended and restated bylaws, which are referred to in this joint proxy statement/prospectus as the Schwab bylaws, requires the affirmative vote of the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via www.schwabevents.com, which is referred to in this joint proxy statement/prospectus as the Schwab meeting website, or by proxy and entitled to vote at the Schwab special meeting, a quorum being present. Under either voting standard, an abstention from voting will have the same effect as a vote “AGAINST” the proposal. Also under either voting standard, assuming a quorum is present, the failure of a Schwab stockholder who holds his or her shares in

“street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Schwab stockholder’s other failure to vote will have no effect on the vote to approve the share issuance. Because the voting standard set forth in the Schwab bylaws is the same or greater than the voting standard set forth in the rules of the NYSE, the voting standard set forth in the Schwab bylaws is the applicable vote on the share issuance.

•

Schwab charter amendment: The affirmative vote of the holders of a majority of the shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting is required to approve the Schwab charter amendment. A Schwab stockholder’s abstention from voting, the failure of a Schwab stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Schwab stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the Schwab charter amendment.

•

Adjournment (if necessary): The affirmative vote of the holders of a majority of shares of Schwab common stock that are present at the Schwab special meeting via the Schwab meeting website or by proxy and entitled to vote at the Schwab special meeting, whether or not a quorum is present, is required to approve the Schwab adjournment proposal. Accordingly, a Schwab stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal. The failure of a Schwab stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Schwab stockholder’s other failure to vote will have no effect on the Schwab adjournment proposal.

Concurrently with the execution of the merger agreement, certain Schwab stockholders, who are referred to in this joint proxy statement/prospectus as the significant Schwab stockholders, entered into a voting agreement with TD Ameritrade, which is referred to in this joint proxy statement/prospectus as the significant Schwab stockholders voting agreement, pursuant to which they have agreed to vote their shares of Schwab common stock in favor of the approval of the share issuance, the Schwab charter amendment and the Schwab adjournment proposal. As of the Schwab record date, these shares represent an aggregate of approximately 10.2% of the outstanding shares of Schwab common stock. The significant Schwab stockholders voting agreement may be terminated under certain circumstances. A copy of the significant Schwab stockholders voting agreement is attached as Annex E to this joint proxy statement/prospectus. For additional information, see “The Voting Agreements—The Significant Schwab Stockholders Voting Agreement” beginning on page 194 of this joint proxy statement/prospectus.

Q:	What constitutes a quorum for the TD Ameritrade special meeting?

A:

TD Ameritrade’s by-laws provide that the holders of a majority of the voting power of all outstanding shares of capital stock of TD Ameritrade entitled to vote, present via the TD Ameritrade meeting website or represented by proxy will constitute a quorum for the transaction of business at the TD Ameritrade special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the TD Ameritrade special meeting. Shares of TD Ameritrade common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and shares of TD Ameritrade common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the TD Ameritrade special meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the Schwab special meeting?

A:

The Schwab bylaws provide that the holders of a majority in voting interest of the outstanding shares of Schwab common stock entitled to vote, present via the Schwab meeting website or by proxy will constitute a quorum for the transaction of business at the Schwab special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Schwab special meeting. Shares of Schwab common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and shares of Schwab common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Schwab special meeting for the purpose of determining the presence of a quorum.

Q:	Who is entitled to vote at the TD Ameritrade special meeting, and how many votes does each holder of TD Ameritrade common stock have?

A:

All holders of TD Ameritrade common stock who held shares at the close of business on April 27, 2020, which is referred to in this joint proxy statement/prospectus as the TD Ameritrade record date, are entitled to receive notice of, and to vote at, the TD Ameritrade special meeting or any adjournment or postponement thereof, provided that those shares remain outstanding on the date of the TD Ameritrade special meeting. As of the close of business on the TD Ameritrade record date, there were 540,924,139 shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting. Each holder of TD Ameritrade common stock is entitled to one vote on each proposal to be considered at the TD Ameritrade special meeting for each share of TD Ameritrade common stock owned at the TD Ameritrade record date.

Q:	Who is entitled to vote at the Schwab special meeting, and how many votes does each holder of Schwab common stock have?

A:

All holders of Schwab common stock who held shares at the close of business on April 27, 2020, which is referred to in this joint proxy statement/prospectus as the Schwab record date, are entitled to receive notice of, attend and vote at the Schwab special meeting or any adjournment or postponement thereof, provided that those shares remain outstanding on the date of the Schwab special meeting. As of the close of business on the Schwab record date, there were 1,287,384,423 shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting. Each holder of Schwab common stock is entitled to one vote on each proposal to be considered at the Schwab special meeting for each share of Schwab common stock owned at the Schwab record date.

Q:	What if I hold shares in both TD Ameritrade and Schwab?

A:

If you are both a TD Ameritrade stockholder and a Schwab stockholder, you will receive separate packages of proxy materials from each company. A vote as a TD Ameritrade stockholder for the approval and adoption of the merger agreement will not constitute a vote as a Schwab stockholder to approve the share issuance or the Schwab charter amendment, or vice versa. Therefore, please sign, date, mark and return all proxy cards and/or voting instructions that you receive from TD Ameritrade or Schwab, or submit them over the Internet or by telephone.

Q:	When and where is the TD Ameritrade special meeting?

A:

The TD Ameritrade special meeting will be held exclusively online via live audio webcast on June 4, 2020, at 2:00 p.m., Eastern time. Due to public health concerns regarding the coronavirus (COVID-19) and the importance of ensuring the health and safety of TD Ameritrade’s directors, officers, employees and stockholders, there will not be a physical meeting location, and TD Ameritrade stockholders will not be able to attend the TD Ameritrade special meeting in person. The TD Ameritrade special meeting can be accessed by visiting the TD Ameritrade meeting website, where TD Ameritrade stockholders will be able to listen to the meeting, submit questions and vote online. TD Ameritrade stockholders will need the 16-digit control number included on your proxy card or voting instruction form to join the TD Ameritrade special meeting.

Q:	When and where is the Schwab special meeting?

A:

The Schwab special meeting will be held virtually via the Internet on June 4, 2020, at 11:00 a.m., Pacific time. Schwab has elected to hold the Schwab special meeting solely via the Internet and not in a physical location given the public health impact of coronavirus (COVID-19) and Schwab’s desire to promote the health and safety of Schwab stockholders, and Schwab’s directors, officers, employees and other constituents. Schwab stockholders must register in advance by June 2, 2020, at 5:00 p.m., Pacific time, to attend the Schwab special meeting virtually via the Internet.

Q:	What do I need in order to vote and ask questions at the Schwab special meeting?

A:

To attend the Schwab special meeting, Schwab stockholders must register in advance at www.schwabevents.com/corporation by June 2, 2020, at 5:00 p.m., Pacific time. Schwab stockholders who register in advance will receive information on how to access the Schwab special meeting. During the meeting, Schwab stockholders may submit questions and vote their shares. Shares previously voted do not need to be voted again unless the shareholder intends to change or revoke the prior vote.

In order to vote at the meeting, a beneficial owner that holds Schwab shares in “street name” (through a bank, broker or other nominee) must obtain a legal proxy from its bank, broker or other nominee. Each such beneficial owner must fax or email a scan or image of the legal proxy to Schwab’s transfer agent, Equiniti Trust Company, at 651-450-4078 or EQSS-ProxyTabulation@equiniti.com, no later than June 2, 2020, at 5:00 p.m., Central time. Please note that the voting instruction form you received with this joint proxy statement/prospectus as a beneficial owner that holds Schwab shares in “street name” is not a legal proxy. Issuance of the legal proxy will invalidate any prior voting instructions you have given to your bank, broker or other nominee and will prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf.

Q:	How do I vote my shares at the TD Ameritrade special meeting?

A:	Voting of Proxies by Holders of Record

If you were the record holder of shares of TD Ameritrade common stock as of the TD Ameritrade record date, you may submit your proxy to vote such shares via the Internet, by telephone or by mail. If you hold shares through the TD Ameritrade 401(k) Plan (as defined in this joint proxy statement/prospectus), see “The TD Ameritrade Special Meeting—Voting Your Shares Held through the TD Ameritrade 401(k) Plan by Proxy” beginning on page 96 of this joint proxy statement/prospectus for information regarding how to vote your shares held under the TD Ameritrade 401(k) Plan.

Voting via the Internet or by Telephone

•

To submit your proxy via the Internet, go to the website listed on your enclosed TD Ameritrade proxy card. Have your TD Ameritrade proxy card in hand when you access the website and follow the instructions to vote your shares of TD Ameritrade common stock.

•	To submit your proxy by telephone, call 1-800-690-6903. Have your TD Ameritrade proxy card in hand when you call and follow the instructions to vote your shares of TD Ameritrade common stock.

•	If you vote via the Internet or by telephone, you must do so no later than 11:59 p.m., Eastern time, on June 3, 2020.

Voting by Mail

As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

•

To submit your proxy by mail, simply mark your TD Ameritrade proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed TD Ameritrade proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•	If you vote by mail, your TD Ameritrade proxy card must be received no later than June 3, 2020.

Please carefully consider the information contained in this joint proxy statement/prospectus and, whether or not you plan to attend the TD Ameritrade special meeting, vote via the Internet, by telephone or by mail so that your shares of TD Ameritrade common stock will be voted in accordance with your wishes even if you later decide not to attend the TD Ameritrade special meeting.

We encourage you to register your vote via the Internet or by telephone. If you attend the TD Ameritrade special meeting, you may also submit your vote at the TD Ameritrade special meeting via the TD Ameritrade meeting website, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the TD Ameritrade special meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the TD Ameritrade special meeting, your shares of TD Ameritrade common stock will be voted at the TD Ameritrade special meeting in the manner set forth in this joint proxy statement/prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 p.m., Eastern time, on June 3, 2020, or Broadridge Financial Solutions, Inc. must receive your paper proxy card by mail no later than June 3, 2020.

Voting of Shares Held in Street Name

If your shares of TD Ameritrade common stock are held in an account at a broker, bank, nominee or other holder of record (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, nominee or other holder of record. You may not vote shares held in street name by returning a TD Ameritrade proxy card directly to TD Ameritrade unless you provide a “legal proxy,” which you must obtain from your broker, bank, nominee or other holder of record. See “The TD Ameritrade Special Meeting—Voting of Shares Held in Street Name” beginning on page 96 of this joint proxy statement/prospectus.

Q:	If my shares of TD Ameritrade common stock are held in “street name,” will my broker, bank, nominee or other holder of record automatically vote my shares for me?

A:

No. If your shares of TD Ameritrade common stock are held in “street name,” you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Your broker, bank, nominee or other holder of record will vote your shares of TD Ameritrade common stock only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus.

Q:	How will my shares of TD Ameritrade common stock be represented at the TD Ameritrade special meeting, and what will happen if I return my proxy card without indicating how to vote?

A:

All properly signed proxies that are timely received and that are not revoked will be voted at the TD Ameritrade special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the TD Ameritrade board of directors.

Q:	Where do I find the voting results of the TD Ameritrade special meeting?

A:

TD Ameritrade will announce preliminary voting results at the TD Ameritrade special meeting. TD Ameritrade will announce the final results on a Form 8-K following the TD Ameritrade special meeting. You may access a copy electronically on TD Ameritrade’s website at www.amtd.com/investor-relations by clicking on “SEC Filings” or through the SEC’s electronic data system at www.sec.gov.

Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Q:	How do I vote my shares at the Schwab special meeting?

A:	Via the Internet or by Telephone

If you hold shares of Schwab common stock directly in your name as a stockholder of record, you may vote via the Internet or by telephone by following the instructions provided on your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Central time, on June 3, 2020.

If you hold shares of Schwab common stock in “street name” through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the instructions on your voting instruction form provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold shares of Schwab common stock directly in your name as a stockholder of record, you will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided or return it to Schwab’s transfer agent, Equiniti Trust Company. You must mail your proxy card so that Schwab’s transfer agent receives it no later than June 3, 2020.

If you hold shares of Schwab common stock in “street name” through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares of Schwab common stock.

Virtually During Meeting

If you hold shares of Schwab common stock directly in your name as a stockholder of record and have registered in advance to attend the Schwab special meeting, you may vote at the Schwab special meeting via the Schwab meeting website. Stockholders of record also may be represented by another person at the Schwab special meeting by executing a proper proxy designating that person and having that proper proxy be delivered to Schwab’s transfer agent, Equiniti Trust Company, by fax to 651-450-4078 or email to EQSS-ProxyTabulation@equiniti.com.

If you hold shares of Schwab common stock in “street name” through a broker, bank, nominee or other holder of record, you must obtain a written legal proxy from that institution and must fax or email a scan or image of the legal proxy to Schwab’s transfer agent, Equiniti Trust Company, by fax to 651-450-4078 or email to EQSS-ProxyTabulation@equiniti.com by June 2, 2020 at 5:00 p.m., Central time, to be able to vote at the Schwab special meeting via the Schwab meeting website. To request a legal proxy, please contact your broker, bank, nominee or other holder of record. Please note that the voting instruction form you received with this joint proxy statement/prospectus as a beneficial owner that holds Schwab shares in “street name” is not a legal proxy. Issuance of the legal proxy will invalidate any prior voting instructions you have given to your bank, broker or other nominee and will prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf.

Please carefully consider the information contained in this joint proxy statement/prospectus and, whether or not you plan to attend the Schwab special meeting, submit your proxy via the Internet, by telephone or by mail so that your shares of Schwab common stock will be voted in accordance with your wishes even if you later decide not to attend the Schwab special meeting.

When a stockholder of record submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. We encourage you to submit your proxy via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the Schwab special meeting, you may also submit your vote via the Schwab meeting website, in which case any proxies that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the Schwab special meeting. To vote via the Schwab meeting website at the Schwab special meeting, beneficial owners who hold shares of Schwab common stock in “street name” through a broker, bank, nominee or other holder of record will need to contact the broker, bank, nominee or other holder of record to obtain a legal proxy to deliver to Schwab’s transfer agent. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Schwab special meeting, your shares of Schwab common stock will be voted at the Schwab special meeting in the manner set forth in this joint proxy statement/prospectus or as otherwise specified by you. Again, you may submit your proxy via the Internet or by telephone until 11:59 p.m., Central time, on June 3, 2020, or Schwab’s transfer agent must receive your paper proxy card by mail no later than June 3, 2020. Your attendance at the Schwab special meeting alone will not revoke any proxy previously given.

Q:	If my shares of Schwab common stock are held in “street name,” will my broker, bank, nominee or other holder of record automatically vote my shares for me?

A:

No. If your shares of Schwab common stock are held in “street name,” you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Your broker, bank, nominee or other holder of record will vote your shares of Schwab common stock only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus.

Q:	How will my shares of Schwab common stock be represented at the Schwab special meeting, and what will happen if I return my proxy card without indicating how to vote?

A:

If you submit your proxy via the Internet, by telephone or by mail, the officers named on your proxy card will vote your shares of Schwab common stock in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how to vote on any particular proposal, the shares of Schwab common stock represented by your proxy will be voted in favor of that proposal.

Q:	What is the effect of not submitting my proxy if my shares of Schwab common stock are held in a retirement plan?

A:

A trustee under a retirement plan may be able to vote a participant’s unvoted shares of Schwab common stock. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the trustee, under certain circumstances, can vote your shares of Schwab common stock. Specifically, the trustee will vote shares of Schwab common stock you hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the trustee does not receive voting instructions from you. The trustee will vote your unvoted shares of Schwab common stock held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares of Schwab common stock held under the ESOP component of the overall plan.

Q:	Where do I find the voting results of the Schwab special meeting?

A:

Schwab will announce preliminary voting results at the Schwab special meeting. Schwab will announce the final results on a Form 8-K following the Schwab special meeting. You may access a copy electronically on Schwab’s website at www.aboutschwab.com/investor-relations by clicking on “Financial Reports & Presentations” or through the SEC’s electronic data system at www.sec.gov. You also may obtain a copy by contacting investor.relations@schwab.com.

Voting results are tabulated and certified by Schwab’s transfer agent, Equiniti Trust Company.

Q:	Who may attend the TD Ameritrade special meeting?

A:

You or your authorized proxy may attend the TD Ameritrade special meeting if you were a registered or beneficial owner of TD Ameritrade common stock as of the TD Ameritrade record date. The TD Ameritrade special meeting can be accessed by visiting the TD Ameritrade meeting website, where you will be able to listen to the meeting, submit questions and vote online. In order to be able to enter the TD Ameritrade special meeting, you will need the 16-digit control number, which is included on your proxy card if you are a stockholder of record or included with your voting instruction form provided by your broker, bank, nominee or other holder of record if you hold your shares of TD Ameritrade common stock in “street name.” The agenda and rules of conduct for the TD Ameritrade special meeting are posted at the TD Ameritrade special meeting website.

See “The TD Ameritrade Special Meeting—Attendance at the TD Ameritrade Special Meeting and Voting Online” beginning on page 97 of this joint proxy statement/prospectus for additional information on how to attend, and procedures related to, the TD Ameritrade special meeting.

Q:	How do I submit a question at the TD Ameritrade special meeting?

A:

You may submit questions in advance of the TD Ameritrade special meeting by emailing your question, along with proof of stock ownership, to corporatesecretary@tdameritrade.com. You may also submit questions during the live audio webcast of the TD Ameritrade special meeting. The agenda and rules of conduct for the TD Ameritrade special meeting are posted at the TD Ameritrade special meeting website.

Q:	Who may attend the Schwab special meeting?

A:	Only Schwab stockholders as of the Schwab record date, or their authorized representatives, may attend the Schwab special meeting via the Schwab meeting website.

If you are a beneficial owner of shares of Schwab common stock held in “street name” by a broker, bank, nominee or other holder of record at the Schwab record date, and you want to vote your shares of Schwab common stock held in “street name” via the Schwab meeting website at the Schwab special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

Q:	Is my vote important?

A:

Yes, your vote is very important. The approval and adoption of the merger agreement by the TD Ameritrade stockholders, and the approval of the share issuance and the Schwab charter amendment by the Schwab stockholders, are conditions to the obligations of Schwab, Merger Sub and TD Ameritrade to complete the merger.

For TD Ameritrade stockholders, an abstention or failure to vote will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. In addition, if a TD Ameritrade stockholder holds shares of TD Ameritrade common stock in “street name” through a broker, bank, nominee or other holder of record and does not give voting instructions to that broker, bank, nominee or other holder of record, that broker, bank, nominee or other holder of record will not be able to vote the shares on the approval and adoption of the merger agreement, and such failure to give those instructions will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

The TD Ameritrade board of directors unanimously recommends that TD Ameritrade stockholders vote “FOR” the approval and adoption of the merger agreement.

For Schwab stockholders, an abstention will have the same effect as a vote “AGAINST” the share issuance.

For Schwab stockholders, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Schwab charter amendment. In addition, if a Schwab stockholder holds shares of Schwab common stock in “street name” through a broker, bank, nominee or other holder of record and does not give voting instructions to that broker, bank, nominee or other holder of record, that broker, bank, nominee or other holder of record will not be able to vote the shares on the Schwab charter amendment, and such failure to give those instructions will have the same effect as a vote “AGAINST” the Schwab charter amendment.

The Schwab board of directors unanimously recommends that Schwab stockholders vote “FOR” the approval of the share issuance and “FOR” the approval of the Schwab charter amendment.

Q.	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote before your proxy is voted at the applicable special meeting.

If you are a stockholder of record at the TD Ameritrade record date or the Schwab record date, as applicable, you can revoke your proxy or change your vote by:

•	sending a signed notice that bears a date later than the date of the proxy you want to revoke stating that you revoke your proxy:

•

if you are a TD Ameritrade stockholder, to TD Ameritrade’s Investor Relations Department (at TD Ameritrade’s executive offices at 200 South 108th Avenue, Omaha, Nebraska 68154, Attention: Investor Relations). TD Ameritrade’s Investor Relations Department must receive your proxy card no later than June 3, 2020; or

•

if you are a Schwab stockholder, to EQ Shareowner Services, PO Box 64859, St. Paul, MN 55164. Equiniti Trust Company must receive your proxy card no later than 11:59 p.m., Central time, on June 3, 2020; or

•

submitting a valid, later-dated proxy by mail that is received no later than June 3, 2020, if you are a TD Ameritrade stockholder, or no later than June 3, 2020, if you are a Schwab stockholder, or via the Internet or by telephone before 11:59 p.m., Eastern time, on June 3, 2020, if you are a TD Ameritrade stockholder, or before 11:59 p.m., Central time, on June 3, 2020, if you are a Schwab stockholder; or

•

attending the applicable special meeting (or, if the applicable special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting via the Schwab meeting website or the TD Ameritrade meeting website, as applicable, which will automatically cancel any proxy previously given, or revoking your proxy online at the TD Ameritrade meeting website or by contacting Schwab’s transfer agent, as applicable, but your attendance alone will not revoke any proxy previously given.

If you hold your shares of TD Ameritrade common stock in “street name” through a broker, bank, nominee or other holder of record, you must contact your broker, bank, nominee or other holder of record to change your vote.

Q:	What happens if I sell my shares of TD Ameritrade common stock after the TD Ameritrade record date but before the TD Ameritrade special meeting?

A:

The TD Ameritrade record date is earlier than the date of the TD Ameritrade special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of TD

Ameritrade common stock after the TD Ameritrade record date but before the date of the TD Ameritrade special meeting, you will retain your right to vote at the TD Ameritrade special meeting. However, you will not have the right to receive the merger consideration to be received by TD Ameritrade stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What happens if I sell my shares of Schwab common stock after the Schwab record date but before the Schwab special meeting?

A:

The Schwab record date is earlier than the date of the Schwab special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Schwab common stock after the Schwab record date but before the date of the Schwab special meeting, you will retain your right to vote at the Schwab special meeting.

Q:	What do I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. In addition, if you are a holder of shares of both Schwab common stock and TD Ameritrade common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	Is the completion of the merger subject to any conditions?

A

Yes. Schwab and TD Ameritrade are not required to complete the merger unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include, among others, the approval and adoption of the merger agreement by (i) the holders of a majority of the shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting and (ii) the holders (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of a majority of the shares of TD Ameritrade common stock (other than shares of TD Ameritrade common stock held by TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) outstanding and entitled to vote at the TD Ameritrade special meeting (which condition may not be waived), the approval of the share issuance and the Schwab charter amendment by Schwab stockholders, the expiration or termination of any applicable waiting period, or any extension thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this joint proxy statement/prospectus as the HSR Act and receipt of the noncontrol determinations (as defined in this joint proxy statement/prospectus). For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 166 of this joint proxy statement/prospectus.

Q:	When do Schwab and TD Ameritrade expect to complete the merger?

A:

As of the date of this joint proxy statement/prospectus, Schwab and TD Ameritrade expect to complete the merger in the second half of 2020 due to the parties’ current expectations regarding the timing of certain regulatory approvals, subject to satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to the parties’ obligations to complete the merger. However, no assurance can be given as to when, or if, the merger will be completed.

Q:	Is the transaction expected to be taxable to U.S. TD Ameritrade stockholders?

A:

The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes if certain conditions are met. Schwab and TD Ameritrade currently expect those conditions to be met and to report the merger as qualifying as a reorganization for U.S. federal income tax purposes. In addition, each of Schwab and TD Ameritrade has agreed to use its reasonable best efforts (i) to cause the merger to qualify as a reorganization for U.S. federal income tax purposes and (ii) not to, and not to permit or cause any of their respective subsidiaries or affiliates to, take or cause to be taken any action reasonably likely to cause the merger to fail to qualify as a reorganization for U.S. federal income tax purposes. However, the qualification of the merger as a reorganization depends on numerous facts and circumstances, some of which are not known as of the date of this joint proxy statement/prospectus and are outside of the parties’ control. Accordingly, there can be no assurance that the merger will qualify as a reorganization for U.S. federal income tax purposes. The receipt of an opinion from counsel on the qualification of the merger as a reorganization for U.S. federal income tax purposes is not a condition to either party’s obligation to complete the merger, and Schwab and TD Ameritrade have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. Even if Schwab and TD Ameritrade report the merger as qualifying as a reorganization, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to the position taken by Schwab and TD Ameritrade.

If the merger qualifies as a reorganization, U.S. holders of shares of TD Ameritrade common stock will generally not be subject to U.S. federal income tax as a result of the exchange of their shares of TD Ameritrade common stock for shares of Schwab common stock (except in connection with cash received in lieu of a fractional share of Schwab common stock) in the merger. If, on the other hand, the merger did not qualify as a reorganization, the merger generally would be a taxable transaction to U.S. holders of shares of TD Ameritrade common stock, and such holders would generally recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the value of the Schwab common stock received in the merger plus the amount of any cash received instead of fractional shares of Schwab common stock and (ii) such holder’s adjusted tax basis in the shares of TD Ameritrade common stock exchanged in the merger.

You should be aware that the federal income tax consequences described above may not apply to all holders of TD Ameritrade common stock. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

For a more complete discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 187 of this joint proxy statement/prospectus.

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. Then, please vote your shares of Schwab common stock or TD Ameritrade common stock, as applicable, which you may do by:

•	signing, dating, marking and returning the enclosed proxy card or voting instruction form in the accompanying postage-paid return envelope;

•	submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card or voting instruction form; or

•	attending the applicable special meeting and voting by ballot via the Schwab meeting website or the TD Ameritrade meeting website, as applicable.

If you hold shares in “street name” through a broker, bank, nominee or other holder of record, please instruct your broker, bank, nominee or other holder of record to vote your shares by following the instructions that the broker, bank, nominee or other holder of record provides to you with these materials.

See “—How will my shares of TD Ameritrade common stock be represented at the TD Ameritrade special meeting, and what will happen if I return my proxy card without indicating how to vote?” beginning on page 11 of this joint proxy statement/prospectus and “—How will my shares of Schwab common stock be represented at the Schwab special meeting, and what will happen if I return my proxy card without indicating how to vote?” beginning on page 13 of this joint proxy statement/prospectus.

Q:	Should I send in my TD Ameritrade stock certificates now?

A:

No. TD Ameritrade stockholders should not send in their stock certificates at this time. After completion of the merger, Schwab’s exchange agent, Equiniti Trust Company, will send you a letter of transmittal and instructions for exchanging your shares of TD Ameritrade common stock for the merger consideration. The shares of Schwab common stock you receive in the merger will be issued in book-entry form and physical certificates will not be issued. See “The Merger Agreement—Procedures for Surrendering TD Ameritrade Stock Certificates” beginning on page 164 of this joint proxy statement/prospectus.

Q:	How will outstanding TD Ameritrade equity awards be treated in connection with the merger?

A:

Upon the completion of the merger, each outstanding option to purchase shares of TD Ameritrade common stock, which is referred to in this joint proxy statement/prospectus as a TD Ameritrade option, restricted stock unit with respect to TD Ameritrade common stock (other than those granted under the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan), which is referred to in this joint proxy statement/prospectus as a TD Ameritrade RSU, and restricted stock unit award with respect to TD Ameritrade common stock that is eligible to vest based on achievement of performance goals, which is referred to in this joint proxy statement/prospectus as a TD Ameritrade PSU, will be converted into an option or restricted stock unit, as applicable, with respect to shares of Schwab common stock, after giving effect to the exchange ratio (as defined in this joint proxy statement/prospectus). In the case of TD Ameritrade options, the per share option exercise price of each TD Ameritrade option will be divided by the exchange ratio to determine the per share exercise price of each new award. Such converted options and restricted stock units will otherwise be subject to the same terms and conditions as were applicable immediately prior to completion of the merger, with the exception that each converted TD Ameritrade PSU will solely be subject to service-based vesting conditions and the number of shares of Schwab common stock subject to such converted award will be determined based on the number of shares of TD Ameritrade common stock that would have been earned by the TD Ameritrade PSU immediately prior to the completion of the merger determined based on the greater of the actual or target level of achievement of the applicable performance goals.

Upon the completion of the merger, each restricted stock unit with respect to TD Ameritrade common stock granted under the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan, which is referred to in this joint proxy statement/prospectus as a TD Ameritrade director RSU, will vest, if unvested, and will be cancelled and converted into the right to receive the merger consideration as if such TD Ameritrade director RSU had been settled in shares of TD Ameritrade common stock immediately prior to the completion of the merger.

See “The Merger Agreement—Treatment of TD Ameritrade Equity Awards” beginning on page 165 of this joint proxy statement/prospectus for further information of the treatment of TD Ameritrade options, TD Ameritrade RSUs, TD Ameritrade PSUs and TD Ameritrade director RSUs as a result of the merger.

Q:	Are TD Ameritrade stockholders entitled to appraisal rights?

A:

No. TD Ameritrade stockholders do not have dissenters’ or appraisal rights with respect to the merger. See “The Merger—No Appraisal Rights” beginning on page 159 of this joint proxy statement/prospectus.

Q:	Will I continue to receive dividends?

A: Under the merger agreement, each of Schwab and TD Ameritrade is permitted to continue to declare and pay regular quarterly cash dividends. Schwab and TD Ameritrade have agreed to coordinate with the other regarding the declaration and payment of dividends in respect of Schwab common stock and TD Ameritrade common stock and the record dates and payment dates relating thereto. As contemplated by the merger agreement, any holder of Schwab common stock and TD Ameritrade common stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of TD Ameritrade common stock, on the one hand, and shares of Schwab common stock any holder of TD Ameritrade common stock receives pursuant to the merger, on the other. See “Comparative Per Share Market Price and Dividend Information” beginning on page 51 of this joint proxy statement/prospectus.

Q:	If I am a TD Ameritrade stockholder, whom should I call with questions?

A:

If you have any questions about the merger or the TD Ameritrade special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: (877) 456-3422

Banks and Brokers Call Collect: (212) 750-5833

or

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Attention: Investor Relations

Telephone: (402) 597-8464

Q:	If I am a Schwab stockholder, whom should I call with questions?

A:

If you have any questions about the merger or the Schwab special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Telephone Toll Free: (800) 884-5101

Email: schw@dfking.com

or

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

Attention: Investor Relations

Telephone: (415) 667-7000

Email: investor.relations@schwab.com

Q:	Where can I find more information about TD Ameritrade and Schwab?

A:

You can find more information about TD Ameritrade and Schwab from the various sources described under the heading “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire joint proxy statement/prospectus and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus in order to fully understand the merger agreement and the merger. See “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See Page 84)

The Charles Schwab Corporation

Schwab is a savings and loan holding company, headquartered in San Francisco, California. Schwab was incorporated in the State of Delaware in 1986 and engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody, and financial advisory services. At December 31, 2019, Schwab had $4.04 trillion in client assets, 12.3 million active brokerage accounts, 1.7 million corporate retirement plan participants, and 1.4 million banking accounts.

Principal business subsidiaries of Schwab include the following:

•

Charles Schwab & Co., Inc., incorporated in 1971, a securities broker-dealer with over 360 domestic branch offices in 48 states, as well as a branch in the Commonwealth of Puerto Rico. In addition, Schwab serves clients through branch offices in the United Kingdom (U.K.) and Hong Kong through other subsidiaries of Schwab;

•	Charles Schwab Bank, Schwab’s principal banking entity; and

•	Charles Schwab Investment Management, Inc., the investment advisor for Schwab’s proprietary mutual funds (Schwab Funds®) and Schwab’s exchange-traded funds (Schwab ETFsTM).

Schwab provides financial services to individuals and institutional clients through two segments – Investor Services and Advisor Services. The Investor Services segment provides retail brokerage and banking services to individual investors, and retirement plan services, as well as other corporate brokerage services, to businesses and their employees. The Advisor Services segment provides custodial, trading, banking, and support services, as well as retirement business services, to independent registered investment advisors, which are referred to in this joint proxy statement/prospectus as RIAs, independent retirement advisors, and recordkeepers.

Schwab was incorporated in the State of Delaware on November 25, 1986. The principal trading market for Schwab common stock (NYSE: SCHW) is the NYSE. The principal executive offices of Schwab are located at 211 Main Street, San Francisco, California 94105; its telephone number is (415) 667-7000; and its website is www.schwab.com.

This joint proxy statement/prospectus incorporates important business and financial information about Schwab from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus.

TD Ameritrade Holding Corporation

TD Ameritrade is a leading provider of securities brokerage services and related technology-based financial services to retail clients and RIAs. TD Ameritrade provides services to individual retail investors and traders and to RIAs predominantly through the Internet, a national branch network and relationships with RIAs. TD Ameritrade uses its platform to offer brokerage services to retail investors and traders under a simple, low cost structure and brokerage custodial services to RIAs.

TD Ameritrade has been an innovator in electronic brokerage services since entering the retail securities brokerage business in 1975. TD Ameritrade believes that it was the first brokerage firm to offer the following products and services to retail clients: touch-tone trading; trading over the Internet; mobile trading; unlimited, streaming, free real-time quotes; extended trading hours; direct access to market destinations; commitment on the speed of order execution; and trading of select securities 24 hours a day, five days a week. Over the years the number of brokerage accounts, RIA relationships, average daily trading volume and total assets in client accounts have substantially increased. TD Ameritrade has also built, and continues to invest in, a proprietary trade processing platform that is both cost-efficient and highly scalable, significantly lowering its operating costs per trade. In addition, TD Ameritrade has made significant investments in building the TD Ameritrade brand.

TD Ameritrade was originally incorporated in the State of Delaware on April 1, 2002. The principal trading market for TD Ameritrade common stock (NASDAQ: AMTD) is NASDAQ. TD Ameritrade’s principal executive offices are located at 200 South 108th Avenue, Omaha, Nebraska 68154; its telephone number is (800) 669-3900; and its website is www.tdameritrade.com.

This joint proxy statement/prospectus incorporates important business and financial information about TD Ameritrade from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus.

Americano Acquisition Corp.

Americano Acquisition Corp., which is referred to in this joint proxy statement/prospectus as Merger Sub, is a wholly owned subsidiary of Schwab. Merger Sub was formed solely for the purpose of completing the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Merger Sub was incorporated in the State of Delaware on November 19, 2019. The principal executive offices of Merger Sub are located at 211 Main Street, San Francisco, California 94105, and its telephone number is (415) 667-7000.

The Merger (See Page 100)

Schwab, Merger Sub and TD Ameritrade have entered into the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with applicable law, Merger Sub will be merged with and into TD Ameritrade, with TD Ameritrade continuing as the surviving corporation. Upon completion of the merger, TD Ameritrade will be a wholly owned subsidiary of Schwab, and TD Ameritrade common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this joint proxy statement/prospectus as the Exchange Act.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

The following diagrams illustrate in simplified terms the current structure of Schwab and TD Ameritrade, the merger and the structure of the combined company following the consummation of the merger.

Simplified Structure Prior to the Merger

The Merger

Simplified Structure Immediately Following the Merger

*

Represents anticipated ownership percentages of the outstanding Schwab common shares, which are based on the number of shares of TD Ameritrade common stock outstanding as of April 27, 2020 and the number of shares of Schwab common stock outstanding as of April 27, 2020.

#

The Toronto-Dominion Bank and its affiliates will receive Schwab common stock only up to a maximum of the voting limitation percentage (as defined in this joint proxy statement/prospectus) of the Schwab common stock (including any other shares of Schwab common stock then owned by The Toronto-Dominion Bank and its affiliates) and will otherwise receive shares of Schwab nonvoting common stock.

The TD Ameritrade Special Meeting (See Page 92)

Meeting. The TD Ameritrade special meeting will be held exclusively online via live audio webcast on June 4, 2020, at 2:00 p.m., Eastern time. Due to public health concerns regarding the coronavirus (COVID-19) and the importance of ensuring the health and safety of TD Ameritrade’s directors, officers, employees and stockholders, there will not be a physical meeting location, and TD Ameritrade stockholders will not be able to attend the TD Ameritrade special meeting in person. The TD Ameritrade special meeting can be accessed by visiting the TD Ameritrade meeting website at www.virtualshareholdermeeting.com/AMTD2020, where TD Ameritrade stockholders will be able to listen to the meeting, submit questions and vote online. TD Ameritrade stockholders will need the 16-digit control number included on your proxy card or voting instruction form to join the TD Ameritrade special meeting. At the TD Ameritrade special meeting, TD Ameritrade stockholders will be asked to consider and vote on the following:

•	to approve and adopt the merger agreement;

•	to approve, on a non-binding, advisory basis, the TD Ameritrade merger-related compensation proposal; and

•	to approve the TD Ameritrade adjournment proposal.

Record Date. The TD Ameritrade board of directors has fixed the close of business on April 27, 2020 as the record date for the determination of the TD Ameritrade stockholders entitled to vote at the TD Ameritrade special meeting or any adjournment or postponement of the TD Ameritrade special meeting. Only holders of record of TD Ameritrade common stock as of the close of business on the TD Ameritrade record date are entitled to receive notice of, and to vote at, the TD Ameritrade special meeting or any adjournment or postponement thereof. As of the close of business on the TD Ameritrade record date, there were 540,924,139 shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting, held by approximately 573 holders of record.

Quorum. TD Ameritrade’s by-laws provide that the holders of a majority of the voting power of all outstanding shares of capital stock of TD Ameritrade entitled to vote, present via the TD Ameritrade meeting website or represented by proxy, will constitute a quorum for the transaction of business at the TD Ameritrade special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the TD Ameritrade special meeting. Shares of TD Ameritrade common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and shares of TD Ameritrade common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the TD Ameritrade special meeting for the purpose of determining the presence of a quorum. Failure of a quorum to be present at the TD Ameritrade special meeting will necessitate an adjournment or postponement of the meeting and will subject TD Ameritrade to additional expense.

Required Vote. Approval and adoption of the merger agreement requires the affirmative vote of (i) the holders of a majority of the shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting and (ii) the holders (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of a majority of the shares of TD Ameritrade common stock (other than shares of TD Ameritrade common stock held by TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) outstanding and entitled to vote at the TD Ameritrade special meeting. Accordingly, a TD Ameritrade stockholder’s abstention from voting, the failure of a TD Ameritrade stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TD Ameritrade stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. TD Ameritrade cannot complete the merger unless TD Ameritrade stockholders approve and adopt the merger agreement.

To approve, on a non-binding, advisory basis, the TD Ameritrade merger-related compensation proposal, the affirmative vote of the holders of a majority of the total shares of TD Ameritrade common stock present at the TD Ameritrade special meeting via the TD Ameritrade meeting website or represented by proxy and voting on the matter at the TD Ameritrade special meeting, assuming a quorum is represented at the meeting, is required. Accordingly, assuming a quorum is present, a TD Ameritrade stockholder’s abstention from voting, the failure of a TD Ameritrade stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TD Ameritrade stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the TD Ameritrade merger-related compensation proposal.

To approve the TD Ameritrade adjournment proposal, the affirmative vote of the holders of a majority of the total shares of TD Ameritrade common stock present at the TD Ameritrade special meeting via the TD Ameritrade meeting website or represented by proxy and voting on the matter at the TD Ameritrade special meeting, assuming a quorum is represented at the meeting, is required. Accordingly, assuming a quorum is present, a TD Ameritrade stockholder’s abstention from voting, the failure of a TD Ameritrade stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TD Ameritrade stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the TD Ameritrade adjournment proposal.

Stock Ownership of and Voting by TD Ameritrade’s Directors and Executive Officers. As of the close of business on April 27, 2020, the TD Ameritrade record date, TD Ameritrade’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 942,031 shares of TD Ameritrade common stock, or approximately 0.17% of the shares of TD Ameritrade common stock outstanding on that date.

It is currently expected that TD Ameritrade’s directors and executive officers will vote their shares of TD Ameritrade common stock in favor of each of the proposals to be considered and voted on at the TD Ameritrade special meeting, but none of them have entered into any agreement obligating them to do so.

The Schwab Special Meeting (See Page 86)

Meeting. The Schwab special meeting will be held virtually via the Internet on June 4, 2020, at 11:00 a.m., Pacific time. Schwab has chosen to hold the Schwab special meeting solely via the Internet and not in a physical location given the current public health impacts of coronavirus (COVID-19) and our desire to promote the health and safety of Schwab stockholders, as well as Schwab directors, officers, employees and other constituents. To attend the Schwab special meeting, Schwab stockholders must register in advance at www.schwabevents.com/corporation by June 2, 2020, at 5:00 p.m., Pacific time. Schwab stockholders who register in advance will receive information on how to access the Schwab special meeting. During the meeting, Schwab stockholders may submit questions and vote their shares. Shares previously voted do not need to be voted again unless the shareholder intends to change or revoke the prior vote.

In order to vote at the meeting, a beneficial owner that holds Schwab shares in “street name” (through a bank, broker or other nominee) must obtain a legal proxy from its bank, broker or other nominee. Each such beneficial owner must fax or email a scan or image of the legal proxy to Schwab’s transfer agent, Equiniti Trust Company, at 651-450-4078 or EQSS-ProxyTabulation@equiniti.com, no later than June 2, 2020, at 5:00 p.m., Central time. Please note that the voting instruction form you received with this joint proxy statement/prospectus as a beneficial owner that holds Schwab shares in “street name” is not a legal proxy. Issuance of the legal proxy will invalidate any prior voting instructions you have given to your bank, broker or other nominee and will prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf.

At the Schwab special meeting, Schwab stockholders will be asked to consider and vote on the following:

•	to approve the share issuance;

•	to approve the Schwab charter amendment; and

•	to approve the Schwab adjournment proposal.

Record Date. The Schwab board of directors has fixed the close of business on April 27, 2020 as the record date for the determination of the Schwab stockholders entitled to vote at the Schwab special meeting or any adjournment or postponement thereof. Only Schwab stockholders of record at the Schwab record date are entitled to receive notice of, attend and vote at, the Schwab special meeting or any adjournment or postponement thereof. As of the close of business on the Schwab record date, there were 1,287,384,423 shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting. Each holder of Schwab common stock is entitled to one vote on each proposal to be considered at the Schwab special meeting for each share of Schwab common stock owned at the Schwab record date.

Quorum. The Schwab bylaws provide that the holders of a majority in voting interest of the outstanding shares of Schwab common stock entitled to vote, present at the Schwab special meeting via the Schwab meeting website or by proxy, will constitute a quorum for the transaction of business at the Schwab special meeting.

Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Schwab special meeting. Shares of Schwab common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and shares of Schwab common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Schwab special meeting for the purpose of determining the presence of a quorum. Failure of a quorum to be present at the Schwab special meeting will necessitate an adjournment of the meeting and will subject Schwab to additional expense.

Required Vote. The required votes to approve the proposals to be considered at the Schwab special meeting are as follows:

•

Share issuance. Approval of the share issuance under the rules of the NYSE requires the affirmative vote of a majority of the votes cast at the Schwab special meeting by holders of shares of Schwab common stock. Under the current rules and interpretive guidance of the NYSE, an abstention is considered a vote cast for purposes of this vote. Approval of the share issuance under the Schwab bylaws requires the affirmative vote of the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via the Schwab meeting website or by proxy and entitled to vote at the Schwab special meeting, a quorum being present. Under either voting standard, an abstention from voting will have the same effect as a vote “AGAINST” the proposal. Also under either voting standard, assuming a quorum is present, the failure of a Schwab stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Schwab stockholder’s other failure to vote will have no effect on the vote to approve the share issuance. Because the voting standard set forth in the Schwab bylaws is the same or greater than the voting standard set forth in the rules of the NYSE, the voting standard set forth in the Schwab bylaws is the applicable vote on the share issuance.

•

Schwab charter amendment. Approval of the Schwab charter amendment requires the affirmative vote of the holders of a majority of the shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting. Accordingly, a Schwab stockholder’s abstention from voting, the failure of a Schwab stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Schwab stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the Schwab charter amendment.

Schwab cannot complete the merger unless Schwab stockholders approve the share issuance and the Schwab charter amendment.

•

Schwab adjournment proposal. Approval of the Schwab adjournment proposal requires the affirmative vote of the holders of a majority of shares of Schwab common stock that are present at the Schwab special meeting via the Schwab meeting website or by proxy and entitled to vote at the Schwab special meeting, whether or not a quorum is present. Accordingly, a Schwab stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal. The failure of a Schwab stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Schwab stockholder’s other failure to vote will have no effect on the Schwab adjournment proposal.

Stock Ownership of and Voting by Schwab’s Directors and Executive Officers. As of the close of business on April 27, 2020, the Schwab record date, Schwab’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 134,165,048 shares of Schwab common stock, or approximately 10.4% of the shares of Schwab common stock outstanding on that date.

It is currently expected that Schwab’s directors and executive officers will vote their shares of Schwab common stock in favor of each of the proposals to be considered and voted on at the Schwab special meeting, but none of them, other than Charles R. Schwab pursuant to the significant Schwab stockholders voting agreement, have entered into any agreement obligating them to do so.

The TD Bank Voting Agreement (See Page 192)

Concurrently with the execution of the merger agreement, TD Bank entered into the TD Bank voting agreement with Schwab. Pursuant to the TD Bank voting agreement, TD Bank has agreed to vote all of its shares of TD Ameritrade common stock (i) in favor of the approval and adoption of the merger agreement, and against any competing transaction, (ii) in favor of the TD Ameritrade adjournment proposal and (iii) in favor of any action reasonably requested by Schwab in furtherance of the merger agreement, the merger and any other transactions contemplated by the merger agreement, and against any action or agreement that would result in a material breach of any obligation or agreement of TD Ameritrade under the merger agreement or of TD Bank under the TD Bank voting agreement. The TD Bank voting agreement imposes certain restrictions on TD Bank’s right to transfer shares of TD Ameritrade common stock, as described under “The Voting Agreements—The TD Bank Voting Agreement,” beginning on page 192 of this joint proxy statement/prospectus.

The TD Bank voting agreement will terminate upon the earliest to occur of (i) the completion of the merger or (ii) the termination of the merger agreement in accordance with its terms.

As of the TD Ameritrade record date, TD Bank held in the aggregate 234,513,815 shares of TD Ameritrade common stock (representing approximately 43.4% of the outstanding shares of TD Ameritrade common stock).

A copy of the TD Bank voting agreement is attached as Annex C to this joint proxy statement/prospectus.

The Significant TD Ameritrade Stockholders Voting Agreement (See Page 193)

Concurrently with the execution of the merger agreement, certain stockholders of TD Ameritrade, including J. Joe Ricketts and Marlene M. Ricketts, who are referred to in this joint proxy statement/prospectus as the significant TD Ameritrade stockholders, entered into the significant TD Ameritrade stockholders voting agreement with Schwab. Pursuant to the significant TD Ameritrade stockholders voting agreement, the significant TD Ameritrade stockholders have agreed to vote all of their shares of TD Ameritrade common stock (i) in favor of the approval and adoption of the merger agreement, and against any competing transaction, (ii) in favor of the TD Ameritrade adjournment proposal and (iii) against any action or agreement that would result in a material breach of any obligation or agreement of TD Ameritrade under the merger agreement. The significant TD Ameritrade stockholders voting agreement imposes certain restrictions on the significant TD Ameritrade stockholders’ right to transfer shares of TD Ameritrade common stock, as described under “The Voting Agreements—The Significant TD Ameritrade Stockholders Voting Agreement,” beginning on page 193 of this joint proxy statement/prospectus.

The significant TD Ameritrade stockholders voting agreement will terminate upon the earliest to occur of (i) the completion of the merger, (ii) the date and time on which the merger agreement is amended in a manner that changes the form or amount of merger consideration payable in respect of the shares subject to the significant TD Ameritrade stockholders voting agreement or is in any way material and adverse to any of the significant TD Ameritrade stockholders, (iii) the termination of the merger agreement in accordance with its terms, (iv) the date and time on which the necessary TD Ameritrade stockholder approval is obtained or (v) the TD Ameritrade board of directors changes its recommendation in favor of the approval and adoption of the merger agreement.

As of the TD Ameritrade record date, the significant TD Ameritrade stockholders held in the aggregate 51,933,483 shares of TD Ameritrade common stock (representing approximately 9.6% of the outstanding shares of TD Ameritrade common stock).

A copy of the significant TD Ameritrade stockholders voting agreement is attached as Annex D to this joint proxy statement/prospectus.

The Significant Schwab Stockholders Voting Agreement (See Page 194)

Concurrently with the execution of the merger agreement, Charles R. Schwab and Helen O’Neill Schwab, who are referred to in this joint proxy statement/prospectus as the significant Schwab stockholders, entered into the significant Schwab stockholders voting agreement with TD Ameritrade. Pursuant to the significant Schwab stockholders voting agreement, the significant Schwab stockholders have agreed to vote all of their shares of Schwab common stock (i) in favor of the share issuance and the Schwab charter amendment, and against any competing transaction, (ii) in favor of the Schwab adjournment proposal and (iii) in favor of any action reasonably requested by TD Ameritrade in furtherance of the merger agreement, the merger and any other transactions contemplated by the merger agreement, and against any action or agreement that would result in a material breach of any obligation or agreement of Schwab under the merger agreement or of such significant Schwab stockholder under the significant Schwab stockholders voting agreement. The significant Schwab stockholders voting agreement imposes certain restrictions on the significant Schwab stockholders’ right to transfer shares of Schwab common stock, as described under “The Voting Agreements—The Significant Schwab Stockholders Voting Agreement,” beginning on page 194 of this joint proxy statement/prospectus.

The significant Schwab stockholders voting agreement will terminate upon the earliest to occur of (i) the completion of the merger and (ii) the date of termination of the merger agreement in accordance with its terms.

As of the Schwab record date, the significant Schwab stockholders held in the aggregate 131,835,487 shares of Schwab common stock (representing approximately 10.2% of the outstanding shares of Schwab common stock).

A copy of the significant Schwab stockholders voting agreement is attached as Annex E to this joint proxy statement/prospectus.

What TD Ameritrade Stockholders Will Receive in the Merger (See Page 82)

If the merger is completed, TD Ameritrade stockholders will be entitled to receive, in exchange for each share of TD Ameritrade common stock that they own immediately prior to the merger (except for shares of TD Ameritrade common stock held by TD Ameritrade as treasury stock or by Schwab (other than any fiduciary shares) which will be cancelled without payment), 1.0837 shares of Schwab common stock, and cash payable in lieu of any fractional shares as described below; provided, however, that if the shares of Schwab common stock issuable in respect of shares of TD Ameritrade common stock owned by TD Bank and its affiliates as of immediately prior to the effective time of the merger, together with any other shares of Schwab common stock then owned by TD Bank and its affiliates, would equal a number of shares of Schwab common stock exceeding 9.9% (or such lower percentage of shares of Schwab common stock as the Federal Reserve Board permits TD Bank to acquire in the merger consistent with a determination that TD Bank does not control Schwab for purposes of the Bank Holding Company Act, which is referred to in this joint proxy statement/prospectus as the BHC Act, or the Home Owners’ Loan Act, which is referred to in this joint proxy statement/prospectus as HOLA), which is referred to in this joint proxy statement/prospectus as the voting limitation percentage, of the issued and outstanding shares of Schwab common stock as of immediately following the effective time of the merger, then TD Bank will receive one share of Schwab nonvoting common stock in lieu of each such excess share of Schwab common stock.

Schwab will not issue any fractional shares in the merger. Instead, the total number of shares of Schwab common stock that each TD Ameritrade stockholder will receive in the merger will be rounded down to the nearest whole number, and each TD Ameritrade stockholder will receive cash, without interest, for any fractional share of Schwab common stock that he or she would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of Schwab common stock that the TD Ameritrade stockholder would otherwise be entitled to receive in the merger by the closing market price per share of Schwab common stock on the trading day immediately prior to the date on which the merger is completed, which is referred to in this joint proxy statement/prospectus as the Schwab closing price.

Example: If you own 100 shares of TD Ameritrade common stock at the time the merger is completed, you will be entitled to receive 108 shares of Schwab common stock. In addition, you will be entitled to receive an amount of cash equal to 0.37 of a share of Schwab common stock multiplied by the Schwab closing price.

The ratio of 1.0837 shares of Schwab common stock for each share of TD Ameritrade common stock, which is referred to in this joint proxy statement/prospectus as the exchange ratio, is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of shares of either Schwab common stock or TD Ameritrade common stock changes. Therefore, the value of the merger consideration will depend on the Schwab closing price at the time TD Ameritrade stockholders receive shares of Schwab common stock in the merger. Based on the closing price of a share of Schwab common stock on the NYSE of $44.75 on November 20, 2019, the last trading day prior to the publication of media reports regarding the merger, and of $48.20 on November 22, 2019, the last trading day prior to public announcement of the merger by Schwab and TD Ameritrade, the merger consideration represented approximately $48.50 and $52.23, respectively, in value for each share of TD Ameritrade common stock. Based on the closing price of a share of Schwab common stock on the NYSE on May 1, 2020, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $39.50 in value for each share of TD Ameritrade common stock. Because Schwab will issue a fixed number of Schwab common shares in exchange for each share of TD Ameritrade common stock, the value of the merger consideration that TD Ameritrade stockholders will receive in the merger will depend on the market price of Schwab common stock at the time the merger is completed. The market price of Schwab common stock when TD Ameritrade stockholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of shares of Schwab common stock on the date of this joint proxy statement/prospectus or at the time of the TD Ameritrade special meeting.

No Dissenters’ or Appraisal Rights (See Page 159)

Neither Schwab stockholders nor TD Ameritrade stockholders have dissenters’ or appraisal rights with respect to the merger.

Treatment of TD Ameritrade Equity Awards (See Page 165)

Upon the completion of the merger, each outstanding TD Ameritrade option, TD Ameritrade RSU and TD Ameritrade PSU will be converted into an option or restricted stock unit, as applicable, with respect to shares of Schwab common stock, after giving effect to the exchange ratio. In the case of TD Ameritrade options, the per share option exercise price of each TD Ameritrade option will be divided by the exchange ratio to determine the per share exercise price of each new award. Such converted options and restricted stock units will otherwise be subject to the same terms and conditions as were applicable immediately prior to completion of the merger, with the exception that each converted TD Ameritrade PSU will solely be subject to service-based vesting conditions and the number of shares of Schwab common stock subject to such converted award will be determined based on the number of shares of TD Ameritrade common stock that would have been earned by the TD Ameritrade PSU immediately prior to the completion of the merger determined based on the greater of the actual or target level of achievement of the applicable performance goals.

Upon the completion of the merger, each TD Ameritrade director RSU will vest, if unvested, and will be cancelled and converted into the right to receive the merger consideration as if such TD Ameritrade director RSU had been settled in shares of TD Ameritrade common stock immediately prior to the completion of the merger.

Recommendation of the Strategic Development Committee and the TD Ameritrade Board of Directors (See Page 116)

The strategic development committee, acting with the advice of its own legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, TD Ameritrade and TD Ameritrade stockholders other than TD Bank and its affiliates, and unanimously resolved to recommend to the TD Ameritrade board of directors that it approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The TD Ameritrade board of directors, acting upon the unanimous recommendation of the strategic development committee, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, TD Ameritrade and TD Ameritrade stockholders, and unanimously recommends that TD Ameritrade stockholders vote “FOR” the approval and adoption of the merger agreement. See “TD Ameritrade Proposal I: Approval and Adoption of the Merger Agreement” and “The Merger—TD Ameritrade’s Reasons for the Merger; Recommendation of the Strategic Development Committee and the TD Ameritrade Board of Directors” beginning on pages 210 and 116 respectively, of this joint proxy statement/prospectus.

The TD Ameritrade board of directors unanimously recommends that TD Ameritrade stockholders vote “FOR” the TD Ameritrade merger-related compensation proposal and “FOR” the TD Ameritrade adjournment proposal. See “TD Ameritrade Proposal II: Advisory Vote on TD Ameritrade Merger-Related Compensation” and “TD Ameritrade Proposal III: Approval of the TD Ameritrade Adjournment Proposal” beginning on pages 211 and 212 respectively, of this joint proxy statement/prospectus.

Recommendation of the Schwab Board of Directors (See Page 122)

The Schwab board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the share issuance and the Schwab charter amendment, are advisable and fair to, and in the best interests of, Schwab and the Schwab stockholders, and unanimously recommends that Schwab stockholders vote “FOR” the approval of the share issuance and “FOR” the approval of the Schwab charter amendment. See “Schwab Proposal I: Approval of the Share Issuance” and “Schwab Proposal II: Approval of the Schwab Charter Amendment” beginning on pages 213 and 214 respectively, of this joint proxy statement/prospectus.

The Schwab board of directors unanimously recommends that Schwab stockholders vote “FOR” the Schwab adjournment proposal. See “Schwab Proposal III: Approval of the Schwab Adjournment Proposal” beginning on page 215 of this joint proxy statement/prospectus.

Opinions of the Strategic Development Committee’s Financial Advisors (See Page 127)

Opinion of PJT Partners LP

PJT Partners LP, which is referred to in this joint proxy statement/prospectus as PJT Partners, was retained by the strategic development committee to act as its financial advisor in connection with the merger and, upon the strategic development committee’s request, to render its fairness opinion to the strategic development committee in connection therewith. At a meeting of the strategic development committee on November 20, 2019, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated November 20, 2019, to the strategic development committee to the effect that, as of such date and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the exchange ratio in connection with the merger was fair to the holders of shares (other than the shares of TD Ameritrade common stock held immediately prior to the effective time of the merger by TD Ameritrade as treasury stock or by Schwab (other than any such shares held by Schwab or any subsidiary of Schwab (i) in a fiduciary, representative or other capacity on behalf of other persons or entities, whether or not held in a separate account or (ii) as a result of debts previously contracted), which are referred to in this joint proxy statement/prospectus as the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the strategic development committee, dated November 20, 2019, is attached as Annex J to this joint proxy statement/prospectus and incorporated herein by reference. PJT Partners’ written opinion has been provided by PJT Partners at the request of the strategic development committee and is subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read PJT Partners’ written opinion carefully and in its entirety. PJT Partners provided its opinion to the strategic development committee, in its capacity as such, in connection with and for purposes of its evaluation of the merger only and PJT Partners’ opinion does not constitute a recommendation as to any action the strategic development committee or the TD Ameritrade board of directors should take with respect to the merger or how any TD Ameritrade stockholder should vote or act with respect to the merger or any other matter. The summary of the PJT Partners opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

For a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion, see “The Merger—Opinions of the Strategic Development Committee’s Financial Advisors” beginning on page 127 of this joint proxy statement/prospectus.

Opinion of Piper Sandler & Co.

Piper Sandler & Co., which is referred to in this joint proxy statement/prospectus as Piper Sandler, was retained by the strategic development committee to act as its financial advisor in connection with the merger and, upon the strategic development committee’s request, to render a fairness opinion to the strategic development committee in connection therewith. At a meeting of the strategic development committee on November 20, 2019, Piper Sandler delivered its oral opinion, subsequently confirmed in its written opinion dated November 20, 2019, to the strategic development committee to the effect that, as of such date and based upon and subject to the conditions, limitations, qualifications and assumptions set forth therein, the exchange ratio in connection with the merger was fair, from a financial point of view, to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates).

The full text of Piper Sandler’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion of Piper Sandler, is attached as Annex K to this joint proxy statement/prospectus and incorporated herein by reference. TD Ameritrade stockholders are urged to read Piper Sandler’s written opinion carefully and in its entirety. Piper Sandler’s opinion is limited solely to the fairness, from a financial point of view, to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of the exchange ratio in connection with the merger and does not address TD Ameritrade’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to TD Ameritrade. Piper Sandler’s opinion does not constitute a recommendation to any TD Ameritrade stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger or otherwise.

For a summary of Piper Sandler’s opinion and the methodology that Piper Sandler used to render its opinion, see “The Merger—Opinions of the Strategic Development Committee’s Financial Advisors” beginning on page 127 of this joint proxy statement/prospectus.

Opinion of Schwab’s Financial Advisor (See Page 140)

Opinion of Credit Suisse Securities (USA) LLC

On November 20, 2019, Credit Suisse Securities (USA) LLC, which is referred to in this joint proxy statement/prospectus as Credit Suisse, rendered its oral opinion to the Schwab board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of November 20, 2019, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the exchange ratio set forth in the merger pursuant to the merger agreement was fair, from a financial point of view, to Schwab.

Credit Suisse’s opinion was directed to the Schwab board of directors, and only addressed the fairness, from a financial point of view, to Schwab of the exchange ratio set forth in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex L to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any security holder as to how such holder should vote or act with respect to any matter relating to the merger.

Ownership of Shares of Schwab Common Stock After the Merger (See Page 100)

Based on the number of shares of TD Ameritrade common stock and TD Ameritrade options and restricted stock units outstanding as of the TD Ameritrade record date, Schwab expects to issue approximately 586,526,583 Schwab common shares to TD Ameritrade stockholders pursuant to the merger and reserve for issuance approximately 3,872,624 additional Schwab common shares in connection with the conversion, exercise or settlement of outstanding TD Ameritrade options and restricted stock units and future equity compensation awards. The actual number of Schwab common shares to be issued and reserved for issuance pursuant to the merger will be determined at completion of the merger based on the exchange ratio and the number of shares of TD Ameritrade common stock and TD Ameritrade options and restricted stock units outstanding at that time. Based on the number of shares of TD Ameritrade common stock outstanding as of April 27, 2020, and the number of shares of Schwab common stock outstanding as of April 27, 2020, it is expected that, immediately after completion of the merger, former TD Ameritrade stockholders will own approximately 31.3% of the outstanding Schwab common shares (including Schwab common stock and Schwab nonvoting common stock).

Interests of Schwab’s Directors and Executive Officers in the Merger (See Page 201)

In considering the recommendation of the Schwab board of directors that Schwab stockholders vote to approve the share issuance and the Schwab charter amendment, Schwab stockholders should be aware that the directors and executive officers of Schwab may have interests in the merger that are different from, or in addition to, the interests of Schwab stockholders generally. The Schwab board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, in adopting the merger agreement and in making its recommendation that Schwab stockholders vote to approve the share issuance, the Schwab charter amendment and the Schwab adjournment proposal.

For more information, see “Interests of Certain Persons in the Merger—Interests of Schwab’s Directors and Executive Officers in the Merger” beginning on page 201 of this joint proxy statement/prospectus.

Interests of TD Ameritrade’s Directors and Executive Officers in the Merger (See Page 201)

In considering the recommendation of the TD Ameritrade board of directors to vote for the approval and adoption of the merger agreement, TD Ameritrade stockholders should be aware that the directors and executive officers of TD Ameritrade may have interests in the merger that are different from, or in addition to, the interests of TD Ameritrade stockholders generally. The strategic development committee was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in making its recommendation to the TD Ameritrade board of directors that it approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The TD Ameritrade board of directors was also aware of these interests and considered them, among other matters, in evaluating the merger agreement and approving the merger, and in making its recommendation that TD Ameritrade stockholders vote to approve and adopt the merger agreement.

For more information, see “Interests of Certain Persons in the Merger—Interests of TD Ameritrade’s Directors and Executive Officers in the Merger” beginning on page 201 of this joint proxy statement/prospectus.

Listing of Shares of Schwab Common Stock and Delisting and Deregistration of TD Ameritrade Common Stock (See Page 160)

Application will be made to have the shares of Schwab common stock to be issued in the merger approved for listing on the NYSE, where shares of Schwab common stock are currently traded. If the merger is completed, shares of TD Ameritrade common stock will no longer be listed on NASDAQ and will be deregistered under the Exchange Act.

Completion of the Merger is Subject to Certain Conditions (See Page 166)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligation of each of Schwab, TD Ameritrade and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver (provided that the condition in the first bullet below may not be waived)) of a number of conditions, including the following:

•

the affirmative vote of (i) the holders of a majority of the shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting approving and adopting the merger agreement and (ii) the holders (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of a majority of the shares of TD Ameritrade common stock (other than shares of TD Ameritrade common stock held by TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) outstanding and entitled to vote at the TD Ameritrade special meeting approving and adopting the merger agreement;

•

the affirmative vote of (i) the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via the Schwab meeting website or by proxy approving the share issuance (which meets or exceeds the minimum requirement under the rules of the NYSE of a majority of the votes cast by holders of shares of Schwab common stock) and (ii) the holders of a majority of shares of Schwab common stock outstanding and entitled to vote approving the Schwab charter amendment;

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absence of (x) any order, injunction or decree of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement and (y) any statute, rule or regulation enacted, entered, promulgated or enforced by any governmental authority or otherwise in effect which prohibits or makes illegal the completion of the merger or any of the other transactions contemplated by the merger agreement;

•

effectiveness of the registration statement for the shares of Schwab common stock being issued in the merger (of which this joint proxy statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness or any proceedings for that purpose pending before the SEC;

•	approval for the listing on the NYSE of the shares of Schwab common stock to be issued in the merger, subject only to official notice of issuance;

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accuracy of the representations and warranties made in the merger agreement by, in the case of Schwab and Merger Sub’s obligations to complete the merger, TD Ameritrade and, in the case of TD Ameritrade’s obligation to complete the merger, Schwab, in each case, as of the date of the merger agreement and as of the date of completion of the merger, subject to certain materiality thresholds;

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performance in all material respects by, in the case of Schwab and Merger Sub’s obligations to complete the merger, TD Ameritrade and, in the case of TD Ameritrade’s obligation to complete the merger, Schwab and Merger Sub, of the obligations required to be performed by it at or prior to the effective time of the merger;

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the absence since the date of the merger agreement of a material adverse effect on, in the case of Schwab and Merger Sub’s obligations to complete the merger, TD Ameritrade and, in the case of TD Ameritrade’s obligation to complete the merger, Schwab (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 169 of this joint proxy statement/prospectus for the definition of material adverse effect);

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receipt of a certificate from an executive officer of, in the case of Schwab and Merger Sub’s obligations to complete the merger, TD Ameritrade and, in the case of TD Ameritrade’s obligation to complete the merger, Schwab, as to the satisfaction of the conditions described in the preceding three bullets;

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both (i) the expiration or termination of any applicable waiting period under the HSR Act, or any extension thereof and (ii) certain governmental authorizations having been made or obtained, as applicable, and being in full force and effect (in the case of Schwab and Merger Sub’s obligations to complete the merger, without the imposition of a burdensome condition (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 177 of this joint proxy statement/prospectus for the definition of burdensome condition)); and

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receipt of a determination from the Federal Reserve Board in form and substance reasonably satisfactory to Schwab or, as determined by Schwab in its sole discretion, other acceptable confirmation, that the completion of the merger will not result in Schwab either (i) being deemed to be “controlled” by TD Bank (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA) or (ii) being deemed to be in “control” of any of TD Bank, National Association, TD Bank USA, National Association, and any other insured depository institution that may be controlled by TD

Bank for purposes of the BHC Act and to which TD Bank may cause funds to be swept under the insured deposit account agreement (as defined in this joint proxy statement/prospectus) or any amendment thereto, which are collectively referred to in this joint proxy statement/prospectus as the TD subsidiary banks (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA) (the determinations described in this bullet are collectively referred to in this joint proxy statement/prospectus as the noncontrol determinations and described in more detail under “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 156 of this joint proxy statement/prospectus).

Schwab and TD Ameritrade cannot be certain when, or if, the conditions to the merger will be satisfied (or, to the extent permitted by law, waived), or that the merger will be completed.

The Merger May Not Be Completed Without All Required Regulatory Approvals (See Page 156)

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act and certain other governmental consents and approvals from federal regulators.

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification, which are referred to in this joint proxy statement/prospectus as the HSR notifications, with the Federal Trade Commission, which is referred to in this joint proxy statement/prospectus as the FTC, and the Antitrust Division of the Department of Justice, which is referred to in this joint proxy statement/prospectus as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their respective HSR notifications or the termination of that waiting period. If the DOJ or FTC issues a Request for Additional Information and Documentary Material, which is referred to in this joint proxy statement/prospectus as a second request, prior to the expiration of this initial 30-day waiting period, the transaction cannot close until the parties observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless such second waiting period is terminated earlier. The parties’ HSR notifications were filed with the FTC and the DOJ on December 30, 2019. On January 29, 2020, the parties received a second request from the DOJ with respect to the merger. Accordingly, the HSR waiting period will expire 30 days after Schwab and TD Ameritrade each certify their substantial compliance with the second request, unless earlier terminated by the DOJ. Under a timing agreement between the parties and the DOJ, the parties have agreed to provide additional time for the review of the transaction.

Completion of the merger is conditioned on receipt of the noncontrol determinations, and is further conditioned on, among other things, (i) submission by TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. of an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership or control of each of TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. and FINRA’s approval thereof, (ii) submission by TD Ameritrade Clearing, Inc. to the Depository Trust & Clearing Corporation, which is referred to in this joint proxy statement/prospectus as the DTCC, on behalf of each of the Depository Trust Company, which is referred to in this joint proxy statement/prospectus as the DTC, and the National Securities Clearing Corporation, which is referred to in this joint proxy statement/prospectus as the NSCC, of written notification regarding the change of ownership and control of TD Ameritrade Clearing, Inc. contemplated by the merger agreement and the transactions thereunder consistent with the requirements of the rules of each of DTC and NSCC, (iii) receipt of consent from the Securities and Futures Commission of Hong Kong, which is referred to in this joint proxy statement/prospectus as the SFC, for Schwab to become the substantial shareholder, as defined under the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), which is referred to in this joint proxy statement/prospectus as the SFO, of TD Ameritrade Holding Corporation Hong Kong Limited, a subsidiary of

TD Ameritrade, as contemplated under the merger agreement, (iv) receipt by Schwab and Merger Sub of all required consents from the Monetary Authority of Singapore, (v) submission by TD Ameritrade Futures & Forex LLC of a notification to the National Futures Association regarding the change of ownership and control of TD Ameritrade Futures & Forex LLC and (vi) at least 30 days prior to the completion of the merger, submission by TD Ameritrade, Inc., TD Ameritrade Clearing, Inc. and TD Ameritrade Futures & Forex LLC of written notification regarding the change of ownership and control of each entity to any self-regulatory organization of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a broker-dealer.

In furtherance of the foregoing, Schwab and TD Ameritrade agreed in the merger agreement (i) that Schwab and TD Ameritrade will make as promptly as practicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) that TD Ameritrade will submit the required notifications to DTCC at least 90 days prior to the completion of the merger, or DTCC shall have confirmed to TD Ameritrade Clearing, Inc. in writing that the transactions contemplated by the merger agreement may be effected notwithstanding DTCC having less than 90 days’ prior notice. Schwab and TD Ameritrade have also agreed not to complete the merger unless TD Bank receives the prior approval of the Federal Reserve Board pursuant to section 4 of the BHC Act, which is required in order for TD Bank to receive the merger consideration since that would represent TD Bank acquiring 5% or more of a class of voting shares of Schwab. TD Bank submitted its notice to the Federal Reserve Board on December 23, 2019 and notice of TD Bank’s filing was published on January 2, 2020.

The process for obtaining the requisite regulatory approvals for the merger is ongoing. The parties expect to remain in regular contact with DOJ officials to assist their review of the parties’ submissions to the agency and answer questions and provide clarification regarding the merger.

Schwab and TD Ameritrade have agreed in the merger agreement to use their respective reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be. However, Schwab’s obligation to use reasonable best efforts to obtain regulatory approvals required to complete the merger does not require Schwab to:

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propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Schwab, TD Ameritrade or any of their respective subsidiaries or any of Schwab’s affiliates, or any interest therein, or agree to any other structural or conduct remedy, if such action would reasonably be expected to have a material adverse effect on Schwab, TD Ameritrade and their respective subsidiaries, taken as a whole, in each case measured on a scale relative to the size of TD Ameritrade and its subsidiaries, taken as a whole;

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otherwise take or commit to take any actions that would limit Schwab’s, TD Ameritrade’s or any of their respective subsidiaries’ or any of Schwab’s affiliates’ freedom of action with respect to, or its or their ability to retain any of their respective assets, properties, products, rights, services or businesses, or any interest or interests therein, if such action would reasonably be expected to have a material adverse effect on Schwab, TD Ameritrade and their respective subsidiaries, taken as a whole, in each case measured on a scale relative to the size of TD Ameritrade and its subsidiaries, taken as a whole;

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take any action that would result in Schwab being deemed to be “controlled” by TD Bank (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA) or being deemed to be “in control” of any of the TD subsidiary banks (as that term is interpreted under the BHC Act or HOLA), which are collectively referred to in this joint proxy statement/prospectus as a control event;

•	agree to any modification of the insured deposit account agreement, other than any modifications that would solely reduce the amount of deposits swept to the TD subsidiary banks thereunder; or

•	commence any litigation against, or defend any litigation commenced by, any governmental authority.

These requirements are described in more detail under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 177 of this joint proxy statement/prospectus.

Subject to certain exceptions, Schwab and TD Ameritrade have also agreed not to, and to cause their respective subsidiaries and affiliates not to, take any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated by the merger agreement or the completion of the merger. The regulatory approvals required for completion of the merger are further described in “The Merger—Regulatory Approvals Required for the Merger” beginning on page 156 of this joint proxy statement/prospectus.

No Solicitation (See Page 174)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the exceptions described below, each of Schwab and TD Ameritrade has agreed not to, and to cause its subsidiaries and its and its subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives, which are collectively referred to in this joint proxy statement/prospectus as representatives, not to, directly or indirectly, among other things: (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any acquisition proposal (as defined in this joint proxy statement/prospectus), (ii) enter into or participate in any discussions or negotiations regarding any such proposal, (iii) furnish any nonpublic information relating to that party or any of its subsidiaries to any third party that is seeking to make, or has made, an acquisition proposal, (iv) except as described below, (x) fail to make, or withdraw or qualify, amend or modify in a manner adverse to the other party the recommendation of that party’s board of directors that such party’s stockholders vote in favor of the approval and adoption of the merger agreement or such party’s stockholders vote in favor of the approval of the share issuance and the Schwab charter amendment, as applicable, (y) fail to include in this joint proxy statement/prospectus the recommendation of that party’s board of directors that such party’s stockholders vote in favor of the approval and adoption of the merger agreement or such party’s stockholders vote in favor of the approval of the share issuance and the Schwab charter amendment, as applicable or (z) recommend, adopt or approve an acquisition proposal for such party, (v) take any action to make any Delaware anti-takeover laws inapplicable to any third party or acquisition proposal or (vi) fail to enforce or grant any waiver or release under any standstill or similar agreement.

Notwithstanding the foregoing, if at any time prior to the approval and adoption of the merger agreement by TD Ameritrade stockholders, in the case of TD Ameritrade, or at any time prior to the approval of the share issuance and the Schwab charter amendment by Schwab stockholders, in the case of Schwab, TD Ameritrade or Schwab, as applicable, receives a written acquisition proposal made after the date of the merger agreement which has not resulted from a violation of the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation”), the board of directors of that party is permitted to, directly or indirectly through its representatives, and subject to certain exceptions and qualifications described in the merger agreement:

•

(i) engage in negotiations or discussions with any third party that, subject to Schwab’s or TD Ameritrade’s compliance with the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation”), has made, after the date of the merger agreement, a superior proposal (as defined in this joint proxy statement/prospectus) or an unsolicited acquisition proposal that the Schwab board of directors or the TD Ameritrade board of directors, as applicable, determines is reasonably likely to lead to a superior proposal, (ii) furnish to such third party and its representatives nonpublic information relating to Schwab or TD Ameritrade, as applicable, or any of its subsidiaries pursuant to a confidentiality agreement between Schwab or TD Ameritrade, as applicable, and such third party with terms no less favorable to Schwab or TD Ameritrade than in the confidentiality agreement between Schwab and TD Ameritrade, so long as all such nonpublic information (to the extent not previously provided or made available to the other party) is provided or made available to the other party substantially concurrently with the time it is provided or made available to such third party and (iii) following receipt of a superior proposal after the date of the merger agreement, make (in the case of TD Ameritrade, at the recommendation of the strategic development committee) an adverse recommendation change (as defined in this joint proxy statement/prospectus); and

•

make (in the case of TD Ameritrade, at the recommendation of the strategic development committee) an adverse recommendation change involving or relating to an intervening event (as defined in this joint proxy statement/prospectus).

Schwab or TD Ameritrade, as applicable, is only permitted to take the actions described in the two bullets above if that party’s board of directors determines in good faith, after consultation with that party’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. In addition, before taking any of the actions described above, Schwab or TD Ameritrade, as applicable, has to notify the other party that it intends to take that action and continue to advise the other party on a current basis of the status and terms of any discussions and negotiations with any third party in connection with an acquisition proposal. Further, the Schwab board of directors or the TD Ameritrade board of directors, as applicable, is not permitted to make an adverse recommendation change in response to an acquisition proposal unless (i) Schwab or TD Ameritrade, as applicable, promptly notifies the other party, in writing at least five business days before taking that action, that it intends to take that action, attaching the most current version of any proposed agreement (or a detailed summary of all material terms and the identity of the offeror), (ii) if requested by the other party, Schwab or TD Ameritrade, as applicable, negotiates in good faith with the other party during such five-business-day period regarding any proposal to amend the terms of the merger agreement, and (iii) after such five-business-day period, the Schwab board of directors or the TD Ameritrade board of directors, as applicable, determines in good faith, taking into account any proposal by the other party to amend the terms of the merger agreement, that such acquisition proposal continues to constitute a superior proposal.

The Schwab board of directors or the TD Ameritrade board of directors, as applicable, is not permitted to make an adverse recommendation change involving or related to an intervening event unless (i) Schwab or TD Ameritrade, as applicable, has provided the other party at least five business days prior written notice of its intention to make an adverse recommendation change with respect to such intervening event, attaching a reasonably detailed explanation of the facts underlying the determination by Schwab’s or TD Ameritrade’s, as applicable, board of directors that an intervening event has occurred and its need to make an adverse recommendation change in light of the intervening event and (ii) Schwab or TD Ameritrade, as applicable, does not make, within such five-business-day period, an offer that Schwab’s or TD Ameritrade’s, as applicable, board of directors determines would obviate the need for an adverse recommendation change in light of the intervening event.

During any five-business-day period prior to effecting an adverse recommendation change in response to an acquisition proposal or an intervening event, Schwab or TD Ameritrade, as applicable, and its representatives must negotiate in good faith with the other party and its representatives regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Schwab or TD Ameritrade, as applicable.

Termination of the Merger Agreement (See Page 182)

The merger agreement may be terminated at any time before completion of the merger, whether before or after TD Ameritrade stockholders have approved and adopted the merger agreement or Schwab stockholders have approved the share issuance and the Schwab charter amendment, in any of the following ways:

•	by mutual written consent of Schwab and TD Ameritrade;

•	by either Schwab or TD Ameritrade, if:

•

the merger has not been completed on or before November 24, 2020, which is referred to in this joint proxy statement/prospectus as the initial end date, unless all conditions to completion of the merger have been satisfied (or in the case of conditions that by their terms are to be satisfied at completion of the merger, are capable of being satisfied on that date) or waived on the initial end date other than certain conditions relating to regulatory approvals and either Schwab or TD Ameritrade notifies the other party in writing on or before the initial end date of its election to extend the initial end date to May 24, 2021, which is referred to in this joint proxy statement/prospectus as the extended end date, in which case the merger agreement may be terminated by either Schwab or TD Ameritrade if the merger has not been completed on or before the extended end date; however, the right to terminate the merger agreement at the initial end date or the extended end date, as applicable, or to extend the initial end date will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be completed by such time;

•

there is in effect any applicable law, order or injunction that makes completion of the merger illegal or otherwise enjoins, prevents or prohibits Schwab or TD Ameritrade from consummating the merger and, in either such case, such applicable law, order or injunction has become final and non-appealable;

•

TD Ameritrade stockholders fail to approve and adopt the merger agreement upon a vote taken on a proposal to approve and adopt the merger agreement at a TD Ameritrade stockholders’ meeting called for that purpose;

•

Schwab stockholders fail to approve the share issuance and the Schwab charter amendment upon a vote taken on separate proposals to approve the share issuance and the Schwab charter amendment at a Schwab stockholders’ meeting called for that purpose; or

•

there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and such breach has not been cured within 45 days of notice thereof or is incapable of being cured, but only so long as the party seeking to terminate pursuant to this bullet is not then in breach of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would cause the applicable condition to closing not to be satisfied; or

•	by Schwab, if:

•

any required regulatory consent (including with respect to the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act and the noncontrol determinations by the Federal Reserve Board) is denied and such denial becomes final and non-appealable (or the applicable governmental authority decides on a final basis not to grant such consent without the imposition of a burdensome condition); or

•

prior to the TD Ameritrade stockholders’ approval and adoption of the merger agreement (i) the TD Ameritrade board of directors makes an adverse recommendation change or (ii) there has been a material breach by TD Ameritrade of its obligations described under “The Merger Agreement—Obligations to Call Stockholders’ Meetings” and “The Merger Agreement—No Solicitation” beginning on pages 173 and 174, respectively, of this joint proxy statement/prospectus, other than in the case where (w) such breach is a result of an isolated action by a representative of TD Ameritrade (other than one of its directors or officers), (x) such breach was not caused by, or within the knowledge of, TD Ameritrade, (y) TD Ameritrade takes appropriate actions to remedy such breach upon discovery thereof and (z) Schwab is not significantly harmed as a result thereof; or

•	by TD Ameritrade, if:

•

any required regulatory consent (including with respect to the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act) is denied and such denial becomes final and non-appealable (or the applicable governmental authority decides on a final basis not to grant such consent); or

•

prior to the Schwab stockholders’ approval of the share issuance and the Schwab charter amendment (i) the Schwab board of directors makes an adverse recommendation change or (ii) there has been a material breach by Schwab of any of its obligations described under “The Merger Agreement—Obligations to Call Stockholders’ Meetings” and “The Merger Agreement—No Solicitation” beginning on pages 173 and 174, respectively, of this joint proxy statement/prospectus, other than in the case where (w) such breach is a result of an isolated action by a representative of Schwab (other than one of its directors or officers), (x) such breach was not caused by, or within the knowledge of, Schwab, (y) Schwab takes appropriate actions to remedy such breach upon discovery thereof and (z) TD Ameritrade is not significantly harmed as a result thereof.

If the merger agreement is validly terminated, the merger agreement will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of any party) to the other parties, except that certain designated provisions will survive termination. However, none of the parties to the merger agreement will be relieved or released from any liabilities or damages resulting from the fraud or willful breach by any party of any provision under the merger agreement.

In the event of a termination of the merger agreement under certain circumstances, Schwab or TD Ameritrade may be required to pay a termination fee of $950 million to the other. TD Ameritrade would be required to pay to Schwab a termination fee of $950 million if the merger agreement is terminated (x) by Schwab prior to receipt of TD Ameritrade stockholder approval as a result of a change in the recommendation of the TD Ameritrade board of directors to the TD Ameritrade stockholders to approve and adopt the merger agreement, (y) by Schwab due to TD Ameritrade’s breach in any material respect of the provisions of the merger agreement relating to non-solicitation of alternative transactions or convening the TD Ameritrade special meeting as described above or (z) by Schwab or TD Ameritrade if the necessary TD Ameritrade stockholder approval is not obtained and, at the time of termination, the merger agreement was terminable under clause (x) or (y) above. In addition, TD Ameritrade would be required to pay to Schwab a termination fee of $950 million if (w) the required vote of TD Ameritrade stockholders is not obtained at the TD Ameritrade special meeting, (x) prior to such vote, an alternative acquisition of TD Ameritrade was publicly disclosed or announced or made known to the TD Ameritrade management or board of directors by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of TD Ameritrade and not timely withdrawn such proposal, (y) the merger agreement is terminated by either party for failure to obtain the required vote of TD Ameritrade stockholders and (z) within twelve months after such termination, TD Ameritrade enters into a definitive agreement providing for, or completes, an alternative transaction with a third party. Furthermore, TD Ameritrade would be required to pay to Schwab a termination fee of $950 million if (x) Schwab or TD Ameritrade terminates the merger agreement on the basis the merger has not been completed on or prior to the initial end date or the extended end date, as applicable, or Schwab terminates the merger agreement on the basis of an uncured or incurable breach of representation or warranty, or failure to perform a required covenant, by TD Ameritrade (and, in any such case under this clause (x), the required vote of TD Ameritrade stockholders has not been obtained at the TD Ameritrade special meeting at the time of termination), (y) at or prior to the time of termination, an acquisition of TD Ameritrade was publicly proposed or announced or made known to the TD

Ameritrade management or board of directors by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of TD Ameritrade and not timely withdrawn such proposal and (z) within twelve months after such termination, TD Ameritrade enters into a definitive agreement providing for, or completes, an alternative transaction with a third party.

Schwab would be required to pay to TD Ameritrade a termination fee of $950 million if the merger agreement is terminated (x) by TD Ameritrade prior to receipt of Schwab stockholder approval as a result of a change in the recommendation of the Schwab board of directors to the Schwab stockholders to approve the share issuance and the Schwab charter amendment, (y) by TD Ameritrade due to Schwab’s breach in any material respect of the provisions of the merger agreement relating to non-solicitation of alternative transactions or convening the Schwab special meeting as described above or (z) by Schwab or TD Ameritrade if the necessary Schwab stockholder approval is not obtained and, at the time of termination, the merger agreement was terminable under clause (x) or (y) above. In addition, Schwab would be required to pay to TD Ameritrade a termination fee of $950 million if (w) the required vote of Schwab stockholders is not obtained at the Schwab special meeting, (x) prior to such vote, an acquisition of Schwab was publicly disclosed or announced or made known to the Schwab management or board of directors by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of Schwab and not timely withdrawn such proposal, (y) the merger agreement is terminated by either party for failure to obtain the required vote of Schwab stockholders and (z) within twelve months after such termination, Schwab enters into a definitive agreement providing for, or completes, an alternative transaction with a third party. Furthermore, Schwab would be required to pay to TD Ameritrade a termination fee of $950 million if (x) Schwab or TD Ameritrade terminates the merger agreement on the basis the merger has not been completed on or prior to the initial end date or the extended end date, as applicable, or TD Ameritrade terminates the merger agreement on the basis of an uncured or incurable breach of representation or warranty, or failure to perform a required covenant, by Schwab (and, in any such case under this clause (x), the required vote of Schwab stockholders has not been obtained at the Schwab special meeting at the time of termination), (y) at or prior to the time of termination, an acquisition of Schwab was publicly proposed or announced or made known to the Schwab management or board of directors by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of Schwab and not timely withdrawn such proposal and (z) within twelve months after such termination, Schwab enters into a definitive agreement providing for, or completes, an alternative transaction with a third party.

In addition, if Schwab or TD Ameritrade does not obtain the required vote of its stockholders at the applicable stockholders meeting and the merger agreement is terminated in certain circumstances, that party would be required to reimburse the other party for its out-of-pocket fees and expenses actually incurred or accrued in connection with or related to the transactions contemplated by the merger agreement, up to an aggregate amount of $50 million. If the termination fee is also payable by such party, the expense reimbursement payment will be credited against the termination fee.

Specific Performance; Remedies (See Page 185)

Under the merger agreement, each of Schwab and TD Ameritrade is entitled to an injunction to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which that party may be entitled at law or in equity.

Material U.S. Federal Income Tax Consequences of the Merger (See Page 187)

The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes if certain conditions are met. Schwab and TD Ameritrade currently expect those conditions to be met and to report the merger as qualifying as a reorganization for U.S. federal income tax purposes. In addition, each of Schwab and

TD Ameritrade has agreed to use its reasonable best efforts (i) to cause the merger to qualify as a reorganization for U.S. federal income tax purposes and (ii) not to, and not to permit or cause any of their respective subsidiaries or affiliates to, take or cause to be taken any action reasonably likely to cause the merger to fail to qualify as a reorganization for U.S. federal income tax purposes. However, the qualification of the merger as a reorganization depends on numerous facts and circumstances, some of which are not known as of the date of this joint proxy statement/prospectus and are outside of the parties’ control. Accordingly, there can be no assurance that the merger will qualify as a reorganization for U.S. federal income tax purposes. The receipt of an opinion from counsel on the qualification of the merger as a reorganization for U.S. federal income tax purposes is not a condition to either party’s obligation to complete the merger, and Schwab and TD Ameritrade have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. Even if Schwab and TD Ameritrade report the merger as qualifying as a reorganization, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to the position taken by Schwab and TD Ameritrade.

If the merger qualifies as a reorganization, U.S. holders of shares of TD Ameritrade common stock will generally not be subject to U.S. federal income tax as a result of the exchange of their shares of TD Ameritrade common stock for shares of Schwab common stock (except in connection with cash received in lieu of a fractional share of Schwab common stock) in the merger. If, on the other hand, the merger did not qualify as a reorganization, the merger generally would be a taxable transaction to U.S. holders of shares of TD Ameritrade common stock, and such holders would generally recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the value of the Schwab common stock received in the merger plus the amount of any cash received instead of fractional shares of Schwab common stock and (ii) such holder’s adjusted tax basis in the shares of TD Ameritrade common stock exchanged in the merger.

The federal income tax consequences described above may not apply to all holders of TD Ameritrade common stock. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 187 of this joint proxy statement/prospectus

Accounting Treatment (See Page 160)

Schwab prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. The merger will be accounted for using the acquisition method of accounting. Schwab will be treated as the acquirer for accounting purposes.

Rights of TD Ameritrade Stockholders Will Change as a Result of the Merger (See Page 222)

TD Ameritrade stockholders, whose rights are currently governed by TD Ameritrade’s amended and restated certificate of incorporation, which is referred to in this joint proxy statement/prospectus as TD Ameritrade’s charter, TD Ameritrade’s amended and restated by-laws, which are referred to in this joint proxy statement/prospectus as TD Ameritrade’s by-laws, and Delaware law, will upon completion of the merger become stockholders of Schwab and their rights will be governed by the Schwab charter, the Schwab bylaws and Delaware law. As a result, TD Ameritrade stockholders will have different rights once they become Schwab stockholders due to differences between the governing documents of TD Ameritrade and Schwab. These differences are described in detail in the section titled “Comparison of Stockholder Rights” beginning on page 222 of this joint proxy statement/prospectus.

Risk Factors (See Page 71)

You should also carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page 71 of this joint proxy statement/prospectus.

Litigation Relating to the Merger (See Page 160)

As of April 17, 2020, six complaints had been filed by purported TD Ameritrade stockholders challenging the merger. The first, a putative class action complaint, was filed by Michael Kent in the United States District Court for the District of Delaware and is captioned Kent v. TD Ameritrade Holding Corporation et al., case number 1:20-cv-00388. In addition, Kent v. TD Ameritrade Holding Corporation et al. names as defendants Schwab, Merger Sub and each member of the TD Ameritrade board of directors. The second complaint, filed in the United States District Court for the District of Delaware by Shiva Stein individually, is captioned Stein v. TD Ameritrade Holding Corporation et al., case number 1:20-cv-00410. In addition, Stein v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The third complaint, filed in the United States District Court for the District of New Jersey by Marc Roth individually, is captioned Roth v. TD Ameritrade Holding Corporation et al., case number 2:20-cv-03425. In addition, Roth v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The fourth complaint, filed in the United States District Court for the District of New Jersey by Harold Litwin individually, is captioned Litwin v. TD Ameritrade Holding Corporation et al., case number 2:20-cv-03569. In addition, Litwin v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The fifth complaint, a putative class action complaint filed in the United States District Court for the District of New Jersey by Audrey Bernstein, is captioned Bernstein v. TD Ameritrade Holding Corporation et al., case number 2:20-cv-03695. In addition, Bernstein v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors and Schwab. The sixth complaint, filed in the United States District Court for the Southern District of New York by Glenn Garrison individually, is captioned Garrison v. TD Ameritrade Holding Corporation et al., case number 1:20-cv-02850. In addition, Garrison v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The complaints generally allege, among other things, that the defendants authorized the filing of a materially incomplete and misleading registration statement. In addition to costs and attorneys’ fees, the lawsuits seek to enjoin the vote of TD Ameritrade stockholders and the closing of the acquisition; and in the event the transaction is consummated, to set aside the transaction and/or obtain rescissionary or other damages. Defendants believe that the complaints are without merit.

In addition, a purported TD Ameritrade stockholder has made a demand pursuant to Section 220 of the DGCL to inspect certain books and records of TD Ameritrade relating to the proposed merger.

There can be no assurances that additional complaints or demands will not be filed or made with respect to the merger. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, neither TD Ameritrade nor Schwab will necessarily announce them.

SELECTED HISTORICAL FINANCIAL DATA OF SCHWAB

The Schwab annual historical information is derived from the audited consolidated financial statements of Schwab as of and for each of the years in the five-year period ended December 31, 2019.

The information set forth below is only a summary and should be read in conjunction with Schwab’s historical consolidated financial statements, related notes, and management’s discussion and analysis of financial condition and results of operations contained in Schwab’s respective Annual Reports on Form 10-K, as well as other information that has been filed with the SEC. The audited consolidated statements of income for the years ending December 31, 2019, 2018 and 2017 and the consolidated balance sheets as of December 31, 2019 and 2018 are incorporated by reference into this joint proxy statement/prospectus. For information on where you can obtain copies of this information, see “Where You Can Find More Information” beginning on page 241. The historical results included below and elsewhere in this joint proxy statement/prospectus or incorporated by reference herein are not necessarily indicative of the future performance of Schwab or the combined company after the completion of the merger.

Schwab Selected Financial and Operating Data

(In Millions, Except Per Share Amounts, Ratios, or as Noted)

	2019	2018	2017	2016	2015
Results of Operations
Net revenues	$10,721	$10,132	$8,618	$7,478	$6,380
Expenses excluding interest	$5,873	$5,570	$4,968	$4,485	$4,101
Net income	$3,704	$3,507	$2,354	$1,889	$1,447
Net income available to common stockholders	$3,526	$3,329	$2,180	$1,746	$1,364
Earnings per common share:
Basic	$2.69	$2.47	$1.63	$1.32	$1.04
Diluted	$2.67	$2.45	$1.61	$1.31	$1.03
Dividends declared per common share	$0.68	$0.46	$0.32	$0.27	$0.24
Weighted-average common shares outstanding:
Basic	1,311	1,348	1,339	1,324	1,315
Diluted	1,320	1,361	1,353	1,334	1,327
Net interest revenue as a percentage of net revenues	61%	57%	50%	44%	40%
Asset management and administration fees as a percentage of net revenues	30%	32%	39%	41%	41%
Trading revenue as a percentage of net revenues	6%	8%	8%	11%	14%
Effective income tax rate	23.6%	23.1%	35.5%	36.9%	36.5%

Performance Measures
Net revenue growth	6%	18%	15%	17%	5%
Pre-tax profit margin	45.2%	45.0%	42.4%	40.0%	35.7%
Return on average common stockholders’ equity	19%	19%	15%	14%	12%

	2019	2018	2017	2016	2015
Financial Condition (at year end)
Total assets	$294,005	$296,482	$243,274	$223,383	$183,705
Short-term borrowings	—	—	$15,000	—	—
Long-term debt	$7,430	$6,878	$4,753	$2,876	$2,877
Preferred stock	$2,793	$2,793	$2,793	$2,783	$1,459
Total stockholders’ equity	$21,745	$20,670	$18,525	$16,421	$13,402
Assets to stockholders’ equity ratio	14	14	13	14	14
Debt to total capital ratio (1)	25%	25%	52%	15%	18%

Employee Information
Full-time equivalent employees (at year end, in thousands)	19.7	19.5	17.6	16.2	15.3

(1)	The Debt to total capital ratio is computed using the formula: Total Debt (short and long-term) / (Total Debt + Stockholders’ Equity).

SELECTED HISTORICAL FINANCIAL DATA OF TD AMERITRADE

The following tables present selected historical consolidated financial data of TD Ameritrade. The selected consolidated historical financial data of TD Ameritrade as of and for the three months ended December 31, 2019 has been derived from TD Ameritrade’s unaudited condensed consolidated financial statements as of and for the three months ended December 31, 2019, incorporated by reference into this joint proxy statement/prospectus. The selected consolidated historical financial data of TD Ameritrade as of and for the three months ended December 31, 2018 has been derived from TD Ameritrade’s unaudited condensed consolidated financial statements as of and for the three months ended December 31, 2018, not incorporated by reference into this joint proxy statement/prospectus. The selected consolidated historical financial data of TD Ameritrade as of September 30, 2019 and 2018, and for the fiscal years ended September 30, 2019, 2018 and 2017, has been derived from TD Ameritrade’s audited consolidated financial statements and accompanying notes incorporated by reference into this joint proxy statement/prospectus. The selected consolidated historical financial data as of September 30, 2017, 2016 and 2015, and for the fiscal years ended September 30, 2016 and 2015, has been derived from TD Ameritrade’s audited consolidated financial statements and accompanying notes not appearing or incorporated by reference into this joint proxy statement/prospectus.

The financial information set forth below is only a summary. You should read the following financial information relating to TD Ameritrade in conjunction with the other information contained in this joint proxy statement/prospectus, including the consolidated financial statements of TD Ameritrade and accompanying notes appearing in the TD Ameritrade 2019 10-K and in the Quarterly Reports on Form 10-Q of TD Ameritrade filed with the SEC after the TD Ameritrade 2019 10-K was filed and the financial statements in any Current Report on Form 8-K of TD Ameritrade that was filed with the SEC after the TD Ameritrade 2019 10-K was filed, each of which reports is incorporated by reference into this joint proxy statement/prospectus. TD Ameritrade’s historical results for any prior period are not necessarily indicative of results to be expected in any future period, and TD Ameritrade’s historical results for the three months ended December 31, 2019 are not necessarily indicative of its results to be expected for the fiscal year ended September 30, 2020. TD Ameritrade has completed acquisitions in recent fiscal periods. The results and other financial information of those acquired operations are not included in the table below for the periods or dates prior to their respective acquisition dates and, therefore, the results for these prior periods are not comparable in all respects and may not be predictive of TD Ameritrade’s future results. In addition, the selected historical consolidated financial information in the tables below does not include, on any basis, the results or financial condition of Schwab for any period or as of any date. For more information, see “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus.

	Three Months Ended December 31,		Fiscal Year Ended September 30,
	2019	2018	2019	2018*	2017	2016	2015
	(in millions, except per share amounts)
Consolidated Statements of Income Data:
Net revenues	$1,291	$1,516	$6,016	$5,452	$3,676	$3,327	$3,247
Operating income	521	796	3,001	1,998	1,466	1,318	1,325
Net income	379	604	2,208	1,473	872	842	813
Earnings per share – basic	$0.70	$1.07	$3.98	$2.60	$1.65	$1.59	$1.50
Earnings per share – diluted	$0.70	$1.07	$3.96	$2.59	$1.64	$1.58	$1.49
Weighted average shares outstanding – basic	541	562	555	567	529	531	543
Weighted average shares outstanding – diluted	543	564	557	569	531	534	547
Dividends declared per share	$0.31	$0.30	$1.20	$0.84	$0.72	$0.68	$0.60

	As of December 31,		As of September 30,
	2019	2018	2019	2018	2017*	2016	2015
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,551	$5,117	$2,852	$2,690	$1,472	$1,855	$1,978
Investments available-for-sale, at fair value	1,636	884	1,668	484	746	757	—
Total assets	43,481	37,191	43,786	37,520	38,627	28,818	26,375
Long-term debt and other borrowings	3,555	3,484	3,594	2,535	2,652	1,817	1,800
Stockholders’ equity	8,747	8,357	8,700	8,003	7,247	5,051	4,903

*

The growth in TD Ameritrade’s consolidated balance sheet as of September 30, 2017 and consolidated statement of income for the fiscal year ended September 30, 2018 was primarily due to TD Ameritrade’s acquisition of Scottrade Financial Services, Inc. on September 18, 2017.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The selected unaudited pro forma condensed combined financial data presented below, which is referred to in this joint proxy statement/prospectus as the selected pro forma financial data, is based on the separate historical consolidated financial statements of Schwab and TD Ameritrade after giving effect to the acquisition of TD Ameritrade by Schwab and the exchange of Schwab common shares for shares of TD Ameritrade common stock in connection therewith. The pro forma statement of income data for the year ended December 31, 2019 is presented as if the merger occurred on January 1, 2019. The pro forma balance sheet data as of December 31, 2019 is presented as if the merger occurred on December 31, 2019. The selected pro forma financial data also does not reflect potential revenue enhancements (or the necessary costs to achieve such benefits), cost savings, or operating synergies that Schwab expects to realize after the merger. In addition, the pro forma financial data does not reflect restructuring or exit costs, which may be incurred by Schwab in connection with the merger.

The selected pro forma financial data, which is preliminary in nature, has been prepared from, and should be read in conjunction with, (i) the more detailed unaudited pro forma condensed combined financial statements and the related notes appearing in the section entitled “Schwab Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 53, and (ii) the separate historical consolidated financial statements and related notes of each of Schwab and TD Ameritrade included elsewhere in this joint proxy statement/prospectus and incorporated by reference herein (see “Where You Can Find More Information” beginning on page 241).

The selected pro forma financial data is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial position of Schwab would have been had the merger occurred on the dates assumed, nor is it necessarily indicative of Schwab’s future consolidated results of operations or consolidated financial position.

(In Millions, Except Per Share Amounts)	For the Year Ended/As of December 31, 2019
Results of Operations
Total net revenues	$16,554
Net income available to common stockholders	$5,273
Basic earnings per common share	$2.78
Diluted earnings per common share	$2.76

Weighted-average basic shares outstanding	1,897
Weighted-average diluted shares outstanding	1,908

Financial Position
Total assets	$354,149
Long-term debt	$11,098
Stockholders’ equity	$44,530

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical per share information of Schwab and TD Ameritrade and unaudited pro forma combined consolidated per share information after giving effect to the merger. You should read this information in conjunction with (i) the selected historical consolidated financial information and the related notes included elsewhere in this joint proxy statement/prospectus, (ii) the historical consolidated financial statements of Schwab and TD Ameritrade and related notes contained in Schwab’s and TD Ameritrade’s respective Annual Reports on Form 10-K for the years ended December 31, 2019, and September 30, 2019, respectively, which are referred to in this joint proxy statement/prospectus as the Schwab 2019 10-K and the TD Ameritrade 2019 10-K, respectively, and TD Ameritrade’s Quarterly Report on Form 10-Q for the three months ended December 31, 2019, which are incorporated by reference into this joint proxy statement/prospectus, and (iii) the financial information contained in the “Schwab Unaudited Pro Forma Condensed Combined Financial Statements” and the related notes thereto beginning on page 53. The historical per share information is derived from audited financial statements of Schwab as of and for the year ended December 31, 2019, and TD Ameritrade as of and for the year ended September 30, 2019 and unaudited financial statements for the three months ended December 31, 2019 and 2018.

The unaudited pro forma combined consolidated per share information has been presented for illustrative purposes only and is based on assumptions and estimates considered appropriate by Schwab’s management. The pro forma data presented does not represent what the actual results of operations and financial position would have been had the companies actually been combined as of the beginning of the periods presented and is not necessarily indicative of the future consolidated results of operations or financial position of the combined company. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma per share financial information.

Schwab and TD Ameritrade declared and paid dividends during the periods presented. For more information on dividends of Schwab and TD Ameritrade, see “Comparative Per Share Market Price and Dividend Information” beginning on page 51.

For the Year Ended/As of December 31, 2019
Schwab Historical per Common Share Data:
Earnings-basic	$2.69
Earnings-diluted	$2.67
Book value (1)	$16.91
TD Ameritrade Historical per Common Share Data (2):
Earnings-basic	$3.61
Earnings-diluted	$3.59
Book value (1)	$16.18
Unaudited Pro Forma Combined per Common Share Data:
Earnings-basic	$2.78
Earnings-diluted	$2.76
Book value (3)	$23.79
TD Ameritrade Unaudited Pro Forma Combined per Common Share Data (4):
Earnings-basic	$3.01
Earnings-diluted	$2.99
Book value	$25.78

(1)	Amount is calculated by dividing stockholders’ equity by the number of common shares outstanding as of December 31, 2019.

(2)	Derived from the December 31, 2019 trailing twelve month financial information as shown on the Pro Forma Statement of Income.
(3)	Amount is calculated by dividing pro forma stockholders’ equity as of December 31, 2019 by the pro forma number of common shares outstanding as of December 31, 2019.
(4)	The TD Ameritrade unaudited pro forma equivalent data was calculated by multiplying the combined company unaudited pro forma data by the share exchange ratio of 1.0837.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth the closing price per share of Schwab common stock and per share of TD Ameritrade common stock as reported on the NYSE and NASDAQ on November 20, 2019, the last trading day prior to the publication of media reports regarding the merger, on November 22, 2019, the last trading day prior to public announcement of the merger by Schwab and TD Ameritrade, and on May 1, 2020, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus for which this information was available. The table also shows the implied value of the merger consideration for each share of TD Ameritrade common stock as of the same dates. This implied value was calculated by multiplying the closing price of a share of Schwab common stock on the relevant date by the exchange ratio.

	Schwab Common Stock	TD Ameritrade Common Stock	Implied Per Share Value of Merger Consideration
November 20, 2019	$44.75	$41.38	$48.50
November 22, 2019	$48.20	$48.13	$52.23
May 1, 2020	$36.45	$37.99	$39.50

The market prices of shares of Schwab common stock and TD Ameritrade common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the TD Ameritrade special meeting and the Schwab special meeting and the date the merger is completed. No assurance can be given concerning the market prices of shares of Schwab common stock and shares of TD Ameritrade common stock before completion of the merger or shares of Schwab common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of shares of Schwab common stock (and therefore the value of the merger consideration) when received by TD Ameritrade stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, TD Ameritrade stockholders are advised to obtain current market quotations for shares of Schwab common stock and shares of TD Ameritrade common stock in deciding whether to vote for approval and adoption of the merger agreement.

Dividends

Schwab currently pays a quarterly dividend on shares of Schwab common stock and last paid a quarterly dividend on February 28, 2020 of $0.18 per share. Under the terms of the merger agreement, during the period before completion of the merger, Schwab is not permitted to declare, set aside or pay any dividend or make any other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed (i) for the fourth quarter of 2019, $0.17 per share and (ii) for subsequent quarters, an amount approved by the Schwab board of directors consistent with certain requirements.

TD Ameritrade currently pays a quarterly dividend on shares of TD Ameritrade common stock, and last paid a quarterly dividend on February 19, 2020 of $0.31 per share. Under the terms of the merger agreement, during the period before completion of the merger, TD Ameritrade is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.31 per share per quarter, as such amount may be increased for the fiscal year ended September 30, 2021 if the merger is not completed prior to September 30, 2020, which amount must not exceed $0.33 per share per quarter.

In addition, the merger agreement provides that Schwab and TD Ameritrade will coordinate the declaration of, record dates for and payment of dividends in respect of their respective shares in order that holders of shares of Schwab common stock and TD Ameritrade common stock do not receive two dividends or fail to receive one dividend for any quarter in respect of shares of TD Ameritrade common stock, on the one hand, and shares of Schwab common stock issuable in the merger, on the other hand.

After completion of the merger, any former TD Ameritrade stockholder who holds Schwab common shares into which shares of TD Ameritrade common stock have been converted in connection with the merger will receive whatever dividends are declared and paid on Schwab common shares. However, no dividend or other distribution having a record date after completion of the merger will actually be paid with respect to any Schwab common shares into which shares of TD Ameritrade common stock have been converted in connection with the merger until the certificates formerly representing shares of TD Ameritrade common stock have been surrendered (or the book-entry shares formerly representing shares of TD Ameritrade common stock have been transferred), at which time any accrued dividends and other distributions on those Schwab common shares with a payment date prior to such date will be paid without interest. Subject to the limitations set forth in the merger agreement, any future dividends by Schwab will be made at the discretion of the Schwab board of directors. Subject to the limitations set forth in the merger agreement, any future dividends by TD Ameritrade will be made at the discretion of the TD Ameritrade board of directors. There can be no assurance that any future dividends will be declared or paid by Schwab or TD Ameritrade or as to the amount or timing of those dividends, if any.

SCHWAB UNAUDITED

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 24, 2019, Schwab entered into the merger agreement with TD Ameritrade and Merger Sub. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into TD Ameritrade pursuant to the merger, with TD Ameritrade surviving as a wholly owned subsidiary of Schwab. The merger agreement was unanimously approved by the Schwab board of directors and the TD Ameritrade board of directors, acting upon the unanimous recommendation of the strategic development committee.

If the merger is completed, TD Ameritrade stockholders immediately prior to the effective time of the merger will receive, in exchange for each share of TD Ameritrade common stock owned immediately prior to the merger, 1.0837 shares of Schwab common stock, except that TD Bank and its affiliates will receive Schwab common stock only up to a maximum of the voting limitation percentage of the Schwab common stock (including any other shares of Schwab common stock then owned by TD Bank and its affiliates) and will otherwise receive shares of Schwab nonvoting common stock, in each case, as described in more detail in the accompanying joint proxy statement/prospectus under the heading “The Merger Agreement—Merger Consideration.” Fractional shares of Schwab common stock will not be issued to TD Ameritrade stockholders, who will receive cash in lieu of fractional shares following the closing of the merger. The cash payment for the fractional shares is not anticipated to be material.

The following unaudited Pro Forma Condensed Combined Balance Sheet, which is referred to in this joint proxy statement/prospectus as the Pro Forma Balance Sheet, and unaudited Pro Forma Condensed Combined Statement of Income, which is referred to in this joint proxy statement/prospectus as the Pro Forma Statement of Income, and which, together with the Pro Forma Balance Sheet, are referred to in this joint proxy statement/prospectus as the Pro Forma Financial Statements or the Statements, are based on the separate historical consolidated financial statements of Schwab and TD Ameritrade after giving effect to the acquisition of TD Ameritrade by Schwab and the exchange of Schwab’s common stock for TD Ameritrade’s outstanding common stock in connection therewith, and the assumptions and adjustments described in the accompanying notes to the Pro Forma Financial Statements. The Pro Forma Balance Sheet as of December 31, 2019 is presented as if the merger occurred on December 31, 2019. The Pro Forma Statement of Income for the year ended December 31, 2019 is presented as if the merger occurred on January 1, 2019. The historical financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the Pro Forma Statement of Income only, expected to have a continuing impact on the combined results of operations.

Due to the timing of the merger, the estimates of fair value are preliminary and are dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a definitive valuation. The unaudited pro forma adjustments, including the allocations of the merger consideration and the fair value of the replaced TD Ameritrade equity awards attributable to pre-combination services, collectively referred to in this section only of this joint proxy statement/prospectus as the Purchase Price, have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The determination of estimated fair values requires management to make significant estimates and assumptions, which are described in the accompanying notes to the Pro Forma Financial Statements, based on currently available information. Schwab believes that the information available provides a reasonable basis to estimate the fair values of assets acquired and liabilities assumed; however, these preliminary estimates may be adjusted upon the availability of new information regarding facts and circumstances as they exist at the date of the merger. Therefore, there can be no assurance that such changes will not be material. As described in the accompanying notes to the Pro Forma Financial Statements, the risk of such changes is particularly significant with respect to the preliminary Purchase Price allocation, because such allocation is based, in large part, on the closing price per share of Schwab common stock as of the closing date. The preliminary Purchase Price allocation reflected in the Statements assumes a closing price per share of Schwab common stock of $38.79, the closing price of Schwab common stock on

April 29, 2020. Recently, the financial and other markets generally have experienced extreme volatility, due in large part to the coronavirus pandemic and its widespread economic impacts. Such volatility has contributed to a significant variance in the trading price of Schwab common stock. Continued financial market volatility, and its effect on the trading price of Schwab common stock, will largely depend on future developments, which Schwab cannot accurately predict or control, including new information which may emerge concerning the severity of the coronavirus pandemic, the effectiveness or ineffectiveness of governmental and private actions taken to contain or treat the coronavirus pandemic, and reactions by companies, clients, investors, governmental entities and financial markets to such actions. Particularly given this volatility and uncertainty, the Statements may not be indicative of and do not purport to represent the combined company’s actual financial condition or results of operations as of the closing date or any future or other date or period. A final determination of the Purchase Price and fair values of TD Ameritrade’s assets and liabilities will be based on the actual tangible and intangible assets and liabilities of TD Ameritrade that exist as of the date of the merger.

The Statements are provided for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the merger been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the merger. The Pro Forma Financial Statements also do not reflect potential revenue enhancements (or the necessary costs to achieve such benefits), cost savings, or operating synergies that Schwab expects to realize after the merger. In addition, the Pro Forma Statement of Income does not reflect restructuring or exit costs, which may be incurred by Schwab in connection with the merger.

The preparation of the Pro Forma Financial Statements and related adjustments required management to make certain assumptions and estimates. The Statements should be read together with:

•	The accompanying notes to the Pro Forma Financial Statements;

•	Schwab’s audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2019, included in the Schwab 2019 10-K;

•

TD Ameritrade’s unaudited historical consolidated financial statements and accompanying notes as of and for the quarter ended December 31, 2019 included in TD Ameritrade’s Form 10-Q filed with the SEC on January 31, 2020; and

•	TD Ameritrade’s audited historical consolidated financial statements and accompanying notes as of and for the year ended September 30, 2019, included in the TD Ameritrade 2019 10-K.

THE CHARLES SCHWAB CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

(In Millions)	Schwab Historical—After Reclassification (Note 3)	TD Ameritrade Historical—After Reclassification (Note 3)	Pro Forma Adjustments	Ref. (Note 5)	Schwab and TD Ameritrade Combined
Assets
Cash and cash equivalents	$29,345	$2,551	$—		$31,896
Cash and investments segregated and on deposit for regulatory purposes	20,483	8,536	—		29,019
Receivables from brokerage clients—net	21,767	21,187	—		42,954
Available for sale securities	61,422	1,636	—		63,058
Held to maturity securities	134,706	—	—		134,706
Bank loans—net	18,212	—	—		18,212
Equipment, office facilities, and property—net	2,128	895	(93)	(5a)	2,930
Acquired intangible assets—net	128	1,174	9,916	(5b)	11,218
Goodwill	1,227	4,227	6,797	(5c)	12,251
Other assets	4,587	3,275	43	(5d)	7,905

Total assets	$294,005	$43,481	$16,663		$354,149

Liabilities and Stockholders’ Equity
Bank deposits	$220,094	$—	$—		$220,094
Payables to brokerage clients	39,220	27,351	—		66,571
Accrued expenses and other liabilities	5,516	3,828	2,512	(5e)/(5f)	11,856
Long-term debt	7,430	3,555	113	(5g)	11,098

Total liabilities	272,260	34,734	2,625		309,619

Stockholders’ equity:
Preferred stock	2,793	—	—		2,793
Common stock	15	7	(2)	(5h)	20
Common stock—nonvoting	—	—	1	(5i)	1
Additional paid-in capital	4,656	3,459	19,342	(5j)	27,457
Retained earnings	19,960	8,790	(8,812)	(5k)	19,938
Treasury stock, at cost	(5,767)	(3,527)	3,527	(5l)	(5,767)
Accumulated other comprehensive income (loss)	88	18	(18)	(5m)	88

Total stockholders’ equity	21,745	8,747	14,038		44,530

Total liabilities and stockholders’ equity	$294,005	$43,481	$16,663		$354,149

See accompanying Notes to Unaudited Pro Forma Financial Statements.

THE CHARLES SCHWAB CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(In Millions, Except Per Share Amounts)	Schwab Historical—After Reclassification (Note 3)	TD Ameritrade Historical—After Reclassification (Note 3)	Pro Forma Adjustments	Ref. (Note 6) (Note 7)	Schwab and TD Ameritrade Combined
Net Revenues
Interest revenue	$7,580	$1,550	$(5)	(6a)	$9,125
Interest expense	(1,064)	(178)	25	(6b)/(6c)	(1,217)

Net interest revenue	6,516	1,372	20		7,908
Asset management and administration fees	3,211	588	—		3,799
Trading revenue	752	1,770	—		2,522
Bank deposit account fees	—	1,743	106	(6d)	1,849
Other	242	234	—		476

Total net revenues	10,721	5,707	126		16,554

Expenses Excluding Interest
Compensation and benefits	3,320	1,336	(9)	(6e)	4,647
Professional services	702	317	(37)	(6f)	982
Occupancy and equipment	559	264	(3)	(6g)	820
Advertising and market development	307	320	—		627
Communications	253	151	—		404
Depreciation and amortization	322	155	(89)	(6h)	388
Amortization of acquired intangible assets	27	124	577	(6i)	728
Regulatory fees and assessments	122	47	—		169
Other	261	351	—		612

Total expenses excluding interest	5,873	3,065	439		9,377

Income before taxes on income	4,848	2,642	(313)		7,177
Taxes on income	1,144	659	(77)	(6j)	1,726

Net Income	3,704	1,983	(236)		5,451

Preferred stock dividends and other	178	—	—		178

Net Income Available to Common Stockholders	$3,526	$1,983	$(236)		$5,273

Weighted-Average Common Shares Outstanding:
Basic	1,311	550		(7)	1,897
Diluted	1,320	552		(7)	1,908

Earnings Per Common Share Outstanding (1):
Basic	$2.69	$3.61		(7)	$2.78
Diluted	$2.67	$3.59		(7)	$2.76

(1)

As the participation rights, including dividend and liquidation rights, are identical between the voting common stock and nonvoting common stock classes, basic and diluted earnings per share are the same for each class.

See accompanying Notes to Unaudited Pro Forma Financial Statements.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The Pro Forma Financial Statements were prepared in accordance with Article 11 of SEC Regulation S-X. Schwab’s fiscal year end is December 31 and TD Ameritrade’s fiscal year end is September 30. The Pro Forma Balance Sheet as of December 31, 2019 combines Schwab’s historical audited consolidated balance sheet as of December 31, 2019 and TD Ameritrade’s historical unaudited condensed consolidated balance sheet as of December 31, 2019, giving effect to the merger as if it was completed on December 31, 2019.

The Pro Forma Statement of Income combines the Schwab historical audited consolidated statement of income for the year ended December 31, 2019 and the TD Ameritrade historical consolidated statement of income for the trailing twelve months ended December 31, 2019. For the purpose of preparing the Pro Forma Statement of Income for the year ended December 31, 2019, the “TD Ameritrade Historical—After Reclassification” column, which represents the trailing twelve month period ended December 31, 2019, was derived by subtracting TD Ameritrade’s historical unaudited condensed consolidated statement of income for the three months ended December 31, 2018 from its historical audited consolidated statement of income for the year ended September 30, 2019, and by adding TD Ameritrade’s historical unaudited condensed consolidated statement of income for the three months ended December 31, 2019.

Certain financial information of TD Ameritrade, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in Schwab’s consolidated financial statements for the purpose of preparing the Pro Forma Financial Statements. Certain financial information of Schwab, as presented in its historical consolidated financial statements, has been reclassified for the purpose of preparing the Pro Forma Financial Statements to reflect planned changes in Schwab’s presentation subsequent to the merger. Refer to Note 3 of the Statements for explanations of these reclassifications.

The merger will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which is referred to in this joint proxy statement/prospectus as ASC 805, with Schwab as the acquirer for accounting purposes. Under ASC 805, the total Purchase Price was calculated as described in Note 4 of the Statements. The assets acquired and liabilities assumed from TD Ameritrade have been measured at their estimated fair values on the assumed acquisition date, except for certain exceptions to the recognition principle of acquisition accounting, such as leases, share-based payments, and income taxes. The excess of the Purchase Price over the assets acquired and liabilities assumed is allocated to goodwill. Subsequent to the completion of the merger, Schwab and TD Ameritrade will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company.

The income tax effects of pro forma adjustments are calculated based on a blended U.S. federal and state statutory tax rate of 24.32%.

Upon consummation of the merger and the completion of a valuation, the Purchase Price as well as the estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but not later than one year from the merger date.

2. Accounting Policies

As part of preparing the Pro Forma Financial Statements, Schwab conducted a preliminary review of the accounting policies of TD Ameritrade, but did not note any material differences in accounting policies that would require pro forma adjustments to conform to Schwab’s accounting policies. Further, Schwab considered the difference in TD Ameritrade’s fiscal year end and its impact on the adoption of new accounting standards and noted no material impacts.

Upon consummation of the merger, a more comprehensive review of the accounting policies of TD Ameritrade will be performed, which may identify other differences among the accounting policies of Schwab and TD Ameritrade that, when conformed, could have a material impact on the Pro Forma Financial Statements.

The accounting policies used in the preparation of the Statements are those set out in Schwab’s audited consolidated financial statements as of and for the year ended December 31, 2019.

3. Reclassification Adjustments

Schwab Reclassification Adjustments

Schwab financial information in the “Schwab Historical—After Reclassification” columns of the Pro Forma Balance Sheet and Pro Forma Statement of Income represents Schwab’s historical reported balances reclassified to conform to the presentation of the combined entity. Unless otherwise indicated, defined line items included in the notes have the meanings given to them in Schwab’s historical financial statements.

Reclassifications of the Balance Sheet—Assets as of December 31, 2019

(In Millions)	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Assets
Cash and cash equivalents	$29,345	$—		$29,345
Cash and investments segregated and on deposit for regulatory purposes	20,483	—		20,483
Receivables from brokerage clients—net	21,767	—		21,767
Available for sale securities	61,422	—		61,422
Held to maturity securities	134,706	—		134,706
Bank loans—net	18,212	—		18,212
Equipment, office facilities, and property—net	2,128	—		2,128
Acquired intangible assets—net	—	128	(3a)	128
Goodwill	1,227	—		1,227
Other assets	4,715	(128)	(3a)	4,587

Total assets	$294,005	$—		$294,005

3a)

Historically, acquired intangible assets were included in Other assets due to their insignificant size. As a result of the contemplated acquisition of TD Ameritrade, Schwab anticipates that the acquired intangible assets of the combined entity will be a meaningful balance warranting separate presentation on the balance sheet.

Reclassifications of the Statement of Income—Net Revenues and Expenses Excluding Interest for the Year Ended December 31, 2019

(In Millions)	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Net Revenues
Interest revenue	$7,580	$—		$7,580
Interest expense	(1,064)	—		(1,064)

Net interest revenue	6,516	—		6,516
Asset management and administration fees	3,211	—		3,211
Trading revenue	617	135	(3b)	752
Other	377	(135)	(3b)	242

Total net revenues	$10,721	$—		$10,721

Expenses Excluding Interest
Compensation and benefits	$3,320	$—		$3,320
Professional services	702	—		702
Occupancy and equipment	559	—		559
Advertising and market development	307	—		307
Communications	253	—		253
Depreciation and amortization	349	(27)	(3c)	322
Amortization of acquired intangible assets	—	27	(3c)	27
Regulatory fees and assessments	122	—		122
Other	261	—		261

Total expenses excluding interest	$5,873	$—		$5,873

3b)

Reclassification of order flow revenue from Other to Trading revenue to conform with TD Ameritrade’s historical presentation of order flow revenue with commissions. TD Ameritrade’s commissions and order flow revenue were reclassified from Commissions and transaction fees to Trading revenue as noted in reference (3l).

3c)

Historically, amortization of acquired intangible assets was included in Depreciation and amortization due to its insignificant size. As a result of the contemplated acquisition of TD Ameritrade, Schwab anticipates that amortization of acquired intangible assets for the combined entity will be a meaningful balance warranting separate presentation in the statement of income. This reclassification also conforms to TD Ameritrade’s historical presentation.

TD Ameritrade Reclassification Adjustments

TD Ameritrade financial information in the “TD Ameritrade Historical—After Reclassification” columns of the Pro Forma Balance Sheet and Pro Forma Statement of Income represents the historical reported balances of TD Ameritrade reclassified to conform to the presentation in Schwab’s financial statements. Unless otherwise indicated, defined line items included in the notes have the meanings given to them in the historical financial statements of TD Ameritrade.

Reclassifications of the Balance Sheet as of December 31, 2019

(In Millions)	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Assets
Cash and cash equivalents	$2,551	$—		$2,551
Cash and investments segregated and on deposit for regulatory purposes	8,536	—		8,536
Receivable from brokers, dealers, and clearing organizations	1,728	(1,728)	(3d)	—
Receivable from clients, net	21,187	(21,187)	(3e)	—
Receivables from brokerage clients—net	—	21,187	(3e)	21,187
Receivable from affiliates	121	(121)	(3d)	—
Other receivables, net	277	(277)	(3d)	—
Securities owned, at fair value	520	(520)	(3d)	—
Investments available-for-sale, at fair value	1,636	(1,636)	(3f)	—
Available for sale securities	—	1,636	(3f)	1,636
Property and equipment at cost, net	895	(895)	(3g)	—
Equipment, office facilities, and property—net	—	895	(3g)	895
Goodwill	4,227	—		4,227
Acquired intangible assets, net	1,174	(1,174)	(3h)	—
Acquired intangible assets—net	—	1,174	(3h)	1,174
Other assets	629	2,646	(3d)	3,275

Total assets	$43,481	$—		$43,481

Liabilities and Stockholders’ Equity
Payable to brokers, dealers, and clearing organizations	$2,482	$(2,482)	(3i)	$—
Payable to clients	27,351	(27,351)	(3j)	—
Payables to brokerage clients	—	27,351	(3j)	27,351
Accounts payable and other liabilities	1,087	(1,087)	(3i)	—
Accrued expenses and other liabilities	—	3,828	(3i)	3,828
Payable to affiliates	3	(3)	(3i)	—
Long-term debt	3,555	—		3,555
Deferred income taxes	256	(256)	(3i)	—

Total liabilities	34,734	—		34,734

Stockholders’ equity:
Preferred stock	—	—		—
Common stock	7	—		7
Additional paid-in capital	3,459	—		3,459
Retained earnings	8,790	—		8,790
Treasury stock, common, at cost	(3,527)	3,527	(3k)	—
Treasury stock, at cost	—	(3,527)	(3k)	(3,527)
Accumulated other comprehensive income	18	—		18

Total stockholders’ equity	8,747	—		8,747

Total liabilities and stockholders’ equity	$43,481	$—		$43,481

3d)

Reclassifications of Receivable from brokers, dealers and clearing organizations, Receivable from affiliates, Other receivables, net, and Securities owned, at fair value to Other assets to conform with Schwab’s financial statement line item presentation.

3e)	Reclassification of Receivable from clients, net to Receivables from brokerage clients — net to conform with Schwab’s financial statement line item presentation.
3f)	Reclassification of Investments available-for-sale, at fair value to Available for sale securities to conform with Schwab’s financial statement line item presentation.
3g)	Reclassification of Property and equipment at cost, net to Equipment, office facilities, and property — net to conform with Schwab’s financial statement line item presentation.
3h)	Reclassification of Acquired intangible assets, net to Acquired intangible assets — net to conform with Schwab’s financial statement line item presentation.
3i)

Reclassifications of Payable to brokers, dealers and clearing organizations, Accounts payable and other liabilities, Payable to affiliates, and Deferred income taxes to Accrued expenses and other liabilities to conform with Schwab’s financial statement line item presentation.

3j)	Reclassification of Payable to clients to Payables to brokerage clients to conform with Schwab’s financial statement line item presentation.
3k)	Reclassification of Treasury stock, common, at cost to Treasury stock, at cost to conform with Schwab’s financial statement line item presentation.

Reclassifications of the Statement of Income for the Year Ended December 31, 2019

(In Millions)	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Revenues
Transaction-based revenues:
Commissions and transaction fees	$1,770	$(1,770)	(3l)	$—
Trading revenue	—	1,770	(3l)	1,770
Asset-based revenues:
Bank deposit account fees	1,743	—		1,743
Interest revenue	—	1,550	(3m)	1,550
Interest expense	—	(178)	(3m)/(3n)	(178)

Net interest revenue	—	1,372		1,372
Net interest revenue	1,516	(1,516)	(3m)	—
Investment product fees	588	(588)	(3o)	—
Asset management and administration fees	—	588	(3o)	588

Total asset-based revenues	3,847	(144)		3,703
Other revenues	174	(174)	(3p)	—
Other	—	234	(3p)	234

Net revenues	5,791	(84)		5,707

Operating Expenses
Employee compensation and benefits	1,336	(1,336)	(3q)	—
Compensation and benefits	—	1,336	(3q)	1,336
Clearing and execution costs	210	(210)	(3r)	—
Communications	151	—		151
Occupancy and equipment costs	264	(264)	(3s)	—
Occupancy and equipment	—	264	(3s)	264
Depreciation and amortization	155	—		155
Amortization of acquired intangible assets	124	—		124
Professional services	317	—		317
Advertising	320	(320)	(3t)	—
Advertising and market development	—	320	(3t)	320
Regulatory fees and assessments	—	47	(3r)/(3u)	47
Other	188	163	(3r)/(3u)	351

Total operating expenses	3,065	—		3,065

Operating income	2,726	(84)		2,642
Other expense (income):
Interest on borrowings	144	(144)	(3n)	—
Gain on business-related divestiture	(60)	60	(3p)	—

Total other expense (income)	84	(84)		—

Pre-tax income	2,642	—		2,642
Provision for income taxes	659	(659)	(3v)	—
Taxes on income	—	659	(3v)	659

Net Income	$1,983	$—		$1,983

3l)	Reclassification of Commissions and transaction fees to Trading revenue to conform with Schwab’s financial statement line item presentation.

3m)	Reclassification of Net interest revenue to Interest revenue and Interest expense, on a gross basis, to conform with Schwab’s financial statement line item presentation.
3n)	Reclassification of Interest on borrowings to Interest expense to conform with Schwab’s financial statement line item presentation.
3o)	Reclassification of Investment product fees to Asset management and administration fees to conform with Schwab’s financial statement line item presentation.
3p)	Reclassifications of Other revenues and Gain on business-related divestiture to Other to conform with Schwab’s financial statement line item presentation.
3q)	Reclassification of Employee compensation and benefits to Compensation and benefits to conform with Schwab’s financial statement line item presentation.
3r)	Reclassification of Clearing and execution costs to Regulatory fees and assessments and Other to conform with Schwab’s financial statement line item presentation.
3s)	Reclassification of Occupancy and equipment costs to Occupancy and equipment to conform with Schwab’s financial statement line item presentation.
3t)	Reclassification of Advertising to Advertising and market development to conform with Schwab’s financial statement line item presentation.
3u)	Reclassification of Other to Regulatory fees and assessments to conform with Schwab’s financial statement line item presentation.
3v)	Reclassification of Provision for income taxes to Taxes on income to conform with Schwab’s financial statement line item presentation.

4. Calculation of Estimated Purchase Price and Preliminary Purchase Price Allocation

The calculation of the Purchase Price and allocation to assets acquired and liabilities assumed is preliminary because the merger has not yet been completed. The preliminary allocation to assets and liabilities is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive calculation. Accordingly, the Purchase Price allocation reflected in the unaudited pro forma adjustments will remain preliminary until Schwab management determines the final Purchase Price and the fair values of assets acquired and liabilities assumed. The final determination of the Purchase Price and related allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of Schwab’s stock price at the closing of the merger.

The fair value of the Purchase Price to be transferred upon completion of the merger will include the fair value of Schwab’s common stock to be issued to TD Ameritrade stockholders pursuant to the merger agreement and the fair value of the replaced TD Ameritrade equity awards attributable to pre-combination services. The preliminary Purchase Price is calculated as follows:

Purchase Price Calculation

(In Millions, Except Share and Per Share Amounts)
TD Ameritrade common shares outstanding that will receive Schwab shares per the merger agreement	540,640,915
Settlement of fully vested TD Ameritrade RSUs due to change-in-control provisions	320,999

Total TD Ameritrade common stock outstanding	540,961,914

Exchange ratio per the merger agreement	1.0837

Total common stock to be issued by Schwab	586,240,426

Total voting common stock to be issued by Schwab	517,829,531
Total nonvoting common stock to be issued by Schwab	68,410,895
Stock price as of April 29, 2020	$38.79

Preliminary fair value of consideration for TD Ameritrade outstanding common stock	$22,740

Fair value of the replaced TD Ameritrade equity awards attributable to pre-combination services	67

Total estimated Purchase Price (1)	$22,807

(1)

As the amount of the fractional shares is not expected to be material, Schwab assumes the Purchase Price is fully settled in Schwab shares for the purpose of preparing the Pro Forma Financial Statements.

Purchase Price Sensitivity

The final Purchase Price could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the trading price of Schwab’s common stock prior to the closing date of the merger. A sensitivity analysis related to the fluctuation in the trading price of Schwab’s common stock was performed to assess the impact a hypothetical change of 10% on the trading price of Schwab common stock on the NYSE on April 29, 2020 would have on the estimated Purchase Price and goodwill as of the closing date of the merger.

Change in Price per Share of Schwab Common Stock	Price per Share of Schwab Common Stock	Estimated Purchase Price	Estimated Goodwill
	(In Millions, Except Per Share Amounts)
Increase of 10%	$42.67	$25,087	$13,304
Decrease of 10%	$34.91	$20,526	$8,743

Recently, the financial and other markets generally have experienced extreme volatility due to, in large part, the coronavirus pandemic. Such volatility has resulted in a significant variance in the trading price of Schwab common stock. The continuation of this volatility of financial and other markets generally and its continued effect on the trading price of Schwab common stock will largely depend on future developments, which Schwab cannot accurately predict or control, including new information which may emerge concerning the severity of the coronavirus pandemic, the success of governmental and private actions taken to contain or treat the coronavirus pandemic, and reactions by clients, companies, governmental entities, and financial and other markets to such actions.

Given the current market volatility, the trading price of Schwab’s common stock may fluctuate by a percentage greater than 10%. For each increment of 10%, the estimated purchase price will change by approximately $2.3 billion.

Preliminary fair value estimate of assets acquired and liabilities assumed

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of TD Ameritrade are recorded at the merger date fair values, except for certain balances related to leases, share-based payments, and income taxes for which an exception from fair value accounting applies. Schwab has prepared preliminary estimates of the fair value of identified intangible assets, tangible assets and certain financial assets and financial liabilities as described in Note 5. Assumed long-term debt, which consists of publicly traded senior notes, is measured at its estimated fair value. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma Purchase Price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material.

The following table sets forth a preliminary allocation of the Purchase Price to the identifiable tangible and intangible assets acquired and liabilities assumed of TD Ameritrade using TD Ameritrade’s unaudited condensed consolidated balance sheet (after reclassification) as of December 31, 2019, with the excess recorded to goodwill:

Based on TD Ameritrade Historical (after reclassification) (In Millions)	As of December 31, 2019
Fair value of assets acquired:
Cash and cash equivalents	$2,551
Cash and investments segregated and on deposit for regulatory purposes	8,536
Receivables from brokerage clients—net	21,187
Available for sale securities	1,636
Acquired intangible assets—net	11,090
Equipment, office facilities, and property—net	802
Other assets	3,314

Amount attributable to assets acquired	$49,116

Fair value of liabilities assumed:
Payables to brokerage clients	$27,351
Accrued expenses and other liabilities	6,314
Long-term debt	3,668

Amount attributable to liabilities assumed	$37,333

Fair value of net assets acquired	$11,783
Goodwill as of December 31, 2019	11,024

Total Estimated Purchase Price	$22,807

Goodwill represents the excess of the preliminary Purchase Price over the preliminary fair value of the underlying tangible and intangible assets acquired and liabilities assumed. Among the factors that contributed to a Purchase Price in excess of the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed are the skill sets, operations, and synergies that can be leveraged to enable the combined company to build a stronger enterprise. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur a charge to earnings for the amount of the impairment during the period in which the determination is made. Goodwill recorded in the merger is not expected to be deductible for tax purposes.

The pro forma historical net assets adjustments as shown above are further described below in Notes 5 and 6.

Equipment, office facilities, and property—net and Acquired intangible assets—net

The estimated fair values of personal property, real property, and construction in progress were determined using a sales comparison and cost approach, including consideration of functional and economic obsolescence. Schwab estimated the weighted-average useful lives of the assets based on the current condition and expected future use of the assets.

The preliminary fair values of client relationships, existing technology, and trade names were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, which is referred to in this joint proxy statement/prospectus as ASC 820. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The fair value of the client relationships was estimated using a multi-period excess earnings approach and the fair value of existing technology and trade names was estimated using a relief from royalty approach.

The following table summarizes the major classes of tangible and intangible assets and their respective weighted-average estimated useful lives:

(In Millions)	Estimated Fair Value	Weighted-Average Estimated Useful Life (Years)
Equipment, office facilities, and property
Personal property	$337	6
Real property	405	40
Construction in progress	60	N/A

Total	$802

Intangible assets
Client relationships	$10,900	18
Existing technology	150	2
Trade names	40	2

Total	$11,090

5. Pro Forma Balance Sheet Adjustments

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of the fair value of the assets, liabilities, and commitments which Schwab, as the acquirer for accounting purposes, will acquire and assume from TD Ameritrade.

Adjustments included in the “Pro Forma Adjustments” column in the accompanying Pro Forma Balance Sheet as of December 31, 2019 are as follows:

Ref.	Acquisition Adjustments (In Millions)	Increase (decrease) as of December 31, 2019
Assets
(5a)	Adjustments to Equipment, office facilities, and property—net:
	To eliminate TD Ameritrade’s historical property and equipment (1)	$(895)
	To record the fair value of TD Ameritrade’s real property, personal property and construction in progress	802

		(93)

(5b)	Adjustments to Acquired intangible assets—net:
	To eliminate TD Ameritrade’s historical intangible assets	(1,174)
	To record the fair value of client relationships, existing technology and trade names acquired	11,090

		9,916

(5c)	Adjustments to Goodwill:
	To eliminate TD Ameritrade’s historical goodwill	(4,227)
	To record goodwill associated with the merger	11,024

		6,797

(5d)	Adjustments to Other assets:
	To eliminate TD Ameritrade’s historical right-of-use lease assets	(342)
	To eliminate TD Ameritrade’s historical capitalized contract costs that are now included in the fair value of the client relationships intangible asset	(25)
	To record the amount of TD Ameritrade’s right-of-use lease assets equal to the amount of the assumed operating lease liabilities in Note (5e), adjusted for off-market terms	396
	To record income tax receivables associated with the deductible portion of transaction costs to be incurred in the merger	14

		43

	Total adjustments to assets	$16,663

Liabilities
(5e)	Adjustments to Accrued expenses and other liabilities:
	To record estimated transaction costs to be paid by Schwab	$26
	To record estimated transaction costs to be paid by TD Ameritrade	90
	To eliminate TD Ameritrade’s historical operating lease liabilities	(375)
	To record TD Ameritrade’s operating lease liabilities to the present value of the remaining lease payments using Schwab’s incremental borrowing rate	410

		151

(5f)	Adjustments to deferred tax liabilities included in Accrued expenses and other liabilities:
	To record tax liabilities associated with the fair value adjustment of TD Ameritrade’s intangible assets	2,369

Ref.	Acquisition Adjustments (In Millions)	Increase (decrease) as of December 31, 2019
	To record tax liabilities associated with the fair value adjustment of TD Ameritrade’s property and equipment	13
	To record tax assets associated with the fair value adjustment of TD Ameritrade’s long-term debt	(27)
	To record tax liabilities associated with the adjustment of TD Ameritrade’s right-of-use lease assets	14
	To record tax assets associated with the adjustment of TD Ameritrade’s operating lease liabilities	(8)

		2,361

(5g)	Adjustments to Long-term debt:
	To eliminate TD Ameritrade’s historical long-term debt	(3,555)
	To record the fair value of TD Ameritrade’s long-term debt	3,668

		113

	Total adjustments to liabilities	$2,625

Stockholders’ equity
(5h)	Adjustments to Common stock:
	To eliminate the par value of TD Ameritrade’s Common stock	$(7)
	To record the par value of Schwab common stock issued in the merger	5

		(2)

(5i)	Adjustment to Common stock — nonvoting:
	To record the par value of Schwab nonvoting common stock issued in the merger	1

(5j)	Adjustments to Additional paid-in capital:
	To eliminate TD Ameritrade’s historical Additional paid-in capital	(3,459)
	To record additional paid-in capital related to common stock issued in the merger	22,801

		19,342

(5k)	Adjustments to Retained earnings:
	To eliminate TD Ameritrade’s historical retained earnings	(8,790)
	To record estimated transaction costs to be paid by Schwab, net of tax	(22)

		(8,812)

(5l)	Adjustment to Treasury stock, at cost:
	To eliminate TD Ameritrade’s historical Treasury stock	3,527

(5m)	Adjustment to Accumulated other comprehensive income:
	To eliminate TD Ameritrade’s historical Accumulated other comprehensive income	(18)

	Total adjustments to stockholders’ equity	14,038

	Total adjustments to liabilities and stockholders’ equity	$16,663

(1)	TD Ameritrade’s historical property and equipment included $148 million of internal systems which were incorporated into the fair value of the existing technology intangible asset.

The total costs and expenses relating to the merger are estimated to be $153 million, pre-tax, of which $37 million are included in the historical financial information for Schwab and TD Ameritrade for the year ended December 31, 2019 and an additional $116 million are expected to be incurred at close. This estimate includes costs and expenses related to various professional fees and other costs associated with the merger such as advisory, legal, accounting, tax, and printing fees. The estimate involves a degree of judgment which Schwab management believes to be reasonable as of the date of this joint proxy statement/prospectus. There can be no assurance that these estimates will not change, even materially, as the transaction progresses to the closing date of the merger. These transaction related costs are one-time in nature and are not expected to have a continuing impact on Schwab’s ongoing results of operations. Thus, while they are accrued on the Pro Forma Balance Sheet, they are not reflected in the Pro Forma Statement of Income.

6. Pro Forma Statement of Income Adjustments

Adjustments included in the “Pro Forma Adjustments” column in the accompanying Pro Forma Statement of Income are as follows:

Ref.	Acquisition Adjustments (In Millions)	Increase (decrease) as of December 31, 2019
Net revenues
(6a)	To adjust Interest revenue for amortization of the premium resulting from the new amortized cost basis of TD Ameritrade’s investments available-for-sale	$(5)
(6b)	To amortize the fair value adjustments of long-term debt	21
(6c)	To eliminate the realized loss amortized to net income for prior cash flow hedging instruments	4
(6d)	To reflect the increase in Bank deposit account fees related to the insured deposit account agreement (1)	106

	Total adjustments to net revenues	$126

Expenses excluding interest
(6e)	To eliminate TD Ameritrade’s historical amortization of capitalized contract costs	$(9)
(6f)	To reverse transaction costs incurred by Schwab in connection with the merger	(12)
	To reverse transaction costs incurred by TD Ameritrade in connection with the merger	(25)

		(37)

(6g)	To adjust Occupancy and equipment for the impact of the right-of-use lease assets and operating lease liabilities recognized in Notes (5d) and (5e)	(3)

(6h)	To adjust Depreciation and amortization:
	To eliminate TD Ameritrade’s historical depreciation and amortization	(155)
	To record depreciation of TD Ameritrade’s real property	10
	To record depreciation of TD Ameritrade’s personal property	56

		(89)

(6i)	To adjust Amortization of acquired intangible assets:
	To eliminate TD Ameritrade’s historical amortization of acquired intangible assets	(124)
	To record amortization of TD Ameritrade’s intangible assets	701

		577

	Total adjustments to expenses excluding interest	439

Ref.	Acquisition Adjustments (In Millions)	Increase (decrease) as of December 31, 2019
(6j)	To reflect the income tax impact of the unaudited pro forma adjustments using the blended U.S. federal and state statutory tax rate	(77)

	Total adjustments to net income	$(236)

(1)

Schwab and the depository institutions executed the insured deposit account agreement (as defined in this joint proxy statement/prospectus) in connection with the merger agreement. The insured deposit account agreement replaces the existing insured deposit account agreement (as defined in this joint proxy statement/prospectus) between the depository institutions and TD Ameritrade upon the close of the merger. As the revenue impact of the insured deposit account agreement is a factually supportable item directly attributable to the merger that is expected to have a continuing impact on the combined results of operations, it has been incorporated as a pro forma adjustment.

7. Earnings Per Share

The preliminary pro forma basic earnings per common share is computed by dividing combined pro forma net income attributable to Schwab common stock by pro forma weighted-average common shares outstanding. The pro forma weighted-average common shares outstanding is based on Schwab’s historical weighted-average common shares adjusted for the issuance of 586 million shares of common stock to the TD Ameritrade stockholders (refer to Note 4), assuming the merger occurred on January 1, 2019. Of the 586 million shares of common stock, 518 million shares were voting common stock and 68 million shares were nonvoting common stock. The preliminary pro forma diluted earnings per share calculation is similar to the computation of the pro forma basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. Dilutive potential common shares include, if dilutive, the effect of outstanding stock options and non-vested restricted stock units of Schwab, as well as the common shares that have dilutive effect resulting from the replacement of TD Ameritrade’s employee equity awards, assuming the merger occurred on January 1, 2019. As the participation rights, including dividend and liquidation rights, are identical between the voting common stock and nonvoting common stock classes, basic and diluted earnings per share are the same for each class. Accordingly, the basic and diluted earnings per common share were not separately disclosed for each class in the Pro Forma Statement of Income.

(In Millions, Except Per Share Amounts)	Year Ended December 31, 2019
Basic EPS
Combined pro forma net income attributable to Schwab common stockholders	$5,273
Schwab historical weighted-average number of basic shares	1,311
Total common stock to be issued by Schwab	586

Pro forma weighted-average common shares outstanding	1,897

Basic EPS	$2.78

Diluted EPS
Combined pro forma net income attributable to Schwab common stockholders	$5,273
Pro forma weighted-average common shares outstanding	1,897
Schwab historical weighted-average number of dilutive shares	9
Dilutive effect from TD Ameritrade’s employee equity awards	2

Pro forma diluted weighted-average common shares outstanding	1,908

Diluted EPS	$2.76

RISK FACTORS

In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 83 of this joint proxy statement/prospectus, TD Ameritrade stockholders should carefully consider the following risk factors in determining whether to vote for the approval and adoption of the merger agreement, and Schwab stockholders should carefully consider the following risk factors in deciding whether to vote for the approval of the share issuance and the Schwab charter amendment. You should also read and consider the risk factors associated with each of the businesses of Schwab and TD Ameritrade because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, “Risk Factors” in the Schwab 2019 10-K and the TD Ameritrade 2019 10-K, and in Schwab’s and TD Ameritrade’s subsequent filings with the SEC, which are incorporated by reference into this joint proxy statement/prospectus.

Because the exchange ratio is fixed and the market price of Schwab common stock has fluctuated and will continue to fluctuate, TD Ameritrade stockholders cannot be sure at the time they vote on the merger of the value of the merger consideration they will receive upon completion of the merger or the value of the TD Ameritrade common stock they will give up.

Upon completion of the merger, each share of TD Ameritrade common stock outstanding immediately prior to the merger (except for shares of TD Ameritrade common stock held by TD Ameritrade as treasury stock or by Schwab (other than any fiduciary shares) which will be cancelled without payment) will automatically be converted into the right to receive 1.0837 shares of Schwab common stock, except that TD Bank and its affiliates will receive Schwab common stock only up to a maximum of the voting limitation percentage of the Schwab common stock (including any other shares of Schwab common stock then owned by TD Bank and its affiliates) and will otherwise receive shares of Schwab nonvoting common stock. Because the exchange ratio is fixed, the value of the merger consideration will depend on the market price of Schwab common stock at the time the merger is completed. The value of the merger consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the TD Ameritrade special meeting and the date the merger is completed and thereafter. The closing price per share of TD Ameritrade common stock as of November 20, 2019, the last trading day prior to the publication of media reports regarding the merger, and as of November 22, 2019, the last trading day prior to public announcement of the merger by Schwab and TD Ameritrade, was $41.38 and $48.13, respectively, and the closing price per share has fluctuated as high as $53.45 and as low as $28.68 between November 20, 2019 and May 1, 2020, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, and has fluctuated as high as $53.45 and as low as $28.68 between November 22, 2019 and May 1, 2020, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The closing price per share of Schwab common stock as of November 20, 2019, the last trading day prior to the publication of media reports regarding the merger, and as of November 22, 2019, the last trading day prior to public announcement of the merger by Schwab and TD Ameritrade, was $44.75 and $48.20, respectively, and the closing price per share has fluctuated as high as $51.07 and as low as $28.43 between November 20, 2019 and May 1, 2020, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, and has fluctuated as high as $51.07 and as low as $28.43 between November 22, 2019 and May 1, 2020, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. Accordingly, at the time of the TD Ameritrade special meeting, TD Ameritrade stockholders will not know or be able to determine the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in U.S. monetary policy and its effect on global financial markets and on interest rates, changes in Schwab’s and TD Ameritrade’s respective businesses, operations and prospects, the recent outbreak of a novel strain of coronavirus (COVID-19), the related disruption to local, regional and global economic activity and financial markets and the impact that any of the foregoing may have on Schwab or TD Ameritrade and their respective clients and other constituencies, market assessments of the likelihood that the merger will be completed, the timing of the merger and regulatory considerations. Many of these factors are beyond Schwab’s and TD Ameritrade’s control.

The market price of Schwab common stock after the merger may be affected by factors different from those affecting the market price of TD Ameritrade common stock currently.

Upon completion of the merger, holders of TD Ameritrade common stock will become holders of Schwab common shares. The businesses of Schwab differ from those of TD Ameritrade in important respects, and, accordingly, the results of operations of Schwab after the merger, as well as the market price of Schwab common stock, may be affected by factors different from those currently affecting the results of operations of TD Ameritrade. For further information on the businesses of Schwab and TD Ameritrade and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus.

After completion of the merger, Schwab may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of Schwab common stock.

The success of the merger will depend, in significant part, on Schwab’s ability to realize the anticipated benefits and cost savings from combining the businesses of Schwab and TD Ameritrade. The ability of Schwab to realize these anticipated benefits and cost savings is subject to certain risks including:

•	Schwab’s ability to successfully combine the businesses of Schwab and TD Ameritrade; and

•	whether the combined business will perform as expected.

If Schwab is not able to successfully combine the businesses of Schwab and TD Ameritrade within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the merger may not be realized fully or at all or may take longer to realize than expected, the combined business may not perform as expected and the value of the Schwab common shares (including the merger consideration) may be adversely affected.

Schwab and TD Ameritrade have operated and, until completion of the merger, will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Schwab or TD Ameritrade employees, the loss of clients, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Schwab and TD Ameritrade in order to realize the anticipated benefits of the merger so the combined business performs as expected:

•	combining certain of the companies’ operations and corporate functions;

•	integrating the companies’ technologies;

•	integrating and unifying the product offerings and services available to clients;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with commercial counterparties and avoiding delays in entering into new agreements with prospective commercial counterparties;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure; and

•	coordinating distribution and marketing efforts.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

Schwab and TD Ameritrade may have difficulty attracting, motivating and retaining executives and other employees in light of the merger.

Uncertainty about the effect of the merger on Schwab and TD Ameritrade employees may impair Schwab’s and TD Ameritrade’s ability to attract, retain and motivate personnel prior to and following the merger. Employee retention may be particularly challenging during the pendency of the merger, as employees of Schwab and TD Ameritrade may experience uncertainty about their future roles with the combined business. In addition, pursuant to change-in-control provisions in their respective employment agreements or term sheets with TD Ameritrade, certain employees of TD Ameritrade are entitled to receive severance payments upon a constructive termination of employment. Such TD Ameritrade employees potentially could terminate their employment following specified circumstances set forth in their employment agreements or term sheets, including certain changes in such employees’ position, compensation or benefits and collect severance. Such circumstances could occur in connection with the merger as a result of changes in roles and responsibilities. See “Interests of Certain Persons in the Merger” beginning on page 201 of this joint proxy statement/prospectus for a further discussion of some of these issues. If employees of Schwab or TD Ameritrade depart, the integration of the companies may be more difficult and the combined business following the merger may be harmed. Furthermore, Schwab may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of Schwab or TD Ameritrade, and Schwab’s ability to realize the anticipated benefits of the merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or integrating employees into Schwab.

Completion of the merger is subject to many conditions and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of Schwab, TD Ameritrade and Merger Sub to complete the merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including, among others: (i) the affirmative vote of (A) the holders of a majority of the shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting approving and adopting the merger agreement and (B) the holders (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of a majority of the shares of TD Ameritrade common stock (other than shares of TD Ameritrade common stock held by TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) outstanding and entitled to vote at the TD Ameritrade special meeting approving and adopting the merger agreement (which condition described in this clause (i) may not be waived), (ii) the affirmative vote of (A) the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via the Schwab meeting website or by proxy approving the share issuance (which meets or exceeds the minimum requirement under the rules of the NYSE of the affirmative vote of a majority of the votes cast by holders of shares of Schwab common stock) and (B) the holders of a majority of shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting approving the Schwab charter amendment, (iii) both (A) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act and (B) certain governmental authorizations having been made or obtained, as applicable, and being in full force and effect, (iv) receipt of the noncontrol determinations from the Federal Reserve Board, (v) absence of any applicable law, order or injunction that prohibits completion of the merger, (vi) approval for the listing on the NYSE of the shares of Schwab common stock to be issued in the merger, subject only to official notice of issuance, (vii) accuracy of the representations and warranties made in the merger agreement by, in the case of Schwab and Merger Sub’s obligations to complete the merger, TD Ameritrade and, in the case of TD Ameritrade’s obligation to complete the merger, Schwab, in each case, as of the date of the merger agreement and as of the date of completion of the merger, subject to certain materiality thresholds, (viii) performance in all material respects by, in the case of Schwab and Merger Sub’s obligations to complete the merger, TD Ameritrade and, in the case of TD Ameritrade’s obligation to complete the merger, Schwab and Merger Sub of the material obligations required to be performed by it at or prior to completion of the merger, and (ix) the absence since the date of the merger agreement of a material adverse effect on, in the case of Schwab and Merger Sub’s obligations to complete the merger, TD Ameritrade and, in the case of TD Ameritrade’s obligation to complete the merger, Schwab (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 169 of this joint proxy statement/prospectus for the definition of material adverse effect). In certain cases, Schwab and Merger Sub’s obligations to complete the merger are further subject to the relevant governmental approvals having been received without the imposition of, and there being no applicable law imposing, a burdensome condition (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 177 of this joint proxy statement/prospectus for the definition of burdensome condition). For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 166 of this joint proxy statement/prospectus. There can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See “—Failure to complete the merger could negatively impact the stock price and the future business and financial results of Schwab and TD Ameritrade,” below.

In order to complete the merger, Schwab and TD Ameritrade must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions to the parties, the closing of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

The closing of the merger is conditioned upon the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act and the required governmental authorizations, including the noncontrol determinations. Concurrently with the execution and delivery of the merger agreement, Schwab, TD Ameritrade and TD Bank entered into a separate letter agreement, which is referred to in this joint proxy statement/prospectus as the letter agreement, pursuant to which TD Bank has agreed to modify (i) its post-merger voting rights and governance arrangements as contemplated by the merger agreement and/or the stockholder agreement (as defined in this joint proxy statement/prospectus) and/or (ii) the terms of the insured deposit account agreement (as defined in this joint proxy statement/prospectus), in each case, to the extent necessary to obtain the foregoing determinations by the Federal Reserve Board; provided, that TD Bank will not be required to take any action which would result in a loss of its ability to account for its ownership of Schwab common shares to be issued to it in the merger on an equity accounting basis. Although Schwab and TD Ameritrade have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods will expire or that the relevant authorizations will be obtained. In addition, the governmental authorities with or from which these authorizations are required have broad discretion in administering the governing regulations. As a condition to authorization of the merger, these governmental authorities may impose requirements, limitations or costs or place restrictions on the conduct of Schwab’s business after completion of the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the closing of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting Schwab’s businesses and results of operations after completion of the merger. In addition, there can be no assurance that these terms, obligations or restrictions will not result in the delay or abandonment of the merger. See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on pages 166 and 177, respectively, of this joint proxy statement/prospectus. Additionally, pursuant to the letter agreement, Schwab and TD Ameritrade have agreed with TD Bank that they will not (i) waive certain conditions to the closing of the merger that would adversely affect TD Bank or (ii) complete the merger unless certain conditions (primarily related to the noncontrol determinations and other regulatory approvals required by TD Bank) are satisfied. Failure to satisfy these conditions could result in a delay or abandonment of the merger. See “The Letter Agreement” beginning on page 199 of this joint proxy statement/prospectus.

The challenging economic environment triggered by the coronavirus (COVID-19) pandemic has impacted and will continue to impact each of Schwab’s and TD Ameritrade’s business, results of operations and financial condition.

The COVID 19 pandemic has adversely impacted the economic environment, leading to lower interest rates across the curve, lower equity market valuations and heightened volatility in the financial markets. These developments have had, and may continue to have, a negative impact on Schwab’s net interest revenue and asset management and administration fees. Additionally, in March 2020, Schwab experienced a significant increase in client cash balances held at Schwab’s bank and broker-dealer subsidiaries, which caused Schwab’s Tier 1 Leverage Ratio to decline and is likely to cause the ratio to further decline into the buffer Schwab maintains between its long-term operating objective and its regulatory requirement. Furthermore, many of Schwab’s employees and those of Schwab’s outsourced service providers are subject to “shelter-in-place” restrictions. Certain of Schwab’s client service response and processing times have increased as a result of very high levels of client engagement, Schwab’s employees working remotely, and the temporary loss of services from some of Schwab’s outsourced service providers. Credit markets have been adversely impacted due to both uncertainty regarding the pandemic’s economic impact and the anticipation that high levels of unemployment will have a significant impact on retail credit and commercial real estate forbearances and delinquencies. Schwab may experience higher levels of delinquencies on its portfolios of first mortgages and home equity lines of credit. Schwab may also experience higher credit spreads in certain sectors within its portfolio of investment securities, especially those asset-backed securities and commercial mortgage-backed securities with exposure to retail loans and commercial real estate. These and other impacts of the COVID 19 pandemic could have the effects of heightening many of the other risks described in the “Risk Factors” section of the Schwab 2019 10-K incorporated by reference herein.

The spread of COVID-19 has also caused TD Ameritrade to modify its business practices, including with respect to employee travel, employee work locations and participation in meetings, events and conferences. For example, nearly 100% of TD Ameritrade’s employees are now working from home, TD Ameritrade has accelerated the implementation of a virtual desktop solution that historically was used in a more limited fashion, and TD Ameritrade has shifted resources between its sites and the sites of outsourced vendors with whom it has relationships, among other changes. Although TD Ameritrade has business continuity plans and other safeguards in place, the unanticipated loss or unavailability of key employees due to COVID-19 could harm TD Ameritrade’s ability to operate its business or execute its business strategy, and a significant failure by any external service providers on whom TD Ameritrade relies for certain key technology, processing, service and support functions, as a result of business disruptions related to COVID-19 or other factors outside of their control, could interrupt TD Ameritrade’s business, subject it to losses and harm its reputation. In addition, a significant portion of TD Ameritrade’s net revenues is derived from interest on margin loans. By permitting clients to purchase securities on margin and exercise leverage with options and futures positions, TD Ameritrade is subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which the value of the collateral held by TD Ameritrade could fall below the amount of a client’s indebtedness. These risks are heightened in the current environment due to the significant volatility, uncertainty and economic disruption associated with COVID-19. To the extent the COVID-19 pandemic adversely affects TD Ameritrade’s business and financial results, it may also have the effect of heightening many of the other risks described in the “Risk Factors” section and elsewhere in the TD Ameritrade 2019 10-K incorporated by reference herein.

The extent to which the COVID 19 pandemic impacts each of Schwab’s and TD Ameritrade’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, actions taken by governmental authorities to contain the financial and economic impact of the pandemic and the spread of COVID 19, further changes in credit quality and spreads, and reactions in the financial markets.

Schwab’s and TD Ameritrade’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties with which Schwab or TD Ameritrade does business may experience uncertainty associated with the merger, including with respect to current or future business relationships with Schwab, TD Ameritrade or the combined business. Schwab’s and TD Ameritrade’s business relationships may be subject to disruption as parties with which Schwab or TD Ameritrade does business may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Schwab, TD Ameritrade or the combined business. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined business, including an adverse effect on Schwab’s ability to realize the anticipated benefits of the merger. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Certain of TD Ameritrade’s executive officers and directors may have interests in the merger that may be different from your interests as a stockholder of TD Ameritrade.

In considering the recommendation of the TD Ameritrade board of directors to vote for the approval and adoption of the merger agreement, TD Ameritrade stockholders should be aware that the directors and executive officers of TD Ameritrade may have interests in the merger that are different from, or in addition to, the interests of TD Ameritrade stockholders generally, including potential accelerated vesting of equity awards and severance payments and certain arrangements and agreements with Schwab. The strategic development committee was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in making its recommendation to the TD Ameritrade board of directors that it approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The TD Ameritrade board of directors was also aware of these interests and considered them, among other matters, in evaluating the merger agreement and approving the merger, and in making its recommendation that TD Ameritrade stockholders vote to approve and adopt the merger agreement.

For more information, see “The Merger—Interests of TD Ameritrade’s Directors and Executive Officers in the Merger” beginning on page 201 of this joint proxy statement/prospectus.

TD Bank and its affiliates may have interests in the merger that may be different from your interests as a stockholder of TD Ameritrade.

As of the TD Ameritrade record date, TD Bank held in the aggregate 234,513,815 shares of TD Ameritrade common stock (representing approximately 43.4% of the outstanding shares of TD Ameritrade common stock). Although approval and adoption of the merger agreement requires the separate affirmative vote of the holders (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of a majority of the shares of TD Ameritrade common stock (other than shares of TD Ameritrade common stock held by TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) outstanding and entitled to vote at the TD Ameritrade special meeting, TD Ameritrade stockholders should be aware that TD Bank and its affiliates may have interests in the merger that are different from, or in addition to, the interests of TD Ameritrade stockholders generally, including TD Bank’s right to nominate two directors to the Schwab board of directors at the closing of the merger and the terms of the stockholder agreement, the registration rights agreement and the insured deposit account agreement, in each case entered into between TD Bank (or its applicable affiliates) and Schwab and effective as of the closing of the merger. The strategic development committee was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in making its recommendation to the TD Ameritrade board of directors that it approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the TD Ameritrade board of directors was also aware of these interests and considered them, among other matters, in evaluating the merger agreement and approving the merger, and in making its recommendation that TD Ameritrade stockholders vote to approve and adopt the merger agreement. For additional information about these agreements and arrangements, which were negotiated directly between representatives of TD Bank and Schwab and are attached as Annexes F, G and I, to this joint proxy statement/prospectus, respectively, see “The Stockholder Agreement,” “The Registration Rights Agreement” and “The Insured Deposit Account Agreement” beginning on pages 196, 198 and 200 respectively, of this joint proxy statement/prospectus.

The merger agreement limits Schwab’s and TD Ameritrade’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire TD Ameritrade for greater consideration than what Schwab has agreed to pay or acquire Schwab in a transaction that is more favorable to Schwab than the merger.

The merger agreement contains provisions that make it more difficult for TD Ameritrade to sell its business to a party other than Schwab. These provisions include a general prohibition on TD Ameritrade soliciting any acquisition proposal or offer for a competing transaction. Further, subject to certain exceptions, the TD Ameritrade board of directors will not withdraw or modify in a manner adverse to Schwab the recommendation of the TD Ameritrade board of directors in favor of the approval and adoption of the merger agreement, and Schwab generally has a right to match any competing acquisition proposals that may be made. Notwithstanding the foregoing, at any time prior to the approval and adoption of the merger agreement by TD Ameritrade stockholders, the TD Ameritrade board of directors is permitted to withdraw or modify in a manner adverse to Schwab the recommendation of the TD Ameritrade board of directors in favor of the approval and adoption of the merger agreement in certain circumstances if it determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to TD Ameritrade stockholders under applicable law. The merger agreement requires that TD Ameritrade submit the approval and adoption of the merger agreement to a vote of TD Ameritrade stockholders even if the TD Ameritrade board of directors changes its recommendation in favor of the approval and adoption of the merger agreement in a manner adverse to Schwab. See “The Merger Agreement—No Solicitation” beginning on page 174 of this joint proxy statement/prospectus.

The merger agreement also contains provisions that make it more difficult for Schwab to sell its business. These provisions include a general prohibition on Schwab soliciting any acquisition proposal or offer for a competing transaction. Further, subject to certain exceptions, the Schwab board of directors will not withdraw or modify in a manner adverse to TD Ameritrade the recommendation of the Schwab board of directors in favor of the share issuance and the Schwab charter amendment, and TD Ameritrade generally has a right to renegotiate the merger agreement. Notwithstanding the foregoing, at any time prior to the approval of the share issuance and Schwab charter amendment by Schwab stockholders, the Schwab board of directors is permitted to withdraw or modify in a manner adverse to TD Ameritrade the recommendation of the Schwab board of directors in favor of the share issuance and Schwab charter amendment in certain circumstances if it determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Schwab stockholders under applicable law. The merger agreement requires that Schwab submit the share issuance and Schwab charter amendment to a vote of Schwab stockholders even if the Schwab board of directors changes its recommendation in favor of the share issuance and Schwab charter amendment in a manner adverse to TD Ameritrade. See “The Merger Agreement—No Solicitation” beginning on page 174 of this joint proxy statement/prospectus.

While both TD Ameritrade and Schwab believe these provisions and agreements are reasonable and customary and are not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of TD Ameritrade or Schwab from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the merger consideration, in the case of TD Ameritrade, or that is more favorable to Schwab than completion of the merger, in the case of Schwab.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Schwab and TD Ameritrade.

If the merger is not completed for any reason, including as a result of Schwab stockholders or TD Ameritrade stockholders failing to approve the necessary proposals, the ongoing businesses of Schwab and TD Ameritrade may be adversely affected and, without realizing any of the benefits of having completed the merger, Schwab and TD Ameritrade would be subject to a number of risks, including the following:

•	Schwab and TD Ameritrade may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•	Schwab and TD Ameritrade may experience negative reactions from their respective clients, regulators and employees;

•	Schwab and TD Ameritrade will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•

the merger agreement places certain restrictions on the conduct of Schwab’s and TD Ameritrade’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of the other party (in certain cases, not to be unreasonably withheld, conditioned or delayed), may prevent TD Ameritrade and Schwab from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger (see “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 169 of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to TD Ameritrade and Schwab); and

•

matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Schwab and TD Ameritrade management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Schwab or TD Ameritrade as an independent company.

If the merger is not completed, the risks described above may materialize and they may adversely affect Schwab’s and TD Ameritrade’s businesses, financial condition, financial results and stock prices.

In the event of a termination of the merger agreement under certain circumstances, Schwab or TD Ameritrade may be required to pay a termination fee of $950 million to the other party. In addition, if Schwab or TD Ameritrade does not obtain the required vote of the Schwab stockholders at the Schwab special meeting or the TD Ameritrade stockholders at the TD Ameritrade special meeting, as applicable, and the merger agreement is terminated in certain circumstances, that party would be required to reimburse the other party for its out-of-pocket fees and expenses actually incurred or accrued in connection with or related to the transactions contemplated by the merger agreement, up to an aggregate amount of $50 million. If the termination fee is also payable by such party, the expense reimbursement payment will be credited against the termination fee.

In addition, Schwab and TD Ameritrade could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Schwab or TD Ameritrade to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Schwab’s and TD Ameritrade’s businesses, financial condition, financial results and stock prices.

The Schwab common shares to be received by TD Ameritrade stockholders upon completion of the merger will have different rights from shares of TD Ameritrade common stock.

Upon completion of the merger, TD Ameritrade stockholders will no longer be stockholders of TD Ameritrade but will instead become stockholders of Schwab. TD Ameritrade stockholders’ rights as stockholders will continue to be governed by Delaware law but the terms of the Schwab charter and the Schwab bylaws are in some respects materially different than the terms of TD Ameritrade’s charter and TD Ameritrade’s by-laws, which currently govern the rights of TD Ameritrade stockholders. See “Comparison of Stockholder Rights” beginning on page 222 of this joint proxy statement/prospectus for a discussion of the different rights associated with Schwab common shares.

After the merger, TD Ameritrade stockholders will have a significantly lower ownership and voting interest in Schwab than they currently have in TD Ameritrade and will exercise less influence over management.

Based on the number of shares of TD Ameritrade common stock outstanding as of April 27, 2020, and the number of shares of Schwab common stock outstanding as of April 27, 2020, it is expected that, immediately after completion of the merger, former TD Ameritrade stockholders will own approximately 31.3% of the outstanding Schwab common shares (including Schwab common stock and Schwab nonvoting common stock). Consequently, former TD Ameritrade stockholders will have less influence over the management and policies of Schwab than they currently have over the management and policies of TD Ameritrade.

Lawsuits have been filed against Schwab, TD Ameritrade and the TD Ameritrade board of directors and other lawsuits may be filed against Schwab, TD Ameritrade and /or their respective boards of directors challenging the merger. An adverse ruling in any such lawsuit may prevent the merger from being completed.

As of April 17, 2020, six complaints had been filed by purported TD Ameritrade stockholders challenging the merger. The first, a putative class action complaint, was filed by Michael Kent in the United States District Court for the District of Delaware and is captioned Kent v. TD Ameritrade Holding Corporation et al., case number 1:20-cv-00388. In addition, Kent v. TD Ameritrade Holding Corporation et al. names as defendants Schwab, Merger Sub and each member of the TD Ameritrade board of directors. The second complaint, filed in the United States District Court for the District of Delaware by Shiva Stein individually, is captioned Stein v. TD Ameritrade Holding Corporation et al., case number 1:20-cv-00410. In addition, Stein v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The third complaint, filed in the United States District Court for the District of New Jersey by Marc Roth individually, is captioned Roth v. TD Ameritrade Holding Corporation et al., case number 2:20-cv-03425. In addition, Roth v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The fourth complaint, filed in the United States District Court for the District of New Jersey by Harold Litwin individually, is captioned Litwin v. TD Ameritrade Holding Corporation et al., case number 2:20-cv-03569. In addition, Litwin v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The fifth complaint, a putative class action complaint filed in the United States District Court for the District of New Jersey by Audrey Bernstein, is captioned Bernstein v. TD Ameritrade Holding Corporation et al., case number 2:20-cv-03695. In addition, Bernstein v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors and Schwab. The sixth complaint, filed in the United States District Court for the Southern District of New York by Glenn Garrison individually, is captioned Garrison v. TD Ameritrade Holding Corporation et al., case number 1:20-cv-02850. In addition, Garrison v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The complaints generally allege, among other things, that the defendants authorized the filing of a materially incomplete and misleading registration statement. In addition to costs and attorneys’ fees, the lawsuits seek to enjoin the vote of TD Ameritrade stockholders and the closing of the acquisition; and in the event the transaction is consummated, to set aside the transaction and/or obtain rescissionary or other damages. Defendants believe that the complaints are without merit.

In addition, a purported TD Ameritrade stockholder has made a demand pursuant to Section 220 of the DGCL to inspect certain books and records of TD Ameritrade relating to the proposed merger.

See “The Merger—Litigation Relating to the Merger” beginning on page 160 of this joint proxy statement/prospectus for more information about the lawsuits related to the merger that have been filed prior to the date of this joint proxy statement/prospectus. There can be no assurances that additional complaints or demands will not be filed or made with respect to the merger. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, neither TD Ameritrade nor Schwab will necessarily announce them.

One of the conditions to completion of the merger is the absence of any applicable law (including any order) being in effect that prohibits completion of the merger. Accordingly, if a plaintiff is successful in obtaining an order prohibiting completion of the merger, then such order may prevent the merger from being completed, or from being completed within the expected timeframe.

Schwab and TD Ameritrade will incur significant transaction and merger-related costs in connection with the merger.

Schwab and TD Ameritrade expect to incur a number of non-recurring costs associated with the merger and combining the operations of the two companies. The significant, non-recurring costs associated with the merger include, among others, fees and expenses of financial advisors (which are described under “Opinions of the Strategic Development Committee’s Financial Advisors” and “Opinion of Schwab’s Financial Advisor” beginning on pages 127 and 140 of this joint proxy statement/prospectus, respectively) and other advisors and representatives, certain employment-related costs relating to employees of TD Ameritrade (which are described under “Interests of Certain Persons in the Merger” beginning on page 201 of this joint proxy statement/prospectus), filing fees due in connection with filings required under the HSR Act and filing fees and printing and mailing costs for this joint proxy statement/prospectus. Some of these costs have already been incurred or may be incurred regardless of whether the merger is completed, including a portion of the fees and expenses of financial advisors and other advisors and representatives and filing fees for this joint proxy statement/prospectus. Schwab also will incur transaction fees and costs related to formulating and implementing integration plans with respect to the two companies, including facilities and systems consolidation costs. Schwab continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Schwab expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Schwab to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive to Schwab’s earnings per share, which may negatively affect the market price of Schwab common stock following completion of the merger.

In connection with the completion of the merger, Schwab expects to issue approximately 586,526,583 Schwab common shares. The issuance of new Schwab common shares could have the effect of depressing the market price of Schwab common shares.

Based on the anticipated synergies between Schwab and TD Ameritrade, the merger is expected to be accretive to Schwab’s earnings per share in the third year following completion of the merger.

However, future events and conditions could reduce or delay the accretion that is currently projected or result in the merger being dilutive to Schwab’s earnings per share, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, reduction in or delay of any accretion to, Schwab’s earnings per share could cause the price of shares of Schwab common stock to decline or grow at a reduced rate.

The Schwab unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are preliminary and the actual financial condition and results of operations after the merger may differ materially.

The Schwab unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Schwab’s actual financial condition or results or operations would have been had the merger been completed on the dates indicated. The Schwab unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the TD Ameritrade identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Schwab’s financial condition or results of operations following the transaction. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Schwab Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 53 of this joint proxy statement/prospectus.

None of the opinions regarding the fairness, from a financial point of view, of the exchange ratio in the merger delivered to the Schwab board of directors or the strategic development committee prior to the signing of the merger agreement reflect any events or changes in circumstances occurring or coming to the applicable financial advisor’s attention since the date on which such opinions were delivered.

The opinion rendered by Credit Suisse, financial advisor to Schwab, to the Schwab board of directors on November 20, 2019, and the opinions rendered by PJT Partners and Piper Sandler, financial advisors to the strategic development committee, to the strategic development committee on November 20, 2019, were based upon information available to such financial advisors and financial, economic, market and other conditions as they existed and could be evaluated as of the date of each respective opinion. None of the opinions reflect any events or changes that may have occurred or that otherwise have come to such financial advisor’s attention after the date on which each such opinion was delivered, including changes to the business, financial condition, results of operations and prospects of Schwab or TD Ameritrade, changes in business, financial, economic, market and other conditions, or other events or changes which may be beyond the control of Schwab and TD Ameritrade, including the recent coronavirus pandemic that has caused significant volatility in the stock, credit and financial markets, widespread business disruption in the United States and internationally and other risks and uncertainties. Any such changes may alter the relative value of Schwab or TD Ameritrade or the prices at which shares of Schwab common stock or TD Ameritrade common stock may trade prior to the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of each respective opinion. For a description of the opinion that the Schwab board of directors received from Schwab’s financial advisor, see “The Merger—Opinion of Schwab’s Financial Advisor” beginning on page 140 of this joint proxy statement/prospectus. For a description of the opinions that the strategic development committee received from the strategic development committee’s financial advisors, see “The Merger—Opinions of the Strategic Development Committee’s Financial Advisors” beginning on page 127 of this joint proxy statement/prospectus.

The merger may not qualify as a tax-free reorganization for U.S. federal income tax purposes if certain conditions, some of which are outside of the control of Schwab and TD Ameritrade, are not met.

The qualification of the merger as a tax-free reorganization for U.S. federal income tax purposes depends on numerous facts and circumstances, some of which are not known as of the date of this joint proxy statement/prospectus and/or are outside of the parties’ control. Each of Schwab and TD Ameritrade has agreed to use its reasonable best efforts (i) to cause the merger to qualify as a reorganization for U.S. federal income tax purposes and (ii) not to, and not to permit or cause any of its subsidiaries or affiliates to, take or cause to be taken any action reasonably likely to cause the merger to fail to qualify as a reorganization for U.S. federal income tax purposes. However, there can be no assurance that the merger will qualify as a reorganization for U.S. federal income tax purposes. The receipt of an opinion from counsel on the qualification of the merger as a reorganization for U.S. federal income tax purposes is not a condition to either party’s obligation to complete the merger, and Schwab and TD Ameritrade have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. Even if Schwab and TD Ameritrade report the merger as qualifying as a reorganization, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to the position taken by Schwab and TD Ameritrade. Among other requirements, the merger will qualify as a tax-free reorganization only if at least 80% of TD Ameritrade’s issued and outstanding stock is exchanged for Schwab voting stock in the merger, which is referred to in this joint proxy statement/prospectus as the 80% voting stock consideration requirement. As described above under “Summary—What TD Ameritrade Stockholders Will Receive in the Merger,” shares of TD Ameritrade common stock held by TD Bank will be exchanged at completion of the merger for Schwab nonvoting common stock in lieu of Schwab common stock to the extent exchanging those shares for Schwab common stock would otherwise result in TD Bank and its affiliates owning more than 9.9% of the issued and outstanding Schwab common stock immediately following the effective time of the merger (or such lower percentage as permitted by the Federal Reserve Board). As of the date of this joint proxy statement/prospectus, we expect that the Federal Reserve Board will not reduce the voting limitation percentage below 9.9% and, assuming this is the case, based on the percentages of TD Ameritrade common stock and Schwab common stock owned by TD Bank and its affiliates as of the date of this joint proxy statement/prospectus, we expect that the 80% voting stock consideration requirement will be met. However, there can be no assurances in this regard. If the 80% voting stock consideration requirement is not met (or one or more of the other requirements for qualification as a tax-free reorganization are not met) and the merger is completed, the receipt of Schwab common stock in exchange for TD Ameritrade common stock in the merger will be a taxable transaction to U.S. holders of TD Ameritrade common stock. Neither Schwab nor TD Ameritrade, nor their respective subsidiaries, will have any liability or obligation to holders of shares of TD Ameritrade common stock as a result of the merger failing to qualify as a tax-free reorganization. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the potential tax consequences of the merger to you.

Risks relating to Schwab and TD Ameritrade.

Schwab and TD Ameritrade are, and following completion of the merger Schwab will continue to be, subject to the risks described in (i) Part I, Item 1A in the Schwab 2019 10-K, (ii) Part I, Item 1A in the TD Ameritrade 2019 10-K and (iii) Schwab’s and TD Ameritrade’s subsequent filings with the SEC. See “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the information included or incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, Forward-looking statements include statements that refer to expectations, projections, or other characterizations of future events or circumstances and are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “assume,” “intend,” “plan,” “forecast,” “predict,” “project,” “will,” “may,” “aim,” “target,” “could,” “should,” “continue,” “build,” “improve,” “growth,” “increase,” “potential,” “strategy,” “objective,” and other similar expressions. These forward-looking statements include, but are not limited to, statements about the anticipated benefits of the merger between Schwab and TD Ameritrade, including future financial and operating results and performance; statements about Schwab’s and TD Ameritrade’s and the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; financial projections; the amount and timing of synergies from the merger; and expected timing of completion of the merger.

These forward-looking statements, which reflect Schwab’s and TD Ameritrade’s management’s beliefs, objectives and expectations as of the date of this joint proxy statement/prospectus, or in the case of any information included or incorporated by reference, as of the date of those documents, are necessarily estimates. Achievement of the expressed beliefs, objectives and expectations is subject to risks and uncertainties that could cause actual results to differ materially.

Factors that may cause actual results to differ include, but are not limited to: the failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all, including stockholder and regulatory approvals and noncontrol determinations; disruptions to the parties’ businesses as a result of the announcement and pendency of the merger; the parties being unable to successfully implement their integration strategies; the risk that expected revenue, expense and other synergies from the merger may not be fully realized or may take longer to realize than expected; general market conditions, including the level of interest rates, equity valuations, trading activity and market volatility; the scope and duration of the coronavirus (COVID-19) pandemic and actions taken by governmental authorities to contain the spread of the virus; the economic impact that any of the foregoing may have on Schwab or TD Ameritrade and their respective clients and other constituencies; the parties’ ability to attract and retain clients and RIAs and grow those relationships and client assets; competitive pressures on pricing, including deposit rates; the parties’ ability to develop and launch new and enhanced products, services and capabilities, as well as enhance their infrastructure, in a timely and successful manner; client use of the parties’ advisory solutions and other products and services; client sensitivity to rates; the level of client assets, including cash balances; capital and liquidity needs and management; regulatory guidance; litigation or regulatory matters; and any adverse impact of financial reform legislation and related regulations.

Additional factors that could cause Schwab’s and TD Ameritrade’s results to differ materially from those described in the forward-looking statements can be found in Schwab’s and TD Ameritrade’s filings with the Securities and Exchange Commission, including the Schwab 2019 10-K and the TD Ameritrade 2019 10-K

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any information included or incorporated by reference in this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Schwab or TD Ameritrade or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Schwab and TD Ameritrade undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE COMPANIES

The Charles Schwab Corporation

Schwab is a savings and loan holding company, headquartered in San Francisco, California. Schwab was incorporated in the State of Delaware in 1986 and engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody, and financial advisory services. At December 31, 2019, Schwab had $4.04 trillion in client assets, 12.3 million active brokerage accounts, 1.7 million corporate retirement plan participants, and 1.4 million banking accounts.

Principal business subsidiaries of Schwab include the following:

•

Charles Schwab & Co., Inc., incorporated in 1971, a securities broker-dealer with over 360 domestic branch offices in 48 states, as well as a branch in the Commonwealth of Puerto Rico. In addition, Schwab serves clients through branch offices in the U.K. and Hong Kong through other subsidiaries of Schwab;

•	Charles Schwab Bank, Schwab’s principal banking entity; and

•	Charles Schwab Investment Management, Inc., the investment advisor for Schwab’s proprietary mutual funds (Schwab Funds®) and Schwab’s exchange-traded funds (Schwab ETFsTM).

Schwab provides financial services to individuals and institutional clients through two segments – Investor Services and Advisor Services. The Investor Services segment provides retail brokerage and banking services to individual investors, and retirement plan services, as well as other corporate brokerage services, to businesses and their employees. The Advisor Services segment provides custodial, trading, banking, and support services, as well as retirement business services, to independent RIAs, independent retirement advisors, and recordkeepers.

Schwab was incorporated in the State of Delaware on November 25, 1986. The principal trading market for Schwab common stock (NYSE: SCHW) is the NYSE. The principal executive offices of Schwab are located at 211 Main Street, San Francisco, California 94105; its telephone number is (415) 667-7000; and its website is www.schwab.com.

TD Ameritrade Holding Corporation

TD Ameritrade is a leading provider of securities brokerage services and related technology-based financial services to retail clients and independent RIAs. TD Ameritrade provides services to individual retail investors and traders and to RIAs predominantly through the Internet, a national branch network and relationships with RIAs. TD Ameritrade uses its platform to offer brokerage services to retail investors and traders under a simple, low cost structure and brokerage custodial services to RIAs.

TD Ameritrade has been an innovator in electronic brokerage services since entering the retail securities brokerage business in 1975. TD Ameritrade believes that it was the first brokerage firm to offer the following products and services to retail clients: touch-tone trading; trading over the Internet; mobile trading; unlimited, streaming, free real-time quotes; extended trading hours; direct access to market destinations; commitment on the speed of order execution; and trading of select securities 24 hours a day, five days a week. Over the years the number of brokerage accounts, RIA relationships, average daily trading volume and total assets in client accounts have substantially increased. TD Ameritrade has also built, and continues to invest in, a proprietary trade processing platform that is both cost-efficient and highly scalable, significantly lowering its operating costs per trade. In addition, TD Ameritrade has made significant investments in building the TD Ameritrade brand.

TD Ameritrade was originally incorporated in the State of Delaware on April 1, 2002. The principal trading market for TD Ameritrade common stock (NASDAQ: AMTD) is NASDAQ. TD Ameritrade’s principal executive offices are located at 200 South 108th Avenue, Omaha, Nebraska 68154; its telephone number is (800) 669-3900; and its website is www.tdameritrade.com.

Americano Acquisition Corp.

Merger Sub is a wholly owned subsidiary of Schwab. Merger Sub was formed solely for the purpose of completing the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Merger Sub was incorporated in the State of Delaware on November 19, 2019. The principal executive offices of Merger Sub are located at 211 Main Street, San Francisco, California 94105, and its telephone number is (415) 667-7000.

THE SCHWAB SPECIAL MEETING

Schwab is providing this joint proxy statement/prospectus to Schwab stockholders in connection with the solicitation of proxies to be voted at the Schwab special meeting (or any adjournment or postponement thereof) that Schwab has called to consider and vote on a proposal to approve the share issuance, a proposal to approve the Schwab charter amendment and the Schwab adjournment proposal.

Date, Time and Location

Together with this joint proxy statement/prospectus, Schwab is also sending Schwab stockholders a notice of the Schwab special meeting and a form of proxy card that is solicited by the Schwab board of directors for use at the Schwab special meeting to be held virtually via the Internet on June 4, 2020, at 11:00 a.m., Pacific time, and any adjournments or postponements of the Schwab special meeting. Schwab has chosen to hold the Schwab special meeting solely by means of remote location (via the Internet) and not in a physical location given the current public health impacts of coronavirus (COVID-19) and our desire to promote the health and safety of Schwab stockholders, as well as Schwab directors, officers, employees and other constituents. Only stockholders as of the close of business on the Schwab record date are entitled to receive notice of, attend and vote at the Schwab special meeting or any adjournment or postponement thereof. To attend the Schwab special meeting, Schwab stockholders must register in advance at www.schwabevents.com/corporation by June 2, 2020, at 5:00 p.m., Pacific time. Schwab stockholders who register in advance will receive information on how to access the Schwab special meeting. During the meeting, Schwab stockholders may submit questions and vote their shares. Shares previously voted do not need to be voted again unless the shareholder intends to change or revoke the prior vote.

Purpose

At the Schwab special meeting, Schwab stockholders will be asked to consider and vote on the following:

•	to approve the share issuance;

•	to approve the Schwab charter amendment; and

•	to approve the Schwab adjournment proposal.

Under the Schwab bylaws, the business to be conducted at the Schwab special meeting will be limited to the proposals set forth in the notice to Schwab stockholders provided with this joint proxy statement/prospectus.

Recommendation of the Schwab Board of Directors

The Schwab board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the share issuance and the Schwab charter amendment, are advisable and fair to, and in the best interests of, Schwab and the Schwab stockholders, and unanimously recommends that Schwab stockholders vote “FOR” the approval of the share issuance, “FOR” the approval of the Schwab charter amendment and “FOR” the Schwab adjournment proposal. See “Schwab Proposal I: Approval of the Share Issuance,” “Schwab Proposal II: Approval of the Schwab Charter Amendment” and “Schwab Proposal III: Approval of the Schwab Adjournment Proposal” beginning on pages 213, 214 and 215, respectively, of this joint proxy statement/prospectus for a more detailed discussion of the recommendation of the Schwab board of directors that Schwab stockholders approve the share issuance, the Schwab charter amendment and the Schwab adjournment proposal.

Schwab Record Date; Outstanding Shares; Schwab Stockholders Entitled to Vote

The Schwab board of directors has fixed the close of business on April 27, 2020 as the record date for the determination of the Schwab stockholders entitled to vote at the Schwab special meeting or any adjournment or postponement thereof. Only Schwab stockholders of record at the Schwab record date are entitled to receive notice of, attend and vote at the Schwab special meeting or any adjournment or postponement thereof. As of the close of business on the Schwab record date, there were 1,287,384,423 shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting.

Quorum

The Schwab bylaws provide that the holders of a majority in voting interest of the outstanding shares of Schwab common stock entitled to vote, present at the Schwab special meeting via the Schwab meeting website or by proxy, will constitute a quorum for the transaction of business at the Schwab special meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Schwab special meeting. Shares of Schwab common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and shares of Schwab common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Schwab special meeting for the purpose of determining the presence of a quorum. Failure of a quorum to be present at the Schwab special meeting will necessitate an adjournment of the meeting and will subject Schwab to additional expense.

Required Vote

The required votes to approve the proposals to be considered at the Schwab special meeting are as follows:

•

the affirmative vote of the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via the Schwab meeting website or by proxy (which meets or exceeds the minimum requirement under the rules of the NYSE of a majority of the votes cast by holders of shares of Schwab common stock), a quorum being present, is required to approve the share issuance;

•

the affirmative vote of the holders of a majority of the shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting is required to approve the Schwab charter amendment; and

•

the affirmative vote of the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via the Schwab meeting website or by proxy and entitled to vote at the Schwab special meeting, whether or not a quorum is present, is required to approve the Schwab adjournment proposal.

As described above, the significant Schwab stockholders have entered into the significant Schwab stockholders voting agreement, pursuant to which they have agreed with TD Ameritrade to vote all of their shares of Schwab common stock in favor of the approval of the share issuance, the Schwab charter amendment and the Schwab adjournment proposal.

Stock Ownership of and Voting by Schwab’s Directors and Executive Officers

As of the close of business on April 27, 2020, the Schwab record date, Schwab’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 134,165,048 shares of Schwab common stock, or approximately 10.4% of the shares of Schwab common stock outstanding on that date.

It is currently expected that Schwab’s directors and executive officers will vote their shares of Schwab common stock in favor of each of the proposals to be considered and voted on at the Schwab special meeting, but none of them, other than Charles R. Schwab pursuant to the significant Schwab stockholders voting agreement, have entered into any agreement obligating them to do so.

Treatment of Abstentions; Failure to Vote

Under the current rules and interpretive guidance of the NYSE, an abstention is considered a vote cast for purposes of the vote to approve the share issuance. Under this standard and the standard applicable under the

Schwab bylaws, an abstention from voting will have the same effect as a vote “AGAINST” the proposal. Also under either standard, assuming a quorum is present, the failure of a Schwab stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Schwab stockholder’s other failure to vote will have no effect on the vote to approve the share issuance.

A Schwab stockholder’s abstention from voting, the failure of a Schwab stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Schwab stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the Schwab charter amendment.

A Schwab stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Schwab adjournment proposal. The failure of a Schwab stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Schwab stockholder’s other failure to vote will have no effect on the Schwab adjournment proposal

Voting of Shares

Via the Internet or by Telephone

If you hold shares of Schwab common stock directly in your name as a stockholder of record, you may vote via the Internet or by telephone by following the instructions provided on your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Central time, on June 3, 2020.

If you hold shares of Schwab common stock in “street name” through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the instructions on your voting instruction form provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold shares of Schwab common stock directly in your name as a stockholder of record, you will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided or return it to Schwab’s transfer agent, Equiniti Trust Company. You must mail your proxy card so that Schwab’s transfer agent receives it no later than June 3, 2020.

If you hold shares of Schwab common stock in “street name” through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares of Schwab common stock.

Via Virtual Meeting

If you hold shares of Schwab common stock directly in your name as a stockholder of record and have registered in advance to attend the Schwab special meeting, you may vote at the Schwab special meeting via the Schwab meeting website. Stockholders of record also may be represented by another person at the Schwab special meeting by executing a proper proxy designating that person and having that proper proxy be delivered to Schwab’s transfer agent, Equiniti Trust Company, by fax to 651-450-4078 or email to EQSS-ProxyTabulation@equiniti.com.

If you hold shares of Schwab common stock in “street name” through a broker, bank, nominee or other holder of record, you must obtain a written legal proxy from that institution and must fax or email a scan or image of the legal proxy to Schwab’s transfer agent, Equiniti Trust Company, by fax to 651-450-4078 or email to EQSS-ProxyTabulation@equiniti.com by June 2, 2020 at 5:00 p.m., Central time, to be able to vote at the Schwab special meeting via the Schwab meeting website. To request a legal proxy, please contact your broker, bank, nominee or other holder of record. Please note that the voting instruction form you received with this joint proxy statement/prospectus as a beneficial owner that holds Schwab shares in “street name” is not a legal proxy. Issuance of the legal proxy will invalidate any prior voting instructions you have given to your bank, broker or other nominee and will prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf.

Please carefully consider the information contained in this joint proxy statement/prospectus and, whether or not you plan to attend the Schwab special meeting, submit your proxy via the Internet, by telephone or by mail so that your shares of Schwab common stock will be voted in accordance with your wishes even if you later decide not to attend the Schwab special meeting.

When a stockholder of record submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. We encourage you to submit your proxy via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the Schwab special meeting, you may also submit your vote via the Schwab meeting website, in which case any proxies that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the Schwab special meeting. To vote via the Schwab meeting website at the Schwab special meeting, beneficial owners who hold shares of Schwab common stock in “street name” through a broker, bank, nominee or other holder of record will need to contact the broker, bank, nominee or other holder of record to obtain a legal proxy to deliver to Schwab’s transfer agent. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Schwab special meeting, your shares of Schwab common stock will be voted at the Schwab special meeting in the manner set forth in this joint proxy statement/prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 p.m., Central time, on June 3, 2020, or Schwab’s transfer agent must receive your paper proxy card by mail no later than June 3, 2020. Your attendance at the Schwab special meeting alone will not revoke any proxy previously given.

General

All shares represented by each properly completed and valid proxy received before the Schwab special meeting will be voted in accordance with the instructions given on the proxy. If a Schwab stockholder signs a proxy card and returns it without giving instructions for voting on any proposal, the shares of Schwab common stock represented by that proxy card will be voted “FOR” the share issuance, “FOR” the Schwab charter amendment and “FOR” the Schwab adjournment proposal.

Your vote is very important, regardless of the number of shares of Schwab common stock you own. Whether or not you expect to attend the Schwab special meeting via the Schwab meeting website, please vote or otherwise submit a proxy to vote your shares of Schwab common stock as promptly as possible so that your shares of Schwab common stock may be represented and voted at the Schwab special meeting. If your shares of Schwab common stock are held in the name of a broker, bank, nominee or other holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

Instructions on how to attend and participate online at the Schwab special meeting, including how to demonstrate proof of stock ownership, ask questions and vote, are posted at www.schwabevents.com/corporation. A complete list of Schwab stockholders entitled to vote at the Schwab special meeting will be available for examination by any Schwab stockholder for purposes germane to the Schwab special meeting online via the Schwab meeting website during the Schwab special meeting and for a period of at least 10 days prior to the Schwab special meeting at Schwab’s principal place of business or upon request to investor.relations@schwab.com.

Attendance at the Schwab Special Meeting and Voting via the Schwab Meeting Website

Only stockholders or their proxy holders may attend the Schwab special meeting via the Schwab meeting website.

If you are a beneficial owner of shares of Schwab common stock held in “street name,” meaning that your shares are held by a broker, bank, nominee or other holder of record, at the Schwab record date, and you want to vote your shares of Schwab common stock held in “street name” via the Schwab meeting website at the Schwab special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

Revocability of Proxies; Changing Your Vote

If you are a Schwab stockholder of record at the Schwab record date (the close of business on April 27, 2020), you can revoke your proxy or change your vote by:

•

sending a signed notice that bears a date later than the date of the proxy you want to revoke stating that you revoke your proxy to EQ Shareowner Services, PO Box 64859, St Paul, MN 55164. Equiniti Trust Company must receive your proxy card no later than 11:59 p.m., Central time, on June 3, 2020;

•	submitting a valid, later-dated proxy by mail that is received no later than June 3, 2020 or via the Internet or by telephone before 11:59 p.m., Central time, on June 3, 2020; or

•

attending the Schwab special meeting (or, if the Schwab special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting via the Schwab meeting website, which will automatically cancel any proxy previously given, or revoking your proxy via the Schwab meeting website, but your attendance alone will not revoke any proxy previously given.

If you hold your shares of Schwab common stock in “street name” through a broker, bank, nominee or other holder of record, you must contact your broker, bank, nominee or other holder of record to change your vote or obtain a legal proxy to vote your shares of Schwab common stock if you wish to cast your vote via the Schwab meeting website at the Schwab special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of Schwab common stock in connection with the solicitation of proxies to be voted at the Schwab special meeting (or any adjournment or postponement thereof). Schwab will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this joint proxy statement/prospectus for the Schwab special meeting. Schwab has engaged D.F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for the Schwab special meeting and will pay D.F. King & Co., Inc. an estimated fee of $20,000, plus reimbursement of reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of Schwab or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview or other means. Directors, officers and employees of Schwab will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their clients and such nominees may be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Schwab, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this joint proxy statement/prospectus to any household at which two or more Schwab stockholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of Schwab common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Tabulation of Votes

Schwab has appointed Equiniti Trust Company to serve as the inspector of election for the Schwab special meeting. Equiniti Trust Company will independently tabulate affirmative and negative votes and abstentions.

Adjournments

Schwab stockholders are being asked to approve a proposal that will give the Schwab board of directors authority to adjourn the Schwab special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve the share issuance or the Schwab charter amendment at the time of the Schwab special meeting, or any adjournment or postponement thereof. If this proposal is approved, the Schwab special meeting could be adjourned to any date. In addition, the Schwab board of directors, with or without Schwab stockholder approval, could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. At any adjourned meeting, all proxies previously received will be voted in the same manner as they would have been voted at the original convening of the Schwab special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Other Information

The matters to be considered at the Schwab special meeting are of great importance to the Schwab stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance submitting your proxy via the Internet or by telephone or completing your proxy card, or have questions regarding the Schwab special meeting, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Telephone Toll-Free: (800) 884-5101

Telephone Call Collect: (212) 269-5550

Email: schw@dfking.com

or

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

Attention: Investor Relations

Telephone: (415) 667-7000

Email: investor.relations@schwab.com

THE TD AMERITRADE SPECIAL MEETING

TD Ameritrade is providing this joint proxy statement/prospectus to TD Ameritrade stockholders in connection with the solicitation of proxies to be voted at the TD Ameritrade special meeting (or any adjournment or postponement thereof) that TD Ameritrade has called to consider and vote on a proposal to approve and adopt the merger agreement, the TD Ameritrade merger-related compensation proposal and the TD Ameritrade adjournment proposal.

Date, Time and Location

Together with this joint proxy statement/prospectus, TD Ameritrade is also sending TD Ameritrade stockholders a notice of the TD Ameritrade special meeting and a form of proxy card that is solicited by the TD Ameritrade board of directors for use at the TD Ameritrade special meeting to be held exclusively online via live audio webcast on June 4, 2020, at 2:00 p.m., Eastern time, and any adjournments or postponements of the TD Ameritrade special meeting. Due to public health concerns regarding the coronavirus (COVID-19) and the importance of ensuring the health and safety of TD Ameritrade’s directors, officers, employees and stockholders, there will not be a physical meeting location, and you will not be able to attend the TD Ameritrade special meeting in person. The TD Ameritrade special meeting can be accessed by visiting the TD Ameritrade meeting website at www.virtualshareholdermeeting.com/AMTD2020, where you will be able to listen to the meeting, submit questions and vote online.

Purpose

At the TD Ameritrade special meeting, TD Ameritrade stockholders will be asked to consider and vote on the following:

•	to approve and adopt the merger agreement;

•	to approve, on a non-binding, advisory basis, the TD Ameritrade merger-related compensation proposal; and

•	to approve the TD Ameritrade adjournment proposal.

Under TD Ameritrade’s by-laws, the business to be conducted at the TD Ameritrade special meeting will be limited to the purposes set forth in the notice to TD Ameritrade stockholders provided with this joint proxy statement/prospectus.

Recommendation of the Strategic Development Committee and the TD Ameritrade Board of Directors

The strategic development committee, acting with the advice of its own legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, TD Ameritrade and TD Ameritrade stockholders other than TD Bank and its affiliates, and unanimously resolved to recommend to the TD Ameritrade board of directors that it approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The TD Ameritrade board of directors, acting upon the unanimous recommendation of the strategic development committee, unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, TD Ameritrade and TD Ameritrade stockholders, (ii) approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (iii) resolved to recommend that TD Ameritrade stockholders approve and adopt the merger agreement, including the merger, at the TD Ameritrade special meeting.

The TD Ameritrade board of directors, acting upon the unanimous recommendation of the strategic development committee, unanimously recommends that TD Ameritrade stockholders vote “FOR” the approval and adoption of the merger agreement, “FOR” the TD Ameritrade merger-related compensation proposal and “FOR” the TD Ameritrade adjournment proposal. See “TD Ameritrade Proposal I: Approval and Adoption of the Merger Agreement,” “TD Ameritrade Proposal II: Advisory Vote on TD Ameritrade Merger-Related Compensation” and “TD Ameritrade Proposal III: Approval of the TD Ameritrade Adjournment Proposal” beginning on pages 210, 211 and 212, respectively, of this joint proxy statement/prospectus for a more detailed discussion of the recommendation of the TD Ameritrade board of directors that TD Ameritrade stockholders approve and adopt the merger agreement and approve the TD Ameritrade merger-related compensation proposal and the TD Ameritrade adjournment proposal.

TD Ameritrade Record Date; Outstanding Shares; TD Ameritrade Stockholders Entitled to Vote

The TD Ameritrade board of directors has fixed the close of business on April 27, 2020 as the record date for the determination of the TD Ameritrade stockholders entitled to vote at the TD Ameritrade special meeting or any adjournment or postponement of the TD Ameritrade special meeting. Only TD Ameritrade stockholders of record at the TD Ameritrade record date are entitled to receive notice of, and to vote at, the TD Ameritrade special meeting or any adjournment or postponement thereof. As of the close of business on the TD Ameritrade record date, there were 540,924,139 shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting.

Quorum

TD Ameritrade’s by-laws provide that the holders of a majority of the voting power of all outstanding shares of capital stock of TD Ameritrade entitled to vote, present via the TD Ameritrade meeting website or represented by proxy, will constitute a quorum for the transaction of business at the TD Ameritrade special meeting.

Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the TD Ameritrade special meeting. Shares of TD Ameritrade common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and shares of TD Ameritrade common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the TD Ameritrade special meeting for the purpose of determining the presence of a quorum.

Failure of a quorum to be present at the TD Ameritrade special meeting will necessitate an adjournment or postponement of the meeting and will subject TD Ameritrade to additional expense.

Voting of Shares

Your vote is important. We expect that many TD Ameritrade stockholders will not attend the TD Ameritrade special meeting via the TD Ameritrade meeting website, and instead will be represented by proxy. Most TD Ameritrade stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by returning a completed proxy card or voting instruction form. Please check your notice, proxy card or the information forwarded by your broker, bank, nominee or other holder of record to see which options are available to you. The Internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded. The Internet and telephone voting facilities for TD Ameritrade stockholders of record will close at 11:59 p.m., Eastern time, on June 3, 2020. If you hold shares of TD Ameritrade common stock in “street name” through a broker, bank, nominee or other holder of record and Internet or telephone facilities are made available to you, these facilities may close sooner than those for TD Ameritrade stockholders of record.

You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote) that is received before 11:59 p.m., Eastern time, on June 3, 2020, by voting by ballot at the TD Ameritrade special meeting or by delivering, no later than June 3, 2020, to TD Ameritrade’s Investor Relations Department (at TD Ameritrade’s executive offices located at 200 South 108th Avenue, Omaha, Nebraska 68154, Attention: Investor Relations) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked. Executing your proxy in advance will not limit your right to vote at the TD Ameritrade special meeting if you decide to attend via the TD Ameritrade meeting website.

All shares of TD Ameritrade common stock entitled to vote and represented by properly executed proxies received prior to the TD Ameritrade special meeting and not revoked will be voted at the TD Ameritrade special meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a proposal, the shares of TD Ameritrade common stock represented by your proxy will be voted as the TD Ameritrade board of directors recommends for such proposal.

If you hold shares of TD Ameritrade common stock pursuant to the TD Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan and Trust, which is referred to in this joint proxy statement/prospectus as the TD Ameritrade 401(k) Plan, see “—Voting Your Shares Held through the TD Ameritrade 401(k) Plan by Proxy” for information regarding how to vote your shares held under the TD Ameritrade 401(k) Plan.

A complete list of TD Ameritrade stockholders entitled to vote at the TD Ameritrade special meeting will be available during ordinary business hours at our headquarters for examination by any TD Ameritrade stockholder for purposes germane to the TD Ameritrade special meeting for a period of at least 10 days prior to the TD Ameritrade special meeting. If our headquarters are closed for health and safety reasons related to the coronavirus (COVID-19) pandemic during such period, the list of stockholders will be made available for inspection upon request via email to corporatesecretary@tdameritrade.com, subject to our satisfactory verification of stockholder status, and will also be made available online during the TD Ameritrade special meeting at the TD Ameritrade special meeting website.

Required Vote

The required votes to approve the proposals to be considered at the TD Ameritrade special meeting are as follows:

•

approval and adoption of the merger agreement requires the affirmative vote of (i) the holders of a majority of the shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting and (ii) the holders (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of a majority of the shares of TD Ameritrade common stock (other than shares of TD Ameritrade common stock held by TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) outstanding and entitled to vote at the TD Ameritrade special meeting;

•

approval of the TD Ameritrade merger-related compensation proposal requires the affirmative vote of the holders of a majority of the total shares of TD Ameritrade common stock present at the TD Ameritrade special meeting via the TD Ameritrade meeting website or represented by proxy and voting on the matter at the TD Ameritrade special meeting, assuming a quorum is represented at the meeting. Because the vote on the TD Ameritrade merger-related compensation proposal is advisory only, it will not be binding on either TD Ameritrade or Schwab. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the TD Ameritrade merger-related compensation will be payable to TD Ameritrade’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the TD Ameritrade merger-related compensation proposal; and

•	approval of the TD Ameritrade adjournment proposal requires the affirmative vote of the holders of a majority of the total shares of TD Ameritrade common stock present at the TD Ameritrade special meeting via the TD Ameritrade meeting website or represented by proxy and voting on the matter at the TD Ameritrade special meeting, assuming a quorum is represented at the meeting.

Concurrently with the execution of the merger agreement, Schwab entered into the TD Bank voting agreement with TD Bank, which holds approximately 43.4% of the outstanding shares of TD Ameritrade common stock as of the TD Ameritrade record date, and the significant TD Ameritrade stockholders voting agreement with the significant TD Ameritrade stockholders, who hold approximately 9.6% of the outstanding shares of TD Ameritrade common stock as of the TD Ameritrade record date. Pursuant to the TD Bank voting agreement and the significant TD Ameritrade stockholders voting agreement, TD Bank and the significant TD Ameritrade stockholders, respectively, have agreed to vote all of their shares of TD Ameritrade common stock “FOR” the approval and adoption of the merger agreement and “FOR” the TD Ameritrade adjournment proposal.

Stock Ownership of and Voting by TD Ameritrade’s Directors and Executive Officers

As of the close of business on April 27, 2020, the TD Ameritrade record date, TD Ameritrade’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 942,031 shares of TD Ameritrade common stock, or approximately 0.17% of the shares of TD Ameritrade common stock outstanding on that date.

It is currently expected that TD Ameritrade’s directors and executive officers will vote their shares of TD Ameritrade common stock in favor of each of the proposals to be considered and voted on at the TD Ameritrade special meeting, but none of them have entered into any agreement obligating them to do so.

Treatment of Abstentions; Failure to Vote

For purposes of the TD Ameritrade special meeting, an abstention occurs when a TD Ameritrade stockholder attends the TD Ameritrade special meeting, either by being present via the TD Ameritrade meeting website or by proxy, but abstains from voting.

•

For the proposal to approve and adopt the merger agreement, if a TD Ameritrade stockholder present via the TD Ameritrade meeting website at the TD Ameritrade special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the effect of a vote cast “AGAINST” such proposal. If a TD Ameritrade stockholder is not present via the TD Ameritrade meeting website at the TD Ameritrade special meeting and does not respond by proxy, it will have the effect of a vote cast “AGAINST” such proposal.

•

For the TD Ameritrade merger-related compensation proposal, if a TD Ameritrade stockholder present via the TD Ameritrade meeting website at the TD Ameritrade special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for the TD Ameritrade merger-related compensation proposal. If a TD Ameritrade stockholder is not present via the TD Ameritrade meeting website at the TD Ameritrade special meeting and does not respond by proxy, it will have no effect on the vote count for the TD Ameritrade merger-compensation proposal.

•

For the TD Ameritrade adjournment proposal, if a TD Ameritrade stockholder present via the TD Ameritrade meeting website at the TD Ameritrade special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the vote count for such proposal. If a TD Ameritrade stockholder is not present via the TD Ameritrade meeting website at the TD Ameritrade special meeting and does not respond by proxy, it will have no effect on the vote count for the TD Ameritrade adjournment proposal.

Voting of Proxies by Holders of Record

If you were the record holder of shares of TD Ameritrade common stock as of the TD Ameritrade record date, you may submit your proxy to vote such shares via the Internet, by telephone or by mail. For additional information, please see the section entitled “The TD Ameritrade Special Meeting—TD Ameritrade Record Date; Outstanding Shares; TD Ameritrade Stockholders Entitled to Vote.” Note that if you hold shares through the TD Ameritrade 401(k) Plan, please see “—Voting Your Shares Held through the TD Ameritrade 401(k) Plan by Proxy” for information regarding how to vote your shares held under the TD Ameritrade 401(k) Plan.

Voting via the Internet or by Telephone

•

To submit your proxy via the Internet, go to the website listed on your enclosed TD Ameritrade proxy card. Have your TD Ameritrade proxy card in hand when you access the website and follow the instructions to vote your shares.

•	To submit your proxy by telephone, call 1-800-690-6903. Have your TD Ameritrade proxy card in hand when you call and follow the instructions to vote your shares.

•	If you vote via the Internet or by telephone, you must do so no later than 11:59 p.m., Eastern time, on June 3, 2020.

Voting by Mail

As an alternative to submitting your proxy via the Internet or by telephone, you may submit your proxy by mail.

•

To submit your proxy by mail, simply mark your TD Ameritrade proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed TD Ameritrade proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•	If you vote by mail, your TD Ameritrade proxy card must be received no later than June 3, 2020.

Voting Your Shares Held through the TD Ameritrade 401(k) Plan by Proxy

If shares of TD Ameritrade common stock are allocated to your account under the TD Ameritrade 401(k) Plan, such shares will be voted by the plan trustee as directed by you. You may direct the plan trustee on how to vote the shares allocated to your plan account by telephone, mail or via the Internet in accordance with the instructions you will receive in the mail. In any case, your voting instructions must be received by the trustee before June 2, 2020. If shares of TD Ameritrade common stock are allocated to your account under the TD Ameritrade 401(k) Plan and your voting instructions are not received by the trustee by this deadline, the shares allocated to your plan account will not be voted. Because the trustee is designated to vote on your behalf, you will not be able to vote your shares allocated to your account under the TD Ameritrade 401(k) Plan via the TD Ameritrade meeting website at the TD Ameritrade special meeting.

General

All properly signed proxies that are timely received and that are not revoked will be voted at the TD Ameritrade special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the TD Ameritrade board of directors.

Voting of Shares Held in Street Name

If your shares of TD Ameritrade common stock are held in an account at a broker, bank, nominee or other holder of record (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, nominee or other holder of record. You may not vote shares held in street name by returning a TD Ameritrade proxy card directly to TD Ameritrade unless you provide a “legal proxy,” which you must obtain from your bank, broker, nominee or other holder of record. Further, brokers, banks, nominees or other holders of record who hold shares of TD Ameritrade common stock on behalf of their clients may not give a proxy to TD Ameritrade to vote those shares with respect to the proposal to approve and adopt the merger agreement, the TD Ameritrade merger-related compensation proposal and the TD Ameritrade adjournment proposal without specific instructions from their clients, as brokers, banks, nominees or other holders of record do not have discretionary voting power on these “non-routine” matters. Under applicable stock exchange rules, each of the three proposals to be considered at the TD Ameritrade special meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore brokers, banks, nominees or other holders of record do not have discretionary authority to vote on any of the three proposals to be considered at the TD Ameritrade special meeting. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Therefore, if you are a TD Ameritrade stockholder and you do not instruct your broker, bank, nominee or other holder of record on how to vote your shares:

•

your broker, bank, nominee or other holder of record may not vote your shares on the proposal to approve and adopt the merger agreement, which will have the same effect as a vote “AGAINST” such proposal;

•

your broker, bank, nominee or other holder of record may not vote your shares on the TD Ameritrade merger-related compensation proposal, which will have no effect on the vote count for such proposal; and

•	your broker, bank, nominee or other holder of record may not vote your shares on the TD Ameritrade adjournment proposal, which will have no effect on the vote count for such proposal.

Attendance at the TD Ameritrade Special Meeting and Voting Online

You or your authorized proxy may attend the TD Ameritrade special meeting if you were a registered or beneficial owner of TD Ameritrade common stock as of the TD Ameritrade record date.

The TD Ameritrade special meeting can be accessed by visiting the TD Ameritrade meeting website at www.virtualshareholdermeeting.com/AMTD2020, where you will be able to listen to the meeting, submit questions and vote online. In order to be able to enter the TD Ameritrade special meeting, you will need the 16-digit control number, which is included on your proxy card if you are a stockholder of record or included with your voting instruction form provided by your broker, bank, nominee or other holder of record if you hold your shares of TD Ameritrade common stock in “street name.”

You may submit questions in advance of the meeting by emailing your question, along with proof of stock ownership, to corporatesecretary@tdameritrade.com. You may also submit questions during the live audio webcast of the TD Ameritrade special meeting. The total time allowed for the question and answer session at the TD Ameritrade special meeting is 20 minutes. If all relevant questions have been addressed, we will conclude the session earlier. To ensure the TD Ameritrade special meeting is conducted in a manner that is fair to all stockholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the TD Ameritrade special meeting’s limited purpose.

The agenda and rules of conduct for the TD Ameritrade special meeting are posted at the TD Ameritrade special meeting website.

Your vote is very important, regardless of the number of shares of TD Ameritrade common stock you own. Whether or not you expect to attend the TD Ameritrade special meeting via the TD Ameritrade meeting website, please vote or otherwise submit a proxy to vote your shares of TD Ameritrade common stock as promptly as possible so that your shares of TD Ameritrade common stock may be represented and voted at the TD Ameritrade special meeting. If your shares of TD Ameritrade common stock are held in the name of a broker, bank, nominee or other holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

If you are a TD Ameritrade stockholder of record at the TD Ameritrade record date (the close of business on April 27, 2020), you can revoke your proxy or change your vote by:

•

sending a signed notice that bears a date later than the date of the proxy you want to revoke stating that you revoke your proxy to TD Ameritrade’s Investor Relations Department (at TD Ameritrade’s executive offices at 200 South 108th Avenue, Omaha, Nebraska 68154, Attention: Investor Relations). TD Ameritrade’s Investor Relations Department must receive your proxy card no later than June 3, 2020; or

•	submitting a valid, later-dated proxy by mail that is received no later than June 3, 2020 or via the Internet or by telephone before 11:59 p.m., Eastern time, on June 3, 2020; or

•

attending the TD Ameritrade special meeting (or, if the TD Ameritrade special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting via the TD Ameritrade meeting website at the TD Ameritrade special meeting, which will automatically cancel any proxy previously given, or revoking your proxy online at the TD Ameritrade meeting website, but your attendance alone will not revoke any proxy previously given.

If you hold your shares of TD Ameritrade common stock in “street name” through a broker, bank, nominee or other holder of record, you must contact your broker, bank, nominee or other holder of record to change your vote.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of TD Ameritrade common stock in connection with the solicitation of proxies to be voted at the TD Ameritrade special meeting (or any adjournment or postponement thereof). TD Ameritrade will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this joint proxy statement/prospectus for the TD Ameritrade special meeting. TD Ameritrade has engaged Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies for the TD Ameritrade special meeting and will pay Innisfree M&A Incorporated a fee of approximately $25,000 plus reimbursement of reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of TD Ameritrade or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview or other means. Directors, officers and employees of TD Ameritrade will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their clients and such nominees may be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits TD Ameritrade, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this joint proxy statement/prospectus to any household at which two or more TD Ameritrade stockholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of TD Ameritrade common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Tabulation of Votes

TD Ameritrade has appointed American Election Services, LLC to serve as the inspector of election for the TD Ameritrade special meeting. American Election Services, LLC will independently tabulate affirmative and negative votes and abstentions at the TD Ameritrade special meeting.

Adjournments

Subject to certain restrictions contained in the merger agreement, the TD Ameritrade special meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place thereof are announced at the TD Ameritrade special meeting at which the adjournment was taken unless:

•

the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each TD Ameritrade stockholder of record entitled to vote at the TD Ameritrade special meeting; or

•	if, after the adjournment, a new record date for determination of TD Ameritrade stockholders entitled to vote is fixed for the adjourned meeting.

At any adjourned meeting, all proxies previously received will be voted in the same manner as they would have been voted at the original convening of the TD Ameritrade special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Other Information

The matters to be considered at the TD Ameritrade special meeting are of great importance to the TD Ameritrade stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance with voting via the Internet or by telephone or completing your proxy card, or have questions regarding the TD Ameritrade special meeting, please contact TD Ameritrade’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: (877) 456-3422

Banks and Brokers Call Collect: (212) 750-5833

THE MERGER

General

This joint proxy statement/prospectus is being provided to holders of TD Ameritrade common stock in connection with the solicitation of proxies to be voted at the TD Ameritrade special meeting and at any adjournments or postponements of the TD Ameritrade special meeting. At the TD Ameritrade special meeting, TD Ameritrade will ask TD Ameritrade stockholders to consider and vote on (i) a proposal to approve and adopt the merger agreement, (ii) a proposal to approve, on a non-binding, advisory basis, the TD Ameritrade merger-related compensation proposal and (iii) a proposal to approve the TD Ameritrade adjournment proposal.

This joint proxy statement/prospectus is being provided to holders of Schwab common stock in connection with the solicitation of proxies to be voted at the Schwab special meeting and at any adjournments or postponements of the Schwab special meeting. At the Schwab special meeting, Schwab will ask Schwab stockholders to consider and vote on (i) a proposal to approve the share issuance, (ii) a proposal to approve the Schwab charter amendment and (iii) a proposal to approve the Schwab adjournment proposal.

The merger agreement provides for the merger of Merger Sub with and into TD Ameritrade, with TD Ameritrade continuing as the surviving corporation and a wholly owned subsidiary of Schwab. The merger will not be completed unless TD Ameritrade stockholders approve and adopt the merger agreement and Schwab stockholders approve the share issuance and the Schwab charter amendment. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement—Structure of the Merger” and “The Merger Agreement—Merger Consideration” beginning on pages 162 and 163, respectively, of this joint proxy statement/prospectus.

Upon completion of the merger, each share of TD Ameritrade common stock (except for shares of TD Ameritrade common stock held by TD Ameritrade as treasury stock or by Schwab (other than any fiduciary shares) which will be cancelled without payment) will automatically be converted into the right to receive 1.0837 shares of Schwab common stock, except that TD Bank and its affiliates will receive Schwab common stock only up to a maximum of the voting limitation percentage of the Schwab common stock (including any other shares of Schwab common stock then owned by TD Bank and its affiliates) and will otherwise receive shares of Schwab nonvoting common stock. Based on the number of shares of TD Ameritrade common stock outstanding as of April 27, 2020, Schwab expects to issue approximately 586,526,583 Schwab common shares to TD Ameritrade stockholders pursuant to the merger. The actual number of Schwab common shares to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio and the number of shares of TD Ameritrade common stock outstanding at such time. Based on the number of shares of TD Ameritrade common stock outstanding as of April 27, 2020, and the number of shares of Schwab common shares (including Schwab common stock and Schwab nonvoting common stock) outstanding as of April 27, 2020, it is expected that, immediately after completion of the merger, former TD Ameritrade stockholders will own approximately 31.3% of the outstanding Schwab common shares (including Schwab common stock and Schwab nonvoting common stock).

The Parties

The Charles Schwab Corporation

Schwab is a savings and loan holding company, headquartered in San Francisco, California. Schwab was incorporated in the State of Delaware in 1986 and engages, through its subsidiaries, in wealth management, securities brokerage, banking, asset management, custody, and financial advisory services. At December 31, 2019, Schwab had $4.04 trillion in client assets, 12.3 million active brokerage accounts, 1.7 million corporate retirement plan participants, and 1.4 million banking accounts.

Principal business subsidiaries of Schwab include the following:

•	Charles Schwab & Co., Inc., incorporated in 1971, a securities broker-dealer with over 360 domestic branch offices in 48 states, as well as a branch in the Commonwealth of Puerto Rico. In addition,

Schwab serves clients through branch offices in the U.K. and Hong Kong through other subsidiaries of Schwab;

•	Charles Schwab Bank, Schwab’s principal banking entity; and

•	Charles Schwab Investment Management, Inc., the investment advisor for Schwab’s proprietary mutual funds (Schwab Funds®) and Schwab’s exchange-traded funds (Schwab ETFsTM).

Schwab provides financial services to individuals and institutional clients through two segments – Investor Services and Advisor Services. The Investor Services segment provides retail brokerage and banking services to individual investors, and retirement plan services, as well as other corporate brokerage services, to businesses and their employees. The Advisor Services segment provides custodial, trading, banking, and support services, as well as retirement business services, to independent RIAs, independent retirement advisors, and recordkeepers.

Schwab was incorporated in the State of Delaware on November 25, 1986. The principal trading market for Schwab common stock (NYSE: SCHW) is the NYSE. The principal executive offices of Schwab are located at 211 Main Street, San Francisco, California 94105; its telephone number is (415) 667-7000; and its website is www.schwab.com.

TD Ameritrade Holding Corporation

TD Ameritrade is a leading provider of securities brokerage services and related technology-based financial services to retail clients and independent RIAs. TD Ameritrade provides services to individual retail investors and traders and to RIAs predominantly through the Internet, a national branch network and relationships with RIAs. TD Ameritrade uses its platform to offer brokerage services to retail investors and traders under a simple, low cost structure and brokerage custodial services to RIAs.

TD Ameritrade has been an innovator in electronic brokerage services since entering the retail securities brokerage business in 1975. TD Ameritrade believes that it was the first brokerage firm to offer the following products and services to retail clients: touch-tone trading; trading over the Internet; mobile trading; unlimited, streaming, free real-time quotes; extended trading hours; direct access to market destinations; commitment on the speed of order execution; and trading of select securities 24 hours a day, five days a week. Over the years the number of brokerage accounts, RIA relationships, average daily trading volume and total assets in client accounts have substantially increased. TD Ameritrade has also built, and continues to invest in, a proprietary trade processing platform that is both cost-efficient and highly scalable, significantly lowering its operating costs per trade. In addition, TD Ameritrade has made significant investments in building the TD Ameritrade brand.

TD Ameritrade was originally incorporated in the State of Delaware on April 1, 2002. The principal trading market for TD Ameritrade common stock (NASDAQ: AMTD) is NASDAQ. TD Ameritrade’s principal executive offices are located at 200 South 108th Avenue, Omaha, Nebraska 68154; its telephone number is (800) 669-3900; and its website is www.tdameritrade.com.

Americano Acquisition Corp.

Merger Sub is a wholly owned subsidiary of Schwab. Merger Sub was formed solely for the purpose of completing the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Merger Sub was incorporated in the State of Delaware on November 19, 2019. The principal executive offices of Merger Sub are located at 211 Main Street, San Francisco, California 94105, and its telephone number is (415) 667-7000.

Background of the Merger

The board of directors and management teams of each of Schwab and TD Ameritrade regularly review and assess the performance, strategy, competitive position, opportunities and prospects of their respective companies in light of the current business, economic and regulatory environments, as well as developments in the industries that provide brokerage and related services and the opportunities and challenges facing participants in those industries, in each case with the goal of enhancing value for their respective stockholders. For each company, these reviews have included consideration of, and discussions with, other companies from time to time regarding potential strategic alternatives, including, in the case of TD Ameritrade, potential business combinations and other strategic transactions as well as remaining an independent company.

In connection with such reviews, representatives of Schwab, TD Ameritrade and TD Bank have, from time to time, held preliminary discussions regarding a potential transaction, including during the summer of 2018, in October 2018 and between December 2018 and March 2019. However, prior to October 2019, such discussions did not result in a proposal for a strategic transaction on which the parties moved forward.

In connection with the preliminary discussions that occurred in July 2018, the TD Ameritrade board of directors designated the strategic development committee composed solely of independent and disinterested directors and appointed Mr. Allan R. Tessler, as chairman, and Ms. V. Ann Hailey and Mr. Mark L. Mitchell as the other members of the committee, to consider and evaluate the potential transaction. The members of the strategic development committee were selected based on their knowledge of TD Ameritrade and the industries in which it operates, their familiarity with and expertise related to complex corporate transactions, including mergers and acquisitions, and the fact that they are all independent and disinterested directors, and were neither designated by nor affiliated with any of TD Ameritrade’s largest stockholders: TD Bank and the significant TD Ameritrade stockholders. The role and powers of the strategic development committee were expanded and clarified in January 2019 pursuant to resolutions of the TD Ameritrade board of directors. These resolutions authorize, empower and direct the strategic development committee to exercise all power and authority of the TD Ameritrade board of directors that may be delegated by law to, among other things, (i) make such investigation of the potential transaction as the strategic development committee deemed appropriate, (ii) evaluate the terms of such transaction, (iii) negotiate the terms of any definitive agreement with respect to such transaction, (iv) report to the TD Ameritrade board of directors its recommendations and conclusions with respect to such transaction, including a determination and recommendation as to whether the transaction is fair to, and in the best interests of, TD Ameritrade and its stockholders other than TD Bank and its affiliates and (v) determine not to pursue the potential transaction. The TD Ameritrade board of directors also resolved not to approve or recommend in favor of any such transaction without a prior favorable recommendation from the strategic development committee.

Among other things, the TD Ameritrade board of directors expressly authorized the strategic development committee to retain, at TD Ameritrade’s expense, such legal, financial and other advisors as the strategic development committee deemed appropriate to assist in its work. The TD Ameritrade board of directors also authorized and directed TD Ameritrade’s officers to furnish to the strategic development committee and its advisors such information and assistance as the strategic development committee may request.

The strategic development committee was fully empowered to reject the potential transaction on the terms proposed by Schwab or on any other terms, including in connection with a determination that any such transaction was not fair to or otherwise not in the best interests of TD Ameritrade and its stockholders other than TD Bank and its affiliates. Throughout the strategic development committee’s consideration and negotiation of the potential transaction, the strategic development committee, directly and through its legal and financial advisors, requested information from and held discussions with representatives of TD Bank where necessary to inform its deliberations. In addition, throughout its consideration and negotiation of the potential transaction, the strategic development committee engaged in discussions with Mr. Todd M. Ricketts, who was a member of the TD Ameritrade board of directors not on the strategic development committee and also a member of the Ricketts family, which founded Ameritrade and remained significant stockholders of the company.

Following initial exploratory conversations among the parties beginning in December 2018, on January 18, 2019, confidentiality agreements were entered into between TD Ameritrade and Schwab and between TD Bank and Schwab. Neither TD Ameritrade nor TD Bank have entered into any other confidentiality agreement with any third party that restricts such party from making an unsolicited offer regarding the potential transaction with, or acquisition of, TD Ameritrade.

On February 7, 2019, counsel to Schwab sent correspondence to counsel to the strategic development committee stating, on behalf of Schwab, that while Schwab was not in a position at that time to make a proposal, Schwab did commit that any proposal it might decide to make in the future with respect to a potential transaction involving TD Ameritrade would be subject to the approval of a special committee of the TD Ameritrade board of directors consisting solely of independent directors and a non-waivable condition requiring the approval of holders of a majority of the shares of TD Ameritrade common stock other than those held by TD Bank and its affiliates. Schwab also stated that a possible transaction with TD Ameritrade would require certain related agreements with TD Bank and therefore, in order for it to proceed with evaluating any potential transaction, Schwab wanted to discuss arrangements with TD Bank to ensure there was a viable path forward. The strategic development committee and TD Bank each confirmed they were willing to move forward with discussions subject to the conditions set forth by Schwab in the correspondence. Following such confirmation, Schwab, TD Bank and TD Ameritrade engaged in preliminary discussions regarding potential transaction structures and related matters.

On March 14, 2019, Schwab management updated the Schwab board of directors on the status of discussions with TD Ameritrade. The Schwab board of directors discussed the strategic rationale of a transaction with TD Ameritrade and the potential terms thereof. Following discussion, the directors indicated support for submitting a preliminary, non-binding written indication of interest for the potential transaction.

On March 15, 2019, Schwab delivered to the strategic development committee an indication of interest. The indication of interest provided for a stock-for-stock merger with a fixed exchange ratio of 1.27 shares of Schwab common stock for each share of TD Ameritrade common stock, which the proposal indicated represented a 7% premium for TD Ameritrade stockholders based on the volume weighted average trading price, which is referred to in this joint proxy statement/prospectus as the VWAP, of TD Ameritrade common stock relative to the VWAP of Schwab common stock for the 90 trading days preceding the date of the proposal and was conditioned on an acceptable renegotiation of the insured deposit account agreement among certain subsidiaries of TD Ameritrade, TD Bank and certain affiliates of TD Bank, which is referred to in this joint proxy statement/prospectus as the existing insured deposit account agreement. The strategic development committee held a meeting with their legal and financial advisors to discuss this indication of interest. Following the meeting, Mr. Tessler contacted Mr. Walter W. Bettinger II, the president and chief executive officer of Schwab, regarding the indication of interest to see if Schwab would be willing to increase the premium that would be received by TD Ameritrade stockholders in a transaction. Mr. Tessler and Mr. Bettinger had further preliminary discussions but no agreement was reached on the premium or the other matters set forth in Schwab’s indication of interest. Accordingly, the parties terminated discussions at the end of March.

Between April 2019 and September 2019, representatives of Schwab and TD Ameritrade had occasional conversations regarding a potential transaction but none of these conversations resulted in a decision to explore a transaction. During this period and through the announcement of the transaction, the Schwab board of directors received regular updates on the status of discussions with TD Ameritrade regarding a potential transaction.

On October 1, 2019, Schwab announced that it was implementing zero-commission trading for certain client trading activity. Later in the day or shortly thereafter, certain other industry participants, including TD Ameritrade, implemented similar pricing policies. Following the Schwab announcement on October 1, 2019, Mr. Bettinger and Mr. Tessler had a conversation and during that conversation Mr. Tessler suggested that they should have further discussions regarding a potential transaction.

In its October 1 press release announcing its elimination of most stock and option trading commissions, TD Ameritrade noted that this decision would reduce its revenues by approximately $220 to $240 million per quarter, or approximately 15-16% of net revenues. TD Ameritrade’s stock price declined by more than 28%, to close at $33.54, on the trading day following the announcement.

On October 3, 2019, Mr. Tessler and Mr. Bharat Masrani, the president and chief executive officer of TD Bank and a member of the TD Ameritrade board of directors, contacted Mr. Bettinger to schedule an in-person meeting.

At the in-person meeting, which was held on October 4, 2019, in Jackson Hole, Wyoming, Mr. Bettinger indicated Schwab’s interest in exploring a potential transaction between TD Ameritrade and Schwab, and indicated that the Schwab board of directors would potentially be supportive of a transaction subject to an acceptable price. Mr. Tessler told Mr. Bettinger that the strategic development committee would require a written proposal from Schwab in order for the committee to evaluate any potential business combination transaction. Mr. Bettinger agreed that he would discuss with the Schwab board of directors the request for Schwab to deliver a preliminary indication of interest to the strategic development committee to see if the Schwab board of directors would support delivering one.

On October 7, 2019, the Schwab board of directors held a special telephonic meeting. At the meeting, Mr. Bettinger provided the directors with an informational update with respect to Schwab’s negotiations and prior discussions with TD Ameritrade with respect to a potential transaction, including his October 1, 2019 conversation with Mr. Tessler and the meeting with Messrs. Tessler and Masrani on October 4, 2019. The Schwab board of directors discussed the opportunities and risks associated with a transaction with TD Ameritrade, as well as the strategic rationale of the transaction. Following discussion, the Schwab board of directors approved the submission of a preliminary, non-binding written indication of interest for the potential transaction, which is referred to in this joint proxy statement/prospectus as the preliminary proposal, to TD Ameritrade on the terms discussed at the meeting.

On October 8, 2019, Schwab delivered to the strategic development committee the preliminary proposal. The terms of the preliminary proposal provided for a stock-for-stock merger, pursuant to which Schwab would issue a fixed number of shares of Schwab common stock in exchange for each share of TD Ameritrade common stock, with the exchange ratio to be set at a level that would represent a 12% premium for TD Ameritrade stockholders as compared to the exchange ratio implied by the VWAP of TD Ameritrade common stock relative to the VWAP of Schwab common stock during a period to be defined. To the extent necessary to obtain a non-control determination from the Federal Reserve Board with respect to TD Bank and its affiliates, TD Bank would be required to accept a portion of the merger consideration in the form of nonvoting common stock. The preliminary proposal stated that it was conditioned on TD Bank agreeing to an extension of the existing insured deposit account agreement for an initial period of ten years, with a five basis point increase in the fee payable by TD Bank on the aggregate daily balance of all deposits and Schwab having the right to increase by 25% the amount of sweep deposits being swept to TD Bank. The proposal was also conditioned on Schwab and TD Bank entering into certain client cross-referral agreements for investment and credit products. In addition, Schwab stated in the preliminary proposal that it anticipated that the Schwab board of directors at the closing of the transaction would include three members of the TD Ameritrade board of directors, with two of the three members being nominated by TD Bank and the selection of those three members being consistent with the non-control determination by the Federal Reserve Board, which would provide TD Bank proportional board designation rights consistent with its expected economic interest in Schwab upon closing.

The preliminary proposal contemplated that each of TD Bank and the significant TD Ameritrade stockholders, with respect to their shares of TD Ameritrade common stock, and the significant Schwab stockholders, with respect to their shares of Schwab common stock, would enter into a customary voting and support agreement pursuant to which each of them would commit to support the potential transaction.

The preliminary proposal also reiterated Schwab’s previously stated express conditions that (i) the transaction receive the affirmative recommendation of a fully empowered special committee of the TD Ameritrade board of directors consisting solely of independent directors and (ii) the consummation of the transaction be subject to the approval of the holders of a majority of the outstanding shares of TD Ameritrade common stock other than those held by TD Bank and its affiliates, which approval condition would not be waivable.

Pursuant to the authority conferred upon the strategic development committee by the TD Ameritrade board of directors, and in connection with its consideration of the preliminary proposal, the strategic development committee retained Wachtell, Lipton, Rosen & Katz, which is referred to in this joint proxy statement/prospectus as Wachtell Lipton, as its legal counsel and Piper Sandler as a financial advisor, in addition to PJT Partners, which it had previously retained as a financial advisor. Prior to engaging its advisors, and after consideration of the relevant facts, the strategic development committee determined that each advisor was capable of providing the strategic development committee with independent advice in connection with its responsibilities.

On October 10, 2019, the TD Ameritrade board of directors held a special telephonic meeting at which representatives of Wachtell Lipton were present. At the meeting, the strategic development committee provided an informational update on the terms of the preliminary proposal and initial discussions with Schwab in connection with the strategic development committee’s receipt and ongoing review of the preliminary proposal. Representatives of Wachtell Lipton discussed with the directors the conditions contained in the preliminary proposal related to the special committee recommendation, which would be provided by the strategic development committee pursuant to its delegated authority, should it choose to make such recommendation, and the non-waivable approval of the holders of a majority of the outstanding shares of TD Ameritrade common stock other than those held by TD Bank and its affiliates.

On October 15, 2019, the strategic development committee held a telephonic meeting with representatives of PJT Partners, Piper Sandler and Wachtell Lipton present to discuss the preliminary proposal. At the meeting, the strategic development committee and its advisors reviewed certain recent developments in the brokerage industry, including the recent elimination of online trade commissions for certain trading activity by major brokerage firms, and changes in the interest rate environment, and considered the significance of those developments in the context of the strategic development committee’s evaluation of the preliminary proposal. Representatives of PJT Partners and Piper Sandler also discussed the process for developing a view of the potential synergies that could be realized in the potential transaction. The strategic development committee and its advisors also discussed certain matters related to the existing insured deposit account agreement and the insured deposit account agreement proposed by Schwab, including that TD Ameritrade’s current and potential future deposit sweep arrangements would be reviewed and considered by the strategic development committee in connection with its broader evaluation of the preliminary proposal and a potential strategic transaction between Schwab and TD Ameritrade as compared to TD Ameritrade’s strategic alternatives, including its standalone plan.

On October 18, 2019, the strategic development committee held a telephonic meeting with representatives of PJT Partners, Piper Sandler and Wachtell Lipton and, at the committee’s invitation, Mr. Masrani, in attendance. At the request of the strategic development committee, Mr. Masrani shared TD Bank’s perspective as a TD Ameritrade stockholder on the potential transaction, stating that TD Bank was supportive of the parties continuing to discuss a potential transaction. He also addressed certain topics related to the proposed sweep arrangements reflected in the preliminary proposal, noting that not only were the proposed pricing terms less favorable to TD Bank than the existing insured deposit account agreement but also, even all else being equal, a sweep arrangement with Schwab would be more costly to TD Bank than the existing insured deposit account agreement with TD Ameritrade as a result of more burdensome regulatory requirements associated with a significant sweep arrangement with an unaffiliated broker. At the meeting, the strategic development committee also discussed with its advisors TD Ameritrade’s standalone plan and certain risks and uncertainties associated with the plan, including in light of the recent industry shift to zero-commission trading for certain trading activity.

On October 20, 2019, the strategic development committee held a telephonic meeting with representatives of PJT Partners, Piper Sandler and Wachtell Lipton present to continue their discussions regarding Schwab’s preliminary proposal. The members of the strategic development committee reiterated their focus on obtaining the maximum value for TD Ameritrade stockholders other than TD Bank and its affiliates, and noted that a core issue in making that determination was for the strategic development committee to be able to compare TD Ameritrade’s standalone plan and alternatives, taking into account the attendant benefits and risks, including matters related to management succession and governance, current and potential future deposit sweep arrangements and other factors, against the value to be realized in the context of the potential transaction. After further discussion, the strategic development committee determined that further investigation of the preliminary proposal and engagement with representatives of Schwab was warranted in order to determine whether it might be possible to reach mutually acceptable terms for a potential strategic transaction that could create greater value for TD Ameritrade and its stockholders other than TD Bank and its affiliates as compared to the value that would result from TD Ameritrade continuing on a standalone basis or pursuing other strategic alternatives.

On October 21, 2019, the TD Ameritrade board of directors held a special meeting at which representatives of PJT Partners, Piper Sandler and Wachtell Lipton were in attendance. At the meeting, the strategic development committee provided an informational update to the TD Ameritrade board of directors with respect to its ongoing review of the preliminary proposal and shared its preliminary assessment of the preliminary proposal. The strategic development committee indicated that, although significant work and due diligence remained to be done, given the magnitude of the potential synergies and value creation that could result from combining the two companies, the preliminary proposal merited serious consideration. Representatives of PJT Partners and Piper Sandler also shared their perspective on the financial terms of the preliminary proposal and on recent industry developments and market conditions, including the industry shift to zero-commission trading for certain trading activity, which had resulted in a significant decline in TD Ameritrade’s market valuation, the potential synergies that might be achieved in the potential transaction with Schwab and the resulting accretion to the earnings per share of the combined company, and timing considerations related to the preliminary proposal, including potential market and other risks of deferring engagement with Schwab with respect to the preliminary proposal.

On October 22, 2019, the strategic development committee and representatives of TD Ameritrade’s management sent a letter to Schwab indicating that it was interested in further dialogue with Schwab in order to determine whether mutually acceptable terms for the potential transaction could be reached.

On October 25, 2019, Mr. Tessler, on behalf of the strategic development committee, Mr. Stephen J. Boyle, the chief financial officer of TD Ameritrade at the time, and representatives of PJT Partners and Piper Sandler met with Mr. Peter B. Crawford, the chief financial officer of Schwab, other representatives of Schwab and representatives of Credit Suisse, financial advisor to Schwab, in San Francisco, California to discuss the potential transaction, including preliminary synergy and integration cost estimates and diligence matters, as well as recent market developments. At the meeting, Mr. Crawford reiterated the offer of a 12% premium contained in the preliminary proposal. Mr. Crawford further indicated that Schwab would not be willing to agree to a premium that the market would perceive to be outsized relative to what is customary for transactions of a similar nature, and that any premium in the 17% or higher range would be a non-starter for Schwab. Mr. Crawford also discussed Schwab’s proposed changes to the existing insured deposit account agreement, which Schwab had stated in its proposal was a condition to the proposed transaction, and noted that both Schwab and TD Bank acknowledged the need to amend the existing insured deposit account agreement in connection with any transaction, including in particular the exclusivity provisions that would potentially require Schwab to sweep all of its clients’ deposits to TD Bank, the absence of any limits on the amount of sweep deposits that TD Bank could be required to accept and the need for the terms of the agreement to be consistent with obtaining a non-control determination from the Federal Reserve Board. During the meeting, representatives of Piper Sandler and PJT Partners conveyed to representatives of Schwab that Schwab should consider all alternatives, including possible modifications to the terms of the insured deposit account agreement that might allow Schwab to increase the premium reflected in its preliminary proposal, as that was the strategic development committee’s focus.

In the days following this meeting, representatives of Schwab and TD Ameritrade engaged in preliminary due diligence discussions.

On October 31, 2019, the members of the strategic development committee and its advisors met with representatives of Schwab, including Messrs. Bettinger and Crawford, and its legal and financial advisors in Teaneck, New Jersey to further discuss the economic terms of the potential transaction. Mr. Masrani and Mr. Riaz Ahmed, TD Bank’s chief financial officer, were also on-site in New Jersey, together with representatives of J.P. Morgan Securities LLC, financial advisor to TD Bank, which is referred to in this joint proxy statement/prospectus as J.P. Morgan, for the purpose of engaging in direct discussions with Schwab concerning the proposed post-closing sweep arrangement between Schwab and TD Bank. During the meeting between the members of the strategic development committee, representatives of Schwab and their respective financial advisors, Mr. Tessler and the other members of the strategic development committee conveyed to Messrs. Bettinger and Crawford that the 12% premium reflected in the preliminary proposal was unacceptable to the committee, including in light of the significant synergies expected to be realized from the potential transaction, and instead proposed a 17% premium as reflecting a more equitable sharing of expected synergies. The members of the strategic development committee and the representatives of Schwab and their respective financial advisors discussed the economics and synergies associated with the potential transaction, and the premium that Schwab would be willing to offer in connection with a potential transaction. Mr. Bettinger reiterated that Schwab would not be willing to agree to a 17% premium under any circumstances, including based on any potentially modified terms for the insured deposit account agreement, but indicated that he would discuss the strategic development committee’s counterproposal with the Schwab board of directors, in order to determine whether the Schwab board of directors might entertain as much as a 16% premium. Representatives of Schwab also engaged in separate, direct negotiations with the representatives of TD Bank regarding the terms of a post-closing deposit sweep arrangement to be entered into between Schwab and TD Bank. As part of these negotiations, the representatives of Schwab proposed revised terms for the insured deposit account agreement to be entered into between Schwab and TD Bank effective as of the closing of the transaction to replace the existing insured deposit account agreement, including a ten basis point decrease in the servicing fee payable by TD Ameritrade to TD Bank on the aggregate daily balance of all deposits relative to the servicing fee under the existing insured deposit account agreement (which would effectively increase the net amount that TD Bank would pay to TD Ameritrade under that agreement) and an option for Schwab to reduce the amount of TD Ameritrade cash at TD Bank following the closing of the transaction beginning in 2021 by a maximum of $10 billion per year, subject to a floor of $50 billion. The representatives of TD Bank indicated to the Schwab representatives on a preliminary basis their willingness to move forward on these terms for the insured deposit account agreement.

Also on October 31, 2019, in connection with the meeting with representatives of Schwab, the strategic development committee and its advisors met to discuss the preliminary proposal from Schwab, the synergies expected to be realized in connection with a potential transaction and the apportionment of such synergies between each party’s stockholders, and the possible revised proposal which representatives of Schwab had signaled might be forthcoming following their meeting, as well as the latest proposed terms of the post-closing sweep arrangement between Schwab and TD Bank as discussed between representatives of Schwab and TD Bank, which reflected terms more favorable to the combined company, and less favorable to TD Bank, than those under the existing insured deposit account agreement and relative to those contained in Schwab’s preliminary proposal. As part of this discussion, the members of the strategic development committee discussed the potential value to be created by the potential transaction as compared to TD Ameritrade’s standalone prospects. Following discussion, the members of the strategic development committee unanimously agreed that, in the event that the Schwab board of directors was supportive of a transaction at a 16% premium and Schwab delivered a revised proposal reflecting such enhanced consideration, it would be advisable to continue to engage in discussions with representatives of Schwab and work with its advisors and TD Ameritrade management to conduct mutual due diligence and begin to negotiate transaction documents in order to determine whether a definitive agreement for the potential transaction could be reached on terms that the strategic development committee would be prepared to recommend to the TD Ameritrade board of directors, taking into account TD Ameritrade’s standalone prospects and alternatives.

On November 3, 2019, the Schwab board of directors held a special telephonic meeting to receive an update on the proposed transaction with TD Ameritrade. The directors discussed a number of items related to the potential transaction, including: dilution to Schwab’s stockholders, analysis regarding the implied value accretion, assumptions regarding synergies, risks associated with the integration of TD Ameritrade and the regulatory approval process. After discussion, the Schwab board of directors approved the submission of a revised non-binding indication of interest for the potential transaction, which is referred to in this joint proxy statement/prospectus as the revised proposal, to TD Ameritrade on the terms discussed at the meeting.

Thereafter on November 3, 2019, Schwab submitted to the strategic development committee the revised proposal. The terms of the revised proposal provided for a stock-for-stock merger of Schwab and TD Ameritrade, pursuant to which TD Ameritrade stockholders would receive 1.0837 shares of Schwab common stock for each share of TD Ameritrade common stock, which exchange ratio the revised proposal indicated represented a 16% premium for TD Ameritrade stockholders as compared to the exchange ratio implied by the VWAP of TD Ameritrade common stock relative to the VWAP of Schwab common stock for the last ten trading days as of October 31, 2019. The revised proposal was conditioned on an insured deposit account agreement being entered into between Schwab and TD Bank effective as of the closing of the transaction on terms consistent with those proposed by representatives of Schwab to representatives of TD Bank at the meeting held on October 31, 2019. The revised proposal specified a target announcement date of no later than November 21, 2019 and requested that TD Ameritrade enter into a customary exclusivity agreement with Schwab through such date in order to facilitate the expeditious completion of due diligence. The revised proposal stated that Schwab anticipated that the Schwab board of directors at the closing of the transaction would include two to three members of the TD Ameritrade board of directors, with one to two members being nominated by TD Bank, consistent with obtaining a non-control determination from the Federal Reserve Board, and that Schwab would expect to enter into a stockholder agreement with TD Bank at the closing of the transaction with respect to its Schwab shareholdings which would include customary standstill and selldown restrictions and voting commitments obligating TD Bank to vote its shares either in accordance with the recommendation of the Schwab board of directors or pro rata in accordance with Schwab’s other stockholders, at TD Bank’s election, as well as a registration rights agreement.

The revised proposal included additional terms consistent with those contained in the preliminary proposal, including contemplating that voting and support agreements be entered into in connection with the transaction by each of TD Bank and the significant TD Ameritrade stockholders, with respect to their shares of TD Ameritrade common stock, and the significant Schwab stockholders, with respect to their shares of Schwab common stock.

At a special meeting of the TD Ameritrade board of directors held on November 4, 2019 at which representatives of PJT Partners, Piper Sandler and Wachtell Lipton and TD Ameritrade management were in attendance, the strategic development committee provided an update to the TD Ameritrade board of directors on recent discussions and developments with Schwab and described the terms of the revised proposal. The members of the strategic development committee indicated that they had reviewed and considered the revised proposal and determined that it was advisable to continue to move forward and engage with Schwab on the basis of the revised proposal and to grant Schwab’s request for exclusivity through November 21, 2019. They further indicated that the strategic development committee would continue to work diligently with its advisors and TD Ameritrade management to conduct mutual due diligence and proceed to negotiate transaction documents with Schwab, with the goal of determining whether a final definitive agreement could be reached on terms that the strategic development committee would be prepared to recommend to the TD Ameritrade board of directors.

Following the update from the strategic development committee, at the request of the strategic development committee, Mr. Hockey and Mr. Boyle discussed management’s evaluation of TD Ameritrade’s standalone prospects and potential future initiatives for generating incremental revenue. The members of the TD Ameritrade board of directors and TD Ameritrade management discussed the attendant benefits and risks to TD Ameritrade’s standalone plan, recent industry developments and market conditions, including the impact of the recent industry shift to zero-commission trading for certain trading activity on the stock prices of Schwab and TD Ameritrade, and potential opportunities for generating incremental revenue, as well as the risks associated with certain of those initiatives.

On November 4, 2019, Mr. Tessler, on behalf of the strategic development committee, communicated to Mr. Crawford that TD Ameritrade was prepared to move forward and engage with Schwab regarding a potential transaction on the basis of the revised proposal.

Following the meeting of the TD Ameritrade board of directors, TD Ameritrade, acting through the strategic development committee, and Schwab executed an exclusivity agreement with respect to the potential transaction on November 4, 2019.

On November 4, 2019, Schwab received a term sheet for the insured deposit account agreement from TD Bank, and over the next several days the parties held conversations regarding the terms of the insured deposit account agreement.

Over the next several weeks following November 4, 2019, each of TD Ameritrade and Schwab made available to representatives of the other party due diligence materials in an electronic data room, and the parties and their respective advisors held in-person and telephonic meetings in connection with their respective due diligence investigations. In addition, representatives of Schwab held discussions with representatives of TD Bank regarding potential terms of the insured deposit account agreement.

On November 7, 2019, Schwab management updated the Schwab board of directors on the potential transaction via a conference call. As part of the update, Schwab management provided the directors with information on TD Bank’s proposed terms for the insured deposit account agreement and the directors discussed the insured deposit account agreement.

On November 8, 2019, Davis Polk & Wardwell LLP, which is referred to in this joint proxy statement/prospectus as Davis Polk, outside legal counsel to Schwab, sent a draft of the merger agreement to Wachtell Lipton.

On November 11, 2019, Messrs. Bettinger, Schwab and Masrani met in Washington, D.C. and discussed, among other matters, TD Bank’s and Schwab’s respective strategic outlooks if TD Bank were to become Schwab’s largest stockholder, as well as the potential terms of the insured deposit account agreement that were proposed at the October 31, 2019 meeting. During the course of the discussion, Mr. Masrani offered that TD Bank would also be willing to keep the existing insured deposit account agreement in place without extension. In addition, Mr. Bettinger and Mr. Masrani discussed the fact that amending the insured deposit account agreement would give Schwab additional flexibility to manage unexpected increases in client cash without a corresponding increase in capital required.

On November 12, 2019, Wachtell Lipton sent a revised draft of the merger agreement, reflecting the positions of the strategic development committee, to Davis Polk.

On November 13, 2019, Schwab management updated the Schwab board of directors with respect to the potential transaction. Following the discussion, the directors expressed support for moving forward with discussions with the strategic development committee, on behalf of TD Ameritrade, and TD Bank regarding the potential transaction.

Also on that date, the strategic development committee held a meeting with representatives of PJT Partners, Piper Sandler and Wachtell Lipton in attendance to discuss the most recent standalone internal financial forecasts for TD Ameritrade that had been prepared by TD Ameritrade’s management, among other topics.

Representatives of PJT Partners and Piper Sandler and the members of the strategic development committee shared their perspectives on the forecasts, as well as certain risks to TD Ameritrade’s standalone plan. The strategic development committee considered and discussed the likelihood that the internal financial forecasts developed by TD Ameritrade’s management would be realized, taking into account risks relating to management succession and the fact that such forecasts called for overall financial performance of the standalone business above observed historical organic growth rates of the business and reflected a number of uncertain assumptions, including, among others, a flat interest rate environment, as compared to market interest rate expectations of lower interest rates reflected in the forward curve, potentially speculative new initiatives delivering significant incremental revenue, continuation of economics from sustained levels of payment for order flow with no reduction due to competitive or other pressures and lack of adjustment for potential continued downward pricing pressure on other transaction-based revenue, notwithstanding the increasingly competitive industry dynamics. The members of the strategic development committee also discussed the ability of the combined company to implement potential new initiatives and capitalize on other value-creating opportunities for the benefit of TD Ameritrade stockholders through its position of greater scale and stability. Members of the strategic development committee, together with its advisors, also discussed their view that the enhanced premium proposed by Schwab in its revised proposal represented the best achievable exchange ratio and that Schwab had made clear that it would not be willing to offer a further increased exchange ratio. Also at the meeting, representatives of Wachtell Lipton discussed the committee’s fiduciary duties in negotiating and considering the potential transaction and reviewed the legal standards relevant to the committee’s actions and any ultimate decision whether to recommend a transaction. Following this discussion, at the request of the strategic development committee, Mr. Masrani discussed with the members of the strategic development committee and its advisors the terms of the insured deposit account agreement that had been negotiated between Schwab and TD Bank in connection with the potential transaction, along with the fact that Schwab conditioned its proposal on that agreement.

On November 14, 2019 and over the following days, Davis Polk circulated proposed forms of the voting and support agreements, as well as drafts of the registration rights agreement and stockholder agreement to be entered into between Schwab and TD Bank to be effective as of the closing of the transaction and Simpson Thacher & Bartlett LLP, which is referred to in this joint proxy statement/prospectus as Simpson Thacher, counsel to TD Bank, circulated a proposed form of the letter agreement to be entered into among Schwab, TD Bank and TD Ameritrade and a draft of the insured deposit account agreement to be entered into between Schwab and TD Bank to be effective as of the closing of the transaction. These agreements, along with the merger agreement, were negotiated by the applicable parties’ respective counsel over the following week and leading up to the announcement of the transaction.

On November 15, 2019, at the request of the strategic development committee, Mr. Bettinger made a presentation to the TD Ameritrade board of directors. The presentation provided a business overview of Schwab, including a review of significant investments in technology and product development and a discussion of the rationale for the potential transaction and the significant potential synergies and benefits that could be realized for both parties and their respective stockholders. Mr. Bettinger also shared his perspective on the comparative strengths of the parties’ respective organizations and businesses and noted that the insured deposit account agreement would give Schwab additional flexibility to manage unexpected increases in client cash without a corresponding increase in capital required.

Later on November 15, 2019, the strategic development committee held a meeting with representatives of PJT Partners, Piper Sandler and Wachtell Lipton in attendance. At the meeting, representatives of Wachtell Lipton reviewed with the strategic development committee the terms of the proposed draft merger agreement and the other transaction agreements proposed to be entered into in connection with the potential transaction. Representatives of PJT Partners and Piper Sandler provided an update on the status of the mutual due diligence process, and presented their preliminary financial analyses with respect to the transaction. Representatives of PJT Partners and Piper Sandler and the members of the strategic development committee also discussed the standalone internal financial forecasts for Schwab and TD Ameritrade that had been prepared by the management of Schwab and TD Ameritrade, respectively, and, with respect to the forecasts prepared by TD Ameritrade management, the various assumptions underlying such forecasts. In connection with the discussion of TD Ameritrade’s standalone prospects, the strategic development committee and its advisors considered at this and other meetings potential alternatives for enhancing value for TD Ameritrade as an independent company, including, among others, the ability for potentially speculative new initiatives to deliver incremental revenue, the possible renegotiation of the existing insured deposit account agreement with TD Bank on a standalone basis and/or the potential for entering into new deposit sweep arrangements with third party banks on terms more favorable to TD Ameritrade than those contained in the existing insured deposit account agreement with TD Bank following its expiration. After reviewing these alternatives in detail with its financial advisors, it was the consensus of the strategic development committee that pursuing any of these paths would not be likely to provide benefits to TD Ameritrade stockholders, other than TD Bank and its affiliates, superior to the potential transaction on the terms contained in the revised proposal, including the insured deposit account agreement to be entered into between Schwab and TD Bank effective as of the closing of the transaction. In connection with the discussion of TD Ameritrade’s standalone prospects, the strategic development committee and its advisors also considered potential strategic transactions involving parties other than Schwab. Following extensive discussion, it was the consensus of the strategic development committee that no other third party could reasonably be expected to propose and consummate a transaction that would provide equivalent or greater value to TD Ameritrade stockholders, other than TD Bank and its affiliates, than the potential transaction on the terms contained in the revised proposal.

During the course of the negotiations with Schwab, TD Ameritrade did not receive any inquiries or proposals from other third parties regarding a potential alternative merger transaction with TD Ameritrade, and in light of the strategic development committee’s view that no other third party could reasonably be expected to propose and consummate a transaction that would provide equivalent or greater value to TD Ameritrade stockholders, other than TD Bank and its affiliates, than the potential transaction on the terms contained in the revised proposal and the perceived risks associated with deferring or ceasing engagement with Schwab to pursue any such alternative transaction, as well as the restrictions contained in the exclusivity agreement requested by Schwab as part of its revised proposal, TD Ameritrade did not request any such proposals.

At a special meeting of the TD Ameritrade board of directors held on November 16, 2019, the strategic development committee provided a further update to the TD Ameritrade board of directors on the status of discussions and developments with Schwab. At the strategic development committee’s request, representatives of PJT Partners and Piper Sandler delivered a presentation to the directors outlining their preliminary financial analyses with respect to the transaction. Representatives of Wachtell Lipton reviewed with the directors the terms of the proposed draft merger agreement and the other transaction agreements proposed to be entered into in connection with the potential transaction, and outlined for the TD Ameritrade board of directors certain factors considered by the members of the strategic development committee in connection with their evaluation of the transaction.

During this time, the management teams from each of Schwab and TD Ameritrade and their respective advisors continued to make available to the other party and review due diligence materials and conducted a significant number of due diligence calls on various topics, including financial forecasts, capital allocation strategy, client relationships, funding structures, loan and investment portfolios, asset and liability management, material contracts, regulatory compliance, controls and procedures, operational matters, information technology, human resources, tax matters and legal matters.

On November 17, 2019, representatives of Wachtell Lipton forwarded to the significant TD Ameritrade stockholders, at the request of representatives of Davis Polk, a proposed draft of a voting agreement requested by Schwab to be signed by the significant TD Ameritrade stockholders.

On November 18, 2019, the strategic development committee held a telephonic meeting with representatives of PJT Partners, Piper Sandler and Wachtell Lipton present. At the meeting, representatives of PJT Partners and Piper Sandler reviewed certain forecasted scenarios for TD Ameritrade on a standalone basis and discussed with the members of the strategic development committee the assumptions underlying those scenarios, which scenarios were approved by the strategic development committee for use in PJT Partners’ and Piper Sandler’s financial analyses, and are described in further detail below under “—Unaudited Prospective Financial Information”. Representatives of Wachtell Lipton also discussed with the members of the strategic development committee the committee’s preliminary report and recommendation to the TD Ameritrade board of directors, to be finalized once the strategic development committee had completed its evaluation and review of the potential transaction.

On November 20, 2019, the Schwab board of directors held a telephonic meeting at which members of Schwab management and representatives of Credit Suisse and Davis Polk were present to discuss the potential transaction with TD Ameritrade. At the meeting, the directors received an update from Schwab management on the proposed transaction and the negotiations between the parties and the board discussed and considered the proposed transaction and the proposed terms. In addition, representatives of Davis Polk reviewed with the Schwab board of directors their fiduciary duties in connection with their consideration of the potential transaction. Representatives of Davis Polk discussed the proposed terms of the various transaction documents (other than the registration rights agreement). Mr. Schwab recused himself and discontinued his participation in the meeting for the discussion of and vote on the registration rights agreement. Representatives of Davis Polk then discussed the terms of the registration rights agreement, and after careful review and discussion, the Schwab board of directors (with Mr. Schwab having recused himself) unanimously determined that the registration rights agreement is fair to and in the best interests of Schwab and the Schwab stockholders, declared the registration rights agreement to be advisable and approved and adopted the registration rights agreement. At the conclusion of the vote on the registration rights agreement, Mr. Schwab resumed his participation in the meeting. Representatives of Credit Suisse then reviewed and discussed the proposed transaction terms and Credit Suisse’s financial analyses relating to the proposed transaction. Credit Suisse rendered its oral opinion, subsequently confirmed in its written opinion dated November 20, 2019, to the Schwab board of directors that, as of such date, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the exchange ratio set forth in the merger pursuant to the merger agreement was fair, from a financial point of view, to Schwab. Representatives of Davis Polk then described the proposed Schwab charter amendment and the terms of the nonvoting common stock, which the Schwab board of directors then discussed. Following the presentations and these discussions, and after careful review and discussion by the Schwab board of directors, including consideration of the factors described under “—Schwab’s Reasons for the Merger; Recommendation of the Schwab Board of Directors,” the Schwab board of directors unanimously (i) determined that the merger agreement, the other transaction agreements (other than the registration rights agreement) and the transactions contemplated thereby, including the share issuance and the Schwab charter amendment, are advisable and fair to, and in the best interests of, Schwab and the Schwab stockholders, (ii) approved and adopted the merger agreement and the other transaction agreements (other than the registration rights agreement) and the transactions contemplated thereby, including the share issuance and the Schwab charter amendment, (iii) directed that the approval of the share issuance and the Schwab charter amendment be submitted to a vote at a meeting of the Schwab stockholders and (iv) resolved to recommend that Schwab stockholders approve the share issuance and the Schwab charter amendment at such meeting. The Schwab board of directors directed Schwab’s advisors and management to continue to work to finalize the definitive transaction agreements, with a view to entering into such agreements and announcing the transaction promptly.

Additionally, on November 20, 2019, the strategic development committee held a meeting with representatives of PJT Partners, Piper Sandler and Wachtell Lipton in attendance. At the meeting, the strategic development committee received an update from representatives of Wachtell Lipton on the negotiations between the parties and discussed and considered the proposed transaction terms. In addition, representatives of PJT Partners and Piper Sandler delivered a presentation regarding the proposed transaction terms and reviewed with the strategic development committee PJT Partners’ and Piper Sandler’s financial analyses summarized below under “—Opinions of the Strategic Development Committee’s Financial Advisors.” Each of PJT Partners and Piper Sandler rendered its oral opinion, subsequently confirmed in its written opinion dated November 20, 2019, which written opinions are attached to this joint proxy statement/prospectus as Annexes J and K, respectively, to the strategic development committee to the effect that, as of such date and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, limitations and other matters set forth therein, the exchange ratio in connection with the merger was fair, from a financial point of view, to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates). In connection with the presentation by representatives of PJT Partners and Sandler O’Neill, representatives of Wachtell Lipton reviewed with the strategic development committee disclosures of certain relationships made by each of PJT Partners and Piper Sandler, including disclosures with respect to the existence or absence of certain services performed for and fees received from TD Ameritrade, TD Bank and Schwab. Representatives of Wachtell Lipton also reviewed with the members of the strategic development committee their fiduciary duties in connection with their consideration of the potential transaction, as they had previously done. Following the presentations and these discussions, and after careful review and discussion by the strategic development committee, including consideration of the factors described below under “—TD Ameritrade’s Reasons for the Merger; Recommendation of the Strategic Development Committee and the TD Ameritrade Board of Directors,” the strategic development committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, TD Ameritrade and its stockholders other than TD Bank and its affiliates, and unanimously resolved to recommend to the TD Ameritrade board of directors that it approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

Later on November 20, 2019, following the meeting of the strategic development committee, the TD Ameritrade board of directors held a special meeting with representatives of PJT Partners, Piper Sandler and Wachtell Lipton in attendance. At the meeting, representatives of Wachtell Lipton reviewed with the TD Ameritrade board of directors the proposed transaction terms. In addition, representatives of PJT Partners and Piper Sandler delivered a presentation regarding the proposed transaction terms and reviewed with the TD Ameritrade board of directors PJT Partners and Piper Sandler’s financial analyses summarized below under “—Opinions of the Strategic Development Committee’s Financial Advisors.” Each of PJT Partners and Piper Sandler stated that it had rendered its respective oral opinion, which was subsequently confirmed in its written opinion dated November 20, 2019 (which written opinions are attached to this joint proxy statement/prospectus as Annexes J and K, respectively) to the strategic development committee to the effect that, as of such date and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, limitations and other matters set forth therein, the exchange ratio in connection with the merger was fair, from a financial point of view, to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates). At the request and on behalf of the strategic development committee, representatives of Wachtell Lipton delivered the final report and recommendation of the committee with respect to the proposed transaction to the TD Ameritrade board of directors. Mr. Tessler then indicated on behalf of the strategic development committee that the strategic development committee was unanimous in its support of the transaction and its recommendation that the TD Ameritrade board of directors approve and adopt the merger agreement and the transactions contemplated thereby. Representatives of Wachtell Lipton also reviewed the fiduciary duties of the directors in connection with their consideration of the potential transaction. Following the presentations and these discussions, and after careful review and discussion by the TD Ameritrade board of directors, including consideration of the recommendation of the strategic development committee and the factors described below under “—TD Ameritrade’s Reasons for the Merger; Recommendation of the Strategic Development Committee and the TD Ameritrade Board of Directors,” the TD Ameritrade board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, TD Ameritrade and its stockholders, (ii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the approval and adoption of the merger agreement, including the merger, be submitted to a vote at a meeting of TD Ameritrade stockholders and (iv) resolved to recommend that TD Ameritrade stockholders approve and adopt the merger agreement at such meeting. It was expressly acknowledged at the meeting that each of Mr. Masrani,

Mr. Prezzano, Mr. Levitt, Ms. Miller and Ms. Maidment, in his or her capacity as a director designated by TD Bank, made the foregoing determination, approval and recommendation based upon the report and unanimous recommendation of the strategic development committee. The strategic development committee and the TD Ameritrade board of directors directed the committee’s advisors and TD Ameritrade’s management to continue to work to finalize the definitive transaction agreements, with a view to entering into such agreements and announcing the transaction promptly.

Prior to the conclusion of the meeting, after further discussion, the TD Ameritrade board of directors determined that the director designated by TD Ameritrade to the Schwab board of directors at the closing of the transaction pursuant to the merger agreement would be Mr. Todd M. Ricketts. In addition, in connection with the proposed entry into the transaction with Schwab, the TD Ameritrade board of directors accepted Mr. Hockey’s resignation as a member of the TD Ameritrade board of directors and as president and chief executive officer and appointed Mr. Boyle as interim president and chief executive officer of TD Ameritrade and a member of the TD Ameritrade board of directors to serve during his term in office as interim president and chief executive officer.

During the early morning of November 21, 2019, several media outlets published reports stating that Schwab and TD Ameritrade were discussing the potential transaction.

On the morning of November 21, 2019, upon being informed that the significant TD Ameritrade stockholders, though supportive of the potential transaction, preferred not to sign a voting agreement with restrictive covenants that other TD Ameritrade stockholders (other than TD Bank) had not been asked to sign, representatives of Schwab conveyed that Schwab would not proceed with the transaction without such an agreement. Later in the afternoon of November 21, 2019, counsel to the significant TD Ameritrade stockholders provided Davis Polk with proposed changes to the draft of the significant TD Ameritrade stockholders voting agreement that had previously been provided, including the proposed addition of a provision relating to the maintenance of certain employment levels in Nebraska.

Over the course of November 21, 2019 and November 22, 2019, representatives of Schwab and representatives of the significant TD Ameritrade stockholders, and their respective counsel, negotiated the terms of the significant TD Ameritrade stockholders voting agreement.

On November 22, 2019, during the process of finalizing the merger agreement and the other transaction agreements, Schwab management updated the Schwab board of directors on the potential transaction via a conference call. As part of the update Schwab management provided the directors with information regarding the provision requested by the significant TD Ameritrade stockholders with respect to employment levels in Nebraska, and the Schwab board of directors discussed the proposed provision. Later on November 22, 2019, the significant TD Ameritrade stockholders agreed to provide a voting agreement in support of the proposed transaction as requested by Schwab, subject to an indemnity from TD Ameritrade. In connection with finalizing the significant TD Ameritrade stockholders voting agreement, Schwab agreed to commit in good faith to seek to maintain, for two years following closing, a level of employment in Nebraska comparable to TD Ameritrade’s level of employment in Nebraska at the closing of the transaction, taking into account voluntary attrition and transaction-related integration plans, which is referred to in this joint proxy statement/prospectus as the Nebraska provision.

In light of the proposed Nebraska provision, after careful consideration and discussion by the parties and their respective legal advisors, and with the approval of the strategic development committee, the parties agreed to revise the non-waivable closing condition in the merger agreement requiring the approval and adoption of the merger agreement by the holders of a majority of the outstanding shares of TD Ameritrade common stock held by TD Ameritrade stockholders other than TD Bank and its affiliates to instead require the approval and adoption of the merger agreement by the holders of a majority of the outstanding shares of TD Ameritrade common stock held by TD Ameritrade stockholders other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates.

Over the course of this period leading up to the announcement of the transaction, the parties’ advisors exchanged drafts of, and worked to finalize the terms of, the merger agreement and the other transaction agreements proposed to be entered into in connection with the potential transaction.

On the afternoon of November 24, 2019, the Schwab board of directors held a special telephonic meeting at which members of Schwab management and representatives of Credit Suisse and Davis Polk were present. At the meeting, the directors received an update from Schwab management on the negotiations between the parties, including with respect to the proposed Nebraska provision. Representatives of Davis Polk reviewed with the Schwab board of directors their fiduciary duties in connection with their consideration of the potential transaction, as they had previously done. Representatives of Davis Polk discussed the proposed terms of the various transaction documents and the revisions to those documents since the meeting on November 20, 2019, including the proposed Nebraska provision and the revision to the non-waivable closing condition in the merger agreement requiring the approval and adoption of the merger agreement by the holders of a majority of the outstanding shares of TD Ameritrade common stock held by TD Ameritrade stockholders other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates. At the request of the Schwab board of directors, representatives of Credit Suisse confirmed to the Schwab board of directors that, if it had known of the Nebraska provision prior to the delivery of its opinion to the Schwab board of directors on November 20, 2019, Credit Suisse would still have been able to render its opinion on such date, subject to the assumptions, qualifications, limitations and other matters set forth therein. Representatives of Davis Polk explained to the Schwab board of directors that, based on the revisions to the transaction documents since November 20, 2019, in particular the Nebraska provision and the final terms of the significant TD Ameritrade stockholders voting agreement, the Schwab board of directors would be asked to make a new determination as to matters relating to the proposed transaction with TD Ameritrade. Following the presentations and these discussions, and after careful review and discussion by the Schwab board of directors, including consideration of the factors described under “—Schwab’s Reasons for the Merger; Recommendation of the Schwab Board of Directors,” the Schwab board of directors unanimously (i) determined that the merger agreement, the other transaction agreements (other than the registration rights agreement) and the transactions contemplated thereby, including the share issuance and the Schwab charter amendment, are advisable and fair to, and in the best interests of, Schwab and the Schwab stockholders, (ii) approved and adopted the merger agreement and the other transaction agreements (other than the registration rights agreement) and the transactions contemplated thereby, including the share issuance and the Schwab charter amendment, (iii) directed that the approval of the share issuance and the Schwab charter amendment be submitted to a vote at a meeting of the Schwab stockholders and (iv) resolved to recommend that Schwab stockholders approve the share issuance and the Schwab charter amendment at such meeting. Mr. Schwab then recused himself and discontinued his participation in the meeting for the discussion and vote on the registration rights agreement. Representatives of Davis Polk then discussed the proposed terms of the registration rights agreement. Following the discussion by representatives of Davis Polk of the terms of the registration rights agreement, and after careful review and discussion, the Schwab board of directors (with Mr. Schwab having recused himself) unanimously determined that the registration rights agreement is fair to and in the best interests of Schwab and the Schwab stockholders, declared the registration rights agreement to be advisable and approved and adopted the registration rights agreement.

Also on that date, the TD Ameritrade board of directors held a special telephonic meeting with representatives of Wachtell Lipton present. The strategic development committee briefed the directors on the further developments with respect to the proposed business combination with Schwab and the planned announcement the following morning, referring to the final terms of the transaction agreements as agreed between the parties, which had been summarized and reviewed by representatives of Wachtell Lipton with the directors.

On the evening of November 24, 2019, the parties executed and delivered the merger agreement and the other transaction agreements. Schwab and TD Ameritrade issued a joint press release announcing the transaction before the market opened on November 25, 2019.

Certain Relationships between Schwab and TD Ameritrade

Schwab, TD Ameritrade and their respective affiliates engage in transactions and enter into agreements with each other in the ordinary course of business. No such transaction occurring in the fiscal year ended December 31, 2019, or the two prior fiscal years, had an aggregate value in excess of 1% of either party’s consolidated revenues for the fiscal year in which the transaction occurred. Except as described in this joint proxy statement/prospectus, there are and have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the current calendar year or the five immediately preceding calendar years, between Schwab or its affiliates, on the one hand, and TD Ameritrade or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities, the election of directors, or the sale or other transfer of a material amount of assets.

TD Ameritrade’s Reasons for the Merger; Recommendation of the Strategic Development Committee and the TD Ameritrade Board of Directors

At a meeting held on November 20, 2019, the strategic development committee, acting with the advice of its own legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, TD Ameritrade and its stockholders other than TD Bank and its affiliates, and unanimously recommended to the TD Ameritrade board of directors that it approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

As described above in the section entitled “—Background of the Merger” of this joint proxy statement/prospectus, in reaching its determination and recommendation, the strategic development committee held a number of meetings, consulted with TD Ameritrade’s senior management, received advice from its legal and financial advisors, reviewed a significant amount of information and considered a number of factors. The following are some of the significant factors that the strategic development committee considered that supported its decision to recommend that the TD Ameritrade board of directors approve the merger agreement:

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the strategic development committee’s knowledge and understanding of TD Ameritrade’s business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects, and of Schwab’s business, strategy and future prospects;

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the views of TD Ameritrade’s management regarding the future financial performance of TD Ameritrade on a standalone basis, including in the context of potential alternatives or amendments to the existing insured deposit account agreement;

•	the results of the due diligence review of Schwab conducted by the strategic development committee and its advisors, along with TD Ameritrade’s management;

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the strategic development committee’s assessment of the current and prospective economic climate generally and competitive developments in TD Ameritrade’s industry, including changes in the interest rate environment and the recent elimination of online trade commissions for certain trading activity by major brokerage firms, including TD Ameritrade and Schwab;

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the presentation provided by the chief executive officer of Schwab to the TD Ameritrade board of directors, at the request and invitation of the strategic development committee, outlining shared cultural and business objectives and the significant value creation opportunities that a combination would create for the combined company’s stockholders;

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the historical trading price of TD Ameritrade’s common stock, including the recent significant drop in TD Ameritrade’s stock price following TD Ameritrade’s announcement of the elimination of online trade commissions for certain trading activity;

•	the strategic development committee’s belief that the combined company would be able to leverage the respective strengths of Schwab and TD Ameritrade to position itself as a preeminent U.S. retail brokerage with the scale and resources to successfully execute a shared mission of delivering an exceptional value proposition to clients and providing an attractive platform for employees;

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the strategic development committee’s view that, in light of the complementary nature of the respective businesses of TD Ameritrade and Schwab, the transaction would result in very significant cost synergies at a level higher than comparable transactions, with the potential for revenue synergies and additional possible synergies to be identified during integration, and the fact that TD Ameritrade’s stockholders would participate in the benefits from the synergies through the premium paid in the transaction and their ownership of the combined company;

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the terms of the merger agreement with Schwab, including deal protection provisions that the strategic development committee, on the advice of counsel, viewed as reasonable and that enable the strategic development committee and the TD Ameritrade board of directors to continue to exercise their fiduciary duties as required by applicable law;

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the strategic development committee’s assessment of the likelihood that the proposed transaction would be completed without undue delay based on, among other factors and after consulting with counsel, the timeline to obtain required regulatory approvals and satisfy the other conditions to closing;

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the strategic development committee’s determination that the proposed transaction was fair to, and in the best interests of, TD Ameritrade stockholders (other than TD Bank and its affiliates), which determination was based upon, among other things:

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the fact that TD Ameritrade stockholders would receive a number of Schwab common shares for each share of TD Ameritrade’s common stock in the transaction at an exchange ratio that represents a significant premium to recent trading prices for TD Ameritrade common stock;

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the fact that, upon completion of the merger, TD Ameritrade stockholders would own approximately 31% of the Schwab common shares, and would therefore have an opportunity to participate, proportionate to their ownership, in the equity value of the combined company and the expected synergies resulting from the transaction;

•	the financial analyses prepared by PJT Partners and Piper Sandler; and

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each of PJT Partners’ and Piper Sandler’s opinion, confirmed in written opinions dated November 20, 2019 (which written opinions are attached to this joint proxy statement/prospectus as Annexes J and K, respectively), to the strategic development committee to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, limitations and other matters set forth therein, the exchange ratio in connection with the merger was fair, from a financial point of view, to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates), as more fully described in the section entitled “—Opinions of the Strategic Development Committee’s Financial Advisors”;

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the expectation that the transaction will generally be tax-free for United States federal income tax purposes to TD Ameritrade stockholders if certain conditions are met, as more fully described in and subject to the section entitled “—Material U.S. Federal Income Tax Consequences of the Merger”;

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the benefits that the strategic development committee was able to obtain as a result of its negotiations with Schwab, and the strategic development committee’s belief that the transaction agreed to with Schwab represented the best achievable exchange ratio and other terms, taken as a whole, that Schwab would not be willing to offer an increased premium relative to the final negotiated exchange ratio, and that any further delay in the negotiations could result in Schwab potentially terminating its offer;

•	the strategic development committee’s consideration of the terms of the insured deposit account agreement to be entered into between Schwab, TD Bank and their respective affiliates, to be effective at the closing of the merger, in the context of the overall transaction and the value to be generated for TD Ameritrade stockholders, including the following relevant considerations and factors:

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the fact that the insured deposit account agreement would represent a commercial agreement and revenue opportunity available solely to TD Bank and its affiliates, as compared to other TD Ameritrade stockholders, in the context of the transaction, and the strategic development committee’s consideration of the potential value of the insured deposit account agreement to TD Bank and its affiliates, which value would be different than, and in addition to, the value received by them in their capacity as stockholders of TD Ameritrade;

•	a comparison of the terms of TD Ameritrade’s existing sweep agreements with third party banks;

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the advice and analysis of the strategic development committee’s financial advisors and the financial advisors to the outside independent directors committee of the TD Ameritrade board of directors related to existing demand and the marketplace for sweep deposits;

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the likelihood that the economic terms that would be obtained from third party sweep arrangements could be more favorable to TD Ameritrade as compared to the economics represented by the existing insured deposit account agreement for at least a portion of sweep deposits subject to further validation;

•	the presentation provided by the chief executive officer of Schwab to the TD Ameritrade board of directors;

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the terms of the insured deposit account agreement in comparison to the terms of the existing insured deposit account agreement, and the fact that the terms of the insured deposit account agreement represented an improvement from the combined company’s perspective and the perspective of its stockholders relative to the terms of the existing insured deposit account agreement;

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the June 2021 renewal deadline for the existing insured deposit account agreement and the absence of any assurance as to whether the parties to that agreement would agree on a renewal or extension and if so, the terms thereof;

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the long-term sustainability of TD Ameritrade’s capital-light business model in the event that a successful renegotiation of the existing insured deposit account agreement did not occur and TD Ameritrade were to become subject to additional regulation or regulatory scrutiny in the future as its sweep balances continued to grow over time; and

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the substantial work and analysis performed by the strategic development committee, its members and the outside independent directors committee of the TD Ameritrade board of directors over a multi-year period in analyzing the marketplace and demand for sweep deposits, with the advice and analysis of their financial advisors, and the strategic development committee’s resulting knowledge of and familiarity with that marketplace;

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the analyses of the strategic development committee’s financial advisors regarding the terms of the transaction, taken as a whole (including the premium, the expected synergies and the improved terms for the combined company and its stockholders reflected in the insured deposit account agreement relative to TD Ameritrade’s existing insured deposit account agreement), as compared to the value that could reasonably be expected to be obtained from operating on a standalone basis in the context of a renegotiation or termination of the existing insured deposit account agreement, and the strategic development committee’s view of the value that could be obtained for TD Ameritrade and TD Ameritrade stockholders from the proposed transaction as compared to the other alternatives available to TD Ameritrade;

•	the observation that shares of Schwab common stock have historically traded at a higher multiple to earnings than shares of TD Ameritrade common stock, based on Schwab’s more diverse business model and stronger position in higher margin asset management businesses, and the possibility that shares of the combined company may benefit from a continuation of this market perspective;

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the strategic development committee’s belief, based on the presentation from the chief executive officer of Schwab, that Schwab’s approach to the market and serving the consumer and recent and anticipated product introductions could provide competitive advantages and create substantial value opportunities for stockholders of the combined company;

•	the strategic development committee’s assessment of the timing of the transaction and the risks associated with deferring or ceasing engagement with Schwab;

•

the fact that there were no inquiries from other third parties regarding a potential alternative strategic transaction with TD Ameritrade, and the strategic development committee’s view that it was unlikely that any other industry participant would propose an actionable alternative strategic transaction that would result in value to TD Ameritrade stockholders in excess of the value of the merger, and the terms of the merger agreement that give TD Ameritrade the right, subject to certain conditions, to provide nonpublic information in response to, and to discuss and negotiate, certain unsolicited TD Ameritrade acquisition proposals (as defined in this joint proxy statement/prospectus) made before TD Ameritrade stockholder approval of the merger is obtained;

•

the fact that the transaction would be conditioned on both the affirmative recommendation of a fully empowered special committee of independent directors unaffiliated with TD Bank or the significant TD Ameritrade stockholders—that is, the strategic development committee—and the non-waivable approval of a majority of outstanding shares of TD Ameritrade common stock held by holders other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates; and

•

the procedural safeguards and process implemented to enable the strategic development committee to determine the fairness of the transaction, including the independence of its members, its delegated power and responsibilities, the retention and advice of legal and financial advisors it had retained, and its extensive and confidential deliberations, access to information and participation in connection with its consideration, evaluation and negotiation of the transaction.

In connection with the strategic development committee’s determination to recommend that the TD Ameritrade board of directors approve the merger agreement, the strategic development committee considered a number of uncertainties, risks and potentially negative factors relevant to TD Ameritrade’s standalone plan, including the following:

•

the pending search for a chief executive officer and other key members of management, the uncertainty of successfully identifying an acceptable successor chief executive officer in a reasonable timeframe and the risk of turnover among employees in connection with such management changes and continued business instability and uncertainty during the search process;

•

the strategic development committee’s assessment of the likelihood as to whether the most recent internal financial forecasts developed by TD Ameritrade’s management would be realized, taking into account the views of the strategic development committee’s advisors, and that such forecasts called for overall financial performance of the standalone business above observed historical organic growth rates of the business and reflected a number of uncertain or unrealistic assumptions, including, among others:

•	a flat interest rate environment, as compared to market interest rate expectations of lower interest rates reflected in the forward curve;

•	new initiatives delivering significant incremental revenue;

•	continuation of economics from sustained levels of payment for order flow with no reduction due to competitive or other pressures; and

•	lack of adjustment for potential continued downward pricing pressure on other transaction-based revenue;

•	the execution risk associated with the adoption of a new management plan following the chief executive officer transition;

•

the strategic development committee’s assessment that, even in the event that certain aspects of management’s financial plan could be realized in part, the combined company would be equally if not more capable of realizing those improvements for the benefit of TD Ameritrade’s stockholders through its position of greater scale and stability;

•	the expected time period to reposition TD Ameritrade to compete effectively in a rapidly transitioning industry and market environment;

•	the effects of the recent zero commission announcement and other anticipated pricing pressure on TD Ameritrade’s business model;

•	the fact that similar industry competitive forces may also present risks for TD Ameritrade’s sweep arrangements and the economics of such arrangements;

•

the strategic development committee’s belief that in a consolidating and increasingly competitive industry, TD Ameritrade would not be able to achieve sufficient scale stand-alone to be able to operate and compete effectively on a lower-cost basis;

•

significant recent technology investment initiatives undertaken by primary competitors, including Fidelity and Schwab, and the risk that TD Ameritrade might be required to increase technology investments to continue to compete effectively;

•

the impending expiration of the existing stockholder agreement with TD Bank on January 24, 2021, and the fact that, upon expiration of the existing stockholder agreement, TD Bank would no longer be subject to the standstill restrictions, board representation limitations and other protections contained in that agreement, and the possibility that in such circumstances it could be more difficult for the TD Ameritrade board of directors to negotiate a change of control or other strategic transaction that would maximize value for TD Ameritrade public stockholders, as compared to the TD Ameritrade board of directors as currently constituted and the strategic development committee in the context of the transaction;

•	the absence of other strategic alternatives available to TD Ameritrade that in the strategic development committee’s view would provide comparable or superior value to TD Ameritrade stockholders; and

•

the strategic development committee’s determination that, after taking into consideration the above and other factors, the prospects of the combined company were more favorable than the standalone prospects of TD Ameritrade.

The strategic development committee weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the potential transaction, including the following:

•

the risk that regulatory authorities might seek to impose conditions on or otherwise prevent or delay the merger or that the other conditions to the parties’ obligations to complete the merger may not be satisfied, and that as a result the transaction might not be completed in a timely manner or at all, or that regulatory authorities may impose requirements on the combined company that may adversely affect the ability of the combined company to realize some of the expected benefits of the merger;

•

the challenges inherent in the combination of two businesses of the size and scope of Schwab and TD Ameritrade, including the possibility that anticipated synergies and other benefits of the transaction might not be achieved in the time frame contemplated or at all;

•	the risk that TD Ameritrade may become obligated to reimburse certain of Schwab’s expenses and/or pay Schwab $950 million in connection with a termination of the merger agreement under certain circumstances, as more fully described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”;

•	the risk that the announcement of, or failure to complete, the merger could lead to negative perceptions of TD Ameritrade among investors, clients, employees and other stakeholders;

•

the adverse impact that business uncertainty prior to the closing of the merger and during the post-closing integration period could have on the ability of TD Ameritrade or Schwab, as applicable, to attract, retain and motivate key personnel, retain clients and maintain business relationships;

•	the risk that the transaction may divert management focus and resources from operating TD Ameritrade’s business, as well as other strategic opportunities;

•

the risk that the unaudited prospective financial information of Schwab and TD Ameritrade, as further described under “—Unaudited Prospective Financial Information,” may not be achieved in the amounts or at the times anticipated;

•	the transaction costs and expenses associated with completing the merger;

•

the fact that during the term of the merger agreement, TD Ameritrade is prohibited from soliciting, initiating or knowingly encouraging the submission of any TD Ameritrade acquisition proposal, or participating in any discussions or negotiations regarding a TD Ameritrade acquisition proposal, subject to certain exceptions, and the requirement that the TD Ameritrade board of directors submit the merger agreement to TD Ameritrade stockholders for approval even if it withdraws its recommendation for the merger;

•

the interests of TD Bank and its affiliates with respect to the merger that may be in addition to, or different from, the interests of other TD Ameritrade stockholders, including TD Bank’s right to nominate two directors to the Schwab board of directors at the closing of the merger and the terms of the insured deposit account agreement, registration rights agreement and stockholder agreement, which arrangements and agreements were negotiated directly between representatives of TD Bank and Schwab; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The strategic development committee concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the benefits that it expected TD Ameritrade and TD Ameritrade stockholders would achieve as a result of the merger.

At a meeting held on November 20, 2019, the TD Ameritrade board of directors, acting upon the unanimous recommendation of the strategic development committee, unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, TD Ameritrade and TD Ameritrade stockholders, (ii) approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) directed that the approval and adoption of the merger agreement be submitted to a vote at a meeting of TD Ameritrade stockholders, and (iv) resolved to recommend that TD Ameritrade stockholders approve and adopt the merger agreement at such meeting.

In connection with such determination, approval and recommendation, the TD Ameritrade board of directors considered, among other factors, the factors considered by the strategic development committee summarized above, including the following:

•

the strategic development committee’s analyses, conclusions and unanimous determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of TD Ameritrade and its stockholders other than TD Bank and its affiliates, and the strategic development committee’s unanimous recommendation that the TD Ameritrade board of directors approve and adopt the merger agreement and the transactions contemplated thereby;

•

the fact that the strategic development committee received the opinions of each of its financial advisors that it determined to be independent, as described above, which opinions are more fully described in the section entitled “—Opinions of the Strategic Development Committee’s Financial Advisors”; and

•

the fact that the strategic development committee is comprised only of independent and disinterested directors unaffiliated with TD Bank or the significant TD Ameritrade stockholders, and, other than their interests described under “The Merger—Interests of TD Ameritrade’s Directors and Officers in the Merger,” the members of the strategic development committee do not have material interests in the merger different from, or in addition to, those of TD Ameritrade and its public stockholders generally.

Accordingly, the TD Ameritrade board of directors unanimously recommends that TD Ameritrade stockholders vote “FOR” the approval and adoption of the merger agreement, “FOR” the TD Ameritrade merger-related compensation proposal and “FOR” the TD Ameritrade adjournment proposal.

This discussion of the information and factors considered by the strategic development committee and the TD Ameritrade board of directors includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the strategic development committee and the TD Ameritrade board of directors. In view of the wide variety of factors considered in connection with their evaluation of the transaction, and the complexity of these matters, the strategic development committee and the TD Ameritrade board of directors did not find it useful and did not attempt to rank, quantify or assign any relative or specific weights to the various factors that each considered in reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement and to make the recommendation to TD Ameritrade stockholders contained in this joint proxy statement/prospectus. Rather, the strategic development committee and the TD Ameritrade board of directors viewed their respective decisions as being based on the totality of the information presented to them and the factors they considered. In addition, individual members of the strategic development committee and the TD Ameritrade board of directors may have given differing weights to different factors.

In considering the recommendation of the strategic development committee and the TD Ameritrade board of directors, TD Ameritrade stockholders should be aware that directors and executive officers of TD Ameritrade may have interests in the transaction that are different from, or in addition to, any interests they might have solely as stockholders. The strategic development committee and the TD Ameritrade board of directors were aware of these interests and considered them when evaluating and negotiating, as applicable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in making the recommendation to TD Ameritrade stockholders contained in this joint proxy statement/prospectus. See “—Interests of TD Ameritrade’s Directors and Executive Officers in the Merger.”

It should be noted that this explanation of the reasoning of the strategic development committee and the TD Ameritrade board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Schwab’s Reasons for the Merger; Recommendation of the Schwab Board of Directors

In evaluating the merger agreement and the merger, the Schwab board of directors consulted with Schwab’s management and Schwab’s legal and financial advisors. In reaching its determination at its meeting on November 24, 2019 that the merger agreement and the transactions contemplated by the merger agreement, including the share issuance and the Schwab charter amendment, are advisable and fair to, and in the best interests of, Schwab and the Schwab stockholders; to approve and adopt the merger agreement; and to recommend that Schwab stockholders vote “FOR” the approval of the share issuance and “FOR” the approval of the Schwab charter amendment, the Schwab board of directors considered a variety of factors in respect of the merger, including the following (not necessarily in order of relative importance).

Strategic Factors Considered by the Schwab Board of Directors:

•

Increased Operating Efficiency and Scale. The increased scale of the combined company, which will serve 24 million client accounts with more than $5 trillion in assets, will allow Schwab to compete effectively without sacrificing its client-focused character. Schwab believes the merger will enable it to continue to meet the challenges ahead in this increasingly dynamic, expanding and competitive marketplace, and will allow it to compete with a broader range of capabilities at a better overall value for clients. The merger is expected to generate significant cost savings and other operating efficiencies by leveraging Schwab’s and TD Ameritrade’s combined platform to create economies of scale. As a result of the merger, Schwab believes that it can offer clients a broader and deeper array of services and better attract and serve new and existing clients by spreading the combined company’s expense base of fixed costs across a larger client base and enabling it to continue to consider reducing pricing for clients.

•

Significant Expense Synergies and Value Creation. Schwab operates in an intensely competitive, consumer-driven and rapidly changing environment and competes with a growing number of companies that provide a broad range of wealth management and investing services. Technological changes are further intensifying and complicating the competitive landscape by challenging existing business models and affecting consumer behavior. Schwab believes that the transaction will drive incremental value for Schwab stockholders by reducing annual compensation expense via the elimination of overlapping positions and support functions. Schwab currently expects that approximately $1.8 to $2 billion of annual cost savings, which represents approximately 18-20% of the combined cost base, will be realized by the end of the third year following the completion of the merger. Schwab expects to achieve these cost synergies through, among other things, real estate, administrative, marketing and other savings.

•

Revenue Growth. Schwab expects to generate significant revenue synergies, primarily through improving the terms of the existing insured deposit account agreement by reducing the servicing fee paid by Schwab on deposit balances and by permitting Schwab to begin to reduce deposit balances and instead sweep those funds to Schwab’s own depository institutions, introducing TD Ameritrade clients to Schwab’s high-quality, low-cost investment products and introducing Schwab clients to TD Ameritrade’s trading capabilities. Combining these with the realization of expense synergies will yield incremental resources that Schwab can reinvest in its clients, platforms and employees. Although Schwab management expects that revenue and cost synergies will result from the merger, there can be no assurance that any particular amount of synergies will be achieved following completion of the merger or the time frame in which they will be achieved. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors—After completion of the merger, Schwab may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of Schwab common stock” beginning on pages 83 and 72, respectively, of this joint proxy statement/prospectus.

•

Enhanced Client Experience. Schwab believes that it is a leader in client satisfaction, and plans to take a thoughtful approach to integration, prioritizing best in class client experience across all products and services. The acquisition of TD Ameritrade will allow TD Ameritrade’s clients to benefit from a broader range of products and solutions including Schwab’s robust suite of advisory solutions, access to proprietary, low cost products (e.g., Charles Schwab Investment Management index funds and ETFs), and complementary checking, savings and lending products at Schwab Bank. Similarly, Schwab clients may benefit from TD Ameritrade’s sophisticated trading platform and capabilities for active traders, comprehensive investor education tools, and modern technology for RIAs.

•

Similar Client Centric Approaches. Schwab believes that the merger brings together two leading firms with proud and similar histories of making investing more accessible to all. Schwab and TD Ameritrade both started out as alternatives to traditional Wall Street brokerages and have become preferred options for full-service investing among tens of millions of direct investors and the go-to providers of custodial and consulting services for thousands of independent investment advisors. Schwab believes that the firms’ mutual respect and complementary business models will help Schwab successfully integrate TD Ameritrade into its future operations.

Other Factors Considered by the Schwab Board of Directors:

•	the business, operations, management, financial condition, earnings and prospects of TD Ameritrade;

•	the business, operations, management, financial condition, earnings and prospects of Schwab;

•	the results of Schwab management’s due diligence investigation of TD Ameritrade and the reputation, business practices and experience of TD Ameritrade and its management;

•

the potential strategic alternatives available to Schwab, including the possibility of executing on Schwab’s operating plan and other potential strategic acquisitions, and the assessment of the Schwab board of directors that no other alternatives reasonably available to Schwab were likely to create greater value for Schwab stockholders than the merger;

•

the Schwab board of directors’ understanding of the current and future competitive environment in which Schwab operates, the potential for consolidation in the sector and the likely effect of these factors on the business, operations, management, financial condition, earnings and prospects of Schwab;

•	the historical trading prices of TD Ameritrade common stock and Schwab common stock;

•

the review by the Schwab board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement and the other transaction agreements;

•

the fact that, because holders of the outstanding shares of Schwab common stock as of immediately prior to the merger would hold approximately 68.7% of the outstanding Schwab common shares immediately after completion of the merger, Schwab stockholders would have the opportunity to participate in the future performance of the combined company, including the synergies;

•

the fact that, while Schwab has generally agreed to use its reasonable best efforts (except where a different efforts standard is specifically required under the merger agreement) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete the merger, Schwab’s obligation to use reasonable best efforts to obtain regulatory approvals required to complete the merger does not require Schwab to take certain actions if such actions would be considered a burdensome condition (as defined in this joint proxy statement/prospectus);

•

that because the exchange ratio is fixed (i.e., such ratio was fixed on November 24, 2019 and will not be adjusted for fluctuations in the market price for Schwab common stock or TD Ameritrade common stock), Schwab has greater certainty as to the number of Schwab common shares to be issued;

•

the requirement that the TD Ameritrade board of directors must submit the merger agreement for approval and adoption at the meeting of TD Ameritrade stockholders called for such purpose, even if the TD Ameritrade board of directors changes its recommendation with respect to the merger agreement, which would allow Schwab, in these circumstances, to directly make its case to TD Ameritrade stockholders regarding the benefits of the merger compared to the alternatives;

•

Schwab’s ability, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party that makes, after the date of the merger agreement an unsolicited acquisition proposal that the Schwab board of directors determines is reasonably likely to lead to a superior proposal (as defined in this joint proxy statement/prospectus);

•

the ability of the Schwab board of directors, subject to certain conditions, to make an adverse recommendation change in response to a superior proposal or an intervening event (as defined in this joint proxy statement/prospectus), if the Schwab board of directors determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties; and

•

the financial analyses reviewed and discussed with the Schwab board of directors by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Schwab board of directors on November 20, 2019 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date and which is attached as Annex L to this joint proxy statement/prospectus) that, as of November 20, 2019, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the exchange ratio set forth in the merger pursuant to the merger agreement was fair, from a financial point of view, to Schwab. See “—Opinion of Schwab’s Financial Advisor,” beginning on page 140 of this joint proxy statement/prospectus.

The Schwab board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	the dilution associated with the issuance of Schwab common shares in connection with the merger;

•

the risk that the merger might not be consummated in a timely manner or that the closing of the merger might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of either the Schwab stockholders or the TD Ameritrade stockholders or the failure of the parties to obtain the applicable regulatory approvals;

•

the potential length of the regulatory approval process and the period of time during which Schwab may be subject to the merger agreement and the potential impact on TD Ameritrade’s and Schwab’s ability to attract and retain employees and clients and maintain business relationships;

•

the possibility that regulatory or governmental authorities may impose requirements, limitations or costs or place restrictions on the conduct of Schwab’s business after completion of the merger, and that such conditions, terms, obligations or restrictions may have the effect of delaying closing of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting Schwab’s businesses and results of operations after completion of the merger;

•	the risk that the merger may not be completed and the fact that Schwab expects to incur a number of non-recurring costs in connection with the merger even if the merger is not ultimately completed;

•

the risk that the potential benefits of the merger may not be fully or partially realized, including the possibility that anticipated cost savings and operating efficiencies expected to result from the merger may not be realized to the extent expected or at all;

•

the challenges inherent in the combination of two businesses of the size, scope and complexity of Schwab and TD Ameritrade, including the potential for unforeseen difficulties in integrating operations and systems and difficulties and costs of integrating or retaining employees and clients and maintaining business relationships;

•

the risk of diverting Schwab management focus and resources from other strategic opportunities and from operational matters, and the potential disruption of Schwab management associated with the merger and integrating the companies;

•

the fact that the merger agreement places certain restrictions on the conduct of Schwab’s business prior to completion of the merger, which may prevent Schwab from making certain acquisitions or otherwise pursuing certain business opportunities during the pendency of the merger and may limit Schwab’s ability to pay dividends;

•

the fact that during the term of the merger agreement, Schwab is prohibited from soliciting, initiating or knowingly encouraging the submission of any acquisition proposal, or participating in any discussions or negotiations regarding an acquisition proposal, subject to certain exceptions, and the requirement that the Schwab board of directors submit the share issuance and Schwab charter amendment for approval even if it withdraws its recommendation in favor thereof;

•

TD Ameritrade’s ability, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party that makes, after the date of the merger agreement, an unsolicited acquisition proposal that the TD Ameritrade board of directors determines is reasonably likely to lead to a superior proposal;

•

the ability of the TD Ameritrade board of directors, subject to certain conditions, to make an adverse recommendation change in response to a superior proposal or an intervening event, if the TD Ameritrade board of directors determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•

the possibility that Schwab could be required to pay TD Ameritrade a customary termination fee if the merger agreement is terminated under circumstances relating to a competing proposal, which could discourage other potentially interested third parties from making a bid for Schwab;

•	the risk that certain key employees of Schwab or TD Ameritrade might not choose to remain with the combined company; and

•

various other risks associated with the merger and the business of Schwab, TD Ameritrade and the combined company described under “Risk Factors,” beginning on page 71 of this joint proxy statement/prospectus.

The Schwab board of directors determined that overall these potential risks and uncertainties are outweighed by the benefits that the Schwab board of directors expects to achieve for Schwab stockholders as a result of the merger. The Schwab board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

This discussion of the information and factors considered by the Schwab board of directors includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the Schwab board of directors. In view of the wide variety of factors considered in connection with their evaluation of the transaction, and the complexity of these matters, the Schwab board of directors did not find it useful and did not attempt to rank, quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement and to make the recommendation to Schwab stockholders contained in this joint proxy statement/prospectus. Rather, the Schwab board of directors viewed its decision as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Schwab board of directors may have given differing weights to different factors.

In considering the recommendation of the Schwab board of directors, Schwab stockholders should be aware that directors and executive officers of Schwab may have interests in the transaction that are different from, or in addition to, any interests they might have solely as Schwab stockholders. The Schwab board of directors was aware of these interests and considered them when evaluating and negotiating, as applicable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in making the recommendation to Schwab stockholders contained in this joint proxy statement/prospectus. See “—Interests of Schwab’s Directors and Executive Officers in the Merger.”

It should be noted that this explanation of the reasoning of the Schwab board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

THE SCHWAB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCHWAB STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE AND “FOR” THE SCHWAB CHARTER AMENDMENT.

Opinions of the Strategic Development Committee’s Financial Advisors

Opinion of PJT Partners

PJT Partners was retained by the strategic development committee to act as its financial advisor in connection with the merger and, upon the strategic development committee’s request, to render its fairness opinion to the strategic development committee in connection therewith. The strategic development committee selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of TD Ameritrade’s industry and its knowledge and understanding of the business and affairs of TD Ameritrade. PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

At a meeting of the strategic development committee on November 20, 2019, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated November 20, 2019, to the strategic development committee to the effect that, as of such date and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the exchange ratio in connection with the merger was fair to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the strategic development committee, dated November 20, 2019, is attached as Annex J to this joint proxy statement/prospectus and incorporated herein by reference. PJT Partners’ written opinion has been provided by PJT Partners at the request of the strategic development committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read PJT Partners’ written opinion carefully and in its entirety. PJT Partners provided its opinion to the strategic development committee, in its capacity as such, in connection with and for purposes of its evaluation of the merger only and PJT Partners’ opinion does not constitute a recommendation as to any action the strategic development committee or the TD Ameritrade board of directors should take with respect to the merger or how any TD Ameritrade stockholder should vote or act with respect to the merger or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the businesses, financial conditions and operations of TD Ameritrade and Schwab;

•

reviewed certain internal information concerning the businesses, financial conditions and operations of TD Ameritrade and Schwab prepared and furnished to PJT Partners by the management of TD Ameritrade and the management of Schwab;

•

reviewed certain internal financial analyses, estimates and forecasts relating to TD Ameritrade, including projections for fiscal years 2020 through 2023 that were prepared by or at the direction of and approved by the management of TD Ameritrade, which are referred to in this joint proxy statement/prospectus as the TD Ameritrade base projections, and which were developed into three cases at the direction of, and approved for PJT Partners’ use by, the strategic development committee, which, together with the TD Ameritrade base projections, are referred to collectively in this joint proxy statement/prospectus as the TD Ameritrade projections for TD Ameritrade (see “—TD Ameritrade Projections for TD Ameritrade” beginning on page 150 of this joint proxy statement/prospectus);

•

reviewed certain internal financial analyses, estimates and forecasts relating to Schwab, including projections for fiscal years 2020 through 2023 that were prepared by or at the direction of and approved by the management of Schwab, which represent a subset of the projections referred to in this joint proxy statement/prospectus as the Schwab projections for Schwab (see “The Merger—Unaudited Prospective Financial Information” beginning on page 147 of this joint proxy statement/prospectus);

•

reviewed the expectations of the managements of TD Ameritrade and Schwab with respect to certain estimated cost savings and other combination benefits expected to result from the merger and the estimated costs to achieve such synergies that were prepared by the managements of TD Ameritrade and Schwab and approved by the strategic development committee for PJT Partners’ use for purposes of its analysis (see “—Projections of Certain Estimated Potential Synergies Attributable to the Merger” beginning on page 153 of this joint proxy statement/prospectus);

•

held discussions with members of senior management of TD Ameritrade and Schwab concerning, among other things, their evaluations of the merger and TD Ameritrade’s and Schwab’s respective businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives;

•	reviewed the historical market prices and trading activity for TD Ameritrade common stock and Schwab common stock;

•	compared certain publicly available financial and stock market data for TD Ameritrade and Schwab with similar information for certain other companies that PJT Partners deemed to be relevant;

•	reviewed the publicly available financial terms of certain other business combinations that PJT Partners deemed to be relevant;

•	reviewed a draft, dated November 18, 2019, of the merger agreement;

•	reviewed a draft summary, dated November 17, 2019, of certain key terms of the insured deposit account agreement; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the consent of the strategic development committee, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. In connection with preparing its opinion, PJT Partners was directed by the strategic development committee to use the Schwab projections for Schwab, the TD Ameritrade projections for TD Ameritrade and the TD Ameritrade estimated synergies (as defined in this joint proxy statement/prospectus). PJT Partners assumed, with the consent of the strategic development committee, that the TD Ameritrade projections for TD Ameritrade, the Schwab projections for Schwab and the TD Ameritrade estimated synergies and the assumptions underlying each of them, and all other financial analyses, estimates and forecasts provided to PJT Partners by TD Ameritrade’s management, were reasonably prepared in accordance with industry practice and represented TD Ameritrade’s management’s (or, in the case of the Schwab projections for Schwab, Schwab’s management’s) best then currently available estimates and judgments as to the business and operations and future financial performance of TD Ameritrade and Schwab. With the consent and at the direction of the strategic development committee, PJT Partners did not take into account any potential increase in the regulatory capital requirements for TD Ameritrade or Schwab or any potential increase in the regulatory capital requirements resulting from the expected growth of the business of the combined company during the forecast period. PJT Partners assumed no responsibility for and expressed no opinion as to the Schwab projections for Schwab and the TD Ameritrade projections for TD Ameritrade or the TD Ameritrade estimated synergies, the assumptions upon which they were based or any other financial analyses, estimates and forecasts provided to PJT Partners by TD Ameritrade’s management. PJT Partners also assumed, with the consent of the strategic development committee, that there were no material changes in the assets, financial conditions, results of operations, businesses or prospects of TD Ameritrade or Schwab since the respective dates of the last financial statements made available to PJT Partners. PJT Partners further relied, with the consent of the strategic development committee, upon the assurances of the TD Ameritrade management that they were not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by it, nor was it furnished with any such verification and it did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of TD Ameritrade or Schwab. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of TD Ameritrade or Schwab, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency of TD Ameritrade or Schwab under any applicable laws.

PJT Partners also assumed, with the consent of the strategic development committee, that the final executed form of the merger agreement would not differ in any material respects from the draft reviewed by PJT Partners and the consummation of the merger would be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on TD Ameritrade or Schwab or the contemplated benefits of the merger, in each case in any respect material to PJT Partners’ analysis. At the direction of the strategic development committee, PJT Partners assumed that it was intended for the merger to qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. PJT Partners did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that TD Ameritrade obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of TD Ameritrade and its legal, tax and regulatory advisors with respect to such matters.

In arriving at its opinion, PJT Partners was not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving TD Ameritrade or its assets. For purposes of its opinion, PJT Partners did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to TD Ameritrade or the effect of any other arrangement in which TD Ameritrade might engage, and PJT Partners’ opinion did not address the underlying decision by TD Ameritrade to engage in the merger. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of the exchange ratio in connection with the merger, and PJT Partners’ opinion did not address any other aspect or implication of the merger, the merger agreement, or any other agreement or understanding entered into in connection with the merger or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the merger to the holders of any other class of securities, creditors or other constituencies of TD Ameritrade or as to the underlying decision by TD Ameritrade to engage in the merger. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of TD Ameritrade’s officers, directors or employees, or any class of such persons, relative to the merger consideration or otherwise. PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of the opinion. PJT Partners expressed no opinion as to the prices or trading ranges at which TD Ameritrade common stock or Schwab common stock would trade at any time.

PJT Partners’ opinion does not constitute a recommendation to any TD Ameritrade stockholder as to how such stockholder should vote or act with respect to the merger or any other matter. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures.

PJT Partners’ advisory services and opinion were provided to the strategic development committee in connection with and for the purposes of its evaluation of the merger and the opinion does not constitute a recommendation as to any action the strategic development committee or the TD Ameritrade board of directors should take with respect to the merger or any aspect thereof.

PJT Partners is acting as financial advisor to the strategic development committee in connection with the merger. As compensation for its services in connection with the merger, PJT Partners is entitled to receive from TD Ameritrade (i) $10 million, which became payable upon the delivery of PJT Partners’ opinion to the strategic development committee (and which became payable regardless of the conclusion reached in such opinion) and (ii) additional compensation upon the closing of the merger, the amount of which will be determined using a formula incorporating the exchange ratio and the trading price of Schwab common stock during a certain time period prior to closing of the merger. As of February 21, 2020, this closing-related fee would have been approximately $41.9 million. The strategic development committee has also agreed to cause TD Ameritrade to reimburse PJT Partners for certain out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of PJT Partners’ opinion).

In the ordinary course of PJT Partners and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to TD Ameritrade, Schwab, TD Bank or their respective affiliates and may receive compensation for the rendering of these services. During the two-year period prior to the date of its opinion, PJT Partners did not receive any fees from TD Ameritrade, Schwab, TD Bank or any of their respective affiliates.

Opinion of Piper Sandler

The strategic development committee retained Piper Sandler to act as financial advisor in connection with TD Ameritrade’s consideration of a possible business combination with Schwab. The strategic development committee selected Piper Sandler to act as its financial advisor based on Piper Sandler’s qualifications, expertise and reputation, its knowledge of TD Ameritrade’s industry and its knowledge and understanding of the business and affairs of TD Ameritrade. Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions, depository institutions, asset managers, broker-dealers and financial technology companies. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions, depository institutions, asset managers, broker-dealers and financial technology companies and their securities in connection with mergers and acquisitions and other corporate transactions.

At a meeting of the strategic development committee on November 20, 2019, Piper Sandler delivered its oral opinion, subsequently confirmed in its written opinion dated November 20, 2019, to the strategic development committee to the effect that, as of such date, the exchange ratio in connection with the merger was fair, from a financial point of view, to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates).

The full text of Piper Sandler’s opinion is attached as Annex K to this joint proxy statement/prospectus and incorporated herein by reference. Piper Sandler’s written opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of Piper Sandler opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of TD Ameritrade common stock are urged to read Piper Sandler’s entire written opinion carefully in connection with their consideration of the merger.

Piper Sandler’s opinion was directed to, and was for the benefit of, the strategic development committee in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any TD Ameritrade stockholder as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the adoption of the merger agreement and approval of the merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio in connection with the merger to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) and did not address the underlying business decision of TD Ameritrade to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for TD Ameritrade or the effect of any other transaction in which TD Ameritrade might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of compensation to be received in the merger by any officer, director or employee of TD Ameritrade, or any class of such persons, if any, relative to the amount of compensation to be received by any other stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated November 18, 2019, and a draft summary of certain key terms of the insured deposit account agreement, dated November 17, 2019;

•	certain publicly available financial statements and other historical financial information of TD Ameritrade that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Schwab that Piper Sandler deemed relevant;

•

certain internal financial projections for TD Ameritrade for the fiscal years ending September 30, 2020 through September 30, 2023, as provided by the senior management of TD Ameritrade (see “—TD Ameritrade Projections for TD Ameritrade” beginning on page 150 of this joint proxy statement/prospectus);

•	publicly available mean analyst adjusted earnings per share estimates for TD Ameritrade for the fiscal years ending September 30, 2020 through September 30, 2023;

•

certain internal financial projections for Schwab for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Schwab (see “—Schwab Projections for Schwab” beginning on page 147 of this joint proxy statement/prospectus);

•	publicly available mean analyst earnings per share estimates for Schwab for the years ending December 31, 2020 through December 31, 2023;

•	the relative contributions of assets, equity and earnings of TD Ameritrade and Schwab to the combined entity;

•

the pro forma financial impact of the merger on Schwab based on certain assumptions relating to potential synergies and the estimated costs to achieve them, as well as certain assumptions relating to the insured deposit account agreement, as provided by the senior management of Schwab (see “—Schwab Projections for Schwab” beginning on page 147 of this joint proxy statement/prospectus);

•

the publicly reported historical price and trading activity for TD Ameritrade common stock and Schwab common stock, including a comparison of certain stock market information for TD Ameritrade common stock and Schwab common stock and certain stock indices;

•	a comparison of certain financial information for TD Ameritrade with similar broker-dealer and financial services companies for which information is publicly available;

•	the financial terms of certain recent business combinations in the financial services and broker-dealer industries, to the extent publicly available;

•	the current market environment generally and the financial services and broker-dealer environments in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of TD Ameritrade’s senior management the business, financial condition, results of operations and prospects of TD Ameritrade and held similar discussions with certain members of the management of Schwab and its representatives regarding the business, financial condition, results of operations and prospects of Schwab.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by TD Ameritrade, Schwab or their respective representatives or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of TD Ameritrade and Schwab that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of TD Ameritrade, Schwab or any of their respective affiliates or subsidiaries, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets of TD Ameritrade, Schwab or any of their respective affiliates or subsidiaries.

In preparing its analyses, Piper Sandler used certain internal financial projections for TD Ameritrade for the fiscal years ending September 30, 2020 through September 30, 2023, as provided by TD Ameritrade’s senior management, which were developed into three scenarios at the direction of, and approved for Piper Sandler’s use for purposes of its analysis by, the strategic development committee, as well as publicly available mean analyst adjusted earnings per share estimates for TD Ameritrade for the fiscal years ending September 30, 2020 through September 30, 2023. In addition, at the direction of the strategic development committee, Piper Sandler used certain internal financial projections for Schwab for the years ending December 31, 2020 through December 31, 2023, as provided by Schwab’s senior management, as well as publicly available mean analyst earnings per share estimates for Schwab for the years ending December 31, 2020 through December 31, 2023. Piper Sandler also received and, at the direction of the strategic development committee, used in its pro forma analysis certain assumptions relating to potential synergies and the estimated costs to achieve them, as well as certain assumptions relating to the insured deposit account agreement, as provided by the senior management of Schwab. With respect to the foregoing information provided by the senior management of TD Ameritrade and Schwab, the respective senior managements of TD Ameritrade and Schwab confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best then currently available projections, estimates and judgments of those respective managements as to the future financial performance of TD Ameritrade and Schwab, respectively, and the other matters covered thereby. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of TD Ameritrade or Schwab since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analysis that TD Ameritrade and Schwab would remain as going concerns for all periods relevant to its analyses. In addition, at the direction of the strategic development committee and with its consent, Piper Sandler did not take into account any potential increase in the regulatory capital requirements for TD Ameritrade or Schwab, respectively, during the periods covered by the financial projections and estimates set forth above, nor any potential increase in the regulatory capital requirements which may result from the expected growth of the business of the combined company following the closing of the merger.

Piper Sandler also assumed, with the strategic development committee’s consent and to the extent material to its analyses, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, all of the representations and warranties contained in such agreements were true and correct in all material respects, each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on TD Ameritrade, Schwab, Merger Sub, the merger or any related transaction and (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Piper Sandler expressed no opinion as to any of the legal, accounting or tax matters relating to the merger or any other transactions contemplated in connection therewith.

Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of TD Ameritrade common stock or Schwab common stock at any time or what the value of Schwab common stock would be once it is actually received by the holders of TD Ameritrade common stock.

Piper Sandler is acting as the strategic development committee’s financial advisor in connection with the merger and will receive a fee for such services, $5 million of which was paid by TD Ameritrade to Piper Sandler upon the signing of the merger agreement and the remainder of which is payable and contingent upon the closing of the merger. The portion of the fee payable and contingent upon the closing of the merger will be determined using a formula incorporating the exchange ratio and the trading price of Schwab common stock during a certain time period prior to closing of the merger. As of February 21, 2020, this fee would have been approximately $14.0 million. Piper Sandler also received a $5 million fee from the strategic development committee upon rendering its opinion (and which became payable regardless of the conclusion reached in such opinion). The strategic development committee has also agreed to cause TD Ameritrade to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler provided certain other investment banking services to TD Ameritrade. Specifically, Piper Sandler acted as financial advisor to the outside independent directors committee of the TD Ameritrade board of directors in connection with its review of the financial terms of the existing insured deposit account agreement, for which Piper Sandler received a fee of $1.5 million from TD Ameritrade, which fee was credited towards the fee received by Piper Sandler for rendering its opinion. Piper Sandler did not provide any investment banking services to Schwab or TD Bank in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to TD Ameritrade, Schwab, TD Bank and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of TD Ameritrade, Schwab, TD Bank and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Summary of PJT Partners’ and Piper Sandler’s Financial Analyses

In connection with rendering their respective opinions, each of PJT Partners and Piper Sandler performed certain financial, comparative and other analyses as summarized below. In arriving at their respective opinions, neither PJT Partners nor Piper Sandler ascribed a specific range of values to the shares of TD Ameritrade common stock but rather made their determinations as to the fairness, from a financial point of view, to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of the exchange ratio in connection with the merger on the basis of various financial and comparative analyses.

In arriving at their respective opinions, neither PJT Partners nor Piper Sandler attributed any particular weight to any single analysis performed or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses performed and factors considered by it and in the context of the circumstances of the merger. Accordingly, each of PJT Partners and Piper Sandler believes that its analyses must be considered as a whole, as considering any portion of such analyses, without considering all analyses performed and factors considered as a whole, could create a misleading or incomplete view of the process underlying its respective opinion.

The following is a summary of the material financial analyses used by PJT Partners and Piper Sandler in rendering their respective opinions to the strategic development committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners and Piper Sandler, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses used by PJT Partners and Piper Sandler. In performing their respective analyses, each of PJT Partners and Piper Sandler made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TD Ameritrade and Schwab. None of TD Ameritrade, Schwab, PJT Partners, Piper Sandler, or any other person assumes responsibility if future results are materially different from those discussed. The analyses performed by PJT Partners and Piper Sandler and any estimates contained therein are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies or their underlying businesses do not purport to be appraisals or reflect the prices at which the companies or businesses may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, the analyses of PJT Partners and Piper Sandler do not necessarily reflect the value of TD Ameritrade common stock or Schwab common stock or the prices at which TD Ameritrade common stock or Schwab common stock may trade at any time. The financial analyses summarized below were based on the Schwab projections for Schwab, the TD Ameritrade projections for TD Ameritrade, the TD Ameritrade estimated synergies and other financial information prepared and furnished to PJT Partners and Piper Sandler by or on behalf of the management of TD Ameritrade and Schwab, and used at the direction of and with the approval of the strategic development committee. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners or Piper Sandler. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for TD Ameritrade and Schwab, as of November 19, 2019 (which was the last trading day for TD Ameritrade common stock prior to the date of the respective opinions of PJT Partners and Piper Sandler), and is not necessarily indicative of current or future market conditions. Calculations of implied equity values per share were rounded to the nearest $0.50. Fully diluted share numbers for TD Ameritrade and Schwab used below were provided by management of TD Ameritrade and Schwab and used at the direction of the strategic development committee.

PJT Partners and Piper Sandler prepared their respective analyses solely for purposes of rendering their respective opinions and provided such analyses to the strategic development committee at its November 20, 2019 meeting. The analyses of PJT Partners and Piper Sandler and their respective opinions were among a number of factors taken into consideration by the strategic development committee in making its determination to recommend to the TD Ameritrade board of directors that it approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

Selected Comparable Company Analysis

PJT Partners and Piper Sandler reviewed and compared specific financial, operating and public trading data relating to TD Ameritrade and Schwab with selected publicly traded broker-dealer and financial services companies that PJT Partners and Piper Sandler deemed comparable to TD Ameritrade and Schwab. The selected companies were E*TRADE Financial Corporation and Interactive Brokers Group, Inc., which are collectively referred to in this section of this joint proxy statement/prospectus as the comparable companies. PJT Partners and Piper Sandler reviewed and compared such data in order to assess how the public market values shares of the comparable companies and to provide a range of relative implied equity values per share of TD Ameritrade common stock and Schwab common stock on a standalone basis, in each case by reference to the comparable companies, which could then be used to calculate implied exchange ratio ranges.

As part of their selected comparable company analysis, PJT Partners and Piper Sandler calculated and analyzed certain ratios and multiples, including: (1) stock price as a multiple of calendar year 2020E earnings per share, defined as adjusted net income (as defined in the section entitled “—TD Ameritrade Projections for TD Ameritrade” beginning on page 150 of this joint proxy statement/prospectus) per share, which is referred to in this joint proxy statement/prospectus as EPS, and (2) stock price as a multiple of calendar year 2021E EPS. These calculations were performed and based on publicly available financial data, market data (including stock prices) as of the close of trading on November 19, 2019, and publicly available consensus estimates derived from sell-side analyst research, which are summarized below:

	TD Ameritrade	Schwab	Comparable Companies
			E*TRADE Financial Corporation	Interactive Brokers Group, Inc.
Stock Price	$40.64	$44.40	$45.00	$46.88
2020E EPS	$2.93	$2.50	$3.50	$2.60
2021E EPS	$3.22	$2.72	$3.68	$2.75

The results of this comparable company analysis are summarized below:

	TD Ameritrade	Schwab	Comparable Companies
			E*TRADE Financial Corporation	Interactive Brokers Group, Inc.	Median	Average
Stock Price/2020E EPS	13.9x	17.8x	12.9x	18.0x	15.8x	15.6x
Stock Price/2021E EPS	12.6x	16.3x	12.2x	17.0x	14.5x	14.5x

PJT Partners and Piper Sandler selected the comparable companies because PJT Partners and Piper Sandler believed their businesses and operating profiles were reasonably similar to those of TD Ameritrade and Schwab. However, because of the inherent differences between the businesses, operations and prospects of TD Ameritrade, Schwab and the comparable companies, PJT Partners and Piper Sandler believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, PJT Partners and Piper Sandler also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of TD Ameritrade, Schwab and the comparable companies that in their view could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk among TD Ameritrade, Schwab and the comparable companies, and were also made by reference to observed historical relative valuation multiples of TD Ameritrade and Schwab.

Based upon these judgments, PJT Partners and Piper Sandler selected a stock price to 2020E EPS multiple range of 12.0x to 14.0x for TD Ameritrade, on a standalone basis. PJT Partners and Piper Sandler then applied such range to TD Ameritrade’s calendar year 2020E EPS based on the Case 1 Projections, Case 2 Projections and Case 3 Projections to calculate a range of implied prices per share of TD Ameritrade common stock on a standalone basis based on the fully diluted number of shares of TD Ameritrade common stock as of November 19, 2019. The following summarizes the results of these calculations:

Implied prices per share of TD Ameritrade common stock
Case 1 Projections	$28 – $32
Case 2 Projections	$37 – $43
Case 3 Projections	$37 – $44

Based upon these judgments, PJT Partners and Piper Sandler selected a stock price to 2020E EPS multiple range of 15.5x to 17.5x for Schwab, on a standalone basis. PJT Partners and Piper Sandler then applied such range to Schwab’s calendar year 2020E EPS based on the Schwab projections for Schwab, to calculate a range of implied prices per share of Schwab common stock on a standalone basis based on the fully diluted number of shares of Schwab common stock as of November 19, 2019. The following summarizes the results of these calculations:

Implied prices per share of Schwab common stock
Schwab Projections for Schwab	$41 – $46

Selected Comparable Company Analysis—Implied Exchange Ratio

Based on the range of implied equity values per share for TD Ameritrade and the range of implied equity values per share for Schwab that were calculated by PJT Partners and Piper Sandler in their comparable company analysis, PJT Partners and Piper Sandler calculated a range of implied exchange ratios of Schwab common stock per each share of TD Ameritrade common stock, using each of the Case 1 Projections, Case 2 Projections and Case 3 Projections. PJT Partners and Piper Sandler calculated the low end of the implied exchange ratio range by dividing the low value of the TD Ameritrade implied equity values per share reference range by the high value of the Schwab implied equity values per share reference range. PJT Partners and Piper Sandler calculated the high end of the implied exchange ratio range by dividing the high value of the TD Ameritrade implied equity values per share reference range by the low value of the Schwab implied equity values per share reference range. The result of this analysis, as compared to the exchange ratio of 1.0837x provided in the merger agreement, is summarized below:

Implied Exchange Ratio Range
Case 1 Projections	0.602x – 0.792x
Case 2 Projections	0.797x – 1.050x
Case 3 Projections	0.817x – 1.076x

PJT Partners’ and Piper Sandler’s selected comparable company analysis did not take into account any potential increase in the capital requirements for TD Ameritrade or Schwab or any potential increase in the capital requirements resulting from the expected growth of the business of the combined company during the forecast period.

Discounted Equity Cash Flow Analysis—TD Ameritrade

In order to estimate the present value of TD Ameritrade common stock, PJT Partners and Piper Sandler performed a discounted equity cash flow analysis of TD Ameritrade. A discounted equity cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

With respect to the discounted equity cash flow analysis based on each of the Case 1 Projections, Case 2 Projections and Case 3 Projections, to calculate the estimated equity value of TD Ameritrade using the discounted equity cash flow method, PJT Partners and Piper Sandler added (a) TD Ameritrade’s projected after-tax levered free cash flows for the calendar years 2020 through 2023 for the applicable case to (b) the terminal values of TD Ameritrade as of December 31, 2023, for the applicable case, and discounted such amounts to their present values using a range of selected discount rates. The after-tax levered free cash flows were calculated by taking the non-GAAP adjusted net income, adjusted as applicable for depreciation and amortization and less capital expenditures. The residual value of TD Ameritrade at the end of the projection period, which is referred to in this joint proxy statement/prospectus as the terminal value, was estimated by applying the exit multiple range of 12.0x to 14.0x to TD Ameritrade’s projected net income as of December 31, 2023, and an implied perpetuity growth rate of 1.5% for each of the Case 1 Projections, Case 2 Projections and Case 3 Projections. This exit multiple range and implied perpetuity growth rate were chosen by PJT Partners and Piper Sandler based on their respective professional judgments. The after-tax levered free cash flows and terminal values for each of the Case 1 Projections, Case 2 Projections and Case 3 Projections, were then discounted to present value as of December 31, 2019, using discount rates ranging from 8.5% to 10.5%. This range of discount rates was selected based on PJT Partners’ and Piper Sandler’s analysis of the weighted average cost of capital of TD Ameritrade. PJT Partners and Piper Sandler then calculated a range of implied equity values per share of TD Ameritrade common stock by dividing the applicable implied equity value by the fully diluted number of shares of TD Ameritrade common stock as of November 19, 2019. The following summarizes the results of these calculations:

TD Ameritrade Standalone 2023E DECF Analysis	Implied range of equity value per share of TD Ameritrade common stock
Case 1 Projections	$42 – $50
Case 2 Projections	$51 – $60
Case 3 Projections	$54 – $63

Discounted Equity Cash Flow Analysis/Net Present Value Analysis—Schwab

In order to estimate the present value of Schwab common stock, PJT Partners performed a discounted equity cash flow analysis of Schwab.

With respect to the discounted equity cash flow analysis based on the Schwab projections for Schwab, as more fully described in the section entitled “—Schwab Projections for Schwab” of this joint proxy statement/prospectus, to calculate the estimated equity value of Schwab using the discounted equity cash flow method, PJT Partners added (a) Schwab’s projected after-tax levered free cash flows for the calendar years 2020 through 2023 to (b) ranges of terminal values of Schwab as of December 31, 2023, and discounted such amounts to their present values using a range of selected discount rates. The after-tax levered free cash flows were calculated by taking the non-GAAP adjusted net income, adjusted as applicable for depreciation and amortization and less capital expenditures. The terminal value of Schwab was estimated by applying the exit multiple range of 15.5x to 17.5x to Schwab’s projected net income as of December 31, 2023, and an implied perpetuity growth rate of 3.2%. This exit multiple range and implied perpetuity growth rate were chosen by PJT Partners based on its professional judgment. The after-tax levered free cash flows and terminal values were then discounted to present value as of December 31, 2019, using discount rates ranging from 8.5% to 10.5%. This range of discount rates was selected based on PJT Partners’ analysis of the weighted average cost of capital of Schwab. PJT Partners then calculated a range of implied equity values per share of Schwab common stock by dividing the applicable implied equity value by the fully diluted number of shares of Schwab common stock as of November 19, 2019.

In order to estimate the present value of Schwab common stock, Piper Sandler performed a net present value analysis of Schwab.

Piper Sandler performed an analysis that estimated the net present value of Schwab common stock assuming Schwab performed in accordance with the Schwab projections for Schwab. To approximate the terminal value of a share of Schwab common stock at December 31, 2023, Piper Sandler applied price to 2023E earnings per share multiples ranging from 15.0x to 19.0x. The terminal values were then discounted to present values using discount rates ranging from 7.92% to 11.92%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Schwab common stock.

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

The following summarizes the results of these calculations:

Implied range of equity values per share of Schwab common stock
Schwab Standalone 2023E DECF Analysis—PJT Partners	$45 – $52
Schwab Net Present Value Analysis—Piper Sandler	$43 – $50

Discounted Equity Cash Flow Analysis—Implied Exchange Ratio

Based on the range of implied equity values per share for TD Ameritrade that were calculated by PJT Partners and Piper Sandler in their discounted equity cash flow analysis and the range of implied equity values per share for Schwab that were calculated by PJT Partners in its discounted equity cash flow analysis, PJT Partners and Piper Sandler calculated a range of implied exchange ratios of Schwab common stock per share of TD Ameritrade common stock, using each of the Case 1 Projections, Case 2 Projections and Case 3 Projections. PJT Partners and Piper Sandler calculated the low end of the implied exchange ratio range by dividing the low value of the TD Ameritrade implied equity values per share reference range by the high value of the Schwab implied equity values per share reference range. PJT Partners and Piper Sandler calculated the high end of the implied exchange ratio range by dividing the high value of the TD Ameritrade implied equity values per share reference range by the low value of the Schwab implied equity values per share reference range. The result of this analysis, as compared to the exchange ratio of 1.0837x provided in the merger agreement, is summarized below:

Implied Exchange Ratio Range
Case 1 Projections	0.818x – 1.120x
Case 2 Projections	0.978x – 1.342x
Case 3 Projections	1.034x – 1.420x

PJT Partners’ and Piper Sandler’s discounted equity cash flow analysis did not take into account any potential increase in the capital requirements for TD Ameritrade or Schwab or any potential increase in the capital requirements resulting from the expected growth of the business of the combined company during the forecast period.

Illustrative Pro Forma Value Creation Analysis

PJT Partners and Piper Sandler performed an illustrative pro forma value creation analysis that compared the estimated implied equity value per share of TD Ameritrade common stock on a standalone basis based on the midpoint value determined in PJT Partners’ and Piper Sandler’s discounted equity cash flow analyses described above to the estimated implied equity value per share of former TD Ameritrade stockholders’ ownership in the combined company, pro forma for the merger.

PJT Partners and Piper Sandler calculated the implied equity value per share of TD Ameritrade common stock by (1) adding the sum of (a) the implied equity value of TD Ameritrade on a standalone basis using the midpoint value determined in PJT Partners’ and Piper Sandler’s discounted equity cash flow analysis of TD Ameritrade as described above, being approximately $23.0 billion, $27.9 billion and $29.7 billion, based on each of the Case 1 Projections, Case 2 Projections and Case 3 Projections, respectively, (b) the implied value of a potential renegotiation of the existing insured deposit account agreement with any party, on a standalone basis considering current market conditions, using the midpoint value determined in PJT Partners’ and Piper Sandler’s discounted equity cash flow analysis of the existing insured deposit account agreement on a standalone basis, being approximately $2.0 billion, (c) the incremental value (relative to the implied value described in the preceding clause (b)) of the insured deposit account agreement arising from the merger using the midpoint value determined by PJT Partners’ and Piper Sandler’s discounted equity cash flow analysis of the insured deposit account agreement on a pro forma basis giving effect to the merger, being approximately $50 million, (d) the implied equity value of Schwab on a standalone basis using the midpoint value determined in PJT Partners’ discounted equity cash flow analysis of Schwab as described above, being approximately $62.6 billion, and (e) the estimated value of the synergies expected to arise from the merger, net of transaction costs, as reflected in the TD Ameritrade estimated synergies, being approximately $14.0 billion (which was an illustrative case of the estimated value of such synergies calculated by PJT Partners and Piper Sandler on a net present value basis using a discounted cash flow analysis and a sensitivity analysis), (2) dividing such sum by the number of fully diluted shares of Schwab common stock outstanding after giving effect to the merger and (3) multiplying the result by the exchange ratio, which analysis indicated that the merger implied equity value creation per share for holders of TD Ameritrade common stock of approximately $12.25 or 26.6%, $5.99 or 10.9% and $3.81 or 6.5%, based on the Case 1 Projections, Case 2 Projections and Case 3 Projections, respectively.

Other Information

PJT Partners and Piper Sandler also observed the additional factors described below, which were not considered part of their financial analyses in connection with rendering their respective opinions, but were referenced solely for informational purposes:

•

a discounted equity cash flow analysis using the same methods described above but based on Wall Street research analysts’ research, which indicated (a) an implied range of equity value per share of TD Ameritrade common stock of $40.00 to $47.00 and (b) an implied range of equity value per share of Schwab common stock of $43.00 to $50.00 with respect to PJT Partners’ analysis and $40.00 to $47.00 with respect to Piper Sandler’s analysis, from which PJT Partners and Piper Sandler calculated an implied exchange ratio range of 0.793x to 1.100x as compared to the exchange ratio of 1.0837x provided in the merger agreement;

•

historical trading prices of TD Ameritrade common stock and Schwab common stock during the period beginning October 1, 2019 (being the date on which TD Ameritrade and Schwab announced zero fee commissions) and ending on November 19, 2019, which indicated (a) low and high closing prices of TD Ameritrade common stock during such period of $33.00 to $41.00 and (b) low and high closing prices of Schwab common stock during such period of $35.00 to $44.00, from which PJT Partners and

Piper Sandler calculated an implied exchange ratio range, based on a review of the daily exchange ratios of TD Ameritrade common stock and Schwab common stock during such period and taking the high and low exchange ratios from such analysis, of 0.913x to 0.955x as compared to the exchange ratio of 1.0837x provided in the merger agreement;

•

publicly available Wall Street research analysts’ standalone stock price targets in the next 12 months for each of TD Ameritrade common stock and Schwab common stock, which indicated (a) a target stock price range for TD Ameritrade common stock of $33.00 to $47.00 and (b) a target stock price range for Schwab common stock of $35.00 to $50.00, from which PJT Partners and Piper Sandler calculated an implied exchange ratio range of 0.660x to 1.343x; and

•

the valuation and financial metrics relating to selected precedent transactions announced in the previous five years involving companies in the financial services industry, which PJT Partners and Piper Sandler, in their respective professional judgment, considered relevant for comparative purposes, the result of which indicated a range of premiums of 7% to 36%, with a median of 20%.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the respective opinions of PJT Partners and Piper Sandler. No company or transaction used in the above analyses as a comparison is directly comparable to TD Ameritrade or Schwab or the merger. The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between the strategic development committee and Schwab, rather than PJT Partners or Piper Sandler, and the decision to enter into the merger agreement was solely that of TD Ameritrade and Schwab.

PJT Partners and Piper Sandler prepared these analyses for purposes of providing their respective opinions to the strategic development committee as to the fairness from a financial point of view, as of the date of the written opinions of PJT Partners and Piper Sandler, of the exchange ratio in connection with the merger to the holders of shares (other than the excluded shares) of TD Ameritrade common stock (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates).

Opinion of Schwab’s Financial Advisor

On November 20, 2019, Credit Suisse rendered its oral opinion to the Schwab board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of November 20, 2019, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the exchange ratio set forth in the merger pursuant to the merger agreement was fair, from a financial point of view, to Schwab.

Credit Suisse’s opinion was directed to the Schwab board of directors, and only addressed the fairness, from a financial point of view, to Schwab of the exchange ratio set forth in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex L to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any security holder as to how such holder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•

reviewed (i) a draft, dated November 19, 2019, of the merger agreement, (ii) a draft, dated November 17, 2019, of the TD Bank voting agreement, (iii) a draft, dated November 18, 2019, of the significant TD Ameritrade stockholders voting agreement, (iv) a draft, dated November 20, 2019, of the significant Schwab stockholders voting agreement, (v) a draft, dated, November 20, 2019, of the stockholder agreement to be entered into by Schwab and TD Bank, (vi) a draft, dated November 20, 2019, of the insured deposit account agreement and (vii) a draft, dated November 19, 2019, of the Schwab charter amendment;

•	reviewed certain publicly available business and financial information relating to TD Ameritrade and Schwab;

•

reviewed certain other information relating to TD Ameritrade and Schwab, including (i) financial forecasts relating to TD Ameritrade provided by TD Ameritrade, which are referred to in this joint proxy statement/prospectus as the TD Ameritrade projections for TD Ameritrade, (ii) financial forecasts relating to TD Ameritrade prepared by the management of Schwab, which are referred to in this joint proxy statement/prospectus as the Schwab projections for TD Ameritrade, and (iii) financial forecasts relating to Schwab prepared by the management of Schwab, which are referred to in this joint proxy statement/prospectus as the Schwab projections for Schwab;

•	spoke with the management of each of TD Ameritrade and Schwab, and certain of their respective representatives and affiliates, to discuss the business and prospects of TD Ameritrade and Schwab;

•

reviewed estimates prepared by Schwab’s management with respect to the cost savings, revenue synergies, dis-synergies and other pro forma effects of the transaction, including the effects of the insured deposit account agreement and the costs and capital necessary to achieve such cost savings, synergies and other pro forma effects, anticipated by Schwab’s management to result from the merger (referred to as Schwab estimated synergies and for a summary, see “—Projections of Certain Estimated Potential Synergies Attributable to the Merger” beginning on page 153 of this joint proxy statement/prospectus);

•

considered certain financial and stock market data of TD Ameritrade and Schwab, and compared that data with similar data for companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of TD Ameritrade and Schwab;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been effected; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and, with the consent of Schwab, Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to the Schwab projections for TD Ameritrade and the Schwab projections for Schwab, Credit Suisse was advised by the management of Schwab, and Credit Suisse assumed with Schwab’s consent, that such forecasts had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Schwab as to the future financial performance of TD Ameritrade and Schwab, respectively. Based on the Schwab projections for Schwab, the Schwab projections for TD Ameritrade and guidance from Schwab’s management, Credit Suisse derived estimates for non-GAAP adjusted earnings per share and distributable cash flows of Schwab and adjusted EBITDA, non-GAAP adjusted net income, non-GAAP adjusted earnings per share and after-tax, levered and unlevered free cash flows of TD Ameritrade and distributable cash flows of the pro forma combined entity resulting from the merger, which are referred to in this joint proxy statement/prospectus as the Schwab derived estimates. With respect to the Schwab estimated synergies, Credit Suisse had been advised by the management of Schwab, and Credit Suisse assumed, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Schwab as to the potential cost savings, revenue synergies, dis-synergies and other pro forma effects of the merger, net of costs and capital to achieve such cost savings, revenue synergies and other pro forma effects, expected to result from the merger and Credit Suisse assumed that the Schwab estimated synergies will be realized in the amounts and at the times indicated thereby. At Schwab’s direction, Credit Suisse assumed that the Schwab projections for TD Ameritrade, the Schwab projections for Schwab, the Schwab derived estimates and the Schwab estimated synergies are a reasonable basis upon which to evaluate TD Ameritrade, Schwab and the merger and, at Schwab’s direction, Credit Suisse relied upon the Schwab projections for TD Ameritrade, the Schwab projections for Schwab, the Schwab derived estimates and the Schwab estimated synergies for purposes of its analyses and opinion. Credit Suisse expressed no view or opinion with respect to the Schwab projections for TD Ameritrade, the Schwab projections for Schwab, the Schwab derived estimates or the Schwab estimated synergies, or the assumptions and methodologies upon which they are based.

For purposes of its analyses and opinion, Credit Suisse had been advised and Credit Suisse assumed, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. With the consent of the Schwab board of directors, Credit Suisse assumed that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on TD Ameritrade, Schwab or the contemplated benefits of the merger. In addition, for purposes of Credit Suisse’s analyses and opinion, Credit Suisse assumed, with Schwab’s consent, that the merger and related transactions will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TD Ameritrade or Schwab, nor was Credit Suisse furnished with any such evaluations or appraisals. With Schwab’s consent, Credit Suisse further assumed that the final forms of the merger agreement, the voting agreements, the stockholder agreement and the insured deposit account agreement, when executed by the parties thereto, would conform to the drafts reviewed by Credit Suisse in all respects material to its analyses and opinion.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to Schwab of the exchange ratio set forth in the merger pursuant to the merger agreement after giving effect to the Schwab estimated synergies, and does not address any other aspect or implication of the merger or any aspect or implication of any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the voting agreements, the stockholder agreement, the insured deposit account agreement (except to the extent set forth in the Schwab estimated synergies), the form or structure of the merger and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that Schwab had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative mergers transactions or strategies that might be available to Schwab, nor did it address the underlying business decision of the Schwab board of directors or Schwab to proceed with or effect the merger. Credit Suisse did not express any opinion as to what the value of shares of Schwab common stock or Schwab nonvoting common stock actually would be when issued pursuant to the merger or the price or range of prices at which TD Ameritrade common stock, Schwab common stock or Schwab nonvoting common stock may be purchased, sold or otherwise transferred at any time. Schwab advised Credit Suisse, and Credit Suisse assumed with Schwab’s consent, that a share of Schwab nonvoting common stock is identical in all material respects to a share of Schwab common stock except that shares of Schwab nonvoting common stock do not have any voting rights, are subject to certain transfer restrictions and conversion provisions, and will not be listed for trading on the NYSE. For purposes of Credit Suisse’s analyses and opinion, Credit Suisse assumed, with Schwab’s consent, that the value of a share of Schwab nonvoting common stock is equal to the value of a share of Schwab common stock.

Credit Suisse’s opinion and analyses was for the information of the Schwab board of directors (in its capacity as such) in connection with its consideration of the merger and were among many factors considered by the Schwab board of directors in evaluating the proposed merger. Credit Suisse’s opinion did not constitute a recommendation to the Schwab board of directors with respect to the proposed merger or advice or any recommendation to any security holder as to how such holder should vote or act on any matter relating to the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the exchange ratio or of the views of the Schwab board of directors with respect to the merger.

In preparing its opinion to the Schwab board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to Schwab, TD Ameritrade or the merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Schwab’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Financial Analyses

The following is a summary of the material financial analyses performed by Credit Suisse in connection with the preparation of Credit Suisse’s opinion rendered to the Schwab board of directors on November 20, 2019. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•

Enterprise Value. Generally the value as of a specified date of the relevant company’s outstanding common stock (taking into account its outstanding options using the treasury stock method and other securities exercisable, convertible or exchangeable for its common stock) plus the value as of such date of its net debt (the value of its outstanding indebtedness and capital lease obligations less the amount of cash and cash equivalents on its balance sheet), preferred stock and noncontrolling interests, less the value as of such date of its equity method investments as applicable, as adjusted for each company to include or exclude certain cash, cash equivalents and/or indebtedness at the company and/or its bank or other regulated subsidiaries as appropriate.

•

Adjusted EBITDA. Generally the amount, for a specified period, of the relevant company’s earnings before interest (excluding, as appropriate, certain interest expense and interest income of the company’s bank or other regulated subsidiaries), taxes, depreciation and amortization, adjusted to exclude, as applicable, certain non-recurring items.

•

Non-GAAP Adjusted EPS. Generally the amount, for a specified period, of the relevant company’s earnings for a specified time period per share outstanding (taking into account its options and other outstanding dilutive securities), adjusted to exclude, as applicable, certain after-tax impacts of non-recurring items and amortization of intangibles.

Financial Analyses

Selected Companies Analyses

Credit Suisse considered certain financial data for TD Ameritrade and Schwab, as well as Interactive Brokers and E*TRADE, two companies with publicly traded equity securities Credit Suisse deemed similar to TD Ameritrade and Schwab in one or more respects. For purposes of the selected companies analyses, Credit Suisse used the prices of their common stock as of November 15, 2019. The trading multiples shown below for the selected companies, including TD Ameritrade and Schwab, were calculated using publicly available research analyst estimates for the calendar years ending December 31, 2020 and 2021. Credit Suisse then applied a selected range of multiples to corresponding financial data for TD Ameritrade and Schwab based on the Schwab projections for TD Ameritrade and the Schwab projections for Schwab, as applicable.

Selected Companies Analysis—TD Ameritrade

With respect to TD Ameritrade, the financial data for the selected companies reviewed included:

•	Enterprise value as a multiple of estimated adjusted EBITDA for calendar year ending December 31, 2020, which is referred to in this joint proxy statement/prospectus as the CY 2020E Adj. EBITDA;

•	Enterprise value as a multiple of estimated adjusted EBITDA for calendar year ending December 31, 2021, which is referred to in this joint proxy statement/prospectus as the CY 2021E Adj. EBITDA;

•

Per share stock price as a multiple of estimated non-GAAP adjusted EPS for calendar year ending December 31, 2020, which is referred to in this joint proxy statement/prospectus as the CY 2020E Non-GAAP Adj. EPS; and

•

Per share stock price as a multiple of estimated non-GAAP adjusted EPS for calendar year ending December 31, 2021, which is referred to in this joint proxy statement/prospectus as the CY 2021E Non-GAAP Adj. EPS.

The mean and median multiples of the foregoing financial data for the selected companies based on publicly available research analyst estimates for the calendar years ending December 31, 2020 and 2021 were:

Metric	Mean	Median
Enterprise Value /	11.1x	11.2x
CY 2020E Adj. EBITDA
Enterprise Value /	10.2x	9.7x
CY 2021E Adj. EBITDA
Stock Price /	15.8x	15.7x
CY 2020E Non-GAAP Adj. EPS
Stock Price /	14.6x	14.4x
CY 2021E Non-GAAP Adj. EPS

Taking into account the results of the selected companies analysis, Credit Suisse applied selected multiple ranges to corresponding financial data for TD Ameritrade based on the Schwab projections for TD Ameritrade. The selected companies analysis indicated an implied value reference range per share of TD Ameritrade common stock of $36.57 to $46.96, which implied the following multiple ranges: (i) 9.5x to 11.8x to TD Ameritrade’s CY 2020E Adj. EBITDA, (ii) 9.0x to 11.2x to TD Ameritrade’s CY 2021E Adj. EBITDA, (iii) 12.0x to 15.4x to TD Ameritrade’s CY 2020E Non-GAAP Adj. EPS and (iv) 10.9x to 14.0x to TD Ameritrade’s CY 2021E Non-GAAP Adj. EPS, in each case as set forth in the Schwab projections for TD Ameritrade.

Selected Companies Analysis—Schwab

With respect to Schwab, the financial data for the selected companies reviewed included:

•	Per share stock price as a multiple of CY 2020E Non-GAAP Adj. EPS; and

•	Per share stock price as a multiple of CY 2021E Non-GAAP Adj. EPS.

As set forth above, the mean and median multiples of the foregoing financial data for the selected companies based on publicly available research analyst estimates for the calendar years ending December 31, 2020 and 2021 were:

Metric	Mean	Median
Stock Price /	15.8x	15.7x
CY 2020E Non-GAAP Adj. EPS
Stock Price /	14.6x	14.4x
CY 2021E Non-GAAP Adj. EPS

Taking into account the results of the selected companies analysis, Credit Suisse applied selected multiple ranges to corresponding financial data for Schwab based on the Schwab projections for Schwab. The selected companies analysis indicated an implied value reference range per share of Schwab common stock of $39.75 to $49.54, which implied the following multiple ranges: (i) 15.0x to 18.7x to Schwab’s CY 2020E Non-GAAP Adj. EPS and (ii) 13.2x to 16.5x to Schwab’s CY 2021E Non-GAAP Adj. EPS, in each case as set forth in the Schwab projections for Schwab.

Selected Companies Analyses—Implied Exchange Ratio

Credit Suisse then compared the 1.0837x exchange ratio in the merger to the implied exchange ratio reference range of 0.738x to 1.181x indicated by the selected companies analyses.

Discounted Cash Flow / Discounted Dividends Analyses

Unlevered and Levered Discounted Cash Flow Analyses—TD Ameritrade

Credit Suisse performed a discounted cash flow analysis with respect to TD Ameritrade to estimate the net present value of the projected after-tax, unlevered free cash flows of TD Ameritrade on a standalone basis, based on the Schwab projections for TD Ameritrade. For purposes of the discounted after-tax unlevered cash flow analysis with respect to TD Ameritrade, Credit Suisse applied a range of terminal value multiples of 9.5x to 11.5x to Schwab’s estimate of TD Ameritrade’s calendar year ending December 31, 2025 Adjusted EBITDA and discount rates (selected based on Credit Suisse’s experience and professional judgment) ranging from 7.5% to 9.25%. The discounted after-tax unlevered cash flow analysis, after taking into account the present value of the estimated future tax savings resulting from the acquisition by TD Ameritrade of Scottrade Financial Services, Inc. completed in 2017, indicated an implied value reference range per share of TD Ameritrade common stock on a standalone basis of $44.14 to $56.65. Credit Suisse also performed a discounted cash flow analysis with respect to TD Ameritrade to estimate the net present value of the projected after-tax, levered free cash flows of TD Ameritrade, based on the Schwab projections for TD Ameritrade. For purposes of the discounted after-tax levered cash flow analysis with respect to TD Ameritrade, Credit Suisse applied a range of terminal value multiples of 12.5x to 15.0x to Schwab’s estimate of TD Ameritrade’s calendar year ending December 31, 2025 non-GAAP net income and discount rates (selected based on Credit Suisse’s experience and professional judgment) ranging from 8.25% to 10.0%. The discounted after-tax levered cash flow analysis, after taking into account the present value of the estimated future tax savings resulting from the acquisition by TD Ameritrade of Scottrade Financial Services, Inc. completed in 2017, indicated an implied value reference range per share of TD Ameritrade common stock on a standalone basis of $44.11 to $54.60, resulting in an aggregate implied value reference range per share of TD Ameritrade common stock on a standalone basis indicated by the levered and unlevered discounted cash flow analyses of $44.11 to $56.65.

Discounted Dividends Analysis—Schwab

Credit Suisse performed a discounted dividends analysis with respect to Schwab to estimate the net present value of the projected distributable cash flows of Schwab on a standalone basis, based on the Schwab projections for Schwab. For purposes of the discounted dividends analysis, Credit Suisse applied a range of terminal value multiples of 15.0x to 18.0x to Schwab’s estimate of its non-GAAP net income available to common stockholders for the year ending December 31, 2024 and discount rates (selected based on Credit Suisse’s experience and professional judgment) ranging from 9.0% to 11.0%. The discounted dividends analysis indicated an implied value reference range per share of Schwab common stock on a standalone basis of $42.49 to $52.90.

Discounted Cash Flow / Discounted Dividend Analyses—Implied Exchange Ratio

Credit Suisse then compared the 1.0837x exchange ratio in the merger to the implied exchange ratio reference range indicated by the discounted cash flow/discounted dividends analyses of 0.834x to 1.333x.

Pro Forma Discounted Dividends Analysis

Credit Suisse performed a discounted dividends analysis with respect to Schwab on a pro forma basis after giving effect to the consummation of the merger to estimate the net present value of the projected distributable cash flows of Schwab after giving effect to the merger based on the Schwab projections for TD Ameritrade, the Schwab projections for Schwab and the Schwab estimated synergies. For purposes of the pro forma discounted dividends analysis, Credit Suisse applied (i) a range of discount rates (selected based on Credit Suisse’s experience and professional judgment) of 8.75% to 10.75% and (ii) a range of terminal value multiples of 14.25x to 17.25x to Schwab’s estimate of the pro forma non-GAAP net income available to common stockholders for the year ending December 31, 2024. The pro forma discounted dividends analysis indicated an implied value reference range per share of Schwab common stock on a pro forma basis after giving effect to the merger of $49.33 to $62.55, as compared to the implied value reference range per share of Schwab common stock on a standalone basis indicated by the discounted dividend analysis for Schwab described above of $42.49 to $52.90.

Other Matters

Schwab retained Credit Suisse as its financial advisor in connection with the proposed merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will become entitled to receive a transaction fee of $31 million, $5 million of which became payable upon the rendering of Credit Suisse’s opinion and the balance of which will become payable upon the closing of the merger. In addition, Schwab has agreed to reimburse Credit Suisse for certain of its expenses and indemnify Credit Suisse and certain related persons and entities for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates in the past provided and currently are providing investment banking and other financial advice and services to Schwab and its affiliates for which advice and services Credit Suisse and its affiliates have received or expect to receive compensation, including among other things, during the past two years, having acted as financial advisor to Schwab in connection with the acquisition of assets of USAA’s investment management company that was announced in July 2019, as a bookrunning managing underwriter in connection with various offerings of debt securities and preferred stock of Schwab and as a financial intermediary in connection with the repurchase of shares of Schwab common stock in 2018 and 2019. Credit Suisse is also a lender to Schwab. Credit Suisse and its affiliates in the past provided and currently are providing investment banking and other financial advice and services to TD Bank, a significant stockholder of TD Ameritrade, and its affiliates for which advice and services Credit Suisse and its affiliates have received or expect to receive compensation, including among other things, during the past two years, having participated in various offerings of debt securities for TD Bank. Credit Suisse and its affiliates may in the future provide investment banking and other financial advice and services to Schwab and TD Bank and their respective affiliates for which advice and services Credit Suisse and its affiliates would expect to receive compensation. In the two-year period prior to the date of the opinion, Credit Suisse has been paid (x) aggregate fees of approximately $9 million by Schwab and its subsidiaries for investment banking services unrelated to its engagement in connection with the merger and (y) aggregate fees of approximately $1 million by TD Bank and its subsidiaries for investment banking services unrelated to its engagement in connection with the merger. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Schwab, TD Bank, TD Ameritrade and any other company that may be involved in the merger, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

Unaudited Prospective Financial Information

Neither Schwab nor TD Ameritrade generally publishes its business plans and strategies or makes external disclosures of its anticipated financial position or results of operations due to, among other reasons, the uncertainty of the underlying assumptions and estimates, other than, in each case, providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.

Schwab Projections for Schwab

In connection with Schwab’s evaluation of the merger, the Schwab board of directors reviewed and considered certain financial forecasts and unaudited prospective financial information relating to Schwab for the years ending December 31, 2019 through December 31, 2024 prepared by Schwab management on a stand-alone basis, assuming Schwab would continue as an independent company, without giving effect to the merger, which are referred to in this joint proxy statement/prospectus as the Schwab projections for Schwab. The Schwab projections for Schwab for the years ending December 31, 2020 through December 31, 2023 were made available to TD Ameritrade and were approved by the strategic development committee for PJT Partners’ and

Piper Sandler’s use for purposes of performing financial analyses in connection with their respective fairness opinions. The Schwab projections for Schwab were also provided to Credit Suisse, who was directed to use and rely upon such projections for purposes of providing advice to the Schwab board of directors in connection with the merger.

The Schwab projections for Schwab reflect numerous assumptions and estimates that Schwab made in good faith, including, without limitation, that (i) from a macroeconomic perspective, interest rates would be flat (assuming no further rate cuts by the Federal Reserve Board), (ii) there would be high single digit annual client asset growth, (iii) there would be a compound annual growth rate of total revenue of 5.9% for the years ending December 31, 2020 through December 31, 2024, (iv) there would be a compound annual growth rate of operating expenses of 4.0% for the years ending December 31, 2020 through December 31, 2024, (v) Schwab share repurchases would be governed by a Tier 1 leverage ratio of approximately 7.0% and (vi) certain other matters referred to below under “—General” beginning on page 154 of this joint proxy statement/prospectus.

The following table presents a summary of the Schwab projections for Schwab:

	Year Ending December 31,
	2019E (1)	2020E	2021E	2022E	2023E	2024E
	(dollars in millions)
Total revenue	$10,727	$10,862	$11,526	$12,182	$12,905	$13,660
Reported net income	3,728	3,515	3,812	4,108	4,450	4,813
Net income to common	3,550	3,332	3,605	3,895	4,242	4,609

(1)	Not pro forma for full year impact of commission cuts.

Based on the Schwab projections for Schwab and guidance from Schwab, Credit Suisse derived the following estimates for non-GAAP adjusted earnings per share and distributable cash flows of Schwab, which were approved by Schwab for use in Credit Suisse’s financial analyses:

	Year Ending December 31,
	Q4 2019E (1)	2019E (2)	2020E	2021E	2022E	2023E	2024E
	(dollars in millions, except for per share amounts)
Non-GAAP adjusted earnings per share (3)	—	2.69	2.65	3.00	3.31	3.63	4.00
Distributable cash flows (4)	571	—	2,886	2,845	2,990	3,496	N/A

(1)	Not pro forma for full quarter impact of commission cuts.
(2)	Not pro forma for full year impact of commission cuts.
(3)

Non-GAAP adjusted earnings per share is a non-GAAP financial measure defined as earnings for a specified time period per share outstanding (taking into account options and other outstanding dilutive securities), adjusted to exclude, as applicable, certain after-tax impacts of non-recurring items and amortization of intangibles.

(4)

Distributable cash flows is a non-GAAP financial measure defined generally as the amount, for a specified period, of the maximum amount of cash flows available for distribution out of Schwab, calculated as the ending amount of Tier 1 capital less regulatory capital requirement or target set by Schwab.

Each of non-GAAP adjusted earnings per share and distributable cash flows, as presented above, is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. This information was prepared in connection with the evaluation of the merger and not for external disclosure. Additionally, non-GAAP financial measures as presented for Schwab may not be comparable to similarly titled measures reported by other companies.

Schwab Projections for TD Ameritrade

In connection with Schwab’s evaluation of the merger, the Schwab board of directors reviewed certain financial forecasts and unaudited prospective financial information relating to TD Ameritrade for the years ending December 31, 2019 through December 31, 2024 prepared on a stand-alone basis, assuming TD Ameritrade would continue as an independent company without giving effect to the merger, which are referred to in this joint proxy statement/prospectus as the Schwab projections for TD Ameritrade. The Schwab projections for TD Ameritrade were prepared by Schwab management based on its due diligence of TD Ameritrade, including its review of the TD Ameritrade base projections (as defined below) and the assumptions and estimates underlying the TD Ameritrade base projections. The Schwab projections for TD Ameritrade were also provided to Credit Suisse, who was directed to use and rely upon such projections for purposes of providing advice to the Schwab board of directors in connection with the merger.

The Schwab projections for TD Ameritrade reflect numerous assumptions and estimates that Schwab made in good faith, including, without limitation, that (i) from a macroeconomic perspective, interest rates would be flat (assuming no further rate cuts by the Federal Reserve Board), (ii) there would be flat rate swaps for the fixed portion of the existing insured deposit account agreement, (iii) there would be mid to high single digit annual client asset growth, (iv) there would be a compound annual growth rate of total revenue of 4.4% for the years ending December 31, 2020 through December 31, 2024, (v) there would be a compound annual growth rate of operating expenses of 1.9% for the years ending December 31, 2020 through December 31, 2024, (vi) TD Ameritrade would be governed by an approximate 90% total payout ratio and a dividend payout ratio of approximately 35% and (vi) certain other matters referred to below under “—General” beginning on page 154 of this joint proxy statement/prospectus.

The following table presents a summary of the Schwab projections for TD Ameritrade:

	Year Ending December 31,
	2019E (1)	2020E	2021E	2022E	2023E	2024E
	(dollars in millions)
Total revenue	$5,793	$5,150	$5,350	$5,563	$5,807	$6,113
Net income	2,005	1,531	1,636	1,751	1,888	2,073

(1)	Not pro forma for full year impact of commission cuts.

Based on the Schwab projections for TD Ameritrade and guidance from Schwab, Credit Suisse derived the following estimates for adjusted EBITDA, non-GAAP adjusted net income, non-GAAP adjusted earnings per share and after-tax, levered and unlevered free cash flows of TD Ameritrade, which were approved by Schwab for use in Credit Suisse’s financial analyses:

		Year Ending December 31,
	Q4 2019E (1)	2019E (2)	2020E	2021E	2022E	2023E	2024E
		(dollars in millions, except for per share amounts)
Adjusted EBITDA (3)	—	3,043	2,440	2,581	2,729	2,905	3,142
Non-GAAP adjusted net income (4)	—	2,099	1,620	1,716	1,822	1,953	2,131
Non-GAAP adjusted earnings per share (5)	—	3.80	3.05	3.35	3.70	4.12	4.66
Levered free cash flows (6)	335	—	1,253	1,329	1,413	1,518	1,669
Unlevered free cash flows (7)	365	—	1,372	1,447	1,531	1,637	1,787

(1)	Not pro forma for full quarter impact of commission cuts.
(2)	Not pro forma for full year impact of commission cuts.
(3)

Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest (excluding, as appropriate, certain interest expense and interest income of the company’s bank or other regulated subsidiaries), taxes, depreciation and amortization, adjusted to exclude, as applicable, certain non-recurring items.

(4)

Non-GAAP adjusted net income is a non-GAAP financial measure defined as earnings for a specified time period, adjusted to exclude, as applicable, certain after-tax impacts of non-recurring items and amortization of intangibles.

(5)

Non-GAAP adjusted earnings per share is a non-GAAP financial measure defined as earnings for a specified time period per share outstanding (taking into account options and other outstanding dilutive securities), adjusted to exclude, as applicable, certain after-tax impacts of non-recurring items and amortization of intangibles.

(6)

Levered free cash flows is a non-GAAP financial measure generally defined as the amount, for a specified period, calculated as non-GAAP adjusted net income, adjusted as applicable for depreciation and amortization, plus the cash impact of changes in net working capital, less capital expenditures, less decreases in corporate debt.

(7)

Unlevered free cash flows is a non-GAAP financial measure defined generally as the amount, for a specified period, calculated as after-tax operating income (earnings after interest, excluding, as appropriate, certain interest expense and interest income of the company’s bank or other regulated subsidiaries, taxes, depreciation and amortization), adjusted to exclude as applicable, certain non-recurring items and the impact of depreciation and amortization, plus the cash impact of changes in net working capital, less capital expenditures.

Each of adjusted EBITDA, non-GAAP adjusted net income, non-GAAP adjusted earnings per share, and levered and unlevered free cash flows, as presented above, is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. This information was prepared in connection with the evaluation of the merger and not for external disclosure. Additionally, non-GAAP financial measures as presented for TD Ameritrade may not be comparable to similarly titled measures reported by other companies.

TD Ameritrade Projections for TD Ameritrade

In connection with the evaluation of the merger, TD Ameritrade senior management prepared certain financial projections for fiscal years 2020 through 2023, referred to in this joint proxy statement/prospectus as the TD Ameritrade base projections, which were provided to the strategic development committee and its financial advisors, as well as to Schwab and its financial advisor. At the direction of the strategic development committee, three sets of financial projections for calendar years 2020 through 2023, which are referred to in this joint proxy statement/prospectus as the Case 1 projections, the Case 2 projections and the Case 3 projections, respectively and, collectively, as the TD Ameritrade projections for TD Ameritrade, were developed and used by PJT Partners and Piper Sandler, in each case reflecting certain adjustments to the TD Ameritrade base projections. The TD Ameritrade projections for TD Ameritrade were approved by the strategic development committee for PJT Partners’ and Piper Sandler’s use for the purpose of performing financial analyses in connection with their respective fairness opinions. See “—Opinions of the Strategic Development Committee’s Financial Advisors” beginning on page 127 of this joint proxy statement/prospectus.

The Case 3 projections were developed based on the TD Ameritrade base projections, adjusted based on the assumed value attributed to the existing insured deposit account agreement on a standalone basis. Such adjustment reflects the same assumptions with respect to the existing insured deposit account agreement that were used across all of the TD Ameritrade projections for TD Ameritrade, including an assumed positive revenue impact to TD Ameritrade in respect of deposit balances subject to the existing insured deposit account agreement beginning in July 2021 based on a potential renegotiation or non-renewal of the existing insured deposit account agreement and assuming $104 billion in total balances with no future growth in such deposit balances and a deposit run-off schedule as provided by TD Ameritrade senior management. These assumptions related to the value attributed to the existing insured deposit account agreement on a standalone basis were approved by the strategic development committee for PJT Partners’ and Piper Sandler’s use based on, among other things, the substantial work and analysis performed by the strategic development committee, its members and the outside independent directors committee of the TD Ameritrade board of directors over a multi-year period in analyzing the marketplace and demand for sweep deposits, with the advice and analysis of their financial advisors, and the strategic development committee’s resulting knowledge of and familiarity with that marketplace.

The Case 2 projections were developed in the same manner as the Case 3 projections, adjusted to exclude the impact of certain new business initiatives that TD Ameritrade senior management had assumed would deliver incremental revenue. The Case 1 projections were developed in the same manner as the Case 2 projections, adjusted to also include an adjustment for potential continued downward pressure on certain transaction-based revenues.

Based on the TD Ameritrade projections for TD Ameritrade, PJT Partners and Piper Sandler derived certain estimates for levered free cash flow, which were approved by the strategic development committee for use in PJT Partners’ and Piper Sandler’s financial analyses.

The following table presents a summary of the TD Ameritrade projections for TD Ameritrade and the levered free cash flows derived therefrom:

	Year Ending December 31,
	2020E	2021E	2022E	2023E
	(dollars in millions)
Case 1 projections (1)
Net revenue	$4,405	$4,760	$5,258	$5,746
Adjusted net income (2)	$1,227	$1,445	$1,745	$2,030
Levered free cash flow (3)
TD Ameritrade standalone	$1,261	$1,528	$1,787	$2,035
IDA standalone (4)	$—	$25	$76	$115

	$1,261	$1,554	$1,863	$2,151
Case 2 projections (1)
Net revenue	$5,172	$5,521	$6,019	$6,507
Adjusted net income (2)	$1,626	$1,840	$2,139	$2,424
Levered free cash flow (3)
TD Ameritrade standalone	$1,660	$1,923	$2,181	$2,429
IDA standalone (4)	$—	$25	$76	$115

	$1,660	$1,948	$2,258	$2,545
Case 3 projections (1)
Net revenue	$5,235	$5,659	$6,224	$6,766
Adjusted net income (2)	$1,668	$1,928	$2,263	$2,576
Levered free cash flow (3)
TD Ameritrade standalone	$1,702	$2,011	$2,305	$2,581
IDA standalone (4)	$—	$25	$76	$115

	$1,702	$2,037	$2,381	$2,697

(1)	TD Ameritrade unaudited prospective financial information was prepared as of November 2019.
(2)

Adjusted net income is a non-GAAP financial measure. For purposes of the TD Ameritrade projections for TD Ameritrade, adjusted net income is defined as net income adjusted to remove the after-tax effect of amortization of acquired intangible assets and acquisition related expenses, consistent with Non-GAAP Net Income as such term is defined in the TD Ameritrade 2019 10-K.

(3)

Levered free cash flow is a non-GAAP financial measure generally defined as the amount, for a specified period, calculated as non-GAAP adjusted net income, adjusted as applicable for depreciation and amortization and less capital expenditures.

(4)

IDA standalone refers to the assumed incremental value of a potential renegotiation of the existing insured deposit account agreement on a standalone basis which was approved by the strategic development committee for use in PJT Partners’ and Piper Sandler’s financial analyses.

Each of adjusted net income and levered free cash flow, as presented above, is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. This information was prepared in connection with the evaluation of the merger and not for external disclosure. Additionally, non-GAAP financial measures as presented for TD Ameritrade may not be comparable to similarly titled measures reported by other companies.

Wall Street Consensus Projections

In connection with the evaluation of the merger, the TD Ameritrade board of directors, the strategic development committee and the strategic development committee’s financial advisors reviewed and considered certain publicly available forecasts of future performance concerning each of TD Ameritrade and Schwab, derived from a consensus of selected sell side research analysts that were identified by PJT Partners and Piper Sandler, which are referred to in this joint proxy statement/prospectus as the TD Ameritrade Wall Street consensus projections and the Schwab Wall Street consensus projections, respectively, and collectively as the Wall Street consensus projections. The Wall Street consensus projections were not internally prepared or adopted by TD Ameritrade management or Schwab management, but were based on projections by independent sell side analysts not affiliated with TD Ameritrade or Schwab, for purposes unrelated to the management of TD Ameritrade’s or Schwab’s business or the merger. At the direction and with the approval of the strategic development committee, PJT Partners and Piper Sandler performed certain financial analyses using the Wall Street consensus projections to inform the strategic development committee’s evaluation of TD Ameritrade’s standalone alternatives.

The following table presents a summary of the TD Ameritrade Wall Street consensus projections:

	Year Ending December 31,
	2020E	2021E	2022E	2023E
	(dollars in millions)
Wall Street consensus projections
Net revenue	$5,055	$5,146	$5,375	$5,605
Adjusted net income (1)	$1,571	$1,681	$1,814	$1,946

(1)

Adjusted net income is a non-GAAP financial measure. For purposes of the TD Ameritrade Wall Street consensus projections, PJT Partners and Piper Sandler assumed adjusted net income is defined as net income adjusted to remove the after-tax effect of amortization of acquired intangible assets and acquisition related expenses, consistent with Non-GAAP Net Income as such term is defined in the TD Ameritrade 2019 10-K.

The following table presents a summary of the Schwab Wall Street consensus projections:

	Year Ending December 31,
	2020E	2021E	2022E	2023E
	(dollars in millions)
Wall Street consensus projections
Net revenue	$10,394	$10,783	$11,301	$12,015
Adjusted net income	$3,383	$3,580	$3,942	$4,280

(1)

Adjusted net income is a non-GAAP financial measure. For purposes of the Schwab Wall Street consensus projections, net income has been adjusted for any one time items, amortization of intangibles and acquisition costs and other non-GAAP adjustments as deemed applicable by Wall Street equity research analysts.

Adjusted net income, as presented in the two tables immediately above, is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. This information was prepared in connection with the evaluation of the merger and not for external disclosure. Additionally, non-GAAP financial measures as presented for TD Ameritrade may not be comparable to similarly titled measures reported by other companies.

Schwab Projections for the Combined Company

In connection with Schwab’s evaluation of the merger, Schwab management made available to Credit Suisse certain financial forecasts and unaudited prospective financial information relating to Schwab and TD Ameritrade as a combined company, assuming completion of the merger, which are referred to in this joint proxy statement/prospectus as the Schwab projections for the combined company. The Schwab projections for the combined company were prepared by Schwab management by combining the Schwab projections for Schwab and the Schwab projections for TD Ameritrade, and adjusting the combined projections based on the Schwab estimated synergies referred to in “—Projections of Certain Estimated Potential Synergies Attributable to the Merger” beginning on page 153 of this joint proxy statement/prospectus. The Schwab projections for the combined company were provided to Credit Suisse, who was directed to use and rely upon such projections for purposes of providing advice to the Schwab board of directors in connection with the merger.

Based on the Schwab projections for the combined company and guidance from Schwab, Credit Suisse derived the following estimates for distributable cash flows of the combined company, which were approved by Schwab for use in Credit Suisse’s combined company discounted cash flow analysis:

		Year Ending December 31,
	Q4 2019E	1H 2020E	2H 2020E	2021E	2022E	2023E	2024E
	(dollars in millions)
Distributable cash flows (1)	223	497	2,852	3,778	4,230	5,347	N/A

(1)

Distributable cash flows is a non-GAAP financial measure defined generally as the amount, for a specified period, of the maximum amount of cash flows available for distribution out of the company, calculated as the ending amount of Tier 1 capital less regulatory capital requirement or target set by the company. Distributable cash flows presented for Q4 2019E and 1H 2020E relate to Schwab on a stand-alone basis.

Distributable cash flows, as presented above, is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. This information was prepared in connection with the evaluation of the merger and not for external disclosure. Additionally, non-GAAP financial measures as presented for Schwab or TD Ameritrade may not be comparable to similarly titled measures reported by other companies.

Projections of Certain Estimated Potential Synergies Attributable to the Merger

Schwab’s management prepared and provided to the Schwab board of directors and Schwab’s financial advisor estimates of $1.8 to $2.0 billion of annual run-rate cost synergies, to be achieved on a run-rate basis by the combined company by the end of three years following the completion of the merger and $3.5-$4.0 billion in total ultimate annual run-rate synergies, which collectively are referred to in this joint proxy statement/prospectus as the Schwab estimated synergies, which estimates were approved by Schwab management for use by Credit Suisse for purposes of providing advice to the Schwab board of directors in connection with the merger. The Schwab estimated synergies were based on, among other things, the due diligence Schwab conducted on Schwab’s and TD Ameritrade’s historical and current financial positions and business endeavors.

TD Ameritrade’s management prepared and provided to the strategic development committee and its financial advisors estimates of annual run-rate synergies, including $1.9 to $2.2 billion of estimated run-rate cost synergies, to be realized by the combined company over two years following the completion of the merger. In addition, prior to the preparation of the Schwab estimated synergies, Schwab’s management had provided to the strategic development committee and its financial advisors preliminary estimates, which were subject to further diligence, of annual run-rate cost synergies of approximately $1.7 billion to be realized by the combined company within three years following the completion of the merger. The annual run-rate synergies described in the two preceding sentences are collectively referred to in this joint proxy statement/prospectus as the TD Ameritrade estimated synergies, which estimates were in each case approved by the strategic development committee for use by PJT Partners and Piper Sandler for purposes of providing advice to the strategic development committee in connection with the merger.

Each of the Schwab estimated synergies and the TD Ameritrade estimated synergies assumed that the expected benefits of the merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the completion of the merger. In addition, the Schwab estimated synergies and the TD Ameritrade estimated synergies assumed the effectiveness of the insured deposit account agreement, pursuant to which the servicing fee paid by Schwab on balances within the insured deposit account agreement will be reduced by 10 basis points and, beginning in 2021, Schwab can begin to reduce deposit balances and instead sweep those funds to Schwab’s own depository institutions and pick up incremental positive spread. The estimated cost synergies are expected to come primarily from cost savings in operational synergies, infrastructure optimization and elimination of duplicative corporate structures.

General

The summaries of the parties’ respective projections included above are provided to give the parties’ respective stockholders access to certain nonpublic information that was made available to the parties and their respective boards of directors and financial advisors in connection with the parties’ evaluation of the merger. The parties’ projections were, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. While presented with numerical specificity, the parties’ projections reflect numerous assumptions and estimates that the parties preparing such projections made in good faith at the time such projections were prepared with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the applicable party. These assumptions are inherently uncertain, were made as of the date the parties’ projections were prepared, and may not be reflective of actual results, either since the date such projections were prepared, now or in the future, in light of changed circumstances, economic conditions, or other developments. None of TD Ameritrade, Schwab, or, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the parties’ projections were prepared. The parties’ projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Schwab or TD Ameritrade, as applicable.

Important factors that may affect actual results and cause the parties’ projections not to be achieved include risks and uncertainties relating to Schwab’s and TD Ameritrade’s businesses (including their abilities to achieve their respective strategic goals, objectives and targets over applicable periods; industry conditions; the regulatory environment; general business and economic conditions; and other factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 71 and 83, respectively, of this joint proxy statement/prospectus, as well as the risk factors with respect to Schwab’s and TD Ameritrade’s respective businesses contained in their most recent SEC filings, which readers are urged to review and which may be found as described under “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus). In addition, the parties’ projections cover multiple future years, and such information by its nature is less reliable in predicting each successive year. The parties’ projections also do not take into account any circumstances or events occurring after the date on which they were prepared, and do not give effect to the transactions contemplated by the merger agreement, including the merger, except that, as described above, the Schwab projections for the combined company and the synergies referred to in “—Projections of Certain Estimated Potential Synergies Attributable to the Merger” give effect to the completion of the merger. In particular and without limiting the foregoing, the projections, including the Wall Street consensus projections, as well as the other financial information included or incorporated by reference in this joint proxy statement/prospectus, was prepared prior to the global coronavirus pandemic, which has caused extreme instability and volatility in the financial markets and has had and may continue to have widespread economic impacts, and has contributed to a significant variance in the trading prices of Schwab common stock and TD Ameritrade common stock, and such effects, changes and potential future effects and changes are not reflected in the projections or any such other information. Continued financial market volatility will largely depend on future developments, which Schwab and TD Ameritrade cannot accurately predict or control, including new information which may emerge concerning the severity of the coronavirus pandemic, the effectiveness or ineffectiveness of governmental and private actions taken to contain or treat the coronavirus pandemic, and reactions by companies, consumers, investors, governmental entities and financial markets to such actions. The projections and such other information and the underlying assumptions do not reflect, nor do the financial analyses and opinions of Schwab’s and TD Ameritrade’s respective financial advisors authorized to be prepared based upon such projections and such other information and the underlying assumptions reflect, any of these effects, changes or developments on Schwab, TD Ameritrade or the combined company, the ultimate impact of which on Schwab, TD Ameritrade and the combined company is beyond the control of Schwab, TD Ameritrade and the combined company and cannot be accurately predicted as of the date of this joint proxy statement/prospectus. For a description of certain of the risks that these effects, changes and developments may have on Schwab, TD Ameritrade, or the combined company, see “Risk Factors” beginning on page 71. Further, the parties’ projections reflect assumptions as to the business decisions that are subject to change. As a result, actual results may differ materially from those contained in the parties’ projections. Accordingly, there can be no assurance that the parties’ projections will be realized or that actual results will not be significantly less favorable than projected.

The parties’ projections were not prepared with a view toward complying with GAAP (including because certain metrics are non-GAAP measures as discussed above), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Schwab’s nor TD Ameritrade’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to either party’s projections, nor has any of them expressed any opinion or any other form of assurance on either party’s projections or the achievability of the results reflected in either party’s projections, and none of them assumes any responsibility for, and each of them disclaims any association with, either party’s projections. The reports of Schwab’s and TD Ameritrade’s independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to Schwab’s and TD Ameritrade’s historical financial information, respectively, and no such report extends to either party’s projections or should be read to do so.

The inclusion of the parties’ respective projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Schwab, TD Ameritrade or their respective affiliates, officers, directors, employees, advisors or other representatives considered either party’s projections to be predictive of actual future events, and the parties’ respective projections should not be relied on as such. None of Schwab, TD Ameritrade or their respective affiliates, officers, employees, directors, advisors or other representatives can give you any assurance that actual results will not differ from the parties’ respective projections, and none of Schwab, TD Ameritrade or their respective affiliates, officers, employees or directors undertakes any obligation to update or otherwise revise or reconcile either party’s projections to reflect circumstances existing after the date the parties’ respective projections were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the parties’ respective projections are not realized. Neither Schwab nor TD Ameritrade intends to publicly update or make any other revision to either party’s projections. None of Schwab, TD

Ameritrade or any of their respective affiliates, officers, employees, directors, advisors or other representatives has made or makes any representation to any Schwab stockholder, TD Ameritrade stockholder or any other person regarding Schwab’s or TD Ameritrade’s ultimate performance compared to either party’s projections or that the results reflected therein will be achieved. Neither Schwab nor TD Ameritrade has made any representation to the other, in the merger agreement or otherwise, concerning the parties’ respective projections. For the reasons described above, readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on either party’s projections.

Regulatory Approvals Required for the Merger

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act, any necessary approvals under the BHC Act or HOLA and receipt of certain other governmental consents and approvals.

U.S. Antitrust Filing

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file their respective HSR notifications with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their respective HSR notifications or the termination of that waiting period. The DOJ or FTC may issue a second request prior to the expiration of the initial waiting period, which extends the waiting period an additional 30 days following the date of the parties’ substantial compliance with the second request, unless such second waiting period is terminated earlier. On December 30, 2019, the parties filed their respective HSR notifications with the FTC and the DOJ, and on January 29, 2020, Schwab and TD Ameritrade received a second request from the DOJ with respect to the merger. Accordingly, the HSR waiting period will expire 30 days after Schwab and TD Ameritrade each certify their substantial compliance with the second request, unless earlier terminated by the DOJ. Under a timing agreement between the parties and the DOJ, the parties have agreed to provide additional time for the review of the transaction.

At any time before or after the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act, or before or after the merger is completed, the DOJ or the FTC may take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory concessions or conditions. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

Although neither Schwab nor TD Ameritrade believes that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

SEC Clearance

The completion of the merger is conditioned on the registration statement being declared effective and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose pending before the SEC.

New York Stock Exchange Listing

Pursuant to the merger agreement, the shares of Schwab common stock to be issued in the share issuance must have been approved for listing on the NYSE, subject to official notice of issuance prior to the completion of the merger.

Federal Reserve Board Filings

Schwab and TD Ameritrade have agreed not to complete the merger unless TD Bank receives the prior approval of the Federal Reserve Board pursuant to section 4 of the BHC Act. TD Bank must receive the prior approval of the Federal Reserve Board under section 4 of the BHC Act in order to receive the merger consideration since TD Bank would be acquiring 5% or more of a class of voting shares of Schwab. In considering a notice under section 4(j) of the BHC Act, the Federal Reserve Board must consider a number of factors, including the financial and managerial resources of the companies involved, the effect of the proposal on competition in the relevant markets, the risk to the stability of the United States banking or financial system, and the public benefits that would result from the proposal. The Federal Reserve Board would also take into account the record of performance of each depository institution subsidiary of TD Bank and Schwab in meeting the credit needs of the entire community, including low and moderate income neighborhoods. TD Bank submitted its notice to the Federal Reserve Board on December 23, 2019 and notice of TD Bank’s filing was published on January 2, 2020.

Under HOLA, a savings and loan holding company like Schwab is not required to obtain the prior approval of the Federal Reserve Board to acquire control or shares of another company engaged solely in activities permissible for a savings and loan holding company under HOLA or that are permissible for a bank holding company under section 4(c) of the BHC Act, so long as the acquisition would not result in the savings and loan holding company commencing any new activity. While Schwab’s obligation to complete the merger is conditioned on receiving Federal Reserve Board approval under HOLA, to the extent such approval is necessary, Schwab does not currently believe that the prior approval of the Federal Reserve Board is required for its acquisition of TD Ameritrade. If such approval were required, however, the Federal Reserve would likely analyze the application based upon statutory criteria similar to those that apply under section 4(j) of the BHC Act.

The completion of the merger is also conditioned on the receipt of the noncontrol determinations. Additionally, pursuant to the letter agreement, which is described under “The Letter Agreement” beginning on page 199 of this joint proxy statement/prospectus, Schwab and TD Ameritrade have agreed with TD Bank that they will not (i) waive certain conditions to the closing of the merger that would adversely affect TD Bank or (ii) complete the merger unless certain conditions (primarily related to the noncontrol determinations and other regulatory approvals required by TD Bank) are satisfied. The parties continue to discuss the noncontrol determinations with the Federal Reserve Board.

Maine Bureau of Financial Institutions Approval

To acquire control of TD Ameritrade Trust Company, the Maine-licensed trust company subsidiary of TD Ameritrade, Schwab must receive approval from the Superintendent of the Maine Bureau of Financial Institutions.

FINRA Approval

Under the terms of the merger agreement, TD Ameritrade is obligated to cause each of TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. to prepare and submit an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership or control of each of TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. The applications were filed with FINRA on March 19, 2020. Schwab must, and must cause its affiliates to, timely provide to TD Ameritrade all information required to respond to any further FINRA requests. Prior approval from FINRA of such applications is a condition to the completion of the merger.

DTCC Notification

TD Ameritrade is required to cause TD Ameritrade Clearing, Inc. to submit to the DTCC on behalf of each of the DTC and the NSCC written notification regarding the change of ownership and control of TD Ameritrade

Clearing, Inc. contemplated by the merger agreement and the transactions thereunder consistent with the requirements of the rules of each of DTC and NSCC. TD Ameritrade must have submitted such notifications to DTCC at least 90 days prior to the completion of the merger, or DTCC shall have confirmed to TD Ameritrade Clearing, Inc. in writing that the transactions contemplated by the merger agreement may be effected notwithstanding DTCC having less than 90 days’ prior notice.

NFA Notification

As a condition to the completion of the merger, TD Ameritrade must cause TD Ameritrade Futures & Forex LLC to notify the National Futures Association, which is referred to in this joint proxy statement/prospectus as the NFA, of the change of ownership and control of TD Ameritrade Futures & Forex LLC.

Other Regulatory Notifications

At least 30 days prior to the completion of the merger, TD Ameritrade must cause TD Ameritrade, Inc., TD Ameritrade Clearing, Inc. and TD Ameritrade Futures & Forex LLC to submit written notification regarding the change of ownership and control of each entity to any self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Exchange Act, any “self-regulatory organization” as such term is defined in U.S. Commodity Futures Trading Commission Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization, each of which is referred to in this joint proxy statement/prospectus as an SRO, of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a broker-dealer.

SFC Consent

Pursuant to the merger agreement, TD Ameritrade must obtain consent from the SFC for Schwab to become the substantial shareholder, as defined under the SFO, of TD Ameritrade Holding Corporation Hong Kong Limited, a subsidiary of TD Ameritrade, as contemplated under the merger agreement by filing the new substantial shareholder application and information on Schwab specified under section 402 of the SFO together with any other information required by the SFC.

TD Ameritrade must also obtain consent from the SFC for the new “responsible officer(s)” nominated by Schwab to be the responsible officers, as required under the SFO, of the regulated activities of TD Ameritrade Holding Corporation Hong Kong Limited.

Monetary Authority of Singapore Consent

As a condition to the completion of the merger, Schwab and Merger Sub must receive all required consents from the Monetary Authority of Singapore prior to completion of the merger.

Other Governmental Approvals

Schwab and TD Ameritrade are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described in this section. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Efforts to Obtain Regulatory Approvals

Schwab and TD Ameritrade have agreed in the merger agreement to use their respective reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be. However, Schwab’s obligation to use reasonable best efforts to obtain regulatory approvals required to complete the merger does not require Schwab to:

•

propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Schwab, TD Ameritrade or any of their respective subsidiaries or any of Schwab’s affiliates, or any interest therein, or agree to any other structural or conduct remedy, if such action would reasonably be expected to have a material adverse effect on Schwab, TD Ameritrade and their respective subsidiaries, taken as a whole, in each case measured on a scale relative to the size of TD Ameritrade and its subsidiaries, taken as a whole;

•

otherwise take or commit to take any actions that would limit Schwab’s, TD Ameritrade’s or any of their respective subsidiaries’ or any of Schwab’s affiliates’ freedom of action with respect to, or its or their ability to retain any of their respective assets, properties, products, rights, services or businesses, or any interest or interests therein, if such action would reasonably be expected to have a material adverse effect on Schwab, TD Ameritrade and their respective subsidiaries, taken as a whole, in each case measured on a scale relative to the size of TD Ameritrade and its subsidiaries, taken as a whole;

•	take any action that would result in a control event;

•	agree to any modification of the insured deposit account agreement, other than any modifications that would solely reduce the amount of deposits swept to the TD subsidiary banks thereunder; or

•	commence any litigation against, or defend any litigation commenced by, any governmental authority.

Timing

There can be no assurances that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of such approvals, the ability to obtain such approvals on satisfactory terms or the absence of any litigation challenging such approvals. Subject to certain conditions below, if the merger is not completed on or before the initial end date (November 24, 2020), or, at the election of either Schwab or TD Ameritrade if certain conditions related to the receipt of regulatory approvals have not been satisfied, by the extended end date (May 24, 2021), either Schwab or TD Ameritrade may terminate the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 182 of this joint proxy statement/prospectus.

No Appraisal Rights

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

Holders of shares of TD Ameritrade common stock will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Shares of TD Ameritrade common stock are listed on NASDAQ as of the record date, and TD Ameritrade stockholders will receive Schwab common shares pursuant to the merger agreement and cash in lieu of fractional shares. Approval for the listing of the shares of Schwab common stock on the NYSE is a condition to completion of the merger.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. As a result, the recorded assets and liabilities of Schwab will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of TD Ameritrade will be adjusted to their respective estimated fair values at the closing date of the merger, unless an exception from fair value accounting applies. In addition, all identified intangible assets will be recorded at estimated fair value and included as part of the net assets acquired. Any excess of the purchase price over the net assets acquired are recorded as goodwill. The purchase price will be based on the fair value of Schwab’s common stock to be issued to TD Ameritrade stockholders in connection with the merger and the fair value of the replaced TD Ameritrade equity awards attributable to pre-combination services. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite-lived intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of TD Ameritrade being included in the operating results of Schwab beginning from the closing date of the merger.

Listing of Shares of Schwab Common Stock and Delisting and Deregistration of Shares of TD Ameritrade Common Stock

Application will be made to have the shares of Schwab common stock to be issued in the merger approved for listing on the NYSE, where shares of Schwab common stock are currently traded. If the merger is completed, shares of TD Ameritrade common stock will no longer be listed on NASDAQ and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

As of April 17, 2020, six complaints had been filed by purported TD Ameritrade stockholders challenging the merger. The first, a putative class action complaint, was filed by Michael Kent in the United States District Court for the District of Delaware and is captioned Kent v. TD Ameritrade Holding Corporation et al., case number 1:20-cv-00388. In addition, Kent v. TD Ameritrade Holding Corporation et al. names as defendants Schwab, Merger Sub and each member of the TD Ameritrade board of directors. The second complaint, filed in the United States District Court for the District of Delaware by Shiva Stein individually, is captioned Stein v. TD Ameritrade Holding Corporation et al., case number 1:20-cv-00410. In addition, Stein v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The third complaint, filed in the United States District Court for the District of New Jersey by Marc Roth individually, is captioned Roth v. TD Ameritrade Holding Corporation et al., case number 2:20-cv-03425. In addition, Roth v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The fourth complaint, filed in the United States District Court for the District of New Jersey by Harold Litwin individually, is captioned Litwin v. TD Ameritrade Holding Corporation et al., case number 2:20-cv-03569. In addition, Litwin v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The fifth complaint, a putative class action complaint filed in the United States District Court for the District of New Jersey by Audrey Bernstein, is captioned Bernstein v. TD Ameritrade Holding Corporation et al., case number 2:20-cv-03695. In addition, Bernstein v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors and Schwab. The sixth complaint, filed in the United States District Court for the Southern District of New York by Glenn Garrison individually, is captioned Garrison v. TD Ameritrade Holding Corporation et al., case number 1:20-cv-02850. In addition, Garrison v. TD Ameritrade Holding Corporation et al. names as defendants each member of the TD Ameritrade board of directors. The complaints generally allege, among other things, that the defendants authorized the filing of a materially incomplete and misleading registration statement. In addition to costs and attorneys’ fees, the lawsuits seek to enjoin the vote of TD Ameritrade stockholders and the closing of the acquisition; and in the event the transaction is consummated, to set aside the transaction and/or obtain rescissionary or other damages. Defendants believe that the complaints are without merit.

In addition, a purported TD Ameritrade stockholder has made a demand pursuant to Section 220 of the DGCL to inspect certain books and records of TD Ameritrade relating to the proposed merger.

There can be no assurances that additional complaints or demands will not be filed or made with respect to the merger. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, neither TD Ameritrade nor Schwab will necessarily announce them.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Explanatory Note

The merger agreement and the summary of its terms and conditions in this joint proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The merger agreement and the summary of its terms are not intended to provide any other factual information about Schwab, Merger Sub, TD Ameritrade or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement were made by Schwab, Merger Sub and TD Ameritrade only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the merger agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Schwab, Merger Sub, TD Ameritrade or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, covenants and agreements may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Schwab’s or TD Ameritrade’s public disclosures.

For the foregoing reasons, the representations, warranties, covenants and agreements and any description of those provisions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for a transaction in which Merger Sub will merge with and into TD Ameritrade, upon the terms and subject to the conditions set forth in the merger agreement. TD Ameritrade will be the surviving corporation in the merger and will, following completion of the merger, be a wholly owned subsidiary of Schwab.

After completion of the merger, the certificate of incorporation set forth as Exhibit A to the merger agreement and the by-laws of Merger Sub in effect immediately prior to the effective time of the merger will be the certificate of incorporation and by-laws, respectively, of the surviving corporation, in each case, until amended in accordance with applicable law and the certificate of incorporation and by-laws, as applicable. After completion of the merger, the directors of Merger Sub and the officers of TD Ameritrade immediately prior to the effective time of the merger will be the directors and officers, respectively, of the surviving corporation, in each case, until their successors are duly elected or appointed and qualified in accordance with the surviving corporation’s certificate of incorporation, by-laws and applicable law.

Completion and Effectiveness of the Merger

The merger will be completed and become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as agreed to by Schwab and TD Ameritrade and specified in the certificate of merger). Unless another date and time are agreed to by Schwab and TD Ameritrade, completion of the merger will occur on the third business day following satisfaction or, to the extent permitted by applicable law, waiver of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at completion of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the time of completion of the merger) described under “—Conditions to Completion of the Merger” beginning on page 166 of this joint proxy statement/prospectus.

As of the date of this joint proxy statement/prospectus, Schwab and TD Ameritrade expect that the merger will be completed in the second half of 2020. However, completion of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to completion of the merger, which are summarized below. There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before the initial end date, either Schwab or TD Ameritrade may terminate the merger agreement, unless all conditions to completion of the merger have been satisfied (or in the case of conditions that by their terms are to be satisfied at completion of the merger, are capable of being satisfied on that date) or waived on the initial end date other than certain conditions relating to regulatory approvals and either Schwab or TD Ameritrade elects to extend the initial end date to May 24, 2021, the extended end date, in which case, if the merger is not completed on or before the extended end date, either Schwab or TD Ameritrade may terminate the merger agreement. The right to terminate the merger agreement after the initial end date or the extended end date, as applicable, or to extend the initial end date, will not be available to Schwab or TD Ameritrade, as applicable, if that party’s breach of any provision of the merger agreement resulted in the failure of the merger to be completed by either the initial end date or the extended end date. See “—Conditions to Completion of the Merger” and “—Termination of the Merger Agreement” beginning on pages 166 and 182, respectively, of this joint proxy statement/prospectus.

Merger Consideration

At completion of the merger, each share of TD Ameritrade common stock outstanding immediately prior to the effective time of the merger (except for shares of TD Ameritrade common stock held by TD Ameritrade as treasury stock or by Schwab (other than any fiduciary shares) which will be cancelled without payment) will automatically be converted into the right to receive 1.0837 shares of Schwab common stock (with cash payable in lieu of any fractional shares as described under “—Fractional Shares”); provided, however, that if the shares of Schwab common stock issuable in respect of shares of TD Ameritrade common stock owned by TD Bank and its affiliates as of immediately prior to the effective time of the merger, together with any other shares of Schwab common stock then owned by TD Bank and its affiliates, would equal a number of shares of Schwab common stock exceeding the voting limitation percentage, of the issued and outstanding shares of Schwab common stock as of immediately following the effective time of the merger, then TD Bank will receive one share of Schwab nonvoting common stock in lieu of each such excess share of Schwab common stock.

If, between the date of the merger agreement and the effective time of the merger, any change in the outstanding shares of capital stock of Schwab or TD Ameritrade occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the merger consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted to eliminate the effect of such event thereon.

Fractional Shares

No fractional shares of Schwab common stock will be issued to any holder of shares of TD Ameritrade common stock upon completion of the merger. Instead, all fractional shares of Schwab common stock that a holder of shares of TD Ameritrade common stock would otherwise be entitled to receive as a result of the merger will be aggregated and, if a fractional share results from that aggregation, the holder will be entitled to receive cash in an amount determined by multiplying that fraction by the Schwab closing price in lieu of that fractional share. No interest will be paid or accrued on cash payable in lieu of fractional shares of Schwab common stock.

Procedures for Surrendering TD Ameritrade Stock Certificates

The conversion of TD Ameritrade common stock into the right to receive the merger consideration will occur automatically at completion of the merger. Prior to completion of the merger, Schwab will appoint an exchange agent and enter into an exchange agent agreement with the exchange agent providing for the exchange agent to handle the exchange of shares of TD Ameritrade common stock represented by certificates, each of which is referred to in this joint proxy statement/prospectus as a certificate, and uncertificated shares of TD Ameritrade common stock, each of which is referred to in this joint proxy statement/prospectus as an uncertificated share, for the merger consideration. As of the effective time of the merger, Schwab will deposit with the exchange agent, for the benefit of the holders of shares of TD Ameritrade common stock, for exchange, evidence of shares in book-entry form representing the Schwab common shares issuable in exchange for outstanding shares of TD Ameritrade common stock. Schwab will also make available to the exchange agent, from time to time as needed, additional cash sufficient to pay any dividends or other distributions to which holders of shares of TD Ameritrade common stock are entitled pursuant to the merger agreement or cash in lieu of any fractional share of Schwab common stock to which any of those holders are entitled pursuant to the merger agreement. Promptly after the effective time of the merger, Schwab will, or will cause the exchange agent to, send to each holder of certificates a letter of transmittal and instructions explaining how to surrender those certificates or transfer uncertificated shares to the exchange agent.

TD Ameritrade stockholders who submit a properly completed letter of transmittal, together with their certificates (in the case of certificated shares) or other evidence of transfer requested by the exchange agent (in the case of a book-entry transfer of uncertificated shares), will receive the merger consideration into which the shares of TD Ameritrade common stock were converted in the merger. The Schwab common shares constituting part of the merger consideration will be delivered to TD Ameritrade stockholders in uncertificated book-entry form unless a physical certificate is required under applicable law. After completion of the merger, each certificate that previously represented shares of TD Ameritrade common stock and each uncertificated share that previously was registered to a holder on TD Ameritrade’s stock transfer books, except for shares of TD Ameritrade common stock held by TD Ameritrade as treasury stock or by Schwab (other than any fiduciary shares), will only represent the right to receive the merger consideration into which those shares of TD Ameritrade common stock have been converted (and cash in lieu of any fractional shares of Schwab common stock as described under “—Fractional Shares”, and any dividends on the Schwab common shares into which such shares of TD Ameritrade common stock have been converted as described below under “—Procedures for Surrendering TD Ameritrade Stock Certificates”).

Neither Schwab nor TD Ameritrade will be responsible for transfer or other similar taxes and fees incurred by holders of TD Ameritrade common stock in connection with the merger. Those taxes and fees, if any, will be the sole responsibility of such TD Ameritrade stockholders. In addition, if there is a transfer of ownership of TD Ameritrade common stock that is not registered in the records of TD Ameritrade’s transfer agent, payment of the merger consideration as described above (and cash in lieu of any fractional shares of Schwab common stock as described under “—Fractional Shares”, and any dividends on the Schwab common shares into which such shares of TD Ameritrade common stock have been converted as described below under “—Procedures for Surrendering TD Ameritrade Stock Certificates”) will be made to a person other than the person in whose name the certificate or uncertificated share so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer or the uncertificated share is properly transferred, and the person requesting such payment must pay to the exchange agent any transfer or other similar taxes required as a result of such payment or satisfy the exchange agent that any transfer or other similar taxes have been paid or are not payable.

After completion of the merger, Schwab will not pay dividends with a record date on or after the effective time of the merger to any holder of any certificates or uncertificated shares with respect to the Schwab common shares into which such shares of TD Ameritrade common stock have been converted until the holder surrenders the certificates or transfers the uncertificated shares in accordance with the merger agreement. However, once those certificates or uncertificated shares are surrendered or transferred, Schwab will pay to the holder, without interest, any dividends on the Schwab common shares into which such shares of TD Ameritrade common stock have been converted with a record date on or after the effective time of the merger that have been paid prior to such surrender or transfer, as applicable.

Treatment of TD Ameritrade Equity Awards

TD Ameritrade Options

At the effective time of the merger, each outstanding TD Ameritrade option, whether vested or unvested, will be assumed by Schwab and become, as of the effective time of the merger, an option to purchase shares of Schwab common stock, on the same terms and conditions as applied to such TD Ameritrade option immediately prior to the effective time of the merger, except that (a) the number of shares of Schwab common stock subject to such assumed TD Ameritrade option will equal the product of (i) the number of shares of TD Ameritrade common stock that were subject to such TD Ameritrade option immediately prior to the effective time of the merger, multiplied by (ii) the exchange ratio, rounded down to the nearest whole share, and (b) the per share exercise price will equal the quotient of (1) the exercise price per share of TD Ameritrade common stock at which such TD Ameritrade option was exercisable immediately prior to the effective time of the merger, divided by (2) the exchange ratio, rounded up to the nearest whole cent.

TD Ameritrade RSUs

At the effective time of the merger, each outstanding TD Ameritrade RSU, whether vested or unvested, will be assumed by Schwab and become a restricted stock unit award with respect to shares of Schwab common stock, on the same terms and conditions as applied to such TD Ameritrade RSU immediately prior to the effective time of the merger, except that the number of shares of Schwab common stock subject to such assumed TD Ameritrade RSU will equal the product of (a) the number of shares of TD Ameritrade common stock that were subject to such TD Ameritrade RSU prior to the effective time of the merger, multiplied by (b) the exchange ratio, rounded to the nearest whole share.

TD Ameritrade PSUs

At the effective time of the merger, each outstanding TD Ameritrade PSU will be converted into a restricted stock unit award of Schwab representing the right to receive shares of Schwab common stock with respect to each share of TD Ameritrade common stock underlying such TD Ameritrade PSU (with the number of shares of TD Ameritrade common stock earned to be determined based on the greater of (a) the actual level of achievement of the applicable performance goals as determined by the compensation committee of TD Ameritrade prior to the effective time of the merger using the information available as of the latest practicable date prior to the effective time of the merger and (b) the target level), except that the number of shares of Schwab common stock subject to such converted TD Ameritrade PSU will equal the product of (i) the number of shares of TD Ameritrade common stock that were subject to such TD Ameritrade PSU immediately prior to the effective time of the merger multiplied by (ii) exchange ratio, rounded to the nearest whole number of shares.

TD Ameritrade Director RSUs

At the effective time of the merger, each outstanding TD Ameritrade director RSU, whether vested or unvested, will vest, if unvested, and be cancelled and converted into the right to receive the merger consideration as if such TD Ameritrade director RSU had been settled in shares of TD Ameritrade common stock immediately prior to the effective time of the merger.

Listing of Shares of Schwab Common Stock

The merger agreement obligates Schwab to use its reasonable best efforts to cause the shares of Schwab common stock to be issued as part of the merger consideration to be listed on the NYSE no later than the effective time of the merger, subject to official notice of issuance. Approval for listing on the NYSE of the shares of Schwab common stock issuable to TD Ameritrade stockholders in the merger, subject only to official notice of issuance, is a condition to the obligations of Schwab, TD Ameritrade and Merger Sub to complete the merger.

Governance Matters Following Completion of the Merger

To the extent that such director representation is consistent with receipt of the noncontrol determinations, Schwab will take all necessary action to cause, effective as of the effective time of the merger, Mr. Todd M. Ricketts, who has been designated by TD Ameritrade, and two individuals designated by TD Bank to be appointed to the Schwab board of directors, including, to the extent necessary, by increasing the size of the Schwab board of directors, provided that such individuals meet (i) the director qualification and eligibility criteria of the nominating and corporate governance committee of the Schwab board of directors and (ii) any applicable requirements or standards that may be imposed by a regulatory agency for service on the Schwab board of directors, and will otherwise be reasonably acceptable to the nominating and corporate governance committee of the Schwab board of directors.

Conditions to Completion of the Merger

Mutual Conditions to Completion

The obligation of each of Schwab, TD Ameritrade and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver (provided that the condition in the first bullet below may not be waived)) of a number of conditions, including the following:

•

the affirmative vote of (i) the holders of a majority of the shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting approving and adopting the merger agreement and (ii) the holders (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of a majority of the shares of TD Ameritrade common stock (other than shares of TD Ameritrade common stock held by TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) outstanding and entitled to vote at the TD Ameritrade special meeting approving and adopting the merger agreement;

•

the affirmative vote of (i) the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via the Schwab meeting website or by proxy approving the share issuance (which meets or exceeds the minimum requirement under the rules of the NYSE of the affirmative vote of a majority of the votes cast by holders of shares of Schwab common stock) and (ii) the holders of a majority of the shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting approving the Schwab charter amendment;

•

absence of (x) any order, injunction or decree of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement and (y) any statute, rule or regulation enacted, entered, promulgated or enforced by any governmental authority or otherwise in effect which prohibits or makes illegal the completion of the merger or any of the other transactions contemplated by the merger agreement;

•

effectiveness of the registration statement for the shares of Schwab common stock being issued in the merger (of which this joint proxy statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness or any proceedings for that purpose pending before the SEC; and

•	approval for the listing on the NYSE of the shares of Schwab common stock to be issued in the merger, subject only to official notice of issuance.

Additional Conditions to Completion for the Benefit of Schwab and Merger Sub

In addition to the conditions of all parties’ obligations, the obligation of each of Schwab and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Schwab) of the following conditions:

•

the accuracy of the representations and warranties made in the merger agreement by TD Ameritrade as of the date of the merger agreement and as of the date of completion of the merger, subject to certain materiality thresholds;

•	performance in all material respects by TD Ameritrade of the obligations required to be performed by it at or prior to the effective time of the merger;

•

the absence since the date of the merger agreement of any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on TD Ameritrade;

•	receipt of a certificate from an executive officer of TD Ameritrade as to the satisfaction of the conditions described in the preceding three bullets;

•

both (i) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act and (ii) certain governmental authorizations having been made or obtained, as applicable, and being in full force and effect, in each case without the imposition of a burdensome condition; and

•

receipt from the Federal Reserve Board in form and substance reasonably satisfactory to Schwab or, as determined by Schwab in its sole discretion, other acceptable confirmation, of the noncontrol determinations (these requirements are described in more detail under “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 156 of this joint proxy statement/prospectus).

Additional Conditions to Completion for the Benefit of TD Ameritrade

In addition to the conditions to all parties’ obligations, the obligation of TD Ameritrade to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by TD Ameritrade) of the following conditions:

•

the accuracy of the representations and warranties made in the merger agreement by Schwab as of the date of the merger agreement and as of the date of completion of the merger, subject to certain materiality thresholds;

•	performance in all material respects by Schwab and Merger Sub of the obligations required to be performed by them at or prior to the effective time of the merger;

•

the absence since the date of the merger agreement of any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Schwab;

•	receipt of a certificate from an executive officer of Schwab as to the satisfaction of the conditions described in the preceding three bullets; and

•

both (i) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act and (ii) certain governmental authorizations having been made or obtained, as applicable, and being in full force and effect.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by TD Ameritrade, on the one hand, and Schwab, on the other hand, made solely for the benefit of the other, and that are subject in some cases to exceptions and qualifications, including, among other things, as to materiality and material adverse effect. Furthermore, the assertions embodied in those representations and warranties are qualified by information in the confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the agreement. See “—Definition of ‘Material Adverse Effect”’ beginning on page 169 of this joint proxy statement/prospectus for the definition of material adverse effect. The representations and warranties in the merger agreement relate to, among other things:

•	corporate existence, good standing and qualification to do business;

•	due authorization, execution and validity of the merger agreement and the applicable ancillary agreements;

•	governmental consents necessary to complete the merger;

•

absence of any conflict with or violation or breach of organizational documents, laws or regulations or agreements as a result of the execution, delivery or performance of the merger agreement, the ancillary agreements and completion of the merger and the other transactions contemplated by the merger agreement;

•	capitalization;

•	subsidiaries;

•	regulatory reports and filings and internal controls over financial reporting;

•	financial statements;

•	information provided by the applicable party for inclusion in disclosure documents to be filed with the SEC in connection with the merger;

•

conduct of business in the ordinary course of business consistent with past practice and absence of any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the applicable party;

•	absence of undisclosed material liabilities;

•	absence of pending or threatened legal proceedings and investigations;

•	compliance with laws, regulations, orders and permits;

•	material contracts;

•	tax matters;

•	employees and employee benefit plans and labor matters;

•	intellectual property and real property matters;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	certain stock ownership matters;

•	absence of any undisclosed broker’s or finder’s fees payable in connection with the merger;

•	receipt of opinions from financial advisors; and

•	inapplicability of anti-takeover statutes.

The representations and warranties in the merger agreement do not survive completion of the merger.

See “—Explanatory Note” beginning on page 162 of this joint proxy statement/prospectus.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by a “material adverse effect” standard with respect to the party making such representations and warranties.

For purposes of the merger agreement, “material adverse effect” means, with respect to Schwab or TD Ameritrade, as the case may be, any event, circumstance, development, change, or effect that, individually or in the aggregate, is or is reasonably likely to result in a material adverse effect on (i) the condition (financial or otherwise), assets, liabilities, business or results of operations of that party and its subsidiaries, taken as a whole, or (ii) the ability of that party and its subsidiaries to complete the merger on the terms set forth in the merger agreement or to perform their agreements and covenants thereunder, except, in the case of clause (i), to the extent resulting from, arising out of, or relating to any of the following:

•

any changes after the date of the merger agreement in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets;

•	any changes after the date of the merger agreement in conditions generally affecting the securities brokerage industry;

•

any decline, in and of itself, in the market price or trading volume of that party’s common stock (but not any facts or occurrences giving rise to or contributing to that decline that are not otherwise excluded from the definition of material adverse effect);

•

any failure, in and of itself, by that party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not any facts or occurrences giving rise to or contributing to that failure that are not otherwise excluded from the definition of material adverse effect);

•

the execution and delivery of the merger agreement, the public announcement or the pendency of the merger agreement (except with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of the merger agreement or the public announcement or pendency of the merger agreement);

•	any changes after the date of the merger agreement in any applicable law or generally accepted accounting principles (or authoritative interpretations thereof); or

•	any action or omission of a party to the merger agreement pursuant to the written consent of the other party to the merger agreement;

except, in the case of the first, second and sixth bullets in the immediately preceding list, to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on that party and its subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the securities brokerage industry.

Conduct of Business Pending the Merger

In general, except (i) as required by applicable law, (ii) as otherwise required or expressly permitted by the merger agreement or (iii) as consented to by Schwab (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain exceptions and qualifications, from the date of the merger agreement until the effective time of the merger, TD Ameritrade and its subsidiaries are required to conduct their business in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws. In addition, subject to the exceptions described in the preceding sentence, TD Ameritrade is required to use its reasonable best efforts to (i) preserve intact its business organization and relationships with clients, members, suppliers, licensors, licensees, governmental authorities with jurisdiction over its operations and other third parties having material business relationships with it and its subsidiaries, (ii) keep available the services of its present directors, officers and employees and (iii) maintain in effect all material governmental consents, approvals, permits or other confirmations necessary for the operation of TD Ameritrade’s or its subsidiaries’ business.

Without limiting the generality of the foregoing, except (i) as required by applicable law, (ii) as otherwise required or expressly permitted by the merger agreement or (iii) as consented to by Schwab (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to certain bullets below), and subject to certain exceptions and qualifications, from the date of the merger agreement through completion of the merger, each of TD Ameritrade and each of its subsidiaries is not permitted to, among other things:

•	amend its organizational documents;

•	merge or consolidate with any other entity;

•

acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (x) acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $10,000,000 in the aggregate, together with all capital contributions permitted under clauses (i) and (ii) of the tenth bullet in this list below (provided that no transaction otherwise permitted under this clause (x) is permitted if it, individually or in the aggregate, would or would reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated by the merger agreement), (y) acquisitions of securities under TD Ameritrade’s investment portfolio consistent with TD Ameritrade’s investment policy in effect as of the date of the merger agreement and (z) certain intercompany transactions;

•

adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

•

(i) split, combine or reclassify any shares of its capital stock (other than certain intracompany transactions), (ii) amend any term or alter any rights of any of its outstanding equity securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than (x) in the case of TD Ameritrade, regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) in an amount not to exceed $0.31 per share of TD Ameritrade common stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to TD Ameritrade common stock) and (y) in the case of TD Ameritrade’s subsidiaries, any dividends or other distributions to TD Ameritrade or any other wholly owned subsidiary thereof, or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of TD Ameritrade or any of its subsidiaries, other than certain repurchases in connection with the exercise of options or the vesting or settlement of restricted stock units or performance-based restricted stock units, in each case that are outstanding on the date of the merger agreement;

•

issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than issuances in connection with the exercise of stock options or the vesting or settlement of restricted stock units or performance-based restricted stock units, in each case that are outstanding on the date of the merger agreement;

•	authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, subject to certain exceptions;

•

sell, lease, license or otherwise dispose of any of TD Ameritrade’s or its subsidiaries’ assets, securities or properties, other than (i) dispositions in the ordinary course of business with a purchase price not in excess of $10,000,000 in the aggregate, (ii) dispositions of securities under TD Ameritrade’s investment portfolio consistent with TD Ameritrade’s investment policy in effect as of the date of the merger agreement or (iii) certain intercompany transactions;

•

sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, create or incur any lien (other than liens permitted under the merger agreement) on or otherwise fail to take any action necessary to maintain, enforce or protect, any owned intellectual property or licensed intellectual property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;

•

make any material loans, advances or capital contributions, other than (i) loans, advances or capital contributions to wholly owned subsidiaries of TD Ameritrade or (ii) capital contributions required under any material contracts in effect as of the date of the merger agreement;

•

incur, assume, guarantee or repurchase any indebtedness for borrowed money, or incur any indebtedness for borrowed money with a fixed term unless, in the case of debt with a stated maturity of longer than one year and an option by TD Ameritrade or any of its subsidiaries to call or redeem such debt, it provides that such debt may not be redeemed until after the six-month anniversary of issuance;

•	create or incur any lien (except for liens permitted under the merger agreement) on any material asset;

•

(i) enter into any material contract (including by amendment of any contract that is not a material contract such that such contract becomes a material contract), other than in the ordinary course of business consistent with past practice, (ii) terminate, renew, extend or amend in any material respect any material contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice or (iii) enter into, terminate, renew, extend or amend or waive any right under any related party contract (including the existing insured deposit account agreement (as defined in this joint proxy statement/prospectus));

•	terminate, suspend, abrogate, amend or modify any material permit held by TD Ameritrade in a manner material and adverse to TD Ameritrade and its subsidiaries, taken as a whole;

•

except as required by applicable law or TD Ameritrade’s employee benefits plans in effect as of the date of the merger agreement, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any current or former service providers, (ii) enter into any employment, offer letter, term sheet, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former service providers, (iii) establish, adopt, amend or enter into any employee benefits plan or collective bargaining agreement, (iv) grant or amend any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former service provider, (v) increase the compensation, bonus or other benefits payable to any current or former service providers, (vi) hire any key employees or (vii) terminate (other than for cause) any key employees;

•

make any material change in TD Ameritrade’s method of financial accounting, except as required by concurrent changes in United States generally accepted accounting principles or Regulation S-X under the Exchange Act;

•

(i) make or change any tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting, (iv) enter into any material closing agreement with respect to taxes or (v) settle or surrender any material tax claim, audit or assessment;

•

take any action that would materially alter, increase or decrease the level of client funds swept to the TD subsidiary banks under the existing insured deposit account agreement, or that would materially alter any terms and conditions currently in place with respect to client accounts under the existing insured deposit account agreement;

•	settle, compromise, or propose to settle or compromise, any claim, action, suit, investigation, regulatory examination or proceeding, pending or threatened, and involving or against TD Ameritrade or its subsidiaries, other than those involving only a monetary payment by TD Ameritrade or any of its subsidiaries in an amount not to exceed $5,000,000 individually or $25,000,000 in the aggregate (provided, that in no event will TD Ameritrade or any of its subsidiaries settle or compromise, or propose to settle or compromise, without Schwab’s prior written consent, (i) any class action or collective action claims or (ii) any other claim, action, suit, investigation, regulatory examination or proceeding (1) that relates to the transactions contemplated by the merger agreement, (2) that seeks injunctive or other equitable relief, or (3) that relates to or asserts (A) patent infringement by TD Ameritrade or any of its subsidiaries or (B) patent infringement by a third party of any patent owned or controlled by TD Ameritrade or any of its subsidiaries);

•	enter into any transaction between TD Ameritrade or any of its subsidiaries, on the one hand, and any TD Ameritrade affiliates (other than TD Ameritrade and its subsidiaries), on the other hand;

•

knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of TD Ameritrade inaccurate in any material respect at, or immediately prior to, completion of the merger;

•	enter into or materially expand any business outside of the U.S. and its territories; or

•	agree, commit or publicly propose to do any of the foregoing.

Except (i) as required by applicable law, (ii) as otherwise required or expressly permitted by the merger agreement or (iii) as consented to by TD Ameritrade (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain exceptions and qualifications, from the date of the merger agreement through completion of the merger, each of Schwab and each of its subsidiaries is not permitted to, among other things:

•

conduct its business outside the ordinary course of business to the extent it would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the transactions contemplated by the merger agreement;

•	amend its organizational documents in a manner that would be adverse to TD Ameritrade stockholders;

•	merge or consolidate with any other entity;

•

acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property that, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the transactions contemplated by the merger agreement;

•

sell, lease, license or otherwise dispose of any subsidiary of Schwab or any division thereof or of Schwab or any assets, securities or property that, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the transactions contemplated by the merger agreement;

•

adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for such a liquidation, dissolution, recapitalization or restructuring, with respect to Schwab or Merger Sub or any subsidiary of Schwab that is a “significant subsidiary” (as defined in Regulation S-X) of Schwab;

•

(i) split, combine or reclassify any shares of Schwab common stock or (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of Schwab common stock or capital stock of its subsidiaries or other securities, other than (x) in the case of Schwab, regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) in an amount not to exceed (A) for the fourth quarter of 2019, $0.17 per share of Schwab common stock (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Schwab common stock) and (B) for subsequent quarters, an amount approved by the

Schwab board of directors, consistent with certain requirements (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Schwab common stock) and (y) in the case of Schwab’s subsidiaries, any dividends or other distributions to Schwab or any other wholly owned subsidiary thereof;

•

knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of Schwab inaccurate in any material respect at, or immediately prior to, completion of the merger; or

•	agree, commit or publicly propose to do any of the foregoing.

Obligations to Call Stockholders’ Meetings

As promptly as practicable after the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, each of Schwab and TD Ameritrade has agreed to, in consultation with the other party, establish a record date for, duly call and give notice of a meeting of its stockholders, respectively, at which TD Ameritrade will seek the vote of TD Ameritrade stockholders required to approve and adopt the merger agreement, and Schwab will seek the vote of Schwab stockholders required to approve the share issuance and the Schwab charter amendment. The record date for the meeting of Schwab stockholders and for the meeting of TD Ameritrade stockholders must each be prior to the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part.

Subject to the rights of the Schwab and TD Ameritrade boards of directors to make an adverse recommendation change, as discussed under “—No Solicitation,” each of Schwab and TD Ameritrade has agreed to use its reasonable best efforts to cause the required vote of its stockholders in connection with the merger to be received at the meeting of its stockholders and will comply with all legal requirements applicable to such meeting.

Neither Schwab nor TD Ameritrade may adjourn, postpone or otherwise delay the Schwab special meeting or the TD Ameritrade special meeting, as applicable, without the prior written consent of the other party. However, each party may, without the prior written consent of the other party, adjourn or postpone the meeting of its stockholders at its election or upon the written request of the other party, if that party believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (i) solicit additional proxies necessary to obtain the required vote of its stockholders in connection with the merger at such meeting, or (ii) distribute any supplement or amendment to this joint proxy statement/prospectus that its board of directors has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplement or amendment to be reviewed by its stockholders prior to such meeting.

Unless the merger agreement is earlier terminated in accordance with its terms, the TD Ameritrade board of directors must submit the merger agreement for approval and adoption at the meeting of TD Ameritrade stockholders called for such purpose, even if it changes its recommendation with respect to the merger agreement. Similarly, unless the merger agreement is earlier terminated in accordance with its terms, the Schwab board of directors must submit the share issuance and the Schwab charter amendment for approval at the meeting of Schwab stockholders called for such purpose, even if it changes its recommendation with respect to the share issuance or the Schwab charter amendment.

Obligations to Recommend the Approval and Adoption of the Merger Agreement, the Approval of the Share Issuance and the Approval of the Schwab Charter Amendment

As discussed under “TD Ameritrade Proposal I: Approval and Adoption of the Merger Agreement” and “TD Ameritrade’s Reasons for the Merger; Recommendation of the Strategic Development Committee and the TD Ameritrade Board of Directors” beginning on pages 210 and 116, respectively, of this joint proxy statement/prospectus, the TD Ameritrade board of directors unanimously recommends that TD Ameritrade stockholders vote “FOR” the approval and adoption of the merger agreement. The TD Ameritrade board of directors, however, may (i) withdraw or qualify, amend or modify in a manner adverse to Schwab its recommendation that TD Ameritrade stockholders approve and adopt the merger agreement or (ii) recommend, adopt or approve an alternative acquisition proposal for TD Ameritrade, in each case, under specified circumstances as discussed under “—No Solicitation” beginning on page 174 of this joint proxy statement/prospectus.

Similarly, as discussed under “Schwab Proposal I: Approval of the Share Issuance” and “Schwab Proposal II: Approval of the Schwab Charter Amendment” beginning on pages 213 and 214, respectively, of this joint proxy statement/prospectus, the Schwab board of directors unanimously recommends that Schwab stockholders vote “FOR” the approval of the share issuance and “FOR” the approval of the Schwab charter amendment. The Schwab board of directors, however, may (i) withdraw or qualify, amend or modify in a manner adverse to TD Ameritrade its recommendation that Schwab stockholders approve the share issuance or the Schwab charter amendment or (ii) recommend, adopt or approve an alternative acquisition proposal for Schwab, in each case, under specified circumstances as discussed under “—No Solicitation.”

However, unless the merger agreement has previously been terminated in accordance with its terms, the merger agreement must be submitted to TD Ameritrade stockholders for approval and adoption (even if the TD Ameritrade board of directors has made an adverse recommendation change, or if an acquisition proposal for TD Ameritrade has been publicly proposed or announced or otherwise submitted). Similarly, unless the merger agreement has previously been terminated in accordance with its terms, the share issuance and the Schwab charter amendment must be submitted to Schwab stockholders for approval (even if the Schwab board of directors has made an adverse recommendation change, or if an acquisition proposal for Schwab has been publicly proposed or announced or otherwise submitted).

No Solicitation

Subject to the exceptions described below, each of Schwab and TD Ameritrade has agreed not to, and to cause its and its subsidiaries’ representatives not to, directly or indirectly, among other things: (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any acquisition proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to that party or any of its subsidiaries or afford access to the business, properties, assets, books or records of that party or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that such party knows, or should reasonably be expected to know, is seeking to make, or has made, an acquisition proposal, (iii) (x) fail to make, or withdraw or qualify, amend or modify in a manner adverse to the other party (any failure to publicly, and without qualification (A) recommend against any acquisition proposal and (B) reaffirm the recommendation of that party’s board of directors that such party’s stockholders vote in favor of the approval and adoption of the merger agreement or such party’s stockholders vote in favor of the approval of the share issuance and the Schwab charter amendment, as applicable, in each case, within 10 business days after an acquisition proposal is made public or any request by the other party to do so will be treated as a withdrawal of the recommendation of such party’s board of directors that such party’s stockholders vote in favor of the approval and adoption of the merger agreement or such party’s stockholders vote in favor of the approval of the share issuance and the Schwab charter amendment, as applicable), (y) fail to include in this joint proxy statement/prospectus the recommendation of that party’s board of directors that such party’s stockholders vote in favor of the approval and adoption of the merger agreement or such party’s stockholders vote in favor of the approval of the share issuance and the Schwab charter amendment, as applicable or (z) recommend, adopt or approve or publicly propose to recommend, adopt or approve an acquisition proposal for such party (any of the actions described in this clause (iii) are referred to in this joint proxy statement/prospectus as an adverse recommendation change), (iv) take any action to make any anti-takeover laws and regulations of the State of Delaware, including Section 203 of the DGCL, inapplicable to any third party or acquisition proposal or (v) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of such party or any of its subsidiaries.

However, if at any time prior to the approval and adoption of the merger agreement by TD Ameritrade stockholders, in the case of TD Ameritrade, or at any time prior to the approval of the share issuance and the Schwab charter amendment by Schwab stockholders, in the case of Schwab, TD Ameritrade or Schwab, as applicable, receives a written acquisition proposal made after the date of the merger agreement which has not resulted from a violation of the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation”), the board of directors of that party is permitted to, directly or indirectly through its representatives, and subject to certain exceptions and qualifications described in the merger agreement:

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(i) engage in negotiations or discussions with any third party that, subject to Schwab’s or TD Ameritrade’s compliance with the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation”), has made, after the date of the merger agreement, a superior proposal (as defined below) or an unsolicited acquisition proposal that the Schwab board of directors or the TD Ameritrade board of directors, as applicable, determines is reasonably likely to lead to a superior proposal, (ii) furnish to such third party and its representatives nonpublic information relating to Schwab or TD Ameritrade, as applicable, or any of its subsidiaries pursuant to a confidentiality agreement between Schwab or TD Ameritrade, as applicable, and such third party with terms no less favorable to Schwab or TD Ameritrade than in the confidentiality agreement between Schwab and TD Ameritrade, so long as all such nonpublic information (to the extent not previously provided or made available to the other party) is provided or made available to the other party substantially concurrently with the time it is provided or made available to such third party and (iii) following receipt of a superior proposal after the date of the merger agreement, make (in the case of TD Ameritrade, at the recommendation of the strategic development committee) an adverse recommendation change; and

•	make (in the case of TD Ameritrade, at the recommendation of the strategic development committee) an adverse recommendation change involving or relating to an intervening event (as defined below).

Schwab or TD Ameritrade, as applicable, is only permitted to take the actions described in the two bullets above if that party’s board of directors determines in good faith, after consultation with that party’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

In addition, the Schwab board of directors or the TD Ameritrade board of directors, as applicable, is not permitted to take any of the actions described in the two bullets above unless that party has delivered to the other party written notice advising the other party that it intends to take such action, and, Schwab or TD Ameritrade, as applicable, continues to advise the other party, on a current basis, after taking that action of the status and material terms of any discussions and negotiations with the applicable third party. Schwab or TD Ameritrade, as applicable, must also notify the other party promptly (but in no event later than 24 hours) after receipt by Schwab or TD Ameritrade (or any of its representatives), as applicable, of any acquisition proposal, any indication that a third party is considering making an acquisition proposal or any request for information relating to Schwab or TD Ameritrade, as applicable, or any of its subsidiaries or for access to the business, properties, assets, books or records of Schwab or TD Ameritrade, as applicable, or any of its subsidiaries by any third party that to the knowledge of Schwab or TD Ameritrade, as applicable, or any member of its board of directors, is considering making, is reasonably likely to make or has made an acquisition proposal. Schwab or TD Ameritrade, as applicable, must also keep the other party fully informed, on a current basis, of the status and details of any such acquisition proposal, indication or request (including any changes thereto), and must promptly (but in no event later than 24 hours after receipt) provide to the other party copies of all material correspondence and written materials sent or provided to Schwab or TD Ameritrade, as applicable, or any of its subsidiaries, that describes any terms or conditions of any acquisition proposal (as well as written summaries of any material oral communications addressing such matters).

In addition, the Schwab board of directors or the TD Ameritrade board of directors, as applicable, is not permitted to make an adverse recommendation change in response to an acquisition proposal unless (i) Schwab or TD Ameritrade, as applicable, promptly notifies the other party, in writing at least five business days before taking that action, that it intends to take that action, attaching the most current version of any proposed agreement (or a detailed summary of all material terms and the identity of the offeror), (ii) if requested by the other party, Schwab or TD Ameritrade, as applicable, negotiates in good faith with the other party during such five-business-day period regarding any proposal to amend the terms of the merger agreement, and (iii) after such five-business-day period, the Schwab board of directors or the TD Ameritrade board of directors, as applicable, determines in good faith, taking into account any proposal by the other party to amend the terms of the merger agreement, that such acquisition proposal continues to constitute a superior proposal. Any amendment to the financial terms or other material terms of such superior proposal will require a new written notification from Schwab or TD Ameritrade, as applicable, and will commence a new notice period under the preceding sentence, except that such new notice period will be for three business days rather than five business days. After delivery of such written notice pursuant to this paragraph, Schwab or TD Ameritrade, as applicable, is obligated to promptly keep the other party informed of all material developments affecting the material terms of any such superior proposal (and Schwab or TD Ameritrade, as applicable, must provide the other party with copies of any additional written materials received that relate to such superior proposal).

The Schwab board of directors or the TD Ameritrade board of directors, as applicable, is not permitted to make an adverse recommendation change involving or related to an intervening event unless (i) Schwab or TD Ameritrade, as applicable, has provided the other party at least five business days prior written notice of its intention to make an adverse recommendation change with respect to such intervening event and (ii) Schwab or TD Ameritrade, as applicable, does not make, within such five-business-day period, an offer that Schwab’s or TD Ameritrade’s, as applicable, board of directors determines would obviate the need for an adverse recommendation change in light of the intervening event.

During any five-business-day period prior to effecting an adverse recommendation change in response to an acquisition proposal or an intervening event, Schwab or TD Ameritrade, as applicable, and its representatives must negotiate in good faith with the other party and its representatives regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Schwab or TD Ameritrade, as applicable, if the other party so requests.

“Acquisition proposal” means, with respect to Schwab or TD Ameritrade, any indication of interest, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than the other party and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Schwab or TD Ameritrade, as applicable, or its subsidiaries (including securities of subsidiaries) equal to 15% or more of that party’s consolidated assets, or to which 15% or more of that party’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity or voting securities of Schwab or TD Ameritrade, as applicable, (iii) tender offer or exchange offer that, if completed, would result in any person or “group” (as defined in Section 13(d) of the Exchange Act), other than the other party and its subsidiaries, beneficially owning 15% or more of any class of equity or voting securities of Schwab or TD Ameritrade, as applicable, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Schwab or TD Ameritrade, as applicable, under which any person or “group” (as defined in Section 13(d) of the Exchange Act), other than the other party and its subsidiaries, would acquire, directly or indirectly, (x) assets equal to 15% or more of Schwab’s or TD Ameritrade’s consolidated assets, as applicable, or to which 15% or more of that party’s revenues or earnings on a consolidated basis are attributable or (y) beneficial ownership of 15% or more of any class of equity or voting securities of that party.

“Intervening event” means, with respect to Schwab or TD Ameritrade, any material event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to that party’s board of directors or executive officers as of or prior to the date of the merger agreement and (ii) does not relate to or involve an acquisition proposal. However, in no event will any action taken by either party pursuant to the affirmative obligations described under “—Reasonable Best Efforts Covenant” beginning on page 177 of this joint proxy statement/prospectus, or the consequences of any such action, or any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “material adverse effect,” as such definition relates to the other party, as described under “—Definition of ‘Material Adverse Effect’” beginning on page 169 of this joint proxy statement/prospectus, be taken into account in determining whether there has been an intervening event.

“Superior proposal” means, with respect to Schwab or TD Ameritrade, any written acquisition proposal which has not resulted from a violation of the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation”) (with all references to “15%” in the definition of acquisition proposal being deemed to be references to “50%”) on terms that such party’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the acquisition proposal that such party’s board of directors considers to be appropriate (including the identity of the third party making the acquisition proposal, the expected timing and likelihood of completion, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to completion and availability of necessary financing), would result in a transaction (i) that if completed, is more favorable to that party’s stockholders, from a financial point of view, than the merger (taking into account any proposal by the other party to amend the terms of the merger agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the acquisition proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such acquisition proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed (or which is reasonably determined to be available by that party’s board of directors).

Each of Schwab and TD Ameritrade has agreed to, and to cause its subsidiaries and its and its subsidiaries’ respective representatives to, terminate any and all existing activities, discussions or negotiations, if any, with any third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal, and to use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of confidential information about Schwab and TD Ameritrade, as applicable, that was furnished by or on behalf of that party to return or destroy all such information.

Notwithstanding (i) any adverse recommendation change, (ii) any acquisition proposal or (iii) anything in the merger agreement to the contrary, unless the merger agreement has previously been terminated in accordance with its terms, in no event may Schwab or TD Ameritrade, as applicable, or any of its subsidiaries (a) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an acquisition proposal (other than a confidentiality agreement), (b) except as required by applicable law or permitted under the merger agreement as described under this section, make, facilitate or provide information in connection with any SEC or other filing in connection with the transactions contemplated by any acquisition proposal or (c) seek any consents in connection with the transactions contemplated by any acquisition proposal (even if the Schwab board of directors or the TD Ameritrade board of directors, as applicable, has made an adverse recommendation change, or if an acquisition proposal for that party has been made).

Reasonable Best Efforts Covenant

Schwab and TD Ameritrade have agreed to use their respective reasonable best efforts (except where a different efforts standard is specifically required under the merger agreement) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary registrations, petitions, statements, applications, schedules, forms, declarations, notices, notifications, reports, submissions or other filings (including such filings pursuant to the HSR Act and which may be required by

TD Bank in order to be permitted to receive the merger consideration) (and, absent the prior written consent of the other party, not withdrawing any such filings) and resubmitting any such filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant governmental authority and (ii) using reasonable best efforts to obtain all consents required by any governmental authority or third party that are necessary, proper or advisable to complete the transactions contemplated by the merger agreement. To the extent permitted by applicable law, Schwab and TD Ameritrade will deliver as promptly as practicable to the appropriate governmental authorities any additional information and documentary material requested in connection with the transactions contemplated by the merger agreement. Without limiting the foregoing, none of Schwab, TD Ameritrade or their respective controlled affiliates will extend any waiting period or comparable period under the HSR Act or other antitrust laws or enter into any agreement with any governmental authority not to complete the transactions contemplated by the merger agreement, except with the prior written consent of the other party (which may not be unreasonably withheld, conditioned or delayed).

In furtherance of the foregoing, TD Ameritrade has agreed to: (i) as soon as reasonably practicable following the date of the merger agreement, cause each of TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc., both subsidiaries of TD Ameritrade, to prepare and submit a FINRA application consistent with the requirements of FINRA Rule 1017 seeking approval of the change of ownership and change of control of such entity as contemplated by the merger agreement, the form of which will be subject to the approval of Schwab, which approval may not unreasonably be withheld, conditioned or delayed; (ii) as soon as reasonably practicable following the date of the merger agreement, cause TD Ameritrade Clearing, Inc. to submit to DTCC, on behalf of each of DTC and NSCC, written notification regarding the change of ownership and control of such entity contemplated by the merger agreement; and (iii) at least 30 days prior to the completion of the merger, cause TD Ameritrade, Inc., TD Ameritrade Clearing, Inc. and TD Ameritrade Futures & Forex LLC to submit written notification regarding the change in ownership and control of such entities to any self-regulatory organization of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a broker-dealer. Schwab and TD Ameritrade have agreed that Schwab shall, in consultation with TD Ameritrade, be entitled to direct the defense of the transactions contemplated by the merger agreement before any governmental authority and take the lead in scheduling and strategic planning for any meeting with, and conducting any negotiations with, any governmental authority under the HSR Act or other applicable competition laws regarding (i) the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act, (ii) any other antitrust law or (iii) obtaining any governmental authorization or any consent from a governmental authority, so long as Schwab’s actions in connection therewith are otherwise in accordance with its obligations under the merger agreement. Without limiting the foregoing, except as prohibited by applicable law, the parties have agreed to reasonably cooperate in obtaining any other consents that may be required in connection with the transactions contemplated by the merger agreement.

However, Schwab’s obligation to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with TD Ameritrade in doing, all things necessary, proper or advisable under applicable law to complete the merger and the other transactions contemplated by the merger agreement does not require Schwab to:

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propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Schwab, TD Ameritrade or any of their respective subsidiaries or any of Schwab’s affiliates, or any interest therein, or agree to any other structural or conduct remedy, if such action would reasonably be expected to have a material adverse effect on Schwab, TD Ameritrade and their respective subsidiaries, taken as a whole, in each case measured on a scale relative to the size of TD Ameritrade and its subsidiaries, taken as a whole;

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otherwise take or commit to take any actions that would limit Schwab’s, TD Ameritrade’s or any of their respective subsidiaries’ or any of Schwab’s affiliates’ freedom of action with respect to, or its or their ability to retain any of their respective assets, properties, products, rights, services or businesses, or any interest or interests therein, if such action would reasonably be expected to have a material adverse effect on Schwab, TD Ameritrade and their respective subsidiaries, taken as a whole, in each case measured on a scale relative to the size of TD Ameritrade and its subsidiaries, taken as a whole;

•	take any action that would result in a control event;

•	agree to any modification to the insured deposit account agreement, other than any modifications that would solely reduce the amount of deposits swept to the TD subsidiary banks thereunder; or

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commence any litigation against, or defend any litigation commenced by, any governmental authority, with each of the first four bullets above referred to in this joint proxy statement/prospectus as a burdensome condition.

Joint Proxy Statement/Prospectus and Registration Statement Covenant

As promptly as practicable after the date of the merger agreement, (i) Schwab and TD Ameritrade have agreed to prepare and file with the SEC this joint proxy statement/prospectus, and (ii) Schwab has agreed to prepare and file with the SEC the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. Schwab and TD Ameritrade have agreed that this joint proxy statement/prospectus and the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will comply as to form in all material respects with applicable law.

Each of Schwab and TD Ameritrade will use its reasonable best efforts to have this joint proxy statement/prospectus cleared by the SEC as promptly as practicable after its filing, and Schwab will use its reasonable best efforts to have the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part declared effective under the Securities Act as promptly as practicable after its filing and to keep the registration statement effective for so long as is necessary to complete the merger. Each of Schwab and TD Ameritrade will, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to this joint proxy statement/prospectus or the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, received by such party from the SEC, and provide the other with copies of all substantive correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to filing the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, mailing this joint proxy statement/prospectus or responding to any comments of the SEC with respect thereto, each of Schwab and TD Ameritrade will provide the other party and its counsel a reasonable opportunity to review such document or response and consider in good faith the comments of the other party in connection with any such document or response.

If at any time prior to the later of the approval and adoption of the merger agreement by TD Ameritrade stockholders and the approval of the share issuance and the Schwab charter amendment by Schwab stockholders, any information relating to Schwab and TD Ameritrade, or any of their respective affiliates, officers or directors, is discovered by Schwab and TD Ameritrade that should be set forth in an amendment or supplement to either this joint proxy statement/prospectus or the registration statement of which it forms a part, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information has agreed to promptly notify the other party and the parties have agreed that an appropriate amendment or supplement describing such information will be promptly prepared and filed with the SEC and, to the extent required under applicable law, disseminated to the stockholders of Schwab and TD Ameritrade.

As promptly as practicable after the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, each of Schwab and TD Ameritrade has agreed to cause this joint proxy statement/prospectus to be mailed to its stockholders. Except to the extent that the TD Ameritrade board of directors makes an adverse recommendation change as described under “—No Solicitation,” this joint proxy statement/prospectus will contain the recommendation of the TD Ameritrade board of directors that TD Ameritrade stockholders vote in favor of the approval and adoption of the merger agreement. Similarly, except to the extent that the Schwab board of directors makes an adverse recommendation change as described under “—No Solicitation,” this joint proxy statement/prospectus will contain the recommendation of the Schwab board of directors that Schwab stockholders vote in favor of approval of the share issuance and the Schwab charter amendment.

Indemnification and Insurance

The merger agreement provides that, from and after completion of the merger, TD Ameritrade, as the surviving corporation in the merger, will (and Schwab will cause TD Ameritrade, as the surviving corporation in the merger, to) indemnify and hold harmless and provide advancement of expenses to the present and former officers, directors and employees of TD Ameritrade and its subsidiaries, who are collectively referred to in this joint proxy statement/prospectus as indemnified persons, in respect of any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities (i) incurred in connection with any threatened or actual proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the completion of the merger, arising out of the fact that such person is or was a director, officer or employee of TD Ameritrade or any of its subsidiaries and (ii) pertaining to matters existing or occurring at or prior to the completion of the merger, including the transactions contemplated by the merger agreement.

Schwab has agreed to cause TD Ameritrade, as the surviving corporation, to either (i) continue to maintain in effect for six years after completion of the merger TD Ameritrade’s directors’ and officers’ liability insurance policies, which are collectively referred to in this joint proxy statement/prospectus as D&O insurance, in place as of the date of the merger agreement or (ii) purchase comparable D&O insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to completion of the merger with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O insurance in effect as of the date of the merger agreement. Notwithstanding the foregoing, TD Ameritrade, as the surviving corporation, is not required to expend for such policies an aggregate premium amount in excess of 300% of the current amount per annum TD Ameritrade paid as of the date of the merger agreement, and if the aggregate premiums of such insurance coverage exceed that amount or such coverage is otherwise not available, TD Ameritrade, as the surviving corporation, will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring at or prior to completion of the merger, for a cost not exceeding that amount.

Schwab or TD Ameritrade, in consultation with, but only upon the consent of Schwab, may (and at the request of Schwab, TD Ameritrade will use its reasonable best efforts to) purchase at or prior to the completion of the merger a six-year prepaid “tail” policy with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O insurance in effect as of the date hereof, in which event Schwab will not have any obligations under the immediately preceding paragraph, provided that the aggregate premium for such policies may not exceed 300% of the current amount per annum TD Ameritrade paid as of the date of the merger agreement.

Employee Matters

The merger agreement provides that, for one year following completion of the merger, each employee of TD Ameritrade and its subsidiaries immediately prior to the completion of the merger who continues to be employed by Schwab or any of Schwab’s subsidiaries (including TD Ameritrade and its subsidiaries) immediately following completion of the merger, who are referred to in this joint proxy statement/prospectus as continuing employees, will be provided with:

•	base compensation that is no less favorable than provided to each continuing employee immediately prior to completion of the merger;

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cash and other compensation (excluding retention or change in control awards or payments) that is no less favorable in the aggregate than provided to each continuing employee immediately prior to completion of the merger; and

•	employee benefits (excluding pension and retiree medical benefits) that are no less favorable in the aggregate than provided to similarly situated Schwab employees as in effect from time to time.

In addition, for one year following the completion of the merger, any continuing employee who is involuntarily terminated will be entitled to receive severance payments and benefits as agreed by the parties, which provide greater minimum and maximum salary or base wage and medical continuation payments and benefits than TD Ameritrade’s policies immediately prior to the merger taking effect.

Upon the completion of the merger, Schwab will, or will cause its subsidiaries to, recognize the service of each continuing employee with TD Ameritrade and its subsidiaries and their predecessors prior to the completion of the merger for vesting and eligibility purposes under all applicable Schwab compensation and benefit plans and programs (but not for benefit accrual purposes, except under paid time off (other than any employee sabbatical program) and severance plans and programs, as applicable). However, service with TD Ameritrade or any of its subsidiaries will not be recognized to the extent that such recognition would result in any duplication of benefits.

In addition, the merger agreement provides that Schwab or its subsidiaries, as applicable, will use commercially reasonable efforts to (i) waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to continuing employees under any medical, dental or vision plans maintained by Schwab or its subsidiaries to the extent such limitations were waived or satisfied under the applicable TD Ameritrade employee benefit plans and (ii) provide continuing employees with credit under employee benefit plans maintained by Schwab or its subsidiaries for any co-payments and deductibles paid during the calendar plan year in which completion of the merger occurs to the same extent such credits were given under the applicable TD Ameritrade employee benefit plans in which the continuing employee previously participated.

Immediately prior to completion of the merger (and so long as the conditions described in the section “—Conditions to Completion of the Merger,” beginning on page 166 of this joint proxy statement/prospectus have been satisfied, other than conditions that are to be satisfied at completion of the merger), TD Ameritrade will terminate or cause the termination of its U.S. tax-qualified defined contribution plan maintained for current and former employees of TD Ameritrade and its subsidiaries. In connection with TD Ameritrade’s termination of such plan, Schwab will permit continuing employees to make rollover contributions in a Schwab tax-qualified defined contribution plan and, immediately following completion of the merger, continuing employees will be eligible to participate in such plan.

Under the terms of the merger agreement, none of the matters described under this section of this joint proxy statement/prospectus will (i) cause either Schwab or any of its affiliates to be obligated to continue to employ any continuing employees for any period of time following the completion of the merger, (ii) prevent Schwab or its affiliates from revising, amending or terminating any Schwab employee benefit plan, program or policy in effect from time to time, (iii) be construed as an amendment of any Schwab or TD Ameritrade employee benefit plans, or (iv) create any third-party beneficiary rights in any director, officer, employee or individual person, including any present or former employee, officer, director or individual independent contractor of TD Ameritrade or any of its subsidiaries (including any beneficiary or dependent of such individual).

Tax Matters

The merger agreement provides that each of Schwab and TD Ameritrade will use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization pursuant to Section 368(a) of the Code (as defined in this joint proxy statement/prospectus), and neither party, nor their respective subsidiaries, will take any action reasonably likely to cause the merger not so to qualify. The merger agreement also provides that if the merger fails to qualify as a reorganization pursuant to Section 368(a) of the Code, neither party, nor their respective subsidiaries, will have any liability or obligation to holders of shares of TD Ameritrade common stock as a result of such failure.

Other Agreements

The merger agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things, and subject to certain exceptions and qualifications described in the merger agreement:

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Schwab and TD Ameritrade to cooperate with the other in taking, or causing to be taken, all actions necessary to delist the TD Ameritrade common stock from NASDAQ and terminate its registration under the Exchange Act; provided that such delisting and termination will not be effective until the completion of the merger;

•

Schwab and TD Ameritrade to notify the other, and keep the other party informed, of any stockholder demands, litigations, arbitrations or other similar proceedings (including derivative claims) against it or the members of their respective board of directors or their respective officers relating to the merger agreement, any ancillary agreement or any of the transactions contemplated by the merger agreement or any matters relating to the transactions contemplated by the merger agreement. Schwab and TD Ameritrade have agreed to cooperate with the other in the defense or settlement of any such litigation described in the previous sentence and, except as required by law, prior to the completion of the merger, none of TD Ameritrade or any of its subsidiaries may settle or offer to settle any litigation described in the first sentence of this bullet without the prior written consent of Schwab (which consent may not be unreasonably withheld, conditioned or delayed);

•

subject to certain exceptions, Schwab and TD Ameritrade to consult with each other before issuing any press release, making any public statement, scheduling a press conference or taking certain other actions, in each case with respect to the merger agreement or the merger;

•

prior to the completion of the merger, Schwab and TD Ameritrade to take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of TD Ameritrade common stock (including derivative securities with respect to TD Ameritrade common stock) or acquisitions of Schwab common stock (including derivative securities with respect to Schwab common stock) resulting from the transactions contemplated by the merger agreement by each individual who is subject to reporting requirements under Section 16(a) of the Exchange Act with respect to TD Ameritrade, or will become subject to such reporting requirements with respect to Schwab, to be exempt under Rule 16b-3 under the Exchange Act;

•

Schwab and TD Ameritrade to coordinate in connection with the declaration of dividends in order that holders of shares of Schwab common stock and TD Ameritrade common stock do not receive two dividends or fail to receive one dividend for any quarter in respect of shares of TD Ameritrade common stock, on the one hand, and shares of Schwab common stock issuable in respect of such shares of TD Ameritrade common stock, on the other hand; and

•	Schwab and TD Ameritrade to notify the other of certain events.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before completion of the merger, whether before or after TD Ameritrade stockholders have approved and adopted the merger agreement or Schwab stockholders have approved the share issuance and the Schwab charter amendment, in any of the following ways:

•	by mutual written consent of Schwab and TD Ameritrade;

•	by either Schwab or TD Ameritrade, if:

•

the merger has not been completed on or before the initial end date (November 24, 2020), unless all conditions to completion of the merger have been satisfied (or in the case of conditions that by their terms are to be satisfied at completion of the merger, are capable of being satisfied on that date) or waived on the initial end date other than certain conditions relating to regulatory approvals and either Schwab or TD Ameritrade notifies the other party in writing on or before the initial end date of its election to extend the initial end date to the extended end date (May 24, 2021), in which case the merger agreement may be terminated by either Schwab or TD Ameritrade if the merger has not been completed on or before the extended end date; however, the right to terminate the merger agreement at the initial end date or the extended end date, as applicable, or to extend the initial end date will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be completed by such time;

•

there is in effect any applicable law, order or injunction that makes completion of the merger illegal or otherwise enjoins, prevents or prohibits Schwab or TD Ameritrade from consummating the merger and, in either such case, such applicable law, order or injunction has become final and non-appealable;

•

TD Ameritrade stockholders fail to approve and adopt the merger agreement upon a vote taken on a proposal to approve and adopt the merger agreement at a TD Ameritrade stockholders’ meeting called for that purpose;

•

Schwab stockholders fail to approve the share issuance and the Schwab charter amendment upon a vote taken on separate proposals to approve the share issuance and the Schwab charter amendment at a Schwab stockholders’ meeting called for that purpose; or

•

there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and such breach has not been cured within 45 days of notice thereof or is incapable of being cured, but only so long as the party seeking to terminate pursuant to this bullet is not then in breach of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would cause the applicable condition to closing not to be satisfied; or

•	by Schwab, if:

•

any required regulatory consent (including with respect to the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act and the noncontrol determinations by the Federal Reserve Board) is denied and such denial becomes final and non-appealable (or the applicable governmental authority decides on a final basis not to grant such consent without the imposition of a burdensome condition); or

•

prior to the TD Ameritrade stockholders’ approval and adoption of the merger agreement (i) the TD Ameritrade board of directors makes an adverse recommendation change or (ii) there has been a material breach by TD Ameritrade of its obligations described under “—Obligations to Call Stockholders’ Meetings” and “—No Solicitation,” other than in the case where (w) such breach is a result of an isolated action by a representative of TD Ameritrade (other than one of its directors or officers), (x) such breach was not caused by, or within the knowledge of, TD Ameritrade, (y) TD Ameritrade takes appropriate actions to remedy such breach upon discovery thereof and (z) Schwab is not significantly harmed as a result thereof; or

•	by TD Ameritrade, if:

•	any required regulatory consent (including with respect to the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act) is denied and such denial becomes final and non-appealable (or the applicable governmental authority decides on a final basis not to grant such consent); or

•

prior to the Schwab stockholders’ approval of the share issuance and the Schwab charter amendment (i) the Schwab board of directors makes an adverse recommendation change or (ii) there has been a material breach by Schwab of any of its obligations described under “—Obligations to Call Stockholders’ Meetings” and “—No Solicitation,” other than in the case where (w) such breach is a result of an isolated action by a representative of Schwab (other than one of its directors or officers), (x) such breach was not caused by, or within the knowledge of, Schwab, (y) Schwab takes appropriate actions to remedy such breach upon discovery thereof and (z) TD Ameritrade is not significantly harmed as a result thereof.

If the merger agreement is validly terminated, the merger agreement will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of any party) to the other parties, except that certain designated provisions will survive termination. However, none of the parties to the merger agreement will be relieved or released from any liabilities or damages resulting from the fraud or willful breach by any party of any provision under the merger agreement.

In the event of a termination of the merger agreement under certain circumstances, Schwab or TD Ameritrade may be required to pay a termination fee of $950 million to the other. TD Ameritrade would be required to pay to Schwab a termination fee of $950 million if the merger agreement is terminated (x) by Schwab prior to receipt of TD Ameritrade stockholder approval as a result of a change in the recommendation of the TD Ameritrade board of directors to the TD Ameritrade stockholders to approve and adopt the merger agreement, (y) by Schwab due to TD Ameritrade’s breach in any material respect of the provisions of the merger agreement relating to non-solicitation of alternative transactions or convening the TD Ameritrade special meeting as described above or (z) by Schwab or TD Ameritrade if the necessary TD Ameritrade stockholder approval is not obtained and, at the time of termination, the merger agreement was terminable under clause (x) or (y) above. In addition, TD Ameritrade would be required to pay to Schwab a termination fee of $950 million if (w) the required vote of TD Ameritrade stockholders is not obtained at the TD Ameritrade special meeting, (x) prior to such vote, an alternative acquisition of TD Ameritrade was publicly disclosed or announced or made known to the TD Ameritrade management or board of directors by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of TD Ameritrade and not timely withdrawn such proposal, (y) the merger agreement is terminated by either party for failure to obtain the required vote of TD Ameritrade stockholders and (z) within twelve months after such termination, TD Ameritrade enters into a definitive agreement providing for, or completes, an alternative transaction with a third party. Furthermore, TD Ameritrade would be required to pay to Schwab a termination fee of $950 million if (x) Schwab or TD Ameritrade terminates the merger agreement on the basis the merger has not been completed on or prior to the initial end date or the extended end date, as applicable, or Schwab terminates the merger agreement on the basis of an uncured or incurable breach of representation or warranty, or failure to perform a required covenant, by TD Ameritrade (and, in any such case under this clause (x), the required vote of TD Ameritrade stockholders has not been obtained at the TD Ameritrade special meeting at the time of termination), (y) at or prior to the time of termination, an acquisition of TD Ameritrade was publicly proposed or announced or made known to the TD Ameritrade management or board of directors by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of TD Ameritrade and not timely withdrawn such proposal and (z) within twelve months after such termination, TD Ameritrade enters into a definitive agreement providing for, or completes, an alternative transaction with a third party.

Schwab would be required to pay to TD Ameritrade a termination fee of $950 million if the merger agreement is terminated (x) by TD Ameritrade prior to receipt of Schwab stockholder approval as a result of a change in the recommendation of the Schwab board of directors to the Schwab stockholders to approve the share issuance and the Schwab charter amendment, (y) by TD Ameritrade due to Schwab’s breach in any material respect of the provisions of the merger agreement relating to non-solicitation of alternative transactions or convening the Schwab special meeting as described above or (z) by Schwab or TD Ameritrade if the necessary Schwab stockholder approval is not obtained and, at the time of termination, the merger agreement was terminable under clause (x) or (y) above. In addition, Schwab would be required to pay to TD Ameritrade a termination fee of $950 million if (w) the required vote of Schwab stockholders is not obtained at the Schwab special meeting, (x) prior to such vote, an acquisition of Schwab was publicly disclosed or announced or made known to the Schwab management or board of directors by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of Schwab and not timely withdrawn such proposal, (y) the merger agreement is terminated by either party for failure to obtain the required vote of Schwab stockholders and (z) within twelve months after such termination, Schwab enters into a definitive agreement providing for, or completes, an alternative transaction with a third party. Furthermore, Schwab would be required to pay to TD Ameritrade a termination fee of $950 million if (x) Schwab or TD Ameritrade terminates the merger agreement on the basis the merger has not been completed on or prior to the initial end date or the extended end date, as applicable, or TD Ameritrade terminates the merger agreement on the basis of an uncured or incurable breach of representation or warranty, or failure to perform a required covenant, by Schwab (and, in any such case under this clause (x), the required vote of Schwab stockholders has not been obtained at the Schwab special meeting at the time of termination), (y) at or prior to the time of termination, an acquisition of Schwab was publicly proposed or announced or made known to the Schwab management or board of directors by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of Schwab and not timely withdrawn such proposal and (z) within twelve months after such termination, Schwab enters into a definitive agreement providing for, or completes, an alternative transaction with a third party.

Exclusive Remedy

Except in the case of fraud, if either party receives a termination fee in accordance with the provisions of the merger agreement, the receipt of the termination fee (together with any applicable amounts referred to in the immediately following paragraph) will be the receiving party’s sole and exclusive remedy against the paying party and its subsidiaries and their respective former, current or future partners, stockholders, managers, members, affiliates and representatives, and none of the paying party, any of its subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, affiliates or representatives will have any further liability or obligation, in each case relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

To the extent that a termination fee is not promptly paid by any party when due, the party failing to pay the termination fee is also required to pay any costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with legal action taken to enforce the merger agreement that results in a judgment for such amount against the party failing to promptly pay such amount, together with interest on the unpaid fee.

Other Expenses

Except as described above, the merger agreement provides that each of Schwab and TD Ameritrade will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

Specific Performance; Remedies

The parties to the merger agreement are entitled to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. This entitlement is in addition to any other remedy to which the parties are entitled at law or in equity.

Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies, except:

•

following the effective time of the merger, the right of TD Ameritrade stockholders to receive the merger consideration and of holders of TD Ameritrade equity awards to receive the applicable equity award treatment, in each case pursuant to the merger agreement;

•

the right of TD Ameritrade, on behalf of TD Ameritrade stockholders, to pursue damages and other relief in the event of Schwab’s or Merger Sub’s fraud or willful breach by any party of any provision under the merger agreement; and

•	the right of the indemnified persons to enforce the obligations described under “—Indemnification and Insurance.”

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before completion of the merger if the amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after approval and adoption of the merger agreement by TD Ameritrade stockholders or approval of the share issuance and Schwab charter amendment by Schwab stockholders, the parties may not amend or waive any provision of the merger agreement if such amendment or waiver would require further approval of TD Ameritrade or Schwab stockholders under applicable law unless such approval has first been obtained.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of TD Ameritrade common stock that exchange their shares of TD Ameritrade common stock for Schwab common shares in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. In addition, it does not address any alternative minimum tax consequences of the merger or the potential application of the Medicare contribution tax on net investment income. This discussion is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those TD Ameritrade stockholders that hold their shares of TD Ameritrade common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of TD Ameritrade common stock that received TD Ameritrade common stock through the exercise of employee stock options or through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of TD Ameritrade common stock that holds TD Ameritrade common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person who actually or constructively owns more than 5% of TD Ameritrade common stock;

•	a person subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement); or

•	a United States expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Schwab or TD Ameritrade. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of TD Ameritrade common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person, or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds TD Ameritrade common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding TD Ameritrade common stock should consult their own tax advisors.

Tax Consequences of the Merger

The legal conclusions set forth below under this section (“ —Tax Consequences of the Merger”) relating to the material U.S. federal income tax consequences of the merger are (subject to the limitations, assumptions and qualifications described above, herein and in the opinions filed as Exhibit 8.1 and 8.2) the opinion of each of Davis Polk & Wardwell LLP, counsel to Schwab, and Wachtell, Lipton, Rosen & Katz, counsel to the strategic development committee. Such opinions of counsel are not binding on the IRS or any court. The parties have not sought and do not intend to seek any ruling from the IRS regarding any matters relating to the merger. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes if certain conditions are met. Schwab and TD Ameritrade currently expect those conditions to be met and to report the merger as qualifying as a reorganization for U.S. federal income tax purposes. In addition, each of Schwab and TD Ameritrade has agreed in the merger agreement to use its reasonable best efforts (i) to cause the merger to qualify as a reorganization for U.S. federal income tax purposes and (ii) not to, and not to permit or cause any of their respective subsidiaries or affiliates to, take or cause to be taken any action reasonably likely to cause the merger to fail to qualify as a reorganization for U.S. federal income tax purposes. In the merger agreement, each party represents that it has not taken or agreed to take any action and does not have knowledge of any fact or condition that could reasonably be expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes. However, the qualification of the merger as a reorganization depends on numerous facts and circumstances, some of which are not known as of the date of this joint proxy statement/prospectus and are outside of the parties’ control. Accordingly, there can be no assurance that the merger will qualify as a reorganization for U.S. federal income tax purposes. The receipt of an opinion from counsel on the qualification of the merger as a reorganization for U.S. federal income tax purposes is not a condition to either party’s obligation to complete the merger, and Schwab and TD Ameritrade have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. Even if Schwab and TD Ameritrade report the merger as qualifying as a reorganization, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to the position taken by Schwab and TD Ameritrade.

If the merger qualifies as a reorganization for U.S. federal income tax purposes, upon exchanging your TD Ameritrade common stock for Schwab common stock, you will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Schwab common stock (as discussed below). The aggregate tax basis in the shares of Schwab common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the TD Ameritrade common stock you surrender. Your holding period for the shares of Schwab common stock that you receive in the merger (including a fractional share interest deemed received and redeemed as described below) will include your holding period for the shares of TD Ameritrade common stock that you surrender in the exchange. Your adjusted tax basis in and holding period for the TD Ameritrade common stock will be determined separately for each block of shares (i.e. shares acquired at the same cost in a single transaction) surrendered pursuant to the merger.

If you receive cash instead of a fractional share of Schwab common stock, you will be treated as having received the fractional share of Schwab common stock pursuant to the merger and then as having exchanged the fractional share of Schwab common stock for cash in a redemption by Schwab. As a result, assuming that the redemption of a fractional share of Schwab common stock is treated as a sale or exchange and not as a dividend, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of Schwab common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of TD Ameritrade common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

If the merger does not qualify as a reorganization for U.S. federal income tax purposes, the receipt of Schwab common stock and cash in exchange for TD Ameritrade common stock in the merger will be a taxable transaction. In general, a U.S. holder whose shares of TD Ameritrade common stock are converted into the right to receive Schwab common stock and cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the value of the Schwab common stock received in the merger plus the amount of any cash received instead of fractional shares of Schwab common stock (referred to in this joint proxy statement/prospectus as the amount realized) and (ii) such holder’s adjusted tax basis in the shares of TD Ameritrade common stock exchanged in the merger. Gain or loss, as well as the holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

If you are a non-corporate holder of TD Ameritrade common stock you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash received instead of a fractional share of Schwab common stock. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material U.S. federal income tax consequences is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

THE SCHWAB CHARTER AMENDMENT

Concurrently with the execution of the merger agreement, the Schwab board of directors approved an amendment to the Schwab charter to create the Schwab nonvoting common stock. Pursuant to the Schwab charter amendment, the number of authorized shares of capital stock of Schwab will increase by 300 million, and Schwab will be authorized to issue 300 million shares of Schwab nonvoting common stock.

Voting Rights

Schwab nonvoting common stock will have no voting power and will not be included in determining the number of shares voting or entitled to vote on a given matter, except (i) that any amendment, alteration or repeal (including by merger, consolidation or otherwise) of any provision of the Schwab charter in a manner that significantly and adversely affects the rights or preferences of the Schwab nonvoting common stock contained in the Schwab charter, relative to the effect of such amendment, alteration or repeal on the Schwab common stock, will require the affirmative vote of a majority of the outstanding shares of Schwab nonvoting common stock, voting separately as a class or (ii) as otherwise required by applicable law. Each holder of Schwab nonvoting common stock will have one vote for each share of Schwab nonvoting common stock held by such holder on all matters to be voted upon by the holders of Schwab nonvoting common stock.

The foregoing is a summary of the material terms of the Schwab charter amendment. This summary may not contain all of the information about the Schwab charter amendment that is important to you. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Schwab charter amendment attached as Annex B to this joint proxy statement/prospectus. You are encouraged to read the Schwab charter amendment in its entirety.

Transfer Restrictions

Holders of Schwab nonvoting common stock may not transfer any shares of Schwab nonvoting common stock except (i) to an affiliate of such holder, which is referred to in this joint proxy statement/prospectus as a permitted inside transfer, or (ii) (w) in a widespread public distribution (or to an underwriter solely for the purpose of conducting a widespread public distribution), (x) in a transfer in which no relevant transferee (or group of associated transferees) acquires 2% or more of any “class of voting shares” (as defined in 12 C.F.R. § 238.2(r)(3) or 12 C.F.R. § 225.2(q)(3), as applicable) of Schwab, (y) to a transferee that would own or control more than 50% of any “class of voting shares” (as defined in 12 C.F.R. § 238.2(r)(3) or 12 C.F.R. § 225.2(q)(3), as applicable) of Schwab without regard to any transfer of shares from the transferring holder, or (z) to Schwab (the transfer processes set forth in clause (ii) of this paragraph is collectively referred to in this joint proxy statement/prospectus as a permitted outside transfer); provided, that notwithstanding anything in clause (ii) of this paragraph, any transfer of shares of Schwab nonvoting common stock by a holder thereof in any transaction described in any of the foregoing clauses (w), (x), (y) or (z) that is also a permitted inside transfer will constitute a permitted inside transfer and not a permitted outside transfer. Any attempt to transfer any shares of Schwab nonvoting common stock not in compliance with these transfer restrictions will be null and void, and Schwab has the authority to cause the transfer agent, if any, for Schwab nonvoting common stock not to give any effect in Schwab’s stock records to such attempted transfer.

Conversion of Schwab Nonvoting Common Stock

Upon any permitted outside transfer, each transferred share of Schwab nonvoting common stock will, automatically and without the act of the holder thereof, be converted into one share of Schwab common stock in the hands of the transferee, subject to certain conversion terms (see “—Transfer Restrictions” beginning on page 190 of this joint proxy statement/prospectus). Such conversion will take effect simultaneously with the applicable permitted outside transfer.

After any permitted outside transfer, the new holder of the shares of Schwab nonvoting common stock so converted will present to Schwab such evidence of transfer as Schwab may reasonably request, and as soon as practicable after the presentation thereof and, if required, the payment of all transfer and similar taxes, Schwab will issue and register in book-entry form in the name of such holder the number of shares of Schwab common stock issuable upon such conversion. Each holder of Schwab nonvoting common stock must give prompt notice to Schwab of any permitted outside transfer of shares of Schwab nonvoting common stock by such holder; provided, that in the case of any shares of Schwab nonvoting common stock that are sold by a holder thereof in an offering that is a widespread public distribution under an effective registration statement pursuant to the Securities Act, no further evidence or notice of transfer will be required and each transferee will receive shares of Schwab common stock in such transfer, subject to the concurrent delivery of the shares of Schwab nonvoting common stock to Schwab. All shares of Schwab common stock issued or delivered upon conversion of shares of Schwab nonvoting common stock will be validly issued, fully paid and non-assessable and will be free of preemptive or similar rights and free of any lien or adverse claim created by Schwab. Schwab will take all such actions as may be necessary to assure that all such shares of Schwab common stock issuable upon conversion of the Schwab nonvoting common stock (i) will be listed or quoted on each securities exchange upon which the Schwab common stock is listed or quoted and (ii) will be issued without violation of any applicable law or governmental regulation (insofar as such applicable law or governmental regulation applies generally to such issuance and not to unique circumstances related to the relevant holder) or any requirements of any securities exchange upon which shares may be listed or quoted (except, in the case of clauses (i) and (ii), for official notice of issuance which will be immediately delivered by Schwab upon each such issuance). Schwab will not close its books against the transfer of Schwab nonvoting common stock or of Schwab common stock issued or issuable upon conversion of Schwab nonvoting common stock in any manner which interferes with the timely conversion of Schwab nonvoting common stock.

Effect of Conversion

Upon the occurrence of a conversion permitted under the Schwab charter, each outstanding share of Schwab nonvoting common stock that is converted will cease to be outstanding, dividends and distributions on such share will cease to accrue or be due and all rights in respect of such share will terminate, other than (i) the right to receive appropriate evidence of the share of Schwab common stock registered in book-entry form into which such share of Schwab nonvoting common stock has been converted and (ii) on the appropriate payment date after the date of conversion, the amount of all dividends or other distributions payable with respect to such share of Schwab nonvoting common stock with a record date prior to the date of conversion and a payment date subsequent to the date of conversion. The conversion of shares of Schwab nonvoting common stock will be made without charge to the holder or holders of such shares for any issuance tax in respect thereof or other costs incurred by Schwab in connection with such conversion.

THE VOTING AGREEMENTS

The following is a summary of the material terms of each of the voting agreements that Schwab and TD Ameritrade entered into concurrently with the execution and delivery of the merger agreement. This summary may not contain all of the information about the voting agreements that is important to you. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the TD Bank voting agreement, the significant TD Ameritrade stockholders voting agreement and the significant Schwab stockholders voting agreement, attached as Annexes C, D and E, respectively, to this joint proxy statement/prospectus. You are encouraged to read the voting agreements in their entirety.

The TD Bank Voting Agreement

Concurrently with the execution and delivery of the merger agreement, Schwab entered into the TD Bank voting agreement with TD Bank. As of the TD Ameritrade record date, TD Bank held in the aggregate 234,513,815 shares of TD Ameritrade common stock (representing approximately 43.4% of the outstanding shares of TD Ameritrade common stock).

Voting

The TD Bank voting agreement requires that TD Bank vote all of its shares of TD Ameritrade common stock (i) in favor of the approval and adoption of the merger agreement, and against any competing transaction, (ii) in favor of the TD Ameritrade adjournment proposal and (iii) in favor of any action reasonably requested by Schwab in furtherance of the merger agreement, the merger and any other transactions contemplated by the merger agreement, and against any action or agreement that would result in a material breach of any obligation or agreement of TD Ameritrade under the merger agreement or of TD Bank under the TD Bank voting agreement.

Non-Solicit / No-Shop Provisions

The TD Bank voting agreement requires that TD Bank (i) not solicit an alternative transaction and (ii) not participate in discussions or negotiations regarding an alternative transaction except when TD Ameritrade is so permitted.

Restrictions on Transfer

TD Bank has agreed, subject to certain exceptions, not to (i) directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any shares of TD Ameritrade common stock, or enter into any contract, option or other arrangement or understanding (including any voting trust or agreement) with respect thereto, or (ii) grant any proxy or power of attorney with respect to any of such stockholder’s shares of TD Ameritrade common stock that is inconsistent with the TD Bank voting agreement.

Representations and Warranties

TD Bank has made customary representations and warranties to Schwab, including with respect to (i) authority to enter into and carry out its obligations under, and enforceability of, the TD Bank voting agreement and (ii) the absence of any conflicts or required consents that would interfere with such party’s ability to perform its obligations under the TD Bank voting agreement.

Termination

The TD Bank voting agreement will terminate upon the earlier to occur of (i) the completion of the merger and (ii) the termination of the merger agreement in accordance with its terms.

Other Commitments

TD Bank has agreed to use reasonable best efforts to obtain regulatory approvals that are necessary, proper or advisable to complete the contemplated transactions.

Further, TD Bank has agreed not to participate in any litigation against Schwab or TD Ameritrade relating to the merger agreement or the completion of the transactions contemplated by the merger agreement, subject to limited exceptions.

The TD Bank voting agreement provides that no provisions contained therein limit the discretion of any officer, director or other representative of TD Bank to take or not take any action in his or her fiduciary capacity as an officer or director of TD Ameritrade.

The Significant TD Ameritrade Stockholders Voting Agreement

Concurrently with the execution and delivery of the merger agreement, Schwab entered into the significant TD Ameritrade stockholders voting agreement with the significant TD Ameritrade stockholders. As of the TD Ameritrade record date, the significant TD Ameritrade stockholders held in the aggregate 51,933,483 shares of TD Ameritrade common stock (representing approximately 9.6% of the outstanding shares of TD Ameritrade common stock).

Voting

The significant TD Ameritrade stockholders voting agreement requires that the significant TD Ameritrade stockholders vote their shares of TD Ameritrade common stock (i) in favor of the approval and adoption of the merger agreement, and against any competing transaction, (ii) in favor of the TD Ameritrade adjournment proposal and (iii) against any action or agreement that would result in a material breach of any obligation or agreement of TD Ameritrade under the merger agreement.

Non-Solicit / No-Shop Provisions

The significant TD Ameritrade stockholders voting agreement requires that the significant TD Ameritrade stockholders (i) not solicit an alternative transaction and (ii) not participate in discussions or negotiations regarding an alternative transaction except when TD Ameritrade is so permitted.

Restrictions on Transfer

The significant TD Ameritrade stockholders have agreed, subject to certain exceptions, not to (i) directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any shares of TD Ameritrade common stock, or enter into any contract, option or other arrangement or understanding (including any voting trust or agreement) with respect thereto, or (ii) grant any proxy or power of attorney with respect to any of such stockholder’s shares of TD Ameritrade common stock that is inconsistent with the TD Ameritrade significant stockholders voting agreement.

Representations and Warranties

The significant TD Ameritrade stockholders have made customary representations and warranties to Schwab, including with respect to (i) authority to enter into and carry out its obligations under, and enforceability of, the voting agreement and (ii) the absence of any conflicts or required consents that would interfere with such party’s ability to perform its obligations under the significant TD Ameritrade stockholders voting agreement.

Termination

The TD Ameritrade stockholders voting agreement will terminate upon the earliest to occur of (i) the completion of the merger, (ii) the date and time on which the merger agreement is amended in a manner that changes the form or amount of merger consideration payable in respect of the shares subject to the significant TD Ameritrade stockholders voting agreement or is in any way material and adverse to any of the significant TD Ameritrade stockholders, (iii) the termination of the merger agreement in accordance with its terms, (iv) the date and time on which the necessary TD Ameritrade stockholder approval is obtained or (v) the TD Ameritrade board of directors changes its recommendation in favor of the approval and adoption of the merger agreement.

Other Commitments

Pursuant to the significant TD Ameritrade stockholders voting agreement, Schwab has committed in good faith to seek to maintain, from the date of the closing of the merger through the second anniversary thereof, a level of employment in Nebraska comparable to TD Ameritrade’s level of employment in Nebraska at the closing date, taking into account voluntary attrition and transaction-related integration plans.

Further, the significant TD Ameritrade stockholders have agreed not to participate in any litigation against Schwab or TD Ameritrade relating to the merger agreement or the completion of the transactions contemplated by the merger agreement.

The significant TD Ameritrade stockholders voting agreement provides that no provisions contained therein limit the discretion of any significant TD Ameritrade stockholder, or any officer, director or other representative of any significant TD Ameritrade stockholder, to take or not take any action in his or her fiduciary capacity as an officer or director of TD Ameritrade.

In connection with the entry into the significant TD Ameritrade stockholders voting agreement, TD Ameritrade and the significant TD Ameritrade stockholders entered into a standard indemnity agreement.

The Significant Schwab Stockholders Voting Agreement

Concurrently with the execution and delivery of the merger agreement, TD Ameritrade entered into the significant Schwab stockholders voting agreement, which, together with the TD Bank voting agreement and the TD Ameritrade significant stockholders voting agreement, are referred to in this joint proxy statement/prospectus as the voting agreements. As of the Schwab record date, the significant Schwab stockholders held in the aggregate 131,835,487 shares of Schwab common stock (representing approximately 10.2% of the outstanding shares of Schwab common stock).

Voting

The significant Schwab stockholders voting agreement requires that the significant Schwab stockholders vote their shares of Schwab common stock (i) in favor of the share issuance and the Schwab charter amendment, and against any competing transaction, (ii) in favor of the Schwab adjournment proposal and (iii) in favor of any action reasonably requested by TD Ameritrade in furtherance of the merger agreement, the merger and any other transactions contemplated by the merger agreement, and against any action or agreement that would result in a material breach of any obligation or agreement of Schwab under the merger agreement or of such significant Schwab stockholder under the significant Schwab stockholders voting agreement.

Non-Solicit / No-Shop Provisions

The significant Schwab stockholders voting agreement requires that the significant Schwab stockholders (i) not solicit an alternative transaction and (ii) not participate in discussions or negotiations regarding an alternative transaction except when Schwab is so permitted.

Restrictions on Transfer

Each significant Schwab stockholder has agreed, subject to certain exceptions, not to (i) directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any shares of Schwab common stock, or enter into any contract, option or other arrangement or understanding (including any voting trust or agreement) with respect thereto, or (ii) grant any proxy or power of attorney with respect to any of such stockholder’s shares of Schwab common stock that is inconsistent with the significant Schwab stockholders voting agreement.

Representations and Warranties

The significant Schwab stockholders have made customary representations and warranties to TD Ameritrade, including with respect to (i) authority to enter into and carry out its obligations under, and enforceability of, the voting agreement and (ii) the absence of any conflicts or required consents that would interfere with such party’s ability to perform its obligations under the significant Schwab stockholders voting agreement.

Termination

The significant Schwab stockholders voting agreement will terminate upon the earlier to occur of (i) the completion of the merger and (ii) the date of termination of the merger agreement in accordance with its terms.

Other Commitments

The significant Schwab stockholders have agreed not to participate in any litigation against Schwab or TD Ameritrade relating to the merger agreement or the completion of the transactions contemplated by the merger agreement, provided that participation in the defense of such claims is not prohibited.

The significant Schwab stockholders voting agreement provides that no provisions contained therein limit the discretion of any significant Schwab stockholder, or any officer, director or other representative of any significant Schwab stockholder, to take or not take any action in his or her fiduciary capacity as an officer or director of Schwab.

THE STOCKHOLDER AGREEMENT

Concurrently with the execution and delivery of the merger agreement, Schwab entered into a stockholder agreement with TD Bank, which is referred to in this joint proxy statement/prospectus as the stockholder agreement. The stockholder agreement, to be effective as of the closing of the merger, governs the rights and obligations of Schwab and TD Bank with respect to Schwab common shares to be acquired by TD Bank as part of the merger.

The following is a summary of the material terms of the stockholder agreement. This summary may not contain all of the information about the stockholder agreement that is important to you. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the stockholder agreement attached as Annex F to this joint proxy statement/prospectus. You are encouraged to read the stockholder agreement in its entirety.

Standstill Restrictions and Transfer Restrictions

Subject to certain exceptions, TD Bank has agreed not to transfer Schwab common shares that are governed by the stockholder agreement for a period of eight months following the closing of the merger. Following the lock-up period, and subject to exceptions (including sales under Rule 144 under the Securities Act), TD Bank is not permitted to sell Schwab common shares to any (i) non-passive investor that would hold 2.5% or more of the Schwab common stock or (ii) passive investor that would hold 10% or more of the Schwab common stock.

Under the stockholder agreement, TD Bank is also subject to customary standstill provisions, which fall away upon the earlier of (i) a change of control of Schwab or (ii) the later of (x) TD Bank ceasing to hold at least 5% of the Schwab common shares or (y) two years after the completion of the merger.

Ownership Limitations

If, at any time, TD Bank owns shares of Schwab common stock representing in excess of the voting limitation percentage, then TD Bank and Schwab will effect an exchange where each share of Schwab common stock in excess of the voting limitation percentage is exchanged for one share of Schwab nonvoting common stock. Furthermore, if, at any time, Schwab notifies TD Bank that an event is reasonably likely to occur that will result in TD Bank owning Schwab common stock in excess of the voting limitation percentage, then, upon the occurrence of and concurrently with that event, TD Bank and Schwab will effect an exchange of each share of Schwab common stock owned by TD Bank in excess of the voting limitation percentage, after giving effect to that event. TD Bank has agreed not to take any action that would cause it to exceed the voting limitation percentage.

If, at any time, TD Bank holds Schwab common shares in excess of 14.9% of the issued and outstanding Schwab common shares, which is referred to in this joint proxy statement/prospectus as the common ownership limitation, then TD Bank will, as soon as practicable (but, in any event, within twelve months), sell or dispose of Schwab common shares in excess of the common ownership limitation.

Designations to the Schwab Board of Directors

For so long as TD Bank holds greater than or equal to 10% of the Schwab common shares, TD Bank will have the right to designate two directors to the Schwab board of directors. If TD Bank holds greater than or equal to 5% (but less than 10%) of the Schwab common shares, TD Bank will have the right to designate one director to the Schwab board of directors. TD Bank will not have the right to designate any directors once it holds less than 5% of the Schwab common shares. Under certain other circumstances, TD Bank may lose its right to designate any directors. The foregoing description of TD Bank’s board designation rights is subject to certain provisions in the stockholder agreement regarding TD Bank’s ability in limited circumstances to acquire Schwab common shares and reinstate board designation rights if it ceases to hold the requisite level of Schwab common shares under certain circumstances. TD Bank will also be entitled to certain board committee membership rights for so long as it is entitled to designate at least one director.

Voting

Pursuant to the stockholder agreement, TD Bank has agreed that, on each matter on which the holders of Schwab common stock vote, it will vote, including in respect of the election or appointment of any candidate for election or appointment as a director (other than to the extent relating to the election or appointment of a director nominated or designated by TD Bank), its Schwab common stock at its election either (i) in accordance with the recommendation of the Schwab board of directors or (ii) pro rata in accordance with the votes of the other holders of Schwab common stock.

Furthermore, TD Bank has agreed not to take any action that would be inconsistent with the noncontrol determinations, or that would result in a control event. Upon a control event, the parties would enter into a discussion and negotiation period of three months and, if the control event is not eliminated, TD Bank has agreed to then take certain actions to eliminate the control event.

THE REGISTRATION RIGHTS AGREEMENT

Concurrently with the execution and delivery of the merger agreement, Schwab entered into the registration rights agreement, which is referred to in this joint proxy statement/prospectus as the registration rights agreement.

The following is a summary of the material terms of the registration rights agreement. This summary may not contain all of the information about the registration rights agreement that is important to you. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the registration rights agreement attached as Annex G to this joint proxy statement/prospectus. You are encouraged to read the registration rights agreement in its entirety.

The registration rights agreement, to be effective as of the closing of the merger, provides each of TD Bank, Charles R. Schwab, and, if it elects to be a party, Schwab’s employee stock ownership plan, up to three “demand” registrations in any 12-month period and customary “piggyback” registration rights. The registration rights agreement also provides that Schwab will indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

THE LETTER AGREEMENT

Concurrently with the execution and delivery of the merger agreement, Schwab, TD Ameritrade and TD Bank entered into the letter agreement.

The following is a summary of the material terms of the letter agreement. This summary may not contain all of the information about the letter agreement that is important to you. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the letter agreement attached as Annex H to this joint proxy statement/prospectus. You are encouraged to read the letter agreement in its entirety.

Pursuant to the letter agreement, Schwab and TD Ameritrade have agreed with TD Bank that they will not (i) waive certain conditions to the closing of the merger that would adversely affect TD Bank or (ii) complete the merger unless certain conditions (primarily related to the noncontrol determinations and other regulatory approvals required by TD Bank) are satisfied. Furthermore, TD Bank has agreed to use reasonable best efforts to obtain certain regulatory approvals that are required in connection with the contemplated transactions, subject to certain limitations. TD Bank has agreed to modify (i) its voting rights and governance arrangements as contemplated by the merger agreement and/or the stockholder agreement and/or (ii) the terms of the insured deposit account agreement, in each case, to the extent necessary to obtain (x) a determination from the Federal Reserve Board or, as determined by TD Bank in its sole discretion and Schwab in its sole discretion, other acceptable confirmation, that the completion of the merger and the other contemplated transactions will not result in TD Bank being deemed to “control” Schwab (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA) following the completion of the merger and the other contemplated transactions and (y) a determination from the Federal Reserve Board in form and substance reasonably satisfactory to Schwab or, as determined by Schwab in its sole discretion, other acceptable confirmation, that the completion of the merger and the other contemplated transactions will not result in Schwab being deemed to “control” any of the TD subsidiary banks (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA); provided that TD Bank will not be required to take any action which would result in a loss of its ability to account for its ownership of Schwab common shares to be issued to it in the merger on an equity accounting basis.

THE INSURED DEPOSIT ACCOUNT AGREEMENT

Concurrently with the execution and delivery of the merger agreement, Schwab and the depository institutions executed the insured deposit account agreement by and among Schwab and the depository institutions, which is referred to in this joint proxy statement/prospectus as the insured deposit account agreement, which will replace the existing insured deposit account agreement between the depository institutions and TD Ameritrade, which is referred to in this joint proxy statement/prospectus as the existing insured deposit account agreement.

The following is a summary of the material terms of the insured deposit account agreement. This summary may not contain all of the information about the insured deposit account agreement that is important to you. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the insured deposit account agreement attached as Annex I to this joint proxy statement/prospectus. You are encouraged to read the insured deposit account agreement in its entirety.

The insured deposit account agreement will become effective as of the closing of the merger. Under the insured deposit account agreement, there will be an initial period during which the amounts swept to the depository institutions will solely be composed of client funds from the TD Ameritrade subsidiary broker-dealers. Following this initial period, Schwab’s subsidiary broker-dealers, including the broker-dealers it will acquire from TD Ameritrade, can sweep client funds to money market deposit accounts at the depository institutions, subject to certain limits.

From and after July 1, 2021, Schwab’s subsidiary broker-dealers will be permitted to begin to reduce deposit balances swept to the depository institutions by up to $10 billion over each rolling 12-month period, subject to the maturity of fixed-term investments and certain carry-forward and look-back requirements and a requirement to maintain an aggregate minimum required balance of $50 billion. Subject to Schwab maintaining this minimum required balance at the depository institutions, the insured deposit account agreement will allow Schwab’s subsidiary broker-dealers to sweep their clients’ funds to Schwab’s own subsidiary depository institutions, other depository institutions and other liquid investment options.

Schwab will receive from the depository institutions an aggregate monthly fee, which is referred to in this joint proxy statement/prospectus as the sweep arrangement fee, that compensates Schwab for its services under the insured deposit account agreement based on the total amount of deposits swept to the depository institutions each month. The sweep arrangement fee will be determined by reference to certain yields based on whether the balances are fixed-term obligations or floating rate short-term obligations, less a 15 basis point service fee paid by Schwab to the depository institutions, less FDIC deposit assessments and less interest on deposits paid to clients.

The insured deposit account agreement will have an initial expiration date of July 1, 2031, subject to automatic renewal for successive five-year terms if not terminated by either Schwab or the depository institutions two years prior to the then current term’s expiration date. Schwab’s subsidiary broker-dealers will be required to sweep 80% of client balances under the insured deposit account agreement into fixed-rate obligations until at least July 1, 2026. After July 1, 2026, they will be able to convert maturing fixed-rate obligations into floating rate short-term obligations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of Schwab’s Directors and Executive Officers in the Merger

In considering the recommendation of the Schwab board of directors that Schwab stockholders vote to approve the share issuance and the Schwab charter amendment, Schwab stockholders should be aware that the directors and executive officers of Schwab may have interests in the merger that are different from, or in addition to, the interests of Schwab stockholders generally. The Schwab board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, in adopting the merger agreement and in making its recommendation that Schwab stockholders vote to approve the share issuance, the Schwab charter amendment and the Schwab adjournment proposal.

Charles R. Schwab, chairman and a member of the Schwab board of directors, is a party to the registration rights agreement, as discussed in further detail in “The Registration Rights Agreement” beginning on page 198 of this joint proxy statement/prospectus. The registration rights agreement is attached as Annex G to this joint proxy statement/prospectus.

Schwab’s directors and executive officers will not receive any special compensation the payment of which is contingent upon completion of the merger. Schwab’s director and executive compensation programs are described in further detail in Schwab’s definitive proxy statement on Schedule 14A, filed with the SEC on March  29, 2019 and incorporated by reference into this joint proxy statement/prospectus.

Interests of TD Ameritrade’s Directors and Executive Officers in the Merger

In considering the recommendation of the TD Ameritrade board of directors to vote for the approval and adoption of the merger agreement, TD Ameritrade stockholders should be aware that the directors and executive officers of TD Ameritrade may have interests in the merger that are different from, or in addition to, the interests of TD Ameritrade stockholders generally. The strategic development committee was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in making its recommendation to the TD Ameritrade board of directors that it approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The TD Ameritrade board of directors was also aware of these interests and considered them, among other matters, in evaluating the merger agreement and approving the merger, and in making its recommendation that TD Ameritrade stockholders vote to approve and adopt the merger agreement. Such interests are described in more detail below. The transactions contemplated by the merger agreement will be a “change in control” for purposes of the TD Ameritrade executive compensation and benefit plans and agreements described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•

The relevant price per share of TD Ameritrade common stock is $51.67, which is the average closing price per share of TD Ameritrade common stock as reported on NASDAQ over the first five business days following the first public announcement of the merger on November 25, 2019.

•	The effective time of the merger as referenced in this section is March 6, 2020, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section.

•

The employment of each executive officer of TD Ameritrade was terminated by TD Ameritrade without “cause” (as such term is defined in the relevant plans and agreements), in each case, immediately following the assumed effective time of the merger.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the merger.

Treatment of TD Ameritrade Equity-Based Awards

TD Ameritrade Options

At the effective time of the merger, each outstanding TD Ameritrade option, whether vested or unvested, will be assumed by Schwab and become, as of the effective time of the merger, an option to purchase shares of Schwab common stock, on the same terms and conditions as applied to such TD Ameritrade option immediately prior to the effective time of the merger, except that (a) the number of shares of Schwab common stock subject to such TD Ameritrade option will equal the product of (i) the number of shares of TD Ameritrade common stock that were subject to such TD Ameritrade option immediately prior to the effective time of the merger, multiplied by (ii) the exchange ratio, rounded down to the nearest whole number of shares, and (b) the per share exercise price shall equal the quotient of (1) the exercise price per share of TD Ameritrade common stock at which such TD Ameritrade option was exercisable immediately prior to the effective time of the merger, divided by (2) the exchange ratio, rounded up to the nearest whole cent.

TD Ameritrade RSUs

At the effective time of the merger, each outstanding TD Ameritrade RSU, whether vested or unvested, will be assumed by Schwab and become a restricted stock unit award with respect to shares of Schwab common stock, on the same terms and conditions as applied to such TD Ameritrade RSU immediately prior to the effective time of the merger, except that the number of shares of Schwab common stock subject to such assumed TD Ameritrade RSU will equal the product of (a) the number of shares of TD Ameritrade common stock that were subject to such TD Ameritrade RSU prior to the effective time of the merger, multiplied by (b) the exchange ratio, rounded to the nearest whole share.

TD Ameritrade PSUs

At the effective time of the merger, each outstanding TD Ameritrade PSU will be converted into a restricted stock unit award of Schwab representing the right to receive shares of Schwab common stock with respect to each share of TD Ameritrade common stock underlying such TD Ameritrade PSU (with the number of shares of TD Ameritrade common stock earned to be determined based on the greater of (a) the actual level of achievement of the applicable performance goals as determined by the compensation committee of TD Ameritrade prior to the effective time of the merger using the information available as of the latest practicable date prior to the effective time of the merger and (b) the target level), except that the number of shares of Schwab common stock subject to such converted TD Ameritrade PSU will equal the product of (i) the number of shares of TD Ameritrade common stock that were subject to such TD Ameritrade PSU immediately prior to the effective time of the merger multiplied by (ii) exchange ratio, rounded to the nearest whole number of shares.

TD Ameritrade Director RSUs

At the effective time of the merger, each outstanding TD Ameritrade director RSU, whether vested or unvested, will vest, if unvested, and be cancelled and converted into the right to receive the merger consideration as if such TD Ameritrade director RSU had been settled in shares of TD Ameritrade common stock immediately prior to the effective time of the merger.

Treatment of TD Ameritrade Equity Awards Upon Termination of Employment on or Following the Merger

Pursuant to the terms of the award agreements applicable to the TD Ameritrade RSUs and TD Ameritrade PSUs held by executive officers, if an executive officer’s employment is terminated by TD Ameritrade without “cause” within twenty-four months following a change in control of TD Ameritrade in the case of TD Ameritrade RSUs, or at any time after a change in control of TD Ameritrade in the case of TD Ameritrade PSUs, all TD Ameritrade RSU and TD Ameritrade PSU awards held by such executive officer would fully vest upon such termination of employment.

In connection with the merger, TD Ameritrade amended the outstanding TD Ameritrade PSUs to waive the proration that would otherwise apply to the vesting of such awards upon the termination of the holder’s employment without “cause” following a change in control of TD Ameritrade.

These “double trigger” vesting provisions applicable to the TD Ameritrade RSUs and TD Ameritrade PSUs held by executive officers will continue to apply to such awards after they are assumed by Schwab at the effective time of the merger.

Quantification of TD Ameritrade Equity Awards Held by Directors and Executive Officers

For an estimate of the amounts that would become payable to TD Ameritrade’s named executive officers upon the vesting of their TD Ameritrade equity awards, see “—Quantification of Potential Payments to TD Ameritrade’s Named Executive Officers in Connection with the Merger” below. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate amount that would be payable to the eleven TD Ameritrade non-employee directors in settlement of their unvested TD Ameritrade director RSUs is $1,585,287.

Executive Severance Arrangements

Stephen J. Boyle

Mr. Boyle’s severance entitlements are described below under “—Letter Agreement with Stephen J. Boyle.”

Peter deSilva

Pursuant to Mr. deSilva’s letter agreement, Mr. deSilva is entitled to the following payments and benefits in connection with a termination without cause or for good reason, subject to his execution and nonrevocation of a release of claims in favor of TD Ameritrade: (a) continued payment of his base salary for 12 months following termination; (b) a cash bonus payment equal to $1,175,000; (c) payment of the employer portion of COBRA premiums by TD Ameritrade for six months following termination; and (d) if such termination occurs within 12 months after a change in control of TD Ameritrade, continued vesting of his outstanding equity awards. Mr. deSilva is subject to noncompetition and employee and client nonsolicitation covenants for 24 months following his termination of employment (provided that in the case of Mr. deSilva’s voluntary resignation in circumstances that do not entitle him to receive severance, the noncompetition period (but not the nonsolicitation period) is reduced to 12 months).

For an estimate of the amounts that would become payable to Mr. deSilva in respect of his severance benefits, see “—Quantification of Potential Payments to TD Ameritrade’s Named Executive Officers in Connection with the Merger” below.

Jon C. Peterson, Thomas A. Nally, and Steven M. Quirk.

TD Ameritrade intends to cause the severance program described below to be effective with respect to executive officers (other than Messrs. deSilva and Boyle, who are covered by letter agreements providing for severance) who experience an involuntary termination of employment without “cause” on, or within 12 months following, the closing. The severance benefits described below are conditioned on an executive’s execution and nonrevocation of a customary release of claims in favor of TD Ameritrade, Schwab and their respective affiliates that contains a reaffirmation of their then-current restrictive covenant agreements which generally last for 24 months following a termination of employment and include post-termination noncompetition and employee and client non-solicitation covenants:

•	Cash Severance. Four weeks of base salary and target cash incentive compensation for each completed year of service, subject to a 26-week minimum and a 104-week maximum.

•	Incentive Award. Prorated cash incentive award based on actual performance for the full performance period.

•	COBRA. Payment of the employer portion of COBRA premiums for a minimum period of 26 weeks and a maximum period of 18 months, depending on the executive officer’s length of service with TD Ameritrade.

•	Outplacement. Six months of outplacement benefits.

For an estimate of the amounts that would become payable to TD Ameritrade’s named executive officers in respect of the severance benefits, see “—Quantification of Potential Payments to TD Ameritrade’s Named Executive Officers in Connection with the Merger” below.

Agreement with Stephen J. Boyle

On February 4, 2020, TD Ameritrade entered into a term sheet agreement with Stephen J. Boyle in respect of his service as interim president and chief executive officer, effective as of November 20, 2019, which is referred to in this joint proxy statement/prospectus as the Boyle agreement. The Boyle agreement provides that Mr. Boyle will serve in this position through the effective time of the merger unless his employment is terminated or he ceases serving in this position at an earlier date.

Pursuant to the Boyle agreement, Mr. Boyle is entitled to (i) an annual base salary of $800,000, and (ii) an annual incentive award with a total blended target opportunity of $4,400,000 for TD Ameritrade’s 2020 fiscal year and a total target opportunity of $4,750,000 for TD Ameritrade’s 2021 fiscal year. TD Ameritrade will also continue to pay for Mr. Boyle’s New York apartment in accordance with his prior arrangement through the expiration of the current lease on July 13, 2020.

In the event of Mr. Boyle’s termination of employment without cause or for good reason, in each case, during the period from November 20, 2019 through the earlier to occur of 12 months after the effective time of the merger and the date that the merger agreement is terminated without the occurrence of the merger, which period is referred to in this joint proxy statement/prospectus as the severance protection period, subject to Mr. Boyle’s execution of a release of claims and compliance with his existing restrictive covenants, Mr. Boyle will be entitled to the following severance benefits:

•	A lump sum cash severance payment equal to $2,875,000;

•

To the extent not previously paid, a lump sum cash payment in respect of Mr. Boyle’s 2020 fiscal year annual incentive opportunity based on target performance and (a) prorated for the portion of TD Ameritrade’s 2020 fiscal year that has elapsed through the date of termination, if such termination occurs prior to the effective time of the merger or (b) prorated from the effective time of the merger through the date of termination, if such termination occurs on or after the effective time of the merger;

•

If the date of termination occurs in TD Ameritrade’s 2021 fiscal year, a lump sum cash payment in respect of Mr. Boyle’s 2021 fiscal year annual incentive opportunity based on (a) target performance, if the termination is prior to the effective time of the merger, or (b) $2,150,000 (or, if greater, Mr. Boyle’s incentive opportunity for his role following the effective time of the merger), if the termination is after the effective time of the merger, in each case, prorated for the portion of TD Ameritrade’s 2021 fiscal year that has elapsed through the date of termination;

•	A lump sum payment equal to 18 months of the employer portion of his COBRA premiums; and

•

Treatment of outstanding and unvested equity awards in accordance with the terms of the applicable award agreements, which, for the avoidance of doubt, provide for accelerated vesting in the event of involuntary termination upon retirement or within 24 months of a change in control.

In the event of Mr. Boyle’s involuntary termination of employment by TD Ameritrade without cause after the expiration of the severance protection period, subject to Mr. Boyle’s execution of a release of claims and compliance with his existing restrictive covenants, Mr. Boyle will be entitled to the following severance benefits:

•	4 weeks of base salary for each completed year of service up to a maximum of 104 weeks (2 years);

•	4 weeks of target cash incentive for each completed year of service up to a maximum of 104 weeks (2 years);

•	A lump sum payment equal to 12 months of the employer portion of his COBRA premiums; and

•	Immediate full vesting of all outstanding restricted stock units.

The Boyle agreement provides that, if the compensation and benefits payable thereunder would be subject to Section 280G of the Code, such amounts would be reduced to the extent such reduction would place Mr. Boyle in a better after-tax position. The Boyle agreement also provides that, in order to mitigate the impact of Section 280G of the Code on Mr. Boyle’s change in control related payments and benefits, TD Ameritrade accelerated into 2019 the vesting and settlement of 24,304 TD Ameritrade RSUs granted on December 5, 2019. Such accelerated vesting is subject to certain conditions, including the obligation of Mr. Boyle to repay, upon his voluntary resignation or termination for cause, the net after-tax number of shares of TD Ameritrade common stock previously delivered to him under the TD Ameritrade RSUs that would have been forfeited upon such termination under the original terms of the award.

The Boyle agreement incorporates Mr. Boyle’s existing noncompetition and employee and client nonsolicitation covenants, each of which apply for 24 months following a termination for any reason.

Potential Compensation Arrangements with Executive Officers

As of the date of this joint proxy statement/prospectus, Schwab has not entered any compensatory arrangements with any TD Ameritrade executive officer. However, prior to or following the effective time of the merger, executive officers of TD Ameritrade may discuss or enter into agreements with Schwab or any of its affiliates regarding employment with, or the right to participate in the equity of, Schwab or one or more of its affiliates.

Prorated 2020 Management Incentive Award

Under the merger agreement, TD Ameritrade may pay a prorated annual incentive award in respect of the portion of its 2020 fiscal year elapsed prior to the effective time of the merger to each TD Ameritrade employee who is eligible to participate in TD Ameritrade’s Management Incentive Plan (with the cash component of such award paid in cash and the equity component of such award delivered in the form of a TD Ameritrade RSU award) on or within five days prior to the effective time of the merger, as determined based on actual performance through the latest practicable date prior to the effective time of the merger, as determined by the compensation committee of the TD Ameritrade board of directors prior to the effective time of the merger.

For an estimate of the amounts that would become payable to TD Ameritrade’s named executive officers in respect of prorated 2020 management incentive awards, see “—Quantification of Potential Payments to TD Ameritrade’s Named Executive Officers in Connection with the Merger” below.

Prorated 401(k) Plan Profit Sharing Contribution

Pursuant to the terms of the merger agreement, on or immediately prior to the effective time of the merger, TD Ameritrade may make a partial year profit sharing contribution to its 401(k) plan with respect to the portion of the plan year preceding the effective time of the merger. Prior to the effective time of the merger, TD Ameritrade will take action to cause all unvested balances in its 401(k) plan to become vested upon the effective time of the merger.

For an estimate of the amounts that would be contributed to the 401(k) plan accounts of TD Ameritrade’s named executive officers pursuant to the partial year 401(k) plan profit sharing contributions, see “—Quantification of Potential Payments to TD Ameritrade’s Named Executive Officers in Connection with the Merger” below.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, from and after the effective time of the merger, the surviving corporation will indemnify certain persons, including TD Ameritrade’s directors and executive officers. In addition, for a period of not less than six years from the effective time of the merger, Schwab will maintain an insurance policy for the benefit of certain persons, including TD Ameritrade’s directors and executive officers. For additional information, see “The Merger Agreement—Indemnification and Insurance,” beginning on page 180 of this joint proxy statement/prospectus.

Certain Compensation Arrangements in connection with Service on Strategic Development Committee

As compensation for their continuing service on the strategic development committee, the chairman of the strategic development committee is entitled to a monthly cash payment of $20,000 and each other member of the strategic development committee is entitled to a monthly cash payment of $15,000, plus reimbursement of reasonable, out-of-pocket expenses. In 2019, Ms. V. Ann Hailey received $120,000, Mr. Mark L. Mitchell received $120,000 and Mr. Allan R. Tessler received $160,000 in consideration for their work as members (and in the case of Mr. Tessler, as chairman) of the strategic development committee in connection with the pending merger, and each will be entitled to additional compensation for their continuing service on the strategic development committee while the merger remains pending, as described above.

Certain Arrangements and Agreements with Schwab

Appointments to the Schwab Board of Directors

Pursuant to the terms of the merger agreement, to the extent that such director representation is consistent with the receipt of the noncontrol determinations, Schwab will take all necessary action to cause Mr. Todd M. Ricketts, who has been designated by TD Ameritrade, and two other individuals who will be designated by TD Bank to be appointed to the Schwab board of directors as of the effective time of the merger, provided that such individuals meet (i) the director qualification and eligibility criteria of the nominating and corporate governance committee of the Schwab board of directors and (ii) any applicable requirements or standards that may be imposed by a regulatory agency for service on the Schwab board of directors, and will otherwise be reasonably acceptable to the nominating and corporate governance committee of the Schwab board of directors. As of the date of this joint proxy statement/prospectus, TD Bank has not identified either of the director designees it is permitted to designate to be appointed to the Schwab board of directors pursuant to the merger agreement.

Agreements Entered into between TD Bank and Schwab

Interests of Certain Non-Employee Directors

In addition to their ownership interest in shares of TD Ameritrade common stock, as described further above, certain of TD Ameritrade’s directors may be deemed to benefit from arrangements and agreements entered into between TD Bank and Schwab, including TD Bank’s right to nominate two directors to the Schwab board of directors at the closing of the merger and the terms of the stockholder agreement, the registration rights agreement and the insured deposit account agreement, in each case entered into between TD Bank (or its applicable affiliates) and Schwab effective as of the closing of the merger. See “The Stockholder Agreement,” “The Registration Rights Agreement” and “The Insured Deposit Account Agreement” beginning on pages 196, 198 and 200, respectively, of this joint proxy statement/prospectus. The five directors designated by TD Bank to serve on the TD Ameritrade board of directors are: Mr. Bharat B. Masrani, a director of TD Ameritrade and president, chief executive officer and a director of TD Bank; Mr. Brian M. Levitt, a director of TD Ameritrade and chairman of the TD Bank board of directors; Ms. Karen E. Maidment and Ms. Irene R. Miller, directors of TD Ameritrade and TD Bank; and Mr. Wilbur J. Prezzano, a director of TD Ameritrade who formerly served as a director of TD Bank.

Quantification of Potential Payments to TD Ameritrade’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of TD Ameritrade’s named executive officers that is based on or otherwise relates to the merger. For additional details regarding the terms of the payments and benefits described below, see “—Interests of TD Ameritrade’s Directors and Executive Officers in the Merger” above.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating such amounts, the following assumptions were used:

•

The relevant price per share of TD Ameritrade common stock is $51.67, which is the average closing price per share of TD Ameritrade common stock as reported on NASDAQ over the first five business days following the first public announcement of the merger on November 25, 2019).

•	The effective time of the merger as referenced in this section is March 6, 2020, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section.

•

The employment of each named executive officer of TD Ameritrade was terminated by TD Ameritrade without “cause” (as such term is defined in the relevant plans and agreements), in each case, immediately following the assumed effective time of the merger.

Name	Cash ($)(2)	Equity ($)(3)	Benefits ($)(4)	Other ($)(5)	Total ($)
Named Executive Officers(1)
Stephen J. Boyle	$3,848,077	$2,181,766	$29,180	$12,969	$6,071,992
Jon C. Peterson	$1,194,231	$678,892	$35,796	$12,969	$1,921,888
Peter J. deSilva	$2,344,712	$4,123,163	$18,599	$12,969	$6,499,443
Thomas A. Nally	$4,169,712	$4,823,084	$23,137	$12,969	$9,028,902
Steven M. Quirk	$2,043,750	$3,655,549	$28,127	$12,969	$5,740,395

(1)

This table does not include Tim Hockey, former president and chief executive officer. On July 22, 2019, TD Ameritrade announced that Mr. Hockey would be stepping down from his role as president, chief executive officer and as a member of the TD Ameritrade board of directors, effective upon the date that his successor commences employment, but in no event later than February 29, 2020. In connection with such transition, TD Ameritrade and Mr. Hockey entered into a transition agreement modifying certain terms of his employment arrangement, as previously disclosed by TD Ameritrade. On November 25, 2019, in connection with the approval of and entry into the merger agreement, TD Ameritrade announced the appointment of Mr. Boyle as interim president and chief executive officer. Mr. Hockey transitioned to a role as senior advisor to TD Ameritrade, which includes providing transition services as a special advisor to Mr. Boyle through February 29, 2020. Mr. Hockey will be entitled to receive the termination benefits under his transition agreement. Mr. Hockey is not entitled to receive any enhanced compensation or benefits in connection with the merger, except that Mr. Hockey will receive the benefit of the merger agreement term providing that outstanding TD Ameritrade PSUs will be earned at the greater of the actual level of achievement through the latest practicable date prior to the effective time and the target level of performance. Mr. Hockey holds awards of TD Ameritrade PSUs granted in December 2017 and December 2018 relating to 98,257 and 121,220 shares of TD Ameritrade common stock at target, respectively. Based on the closing price of TD Ameritrade common stock on March 6, 2020, the actual level of performance achievement with respect to such awards is 94.12% and 87.06% of target, respectively. Therefore, based on the assumptions noted above, the incremental value deliverable to Mr. Hockey in respect of his awards of TD Ameritrade PSUs granted in December 2017 and December 2018 under the merger agreement is $298,549 and $810,599, respectively.

(2)	The cash amount payable to the named executive officers consists of the following components:

(a)

Cash Severance. Consists of (i) for Mr. Boyle, a lump sum cash severance payment equal to $2,875,000, (ii) for Mr. deSilva, 12 months of salary continuation payments and a cash bonus payment equal to $1,175,000, and (iii) for Messrs. Peterson, Nally and Quirk, cash severance equal to four weeks of base salary and target cash incentive compensation for each completed year of service (23 years for Mr. Peterson, 26 years for Mr. Nally and 12 years for Mr. Quirk). The cash severance is contingent upon a qualifying termination of employment (i.e., “double-trigger”) and the execution of a release of claims (see “—Letter Agreement with Stephen J. Boyle” and “—Executive Severance Arrangements” above); and

(b)

Prorated Annual Cash Incentive. Consists of the cash portion of the prorated annual management incentive award in respect of TD Ameritrade’s 2020 fiscal year, determined based on actual performance through the latest practicable date prior to the effective time of the merger (assuming for purposes of this estimate that such performance is equal to target). The bonus will be paid on or within five days prior to the effective time of the merger (i.e., “single-trigger”) (see “—Prorated 2020 Management Incentive Award” above).

Set forth below is the estimated value of each component of the aggregate cash amount.

Name	Cash Severance ($)	Prorated Annual Cash Incentive ($)
Named Executive Officers
Stephen J. Boyle	$2,875,000	$973,077
Jon C. Peterson	$1,061,538	$132,692
Peter J. deSilva	$1,825,000	$519,712
Thomas A. Nally	$3,650,000	$519,712
Steven M. Quirk	$1,546,154	$497,596

(3)

Consists of accelerated vesting of unvested TD Ameritrade RSUs (including TD Ameritrade RSUs that would be granted in settlement of the equity portion of the prorated management incentive award in respect of TD Ameritrade’s 2020 fiscal year) and TD Ameritrade PSUs. This accelerated vesting would occur upon a qualifying termination of employment following the effective time of the merger (i.e., “double-trigger”) (see “—Treatment of TD Ameritrade Equity-Based Awards” above). Set forth below is the estimated value of each type of unvested TD Ameritrade equity-based award held by the named executive officers that would become vested upon a qualifying termination after the effective time of the merger (assuming for purposes of this estimate that the performance goals applicable to TD Ameritrade PSUs are achieved at the target level).

Name	Restricted Stock Unit Awards (Double-Trigger) ($)	Performance Stock Unit Awards (Double-Trigger) ($)
Named Executive Officers
Stephen J. Boyle	$0	$2,181,766
Jon C. Peterson	$678,892	$0
Peter J. deSilva	$2,603,290	$1,519,873
Thomas A. Nally	$1,643,054	$3,180,030
Steven M. Quirk	$1,611,432	$2,044,117

(4)

Consists of (a) for Mr. Boyle, a lump sum payment equal to 18 months of the employer portion of his COBRA premiums, (b) for Mr. deSilva, payment of the employer portion of COBRA premiums by TD Ameritrade for six months following termination, and (c) for Messrs. Peterson, Nally and Quirk, (i) payment of the employer portion of COBRA premiums for a period of 78 weeks, 78 weeks, and 52 weeks, respectively, and (ii) six months of outplacement benefits. These benefits are contingent upon a qualifying termination of employment (i.e., “double-trigger”) (see “—Letter Agreement with Stephen J. Boyle” and “—Executive Severance Arrangements” above) and the execution of a release of claims.

Name	COBRA Premiums ($)	Outplacement ($)
Named Executive Officers
Stephen J. Boyle	$19,180	$10,000
Jon C. Peterson	$25,796	$10,000
Peter J. deSilva	$8,599	$10,000
Thomas A. Nally	$13,137	$10,000
Steven M. Quirk	$18,127	$10,000

(5)

Consists of a partial year profit sharing contribution to the 401(k) plan account of each of Messrs. Boyle, deSilva, Peterson, Nally, and Quirk with respect to the portion of the plan year preceding the effective time of the merger. This contribution will be paid on or immediately prior to the effective time of the merger (i.e., “single-trigger”) (see “—Prorated 401(k) Plan Profits Sharing Contribution” above).

TD AMERITRADE PROPOSAL I: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

TD Ameritrade is asking TD Ameritrade stockholders to approve and adopt the merger agreement, pursuant to which Merger Sub will be merged with and into TD Ameritrade, with TD Ameritrade continuing as the surviving corporation and a wholly owned subsidiary of Schwab. TD Ameritrade stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

The merger will not be completed unless TD Ameritrade stockholders approve and adopt the merger agreement. Approval and adoption of the merger agreement requires the affirmative vote of (i) the holders of a majority of the shares of TD Ameritrade common stock outstanding and entitled to vote at the TD Ameritrade special meeting and (ii) the holders (other than TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) of a majority of the shares of TD Ameritrade common stock (other than shares of TD Ameritrade common stock held by TD Bank, the significant TD Ameritrade stockholders and their respective affiliates) outstanding and entitled to vote at the TD Ameritrade special meeting.

THE TD AMERITRADE BOARD OF DIRECTORS, ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE STRATEGIC DEVELOPMENT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT TD AMERITRADE STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

See “The Merger—TD Ameritrade’s Reasons for the Merger; Recommendation of the Strategic Development Committee and the TD Ameritrade Board of Directors” beginning on page 116 of this joint proxy statement/prospectus for a more detailed discussion of the recommendation of the strategic development committee and the TD Ameritrade board of directors.

TD AMERITRADE PROPOSAL II: ADVISORY VOTE ON TD AMERITRADE MERGER-RELATED COMPENSATION

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, TD Ameritrade is asking TD Ameritrade stockholders to approve, on a non-binding, advisory basis, certain compensation arrangements that may be paid or become payable to TD Ameritrade’s named executive officers in connection with the merger contemplated by the merger agreement. Information regarding these arrangements is set forth in the table and the accompanying footnotes under “The Merger—Interests of TD Ameritrade’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to TD Ameritrade’s Named Executive Officers in Connection with the Merger.”

The TD Ameritrade board of directors unanimously recommends that TD Ameritrade stockholders approve the following resolution:

“RESOLVED, that the stockholders of TD Ameritrade approve, on a non-binding, advisory basis, certain compensation arrangements that may be paid or become payable to TD Ameritrade’s named executive officers in connection with the merger contemplated by the merger agreement, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of TD Ameritrade’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to TD Ameritrade’s Named Executive Officers in Connection with the Merger” including the footnotes to the table and the related narrative disclosures.”

The TD Ameritrade merger-related compensation proposal requires the affirmative vote of the holders of a majority of the total shares of TD Ameritrade common stock present at the TD Ameritrade special meeting via the TD Ameritrade meeting website or represented by proxy and voting on the matter at the TD Ameritrade special meeting, assuming a quorum is represented at the meeting. Because the vote on the TD Ameritrade merger-related compensation proposal is advisory only, it will not be binding on either TD Ameritrade or Schwab. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the TD Ameritrade merger-related compensation will be payable to TD Ameritrade’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the TD Ameritrade merger-related compensation proposal.

THE TD AMERITRADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TD AMERITRADE STOCKHOLDERS VOTE “FOR” THE TD AMERITRADE MERGER-RELATED COMPENSATION PROPOSAL.

TD AMERITRADE PROPOSAL III: APPROVAL OF THE TD AMERITRADE ADJOURNMENT PROPOSAL

TD Ameritrade is asking TD Ameritrade stockholders to approve the adjournment of the TD Ameritrade special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement at the time of the TD Ameritrade special meeting or any adjournment or postponement thereof.

The TD Ameritrade adjournment proposal requires the affirmative vote of the holders of a majority of the total shares of TD Ameritrade common stock present at the TD Ameritrade special meeting via the TD Ameritrade meeting website or represented by proxy and voting on the matter at the TD Ameritrade special meeting, assuming a quorum is represented at the meeting.

At any adjourned meeting, all proxies previously received will be voted in the same manner as they would have been voted at the original convening of the TD Ameritrade special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

THE TD AMERITRADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TD AMERITRADE STOCKHOLDERS VOTE “FOR” THE TD AMERITRADE ADJOURNMENT PROPOSAL.

SCHWAB PROPOSAL I: APPROVAL OF THE SHARE ISSUANCE

Schwab stockholders are being asked to approve the issuance of Schwab common shares to holders of shares of TD Ameritrade common stock in exchange for such holders’ shares of TD Ameritrade common stock (except for shares of TD Ameritrade common stock held by TD Ameritrade as treasury stock or by Schwab (other than any fiduciary shares), which will be cancelled without payment) outstanding immediately prior to the effective time of the merger. Upon completion of the merger, each share of TD Ameritrade common stock (except for shares of TD Ameritrade common stock held by TD Ameritrade as treasury stock or by Schwab (other than any fiduciary shares), which will be cancelled without payment) will automatically be converted into the right to receive 1.0837 shares of Schwab common stock; provided, however, that if the shares of Schwab common stock issuable in respect of shares of TD Ameritrade common stock owned by TD Bank and its affiliates as of immediately prior to the effective time of the merger, together with any other shares of Schwab common stock then owned by TD Bank and its affiliates, would equal a number of shares of Schwab common stock exceeding the voting limitation percentage of the issued and outstanding shares of Schwab common stock as of immediately following the effective time of the merger, then TD Bank will receive one share of Schwab nonvoting common stock in lieu of each such excess share of Schwab common stock. Based on the number of shares of TD Ameritrade common stock outstanding as of April 27, 2020, Schwab expects to issue, in the aggregate, approximately 510,360,732 shares of Schwab common stock and 76,165,851 shares of Schwab nonvoting common stock to TD Ameritrade stockholders pursuant to the merger. The actual number of shares of Schwab common stock and Schwab nonvoting common stock to be issued pursuant to the merger will be determined at the effective time of the merger based on the exchange ratio and the number of shares of TD Ameritrade common stock outstanding at such time. Based on the number of shares of TD Ameritrade common stock outstanding as of April 27, 2020, and the number of shares of Schwab common stock outstanding as of April 27, 2020, it is expected that, immediately after the effective time of the merger, former TD Ameritrade stockholders will own approximately 31.3% of the outstanding Schwab common shares (including Schwab common stock and Schwab nonvoting common stock).

The merger will not be completed unless Schwab stockholders approve the share issuance. The affirmative vote of the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via the Schwab meeting website or by proxy and entitled to vote at the Schwab special meeting, a quorum being present (which meets or exceeds the minimum requirement under the rules of the NYSE of the affirmative vote of a majority of the votes cast) will be required to approve the share issuance.

THE SCHWAB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCHWAB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE.

SCHWAB PROPOSAL II: APPROVAL OF THE SCHWAB CHARTER AMENDMENT

Schwab stockholders are being asked to approve an amendment to the Schwab charter to create the Schwab nonvoting common stock. Pursuant to the Schwab charter amendment, the number of authorized shares of capital stock of Schwab will increase by 300 million, and Schwab will be authorized to issue 300 million shares of Schwab nonvoting common stock.

The Schwab charter does not currently authorize Schwab to issue Schwab nonvoting common stock.

The merger will not be completed unless Schwab stockholders approve the Schwab charter amendment. The affirmative vote of the holders of a majority of the shares of Schwab common stock outstanding and entitled to vote at the Schwab special meeting is required to approve the Schwab charter amendment.

A copy of the Schwab charter amendment is attached as Annex B to this joint proxy statement/prospectus. You are urged to read the Schwab charter amendment in its entirety because it will amend the legal document that governs Schwab.

THE SCHWAB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCHWAB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SCHWAB CHARTER AMENDMENT.

SCHWAB PROPOSAL III: APPROVAL OF THE SCHWAB ADJOURNMENT PROPOSAL

Schwab stockholders are being asked to approve a proposal that will give the Schwab board of directors authority to adjourn the Schwab special meeting from time to time if necessary to solicit additional proxies if there are not sufficient votes to approve the share issuance and the Schwab charter amendment at the time of the Schwab special meeting, or any adjournment or postponement of the Schwab special meeting. If this proposal is approved, the Schwab special meeting could be adjourned to any date. Any determination of whether it is necessary to adjourn the Schwab special meeting (or any adjournment or postponement of the Schwab special meeting) to solicit additional proxies will be made solely by Schwab consistent with the terms of the merger agreement or with the consent of TD Ameritrade.

At any adjourned meeting, all proxies previously received will be voted in the same manner as they would have been voted at the original convening of the Schwab special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

The affirmative vote of the holders of a majority of shares of Schwab common stock present at the Schwab special meeting via the Schwab meeting website or by proxy and entitled to vote at the Schwab special meeting, whether or not a quorum is present, is required to approve the Schwab adjournment proposal.

THE SCHWAB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCHWAB STOCKHOLDERS VOTE “FOR” THE SCHWAB ADJOURNMENT PROPOSAL.

DESCRIPTION OF SCHWAB CAPITAL STOCK

The following summary is a description of the material terms of Schwab’s capital stock and should be read in conjunction with the section entitled “Comparison of Stockholder Rights” beginning on page 222 of this joint proxy statement/prospectus. This summary is not meant to be complete and is qualified by reference to the applicable provisions of Delaware law, the Schwab charter and the Schwab bylaws. The following description assumes that the Schwab charter amendment, a copy of which is included as Annex B to this joint proxy statement/prospectus, is approved by Schwab stockholders. Copies of the Schwab charter and the Schwab bylaws are incorporated by reference into this joint proxy statement/prospectus and will be sent to holders of shares of TD Ameritrade common stock or Schwab common stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus.

Authorized Capital Stock

Under the Schwab charter, the authorized capital stock of Schwab consists of (i) 3,000,000,000 shares of common stock, par value $0.01 per share, and (ii) 9,940,000 shares of preferred stock, par value $0.01 per share, which is referred to in this joint proxy statement/prospectus as the Schwab preferred stock. Pursuant to the Schwab charter amendment, Schwab is authorized to issue 300,000,000 shares of nonvoting common stock, par value $0.01 per share, which, together with the Schwab common stock and Schwab preferred stock, is referred to in this joint proxy statement/prospectus as the Schwab stock.

If the merger is completed, each outstanding share of TD Ameritrade common stock (except for shares of TD Ameritrade common stock held by TD Ameritrade as treasury stock or by Schwab (other than any fiduciary shares) which will be cancelled without payment), will automatically be cancelled and converted into the right to receive 1.0837 shares of Schwab common stock, except that TD Bank and its affiliates will receive Schwab common stock only up to a maximum of the voting limitation percentage of the Schwab common stock (including any other shares of Schwab common stock then owned by TD Bank and its affiliates) and will otherwise receive shares of Schwab nonvoting common stock. Upon completion of the merger, Schwab would have approximately 1,873,911,006 Schwab common shares issued and outstanding. This amount, which may vary as of the actual closing date, was calculated by adding the aggregate number of Schwab common shares expected to be issued in connection with the completion of the merger to the number of Schwab common shares issued and outstanding as of April 27, 2020.

Schwab Common Stock

Subject to the preferences applicable to any series of preferred stock of Schwab outstanding at any time, holders of Schwab common stock are entitled to receive dividends when, as and if declared by the Schwab board of directors out of any funds legally available for dividends, in proportion to the number of shares held by them, respectively. No dividend may be declared or paid with respect to Schwab common stock unless an identical per share dividend is simultaneously declared and paid in respect of Schwab nonvoting common stock, provided that in the event any dividend is paid in the form of common stock or the right to acquire common stock, the holders of Schwab common stock will receive Schwab common stock or the right to acquire Schwab common stock and the holders of Schwab nonvoting common stock will receive Schwab nonvoting common stock or the right to acquire Schwab nonvoting common stock. Holders of Schwab common stock are also entitled, upon liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata distribution with holders of Schwab nonvoting common stock of Schwab’s assets available for distribution.

Holders of Schwab common stock are entitled to one vote for each share that they hold and are vested with all of the voting power of Schwab’s capital stock, except as provided by law, as the Schwab board of directors may provide with respect to any class or series of preferred stock, or with respect to any amendment to the Schwab charter (including any certificate of designation relating to any series of Schwab preferred stock) that relates solely to one or more outstanding series of preferred stock if the holders of such affected series are entitled to vote thereon. The Schwab charter does not provide for cumulative voting. Shares of Schwab common stock are not redeemable and have no subscription, conversion, or preemptive rights.

Schwab Nonvoting Common Stock

Shares of Schwab nonvoting common stock are identical in all material respects to shares of Schwab common stock except that shares of Schwab nonvoting common stock do not have any voting rights except as provided by law, are subject to certain transfer restrictions and conversion provisions, and will not be listed for trading on the NYSE.

Subject to the preferences applicable to any series of preferred stock outstanding at any time, holders of Schwab nonvoting common stock are entitled to receive dividends when, as and if declared by the Schwab board of directors out of any funds legally available for dividends, in proportion to the number of shares held by them, respectively. No dividend may be declared or paid with respect to Schwab nonvoting common stock unless an identical per share dividend is simultaneously declared and paid in respect of Schwab common stock, provided that in the event any dividend is paid in the form of common stock or the right to acquire common stock, the holders of Schwab common stock will receive Schwab common stock or the right to acquire Schwab common stock and the holders of Schwab nonvoting common stock will receive Schwab nonvoting common stock or the right to acquire Schwab nonvoting common stock. Holders of Schwab nonvoting common stock are also entitled, upon liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata distribution with the holders of Schwab common stock of Schwab’s assets available for distribution.

Holders of Schwab nonvoting common stock are not entitled to vote, except (i) that any amendment, alteration or repeal of any provision of the Schwab charter in a manner that significantly and adversely affects the rights or preferences of the Schwab nonvoting common stock, relative to the effect of such amendment, alteration or repeal on the Schwab common stock, requires the affirmative vote of a majority of the outstanding shares of Schwab nonvoting common stock or (ii) as otherwise required by applicable law. Holders of Schwab nonvoting common stock are entitled to one vote for each share of Schwab nonvoting common stock that such person holds on all matters they are required to vote upon. The Schwab charter does not provide for cumulative voting. Shares of Schwab nonvoting common stock are not redeemable and have no subscription or preemptive rights. No holder of shares of Schwab nonvoting common stock may transfer any shares of Schwab nonvoting common stock except pursuant to a Permitted Inside Transfer or a Permitted Outside Transfer (as each such term is defined in Article Fourth of the Schwab charter amendment). Each share of Schwab nonvoting common stock transferred pursuant to a Permitted Outside Transfer will automatically be converted into one share of Schwab common stock in the hands of the transferee.

Schwab Preferred Stock

The Schwab board of directors is authorized at any time, and from time to time, to provide for the issuance of shares of Schwab preferred stock in one or more series. This authorization includes the right (i) to fix or alter the voting rights, powers, preferences and privileges, and the relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, (ii) to fix the number of shares constituting any such series and the designation thereof and (iii) to increase or decrease the number of shares of any series of preferred stock (but not below the number of shares thereof then outstanding). As of April 27, 2020, there were 1,761,000 shares of Schwab preferred stock issued and outstanding. On April 30, 2020, Schwab issued an additional 25,000 shares of Series G preferred stock.

The issuance of shares of Schwab preferred stock could adversely affect the availability of earnings for distribution to the holders of Schwab common stock if the Schwab preferred stock provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences.

Transfer Agent and Registrar

The transfer agent and registrar for Schwab common stock is Equiniti Trust Company. Schwab common stock is listed on the NYSE under the symbol “SCHW”.

Approval Rights

Except as required by law or the listing standards of the NYSE, holders of shares of Schwab common stock have no specific approval rights over any corporate actions. However, the affirmative vote of at least 80% of the votes entitled to be cast by holders of the then-outstanding capital stock of Schwab entitled to vote on the election of directors, voting together as a single class, including the Schwab common stock, is required to amend, alter or repeal, or adopt any provision inconsistent with certain articles of the Schwab charter related to (i) notice of stockholder business and nominations, (ii) limits on stockholder action by written consent, (iii) number, election, terms and classification of directors, (iv) removal of directors, (v) vacancies on the board of directors and (vi) amendment of the Schwab charter and the Schwab bylaws.

Preemptive Rights

The holders of shares of Schwab common stock do not have any preemptive rights.

Shares and Their Transfer

Each holder of Schwab common shares is entitled to have a certificate or certificates certifying the number and class of Schwab common shares owned by him or her. A record is kept of the respective names of the persons or entities owning the Schwab common shares represented by such certificates, the number and class of Schwab common shares represented by such certificates, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Transfer of Schwab common shares will be made only by the registered holder of the Schwab common shares, his attorney, or with a transfer clerk or a transfer agent.

Special Meetings of Stockholders

Under the DGCL, a company’s stockholders are not permitted to call or require the company to call a special meeting of stockholders unless the company’s governing documents permit them to do so. Pursuant to the Schwab charter and the Schwab bylaws, a special meeting of Schwab stockholders may only be called by the Chairman of the Schwab board of directors, the Schwab board of directors, or a duly authorized committee of the Schwab board of directors. Special meetings of Schwab stockholders may not be called by Schwab stockholders.

Advance Notice Provisions for Stockholder Nominations and Proposals at Annual Meetings

The Schwab bylaws establish an advance notice procedure for Schwab stockholders to nominate candidates for election as directors or to bring other business before annual meetings of Schwab stockholders.

Nominations for election to the Schwab board of directors or other proposed business may be made at an annual meeting, or nominations for election to the Schwab board of directors may be made at a special meeting at which directors are to be elected, only pursuant to Schwab’s notice of meeting, by the Schwab board of directors or by a Schwab stockholder who has complied with Schwab’s stockholder notice procedures set forth in the Schwab bylaws. The Schwab bylaws require that notice of a stockholder nomination or other business set forth certain information with respect to any proposed nominee, any other proposed business and the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

Schwab’s stockholder notice procedure requires that notice of nominations or proposals for business must be delivered to the corporate secretary at the principal executive offices of Schwab (i) in the case of an annual meeting that is called for a date that is within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Schwab.

Schwab stockholders may only nominate directors for election to the Schwab board of directors at a special meeting if the Schwab board of directors has determined that directors will be elected at such meeting. Schwab’s stockholder notice procedure for special meetings requires that notice of nominations must be delivered to the corporate secretary at the principal executive offices of Schwab not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such special meeting and of the nominees proposed by the Schwab board of directors to be elected at such meeting is first made by Schwab.

No Stockholder Action by Written Consent

Except as otherwise set forth in the Schwab charter (including any certificate of designation) with respect to series of preferred stock, under the Schwab charter, Schwab stockholders are not permitted to act by written consent in lieu of a meeting.

Provisions Relating to Amendments to the Schwab Charter and the Schwab Bylaws

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires a board resolution declaring the advisability of the amendment and approval by the holders of a majority of the outstanding stock entitled to vote thereon, unless the certificate of incorporation requires a greater vote. If the proposed amendment would increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of such class or change the powers, preferences or special rights of the shares so as to affect them adversely, the holders of a majority of the outstanding shares of such class will be entitled to vote as a class upon the proposed amendment.

The Schwab charter provides that certain provisions of the Schwab charter may only be altered or amended by the affirmative vote of the holders of at least 80% of the combined voting power of the then-outstanding shares of capital stock of Schwab entitled to vote for the election of directors, including the Schwab common stock.

Under the DGCL, the power to adopt, amend or repeal bylaws is vested in the stockholders, unless the certificate of incorporation confers the power to adopt, amend or repeal bylaws upon the directors as well. The Schwab charter provides that, with limited exceptions, the Schwab board of directors is expressly authorized to adopt, alter, amend or repeal the Schwab bylaws by the affirmative vote of the majority of those directors present at any meeting, subject to the right of the stockholders to alter, amend or repeal any bylaws made or amended by the directors. The Schwab charter and the Schwab bylaws provide that certain provisions of the Schwab bylaws, including those related to (i) advance notice of stockholder business and nominations, (ii) limits on stockholder action by written consent, (iii) number, election, terms and classification of directors, (iv) removal of directors, (v) vacancies on the board of directors, and (vi) amendment of the Schwab bylaws may not be amended, altered or repealed, nor may any provision inconsistent with such sections be adopted, except by the affirmative vote of the holders of at least 80% of the total voting power of the then-outstanding shares of capital stock of Schwab entitled to vote generally in the election of directors.

Delaware’s Anti-Takeover Statute

Under the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder for a period of three years from the date on which any such stockholder first becomes an interested stockholder unless:

•	prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon the consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•	the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting.

The DGCL defines the term “business combination” to include, among other things, transactions such as mergers or consolidations with an interested stockholder or certain sales, transfers, exchanges or other dispositions of assets to an interested stockholder, which assets have an aggregate market value equal to10% or more of either the aggregate market value of all the assets of the corporation or aggregate market value of all the outstanding stock of the corporation. The DGCL defines the term “interested stockholder” to include any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but Schwab has not done so.

Business Combinations

The Schwab charter requires the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of the then-outstanding capital stock of Schwab entitled to vote on the election of directors, including the Schwab common stock, for certain business combinations (as defined below) with interested stockholders. The Schwab charter defines an “interested stockholder” as a person (other than Schwab, any subsidiary of Schwab or employee benefit plan of Schwab or any subsidiary of Schwab) which (i) is, or has announced or publicly disclosed a plan or intention to become, the beneficial owner, directly or indirectly of shares representing 15% or more of the voting power of the outstanding shares of Schwab entitled to vote in the election of directors, or (ii) is an affiliate or associate of any person described in clause (i) at any time during the five-year period immediately preceding the date in question or (iii) acts with any other person as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of Schwab and such group is the beneficial owner, directly or indirectly, of shares representing 15% or more of the voting power of outstanding shares of capital stock of Schwab entitled to vote in the election of directors.

The Schwab charter defines “business combinations” to mean:

•

any merger or consolidation of Schwab or any of its subsidiaries with (1) an interested stockholder or (2) any other corporation which after such merger or consolidation would be an affiliate or associate of an interested stockholder;

•

any sale or other arrangement with or for the benefit of an interested stockholder or any affiliate or associate of an interested stockholder involving any assets, securities or commitments of Schwab, any of its subsidiaries, any interested stockholder or any affiliate or associate of any interested stockholder, in each case having an aggregate fair market value or involving aggregate commitments of $5,000,000 or more;

•

the issuance or transfer by Schwab or any of its subsidiaries of any securities of Schwab or any of its subsidiaries to any interested stockholder or its affiliates or associates in exchange for cash, securities or other property having an aggregate fair market value of $5,000,000 or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of Schwab;

•

any reclassification of securities of Schwab (including any reverse stock split), any recapitalization of the voting stock of Schwab, or any merger or consolidation of Schwab with or into any of its subsidiaries, or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of voting stock or series thereof of Schwab or any of its subsidiaries which is beneficially owned by any interested stockholder or its affiliates or associates or as a result of which the stockholders of Schwab would cease to be stockholders of a corporation having certain specific provisions included in its certificate of incorporation; or

•

any agreement, contract or other arrangement providing for one or more of the actions specified in the foregoing bullets, or any series of transactions which, if taken together, would constitute one or more of the actions specified in the foregoing bullets.

Schwab’s requirement that a proposed business combination with an interested stockholder receive the affirmative vote of at least 80% of the votes entitled to be cast by the holders of the then-outstanding capital stock of Schwab entitled to vote on the election of directors, including the Schwab common stock, does not apply to business combinations specifically approved by a majority of the disinterested directors then in office or to business combinations meeting certain fair price and procedural requirements set forth in the Schwab charter. A disinterested director is defined as any member of the Schwab board of directors who:

•	is not an interested stockholder involved in such contemplated business combination;

•	is neither an affiliate nor representative of such interested stockholder;

•	is not a party to an agreement or arrangement with such interested stockholder to act in concert with such interested stockholder to direct the management or policies of Schwab; and

•

either (i) was a member of the Schwab board of directors prior to the time that such interested stockholder became an interested stockholder, or (ii) is a successor of a disinterested director and was nominated to succeed a disinterested director by a majority of the disinterested directors at the time of nomination.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Schwab stockholders are currently governed by Delaware law, the Schwab charter and the Schwab bylaws. The rights of TD Ameritrade stockholders are currently governed by the Delaware law, TD Ameritrade’s charter and TD Ameritrade’s by-laws. Following completion of the merger, the rights of TD Ameritrade stockholders who become stockholders of Schwab in the merger will be governed by Delaware law and the Schwab charter and the Schwab bylaws.

The following discussion summarizes some of the key features of the current rights of TD Ameritrade stockholders and the rights of Schwab stockholders, assuming that the Schwab charter amendment, a copy of which is included as Annex B to this joint proxy statement/prospectus, is approved by Schwab stockholders, including certain material differences in such rights. These differences arise in part from differences in the governing documents of the two companies.

This summary is not intended to be complete, and it is qualified in its entirety by reference to the DGCL, the Schwab charter, the Schwab charter amendment, the Schwab bylaws and the stockholder agreement and TD Ameritrade’s charter, TD Ameritrade’s by-laws and the existing stockholder agreement. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. Schwab and TD Ameritrade urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which Schwab and TD Ameritrade refer in this joint proxy statement/prospectus for a more complete understanding of the differences between the rights of a Schwab stockholder and the rights of a TD Ameritrade stockholder. Schwab and TD Ameritrade have filed with the SEC their respective governing documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus.

Certain Key Features of Stockholder Rights

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights
Authorized Capital Stock	The authorized capital stock of TD Ameritrade consists of (i) 1,000,000,000 shares of common stock, par value $0.01 per share and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share, which is referred to in this joint proxy statement/prospectus as the TD Ameritrade preferred stock.	The authorized capital stock of Schwab (after giving effect to the Schwab charter amendment) consists of (i) 3,000,000,000 shares of common stock, par value $0.01 per share, (ii) 300,000,000 shares of nonvoting common stock, par value $0.01 per share and (iii) 9,940,000 shares of preferred stock, par value $0.01 per share.

	The TD Ameritrade board of directors is authorized to provide for the issuance of shares of TD Ameritrade preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the	The Schwab board of directors is authorized to provide for the issuance of shares of Schwab preferred stock in one or more series, to fix or alter the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of any

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights
	qualifications, limitations or restrictions thereof.	wholly unissued series of preferred stock, to fix the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any series of preferred stock (but not below the number of shares thereof outstanding).

	As of April 27, 2020, there were (i) 540,924,139 shares of TD Ameritrade common stock outstanding and (ii) no shares of TD Ameritrade preferred stock outstanding.	As of April 27, 2020, there were (i) 1,287,384,423 shares of Schwab common stock outstanding and (ii) 1,761,000 shares of Schwab preferred stock outstanding. On April 30, 2020, Schwab issued an additional 25,000 shares of Series G preferred stock.

Number of Directors	The DGCL permits classified boards of directors.
	Under TD Ameritrade’s charter, the number of directors shall be 12. After the termination of the stockholders agreement, dated as of June 22, 2005, among TD Ameritrade, TD Bank and the other stockholders party thereto, as amended from time to time, which is referred to in this joint proxy statement/prospectus as the existing stockholder agreement, and during certain post-termination periods specified in that agreement, the number of TD Ameritrade directors will be such number as may be fixed and changed from time to time by the TD Ameritrade board of directors.	Under the Schwab charter and the Schwab bylaws, the number of directors is determined pursuant to a resolution adopted by a majority of the total number of directors from time to time.

	The TD Ameritrade board of directors currently has 12 members.	The Schwab board of directors currently has 14 members.

	TD Ameritrade’s charter provides that the directors shall be divided into three classes, consisting as nearly as possible, of one-third of the total number of directors constituting the entire TD Ameritrade board of directors with staggered, three-year terms. TD Ameritrade directors serve until their successors are duly elected and qualified, or until their earlier resignation or removal.	The Schwab charter provides that the directors shall be divided into three classes, as nearly equal in number as is reasonably possible, with staggered, three-year terms. Schwab directors serve until their successors are duly elected and qualified or until their earlier resignation or removal.

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights

Removal of Directors

TD Ameritrade’s charter provides that directors may be removed from office at any time by the affirmative vote of holders of a majority of then-outstanding shares of TD Ameritrade common stock (i) with cause and (ii) prior to the termination of the existing stockholder agreement and during certain post-termination periods specified in that agreement, without cause.

TD Ameritrade’s by-laws provide that TD Ameritrade directors may be removed with or without cause (so long as permitted under TD Ameritrade’s charter) by TD Ameritrade stockholders owning a majority in voting power of the capital stock of TD Ameritrade outstanding and entitled to vote.

Under the Schwab bylaws, any director may be removed from office but only for cause by the vote of holders of 80% of the combined voting power of then outstanding shares of Schwab stock entitled to vote.

Limitations on Ownership	HOLA does not impose any limitations on ownership of TD Ameritrade common stock.	So long as Schwab is a savings and loan holding company, HOLA requires any “savings and loan holding company,” as defined in HOLA, to obtain the approval of the Federal Reserve Board prior to the acquisition of more than 5% of Schwab common stock. In addition, subject to certain exemptions, any person is required to obtain prior approval of the Federal Reserve Board before it may acquire 10% or more of Schwab common stock under the Change in Bank Control Act. Any person holding more than 25% of Schwab common stock, controlling in any manner the election of a majority of Schwab’s directors or that is otherwise determined by the Federal Reserve Board to directly or indirectly exercise a “controlling influence” over Schwab is subject to regulation as a savings and loan holding company under HOLA.

Voting	Under TD Ameritrade’s charter, each holder of TD Ameritrade	Under the Schwab charter, each holder of Schwab common stock is

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights
	common stock is entitled to one vote per share of TD Ameritrade common stock.	entitled to one vote per share of Schwab common stock.
Cumulative Voting	The DGCL allows for cumulative voting, if the corporation’s charter provides for it.
	TD Ameritrade’s charter and by-laws do not provide for cumulative voting.	The Schwab charter expressly precludes cumulative voting.

Vacancies on the Board of Directors	Under TD Ameritrade’s by-laws, any vacancies on the TD Ameritrade board of directors may be filled by: (i) a majority vote of the remaining members of the board, though less than a quorum, (ii) a sole remaining director or (iii) the stockholders.	Under the Schwab charter, any vacancies on the Schwab board of directors may be filled only by the majority vote of the remaining directors, though less than a quorum.

Special Meeting of the Board of Directors	Under TD Ameritrade’s by-laws, special meetings of the TD Ameritrade board of directors may be called by: (i) the chairman of the board, (ii) the vice chairman of the board, (iii) the chief executive officer or (iv) the secretary on the written request of a majority of the TD Ameritrade board of directors.	Under the Schwab bylaws, special meetings of the Schwab board of directors may be called by (i) the chairman of the board or (ii) the chief executive officer.

Stockholder Action by Written Consent	Under TD Ameritrade’s charter, any action required or permitted to be taken by TD Ameritrade stockholders must be effected at a duly called annual or special meeting of the stockholders of TD Ameritrade and may not be effected by written consent in lieu of a meeting.	Under the Schwab charter, any action required or permitted to be taken by the Schwab stockholders must be effected at a duly called annual or special meeting of the Schwab stockholders, and the ability of the Schwab stockholders to consent in writing to the taking of any action is expressly denied.

Amendment to Certificate of Incorporation	Under the DGCL, an amendment to a corporation’s charter generally requires the approval of the corporation’s board of directors and the holders of a majority of the outstanding stock entitled to vote thereon unless the charter requires a higher vote. In addition, if the proposed amendment would increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of such class or change the powers, preferences or special rights of the shares so as to affect them adversely, the holders of a majority of the outstanding shares of such class shall be entitled to vote as a class upon the proposed amendment.
	Under TD Ameritrade’s charter, the affirmative vote of the holders of at	Under the Schwab charter, the affirmative vote of the holders of at

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights
	least 80% in voting power of the shares of capital stock of TD Ameritrade outstanding and entitled to vote thereon is required in order to amend certain provisions of TD Ameritrade’s charter related to corporate opportunities and stockholder and director participation in competing businesses.	least 80% of the combined voting power of the outstanding shares of Schwab capital stock entitled to vote in the election of directors is required to amend certain provisions of Schwab’s charter, including provisions related to: (i) amendments of the Schwab charter, (ii) amendments of the Schwab bylaws, (iii) the number, election, terms. classification and removal of directors and the filling of vacancies, (iv) the prohibition on cumulative voting, (v) certain business combinations and (vi) the prohibition on stockholder action by written consent.

Amendment of Bylaws	Under the DGCL, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors.

Pursuant to TD Ameritrade’s charter, TD Ameritrade’s by-laws may be altered, amended or repealed by the TD Ameritrade board of directors.

Pursuant to TD Ameritrade’s charter and by-laws, the amendment of certain by-law provisions related to the appointment of the chief executive officer prior to the termination of the existing stockholder agreement and during certain post-termination periods specified in that agreement requires the unanimous vote of the TD Ameritrade board of directors or the affirmative vote of the holders of at least 80% in voting power of the shares of capital stock of TD Ameritrade outstanding and entitled to vote thereon.

Pursuant to TD Ameritrade’s by-laws, the amendment of certain by-law provisions related to: (i) the outside independent directors committee requires the approval of

Under the Schwab charter, the Schwab bylaws may be altered, amended or repealed at any meeting of the Schwab board of directors or of the Schwab stockholders, provided that certain provisions of the Schwab bylaws relating to the advance notice of stockholder business and nominations, stockholder actions by written consent, board composition (including the removal of directors and appointment of directors to fill vacancies), and amendments to the Schwab bylaws may not be amended, altered or repealed, nor may any provision inconsistent with such sections be adopted, except by the affirmative vote of holders of no less than 80% of all the shares of Schwab stock entitled to vote in the election of directors, voting together as a class.

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights
the outside independent directors committee and (ii) the non-TD directors committee (as defined in TD Ameritrade’s charter) requires the approval of the non-TD directors committee.

Special Stockholder Meetings	Under TD Ameritrade’s charter, a special meeting of stockholders may be called by the secretary for any purpose at the request of stockholders owning at least 25% of the outstanding shares of TD Ameritrade common stock or a majority of the TD Ameritrade directors. A special meeting requested by TD Ameritrade stockholders will be held on such date specified in the request, so long as that date is no less than 60 days and no more than 90 days before the proposed meeting date.	Under the Schwab bylaws, a special meeting of Schwab stockholders may be called by the chairman of the board, the board or a committee of the board which has been duly designated by the board and whose powers and authority, as provided in a resolution of the board or in the bylaws, include the power to call such meetings. Schwab stockholders may not call special meetings.

Notice of Stockholder Meetings	Under TD Ameritrade’s by-laws, notice of each stockholders’ meeting, whether annual or special, must be given no less than 10 days and no more than 60 days before the meeting. Business transacted at a special meeting of TD Ameritrade stockholders will be limited to the purposes stated in the notice thereof.	Under the Schwab bylaws, unless otherwise provided by law, written notice of each stockholders’ meeting, whether annual or special, must be given not less than 10 days nor more than 60 days before the meeting to each stockholder entitled to vote at such meeting. No business may be transacted at any special meeting other than such business as may be designated in the notice.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)	TD Ameritrade’s by-laws generally permit stockholders to propose business to be considered at a meeting of stockholders if the stockholder making the proposal: (i) is a stockholder of record at the time notice is given, (ii) is entitled to vote at the meeting and (iii) gives timely written notice in proper form.	The Schwab bylaws generally permit Schwab stockholders to bring business before an annual stockholders’ meeting if the Schwab stockholder intending to bring such business (i) is a stockholder of record at the time notice is given, (ii) is entitled to vote at the meeting and (iii) gives timely written notice in proper form and otherwise complies with the requirements set forth in the Schwab bylaws.

	To be timely, a TD Ameritrade stockholder’s written notice of other business to be brought before an	To be timely, a Schwab stockholder’s notice of other business to be brought before the

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights

annual meeting must be delivered to the secretary of TD Ameritrade not less than 90 days nor more than 120 days prior to the anniversary of the preceding annual meeting. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the date of the preceding year’s annual meeting, notice by the stockholder must be so delivered no less than 90 days and no more than 120 days prior to the date of the current year’s annual meeting.

To be timely, a TD Ameritrade stockholder’s written notice of other business to be brought before a special meeting must be delivered to the secretary of TD Ameritrade no less than 90 days before such special meeting and no more than 60 days before such special meeting.

annual meeting must be delivered to the corporate secretary at Schwab’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Schwab.

	To be in proper written form, the notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (ii) the name and address of such stockholder, as they appear on TD Ameritrade’s books, and of such beneficial owner and (iii) the class and number of shares of TD Ameritrade stock which are owned beneficially and of record by such stockholder and such beneficial owner.	To be in proper written form, the notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (ii) the name and address of such stockholder, as they appear on Schwab’s books, and of such beneficial owner and (iii) the class and number of shares of Schwab which are owned beneficially and of record by such stockholder and such beneficial owner.

Stockholder Nominations of Persons for Election as Directors	TD Ameritrade’s by-laws generally permit stockholders to nominate persons for election as directors if the stockholder intending to make such a nomination: (i) is a	The Schwab bylaws generally permit Schwab stockholders to nominate persons for election as directors if the Schwab stockholder intending to make such a

TD Ameritrade Stockholder Rights	Schwab Stockholder Rights
stockholder of record at the time notice is given, (ii) is entitled to vote at the meeting and is entitled to vote for the nominee’s election as a director and (iii) gives timely written notice in proper form.	nomination (i) is a stockholder of record at the time notice is given, (ii) is entitled to vote at the meeting and (iii) gives timely written notice in proper form and otherwise complies with the requirements set forth in the Schwab bylaws.

To be timely, a TD Ameritrade stockholder’s notice of a nomination to be brought before an annual meeting must be delivered to the secretary of TD Ameritrade not less than 90 days nor more than 120 days prior to the anniversary of the preceding annual meeting. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the date of the preceding year’s annual meeting, notice by the stockholder must be so delivered no less than 90 days and no more than 120 days prior to the date of the current year’s annual meeting.	To be timely for an annual meeting of Schwab stockholders, a Schwab stockholder’s notice shall be delivered to the corporate secretary at Schwab’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Schwab.

To be timely, a TD Ameritrade stockholder’s notice of a nomination to be brought before a special meeting shall be delivered to the secretary of TD Ameritrade no less than 90 days and no more than 60 days prior to the special meeting.	Schwab stockholders may only nominate directors for election to the Schwab board of directors at a special meeting of Schwab stockholders if the Schwab board of directors has determined that directors shall be elected at such meeting. To be timely for a special meeting, a Schwab stockholder’s notice shall be delivered to the corporate secretary at Schwab’s principal executive office not earlier than 90 days prior to the special meeting nor later than the later of 60 days prior to the special meeting or the 10th day following the day on which public announcement of the date of such special meeting is first made by Schwab.

TD Ameritrade Stockholder Rights	Schwab Stockholder Rights

To be in proper written form, the notice must set forth for each person whom the stockholder proposes to nominate for election (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, (ii) the name and address of such stockholder giving the notice, as they appear on TD Ameritrade’s books, and of such beneficial owner and (iii) the class and number of shares of TD Ameritrade stock which are owned beneficially and of record by such stockholder and such beneficial owner.	To be in proper written form, the notice must set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, (ii) the name and address of such stockholder, as they appear on Schwab’s books, and of such beneficial owner and (iii) the class and number of shares of Schwab which are owned beneficially and of record by such stockholder and such beneficial owner.

Notwithstanding the above, TD Ameritrade’s charter and by-laws provide that, prior to the termination of the existing stockholder agreement and during certain post-termination periods specified in that agreement, any TD Ameritrade stockholder entitled to nominate a director under the existing stockholder agreement need not comply with the advance notice provisions as described above.

Pursuant to the terms of the existing stockholder agreement, TD Bank has the right to designate five of the 12 members of the TD Ameritrade board of directors, including two Class I directors, two Class II directors, and one Class III director. The composition of the TD Ameritrade board of directors may be adjusted from time to time in accordance with the terms of the existing stockholder agreement. Specifically, the number of directors that may be nominated by TD Bank is based upon its beneficial	Pursuant to the terms of the stockholder agreement, effective as of completion of the merger, TD Bank has the right to designate two directors to be nominated for election to the Schwab board of directors. The total number of directors that TD Bank is entitled to designate is subject to adjustment from time to time based on the percentage of Schwab common stock owned by TD Bank, as follows: (i) TD Bank is entitled to designate two directors for so long as TD Bank owns at least 10% of

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights
ownership percentage of TD Ameritrade common stock and is subject to adjustment as such ownership percentage changes, but shall in no event exceed five directors. The existing stockholder agreement provides that each committee of the TD Ameritrade board of directors (other than the outside independent directors committee and the non-TD directors committee) will include two directors nominated by TD Bank (or, if TD Bank’s ownership percentage is less than 30%, one director nominated by TD Bank).

the Schwab common shares, (ii) TD Bank is entitled to designate one director for so long as TD Bank owns at least 5% but less than 10% of the Schwab common shares and (iii) TD Bank will have no right to designate directors for so long as TD Bank owns less than 5% of the Schwab common shares.

For so long as TD Bank is entitled to designate two directors (i) one such designated director shall be a member of the compensation committee of the board and the other designated director shall be a member or another standing committee of the board, as determined by the nomination and corporate governance committee and (ii) one such designated director shall be the chair or vice-chair of the compensation committee of the board or another standing committee of the board, as determined by the nomination and corporate governance committee. The right of such designated director to be a member of the compensation committee of the board shall be subject to qualifications under applicable law, including the listing requirements of the NYSE.

For so long as TD Bank is entitled to designate one director, such designated director shall be a member of the compensation committee of the board. The right of such designated director to be a member of the compensation committee shall be subject to qualifications under applicable law, including the listing requirements of the NYSE.

Limitation of Liability of Directors and Officers	TD Ameritrade’s charter provides that, to the fullest extent permitted by the DGCL, as it may be amended from time to time, TD Ameritrade’s directors will not be personally	The Schwab charter provides that Schwab’s directors will not be personally liable to Schwab or the Schwab stockholders for monetary damages for breach of fiduciary

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights
	liable to TD Ameritrade or its stockholders for monetary damages for breach of fiduciary duty as a director.	duty as a director, except (i) for any breach of the duty of loyalty, (ii) for acts not in good faith or involving intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to permit broader indemnification or advancement of expenses, then Schwab will provide such indemnification and advancement of expenses to the maximum extent permitted by the DGCL.

Indemnification and Advancement of Expenses of Directors and Officers	Under TD Ameritrade’s charter, TD Ameritrade shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by the DGCL, any person who is or was a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of TD Ameritrade), by reason of the fact that he or she is or was a director or officer of TD Ameritrade.	Under the Schwab bylaws, Schwab will indemnify, to the fullest extent authorized by the DGCL, any person involved in any proceeding, threatened or otherwise, by reason of the fact that he or she is or was a director or officer of Schwab or is or was serving at the request of Schwab as a director, officer, employee, trustee, agent or fiduciary of another corporation or other entity, and will advance expenses to such persons incurred in defending any proceeding. However, except for certain proceedings to enforce a person’s rights to indemnification, Schwab will indemnify a person in connection with a proceeding initiated by such person only if such proceeding was authorized or is subsequently ratified by the board of directors.

	TD Ameritrade, in the sole discretion of the TD Ameritrade board of directors, may indemnify a person who is or was a party, or is or was threatened to be made a party, to any such action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of TD Ameritrade or is or was serving at the request of TD	Schwab may also, to the extent and in accordance with the terms authorized by the board of directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of Schwab to the fullest extent of the indemnification and advancement for Schwab directors and officers.

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights

Ameritrade in any other capacity for or on behalf of TD Ameritrade against liabilities and expenses actually and reasonably incurred by such person with respect to such a proceeding. Pursuant to TD Ameritrade’s by-laws, TD Ameritrade may, under certain circumstances, advance expenses to such persons prior to the final disposition of the action, suit or proceeding.

However, pursuant to TD Ameritrade’s by-laws, TD Ameritrade will only indemnify a person in connection with an action, suit or proceeding initiated by such person if such action, suit or proceeding was authorized by the TD Ameritrade board of directors.

In addition, pursuant to TD Ameritrade’s by-laws, unless ordered by a court, TD Ameritrade will only indemnify a person if: (i) such person has been successful on the merits or otherwise in defense of the proceeding for which such person is entitled to indemnification or (ii) a determination has been made that such person has met the applicable standard of conduct set forth in TD Ameritrade’s by-laws to qualify for indemnification.

Appraisal Rights or Dissenters’ Rights	Under the DGCL, stockholders of a Delaware corporation who have neither voted in favor of nor have consented in writing to certain mergers or consolidations to which the corporation is a party and who have otherwise met the requirements set forth in Section 262 of the DGCL are entitled to demand appraisal of the fair value of their shares pursuant to, and in compliance with procedures set forth in, Section 262 of the DGCL. However, Delaware law does not provide for appraisal rights if the shares of the corporation are listed on a national securities exchange or held of record by more than 2,000 holders or the corporation will be the surviving corporation of the merger and approval of the merger does not require the vote of the stockholders of the surviving corporation under Section 251(f) of the DGCL. Notwithstanding the foregoing, stockholders of Delaware corporations are entitled to appraisal rights in the case of a merger or consolidation if the agreement of merger or consolidation requires

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights
stockholders to accept in exchange for its shares anything other than (w) shares or depository receipts of another corporation which at the date the merger or consolidation is completed will be either listed on a national securities exchange or held of record by more than 2,000 holders, (x) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (y) cash in lieu of fractional shares or (z) any combination of the foregoing.

	Neither TD Ameritrade’s charter nor by-laws address appraisal rights or dissenters’ rights.	Neither the Schwab charter nor the Schwab bylaws include any provisions related to appraisal rights or dissenters’ rights.

Anti-Takeover Provisions

Section 203 of the DGCL prohibits a Delaware corporation, from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time an interested stockholder becomes such, unless: (i) prior to such time the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the transaction in which an interested stockholder became an interested stockholder resulted in the stockholder owning more than 85% of the corporation’s voting stock (subject to certain exclusions); or (iii) at or subsequent to the time the business combination is approved by the board of directors and authorized at any annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203 of the DGCL, “business combination” means, among other things, (i) a merger or consolidation with an interested stockholder, (ii) a sale, exchange or other disposition to or with an interested stockholder of 10% or more of the aggregate market value of either the assets on a consolidated basis or the outstanding stock of the corporation and (iii) any receipt by an interested stockholder of financial benefits (except proportionately as a stockholder) by or through the corporation other than those expressly permitted by Delaware law. Under Section 203 of the DGCL, “interested stockholder” is generally defined as any person or an affiliate of any such person (other than the corporation or any of its majority-owned subsidiaries) that beneficially (a) owns 15% or more of the outstanding voting stock of the corporation or (b) owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, subject to certain exceptions.

Section 203 of the DGCL applies to all Delaware corporations that have a class of voting stock listed on a national securities exchange and that have not expressly opted out of its provisions in their certificate of incorporation. Each of TD Ameritrade and Schwab has not explicitly opted out of Section 203 of the DGCL in its charter.

TD Ameritrade Stockholder Rights	Schwab Stockholder Rights

The Schwab charter provides that any “business combination” with an “interested stockholder” requires the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the shares of Schwab common stock, unless (i) a majority of disinterested directors specifically approve the transaction or (ii) the transaction meets a number of financial and procedural thresholds set forth in the Schwab charter.

Business combinations include (i) any merger or consolidation of Schwab or any subsidiary with an interested stockholder or any other corporation which after such merger or consolidation would be an affiliate or associate of an interested stockholder, (ii) any sale or arrangement with or for the benefit of an interested stockholder or affiliate with an aggregate fair market value of $5,000,000 or more, (iii) the issuance or transfer by Schwab or its subsidiaries to an interested stockholder of securities of Schwab or its subsidiaries with an aggregate fair market value of $5,000,000 or more, (iv) the adoption of any plan for the liquidation or dissolution of Schwab or (v) any reclassification of securities of Schwab, any recapitalization of the voting stock of Schwab, any merger or consolidation of Schwab with or into any Schwab subsidiary, or any other transaction that directly or indirectly results in increasing the proportionate share of any class of voting shares owned by the interested stockholder or its affiliate or as a result of which the stockholders of Schwab would cease to be stockholders of a corporation having certain provisions in its certificate of incorporation.

	TD Ameritrade Stockholder Rights	Schwab Stockholder Rights

An interested stockholder is defined to include, among other things, a person who or which directly or indirectly beneficially owns 15% or more of the voting power of the outstanding shares of Schwab, or an affiliate or associate thereof.

Preemptive Rights	Under the DGCL, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the charter.
	TD Ameritrade’s charter does not address preemptive rights.	The Schwab charter does not address preemptive rights.

Duties of Directors	Under the DGCL, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and to act in good faith and in a manner that directors reasonably believe to be in the best interests of the corporation and its stockholders, and the duty of care requires directors in managing the corporation’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

EXPERTS

The financial statements of The Charles Schwab Corporation incorporated into this joint proxy statement/prospectus by reference from The Charles Schwab Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of The Charles Schwab Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TD Ameritrade in the TD Ameritrade 2019 10-K for the year ended September 30, 2019 and the effectiveness of TD Ameritrade’s internal control over financial reporting as of September 30, 2019 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included herein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2019 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of TD Ameritrade for the three-month period ended December 31, 2019, incorporated by reference in this joint proxy statement/prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated January 31, 2020, included in TD Ameritrade’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, and incorporated by reference herein, states that they did not audit, and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of a registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

LEGAL MATTERS

Davis Polk & Wardwell LLP will pass upon the validity of the Schwab common shares to be issued to TD Ameritrade stockholders pursuant to the merger.

FUTURE SCHWAB STOCKHOLDER PROPOSALS

Schwab will hold an annual meeting of stockholders in 2020, which is referred to in this joint proxy statement/prospectus as the Schwab 2020 annual meeting, regardless of whether the merger has been completed.

Any stockholder proposals intended to be presented at the Schwab 2020 annual meeting and considered for inclusion in Schwab’s proxy materials must have been received by Schwab’s corporate secretary by November 30, 2019 and must have complied with the procedures and information requirements of Rule 14a-8 under the Exchange Act and Article II of the Schwab bylaws. Stockholder proposals failing to comply with the procedures or information requirements of Rule 14a-8 under the Exchange Act or Article II of the Schwab bylaws will be excluded. Any stockholder proposals intended to be presented at the Schwab 2020 annual meeting but not considered for inclusion in Schwab’s proxy materials must have been received by Schwab’s corporate secretary no earlier than February 15, 2020 and no later than March 16, 2020, and such proposal must be, under the DGCL, an appropriate subject for stockholder action. If the date of the Schwab 2020 annual meeting is more than 30 days prior to, or more than 60 days after, May 15, 2020, stockholder proposals intended to be presented at the Schwab 2020 annual meeting and considered for inclusion in Schwab’s proxy materials must have been received by Schwab’s corporate secretary no earlier than the close of business (Eastern time) on the 90th day prior to the Schwab 2020 annual meeting and not later than the close of business (Eastern time) on the later of the 60th day prior to the Schwab 2020 annual meeting or the 10th day following the day on which public announcement of the date of the Schwab 2020 annual meeting is first made by Schwab.

In the event that the number of directors to be elected to the Schwab board of directors is increased and there is no public announcement by Schwab naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to May 15, 2020, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if such stockholder’s notice is delivered to Schwab’s corporate secretary not later than the close of business (Eastern time) on the 10th day following the day on which such public announcement is first made by Schwab.

You may contact Schwab’s corporate secretary at Schwab’s headquarters, 211 Main Street, San Francisco, California 94105, for a copy of the relevant provisions of the Schwab bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

FUTURE TD AMERITRADE STOCKHOLDER PROPOSALS

Upon the completion of the merger, TD Ameritrade will become a wholly owned subsidiary of Schwab and, consequently, will no longer hold annual meetings of TD Ameritrade stockholders. TD Ameritrade does not anticipate holding a 2020 annual meeting of stockholders, which is referred in this joint proxy statement/prospectus as the TD Ameritrade 2020 annual meeting, if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame, or at all, TD Ameritrade may hold the TD Ameritrade 2020 annual meeting.

Stockholder Proposals (Rule 14a-8). The deadline to submit a stockholder proposal intended to be presented at the TD Ameritrade 2020 annual meeting and considered for inclusion in TD Ameritrade’s proxy materials has already passed, unless the TD Ameritrade 2020 annual meeting is held more than 30 days before or after February 13, 2020, in which case the proposal must be received by TD Ameritrade’s corporate secretary within a reasonable time before TD Ameritrade begins to print and send its proxy materials. Such proposals also must comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in TD Ameritrade-sponsored proxy materials.

Other Business Proposals or Nominations. The deadline for submitting the required written notice for any other business or stockholder proposal (including any nomination of a director candidate) to be brought before the TD Ameritrade 2020 annual meeting of stockholders has already passed, unless the TD Ameritrade 2020 annual meeting is held more than 30 days before or after February 13, 2020, in which case the stockholder’s written notice must be received by TD Ameritrade’s corporate secretary no earlier than the 120th day prior to the TD Ameritrade 2020 annual meeting and not later than the 90th day prior to the TD Ameritrade 2020 annual meeting. The notice must be submitted in accordance with Article VII of TD Ameritrade’s by-laws and contain the information required by TD Ameritrade’s by-laws.

You may contact TD Ameritrade’s corporate secretary at TD Ameritrade’s executive offices, 200 South 108th Avenue, Omaha, Nebraska 68154, for a copy of the relevant provisions of TD Ameritrade’s by-laws regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Schwab has filed a registration statement on Form S-4 to register with the SEC the shares of Schwab common stock to be issued to TD Ameritrade stockholders (other than TD Bank and its affiliates) as consideration for the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Schwab in addition to being proxy statements of Schwab and TD Ameritrade for their respective special meetings. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Schwab and the Schwab common stock. The rules and regulations of the SEC allow Schwab and TD Ameritrade to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Schwab and TD Ameritrade file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that has reports, proxy and information statements and other information about Schwab and TD Ameritrade. The address of that site is https://www.sec.gov. The reports and other information filed by Schwab and TD Ameritrade with the SEC are also available at their respective websites, which are www.schwab.com and www.tdameritrade.com. Information on these websites is not part of this joint proxy statement/prospectus.

The SEC allows Schwab and TD Ameritrade to “incorporate by reference” information into this joint proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Schwab and TD Ameritrade have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Schwab and TD Ameritrade and their respective financial performance.

This prospectus incorporates by reference the documents set forth below previously filed with the SEC:

•

TD Ameritrade’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed on November 15, 2019, as amended by Amendment No.  1 to the Annual Report on Form 10-K/A for the fiscal year ended September 30, 2019, filed on January 27, 2020.

•	Schwab’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020.

•

TD Ameritrade’s Current Reports on Form 8-K filed on November 25, 2019, November  27, 2019, January  29, 2020, February 10, 2020 and April 24, 2020 (other than the portions of those documents not deemed to be filed).

•	Schwab’s Current Reports on Form 8-K filed on January 29, 2020, January 31, 2020, March 20, 2020, March 25, 2020 and April 30, 2020 (other than the portions of those documents not deemed to be filed).

•	TD Ameritrade’s Definitive Proxy Statement on Schedule 14A for TD Ameritrade’s 2019 annual meeting, filed on December 31, 2018.

•	Schwab’s Definitive Proxy Statement on Schedule 14A for Schwab’s 2020 annual meeting, filed on March 31, 2020.

•	TD Ameritrade’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, filed on January 31, 2020.

Schwab has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Schwab, as well as all pro forma financial information, and TD Ameritrade has supplied all such information relating to TD Ameritrade.

Documents incorporated by reference are available from Schwab or TD Ameritrade, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. Schwab stockholders or TD Ameritrade stockholders, as applicable, may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

The Charles Schwab Corporation

211 Main Street

San Francisco, California 94105

Attention: Investor Relations

Telephone: (415) 667-7000

Email: investor.relations@schwab.com

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Attention: Investor Relations

Telephone: (402) 597-8464

Email: jeffrey.goeser@tdameritrade.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable special meeting. Therefore, if you would like to request documents from Schwab, please do so by May 28, 2020 in order to receive them before the Schwab special meeting. If you would like to request documents from TD Ameritrade, please do so by May 28, 2020 in order to receive them before the TD Ameritrade special meeting.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus to vote on the approval and adoption of the merger agreement, the approval of the TD Ameritrade merger-related compensation proposal, the approval of the TD Ameritrade adjournment proposal, if necessary, the approval of the share issuance, the approval of the Schwab charter amendment and the approval of the Schwab adjournment proposal, if necessary. Neither Schwab nor TD Ameritrade has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated May 4, 2020. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to Schwab stockholders or TD Ameritrade stockholders nor the issuance of Schwab common shares as consideration for the merger will create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

November 24, 2019

by and among

THE CHARLES SCHWAB CORPORATION,

AMERICANO ACQUISITION CORP.,

and

TD AMERITRADE HOLDING CORPORATION

A-i

A-ii

A-iii

Page
Section 11.12.	Entire Agreement.	A-85
Section 11.13.	Severability.	A-85
Section 11.14.	Specific Performance.	A-85

EXHIBITS

Exhibit A - Certificate of Incorporation of Surviving Corporation

Exhibit B - Parent Charter Amendment

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 24, 2019, by and among The Charles Schwab Corporation, a Delaware corporation (“Parent”), Americano Acquisition Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and TD Ameritrade Holding Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Strategic Development Committee of the Board of Directors of the Company, a committee consisting only of independent and disinterested directors of the Company (the “Company Special Committee”), has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that the approval and adoption of this Agreement (including the Merger) be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the Company’s stockholders;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance and the Parent Charter Amendment) are fair to and in the best interests of Parent’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Parent Share Issuance and the Parent Charter Amendment), (iii) directed that the Parent Share Issuance and the Parent Charter Amendment be submitted to a vote at a meeting of Parent’s stockholders, and (iv) recommended the approval of the Parent Share Issuance and the Parent Charter Amendment by Parent’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the sole stockholder of Merger Sub, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that this Agreement (including the Merger) be submitted for approval and adoption by the sole stockholder of Merger Sub and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the sole stockholder of Merger Sub;

WHEREAS, the parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury regulations promulgated thereunder (the “Treasury Regulations”) and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, TD Bank is entering into a voting and support agreement with Parent (the “TD Support Agreement”) pursuant to which, among other things, TD Bank is agreeing, subject to the terms of the TD Support Agreement, to vote all shares of Company Common Stock owned by TD Bank in favor of the approval and adoption of this Agreement (including the Merger);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, each of the Significant Company Stockholders is entering into a voting and support agreement with Parent (the “Significant Company Stockholder Support Agreement”) pursuant to which, among other things, each of the Significant Company Stockholders is agreeing, subject to the terms of the Significant Company Stockholder Support Agreement, to vote all shares of Company Common Stock owned by such holder in favor of the approval and adoption of this Agreement (including the Merger);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of the Significant Parent Stockholders is entering into a voting and support agreement with the Company (the “Significant Parent Stockholder Support Agreement”) pursuant to which, among other things, each of the Significant Parent Stockholders is agreeing, subject to the terms of the Significant Parent Stockholder Support Agreement, to vote all shares of Parent Common Stock owned by such holder in favor of the Parent Share Issuance and the Parent Charter Amendment;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, TD Bank and Parent are executing a stockholder agreement (the “Stockholder Agreement”), to be effective as of the Closing, setting forth certain rights and obligations of TD Bank and Parent after the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, Parent, the Significant Parent Stockholders and TD Bank are executing a registration rights agreement (the “Registration Rights Agreement”), to be effective as of the Closing, setting forth certain rights and obligations of Parent, the Significant Parent Stockholders and TD Bank after the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, Parent and certain Subsidiaries of TD Bank are executing an amendment and restatement of the IDA Agreement (the “Amended and Restated IDA Agreement”), to be effective as of the Closing, setting forth certain rights and obligations of Parent and such other Persons after the Closing; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Advisory Agreement” means an investment advisory agreement entered into by an RIA Subsidiary with an Advisory Client for the purpose of providing Investment Advisory Services to such Advisory Client.

“Advisory Client” means any client or customer of an RIA Subsidiary for Investment Advisory Services.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the avoidance of doubt, for purposes hereof, TD Bank will be treated as an Affiliate of the Company, regardless of whether it would otherwise fall within this definition.

“Ancillary Agreements” means the TD Support Agreement, the Significant Company Stockholder Support Agreement, the Significant Parent Stockholder Support Agreement, the Stockholder Agreement, the Registration Rights Agreement and the Amended and Restated IDA Agreement.

“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law(s)” means, with respect to any Person, any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Self-Regulatory Organization that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement. References to “Applicable Law” or “Applicable Laws” shall be deemed to include Antitrust Laws.

“BHC Act” means the Bank Holding Company Act of 1956.

“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Securities Exchange Act).

“Brokerage Client” means any client or customer of a Broker-Dealer who receives Brokerage Services from such Broker-Dealer.

“Brokerage Services” means brokerage, broker-dealer transaction processing, dealer, distributorship, custodial, and related services, or any other services that involve acting as a Broker-Dealer, and performing ancillary services and activities related or incidental thereto.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CEA” means the Commodity Exchange Act.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Client” means any Advisory Client or Brokerage Client.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

“Company 401(k) Plan” means the TD Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan and Trust, as amended from time to time.

“Company Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the consolidated assets of the Company, or to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity or voting securities of (1) the Company or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 15% or more of any class of equity or voting securities of (1) the Company or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, under which such Person or Group would acquire, directly or indirectly, (A) assets (including securities of Subsidiaries) equal to 15% or more of the consolidated assets of the Company, or to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable, or (B) beneficial ownership of 15% or more of any class of equity or voting securities of (1) the Company or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Company on a consolidated basis are attributable.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2019, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2019.

“Company Balance Sheet Date” means September 30, 2019.

“Company Common Stock” means the common stock, $0.01 par value, of the Company.

“Company Condition Regulatory Approvals” means the Consents set forth on Section 9.03(b) of the Company Disclosure Schedule.

“Company Director Plan” means the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan, as amended from time to time.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any Service Provider, or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company Equity Awards” means Company Stock Options, Company RSU Awards and Company PSU Awards.

“Company Material Adverse Effect” means any event, circumstance, development, change, or effect that, individually or in the aggregate, is or is reasonably likely to result in, a material adverse effect on (x) the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company and its Subsidiaries to timely consummate the Closing (including the Merger) on the terms set forth herein, or to perform their agreements or covenants hereunder; provided that, in the case of clause (x) only, no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (i) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof in conditions generally affecting the securities brokerage industry, (iii) any decline, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (v) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (vi) any changes after the date hereof in any Applicable Law or GAAP (or authoritative interpretations thereof) or (vii) any action or omission taken by the Company pursuant to the written consent or request of Parent, except in the case of each of clauses (i), (ii) or (vi), to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the securities brokerage industry.

“Company Stock Plans” means the TD Ameritrade Holding Corporation Long-Term Incentive Plan and the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan, in each case, as amended from time to time.

“Company Tax Representation Letter” means a tax representation letter in the form to be agreed upon by the Company and Parent and executed by the Company in connection with a request pursuant to Section 8.12(a).

“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.

“Contract” means any written or oral contract, agreement, obligation, understanding or instrument, lease or license.

“DTC” means the Depository Trust Company.

“DTCC” means the Depository Trust & Clearing Corporation.

“Environmental Law” means any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would (at any relevant time) be treated as a single employer under Section 414 of the Code.

“ERISA Client” means each Client that is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, (iii) an employee benefit plan, plan, account or arrangement that is subject to any Similar Law, or (iv) any entity whose underlying assets are considered to include “plan assets” (as defined by the regulations of the Department of Labor, as amended by Section 3(42) of ERISA) of any such employee benefit plan, plan, account or arrangement, or a Person acting on behalf of such a Client.

“Excluded Arrangements” means (i) any employment, severance or other similar arrangements with managers, directors, officers, employees or other Service Providers, in each case, in their capacities as such (including, for avoidance of doubt, any invention or non-disclosure, restrictive covenant or similar agreements), (ii) compensation for services performed by a Related Party as a manager, director, officer, employee or other Service Provider and amounts reimbursable for routine travel and other business expenses, in each case, in the ordinary course of business consistent with past practice, (iii) this Agreement and the Ancillary Agreements and (iv) any other arrangement set forth on Section 6.07 of the Company Disclosure Schedule.

“FCM” means a “futures commission merchant” (as defined in Section 1a(28) of the CEA).

“FCM Subsidiary” means TD Ameritrade Futures & Forex LLC.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fiduciary Shares” means any shares of Company Common Stock or Parent Common Stock owned by the Company, Parent or any of their respective Subsidiaries (i) in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account, or (ii) as a result of debts previously contracted.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA Application” means an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership or control of a FINRA member Broker-Dealer.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (e.g., the United Nations, World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or Persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials”.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, including FINRA or any other applicable Self-Regulatory Organization.

“Group” means a “group” as defined in Section 13(d) of the Securities Exchange Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HOLA” means the Home Owners’ Loan Act of 1933.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IDA Agreement” means that certain Insured Deposit Account Agreement, effective as of January 1, 2013, by and among TD Bank USA, National Association, a national bank with its main office in the State of Maine, TD Bank, National Association, a national bank with its main office in the State of Delaware, TD Ameritrade, Inc., a corporation incorporated under the laws of the State of New York, TD Ameritrade Clearing, Inc., a corporation incorporated under the laws of the State of Nebraska, TD Ameritrade Trust Company, a non-depository trust company duly incorporated in the State of Maine and, solely with respect to Sections 7(b), 14 and 15(c) thereof, TD Bank.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet domain names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (iii) registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (iv) trade secrets and rights in confidential technology and information, know-how, inventions, improvements, processes, formulae, algorithms, models, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; (v) rights in Software; (vi) other similar types of proprietary or intellectual property; and (vii) claims or causes of action arising out of or related to any past, present and future infringement, misappropriation or other violation of any of the foregoing.

“International Plan” means any Company Employee Plan that is not a U.S. Plan.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, or any other services that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act, and performing ancillary services and activities related or incidental thereto.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company or any of its Subsidiaries.

“Key Employee” means an employee of the Company or any of its Subsidiaries who holds the position of managing director or above or who participates in the TD Ameritrade Holding Corporation Management Incentive Plan.

“knowledge” of any Person that is not an individual means the knowledge, after reasonable inquiry, of those officers of the Company or Parent, as the case may be, set forth in Section 1.01 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule, as applicable.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to or purported to be licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Maximum Percentage” means 9.9% or such lower percentage of shares of Parent Common Stock as the Federal Reserve Board permits TD Bank to acquire in the Merger consistent with a determination that TD Bank does not control Parent for purposes of the BHC Act or HOLA immediately after Closing.

“NASDAQ” means The NASDAQ Stock Market LLC, or any successor thereto.

“New Client” means a Person who becomes an Advisory Client during the period from the date of this Agreement through the Closing.

“NFA” means the National Futures Association.

“NSCC” means the National Securities Clearing Corporation.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than the Company and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Parent or its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the consolidated assets of Parent, or to which 15% or more of the revenues or earnings of Parent on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity or voting securities of (1) Parent or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of Parent on a consolidated basis are attributable, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 15% or more of any class of equity or voting securities of (1) Parent or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of Parent on a consolidated basis are attributable, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries, under which such Person or Group would acquire, directly or indirectly, (A) assets (including securities of Subsidiaries) equal to 15% or more of the consolidated assets of Parent, or to which 15% or more of the revenues or earnings of Parent on a consolidated basis are attributable, or (B) beneficial ownership of 15% or more of any class of equity or voting securities of (1) Parent or (2) any of its Subsidiaries to which 15% or more of the revenues or earnings of the Parent on a consolidated basis are attributable.

“Parent Advisory Agreement” means an investment advisory agreement entered into by a Parent RIA Subsidiary with a Parent Advisory Client for the purpose of providing Investment Advisory Services to such Parent Advisory Client.

“Parent Advisory Client” means any client or customer of a Parent RIA Subsidiary for Investment Advisory Services.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2019, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2019.

“Parent Balance Sheet Date” means September 30, 2019.

“Parent Broker-Dealer Subsidiary” means Charles Schwab & Co., Inc.

“Parent Common Stock” means the voting common stock, $0.01 par value, of Parent.

“Parent Condition Regulatory Approvals” means the Consents set forth on Section 9.02(b) of the Parent Disclosure Schedule.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent FCM Subsidiary” means Charles Schwab Futures, Inc.

“Parent Material Adverse Effect” means any event, circumstance, development, change, or effect that, individually or in the aggregate, is or is reasonably likely to result in, a material adverse effect on (x) the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (y) the ability of Parent and its Subsidiaries to timely consummate the Closing (including the Merger) on the terms set forth herein, or to perform their agreements or covenants hereunder; provided that, in the case of clause (x) only, no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (i) any changes after the date hereof in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof in conditions generally affecting the securities brokerage industry, (iii) any decline, in and of itself, in the market price or trading volume of Parent Common Stock (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (iv) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (v) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (vi) any changes after the date hereof in any Applicable Law or GAAP (or authoritative interpretations thereof) or (vii) any action or omission taken by Parent pursuant to the written consent or request of the Company, except in the case of each of clauses (i), (ii) or (vi), to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the securities brokerage industry.

“Parent Nonvoting Common Stock” means the nonvoting common stock, $0.01 par value, of Parent.

“Parent RIA Subsidiary” means each of Charles Schwab & Co., Inc., Charles Schwab Investment Advisory, Inc., Charles Schwab Investment Management, Inc., and Charles Schwab Private Client Investment Advisory, Inc.

“Parent Tax Representation Letter” means a tax representation letter in the form to be agreed upon by the Company and Parent and executed by Parent in connection with a request pursuant to Section 8.12(a).

“Parent Transfer Agent Subsidiary” means any Subsidiary of the Parent that is registered or required to be registered as a transfer agent with the SEC pursuant to the Securities Exchange Act.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, in each case, arising in the ordinary course of business, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business, (iv) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, in any case, materially detract from the value or the use of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (vii) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto or (viii) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Proceeding” means any legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations or inquiries of any nature.

“Regulatory Documents” means, with respect to a Person, all Filings (including the current Form ADV of the Company and its Affiliates, the current Form BD(s) of the TD Broker-Dealers and the current Form 7-R of the FCM Subsidiary), together with any amendments required to be made with respect thereto, filed, or required to be filed, by such Person with any applicable Governmental Authority pursuant to Applicable Law, including the Securities Laws or the applicable rules and regulations of any Governmental Authority.

“RIA Subsidiaries” means TD Ameritrade Investment Management, LLC, TD Ameritrade, Inc. and Tradewise Advisors, Inc.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Laws” means the Securities Act, the Securities Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky”, securities and investment advisory laws, all applicable foreign securities laws and, in each case, the rules of each applicable Self-Regulatory Organization.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Exchange Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Significant Company Stockholder” has the meaning given the term “Stockholder” in the Significant Company Stockholder Support Agreement.

“Significant Parent Stockholder” has the meaning given the term “Stockholder” in the Significant Parent Stockholder Support Agreement.

“Significant Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is a “significant subsidiary” (as defined in Regulation S-X) of such Person.

“Similar Law” means any law similar to Title I of ERISA or Section 4975 of the Code.

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models and, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.

“Subsidiary” means, when used with reference to a Person, (i) any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than 50% of the outstanding voting securities of which, are owned, directly or indirectly, by such first Person or (ii) any other Person with respect to which such first Person controls the management. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any tax return, report or other filing, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

“Tax Return” means any report, return, document, statement, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any tax.

“TD A” means TD Ameritrade, Inc.

“TD AC” means TD Ameritrade Clearing, Inc.

“TD Bank” means The Toronto-Dominion Bank, a Canadian-chartered bank.

“TD Broker-Dealers” means each of TD A and TD AC.

“TD Subsidiary Banks” means TD Bank, National Association, TD Bank USA, National Association, and any other insured depository institution that may be controlled by TD Bank for purposes of the BHC Act and to which TD Bank may cause funds to be swept under the IDA Agreement or any amendment thereto.

“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Affiliates or the Representatives of any such Persons acting in such capacity.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements (including the Merger).

“Transfer Agent Subsidiary” means any Subsidiary of the Company that is registered or required to be registered as a transfer agent with the SEC pursuant to the Securities Exchange Act.

“U.S. Plan” means any Company Employee Plan that covers Service Providers located primarily within the U.S.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Affected Employees	7.05(a)
Affirmative Client Consents	6.06(a)(iii)
Affirmative Consent Client	6.06(a)
Agreement	Preamble
Amended and Restated IDA Agreement	Recitals
Assumed PSU Award	2.05(c)
Assumed RSU Award	2.05(b)
Assumed Stock Option	2.05(a)
Bankruptcy and Equity Exceptions	4.02(a)(ii)
BD Compliance Policies	4.17(f)
Benefits Continuation Period	7.05(a)
Burdensome Condition	(c)
Cash Sweep Program	4.17(i)
Certificate	2.03(iv)
Certificate of Merger	2.02(a)
Client Negative Consent Letter	6.06(a)
Closing	2.01
Closing Date	2.01
Collection Expenses	10.03(f)
Company	Preamble

Term	Section
Company Acquisition Proposal	10.03(a)
Company Adverse Recommendation Change	6.03(a)(iii)
Company Approval Time	6.03(b)
Company Board Recommendation	4.02(b)(iv)
Company Director RSU Award	2.05(b)
Company Expense Reimbursement	10.03(c)
Company Governmental Authorizations	4.03(ix)
Company Indemnified Parties	7.04(a)
Company Insurance Policies	4.26
Company Intervening Event	6.03(g)
Company Material Contract	4.19(a)
Company New Board Designee	8.10(a)(i)
Company Organizational Documents	4.01
Company Permits	4.13(a)
Company Preferred Stock	4.05(a)(ii)
Company PSU Award	2.05(c)
Company Registered IP	4.23(a)
Company Regulatory Agreement	4.14(g)
Company RSU Award	2.05(b)
Company SEC Documents	4.07(b)
Company Securities	4.05(a)(iii)
Company Special Committee	Recitals
Company Stock Option	2.05(a)
Company Stockholder Approval	4.02(a)(ii)
Company Stockholder Meeting	8.03(a)(i)
Company Superior Proposal	6.03(f)
Company Termination Fee	10.03(a)
Confidentiality Agreement	6.02(a)
Davis Polk	8.12(a)
Delaware Law	2.02(a)
DTCC Notification	8.01(f)
Effective Time	2.02(a)
End Date	10.01(b)(i)
Exchange Agent	2.04(a)
Exchange Fund	2.04(a)
Exchange Ratio	2.03(i)
Excluded Shares	2.03(i)
FCM Compliance Policies	4.18(f)
Indenture	6.05
internal controls	4.07(f)
Joint Proxy Statement/Prospectus	8.02(a)(i)
Lease	4.24(ii)
Merger	2.02(b)
Merger Consideration	2.03(i)
Merger Sub	Preamble
New Board Designees	8.10(a)(ii)
Noncontrol Determinations	9.02(c)
Other Regulatory Notification	8.01(g)
Owned	2.03(i)
Parent	Preamble
Parent Acquisition Proposal	10.03(b)

Term	Section
Parent Adverse Recommendation Change	7.02(a)(iii)
Parent Approval Time	7.02(b)
Parent BD Compliance Policies	5.16(f)
Parent Board Recommendation	5.02(b)
Parent Charter Amendment	3.03
Parent Equity Units	5.05(a)
Parent Expense Reimbursement	10.03(d)
Parent FCM Compliance Policies	5.16(f)
Parent Governmental Authorizations	5.03
Parent Intervening Event	7.02(g)
Parent Organizational Documents	5.01
Parent Permits	5.12
Parent Plan	7.05(b)
Parent Preferred Stock	5.05(a)
Parent Regulatory Agreement	5.13(e)
Parent SEC Documents	5.06(b)
Parent Securities	5.05(a)
Parent Share Issuance	5.02(a)
Parent Stock Rights	5.05(a)
Parents Stock Units	5.05(a)
Parent Stockholder Approval	5.02(a)
Parent Stockholder Meeting	8.03(b)(i)
Parent Superior Proposal	7.02(f)
Parent Termination Fee	10.03(b)
Premium Cap	7.04(b)
PTE 84-14	4.14(c)
principal executive officer	4.07(e)
principal financial officer	4.07(e)
Related Party	4.19(a)(xvi)
Related Party Contract	4.19(a)(xvi)
Registration Rights Agreement	Recitals
Registration Statement	8.02(a)(ii)
Regulation S-K	4.11
Regulation S-X	6.01(m)
Regulatory Agencies	4.07(a)
Representatives	6.03(a)
Significant Company Stockholder Support Agreement	Recitals
Significant Parent Stockholder Support Agreement	Recitals
Stockholder Agreement	Recitals
Surviving Corporation	2.02(b)
TD New Board Designee	8.10(a)(ii)
TD Support Agreement	Recitals
Transaction Litigation	8.07
Transition Team	6.04(a)
Treasury Regulations	Recitals
Uncertificated Share	2.03(iv)
WLRK	8.12(a)

Section 1.02.    Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this

Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to Applicable Law shall be deemed to refer to such Applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) posted and made available to the other party on the Intralinks/Project Coffee_Latte due diligence data site, with respect to the Company, or on the Intralinks/Project Coffee_Americano due diligence data site, with respect to Parent, as applicable, maintained by such party in connection with the transactions contemplated hereby, in each case, prior to the date hereof; (B) provided via electronic mail or in person prior to the date hereof; or (C) filed or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvi) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

CLOSING; MERGER

Section 2.01.    Closing. The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 at 10:00 a.m., Eastern time, on the third (3rd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

Section 2.02.    The Merger. (a) At the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the General Corporation Law of the State of Delaware (the “Delaware Law”) in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the Certificate of Merger).

(b)    At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with the Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(c)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the Delaware Law.

Section 2.03.    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock:

(i)    each share of Company Common Stock outstanding immediately prior to the Effective Time, other than shares of Company Common Stock to be cancelled pursuant to Section 2.03(ii) (the “Excluded Shares”), shall be converted into the right to receive 1.0837 (the “Exchange Ratio”) shares of Parent Common Stock (subject to the following proviso, the “Merger Consideration”); provided, however, that if the Merger Consideration issuable in respect of shares of Company Common Stock that are Owned by TD Bank and its Affiliates as of immediately prior to the Effective Time, together with any other shares of Parent Common Stock then Owned by TD Bank and its Affiliates, would equal a number of shares of Parent Common Stock exceeding the Maximum Percentage of the issued and outstanding shares of Parent Common Stock as of immediately following the Effective Time (for the avoidance of doubt, after giving effect to the Parent Share Issuance), the Merger Consideration issuable to TD Bank and its Affiliates will be (A) a number of shares of Parent Common Stock equal to the Maximum Percentage of the issued and outstanding shares of Parent Common Stock as of immediately following the Effective Time (and after giving effect to this proviso) less the amount of any other shares of Parent Common Stock then Owned by TD Bank and its Affiliates and (B) the remainder of the Merger Consideration will be shares of Parent Nonvoting Common Stock. For the avoidance of doubt, shares of Parent Common Stock held by Parent as treasury stock or owned by Parent or any Subsidiary of Parent will not be considered to be “issued and outstanding” for purposes of this Section 2.03(i). For purposes hereof, “Owned” means the ownership by a Person of any securities as interpreted by the Federal Reserve Board under the BHC Act or HOLA.

(ii)    each share of Company Common Stock held immediately prior to the Effective Time by the Company as treasury stock or by Parent (other than any such shares held by Parent that are Fiduciary Shares) shall be cancelled, and no consideration shall be paid with respect thereto;

(iii)    each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(iv)    all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (x) each share of Company Common Stock that was immediately prior to the Effective Time represented by a certificate (each, a “Certificate”) and (y) each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.04(f) and any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.07, in each case to be issued or paid in accordance with Section 2.04, without interest.

Section 2.04.    Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (i) Certificates or (ii) Uncertificated Shares for the Merger Consideration payable in respect of the shares of Company Common Stock. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.04 through the Exchange Agent, evidence of shares in book-entry form representing the shares of Parent Common Stock issuable pursuant to Section 2.03(i) in exchange for outstanding shares of Company Common Stock. Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.04(f) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.07. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock represented by a Certificate at the Effective Time a letter of transmittal and instructions which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent for use in such exchange. All evidence of shares in book-entry form and cash deposited with the Exchange Agent pursuant to this Section 2.04 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article 2 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the dividends or other distributions to which holders of Company Common Stock are entitled pursuant to Section 2.04(f) or cash in lieu of fractional interests to which holders of Company Common Stock are entitled pursuant to Section 2.07. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.

(b)    Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in respect of each share of Company Common Stock represented by such Certificate or Uncertificated Share (A) the Merger Consideration and (B) cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.07 and Section 2.04(f)). The shares of Parent Common Stock constituting part of such Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law.

(c)    If any portion of the Merger Consideration (or cash in lieu of any fractional shares of Parent Common Stock or any dividends and distributions with respect thereto contemplated by Section 2.07 or Section 2.04(f)) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(d)    Upon the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Merger Consideration as contemplated by Section 2.07 and Section 2.04(f)) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article 2.

(e)    Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.07 and Section 2.04(f)), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 2.04, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the shares of Parent Common Stock constituting the Merger Consideration have been registered, (i) in connection with the payment of the Merger Consideration, (x) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07, and (y) the aggregate amount of all dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole shares of Parent Common Stock constituting the Merger Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Parent Common Stock constituting the Merger Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.04.

(g)    The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.05.    Company Equity Awards.

(a)    Company Stock Options. At the Effective Time, each option to purchase shares of Company Common Stock under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Option”) whether vested or unvested shall, by virtue of the Merger and without further action on the part of the Company, Parent or the holder thereof, be assumed by Parent and become, as of the Effective Time, an option (an “Assumed Stock Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Company Stock Option immediately prior to the Effective Time, shares of Parent Common Stock, except that (A) the number of shares of Parent Common Stock subject to such Assumed Stock Option shall equal the product of (x) the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price shall equal the quotient of (1) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent; provided that each Company Stock Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with Section 409A of the Code.

(b)    Company Restricted Stock Units. At the Effective Time, each restricted stock unit award with respect to shares of Company Common Stock that is outstanding under any Company Stock Plan (other than the Company Director Plan) as of immediately prior to the Effective Time (each, a “Company RSU Award”) whether vested or unvested, shall, by virtue of the Merger and without further action on the part of the Company, Parent or the holder thereof, be assumed by Parent and become, as of the Effective Time, a restricted stock unit award with respect to shares of Parent Common Stock (each, an “Assumed RSU Award”) on the same terms and conditions (including applicable vesting provisions) as applied to each such Company RSU Award immediately prior to the Effective Time, except that the number of shares of Parent Common Stock subject to such Assumed RSU Award shall equal the product of (x) the number of shares of Company Common Stock that were subject to such Company RSU Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole share. Except as provided in this Section 2.05(b), each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(c)    Company Performance-Based Restricted Stock Units. At the Effective Time, each restricted stock unit award with respect to shares of Company Common Stock that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time that is eligible to vest based on the achievement of performance goals (each, a “Company PSU Award”) shall by virtue of the Merger and without any action on the part of the Company, Parent or the holder thereof, be converted as of the Effective Time into a Parent restricted stock unit award representing the right to receive shares of Parent Common Stock with respect to each share of Company Common Stock underlying such Company PSU Award (with the number of shares of Company Common Stock earned to be determined based on the greater of (i) the actual level of achievement of the applicable performance goals as determined by the Compensation Committee prior to the Effective Time using the information available as of the latest practicable date prior to the Effective Time and (ii) the target level) (each, an “Assumed PSU Award”), except that the number of shares of Parent Common Stock subject to such Assumed PSU Award shall equal the product of (x) the number of shares of Company Common Stock that were subject to such Company PSU Award (as determined in accordance with this Section 2.05(c)) immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole share. Except as provided in this Section 2.05(c), each Assumed PSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU Award (pursuant to the terms thereof following the conversion of such Company PSU Award into a restricted stock unit award) immediately prior to the Effective Time.

(d)    Company Director Restricted Stock Units. At the Effective Time, each restricted stock unit award with respect to shares of Company Common Stock outstanding under the Company Director Plan as of immediately prior to the Effective Time, including each deferred restricted stock unit award and each stock unit issued in respect of deferred cash fees (each, a “Company Director RSU Award”) whether vested or unvested, shall vest, if unvested, and be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.03, as if such Company Director RSU Award had been settled in shares of Company Common Stock immediately prior to the Effective Time; provided, that each such Company Director RSU Award that constitutes “deferred compensation” for purposes of Section 409A of the Code shall instead be settled at the earliest time that would not result in the application of additional Taxes or penalties under Section 409A of the Code, and each Company Director RSU Award for which settlement is delayed shall be converted into a fully vested Assumed RSU Award in the manner described in Section 2.05(b).

(e)    Reservation of Shares. As soon as practicable following the Closing Date (but in no event more than ten (10) Business Days following the Closing Date), Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the issuance of the shares of Parent Common Stock subject to the Assumed Stock Options, the Assumed RSU Awards and the Assumed PSU Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Stock Options, Assumed RSU Awards and Assumed PSU Awards remain outstanding.

(f)    Board Actions. Prior to the Effective Time, the Board of Directors of the Company (and/or the H.R. and Compensation Committee of the Board of Directors of the Company) and the Board of Directors of Parent (and/or the Compensation Committee of the Board of Directors of Parent) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06.    Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.07.    Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled by the closing price of Parent Common Stock on the NYSE on the last trading day preceding the Closing Date.

Section 2.08.    Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or non-U.S. Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds and pays over all amounts so withheld to the appropriate Taxing Authority within the period required under Applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding. The Exchange Agent, Parent or the Surviving Corporation, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under Applicable Law.

Section 2.09.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a customary bond issued for lost, stolen or destroyed stock certificates, in such amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.10.    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 3

ORGANIZATIONAL DOCUMENTS; DIRECTORS AND OFFICERS

Section 3.01.    Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth on Exhibit A. From and after the Effective Time, the certificate of incorporation of the Company as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by Applicable Law, except that the name of the corporation reflected therein shall be “TD Ameritrade Holding Corporation”.

Section 3.02.    Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 3.03.    Certificate of Incorporation and Bylaws of Parent. Immediately prior to the Effective Time, the certificate of incorporation of Parent shall be amended in the form set forth on Exhibit B (the “Parent Charter Amendment”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.06(b), Section 4.28, Section 4.29, Section 4.30 and Section 4.31, as disclosed in any publicly available Company SEC Document filed after September 30, 2018 and before the date of this Agreement or (ii)  as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (the “Company Organizational Documents”).

Section 4.02.    Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the corporate powers of the Company and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock approving and adopting this Agreement and (ii) the holders (other than TD Bank, the Significant Company Stockholders and their respective Affiliates) of a majority of the outstanding shares of Company Common Stock (other than shares of Company Common Stock held by TD Bank, the Significant Company Stockholders and their respective Affiliates) approving and adopting this Agreement, are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (collectively, the “Company Stockholder Approval”). This Agreement, and each of the Ancillary Agreements to which the Company is a party, have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

(b)    At a meeting duly called and held, the Board of Directors of the Company, acting upon the unanimous recommendation of the Company Special Committee, unanimously adopted resolutions (i) determining that this

Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company’s stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that the approval and adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommending approval and adoption of this Agreement (including the Merger) by the Company’s stockholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.03, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03.    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of each of the Certificate of Merger and Parent Charter Amendment with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing by TD Bank of any required Filings with the Federal Reserve Board under the BHC Act and approval of such Filings, (iii) compliance with any applicable requirements of the HSR Act, (iv) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the listing requirements of NASDAQ or NYSE, (v) the filing of a FINRA Application relating to the Transactions by each of the TD Broker-Dealers and FINRA’s approval thereof, (vi) the submission of the DTCC Notifications, (vii) the submission of the Other Regulatory Notifications, (viii) the Consents set forth on Section 4.03 of the Company Disclosure Schedule, and (ix) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (clauses (i) – (ix), collectively “Company Governmental Authorizations”).

Section 4.04.    Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the Company or any of its Subsidiaries or any of its or their respective assets or businesses, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.    Capitalization. (a) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of preferred stock of the Company, par value $0.01 per share (“Company Preferred Stock”). As of November 18, 2019, there were outstanding (i) 540,558,193 shares of Company Common Stock (none of which is subject to vesting conditions or is treasury stock or is owned by the Company or any of its Subsidiaries (other than any Fiduciary Shares)), (ii) no shares of Company Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 503,247 shares of Company Common Stock (of which options to purchase an aggregate of 377,435 shares of Company Common Stock were exercisable and 125,812 were incentive stock options), (iv) 1,949,736 shares of Company Common Stock were subject to outstanding Company RSU Awards, (v) 934,037 shares of Company Common Stock were subject to outstanding Company PSU Awards, determined assuming maximum performance levels were achieved, (vi) 195,588 shares of Company Common Stock were issuable in respect of Company Director RSU Awards, and (vii) 4,412,099 additional shares of

Company Common Stock were reserved for issuance pursuant to the Company Stock Plans. Except as set forth in this Section 4.05(a) and for changes since November 18, 2019 resulting from (A) the exercise of Company Stock Options outstanding on such date or issued after such date, (B) the vesting and settlement of any Company RSU Awards and Company PSU Awards, and (C) the issuance of Company Equity Awards, in each case as and to the extent permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(b)    All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company (other than any such shares owned by Subsidiaries of the Company that are Fiduciary Shares). Section 4.05(b) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Equity Awards as of November 18, 2019, including with respect to each such equity award, the holder, date of grant, vesting schedule, whether the award provides for accelerated vesting upon the consummation of the transactions contemplated by this Agreement, whether subject to performance conditions, number of shares of Company Common Stock subject to such award (assuming maximum performance levels were achieved, if applicable), the amount of any accrued but unpaid dividend equivalent rights relating to such award and, for Company Stock Options, the applicable exercise price, expiration date and whether it is an incentive stock option. Five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a revised version of Section 4.05(b) of the Company Disclosure Schedule, updated as of such date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.

(c)    There are no shareholders agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the capital stock or other equity interests of the Company.

Section 4.06.    Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06(a) of the Company Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary of the Company as of the date of this Agreement, and its jurisdiction of incorporation or organization.

(b)    All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or any securities described in the foregoing clauses (i) through (iii) of this Section 4.06(b). Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person (other than capital stock or other voting securities of, or other ownership interests in, any Person owned by the Company or any Subsidiary of the Company (x) in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account or (y)  as a result of debts previously contracted).

Section 4.07.    Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act. (a) The Company and each of its Subsidiaries have timely filed with or furnished all material Filings, together with any material amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2017 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the CFTC, (v) any foreign regulatory authority and (vi) any Self-Regulatory Organization (clauses (i) – (vi), collectively “Regulatory Agencies”), including any material Filing required to be filed or furnished (as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all material fees and assessments due and payable in connection therewith.

(b)    As of its filing date, each Filing filed with or furnished to the SEC by the Company since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) and filed prior to the date of this Agreement complied, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.08 is true and correct) will comply, in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed prior to the date of this Agreement did not, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.08 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)    The Company is, and since January 1, 2017 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(e)    The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Securities Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)    The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee since January 1, 2017.

(g)    Since January 1, 2017, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are true and complete.

Section 4.08.    Financial Statements and Financial Matters.

(a)    The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(b)    From January 1, 2017 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09.    Disclosure Documents. The information relating to the Company and its Subsidiaries that is provided by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting and the Parent Stockholder

Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and Parent and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.10.    Absence of Certain Changes. (a) Since the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Since the Company Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11.    No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (iii) liabilities arising in connection with the transactions contemplated hereby, and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 4.12.    Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions. There is no Order outstanding or threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.

Section 4.13.    Permits. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Company Permits”). The Company and each of its Subsidiaries are and since January 1, 2017, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of the Company, threatened that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Neither the Company nor any of its Subsidiaries has any material business, conducts any material operations or engages in any material activities, in each case, outside of the U.S. and its territories.

(c)    Section 4.13(c) of the Company Disclosure Schedule sets forth a complete list of all securities exchange, commodities exchange, boards of trade, clearing organizations, trade associations and similar organizations in which the Company or any of its Subsidiaries hold memberships or have been granted trading privileges.

Section 4.14.    Compliance with Applicable Laws. (a) The Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Applicable Laws (including the BHC Act and Federal Reserve Board regulations).

(b)    Neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to the Company and its Subsidiaries, taken as a whole.

(c)    To the knowledge of the Company, none of the Company, its Subsidiaries or any of their respective employees (in their capacity as such) acts as a fiduciary by providing investment advice with respect to “plan assets” (within the meaning of Section 3(42) of ERISA) of any “benefit plan investor” (within the meaning of Section 3(42) of ERISA) (other than in respect of the Company Employee Plans), or any plan, arrangement or entity that is subject to any Similar Law. Neither the Company nor any of its Subsidiaries is precluded from acting as a fiduciary by operation of Section 411 of ERISA. The accounts of each ERISA Client have been managed by the Company or its Subsidiaries in compliance in all material respects with all applicable requirements under ERISA, Section 4975 of the Code and any Similar Law. There is no pending or, to the knowledge of the Company, threatened audit or investigation by the IRS, the Department of Labor or any other Governmental Authority with respect to the Company’s provision of services to any ERISA Clients. Neither the Company nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or violated any Similar Law with respect to any ERISA Client that would reasonably be expected to result in material liability to the Company. None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the directors of any of its Subsidiaries has been convicted of any felony or other crime described in Section I(g) of Department of Labor Class Exemption PTE 84-14 (“PTE 84-14”) that would prevent the Company or any of its Subsidiaries from qualifying as a qualified professional asset manager as defined in PTE 84-14. Any revenue-sharing arrangements entered into by the Company or any of its Subsidiaries with respect to assets managed for any ERISA Clients are in compliance with Applicable Law in all material respects.

(d)     The Company and each of its Subsidiaries are engaged only in those activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not successfully elected to be treated as a financial holding company.

(e)    Subject to Section 11.06, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(f)    Subject to Section 11.06, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(g)    Subject to Section 11.06, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor have the Company nor any of its Subsidiaries been advised since January 1, 2017 or have knowledge, of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Company Regulatory Agreement.

(h)    TD Ameritrade Trust Company is, and since January 1, 2017 has been, in compliance with any minimum capital requirements established by the State of Maine.

Section 4.15.    RIA Compliance Matters. (a) Each RIA Subsidiary is and has been, (i) at all times required by Applicable Law, duly registered as an investment adviser under the Investment Advisers Act and under all applicable state statutes (if required to be so registered under Applicable Law), and (ii) since January 1, 2017, duly registered and licensed as an investment adviser under all other Applicable Laws or exempt therefrom. Except for the RIA Subsidiaries, neither the Company nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered under the Investment Advisers Act or any similar law in any jurisdiction.

(b)    Each RIA Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act. Each RIA Subsidiary has established in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other third Parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by such RIA Subsidiary under Applicable Law, including Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    With respect to each RIA Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to such RIA Subsidiary, (i) none of such RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of the Company, any of such RIA Subsidiary’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification.

(d)    Each RIA Subsidiary is, and since January 1, 2017, has been, in compliance with (A) the applicable provisions of the Investment Advisers Act and (B) all Applicable Laws of the jurisdictions in which such RIA

Subsidiary acts as an investment adviser, except in each case for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    The Company has provided Parent with a list of all examinations relating to an RIA Subsidiary from the SEC since January 1, 2017. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unresolved issues with the SEC with respect to an RIA Subsidiary.

(f)    Neither the Company nor any of its Subsidiaries is, nor since January 1, 2017, has been, required to be registered, licensed or qualified as a bank, trust company, commodity trading advisor, commodity pool operator, introducing broker, swap dealer, transfer agent, real estate broker, municipal advisor, insurance company or insurance broker, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(g)    As of the date hereof, no RIA Subsidiary is currently subject to, or has received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no such examination or inspection has been started or completed for which no examination report is available.

(h)    No RIA Subsidiary is prohibited from charging fees to any Person pursuant to Rule 206(4)-5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to be, individually or in the aggregate, material to the RIA Subsidiary.

Section 4.16.    Client Agreements. (a) Each Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Advisory Client is, or to the knowledge of the Company is required to be, registered as an investment company under the Investment Company Act. No RIA Subsidiary sponsors any public or private investment funds.

(b)    Each RIA Subsidiary and each of the Company’s other Subsidiaries has complied with all applicable obligations, requirements and conditions of each Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    No RIA Subsidiary provides Investment Advisory Services to any Person other than the Advisory Clients. Each RIA Subsidiary provides Investment Advisory Services to Advisory Clients solely pursuant to written Advisory Agreements.

Section 4.17.    Broker-Dealer Compliance Matters. (a) The TD Broker-Dealers are the only Subsidiaries of the Company that are Broker-Dealers. Since January 1, 2017, each TD Broker-Dealer has been duly registered as a Broker-Dealer with the SEC and each state and other jurisdictions in which it is required to be so registered. Each TD Broker-Dealer is, and since January 1, 2017 has been a member in good standing of FINRA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as a representative or principal of, and registered with, each TD Broker-Dealers is registered with FINRA and all applicable states and other jurisdictions, such registrations are not, and since January 1, 2017 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one Broker-Dealer in any jurisdiction where such multiple registrations would violate any Applicable Law.

(b)    The Company has made available to Parent correct and complete copies of each of the TD Broker-Dealer’s current Form BDs. The Company will make available to Parent correct and complete copies of any Form BD filed with the SEC before the Closing Date by it or any of its Subsidiaries. Each current Form BD of the TD Broker-Dealers is, and any Form BD of the TD Broker-Dealers filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the Securities Exchange Act, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.

(c)    The Regulatory Documents of the TD Broker-Dealers have complied, and have been timely filed, in all material respects with and under Applicable Law and the rules and regulations of the SEC promulgated thereunder and any Self-Regulatory Organization rules applicable to such Regulatory Documents, as in effect at the time the Regulatory Documents were filed. With respect to such Regulatory Documents filed with the SEC since January 1, 2017, no such Regulatory Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made.

(d)    (i) None of the TD Broker-Dealers, or any of the Company’s other Subsidiaries, nor any of the TD Broker-Dealers’ “associated persons” (as defined in the Securities Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Securities Exchange Act to serve as a Broker-Dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Securities Exchange Act, and (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

(e)    No fact relating to the TD Broker-Dealers or any “control affiliate” of the TD Broker-Dealers, as defined in Form BD requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of each TD Broker-Dealer, as applicable.

(f)    The Brokerage Services performed by each TD Broker-Dealer have been conducted in compliance with all material requirements of the Securities Exchange Act, the rules and regulations of the SEC, FINRA, and any applicable state securities regulatory authority or Self-Regulatory Organizations, as applicable. Each TD Broker-Dealer has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, written policies and procedures reasonably designed to achieve compliance with the Securities Exchange Act, the SEC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“BD Compliance Policies”), including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) Rule 15c3-5 under the Securities Exchange Act, (iii) anti-money laundering laws, including a written customer identification program in compliance therewith, (iv) privacy laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other Third Parties and (v) identity theft laws, and approved such principals, managers and other supervisors as are required under the aforementioned laws, rules and regulations. All such BD Compliance Policies comply in all material respects with Applicable Laws.

(g)    Each TD Broker-Dealer currently maintains, and since January 1, 2017 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Securities Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by such TD Broker-Dealer, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Securities Exchange Act.

(h)    No Governmental Authority has, since January 1, 2017, formally initiated any administrative proceeding or investigation into the TD Broker-Dealers and no TD Broker-Dealer has received a written “wells notice”, other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of Broker-Dealers. The Company has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the TD Broker-Dealers.

Since January 1, 2017, neither TD Broker-Dealer has settled any claim or proceeding of the SEC, FINRA or any other Governmental Authority. Neither TD Broker-Dealer has had an order, decree or judgement entered against such TD Broker-Dealer in connection with any Applicable Law governing the operation of Broker-Dealers. As of the date hereof, neither TD Broker-Dealer is currently subject to, or has received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no examination or inspection has been started or completed for which no examination report is available.

(i)    Each TD Broker-Dealer has received written affirmative consent from each of its Brokerage Clients as required under Rule 15c3-3(j)(2)(ii), including notification of the general terms and conditions of the products available through the cash sweep program or arrangement (a “Cash Sweep Program”) and that the products available to Brokerage Clients under the Cash Sweep Program may change, and each TD Broker-Dealer and its applicable Affiliates that are Subsidiaries of the Company has conducted its Cash Sweep Program in accordance with Applicable Laws.

Section 4.18.    FCM Compliance Matters. (a) The FCM Subsidiary is the only Subsidiary of the Company that is an FCM. Since January 1, 2017, the FCM Subsidiary has been (i) duly registered as an FCM under the CEA, and (ii) a member in good standing of the NFA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as an associated person of, and registered with, the FCM Subsidiary is registered with the NFA and all applicable states and other jurisdictions, and such registrations are not, and since January 1, 2017 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one FCM in any jurisdiction where such multiple registrations would violate any Applicable Law. Each natural Person who is required to be listed as a principal of the FCM Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects.

(b)    The Company has made available to Parent a correct and complete copy of the FCM Subsidiary’s current Form 7-R. The Company will make available to Parent correct and complete copies of any Form 7-R filed with the NFA before the Closing Date by it or any of its Subsidiaries. The current Form 7-R of the FCM Subsidiary is, and any Form 7-R of the Company or any Subsidiary filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.

(c)    The Regulatory Documents of the FCM Subsidiary have complied, and have been timely filed, in all material respects with and under Applicable Law and the rules and regulations of the CFTC promulgated thereunder and any Self-Regulatory Organization rules applicable to such Regulatory Documents, as in effect at the time the Regulatory Documents were filed.

(d)    (i) None of the FCM Subsidiary, or any of the Company’s other Subsidiaries, nor any of the FCM Subsidiary’s “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an FCM or as an “associated person” or “principal” of an FCM, (B) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form 7-R or Form 8-R (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form 7-R or current Form 8-R) to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as an FCM or associated person or principal of an FCM under Section 8a(4) of the CEA, and (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (A), (B), (C) and (D).

(e)    No fact relating to the FCM Subsidiary or any “principal” of the FCM Subsidiary, as defined in Form 8-R, requires any response in the affirmative to any question relating to “Criminal Disclosures” in the FCM

Subsidiary’s Form 7-R or in the principal’s Form 8-R, except to the extent that such facts have been reflected on such forms.

(f)    The services performed by the FCM Subsidiary have been conducted in compliance with all material requirements of the CEA, the rules and regulations of the CFTC, the NFA, and any applicable state regulatory authority or Self-Regulatory Organizations, as applicable. The FCM Subsidiary has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, written policies and procedures reasonably designed to achieve compliance with the CEA, the CFTC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“FCM Compliance Policies”), including those required by applicable NFA rules. All such FCM Compliance Policies comply in all material respects with Applicable Laws.

(g)    The FCM Subsidiary currently maintains, and since January 1, 2017 has maintained, “adjusted net capital” (as such term is defined in CFTC Rule 1.17) equal to or in excess of the minimum “adjusted net capital” required to be maintained by the FCM Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under CFTC Rule 1.12 or NFA Financial Requirements Section 2.

(h)    No Governmental Authority has, since January 1, 2017, formally initiated any administrative proceeding or investigation into the FCM Subsidiary and the FCM Subsidiary has not received any written indication of the commencement of an enforcement action from the CFTC, the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of the FCM Subsidiary. The Company has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the FCM Subsidiary. Since January 1, 2017, the FCM Subsidiary has not settled any claim or proceeding of the CFTC, the NFA or any other Governmental Authority. The FCM Subsidiary has not had an order, decree or judgement entered against it in connection with any Applicable Law governing the operation of an FCM. As of the date hereof, the FCM Subsidiary is not currently subject to, or has not received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no examination or inspection has been started or completed for which no examination report is available.

Section 4.19.    Material Contracts. (a) Section 4.19(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(i)    any Contract pursuant to which the Company or any of its Subsidiaries incurred payment obligations or received payments in excess of $10,000,000 during the twelve (12) month period ended September 30, 2019, or is expected to incur payment obligations or receive payments in excess of (A) $10,000,000 during any twelve (12) month period ending after September 30, 2019 or (B) $10,000,000 over the remaining term of the Contract;

(ii)    any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time, (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on the Company or any of its Subsidiaries (or, after the Effective Time, that would be binding on Parent or any of its Affiliates) or (C) otherwise limits or restricts, in any material respect, the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Affiliates) from hiring or soliciting any Person for employment;

(iii)    any deposit sweep agreement or similar agreement;

(iv)    (A) any standard form Contract pursuant to which the Company or any of its Subsidiaries provides Brokerage Services or Investment Advisory Services to any Client and (B) any material Contract

(or group of Contracts that, in the aggregate, are material) pursuant to which the Company or any of its Subsidiaries provides Brokerage Services or Investment Advisory Services to any Client that is not on any such standard form and includes material deviations from any such standard form;

(v)    any material subadvisory agreement;

(vi)    any material custody or sub-custody agreement, transfer agent agreement, administrative and accounting agreement, shareholders services agreements, distribution agreement, prime brokerage or other brokerage related agreement, or similar agreement;

(vii)    any material Contract that provides for any referral arrangement, commission-sharing arrangement or co-marketing arrangement, including, any finder’s agreement for soliciting, distributing or promoting Investment Advisory Services or Brokerage Services by or to the Company or any of its Subsidiaries;

(viii)    any Contract reasonably expected to result in payments made or received by the Company and its Subsidiaries in excess of $10,000,000 in any year and for which the execution, delivery and performance by the Company of this Agreement or the consummation of any of the Transactions would require any consent or other action by any Person (including notice by the Company) thereunder, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation (including triggering of a price adjustment, right of renegotiation or other remedy) or the loss of any benefit to which the Company or any of its Subsidiaries is entitled thereunder;

(ix)    promissory notes, loan agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, (A) if as borrower or guarantor, in aggregate principal amount in excess of $15,000,000, and (B) if as lender, in aggregate principal amount in excess of $5,000,000;

(x)    any Contract restricting the payment of dividends or the making of distributions to stockholders of the Company or the repurchase of stock or other equity of the Company;

(xi)    any Collective Bargaining Agreements;

(xii)    any material joint venture, profit-sharing, partnership or other similar agreements;

(xiii)    any Contracts or series of related Contracts entered into within the last three (3) years or containing any material surviving obligations relating to the acquisition or disposition of the assets or securities of any Person or any business for a price in excess of $10,000,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(xiv)    any lease or sublease for real or personal property for which annual rental payments made by the Company and its Subsidiaries during the twelve (12) month period ended September 30, 2019 or expected to be made by the Company and its Subsidiaries during any twelve (12) month period ending after September 30, 2019 are greater than $5,000,000;

(xv)    all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than licenses to Software that is commercially available on non-discriminatory pricing terms) or (B) grants any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than immaterial, non-exclusive licenses granted in the ordinary course of business);

(xvi)    any Contracts or other transactions with any (A) executive officer or director of the Company, (B) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company (including TD Bank), or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act) of any such executive officer, director or beneficial owner (each of the foregoing, a “Related Party” and each such Contract, a “Related Party Contract”);

(xvii)    any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K; and

(xviii)    any other Contract that is material to the Company and its Subsidiaries, taken as a whole.

(b)    All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of the Company or any of its Subsidiaries, such termination must be in the ordinary course of business), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20.    Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b)    The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c)    (i) All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.

(d)    There is no Proceeding (including an audit) pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e)    There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(f)    During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)    There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(h)    No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

(j)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.21.    Employees and Employee Benefit Plans. (a) Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan and each Company Employee Plan that is subject to ERISA, and specifies whether each such Company Employee Plan is a U.S. Plan or an International Plan. For each material Company Employee Plan and each Company Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority during the past year, and (vii) all current employee handbooks, manuals and policies.

(b)    The Company has made available to Parent a list, as of the date of this Agreement, containing with respect to each Key Employee: (i) name, (ii) date of hire, (iii) position, (iv) employment location, (v) base salary or wage rate, (vi) the current incentive opportunities of such employee and (vii) the legal entity that employs such employee. As of the date hereof, (A) no Key Employee who is a member of the Senior Operating Committee has indicated and (B) no other Key Employee has indicated in writing to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the Transactions or otherwise within one year after the Closing Date.

(c)    Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has since January 1, 2013, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017, each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits and including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the PBGC. To the knowledge of the Company, since January 1, 2017, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    With respect to each director, officer, employee or independent contractor (including each former director, officer, employee or independent contractor) of the Company or any of its Subsidiaries, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Employee Plan.

(g)    Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(h)    There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law.

(i)    Without limiting the generality of Section 4.20(f), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any tax incurred by such individual, including under Section 409A or 4999 of the Code.

(j)    Each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code in all material respects.

(k)    With respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

(l)    Each International Plan (i) has been maintained in compliance with its terms and Applicable Law, except for failures that have a Company Material Adverse Effect, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(m)    No employee of the Company or any of its Subsidiaries is employed by the Company or any of its Subsidiaries outside of the United States.

Section 4.22.    Labor Matters. (a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b)    Neither the Company nor any of its Subsidiaries is, or since January 1, 2017 has been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there have not been any, and to the Company’s knowledge there are no threatened, organizational campaigns, card solicitations, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any current or former Service Provider. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any current or former Service Provider with respect to the Company or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

(c)    The Company and each of its Subsidiaries is, and has been since January 1, 2017, in material compliance with WARN and has no liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN.

Section 4.23.    Intellectual Property. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the registrations (including patents and domain name registrations) and applications for registration for Owned Intellectual Property (the “Company Registered IP”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property and hold all of their right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by the Company or one of its Subsidiaries in the ordinary course of business), (ii) immediately following the Closing, the Company and its Subsidiaries will own or have a valid and enforceable license to use any and all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its

Subsidiaries as currently conducted, and (iii) to the knowledge of the Company, there exist no material restrictions on the use of any of the Owned Intellectual Property.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee, contractor or consultant of the Company or any of its Subsidiaries owns any rights in or to any of the Owned Intellectual Property and, to the extent that any such Intellectual Property has been developed or created by any Third Party (including any current or former employee, contractor or consultant) for or on behalf of the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as applicable, has a written agreement with such Third Party with respect thereto, and thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted, such Intellectual Property.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property, and (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any Owned Intellectual Property.

(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and other customer and public communications and the Company and its Subsidiaries have complied with such policies, contractual requirements and all Applicable Law relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, processing, storage and disclosure of any personally-identifiable information (including personal health information and any and all “personal data” as that term is defined in European Union’s General Data Protection Regulation and any and all other information, the collection, use, processing, storage and disclosure of which is regulated by an Applicable Law in relation to data protection or data privacy) and other data or information collected, used, processed, stored or disclosed by the Company or any of its Subsidiaries (or any Third Party that collects, uses, processes, stores or discloses such data or information on behalf of the Company or any of its Subsidiaries), (ii) there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or against any Third Party working on behalf of the Company or any of its Subsidiaries) alleging any violation of such policies, contractual requirements or Applicable Law, (iii) none of this Agreement, any Ancillary Agreement to which the Company is a party or the consummation of the Transactions will violate any such policy, contractual requirements or Applicable Law and (iv) the Company and its Subsidiaries (and any Third Party working on behalf of the Company and its Subsidiaries) have taken commercially reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 4.23(e) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of the Company, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.

(f)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT

Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) there has been no unauthorized use, access, interruption, modification or corruption of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

Section 4.24.    Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property owned or used by the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (ii) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of the Company or any of its Subsidiaries such termination must be in the ordinary course of business), (iii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (iv) neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Lease.

Section 4.25.    Environmental Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(ii)    the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(iii)    there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

(b)    Except as set forth on Section 4.25(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, leases or operates any real property, or conducts any operations, in New Jersey or Connecticut.

Section 4.26.    Insurance. The Company has made available to Parent, prior to the date of this Agreement, a list and summaries of all material insurance policies and fidelity bonds for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the “Company Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the

Company Insurance Policies (i) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the Transactions. Section 4.26 of the Company Disclosure Schedule sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policies.

Section 4.27.    Transactions with Affiliates. To the knowledge of the Company, since January 1, 2017, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.28.    Antitakeover Statutes. Assuming the representations and warranties set forth in Section 5.21 and Section 5.24 are true and correct, neither the restrictions set forth in Section 203 of the Delaware Law nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, any Ancillary Agreement or any of the Transactions.

Section 4.29.    Opinion of Financial Advisors. The Company Special Committee has received the oral opinion (confirmed by delivery of a written opinion promptly after the date thereof) of each of PJT Partners LP and Sandler O’Neill & Partners, L.P., financial advisors to the Company Special Committee, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than TD Bank, the Significant Company Stockholders and their respective Affiliates).

Section 4.30.    Finders’ Fees. Except for PJT Partners LP and Sandler O’Neill & Partners, L.P., a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

Section 4.31.    No Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock (other than Fiduciary Shares) and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock (other than any Fiduciary Shares). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 4.32.    No Ownership of Company Common Stock. No Subsidiary of the Company (i) beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock (other than Fiduciary Shares) or (ii) has any rights to acquire any shares of Company Common Stock (other than Fiduciary Shares).

Section 4.33.    No Other Company Representations and Warranties. Except for the representations and warranties made by the Company in this Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article 4) (but without limiting any representations and warranties in any Ancillary Agreement), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to Article 5) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 4.33 shall not limit Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 5.01, Section 5.02, Section 5.05, Section 5.22, Section 5.23 and Section 5.24, as disclosed in any publicly available Parent SEC Document filed after September 30, 2018 and before the date of this Agreement or (ii)  as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01.     Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case, as in effect on the date of this Agreement (the “Parent Organizational Documents”). Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.    Corporate Authorization. (a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and any Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by Parent and Merger Sub of the Transactions, are within the corporate powers of each of Parent and Merger Sub and, except for the Parent Stockholder Approval and the required approval and adoption of the Merger Agreement by the stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The affirmative vote of (i) a majority of all votes cast by holders of outstanding shares of Parent Common Stock at a duly called and held meeting of Parent’s stockholders at which a quorum is present approving the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Share Issuance”) and (ii) the holders of a majority of the outstanding shares of Parent Common Stock approving the Parent Charter Amendment are the only votes of the holders of Parent’s capital stock necessary in connection with the consummation of the Merger (collectively, the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and each of the Ancillary Agreements to which Parent or Merger Sub is or is specified to be a party have been or will be duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of each of Parent and Merger Sub that is a party thereto enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b)    At a meeting duly called and held, the Board of Directors of Parent unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance and the Parent Charter Amendment) are fair to and in the best interests of Parent’s stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Parent Share Issuance and the Parent Charter Amendment), (iii) directing that the Parent Share Issuance and the Parent Charter Amendment be submitted to a vote at a meeting of Parent’s stockholders and (iv) recommending approval of the Parent Share Issuance and the Parent Charter Amendment by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”). The Board of Directors of Merger Sub has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the sole stockholder of Merger Sub, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that this Agreement be submitted for approval and adoption by the sole stockholder of Merger Sub, and (iv) recommending approval and adoption of this Agreement (including the Merger) by the sole stockholder of Merger Sub. Except as permitted by Section 7.02, the Board of Directors of neither Parent nor Merger Sub has subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 5.03.    Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and any Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by each of Parent and Merger Sub of the Transactions to which such Person is a party, require no action by or in respect of Consents of, or Filings with, any Governmental Authority other than (i) the filing of each of the Certificate of Merger and Parent Charter Amendment with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (ii) the filing by Parent of any required Filings with the Federal Reserve Board under HOLA and approval of such filings, (iii) the filing by Parent with the Superintendent of the Maine Bureau of Financial Institutions to acquire control of TD Ameritrade Trust Company and approval of such filing, (iv) compliance with any applicable requirements of the HSR Act, (v) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the listing requirements of NASDAQ or NYSE, (vi) the filing of a FINRA Application relating to the Transactions by each of the TD Broker-Dealers and FINRA’s approval thereof, (vii) the submission of the DTCC Notifications, (viii) the submission of the Other Regulatory Notifications, (ix) the Consents set forth on Section 5.03 of the Parent Disclosure Schedule, and (x) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (clauses (i) – (x), collectively the “Parent Governmental Authorizations”).

Section 5.04.    Non-contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and any Ancillary Agreements to which such Person is or is specified to be a party, and the consummation of the Transactions to which it is a party, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, (ii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the of Parent or any of its Subsidiaries or any of its or their respective assets or businesses, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.    Capitalization. (a) The authorized capital stock of Parent as of the date hereof consists of (i) 3,000,000,000 shares of Parent Common Stock and (ii) 9,940,000 shares of preferred stock of Parent, par value $0.01 per share (“Parent Preferred Stock”). As of the Closing Date, following the Parent Charter Amendment, the authorized capital stock of Parent shall consist of (i) 3,000,000,000 shares of Parent Common Stock, (ii) 300,000,000 shares of Parent Nonvoting Common Stock and (iii) 9,940,000 shares of Parent Preferred Stock. As of November 18, 2019, there were outstanding (i) 1,284,579,346 shares of Parent Common Stock, (ii) 400,000 shares of Series A Parent Preferred Stock, (iii) 600,000 shares of Series C Parent Preferred Stock, (iv) 750,000 shares of Series D Parent Preferred Stock, (v) 6,000 shares of Series E Parent Preferred Stock, (vi) 5,000 shares of Series F Parent Preferred Stock, (vii) options to purchase shares of Parent Common Stock (“Parent Stock Options”) with respect to an aggregate of 26,879,545 shares of Parent Common Stock, (viii) restricted stock units with respect to an aggregate of 7,118,107 shares of Parent Common Stock (“Parent RSU Awards”) and (ix) performance-based restricted stock units with respect to an aggregate of 966,113 shares of Parent Common Stock (“Parent PSU Awards,” together with Parent Stock Options, Parent RSU Awards and any other equity or equity-linked awards granted after November 18, 2019, “Parent Equity Awards”), determined assuming maximum performance levels were achieved. The shares of Parent Common Stock and Parent Nonvoting Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right. Except as set forth in this Section 5.05(a) and for changes since November 18, 2019 resulting from (A) the exercise or vesting and settlement of Parent Equity Awards outstanding on such date or issued after such date or (B) the issuance of Parent Equity Awards after such date, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). Parent owns all of the issued and outstanding capital stock of Merger Sub.

(b)    All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent (other than any such shares owned by Subsidiaries of Parent that are Fiduciary Shares). Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the Parent Securities.

Section 5.06.    Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act. (a) Parent and each of its Subsidiaries have timely filed with or furnished all material Filings, together with any material amendments, required to be made with respect thereto, that they were required to file or furnish (as applicable) since January 1, 2017 with any Regulatory Agency, including any material Filing required to be filed or furnished (as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all material fees and assessments due and payable in connection therewith.

(b)    As of its filing date, each Filing filed with or furnished to the SEC by Parent since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”) filed prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will comply, in all material respects with the applicable requirements of the NYSE, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)    Parent is, and since January 1, 2017 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e)    Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Securities Exchange Act.

(f)    Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of the internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to Parent’s auditors and audit committee since January 1, 2017.

(g)    Since January 1, 2017, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete.

Section 5.07.    Financial Statements and Financial Matters. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

(b)    From January 1, 2017 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 5.08.    Disclosure Documents. The information relating to Parent and its Subsidiaries that is provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and Parent and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.09.    Absence of Certain Changes. (a) Since the Parent Balance Sheet Date through the date of this Agreement, (i) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.10.    No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (iii) liabilities arising in connection with the transactions contemplated hereby, and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

Section 5.11.    Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of Parent or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions. There is no Order outstanding against Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of Parent or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions.

Section 5.12.    Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Parent Permits”). Parent and each of its Subsidiaries are and since January 1, 2017, have been in compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.13.    Compliance with Applicable Laws. (a) Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Applicable Laws (including HOLA and Federal Reserve Board regulations).

(b)    Neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that are not material to Parent and its Subsidiaries, taken as a whole.

(c)    Subject to Section 11.06, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(d)    Subject to Section 11.06, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2017, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(e)    Subject to Section 11.06, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor have Parent nor any of its Subsidiaries been advised since January 1, 2017 or have knowledge, of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement.

Section 5.14.    RIA Compliance Matters (a) Each Parent RIA Subsidiary is and has been, (i) at all times required by Applicable Law, duly registered as an investment adviser under the Investment Advisers Act and under all applicable state statutes (if required to be so registered under Applicable Law), and (ii) since January 1, 2017, duly registered and licensed as an investment adviser under all other Applicable Laws or exempt therefrom. Except for the Parent RIA Subsidiaries, neither Parent nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered under the Investment Advisers Act or any similar law in any jurisdiction.

(b)    Each Parent RIA Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act. Each Parent RIA Subsidiary has established in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other third Parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by such Parent RIA Subsidiary under Applicable Law, including Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    With respect to each Parent RIA Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to such Parent RIA Subsidiary, (i) none of such Parent RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of Parent, any of such Parent RIA Subsidiary’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such Parent RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Proceeding pending or, to the knowledge of Parent, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such Parent RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification.

(d)    Each Parent RIA Subsidiary is, and since January 1, 2017, has been, in compliance with (A) the applicable provisions of the Investment Advisers Act and (B) all other Applicable Laws of the jurisdictions in which such Parent RIA Subsidiary acts as an investment adviser, except in each case for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)    Parent has provided the Company with a list of all inspection or examinations relating to a Parent RIA Subsidiary from the SEC since January 1, 2017. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unresolved issues with the SEC with respect to a Parent RIA Subsidiary.

(f)    Neither Parent nor any of its Subsidiaries is, nor since January 1, 2017, has been, required to be registered, licensed or qualified as a bank, trust company, commodity trading advisor, commodity pool operator, introducing broker, swap dealer, transfer agent, real estate broker, municipal advisor, insurance company or insurance broker, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to Parent.

(g)    As of the date hereof, no Parent RIA Subsidiary is currently subject to, or has received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no such examination or inspection has been started or completed for which no examination report is available.

Section 5.15.    Client Agreements. (a) Each Parent Advisory Agreement includes all provisions required by and complies in all respects with the Investment Advisers Act, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Each Parent RIA Subsidiary and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Parent Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    No Parent RIA Subsidiary provides Investment Advisory Services to any Person other than the Parent Advisory Clients. Each Parent RIA Subsidiary provides Investment Advisory Services to Parent Advisory Clients solely pursuant to written Parent Advisory Agreements.

Section 5.16.    Broker-Dealer Compliance Matters. (a) The Parent Broker-Dealer Subsidiary is the only Subsidiary of Parent that is a Broker-Dealer. Since January 1, 2017, the Parent Broker-Dealer Subsidiary has been duly registered as a Broker-Dealer with the SEC and each state and other jurisdictions in which it is required to be so registered. The Parent Broker-Dealer Subsidiary is, and since January 1, 2017 has been, a member in good standing of FINRA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as a representative or principal of, and registered with, the Parent Broker-Dealer Subsidiary is registered with FINRA and all applicable states and other jurisdictions, such registrations are not, and since January 1, 2017 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one Broker-Dealer in any jurisdiction where such multiple registrations would violate any Applicable Law.

(b)    Parent has made available to the Company a correct and complete copy of the Parent Broker-Dealer Subsidiary’s current Form BD. Parent will make available to the Company correct and complete copies of any Form BD filed with the SEC before the Closing Date by it or any of its Subsidiaries. The current Form BD of the Parent Broker-Dealer Subsidiary is, and any Form BD of the Parent Broker-Dealer Subsidiary filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the Securities Exchange Act, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.

(c)    The Regulatory Documents of the Parent Broker-Dealer Subsidiary have complied, and have been timely filed, in all material respects with and under Applicable Law and the rules and regulations of the SEC promulgated thereunder and any Self-Regulatory Organization rules applicable to such Regulatory Documents, as in effect at the time the Regulatory Documents were filed. With respect to such Regulatory Documents filed with the SEC since January 1, 2017, no such Regulatory Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made.

(d)    (i) None of the Parent Broker-Dealer Subsidiary, or any of its Affiliates, nor any of the Parent Broker-Dealer Subsidiary’s “associated persons” (as defined in the Securities Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Securities Exchange Act to serve as a Broker-Dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Securities Exchange Act, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Securities Exchange Act, and (ii) there is no Proceeding pending or, to the knowledge of Parent, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

(e)    No fact relating to the Parent Broker-Dealer Subsidiary or any “control affiliate” of the Parent Broker-Dealer Subsidiary, as defined in Form BD requires any response in the affirmative to any question in Item 11 of

Form BD, except to the extent that such facts have been reflected on Form BD of the Parent Broker-Dealer Subsidiary.

(f)    The Brokerage Services performed by the Parent Broker-Dealer Subsidiary have been conducted in compliance with all material requirements of the Securities Exchange Act, the rules and regulations of the SEC, FINRA, and any applicable state securities regulatory authority or Self-Regulatory Organizations, as applicable. The Parent Broker-Dealer Subsidiary has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, written policies and procedures reasonably designed to achieve compliance with the Securities Exchange Act, the SEC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“Parent BD Compliance Policies”), including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) Rule 15c3-5 under the Securities Exchange Act, (iii) anti-money laundering laws, including a written customer identification program in compliance therewith, (iv) privacy laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other Third Parties and (v) identity theft laws, and approved such principals, managers and other supervisors as are required under the aforementioned laws, rules and regulations. All such Parent BD Compliance Policies comply in all material respects with Applicable Laws.

(g)    The Parent Broker-Dealer Subsidiary currently maintains, and since January 1, 2017 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Securities Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by the Parent Broker-Dealer Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Securities Exchange Act.

(h)    No Governmental Authority has, since January 1, 2017, formally initiated any administrative proceeding or investigation into the Parent Broker-Dealer Subsidiary and the Parent Broker-Dealer Subsidiary has not received a written “wells notice”, other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of Broker-Dealers. Parent has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the Parent Broker-Dealer Subsidiary. Since January 1, 2017, the Parent Broker-Dealer Subsidiary has not settled any claim or proceeding of the SEC, FINRA or any other Governmental Authority. The Parent Broker-Dealer Subsidiary has not had an order, decree or judgement entered against the Parent Broker-Dealer Subsidiary in connection with any Applicable Law governing the operation of Broker-Dealers. As of the date hereof, the Parent Broker-Dealer Subsidiary is not currently subject to, and has not received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no examination or inspection has been started or completed for which no examination report is available.

(i)    The Parent Broker-Dealer Subsidiary has received written affirmative consent from each of its Brokerage Clients as required under Rule 15c3-3(j)(2)(ii), including notification of the general terms and conditions of the products available through the Cash Sweep Program and that the products available to Brokerage Clients under the Cash Sweep Program may change, and the Parent Broker-Dealer Subsidiary and its applicable Affiliates has conducted its Cash Sweep Program in accordance with Applicable Laws.

Section 5.17.    FCM Compliance Matters. (a) The Parent FCM Subsidiary is the only Subsidiary of Parent that is an FCM. Since January 1, 2017, the Parent FCM Subsidiary has been (i) duly registered as an FCM under the CEA, and (ii) a member in good standing of the NFA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as an associated person of, and registered with, the Parent FCM Subsidiary is registered with the NFA and all applicable states and other jurisdictions, and such registrations are not, and since January 1, 2017 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one FCM in any jurisdiction where such multiple registrations would violate any Applicable Law.

Each natural Person who is required to be listed as a principal of the Parent FCM Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects. Parent has made available to the Company a correct and complete copy of the Parent FCM Subsidiary’s current Form 7-R. Parent will make available to the Company correct and complete copies of any Form 7-R filed with the NFA before the Closing Date by it or any of its Affiliates. The current Form 7-R of the Parent FCM Subsidiary is, and any Form 7-R of Parent or any Affiliate filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable.

(c)    The Regulatory Documents of the Parent FCM Subsidiary have complied, and have been timely filed, in all material respects with and under Applicable Law and the rules and regulations of the CFTC promulgated thereunder and any Self-Regulatory Organization rules applicable to such Regulatory Documents, as in effect at the time the Regulatory Documents were filed.

(d)    (i) None of the Parent FCM Subsidiary or any of their Affiliates, nor any of the Parent FCM Subsidiary’s “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an FCM or as an “associated person” or “principal” of an FCM, (B) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form 7-R or Form 8-R (and which disciplinary proceedings or Orders are not actually disclosed on such Person’s current Form 7-R or current Form 8-R) to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as an FCM or associated person or principal of an FCM under Section 8a(4) of the CEA, and (ii) there is no Proceeding pending or, to the knowledge of Parent, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

(e)    No fact relating to the Parent FCM Subsidiary or any “principal” of the Parent FCM Subsidiary, as defined in Form 8-R, requires any response in the affirmative to any question relating to “Criminal Disclosures” in the Parent FCM Subsidiary’s Form 7-R or in the principal’s Form 8-R, except to the extent that such facts have been reflected on such forms.

(f)    The services performed by the Parent FCM Subsidiary have been conducted in compliance with all material requirements of the CEA, the rules and regulations of the CFTC, the NFA, and any applicable state regulatory authority or Self-Regulatory Organizations, as applicable. The Parent FCM Subsidiary has established, in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2017, written policies and procedures reasonably designed to achieve compliance with the CEA, the CFTC rules thereunder, and the rules of each applicable Self-Regulatory Organization (“Parent FCM Compliance Policies”), including those required by applicable NFA rules. All such Parent FCM Compliance Policies comply in all material respects with Applicable Laws.

(g)    The Parent FCM Subsidiary currently maintains, and since January 1, 2017 has maintained, “adjusted net capital” (as such term is defined in CFTC Rule 1.17) equal to or in excess of the minimum “adjusted net capital” required to be maintained by the Parent FCM Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under CFTC Rule 1.12 or NFA Financial Requirements Section 2.

(h)     No Governmental Authority has, since January 1, 2017, formally initiated any administrative proceeding or investigation into the Parent FCM Subsidiary and the Parent FCM Subsidiary has not received any written indication of the commencement of an enforcement action from the CFTC, the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any Applicable Law governing the operations of the Parent FCM Subsidiary. Parent has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to the Parent FCM

Subsidiary. Since January 1, 2017, the Parent FCM Subsidiary has not settled any claim or proceeding of the CFTC, the NFA or any other Governmental Authority. The Parent FCM Subsidiary has not had an order, decree or judgement entered against it in connection with any Applicable Law governing the operation of an FCM. As of the date hereof, the Parent FCM Subsidiary is not currently subject to, or has not received any notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no examination or inspection has been started or completed for which no examination report is available.

Section 5.18.    Material Contracts. Section 5.18 of the Parent Disclosure Schedule sets forth a list as of the date of this Agreement of each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which Parent or any of its Subsidiaries is a party or by which it is bound (each, a “Parent Material Contract”). All of the Parent Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Parent or its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto (except for such Parent Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.19.    Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)    All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b)    Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books and records.

(c)    (i) All federal income Tax Returns of the affiliated group of which Parent is the common parent through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither Parent nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which Parent or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.

(d)    There is no Proceeding (including an audit) pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

(e)    There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between Parent or any of its Subsidiaries and any Taxing Authority.

(f)    During the two (2)-year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)    There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.

(h)    No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and/or Parent’s Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)    Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

(j)    Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.20.    Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)    no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (including a review) is pending or, to the knowledge of Parent, threatened by any Governmental Authority or other Person relating to Parent or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(b)    Parent and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(c)    there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

Section 5.21.    Antitakeover Statutes. Assuming the representations and warranties set forth in Section 4.28 and 4.31 are true and correct, no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, any Ancillary Agreement or any of the Transactions.

Section 5.22.    Opinion of Financial Advisor. The Board of Directors of Parent has received the oral opinion (confirmed by delivery of a written opinion promptly after the date thereof) of Credit Suisse Securities (USA) LLC, financial advisor to Parent, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 5.23.    Finders’ Fees. Except for Credit Suisse Securities (USA) LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the Transactions.

Section 5.24.    No Ownership of Company Common Stock. Neither Parent nor any Subsidiary of Parent (i) beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock (other than any

Fiduciary Shares) or (ii) has any rights to acquire any shares of Company Common Stock (other than any Fiduciary Shares). There are no voting trusts or other agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the voting of the capital stock or other equity interest of the Company.

Section 5.25.    No Other Parent Representations and Warranties. Except for the representations and warranties made by Parent in this Article 5 (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article 5) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to Article 4) (but without limiting any representations and warranties in any Ancillary Agreement), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 5.25 shall not limit Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.    Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws and use its reasonable best efforts to (A) preserve intact its business organization and relationships with customers, members, suppliers, licensors, licensees, Governmental Authorities with jurisdiction over the Company’s operations and other Third Parties having material business relationships with the Company and its Subsidiaries, (B) keep available the services of its present directors, officers and employees and (C) maintain in effect all material Company Permits; provided that neither the Company nor any of its Subsidiaries shall take any action to comply with the foregoing that would breach any of Section 6.01(a) through (t). Without limiting the generality of the foregoing, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 6.01(a), Section 6.01(b), Section 6.01(c),

Section 6.01(d), Section 6.01(j)(iii) or Section 6.01(o)), the Company shall not, and shall cause each of its Subsidiaries not to:

(a)    adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);

(b)    (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $10,000,000 in the aggregate for all such acquisitions, together with all capital contributions permitted by Section 6.01(h)(i); provided, that no transaction otherwise permitted under this clause (A) shall be permitted if it, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions, (B) acquisitions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof and (C) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(c)    (i) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding equity securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than (A) in the case of the Company, regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) in an amount not to exceed $0.31 per share of Company Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Common Stock), or (B) dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of the Company or any Subsidiary of the Company, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSU Awards or Company PSU Awards, in each case outstanding as of the date of this Agreement in accordance with the present terms of the Company Stock Plans and of such Company Stock Options, Company RSU Awards and Company PSU Awards;

(d)    issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options, the vesting or settlement of shares of Company RSU Awards or Company PSU Awards that are outstanding on the date of this Agreement in accordance with the present terms of the Company Stock Plans and such Company Stock Options, Company RSU Awards and Company PSU Awards;

(e)    authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) as set forth in Section 6.01(e) of the Company Disclosure Schedule and (ii) any other capital expenditures not to exceed $5,000,000 in the aggregate;

(f)    sell, lease, license or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property, other than (i) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $10,000,000 in the aggregate, (ii) dispositions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, or (iii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;

(g)    sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, create or incur any Lien (other than a Permitted Lien) on or otherwise fail to take any action necessary to maintain, enforce or protect, any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;

(h)    (i) make any material loans, advances or capital contributions to any other Person, other than (A) loans, advances or capital contributions (1) by the Company to one or more of its wholly owned Subsidiaries or (2) by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (B) capital contributions required under the terms of Company Material Contracts in effect as of the date hereof and made available to Parent or (ii) (A) incur, assume, guarantee or repurchase any indebtedness for borrowed money (provided that all such indebtedness for borrowed money permitted to be incurred in this clause (ii)(A) must be prepayable at any time by the Company without penalty) or (B) incur any indebtedness for borrowed money with a fixed term unless, in the case of debt with a stated maturity of longer than one year and an option by the Company or any of its Subsidiaries to call or redeem such debt, it provides that such debt may not be redeemed until after the six (6) month anniversary of issuance;

(i)    create or incur any Lien (except for a Permitted Lien) on any material asset;

(j)    (i) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract), other than in the ordinary course of business consistent with past practice (except that no Company Material Contract pursuant to Section 4.19(a)(i) shall be entered into), (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice or (iii) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract (including the IDA Agreement);

(k)    terminate, suspend, abrogate, amend or modify any material Company Permit in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;

(l)    except as required by (A) Applicable Law or (B) Company Employee Plans as in effect as of the date hereof, (i) grant any change in control, retention, severance or termination pay to (or amend any existing arrangement with) any of their respective current or former Service Providers, (ii) enter into any employment, offer letter, term sheet, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective current or former Service Providers, (iii) establish, adopt, amend or enter into any Company Employee Plan or Collective Bargaining Agreement, (iv) grant or amend any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (v) increase the compensation, bonus or other benefits payable to any of their respective current or former Service Providers, (vi) hire any Key Employees or (vii) terminate (other than for cause) any Key Employees;

(m)    make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X under the Securities Exchange Act (“Regulation S-X”), as approved by its independent public accountants;

(n)     (i) make or change any Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any method of Tax accounting; (iv) enter into any material closing agreement with respect to Taxes; or (v) settle or surrender any material Tax claim, audit or assessment;

(o)    take any action that would materially alter, increase or decrease the level of customer funds swept to the TD Subsidiary Banks under the IDA Agreement, or that would materially alter any terms and conditions currently in place with respect to Customer Accounts under the IDA Agreement;

(p)    settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation, regulatory examination or proceeding, pending or threatened, and involving or against the Company or any of its Subsidiaries, other than those involving only a monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $5,000,000 individually or $25,000,000 in the aggregate; provided, that in no event shall the Company or any of its Subsidiaries settle or compromise, or propose to settle or compromise, without Parent’s prior written consent, (i) any class action or collective action claims or (ii) any other claim, action, suit, investigation, regulatory examination or proceeding (1) that relates to the Transactions, (2) that seeks injunctive or other equitable relief, or (3) that relates to or asserts (A) patent infringement by the Company or any of its Subsidiaries or (B) patent infringement by a Third Party of any patent owned or controlled by the Company or any of its Subsidiaries;

(q)    enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates (other than the Company and its Subsidiaries), on the other hand;

(r)    knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of the Company hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time;

(s)    enter into or materially expand any business outside of the U.S. and its territories; or

(t)    agree, commit or publicly propose to do any of the foregoing.

Section 6.02.    Access to Information; Confidentiality. (a) Upon reasonable notice and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, to all of its properties, books, contracts and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent all other information concerning its businesses, properties and personnel as Parent may reasonably request, and instruct its Representatives to reasonably cooperate with Parent in its investigation. All information furnished pursuant to this Agreement shall be subject to the confidentiality agreement, dated as of January 18, 2019, between Parent and the Company (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.02(a) shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

(b)    Notwithstanding anything to the contrary in this Section 6.02, Section 8.01 or Section 8.02, neither the Company nor any of its Subsidiaries shall be required to provide access to its properties, books, contracts, records or personnel if such access would unreasonably disrupt its operations, or provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement; provided that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements in effect on or after the date hereof, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns); provided, however, that in no event shall Parent have access to individual performance or evaluation records, medical histories or other similar information that in the reasonable opinion of the Company the disclosure of which would reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability.

Section 6.03.    No Solicitation by the Company. (a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.03, the Company shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives (including, in the case of the Company, the Company Special Committee) (collectively, “Representatives”), not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that the Company knows, or should reasonably be expected to know, is seeking to make, or has made, a Company Acquisition Proposal, (iii) (A) fail to make, or withdraw or qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation (it being understood that any failure to publicly, and without qualification (x) recommend against any Company Acquisition Proposal and (y) reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days after a Company Acquisition Proposal is made public or any request by Parent to do so will be treated as a withdrawal of the Company Board Recommendation for purposes hereof), (B) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the Delaware Law, inapplicable to any Third Party or any Company Acquisition Proposal, or (v) fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

(b)    Notwithstanding the foregoing, if at any time prior to the receipt of the Company Stockholder Approval (the “Company Approval Time”) (and in no event after the Company Approval Time), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 6.03, the Board of Directors of the Company may, subject to compliance with this Section 6.03(b), Section 6.03(c) and Section 6.03(e), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, is or is reasonably likely to lead to a Company Superior Proposal, (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party, and (iii) following receipt of a Company Superior Proposal after the date of this Agreement, make (at the recommendation of the Company Special Committee) a Company Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) under the Securities Exchange Act with regard to a Company Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03; or (y) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Company Adverse

Recommendation Change involving or relating to a Company Acquisition Proposal may only be made in accordance with the provisions of this Section 6.03(b), Section 6.03(c) and Section 6.03(e) and even if permitted by this sentence, shall have the consequences set forth in this Agreement. For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be a Company Adverse Recommendation Change.

(c)    In addition to the requirements set forth in Section 6.03(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action, and the Company shall continue to advise Parent, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable Third Party. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any indication that a Third Party is considering making a Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of its Board of Directors, is considering making, is reasonably likely to make or has made, a Company Acquisition Proposal, which notice shall be provided in writing and shall identify the relevant Third Party and, to the extent known, the material terms and conditions of, any such Company Acquisition Proposal, indication or request (including any material changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Company Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d)    Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Approval Time (and in no event after the Company Approval Time), the Board of Directors of the Company (at the recommendation of the Company Special Committee) may effect a Company Adverse Recommendation Change involving or relating to a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action and (B) negotiate in good faith with Parent for five (5) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the five (5) Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(e)    Without limiting or affecting Section 6.03(a), Section 6.03(b) or Section 6.03(c), the Board of Directors of the Company shall not make a Company Adverse Recommendation Change involving or relating to a Company Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least five (5) Business Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed agreement or a detailed summary of all material terms of such Company Superior Proposal and the identity of the offeror, (ii) if requested by Parent, during such five (5) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal and (iii) after such five (5) Business Day period, the Board of Directors of the Company determines in good faith, taking into account any proposal by Parent to amend the terms of this Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such

Company Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.03(e) shall be required and a new notice period under clause (i) of this Section 6.03(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.03(e) anew, except that such new notice period shall be for three (3) Business Days (as opposed to five (5) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Company Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Company Superior Proposal).

(f)    “Company Superior Proposal” means any bona fide, written Company Acquisition Proposal (other than a Company Acquisition Proposal which has resulted from a violation of this Section 6.03) (with all references to “15%” in the definition of Company Acquisition Proposal being deemed to be references to “50%” and clauses (ii)(2), (iii)(2) and (iv)(B)(2) being disregarded) on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to the Company’s stockholders from a financial point of view (taking into account, among other items, the tax attributes of such transaction) than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

(g)    “Company Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of the Company as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Company Acquisition Proposal; provided that (A) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.01, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event, and (B) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

(h)    The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

(i)    Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the making of any Company Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (x) in no event may the Company or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Company Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.03(b)), (B) except as required by Applicable

Law, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Company Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Company Acquisition Proposal and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Company Stockholder Meeting.

Section 6.04.    Transition. (a) In order to facilitate the integration and the operations of the Company and Parent and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis after the Effective Time, and in an effort to accelerate to the earliest time possible after the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized as a result of the Merger, upon Parent’s request, the parties shall establish a transition planning team of at least six members (the “Transition Team”) comprised of an equal number of representatives of Parent and the Company, which shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Parent and the Company. Upon Parent’s request, subject to Applicable Law, the Transition Team shall be responsible for developing and implementing a detailed action plan for the combination of the businesses from and after the Effective Time and shall (i) confer on a regular and continued basis regarding the status of the transition and integration planning process, (ii) communicate and consult with its members with respect to the manner in which the respective businesses will be conducted from and after the Effective Time and (iii) coordinate human resources integration.

(b)    Between the date of this Agreement and the Closing Date, (i) (A) Parent may implement retention and/or incentive programs for certain employees of Parent and of Company (which programs, for the avoidance of doubt, may be implemented in Parent’s sole discretion), under which programs employees of the Company will be considered for participation based on substantially the same factors and in substantially the same manner as similarly situated employees of Parent and (B) at the reasonable request of Parent, the Company shall cooperate in good faith with Parent to establish and implement Company-sponsored employee retention and transition incentive programs designed to encourage the retention and performance of employees and groups of employees of the Company and its Subsidiaries who are mutually identified by the Company and Parent, and (ii) the Company shall, and shall cause its Subsidiaries to, coordinate with Parent with respect to the formulation and dissemination of internal and external communications and announcements relating to the impact on employees of the Company and its Subsidiaries of the Merger and the integration of the operations of the Company with those of Parent. Notwithstanding anything to the contrary in this Agreement, the adoption of a retention and transition incentive program described above in this Section 6.04(b) pursuant to the mutual written agreement of the Company and Parent, and the obligations and liabilities relating to such agreed program, shall be disregarded for purposes of determining the completeness, truthfulness and accuracy of the representations of the Company set forth in Article 4 and for purposes of determining the Company’s compliance with its covenants under Section 6.01.

Section 6.05.    Indenture.

(a)    The Company shall timely provide or cause to be provided, in accordance with the provisions of the Company’s indenture, dated October 22, 2014 (as supplemented, the “Indenture”), as supplemented by the supplemental indentures related thereto, relating to the Company’s Floating Rate Senior Notes due November 2021, 2.95% Senior Notes due April 2022, 3.75% Senior Notes due April 2024, 3.625% Senior Notes due April 2025, 3.30% Senior Notes due April 2027 and 2.750% Senior Notes due October 2029, to the trustee under the Indenture, any certificates or legal opinions (to the extent such certificates and opinions would not conflict with Applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) required by the Indenture to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such certificate before such document is provided to such trustee.

(b)    If Parent so elects, the Company shall use commercially reasonable efforts, at Parent’s expense, to cause the Indenture to be amended, in a manner and form reasonably acceptable to Parent, effective as of to the

Closing Date and subject to the consummation of the Closing, to provide that, with respect to any notes covered by the Indenture, the Company or its applicable Subsidiaries shall not redeem such notes prior to the six (6) month anniversary of the Closing Date.

Section 6.06.    Advisory Client Consents.

(a)    Negative Consents; Affirmative Consents. Each RIA Subsidiary shall use its reasonable best efforts to obtain, in accordance with Applicable Law and the applicable Advisory Agreement, the consent of each Advisory Client to the deemed assignment of its Advisory Agreement as a result of the Transactions prior to Closing. Without limiting the generality of the foregoing, each RIA Subsidiary shall send, within 30 days of the date hereof, notices complying with all Applicable Laws and applicable Advisory Agreements (each, a “Client Negative Consent Letter”), to each Person that is an Advisory Client as of the date hereof (i) informing such Advisory Client of the Transactions, (ii) informing such Advisory Client that such RIA Subsidiary intends to continue to provide Investment Advisory Services to such Advisory Client after Closing and requesting such Advisory Client’s consent thereto and (iii) containing any other information required by Applicable Law or any Self-Regulatory Organization or the applicable Advisory Agreements. Parent and the Company agree that the consent and approval of each Advisory Client with respect to its Advisory Agreement sought under this Section 6.06(a) shall be deemed given by such Advisory Client for all purposes under this Agreement upon the earlier of (A) receipt of such Advisory Client’s affirmative written consent or approval in response to the Client Negative Consent Letter and (B) except in the case of Affirmative Consent Clients, the 60th day after the respective RIA Subsidiary sent to such Advisory Client a Client Negative Consent Letter, in each case under the foregoing clauses (A) or (B), (I) so as to permit the respective RIA Subsidiary, in accordance with Applicable Law and the applicable Contracts, to continue to provide Investment Advisory Services on substantially the same terms and conditions as in effect on the date hereof, to such Advisory Client following the Closing, (II) provided such Advisory Client has not, prior to Closing, terminated its Advisory Agreement (including the assignment, transfer or conversion thereof to a Third Party), notified the respective RIA Subsidiary that it objects to the Transactions or intends to so terminate its Advisory Agreement, or revoked its consent, and (III) provided, if such Advisory Client has not provided affirmative written consent or approval within thirty (30) days after delivery of the Client Negative Consent Letter, the respective RIA Subsidiary has sent a second Client Negative Consent Letter to such Advisory Client. Notwithstanding the forgoing, in the event that the affirmative written consent of any Advisory Client is required under Applicable Law or Advisory Agreement in connection with the Transactions (including the deemed assignment of the Client’s Advisory Agreement in accordance with clause (I) above) (any such Client, an “Affirmative Consent Client”), then the respective RIA Subsidiary, with the cooperation of Parent, shall use reasonable best efforts to obtain such affirmative written consent prior to Closing. Parent and each RIA Subsidiary agree that a New Client shall be deemed to have provided the consent contemplated by this Section 6.06(a) if (i) the consent (or, as applicable, deemed consent) of such New Client to the Transactions has been obtained in accordance with this Section 6.06(a) or (ii) the respective RIA Subsidiary has disclosed in writing, in accordance with Applicable Law, the Transactions to such New Client before such New Client became an Advisory Client and, in any case under the foregoing clauses (i) or (ii), such New Client has not, prior to Closing, terminated its Advisory Agreement (including the assignment, transfer or conversion thereof to a Third Party), notified the respective RIA Subsidiary that it objects to the Transactions or intends to so terminate its Advisory Agreement, or revoked its consent. Parent shall have a reasonable opportunity to review and comment on all materials used to seek Advisory Client consents, or disclose the Transactions to New Clients, for purposes of this Section 6.06(a) prior to distribution. The Company agrees to cause RIA Subsidiaries to cooperate with and support its efforts under this Section 6.06(a).

(b)    Cooperation. Parent shall (i) reasonably cooperate with and assist the Company and the RIA Subsidiaries in connection with obtaining the approvals and consents sought pursuant to this Section 6.06 and (ii) promptly provide to each RIA Subsidiary in writing all information concerning Parent and its Affiliates as is required under Applicable Law, reasonably required or otherwise reasonably requested in order for such RIA Subsidiary to seek to obtain the approvals and consents to be sought pursuant to this Section 6.06. Each Party shall cause all information relating to such Party and its Affiliates supplied by it for inclusion in such requests for approvals and consents, at the time of the mailing or delivery of such requests for approvals and consents or supplemental communications related thereto, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.07.    Termination of Related Party Contracts. Except with respect to the Excluded Arrangements, prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, take all actions within its control to terminate all Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, including the Contracts listed on Section 6.07(a) of the Company Disclosure Schedule but excluding the Contracts listed on Section 6.07(b) of the Company Disclosure Schedule, in each case, without any continuing liability of the Company or any of its Subsidiaries thereunder; provided, that, prior to terminating any Contract not listed on Section 6.07(a) of the Company Disclosure Schedule, the Company will notify Parent and Parent may elect for such Contract to remain in effect.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01.    Conduct of Parent. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly permitted by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in compliance in all material respects with all Applicable Laws and shall not, and shall cause each of its Subsidiaries not to:

(a)    conduct its business outside the ordinary course of business to the extent it would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions;

(b)    adopt or propose any change to the Parent Organizational Documents in a manner that would be materially adverse to the Company’s stockholders (whether by merger, consolidation or otherwise);

(c)    (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, or (iii) sell, lease, license or otherwise dispose of any Subsidiary or any division thereof or of Parent or any assets, securities or property, in each case in this clause (c) that, individually or in the aggregate, would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the Transactions;

(d)    adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring with respect to Parent or Merger Sub or any Significant Subsidiary, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(e)    (i) split, combine or reclassify any shares of Parent Common Stock or (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of Parent Common Stock or any shares of any Subsidiary of Parent’s capital stock or other securities, other than (A) in the case of Parent, regular cash dividends in the ordinary course of business consistent with past practice (including with respect to record and payment dates) in an amount not to exceed (1) for the fourth quarter of 2019, $0.17 and (2) for subsequent quarters, an amount approved by the Board of Directors of Parent consistent with the requirements set forth on Section 7.01(e) of the Parent Disclosure Schedule, in each case, per share of Parent Common Stock (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Parent Common Stock), or (B) dividends or distributions by a Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent;

(f)    knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of Parent hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time; or

(g)    agree, commit or publicly propose to do any of the foregoing.

Section 7.02.    No Solicitation by Parent. (a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 7.02, Parent shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Parent Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that Parent knows, or should reasonably be expected to know, is seeking to make, or has made, a Parent Acquisition Proposal, (iii) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to the Company, the Parent Board Recommendation (it being understood that any failure to publicly, and without qualification (x) recommend against any Parent Acquisition Proposal and (y) reaffirm the Parent Board Recommendation, in each case, within ten (10) Business Days after a Parent Acquisition Proposal is made public or any request by the Company to do so will be treated as a withdrawal of the Parent Board Recommendation for purposes hereof), (B) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Parent Acquisition Proposal (any of the foregoing in this clause (iii), a “Parent Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the Delaware Law, inapplicable to any Third Party or any Parent Acquisition Proposal or (v) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries.

(b)    Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Stockholder Approval (the “Parent Approval Time”) (and in no event after the Parent Approval Time), the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 7.02, the Board of Directors of Parent may, subject to compliance with this Section 7.02(b), Section 7.02(c) and Section 7.02(e), (i) engage in negotiations or discussions with any Third Party that, subject to Parent’s compliance with Section 7.02(a), has made after the date of this Agreement an unsolicited bona fide written Parent Acquisition Proposal that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, is or is reasonably likely to lead to a Parent Superior Proposal, (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to the Company for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party, and (iii) following receipt of a Parent Superior Proposal after the date of this Agreement, make a Parent Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of Parent determines in good faith, after consultation with Parent’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of Parent from (x) complying with Rule 14e-2(a) under the Securities Exchange Act with regard to a Parent Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.02; or (y) making any required disclosure to the stockholders of Parent if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Parent Adverse Recommendation Change involving or relating to a Parent Acquisition Proposal may only be made in accordance with the provisions of this Section 7.02(b), Section 7.02(c) and Section 7.02(e) and even if permitted by this sentence, shall have the consequences set forth in this Agreement. For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act shall not be a Parent Adverse Recommendation Change.

(c)    In addition to the requirements set forth in Section 7.02(b), the Board of Directors of Parent shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.02(b) unless Parent shall have first delivered to the Company written notice advising the Company that Parent intends to take such action, and Parent shall continue to advise the Company, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable Third Party. In addition, Parent shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal, any indication that a Third Party is considering making a Parent Acquisition Proposal or any request for information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent or any member of its Board of Directors, is considering making, is reasonably likely to make or has made, a Parent Acquisition Proposal, which notice shall be provided in writing and shall identify the relevant Third Party and, to the extent known, the material terms and conditions of, any such Parent Acquisition Proposal, indication or request (including any material changes thereto). Parent shall keep the Company fully informed, on a current basis, of the status and details of any such Parent Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to the Company copies of all material correspondence and written materials sent or provided to Parent or any of its Subsidiaries that describes any terms or conditions of any Parent Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d)    Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Approval Time (and in no event after the Parent Approval Time), the Board of Directors of Parent may effect a Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) Parent shall (A) promptly notify the Company in writing of its intention to take such action and (B) negotiate in good faith with the Company for five (5) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of Parent shall not effect any Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event unless, after the five (5) Business Day period described in the foregoing clause (B), the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(e)    Without limiting or affecting Section 7.02(a), Section 7.02(b) or Section 7.02(c), the Board of Directors of Parent shall not make a Parent Adverse Recommendation Change involving or relating to a Parent Superior Proposal unless (i) Parent promptly notifies the Company, in writing at least five (5) Business Days before taking such action, that Parent intends to take such action, which notice attaches the most current version of any proposed agreement or a detailed summary of all material terms of such Parent Superior Proposal and the identity of the offeror, (ii) if requested by the Company, during such five (5) Business Day period, Parent and its Representatives have discussed and negotiated in good faith with the Company regarding any proposal by the Company to amend the terms of this Agreement in response to such Parent Superior Proposal and (iii) after such five (5) Business Day period, the Board of Directors of Parent determines in good faith, taking into account any proposal by the Company to amend the terms of this Agreement, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Parent Superior Proposal, a new written notification from

Parent consistent with that described in clause (i) of this Section 7.02(e) shall be required and a new notice period under clause (i) of this Section 7.02(e) shall commence, during which notice period Parent shall be required to comply with the requirements of this Section 7.02(e) anew, except that such new notice period shall be for three (3) Business Days (as opposed to five (5) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence, Parent shall promptly keep the Company informed of all material developments affecting the material terms of any such Parent Superior Proposal (and Parent shall provide the Company with copies of any additional written materials received that relate to such Parent Superior Proposal).

(f)    “Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal (other than a Parent Acquisition Proposal which has resulted from a violation of this Section 7.02) (with all references to “15%” in the definition of Parent Acquisition Proposal being deemed to be references to “50%” and clauses (ii)(2), (iii)(2) and (iv)(B)(2) being disregarded) on terms that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal that the Board of Directors of Parent considers to be appropriate (including the identity of the Person making the Parent Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to Parent’s stockholders from a financial point of view (taking into account, among other items, the tax attributes of such transaction) than the Merger (taking into account any proposal by the Company to amend the terms of this Agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Parent Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Parent Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of Parent.

(g)    “Parent Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of Parent as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Parent Acquisition Proposal; provided that (A) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.01, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event, and (B) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event.

(h)    Parent shall, and shall cause its Subsidiaries its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about Parent that was furnished by or on behalf of Parent to return or destroy all such information.

(i)    Notwithstanding (i) any Parent Adverse Recommendation Change, (ii) the making of any Parent Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (x) in no event may Parent or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Parent Acquisition Proposal (other than a confidentiality agreement in accordance with Section 7.02(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Parent Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Parent Acquisition Proposal and (y) Parent shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Parent Stockholder Meeting.

Section 7.03.    Obligations of Merger Sub. Until the Effective Time, Parent shall at all times be the direct or indirect owner of all of the outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver a written consent adopting this Agreement in accordance with the Delaware Law and provide a copy of such written consent to the Company, and thereafter neither Parent nor any of its Subsidiaries shall amend, modify or withdraw such consent.

Section 7.04.    Director and Officer Liability. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Organizational Documents, the governing or organizational documents of any Subsidiary of the Company and any indemnification agreements in existence as of the date hereof and disclosed in Section 7.04(a) of the Company Disclosure Schedule, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b)    For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an aggregate basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the foregoing, Parent or the Company, in consultation with, but only upon the consent of Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)    The provisions of this Section 7.04 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other person or engages in any similar transaction, then in each such case, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 7.04.

Section 7.05.    Employee Matters. (a) From the Closing Date through the first anniversary of the Closing Date (the “Benefits Continuation Period”), the Surviving Corporation shall provide, and Parent shall cause the Surviving Corporation to provide, to the individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and to the extent they continue as employees of the Surviving Corporation, Parent or any of Parent’s Subsidiaries (including Subsidiaries of the Surviving Corporation) during all or a portion of the Benefits Continuation Period (the “Affected Employees”) (i) a base salary or base wage rate that is no less favorable than those provided to the Affected Employees immediately prior to the Effective Time, (ii) other compensation (including bonus and other annual or quarterly cash incentive compensation opportunities) that is no less favorable in the aggregate than that provided to the Affected Employees immediately prior to the Effective Time; and (iii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to similarly situated employees of Parent as in effect from time to time; provided that, for purposes of each of the foregoing, defined benefit pension plan benefits, retiree medical benefits and retention or change in control payments or awards shall not be taken into account. Notwithstanding the foregoing, Affected Employees who are involuntarily terminated during the Benefits Continuation Period shall be entitled to receive the severance payments and benefits set forth in Section 7.05(a) of the Company Disclosure Schedule, subject to the Affected Employee signing and not revoking a release of claims in favor of Parent.

(b)    In the event any Affected Employee first becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a “Parent Plan”) following the Effective Time, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any Parent Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the applicable Company Employee Plan such Affected Employee participated in immediately prior to coverage under such Parent Plan and (ii) provide such Affected Employee with credit for any copayments and deductibles paid under a Company Employee Plan prior to such Affected Employee’s coverage under any Parent Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Employee Plan such Affected Employee participated in immediately prior to coverage under such Parent Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan.

(c)    As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Affected Employee prior to the Effective Time with the Company and its Subsidiaries and their respective predecessors for vesting and eligibility purposes under all applicable compensation and benefit plans and programs (but not for benefit accrual purposes, except under all applicable paid time off (other than any Parent employee sabbatical program) and severance plans and programs, as applicable). In no event shall anything contained in this Section 7.05(c) result in any duplication of benefits for the same period of service.

(d)    Effective as of immediately prior to the Effective Time, the Company shall terminate the Company 401(k) Plan, pursuant to resolutions of the Company’s Board of Directors that are reasonably satisfactory to Parent. In connection with the termination of such plans, Parent shall permit each Affected Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Affected Employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries and shall make Affected Employees eligible for participation in such a plan of Parent or any of its Subsidiaries as of immediately after the Effective Time.

(e)    Nothing contained in this Section 7.05 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Affected Employees, for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan or Parent Plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual), except as provided in Section 7.04.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.    Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case, such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings (including Filings pursuant to the HSR Act and Filings that may be required by TD Bank in order to be permitted to receive the Merger Consideration) (and, absent the prior written consent of the other party, not withdrawing any such Filings) and resubmitting any such Filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority and (ii) using reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case, such different standard shall apply) to obtain all Consents required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions). To the extent permitted by Applicable Law, the Company and Parent shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. Without limiting the foregoing, none of the Company or Parent or their respective controlled Affiliates shall extend any waiting period or comparable period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

(b)    Each of the Company and Parent shall, to the extent permitted by Applicable Law (i) promptly notify the other party of any written communication made or received by the Company or Parent, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to Section 8.01(a)) and regarding this Agreement, the Ancillary Agreements, the Merger or any of the other Transactions, and, if permitted by Applicable Law and reasonably practical, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication, (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to Section 8.01(a)) and regarding this Agreement, the Ancillary Agreements or any of the Transactions unless, to the extent reasonably practicable, it consults with such other party in advance and, to the extent permitted by such Governmental Authority, gives such other party the opportunity to attend or participate, as applicable, and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Ancillary Agreements and the Transactions. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.”

(c)    Notwithstanding anything to the contrary set forth in this Agreement, other than Section 8.01(d), and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates and Subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Merger to occur as soon as possible but no later than the End Date; provided that Parent, its Affiliates or Subsidiaries shall not be required under any provision of this Agreement to (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent, Parent’s Subsidiaries, Parent’s Affiliates, or the Company or any of its Subsidiaries, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit Parent’s, Parent’s Subsidiaries, Parent’s Affiliates, or the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Parent, Parent’s Subsidiaries, Parent’s Affiliates, or the Company or any of its Subsidiaries, or any interest or interests therein; (iii) take any action that would result in Parent either (A) being deemed to be “controlled” by TD Bank as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (B) being deemed to be in “control” of any of the TD Subsidiary Banks as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA, (iv) agree to any modification to the Amended and Restated IDA Agreement, other than any modifications that would solely reduce the amount of deposits swept to TD Subsidiary Banks thereunder or (v) agree to do any of the foregoing, in each case of clauses (i), (ii) and (v) (as it applies to clauses (i) and (ii)), if such action would reasonably be expected to have a material adverse effect on Parent, the Company and their respective Subsidiaries, taken as a whole, in each case measured on a scale relative to the size of the Company and its Subsidiaries, taken as a whole (any of the actions described in this proviso, other than proposing or negotiating (but not committing to or effecting) the actions as set forth in clause (i) of this proviso, a “Burdensome Condition”). Notwithstanding the foregoing, at the written request of Parent, the Company shall, and shall cause its Subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing.

(d)    In the event any Proceeding by any Governmental Authority or other Third Party is commenced which questions the validity or legality of, or otherwise challenges, the Transactions, or seeks damages in connection therewith, Parent and the Company shall, subject to the provisions set forth in this Section 8.01(d), reasonably cooperate and use reasonable best efforts to defend against such Proceeding, and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions; provided, that, unless Parent elects to do so, nothing in this Agreement shall require Parent to commence any litigation against, or defend any litigation commenced by, any Governmental Authority. Parent shall, in consultation with the Company, be entitled to direct the defense of the Transactions before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding (x) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (y) any other Antitrust Law or (z) obtaining any Parent Governmental Authorization or Company Governmental Authorization or any other Consent from a Governmental Authority, so long as Parent’s actions in connection therewith are otherwise in accordance with Parent’s obligations under this Section 8.01.

(e)    As soon as reasonably practicable following the date hereof, the Company shall cause each TD Broker-Dealer to prepare and submit a FINRA Application consistent with the requirements of FINRA Rule 1017 seeking approval of the change of ownership and control of such TD Broker-Dealer contemplated by the Transactions and this Agreement. The Form of each FINRA Application shall be subject to the approval of Parent, which approval shall not unreasonably be withheld, conditioned or delayed. Parent shall (and shall cause its Affiliates to) timely provide to the Company all information required to complete the FINRA Application and respond to any further FINRA requests.

(f)    As soon as reasonably practicable following the date hereof, the Company shall cause TD AC to submit to DTCC, on behalf of each of DTC and NSCC, written notification regarding the change of ownership and control of TD AC contemplated by the Transactions and this Agreement (the “DTCC Notifications”) consistent with the requirements of the rules of each of DTC and NSCC.

(g)    At least thirty (30) days prior to the Closing Date, the Company shall cause the TD Broker-Dealers and the FCM Subsidiary to submit written notification regarding the change of ownership and control of such entities to any Self-Regulatory Organization of which it is a member and to each state or other U.S. jurisdiction in which it is registered to act as a Broker-Dealer (the “Other Regulatory Notification”).

(h)    The Company and Parent shall reasonably cooperate with each other and their respective Representatives in obtaining any other Consents that may be required in connection with the Transactions; provided that pursuing the Consents described in Section 6.06 and Section 8.01(a) to Section 8.01(g) shall be governed by Section 6.06 and Section 8.01(a) to Section 8.01(g), respectively. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates or Parent or any of its Affiliates to, and without Parent’s prior written consent neither the Company nor any of its controlled Affiliates shall, make, or to cause to be made, any payment or other accommodation to any Third Party in order to obtain the Consent of such Third Party under any Material Contract.

(i)    The Company shall, and shall cause its controlled Affiliates to, use reasonable best efforts not to engage in, and to the extent applicable the Company will, and will as promptly as possible (and in any event prior to Closing) cause its controlled Affiliates to, use reasonable best efforts to divest or otherwise cease to engage in, if applicable, any activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) only for a bank holding company that has successfully elected to be treated as a financial holding company, including any activities only permissible under section 4(k) of the BHC Act (12 U.S.C. § 1843(k)).

Section 8.02.    Certain Filings; SEC Matters. (a) As promptly as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC a proxy statement relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with all amendments and supplements thereto, the “Joint Proxy Statement/Prospectus”) in preliminary form, and (ii) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Parent Common Stock and Parent Nonvoting Common Stock to be issued to the stockholders of the Company pursuant to the Parent Share Issuance. The Joint Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act and other Applicable Law.

(b)    Each of the Company and Parent shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint

Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock and Parent Nonvoting Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Securities Exchange Act, Delaware Law and the rules of the NYSE (solely in the case of Parent) and NASDAQ (solely in the case of the Company) in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the stockholders of each of the Company and Parent thereunder. Subject to Section 6.03, the Joint Proxy Statement Prospectus shall include the Company Board Recommendation, and, subject to Section 7.02, the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation.

(c)    Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of the NYSE and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Registration Statement on the NYSE no later than the Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d)    Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC, the NYSE or NASDAQ in connection with the Transactions, including the Registration Statement and the Joint Proxy Statement/Prospectus. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Joint Proxy Statement/Prospectus.

(e)    If at any time prior to the later of the Company Approval Time and the Parent Approval Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of the Company and Parent.

Section 8.03.    Stockholder Meetings. (a) Following the execution of this Agreement, the Company shall, in consultation with Parent, set a record date for the Company Stockholder Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) duly call and give notice of a meeting of the stockholders of the Company entitled to vote on the Merger (the “Company Stockholder Meeting”) at which meeting the Company shall seek the Company Stockholder Approval, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company

Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Company Stockholder Meeting. Subject to Section 6.03, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Company Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided, however, that Company may postpone or adjourn the Company Stockholder Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. If, on the date of the Company Stockholder Meeting, Parent reasonably determines in good faith that the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, the Company shall at its election or upon the written request of Parent adjourn the Company Stockholder Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall be not less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement, shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval. The Company shall be required to adjourn the Company Stockholder Meeting only one time pursuant to this Section 8.03(a).

(b)    Following the execution of this Agreement, Parent shall, in consultation with the Company, set a record date for the Parent Stockholder Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, the Parent shall, in consultation with the Company, in accordance with Applicable Law and the Parent Organizational Documents, (i) duly call and give notice of a meeting of the stockholders of Parent entitled to vote on the Parent Share Issuance and the Parent Charter Amendment (the “Parent Stockholder Meeting”) at which meeting Parent shall seek the Parent Stockholder Approval, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Parent Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Parent Stockholder Meeting on the same date and at the same time as the Company Stockholder Meeting. Subject to Section 7.02, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Stockholder Approval to be received at the Parent Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Stockholder Meeting. Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Stockholder Meeting; provided, however, that Parent may postpone or adjourn the Parent Stockholder Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Stockholder Meeting. If, on the date of the Parent Stockholder Meeting, the Company reasonably determines in good faith that Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, Parent shall at its election or upon the written request of the Company adjourn the Parent Stockholder Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall be not less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement, shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Parent Stockholder Approval. Parent shall be required to adjourn the Parent Stockholder Meeting only one time pursuant to this Section 8.03(b).

(c)    Each of the Company and Parent shall coordinate with the other regarding the record date and the meeting date for the Company Stockholder Meeting and the Parent Stockholder Meeting, it being the intention of the Company and Parent that the record date and meeting date for each such meeting of stockholders shall be the same.

(d)    Notwithstanding (x) any Company Adverse Recommendation Change or Parent Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of a Company Acquisition Proposal or the public proposal or announcement or other submission to Parent or any of its Representatives of a Parent Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company and Parent under Section 8.02 and this Section 8.03 shall continue in full force and effect.

Section 8.04.    Public Announcements. The initial press release concerning this Agreement, the Ancillary Agreements and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 8.04 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.03 with respect to the matters contemplated by Section 6.03, (b) made or proposed to be made by Parent in compliance with Section 7.02 with respect to the matters contemplated by Section 7.02, or (c)  in connection with any dispute between the parties regarding this Agreement, any Ancillary Agreement or the Transactions.

Section 8.05.    Notices of Certain Events. Each of the Company and Parent shall promptly advise the other of (i) any notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Authority in connection with the Transactions; (iii) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (iv) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (v) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 8.05 shall not constitute the failure of any condition set forth in Article 9 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article 9 to be satisfied.

Section 8.06.    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

Section 8.07.    Transaction Litigation. Each of the Company and Parent shall promptly notify the other of any stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement, any Ancillary Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other party informed regarding any Transaction Litigation. Each of the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party’s advice due consideration with respect to such Transaction Litigation. Prior to the Effective Time, none of the Company nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.08.    Stock Exchange Delisting. Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and terminate its registration under the Securities Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.

Section 8.09.    Dividends. Each of the Company and Parent shall coordinate with the other regarding the declaration and payment of dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Company and Parent that no holder of Company Common Stock or Parent Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Company Common Stock, on the one hand, and shares of Parent Common Stock any holder of Company Common Stock receives pursuant to the Merger, on the other.

Section 8.10.    Governance Matters. (a) To the extent that such director representation is consistent with receipt of the Noncontrol Determinations, Parent shall, and shall cause the Board of Directors of Parent to, take all necessary action to cause (i) one individual designated by the Company (the “Company New Board Designee”) and (ii) two individuals designated by TD Bank (each, a “TD New Board Designee” and, together with the Company New Board Designee, the “New Board Designees”)) to be appointed to the Board of Directors of Parent as of the Effective Time, including, to the extent necessary, by increasing the size of the Board of Directors of Parent and appointing the New Board Designees to fill the resulting vacancies. Subject to Section 8.10(b), (i) the Company New Board Designee shall be Todd Ricketts and (ii) the TD New Board Designees shall be designated by TD Bank prior to the Closing.

(b)    Each of the New Board Designees shall meet (i) the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Board of Directors of Parent and (ii) any applicable requirements or standards that may be imposed by a Regulatory Agency for service on the Board of Directors of Parent, and shall otherwise be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Directors of Parent (collectively, the “Eligibility Criteria”). If the Board of Directors of Parent determines prior to the Effective Time, after consultation in good faith with the Company or TD Bank, as applicable, that any New Board Designee designated by such Person does not meet the Eligibility Criteria or any New Board Designee is unwilling or unable to serve on the Board of Directors of Parent commencing on the Closing Date, the Company or TD Bank, as applicable, may propose another individual as a New Board Designee, who must satisfy the Eligibility Criteria. Parent acknowledges and agrees that, as of the date hereof, it does not know of any reason why the New Board Designees set forth in Section 8.10(a) would not satisfy the Eligibility Criteria as in effect as of the date hereof.

(c)    At the direction of Parent, (i) one New Board Designee selected by Parent shall be assigned to the class of directors whose term expires at the first annual meeting of Parent’s stockholders that occurs after the Effective Time, (ii) one New Board Designee selected by Parent shall be assigned to the class of directors whose term expires at the second annual meeting of Parent’s stockholders that occurs after the Effective Time and (iii) one

New Board Designee selected by Parent shall be assigned to the class of directors whose term expires at the third annual meeting of Parent’s stockholders that occurs after the Effective Time.

Section 8.11.    State Takeover Statutes. Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Merger or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 8.12.    Tax Matters.

(a)    The Company shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz (“WLRK”), counsel to the Company Special Committee, and Davis Polk & Wardwell LLP (“Davis Polk”), counsel to Parent, a tax representation letter substantially similar to the Company Tax Representation Letter, dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC), signed by an executive officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to WLRK and Davis Polk a tax representation letter substantially similar to the Parent Tax Representation Letter, dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC), signed by an executive officer of Parent, containing representations of Parent, in each case, as shall be reasonably requested in connection with any tax opinion regarding the U.S. federal income tax consequences of the Merger that may be contained or set forth in the Registration Statement or delivered to a party in connection with the Closing.

(b)    Each of Parent and the Company shall use its reasonable best efforts (i) to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) not to, and not permit or cause any of its respective Subsidiaries or Affiliates to, take or cause to be taken any action reasonably likely to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code.

(c)    Parent and the Company intend to report the Merger for U.S. federal tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding any provision in this Agreement to the contrary, none of Parent, the Company or any Subsidiary of either thereof shall have any liability or obligation to any holder of Company Common Stock should the Merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01.    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver, provided that the condition set forth in Section 9.01(a) shall not be waivable) of the following conditions:

(a)    the Company Stockholder Approval shall have been obtained;

(b)    the Parent Stockholder Approval shall have been obtained;

(c)    no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect, and no statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect which prohibits or makes illegal consummation of the Merger or any of the other Transactions;

(d)    the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

(e)    the shares of Parent Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 9.02.    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a)    the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)    both (i) any applicable waiting period or periods under the HSR Act shall have expired or been terminated and (ii) the Parent Condition Regulatory Approvals shall have been made or obtained, as applicable, and shall be in full force and effect, in each case in this Section 9.02(b), without the imposition of a Burdensome Condition;

(c)    the Parties shall have received from the Federal Reserve Board a determination in form and substance reasonably satisfactory to Parent or, as determined by Parent in its sole discretion, other acceptable confirmation, that the consummation of the Merger will not result in Parent either (i) being deemed to be “controlled” by TD Bank as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (ii) being deemed to be in “control” of any of the TD Subsidiary Banks as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA (clauses (i) and (ii) together, the “Noncontrol Determinations”);

(d)     (i) the representations and warranties of the Company contained in Section 4.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.01 (other than the third sentence thereof), Section 4.02, Section 4.04(i), Section 4.05(c), Section 4.06(b), Section 4.28, Section 4.29 and Section 4.30 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of the Company contained in Section 4.10(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)    since the date of this Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(f)    Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a), Section 9.02(d) and Section 9.02(e).

Section 9.03.    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a)    each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)    both (i) any applicable waiting period or periods under the HSR Act shall have expired or been terminated and (ii) the Company Condition Regulatory Approvals shall have been made or obtained, as applicable, and shall be in full force and effect;

(c)     (i) the representations and warranties of Parent contained in Section 5.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.01 (other than the third sentence thereof), Section 5.02, Section 5.04(i), Section 5.21, Section 5.22 and Section 5.23 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of Parent contained in Section 5.09(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(d)    since the date of this Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(e)    the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a), Section 9.03(c) and Section 9.03(d).

ARTICLE 10

TERMINATION

Section 10.01.    Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval or the Parent Stockholder Approval):

(a)    by mutual written agreement of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)     the Merger has not been consummated on or before November 24, 2020 (as such date may be extended pursuant to the following proviso, the “End Date”); provided, that, if on such date, one or more of the conditions to the Closing set forth in (A) Section 9.02(b), (B) Section 9.02(c), (C) Section 9.03(b) and (D) Section 9.01(c) (if, in the case of clause (D), the Applicable Law relates to any of the matters referenced in Section 9.02(b), Section 9.02(c) or Section 9.03(b)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the End Date shall be extended to and including May 24, 2021, if either the Company or Parent notifies the other party in writing on or prior to November 24, 2020, of its election to extend the End Date to May 24, 2021; provided that the right to terminate this Agreement or extend the End Date pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)    there shall be in effect any Applicable Law in the U.S. or any of its territories that enjoins, prevents or prohibits the consummation of the Merger and, if such Applicable Law is an Order, such Order shall have become final and non-appealable;

(iii)     the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting (including any adjournment or postponement thereof); or

(iv)     the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting (including any adjournment or postponement thereof); or

(c)    by Parent, if:

(i)    a Company Adverse Recommendation Change shall have occurred; provided, that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.01(c)(i) following the receipt of the Company Stockholder Approval;

(ii)    any Governmental Authority that must provide a Consent to satisfy one or more of the conditions set forth in Section 9.02(b) and Section 9.02(c) has denied such Consent and such denial has become final and non-appealable (or on a final basis has determined not to grant such Consent without the imposition of a Burdensome Condition);

(iii)     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(d) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent of such breach or failure to perform, but Parent may terminate this Agreement under this Section 10.01(c)(iii) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 9.03(a) or Section 9.03(c) not to be satisfied; or

(iv)    the Company shall have breached any of its obligations under Section 6.03 or Section 8.03 in any material respect, other than in the case where (w) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (x) such breach was not caused by, or within the knowledge of, the Company, (y) the Company takes appropriate actions to remedy such breach upon discovery thereof, and (z) Parent is not significantly harmed as a result thereof; provided that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iv) following the receipt of the Company Stockholder Approval; or

(d)    by the Company, if:

(i)    a Parent Adverse Recommendation Change shall have occurred; provided, that in no event shall the Company be entitled to terminate this Agreement pursuant to this Section 10.01(d)(i) following the receipt of the Parent Stockholder Approval;

(ii)    any Governmental Authority that must provide a Consent to satisfy one or more of the conditions set forth in Section 9.03(b) has denied such Consent and such denial has become final and non-appealable (or on a final basis has determined not to grant such Consent);

(iii)    if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(c) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within forty-five (45) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 10.01(d)(iii) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(d) not to be satisfied; or

(iv)     Parent shall have breached any of its obligations under Section 7.02 or Section 8.03 in any material respect, other than in the case where (w) such breach is a result of an isolated action by a Representative of Parent (other than a director or officer of Parent), (x) such breach was not caused by, or within the knowledge of, Parent, (y) Parent takes appropriate actions to remedy such breach upon discovery thereof, and (z) the Company is not significantly harmed as a result thereof; provided that in no event shall the Company be entitled to terminate this Agreement pursuant to this Section 10.01(d)(iv) following the receipt of the Parent Stockholder Approval.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02.    Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other party hereto, except as provided in Section 10.03; provided that, subject to Section 10.03(f), neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by any party or (ii) the willful breach by any party of any provision set forth in this Agreement. The provisions of this Section 10.02, Section 10.03 and Article 11 (other than Section 11.14) shall survive any termination hereof pursuant to Section 10.01. In addition, the termination of this Agreement shall not affect the parties’ respective obligations under the Confidentiality Agreement.

Section 10.03.    Termination Fees. (a) If this Agreement is terminated:

(i)    by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iv) or by the Company or Parent pursuant to Section 10.01(b)(iii) at a time when this Agreement was terminable by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iv);

(ii)    by the Company or Parent pursuant to Section 10.01(b)(iii) and: (A) at or prior to the Company Stockholder Meeting a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal and not irrevocably withdrawn such proposal at least five (5) days in advance of the Company Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Company Acquisition Proposal (whether or not the same one) is consummated; or (2) a definitive agreement relating to a Company Acquisition Proposal (whether or not the same one) is entered into by the Company; or

(iii)    by the Company or Parent pursuant to Section 10.01(b)(i) (without the Company Stockholder Approval having been obtained) or by Parent pursuant to Section 10.01(c)(iii) (without the Company Stockholder Approval having been obtained) and: (A) at or prior to the time of termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal and not irrevocably withdrawn such proposal at least five (5) days in advance of the Company Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Company Acquisition Proposal (whether or not the same one) is consummated; or (2) a definitive agreement relating to a Company Acquisition Proposal (whether or not the same one) is entered into by the Company, then, in each case, the Company shall pay to Parent, in cash at the time specified in the following sentence, a fee in the amount of $950,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause (i) of this Section 10.03(a), within three (3) Business Days after the date of termination of this Agreement; and (y) in the case of clause (ii) or (iii) of this Section 10.03(a), within three (3) Business Days after the earlier of the consummation of the applicable transaction and the date upon which the definitive agreement is entered into. For purposes of clauses (ii)(B) and (iii)(B) of this Section 10.03(a), “Company Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01 except that references in the definition to “15%” shall be replaced by “50%” and clauses (ii)(2), (iii)(2) and (iv)(B)(2) shall be disregarded.

(b)    If this Agreement is terminated:

(i)    by the Company pursuant to Section 10.01(d)(i) or Section 10.01(d)(iv) or by Parent or the Company pursuant to Section 10.01(b)(iv) at a time when this Agreement was terminable by the Company pursuant to Section 10.01(d)(i) or Section 10.01(d)(iv);

(ii)    by the Company or Parent pursuant to Section 10.01(b)(iv), and: (A) at or prior to the Parent Stockholder Meeting a Parent Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of Parent, or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Acquisition Proposal and not irrevocably withdrawn such proposal at least five (5) days in advance of the Parent Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Parent Acquisition Proposal (whether or not the same one) is consummated; or (2) a definitive agreement relating to a Parent Acquisition Proposal (whether or not the same one) is entered into by Parent; or

(iii)    by the Company or Parent pursuant to Section 10.01(b)(i) (without the Parent Stockholder Approval having been obtained) or by the Company pursuant to Section 10.01(d)(iii) (without the Parent Stockholder Approval having been obtained) and: (A) at or prior to the time of termination of this Agreement, a Parent Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or board of directors of Parent, or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Acquisition Proposal and not irrevocably withdrawn such proposal at least five (5) days in advance of the Parent Stockholder Meeting; and (B) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Parent Acquisition Proposal (whether or not the same one) is consummated; or (2) a definitive agreement relating to a Parent Acquisition Proposal (whether or not the same one) is entered into by Parent, then, in each case, Parent shall pay to the Company, in cash at the time specified in the following sentence, a fee in the amount of $950,000,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause (i) of this Section 10.03(b), within three (3) Business Days after the date of termination of this Agreement; and (y) in the case of clause (ii) or (iii) of this Section 10.03(b), within three

(3) Business Days after the earlier of the consummation of the applicable transaction and the date upon which the definitive agreement is entered into. For purposes of clauses (ii)(B) and (iii)(B) of this Section 10.03(b), “Parent Acquisition Proposal” shall have the meaning assigned thereto in the definition thereof set forth in Section 1.01 except that references in the definition to “15%” shall be replaced by “50%” and clauses (ii)(2), (iii)(2) and (iv)(B)(2) shall be disregarded.

(c)    If this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iii), the Company shall reimburse Parent and its Affiliates, no later than two Business Days after submission of documentation therefor, for 100% of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred or accrued in connection with or related to the Transactions (the “Company Expense Reimbursement”), up to an aggregate maximum reimbursement of $50,000,000. The Company Expense Reimbursement shall be credited against any Company Termination Fee that is payable in connection with such termination or that subsequently becomes payable.

(d)    If this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iv), Parent shall reimburse the Company and its Affiliates, no later than two Business Days after submission of documentation therefor, for 100% of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred or accrued in connection with or related to the Transactions (the “Parent Expense Reimbursement”), up to an aggregate maximum reimbursement of $50,000,000. The Parent Expense Reimbursement shall be credited against any Parent Termination Fee that is payable in connection with such termination or that subsequently becomes payable.

(e)    Any payment of the Company Termination Fee, the Parent Termination Fee, the Company Expense Reimbursement or the Parent Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(f)    The parties agree and understand that (x) in no event shall the Company be required to pay either the Company Termination Fee or the Company Expense Reimbursement on more than one occasion and in no event shall Parent be required to pay either the Parent Termination Fee or the Parent Expense Reimbursement on more than one occasion (but, for the avoidance of doubt, (1) subject to the last sentence of Section 10.03(c), the Company may be required to pay both the Company Termination Fee and the Company Expense Reimbursement and (2) subject to the last sentence of Section 10.03(d), Parent may be required to pay both the Parent Termination Fee and the Parent Expense Reimbursement), and (y) in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than an amount equal to (x) the Company Termination Fee plus (z) any Collection Expenses, and in no event shall the Company be entitled, pursuant to this Section 10.03, to receive an amount greater than the Parent Termination Fee plus any Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, (i) if Parent receives the Company Termination Fee from the Company pursuant to this Section 10.03 or if the Company receives the Parent Termination Fee from Parent pursuant to this Section 10.03, such payment (together with any Collection Expenses) shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future partners, stockholders, managers, members, Affiliates and Representatives and none of the paying party, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (ii) if (A) Parent or Merger Sub receive any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee pursuant to this Section 10.03 or (B) the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement and thereafter the Company receives the Parent Termination Fee pursuant to this Section 10.03, the amount of such Company Termination Fee or Parent Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Company Termination Fee or Parent Termination Fee, as applicable, in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the Transactions, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.03, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment (such interest, together with costs and expenses of enforcement as provided in the immediately preceding sentence, “Collection Expenses”).

ARTICLE 11

MISCELLANEOUS

Section 11.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to the Company, to:

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Attention:   Stephen Boyle

Email:         Stephen.Boyle@tdameritrade.com

and

Strategic Development Committee of the Board of Directors

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Attention:   Allan Tessler

Email:         atessler@wyom.net

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:   Edward D. Herlihy

                   Matthew M. Guest

                   Jacob A. Kling

Fax: (212) 403-2000

E-mail:    EDHerlihy@wlrk.com

                MGuest@wlrk.com

                JAKling@wlrk.com

If to Parent or Merger Sub and, post-closing, the Surviving Corporation, to:

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Attention:   Peter Crawford

                   Peter Morgan

Email:     peter.crawford@schwab.com

                peter.morgan@schwab.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:    William L. Taylor

            Lee Hochbaum

Facsimile:    (212) 701-5800

E-mail:    william.taylor@davispolk.com

                lee.hochbaum@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.    Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements set forth in Article 2, Section 7.04 and this Article 11.

Section 11.03.    Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company or the stockholders of Parent under Applicable Law without such approval having first been obtained.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05.    Disclosure Schedule References and SEC Document References. (a) The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.19(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.

(b)    The parties hereto agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06.    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 11.07.    Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of (x) the Company’s stockholders to receive the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.03 and (y) the holders of Company Equity Awards to receive, as applicable, Assumed Stock Options, Assumed RSU Awards or Assumed PSU Awards pursuant to Section 2.05, (ii) the right of the Company Indemnified Parties to enforce the provisions of Section 7.04, and (iii) the right of TD Bank as an express third-party beneficiary to enforce the provisions of Section 8.10(a) to Section 8.10(c) to the extent related to TD Bank.

(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly owned Subsidiary of Parent, which Subsidiary shall be a Delaware corporation; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

Section 11.08.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.09.    Jurisdiction/Venue. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 11.01 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 11.09 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.10.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.10.

Section 11.11.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12.    Entire Agreement. This Agreement, the Ancillary Agreements (as applicable) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.13.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14.    Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 11.14, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.03(f), monetary damages and (y) nothing contained in this Section 11.14 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.14 before exercising any termination right under Section 10.01 or pursuing damages nor shall the commencement of any action pursuant to this Section 11.14 or anything contained in this Section 11.14 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Walter W. Bettinger II
Name: Walter W. Bettinger II
Title: President and Chief Executive Officer

AMERICANO ACQUISITION CORP.

By:	/s/ Peter Crawford
Name: Peter Crawford
Title: Executive Vice President and Chief Financial Officer

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Stephen J. Boyle
Name: Stephen J. Boyle
Title: Chief Executive Officer

Annex B

AMENDMENT TO

FIFTH RESTATED CERTIFICATE OF INCORPORATION OF

THE CHARLES SCHWAB CORPORATION

(Effective [●])

(Originally incorporated on November 25, 1986,

under the name CL Acquisition Corporation)

It is hereby certified that

FIRST. The name of this corporation (hereinafter called the “Corporation”) is THE CHARLES SCHWAB CORPORATION.

SECOND. The Fifth Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and restating it in its entirety as follows:

“FOURTH.

(A)    This Corporation is authorized to issue three classes of stock: preferred stock, common stock and nonvoting common stock. The authorized number of shares of capital stock is Three Billion, Three Hundred Nine Million, Nine Hundred Forty Thousand (3,309,940,000) shares, of which the authorized number of shares of preferred stock is Nine Million, Nine Hundred Forty Thousand (9,940,000), the authorized number of shares of common stock is Three Billion (3,000,000,000) and the authorized number of shares of nonvoting common stock is Three Hundred Million (300,000,000). As used in this Fifth Restated Certificate of Incorporation, references to “common stock” refer to the class of voting shares of common stock, references to “Nonvoting common stock” refer to the class of nonvoting common stock, and the class of common stock together with the class of Nonvoting common stock are collectively referred to as the “Common Shares.” The stock, whether preferred stock, common stock or Nonvoting common stock, shall have a par value of one cent ($0.01) per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares of such class then outstanding plus the number of shares of such class reserved for issuance, including shares reserved for issuance upon the conversion or exercise of any security of the Corporation providing for the issuance or delivery of shares of such class upon the conversion or exercise thereof) by the affirmative vote of the holders of a majority of common stock.

(B)    Common Shares.

(1)    Dividends and Other Distributions. Subject to the preferences applicable to any series of preferred stock, if any, outstanding at any time, and subject to the proviso in the following sentence, the holders of Common Shares shall share equally and be treated identically, on a per share basis, in dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Shares out of assets or funds of the Corporation legally available therefor, including, without limitation, in respect of related declaration dates, record dates and payment dates. In furtherance and not in limitation of the foregoing, no dividend may be declared or paid with respect to shares of common stock unless an identical per share dividend is simultaneously declared and paid in respect of shares of Nonvoting common stock, and no dividend may be declared or paid with respect to shares of Nonvoting common stock unless an identical per share dividend is simultaneously declared and paid in respect of shares of common stock; provided, however, that in the event that any dividend is paid in the form of Common Shares or rights to acquire Common Shares, the holders of common stock shall receive common stock or rights to acquire common stock, as the case may be, and the holders of Nonvoting common stock shall receive Nonvoting common stock or rights to acquire Nonvoting common stock, as the case may be.

(2)    Voting Rights.

(a)    Except as otherwise provided by applicable law, this Restated Certificate of Incorporation or any certificate of designations, all of the voting power of the Corporation shall be vested in the holders of common stock, and each holder of common stock shall have one vote for each share of common stock held by such holder on all matters to be voted upon by the stockholders; provided, however, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock). For the avoidance of doubt, the reference to “this Corporation’s common stock” in the definition of “Voting Stock” in paragraph (C)(12) of Article TENTH shall be deemed to be a reference to the common stock.

(b)    Nonvoting common stock shall not have any voting power (and shall not be included in determining the number of shares voting or entitled to vote on a given matter), except (i) that any amendment, alteration or repeal (including by merger, consolidation or otherwise) of any provision of this Restated Certificate of Incorporation in a manner that significantly and adversely affects the rights or preferences of the Nonvoting common stock contained in this Fifth Restated Certificate of Incorporation, relative to the effect of such amendment, alteration or repeal on the common stock, shall require the affirmative vote of a majority of the outstanding shares of Nonvoting common stock, voting separately as a class, or (ii) as otherwise required by applicable law. Each holder of Nonvoting common stock shall have one vote for each share of Nonvoting common stock held by such holder on all matters to be voted upon by the holders of Nonvoting common stock.

(3)    Liquidation. Subject to the preferences applicable to any series of preferred stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of common stock and the holders of Nonvoting common stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Shares.

(4)    Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Shares (including by way of a dividend payable in shares of common stock or Nonvoting common stock, but subject to the proviso to Section (B)(1) of this Article FOURTH), the outstanding shares of the other class of Common Shares will be subdivided or combined in the same manner proportionately and on the same basis per share.

(5)    Transfer Restrictions.

(a)    No holder of shares of Nonvoting common stock may transfer any shares of Nonvoting common stock except pursuant to (i) a Permitted Inside Transfer or (ii) a Permitted Outside Transfer.

(b)    Any attempt to transfer any shares of Nonvoting common stock not in compliance herewith shall be null and void, and the Corporation shall not, and shall cause the transfer agent, if any, for Nonvoting common stock not to, give any effect in the Corporation’s stock records to such attempted transfer.

(6)    Conversion of Nonvoting Common Stock.

(a)    Automatic Conversion Upon Permitted Outside Transfer. Upon any Permitted Outside Transfer, each share of Nonvoting common stock so transferred shall, automatically and without the act of the holder thereof, be converted into one share of common stock in the hands of the transferee, subject to paragraph (B)(6)(b) of this Article FOURTH. Such conversion shall take effect simultaneously with the applicable Permitted Outside Transfer.

(b)    Certain Conversion Terms. After any Permitted Outside Transfer, the new holder of the shares of Nonvoting common stock so converted shall present to the Corporation such evidence of transfer as the Corporation may reasonably request, and as soon as practicable after the presentation thereof and, if required, the payment of all transfer and similar taxes, the Corporation shall issue and register in book-entry form in the name of such holder the number of shares of common stock issuable upon such conversion. Each holder of Nonvoting common stock shall give prompt notice to the Corporation of any Permitted Outside Transfer of shares of Nonvoting common stock by such holder; provided that in the case of any shares of Nonvoting common stock that are sold by a holder thereof in an offering that is a widespread public distribution under an effective registration statement pursuant to the Securities Act of 1933, as amended, no further evidence or notice of transfer shall be required and each transferee shall receive shares of common stock in such transfer, subject to the concurrent delivery of the shares of Nonvoting common stock to the Corporation. All shares of common stock issued or delivered upon conversion of shares of Nonvoting common stock shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim created by the Corporation. The Corporation shall take all such actions as may be necessary to assure that all such shares of common stock issuable upon conversion of the Nonvoting common stock (i) will be listed or quoted on each securities exchange upon which the common stock is listed or quoted and (ii) will be so issued without violation of any applicable law or governmental regulation (insofar as such applicable law or governmental regulation applies generally to such issuance and not to unique circumstances related to the relevant holder) or any requirements of any securities exchange upon which shares may be listed or quoted (except, in the case of clauses (i) and (ii), for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of Nonvoting common stock or of common stock issued or issuable upon conversion of Nonvoting common stock in any manner which interferes with the timely conversion of Nonvoting common stock.

(c)    Effect of Conversion. Upon conversion as provided herein, each outstanding share of Nonvoting common stock so converted shall cease to be outstanding, dividends and distributions on such share shall cease to accrue or be due and all rights in respect of such share shall terminate, other than (i) the right to receive, upon compliance with paragraph (B)(6)(b) of this Article FOURTH, appropriate evidence of the share of common stock registered in book-entry form into which such share of Nonvoting common stock has been converted and (ii) on the appropriate payment date after the date of conversion, the amount of all dividends or other distributions payable with respect to such share of Nonvoting common stock with a record date prior to the date of conversion and a payment date subsequent to the date of conversion. The conversion of shares of Nonvoting common stock shall be made without charge to the holder or holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion.

(d)    Reservation of Common Stock. The Corporation shall, at all times when any shares of Nonvoting common stock are outstanding, reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock, the full number of shares of common stock then issuable upon conversion of all then outstanding shares of Nonvoting common stock. Notwithstanding anything herein to the contrary, the Corporation may, at its election, deliver, upon conversion of Nonvoting common stock, treasury shares of common stock or other shares of common stock that the Corporation has reacquired, provided such shares comply with the third sentence of paragraph (B)(6)(b) of this Article FOURTH.

(7)    No Optional Conversion. At no time may any share of Nonvoting common stock be converted at the option of the holder thereof unless the Corporation ceases to be a savings and loan holding company and it does not control any insured depository institution for purposes of the Home Owner’s Loan Act of 1933 or Bank Holding Company Act of 1956, as applicable. For the avoidance of doubt, this paragraph (B)(7) of this Article FOURTH shall not affect the automatic conversion of Nonvoting common stock upon a Permitted Outside Transfer pursuant to paragraph (B)(6) of this Article FOURTH. If optional conversion is at any time permitted in accordance with the first sentence of this paragraph (B)(7) of this Article FOURTH, if any optional conversion of Nonvoting common stock is to be made in connection with a merger, consolidation, reclassification or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation, the optional conversion of any shares of Nonvoting common stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(8)    Equal Status. Except as expressly provided in this Article FOURTH, common stock and Nonvoting common stock shall have the same rights and privileges and rank equally, share ratably, be identical in all respect as to all matters and be treated equally by the Corporation in any merger (other than any merger to create a holding company in which the common stock and Nonvoting common stock are treated equally except that each receives securities that mirror their respective Common Shares), consolidation, share exchange pursuant to an exchange offer by the Corporation, share repurchase pursuant to a tender offer, tender offer pursuant to an agreement to which the Corporation is a party or other similar transaction; provided that, for the avoidance of doubt, the foregoing shall not prohibit the Corporation from making open market repurchases of common stock without repurchasing or offering to repurchase Nonvoting common stock.

(9)    The following definitions shall apply with respect to this Article FOURTH:

(a)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) has the meaning set forth in 12 C.F.R. § 238.2(e) or 12 C.F.R. § 225.2(e)(1), as applicable.

(b)    “Permitted Inside Transfer” means any transfer of shares of Nonvoting common stock by a holder thereof to an Affiliate of such holder; provided that, for the avoidance of doubt, if, following such transfer, the transferee ceases to be an Affiliate of the transferor, such transfer shall not be considered a Permitted Outside Transfer that results in the conversion of the Nonvoting common stock into common stock pursuant to paragraph (B)(6) of Article FOURTH.

(c)    “Permitted Outside Transfer” means any transfer of shares of Nonvoting common stock by a holder thereof (i) in a widespread public distribution (or to an underwriter solely for the purpose of conducting a widespread public distribution), (ii) in a transfer in which no relevant transferee (or group of associated transferees) acquires 2% or more of any “class of voting shares” (as defined in 12 C.F.R. § 238.2(r)(3) or 12 C.F.R. § 225.2(q)(3), as applicable) of the Corporation, (iii) to a transferee that would own or control more than 50% of any “class of voting shares” (as defined in 12 C.F.R. § 238.2(r)(3) or 12 C.F.R. § 225.2(q)(3), as applicable) of the Corporation without regard to any transfer of shares from the transferring holder or (iv) to the Corporation; provided that, notwithstanding anything to the contrary in this definition, any transfer of shares of Nonvoting common stock by a holder thereof in any transaction described in any of the foregoing clauses (i), (ii), (iii) or (iv) that is also a Permitted Inside Transfer shall constitute a Permitted Inside Transfer and not a Permitted Outside Transfer.

(C)    Preferred Stock. Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized to fix or alter the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any series of preferred stock (but not below the number of shares thereof then outstanding).”

THIRD. This Amendment to the Fifth Restated Certificate of Incorporation of The Charles Schwab Corporation amends Article FOURTH of the Fifth Restated Certificate of Incorporation of The Charles Schwab Corporation pursuant to Sections 242 of the Delaware General Corporation Law.

Annex C

Execution Version

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 24, 2019, by and among The Charles Schwab Corporation, a Delaware corporation (“Parent”), and The Toronto-Dominion Bank, a Canadian-chartered bank (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, TD Ameritrade Holding Corporation, a Delaware corporation (the “Company”), Parent and Americano Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time in accordance with Section 4.09, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration, as specified in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner (as defined herein) of the shares of Company Common Stock (other than Ordinary Course Securities (as defined below)) set forth opposite the Stockholder’s name on Exhibit A hereto (the “Existing Stockholder Shares”);

WHEREAS, the consummation of the Merger requires receipt of the Company Stockholder Approval;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is entering into certain Ancillary Agreements, including the Stockholders Agreement, the Registration Rights Agreement and the IDA Amendment;

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Stockholder Shares (as defined herein); and

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Company Special Committee, has unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, understanding that the execution and delivery of this Agreement by the Stockholder is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.01. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement in effect on the date hereof. The following capitalized terms, as used in this Agreement, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes hereof, the Company and its Subsidiaries shall be deemed not to be Affiliates of the Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Covered Stockholder Shares” means the Existing Stockholder Shares, (i) together with any shares of Company Common Stock or other capital stock of the Company and any shares of Company Common Stock or other capital stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other capital stock of the Company, in each case, that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof, and (ii) less any shares of Company Common Stock disposed of pursuant to a Permitted Transfer; provided that Covered Stockholder Shares shall not include any Ordinary Course Securities.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

“Expiration Date” means the date on which the Merger Agreement is terminated in accordance with its terms.

“Ordinary Course Securities” means, with respect to any issuer, securities held: (i) by the Stockholder and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; (ii) in mutual funds, open or closed end investment funds or other pooled investment vehicles (including limited partnerships and limited liability companies) sponsored, managed and/or advised or subadvised by the Stockholder or its Affiliates; or (iii) by the Stockholder or its Affiliates (or any division thereof), in each case acquired and held in the ordinary course of their securities, commodities, derivatives, asset management, banking or similar businesses.

“Permitted Transfer” means (a) a Transfer of Covered Stockholder Shares by the Stockholder to any of its Affiliates or (b) a Transfer of Covered Stockholder Shares by the Stockholder to any other Person to whom Parent has consented in advance in writing and, in each case, who complies with clause (y) below, provided that (x) in the case of clause (a) such Affiliate shall remain an Affiliate of the Stockholder at all times following such Transfer and (y) in the case of both clauses (a) and (b), prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Stockholder’s obligations hereunder in respect of the Covered Stockholder Shares subject to such Transfer and to be bound by the terms of this Agreement with respect to such Covered Stockholder Shares to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of itself and the Covered Stockholder Shares as the Stockholder shall have made hereunder, and the Stockholder will be responsible for any breach by the transferee of such agreement.

“Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective officers, directors, employees, agents and advisors.

“Side Letter” means that certain letter agreement dated the date hereof among Stockholder, Parent and the Company.

“Transactions” has the meaning set forth in the Merger Agreement and includes the receipt by the Stockholder of its applicable portion of the Merger Consideration and the execution and delivery of the IDA Amendment and the Stockholders Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.01. Agreement To Vote.

(a)    The Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, the Stockholder shall, in each case to the fullest extent that the Covered Stockholder Shares are entitled to vote thereon or consent thereto:

(i)    appear at each such meeting or otherwise cause the Covered Stockholder Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)    vote (or cause to be voted), in person or by proxy, all of the Covered Stockholder Shares: (A) in favor of (1) the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and (2) any action reasonably requested by Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (C) against any Company Acquisition Proposal (other than the Merger and the transactions contemplated by the Merger Agreement) or Company Superior Proposal.

(b)    The Stockholder hereby (i) waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of Delaware Law) in connection with the Merger and (ii) agrees (A) not to commence or participate in and (B) to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions (it being understood that nothing in this section shall restrict or prohibit the Stockholder from asserting counterclaims or defenses in any proceeding brought or claims asserted against it by Parent, Merger Sub, the Company or any of their respective Affiliates relating to this Agreement or the Merger Agreement or the Transactions, or from enforcing its rights under this Agreement, the Side Letter, or any Ancillary Agreement to which it is a party).

(c)    The Stockholder acknowledges and agrees that the consideration payable to the Stockholder pursuant to the Merger Agreement with respect to the shares of Company Common Stock that it Beneficially Owns shall be as set forth in the Merger Agreement as in effect as of the date of this Agreement (or as may be amended following such date in accordance with the terms hereof and the Side Letter).

(d)    The obligations of the Stockholder specified in this Section 2.01 shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

Section 2.02. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, neither the Stockholder nor any of its Affiliates has (a) entered into, or shall enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Stockholder Shares (other than that certain Stockholders Agreement among the Company and the Stockholder, dated as of June 22, 2005 (as amended, supplemented, restated or otherwise modified from time to time, prior to the date hereof, the “Existing Stockholders Agreement”) and the Stockholder hereby represents and warrants that its obligations under the Existing Stockholders Agreement are not inconsistent with its obligations hereunder), (b) granted, or shall grant at any time while the Merger Agreement remains in effect, a proxy, consent or power of attorney with respect to the Covered Stockholder Shares (except pursuant to Section 2.03 or pursuant to any irrevocable proxy card in form and substance reasonably satisfactory to Parent delivered to the Company directing that the Covered Stockholder Shares be voted in accordance with Section 2.01) or (c) taken or shall knowingly take any action that would have the effect of making any representation or warranty of the Stockholder contained herein untrue or incorrect or preventing or disabling the Stockholder from performing any of its obligations under this Agreement; provided, however, that this Section 2.02 shall not preclude the Stockholder from Transferring Covered Stockholder Shares pursuant to a Permitted Transfer. The Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Stockholder or any of its Affiliates prior to the execution of this Agreement in respect of the voting of the Covered Stockholder Shares, if any, are not irrevocable and the Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Covered Stockholder Shares; provided that this sentence should not apply to any such proxies, power of attorney instructions or other requests under the Existing Stockholders Agreement.

Section 2.03. Proxy. The Stockholder hereby irrevocably appoints, and at the request of Parent will cause its Affiliates to irrevocably appoint, as its and their proxy and attorney-in-fact Parent and any Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote the Covered Stockholder Shares in accordance with Section 2.01 at the Company Stockholder Meeting and at any annual or special meetings of stockholders of the Company (or adjournments or postponements thereof) prior to the termination of this Agreement in accordance with Section 5.01 at which any of the matters described in Section 2.01 is to be considered; provided, however, that the Stockholder’s (and any such Affiliates’) grant of the proxy contemplated by this Section 2.03 shall be effective if, and only if, the Stockholder (or such Affiliate, as applicable) has not delivered to the Secretary of the Company at least ten (10) Business Days prior to the meeting at which any of the matters described in Section 2.01 is to be considered a duly executed irrevocable proxy card in form and substance reasonably acceptable to Parent (provided that sensitive information such as account numbers may be redacted from the proxy card provided to Parent) directing that the Covered Stockholder Shares be voted in accordance with Section 2.01. This proxy (and any proxy granted by an Affiliate will be), if it becomes effective, is (or will be, as applicable) coupled with an interest, is (or will be, as applicable) given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the termination of this Agreement in accordance with Section 5.01, at which time any such proxy shall terminate. The Stockholder (solely in its capacity as such) shall take such further actions or execute such other instruments (and shall cause its Affiliates to do so) as may be reasonably necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to the Stockholder (or any Affiliates) at any time at its sole election by written notice provided to the Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Stockholder hereby represents and warrants to Parent as follows as of the date hereof:

Section 3.01. Authorization; Validity of Agreement. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Stockholder has the requisite capacity and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Each of this Agreement and the Ancillary Agreements to which the Stockholder is a party have been duly authorized (to the extent authorization is required), executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties hereto and thereto, as applicable, each constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.02. Ownership. Unless Transferred pursuant to a Permitted Transfer, (a) the Existing Stockholder Shares are, and all of the Covered Stockholder Shares during the term of this Agreement will be, Beneficially Owned by the Stockholder and owned of record by the Stockholder or a controlled Affiliate thereof and (b) the Stockholder or its applicable controlled Affiliate has good and valid title to the Existing Stockholder Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement or the Existing Stockholders Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, the Existing Stockholder Shares constitute all of the shares of Company Common Stock (or any other equity interests of the Company) Beneficially Owned or owned of record by the Stockholder or its controlled Affiliates (other than Ordinary Course Securities). Unless Transferred pursuant to a Permitted Transfer, the Stockholder or a controlled Affiliate thereof has and will have at all times during the term of this Agreement sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Existing Stockholder Shares and with respect to all of the Covered Stockholder Shares at all times during the term of this Agreement.

Section 3.03. No Violation. The execution and delivery of this Agreement, and each of the Ancillary Agreements to which the Stockholder is a party, by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder and thereunder and the consummation of the Transactions will not, (a) conflict with or violate any Applicable Law (subject to compliance with the matters reference in Section 3.04) or any certificate or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of the Stockholder, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Stockholder is a party, or by which it or any of its properties or assets may be bound.

Section 3.04. Consents and Approvals. Except as set forth in Exhibit B, the execution and delivery of this Agreement, and each of the Ancillary Agreements to which the Stockholder is a party, by the Stockholder do not, and the performance by the Stockholder of its obligations hereunder and thereunder and the consummation of the Transactions will not, require the Stockholder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filing of any required reports with the SEC.

Section 3.05. Absence of Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder and/or any of its Affiliates before

(or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or that, to the Stockholder’s knowledge, in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions.

Section 3.06. Related Party Contracts.

(a)    The IDA Agreement is a valid and binding obligation of the Stockholder and its applicable Affiliates and, to the knowledge of the Stockholder and its applicable Affiliates, each of the other parties thereto, and in full force and effect and, subject to the Bankruptcy and Equity Exceptions, enforceable in accordance with its terms against the Stockholder and its applicable Affiliates.

(b)    Exhibit C hereto sets forth a list as of the date of this Agreement of each material Related Party Contract to which the Stockholder or any of its Affiliates is a party or by which it is bound (each such Contract listed or required to be so listed, and each such Contract to which the Stockholder or any of its Affiliates becomes a party or by which it becomes bound after the date of this Agreement, a “Stockholder Related Party Contract”).

Section 3.07. Adequate Information. The Stockholder is a sophisticated holder with respect to the Covered Stockholder Shares and has adequate information concerning the Transactions contemplated and concerning the business and financial condition of the Company and Parent to make an informed decision regarding the matters referred to herein and has independently, without reliance upon the Company, Parent, any of their Affiliates or any of the respective Representatives of the foregoing, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement.

Section 3.08. Merger Agreement. The Stockholder has received and reviewed a copy of this Agreement and the Merger Agreement, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands and accepts all of the provisions hereof and of the Merger Agreement, including that the consummation of the Merger is subject to the conditions set forth in the Merger Agreement, and as such there can be no assurance that the Merger will be consummated.

Section 3.09. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

Section 3.10. Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder and the representations and warranties of the Stockholder contained herein. The Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

Section 3.11. No Ownership of Parent Common Stock. Neither the Stockholder nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock (in each case other than Ordinary Course Securities) and neither the Stockholder nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock (in each case other than any Ordinary Course Securities).

Section 3.12. No Parent Representations and Warranties. The Stockholder acknowledges and agrees that neither Parent nor any other Person is making or has made to Stockholder any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Stockholder or made available to the Stockholder in any form in expectation of, or in connection with, this Agreement, or the Transactions. The Stockholder specifically disclaims that it is relying upon or has relied upon any such representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE 4

OTHER COVENANTS

Section 4.01. Publicity.

(a)    The Stockholder shall, and shall cause its Affiliates to, consult with the Parent before issuing any press release and other written communications to be used in public distribution channels with respect to this Agreement, the Merger Agreement or the Transactions that discloses Parent’s involvement in the Transactions and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, the Stockholder shall not, and shall cause its Affiliates not to, issue any such press release and other written communications to be used in public distribution channels before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release to Parent and shall consider in good faith the comments of the Parent).

(b)    Parent and its Subsidiaries shall consult with the Stockholder before issuing any press release and other written communications to be used in public distribution channels with respect to this Agreement, the Merger Agreement or the Transactions that discloses the Stockholder’s involvement in the Transactions, and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release and other written communications to be used in public distribution channels before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release to the Stockholder and shall consider in good faith the comments of the Stockholder).

(c)    Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 4.01 shall not apply (i) to any press release in connection with any dispute between the parties regarding this Agreement, the Merger Agreement, any Ancillary Agreement or the Transactions or (ii) any information that is (or the relevant portion of which is) substantially consistent with information previously disclosed publicly (which had been provided to the other party for review and comment).

Section 4.02. Prohibition On Transfers; Other Actions.

(a)    Until the termination of this Agreement in accordance with Section 5.01, the Stockholder agrees that it shall not Transfer any of the Covered Stockholder Shares, Beneficial Ownership thereof or any other interest therein (including any voting power with respect thereto) unless such Transfer is a Permitted Transfer. The Stockholder agrees that it shall not, and shall not permit any Affiliate to, (i) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (ii) take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. Neither the Stockholder nor any of its Affiliates shall request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any of the Covered Stockholder Shares and the Stockholder hereby consents, and will cause its Affiliates to consent, to the entry of stop transfer instructions by the Company of any transfer of the Covered Stockholder Shares, unless such transfer is a Permitted Transfer.

(b)    Notwithstanding anything herein to the contrary, until the termination of this Agreement in accordance with Section 5.01, if, while a controlled Affiliate of the Stockholder (a “Controlled Affiliate”) holds any Covered Stockholder Shares, such Controlled Affiliate would cease to be a controlled Affiliate in relation to the Stockholder, then the Stockholder shall, and shall cause such Controlled Affiliate to, take all actions necessary to

Transfer all of the Covered Stockholder Shares held by such Person back to the Stockholder or to another Person that is a controlled Affiliate of the Stockholder prior to such Controlled Affiliate ceasing to be a controlled Affiliate in relation to the Stockholder.

(c)    The Stockholder shall cause its Affiliates to be bound by the applicable terms of this Agreement as if they were parties hereto, including Section 4.01 and Section 4.05, and shall take the necessary steps to inform its Representatives of the obligations undertaken pursuant to this Agreement. Any violation of this Agreement by any of the Stockholder’s Affiliates or Representatives shall be deemed to be a violation by the Stockholder of this Agreement.

Section 4.03. Stock Dividends, Etc. In the event of any change in the Company Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the terms “Existing Stockholder Shares”, “Ordinary Course Securities” and “Covered Stockholder Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.04. Stockholder Related Party Contracts.

(a)    From the date of this Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except (x) as required by Applicable Law or (y) as set forth on Exhibit C, the Stockholder shall not, and shall cause each of its Affiliates not to, enter into, terminate, renew, extend or amend any Stockholder Related Party Contract.

(b)    Effective as of the Effective Time, the Stockholder irrevocably consents to and approves the termination of the Stockholder Related Party Contracts set forth on Exhibit C Part 1, without any further obligation or liability of the Company or any of its Subsidiaries or the Stockholder or any of its Affiliates (other than those provisions of such Stockholder Related Party Contracts which expressly survive termination).

(c)    Effective 90 days after the date of written notice, which may not be given more than 30 days prior to the second anniversary of Closing, either the Stockholder or Parent, by written notice to the other, can cause the other party to terminate any (or all) Stockholder Related Party Contracts (other than any Ancillary Agreement and any Contracts set forth on Exhibit C Part 2), without any further obligation or liability of the Company or any of its Subsidiaries or the Stockholder or any of its Affiliates (other than those provisions of such Stockholder Related Party Contracts which expressly survive termination). Nothing herein shall prohibit any party to any Stockholder Related Party Contract from otherwise terminating such Contract in accordance with its terms.

Section 4.05. No Solicitation; Support Of Acquisition Proposals.

(a)    From the date of this Agreement until the earlier of (i) the Effective Time and (ii) the date of the termination of the Merger Agreement, the Stockholder agrees that it shall not, and shall cause each of its Affiliates, and its and their respective Representatives not to, directly or indirectly (1) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal, (2) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that the Stockholder knows, or should reasonably be expected to know, is seeking to make, or has made, a Company Acquisition Proposal, (3) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person, with respect to the voting of any shares of Company Common Stock in connection with any vote or other action on any matter relating to a Company Acquisition Proposal, other than to recommend that the stockholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby as otherwise expressly provided in this Agreement, (4) approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, or allow any of its Affiliates to enter into, a merger agreement, letter of intent, term sheet, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, voting, profit capture, tender or other similar contract providing for, with respect to, or in connection with, or that is intended to or would reasonably be expected to result in, any Company Acquisition Proposal, or (5) agree or publicly propose to do any of the foregoing; provided that to the extent the Board of Directors of the Company has determined that an unsolicited bona fide Company Acquisition Proposal from a Third Party is or is reasonably likely to result in a Company Superior Proposal, if the Company is negotiating, discussing or providing information to such Third Party pursuant to Section 6.03(b) of the Merger Agreement, then, notwithstanding clauses (1) and (2) above, the Stockholder, its Affiliates and their Representatives may also engage in negotiations or discussions with, and provide information to, such Third Party at the request of the Company Special Committee. The Stockholder and its Affiliates, and its and their respective Representatives, shall immediately cease and cause to be terminated all discussions or negotiations with any Third Party conducted heretofore (other than with Parent) with respect to any Company Acquisition Proposal. The Stockholder agrees to promptly (and in any event within 24 hours) notify Parent after receipt by it of a Company Acquisition Proposal or any indication to it that any Person is considering making a Company Acquisition Proposal or any request of the Stockholder for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that that the Stockholder knows, or should reasonably be expected to know, is seeking to make, or has made, a Company Acquisition Proposal and to keep Parent fully informed of the status and details of the material terms of any such Acquisition Proposal, indication or request.

(b)    For the avoidance of doubt, for the purposes of this Section 4.05, any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of the Stockholder.

Section 4.06. Notice Of Acquisitions. The Stockholder agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) orally and in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof (in each case other than Ordinary Course Securities).

Section 4.07. Stockholder Trademark Phase-out. The parties hereto acknowledge and agree that certain Trademark License Agreement, by and between the Stockholder and the Company, dated June 22, 2005 (the “Stockholder Trademark License Agreement”) shall terminate effective as of the Closing and the provisions of the Stockholder Trademark License Agreement that apply by its terms following a termination (including Section 7.4) shall apply following such termination; provided that, notwithstanding anything in the Stockholder Trademark License Agreement to the contrary, the Stockholder and Parent acknowledge and agree that the reference to “twelve (12) months” in Section 7.4 of the Stockholder Trademark License Agreement shall be deemed to be replaced by “twenty four (24) months”. Parent agrees that notwithstanding anything to the contrary in the Stockholder Trademark License Agreement, Parent (and not the Stockholder) shall bear any destruction or removal costs for the “Name” (as defined therein) or other costs associated with the phase out of the existing Ameritrade brand and implementation of the Schwab brand.

Section 4.08. Regulatory Cooperation.

(a)    The Stockholder agrees to use reasonable best efforts to (i) prepare and file as promptly as possible and in any event no later than thirty (30) days after the date of the Merger Agreement all necessary Filings to be filed by the Stockholder and its Affiliates in connection with the Regulatory Approvals (as defined in the Side Letter) including, for clarity, not withdrawing any Filings referred to in this Section 4.08(a) and resubmitting any such Filings referred to in this Section 4.08(a) as soon as reasonably practicable in the event such Filings are rejected for any reason by the Federal Reserve Board or any other relevant Governmental Authority; provided that any Filing with respect to the HSR Act or the approval of the OCC under 12 CFR Section 5.53 to enter into the IDA

Amendment shall be made promptly after any determination that such approval is required and (ii) to obtain all Consents, including the Regulatory Approvals, required to be obtained from the Federal Reserve Board and any other Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions. To the extent permitted by Applicable Law, the Stockholder shall deliver as promptly as practicable to the Federal Reserve Board or any other appropriate Governmental Authorities any additional information and documentary material that may be requested by the Federal Reserve Board or any other Governmental Authority in connection with the Transactions. Without limiting the foregoing, none of the Stockholder or its respective Affiliates shall extend any waiting period or comparable period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of each of Parent and the Company (which shall not be unreasonably withheld, conditioned or delayed).

(b)    Parent shall reasonably cooperate with and assist (including providing information) the Stockholder in connection with (i) preparing and filing as promptly as practicable after the date of the Merger Agreement any Filings referred to in Section 4.08(a) and (ii) obtaining any Consent referred to in Section 4.08(a) in connection with the Transactions.

(c)    Each of Parent and the Stockholder shall, to the extent permitted by Applicable Law (i) promptly notify the other party of any written communication made or received by Parent or the Stockholder, as applicable, to or with the Federal Reserve Board or any Federal Reserve Bank or with any Governmental Authority relating to any Filings required to be filed by the Stockholder or any of its Affiliates in connection with the Transactions (the “Stockholder Filings”), and, if permitted by Applicable Law and reasonably practical, permit the other party to review in advance any proposed written communication to any such Governmental Authority relating to any such Stockholder Filing and incorporate the other party’s (and any of its outside counsel’s) (or the Company’s (and any of its outside counsel’s), as applicable) reasonable comments to such proposed written communication, (ii) not agree to participate in any in-person meeting or substantive discussion with the Federal Reserve Board or any Federal Reserve Bank or any other Governmental Authority in respect of any such Stockholder Filing, or any investigation or inquiry relating to any such Stockholder Filing unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend or participate, as applicable, and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to any Stockholder Filing. Any materials provided in connection with Section 4.08 of this Agreement may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 4.08 as “outside counsel only.”

(d)    The Stockholder shall reasonably cooperate with and assist (including providing information) the Company and Parent in connection with (i) preparing and filing as promptly as practicable with any Governmental Authority all Filings to be filed by the Company or any of its Affiliates or Parent or any of its Affiliates in connection with the Transaction and (ii) obtaining any Consent in connection with the Transactions.

(e)    In the event any Proceeding by any Governmental Authority or other Third Party is commenced which questions the validity or legality of, or otherwise challenges, the Transactions, or seeks damages in connection therewith, the parties hereto shall reasonably cooperate and use reasonable best efforts to defend against such Proceeding, and, if an injunction or other Order is issued in any such Proceeding, use reasonable best efforts to have such injunction or other Order lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions; provided, that, unless the Stockholder elects to do so, nothing in this Agreement shall require the Stockholder to commence any litigation against, or defend any litigation commenced by, any Governmental Authority.

(f)    Without limiting the foregoing and notwithstanding anything to the contrary in the confidentiality agreement between Parent and the Stockholder, dated as of January 18, 2019, (i) the Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure relating to the Transactions, including in the Joint Proxy Statement/Prospectus, the Stockholder’s identity and ownership of the Covered Stockholder Shares and the nature of the Stockholder’s obligations under this Agreement and (ii) Parent hereby authorizes the Stockholder and its Affiliates to publish and disclose the nature of the Stockholder’s obligations under this Agreement in filings with the SEC and Canadian securities regulators, including pursuant to Schedule 13D; provided in each case that the disclosing party shall permit the other party to review in advance any proposed announcement or disclosure and incorporate consider the other party’s (and any of its outside counsel’s) reasonable comments thereto.

Section 4.09 Terms of the Merger Agreement. Notwithstanding anything herein to the contrary, the Stockholder acknowledges and agrees that it is not a party to the Merger Agreement and it has no rights under any provision thereof, except for the Stockholder’s rights on the terms and conditions set forth therein (i) to receive the Merger Consideration with respect to the shares of Company Common Stock that it Beneficially Owns pursuant to the Merger Agreement as in effect as of the date of this Agreement (or as may be amended following such date in accordance with the terms of the Side Letter) and (ii) as an express third-party beneficiary to enforce the provisions of Sections 8.10(a) to 8.10(c) of the Merger Agreement to the extent related to the Stockholder.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time and (b) the Expiration Date. Upon the termination of this Agreement, neither party hereto shall have any further obligations or liabilities hereunder; provided that neither the provisions of this Section 5.01 nor the termination of this Agreement shall (i) relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, (ii) relieve any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement or (iii) if this Agreement terminates because the Effective Time has occurred, terminate the obligations under Section 4.01, Section 4.04(b), Section 4.04(c), Section 4.07, Section 4.08(b), Section 4.08(e), Section 4.08(f) or Article 5, in each case, except as such obligations specifically terminate in accordance with the terms of such Sections.

Section 5.02. No Agreement As Director or Officer. Notwithstanding any provision in this Agreement to the contrary, (a) nothing in this Agreement shall limit or restrict any officer, director or other Representative of the Stockholder in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such capacity in such person’s sole discretion on any matter and (b) the taking of any actions (or any failures to act) by any officer, director or other Representative of the Stockholder in his or her capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

Section 5.03. No Ownership Interest. The Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to the Covered Stockholder Shares shall remain vested in and belong to the Stockholder and its applicable controlled Affiliates, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of the Covered Stockholder Shares. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of Applicable Law.

Section 5.04. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

(i)	if to Parent to:

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Attention: Peter Crawford

Peter Morgan

Email: peter.crawford@schwab.com

peter.morgan@schwab.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	William L. Taylor
Lee Hochbaum
Facsimile:	(212) 701-5133
E-mail:	william.taylor@davispolk.com

lee.hochbaum@davispolk.com

and

(ii)	if to the Stockholder to:

The Toronto-Dominion Bank

66 Wellington Street West

4th Floor, TD Tower

Toronto, Ontario

Canada M5K 1A2

Attention: Ellen Patterson, Group Head and General Counsel

Email: Ellen.Patterson@td.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:	Lee A. Meyerson
Ravi Purushotham
Matt Rogers
Facsimile:	(212) 455-2502
E-mail:	lmeyerson@stblaw.com
rpurushotham@stblaw.com
mrogers@stblaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 5.05. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any Applicable Law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section. References to a section in the Merger Agreement shall be to such section in the Merger Agreement as in effect on the date hereof.

Section 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.07. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 5.08 Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, on behalf of itself or its property, in accordance with Section 5.04 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 5.08(a) shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), in the event any dispute arises out of this Agreement, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent and the

Stockholder agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.08(b).

Section 5.09. Amendment; Waiver.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 5.10. Remedies. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except to the extent this Agreement is terminated in accordance with Section 5.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 5.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages and (y) nothing contained in this Section 5.10 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 5.10 before pursuing damages nor shall the commencement of any action pursuant to this Section 5.10 or anything contained in this Section 5.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 5.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 5.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.12. Successors And Assigns; Third Party Beneficiaries. Other than to a transferee pursuant to a Permitted Transfer (which, for the avoidance of doubt, will not relieve the Stockholder of its obligations hereunder), neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by a party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 5.13. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Walter W. Bettinger II
	Name:	Walter W. Bettinger II
	Title:	President and Chief Executive Officer

THE TORONTO-DOMINION BANK

By:	/s/ Riaz Ahmed
	Name:	Riaz Ahmed
	Title:	Group Head and Chief Financial Officer

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

EXHIBIT A

OWNERSHIP OF EXISTING STOCKHOLDER SHARES

Beneficial Owner	Number of Existing Stockholder Shares
Stockholder	233,993,484

EXHIBIT B

STOCKHOLDER CONSENTS AND APPROVALS

(a) Stockholder shall have received all necessary approvals from the Federal Reserve Board for the acquisition of the shares of Parent Common Stock that are to be issued to Stockholder in the Merger pursuant to the Merger Agreement.

(b) Stockholder shall have received from the Federal Reserve Board a determination or, as determined by Stockholder in its sole discretion, other acceptable confirmation, that the consummation of the Merger and the transactions contemplated thereby will not result in Stockholder being deemed to “control” Parent (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA) following consummation of the Merger and the other transactions contemplated thereby.

(c) To the extent required by the OCC, Stockholder shall have received the approval of the OCC under 12 CFR Section 5.53 to enter into the IDA Amendment.

(d) To the extent applicable, any waiting period or periods under the HSR Act with respect to the issuance of Parent Common Stock to Stockholder and its Affiliates shall have expired or been terminated.

EXHIBIT C

STOCKHOLDER RELATED PARTY CONTRACTS

Section 3.06

The agreements listed in Section 4.19(a)(xvi) of the Company Disclosure Schedules (Related Party Contracts) as in effect on the date hereof that the Stockholder and/or its Affiliates are a party thereto.

Section 4.04

Part 1 – Terminated at Closing

All Contracts relating primarily to the Common Stock such as stockholders agreements, registration rights agreements and other similar agreements, other than any Ancillary Agreement.

Part 2 – No Early Termination

Transition Services Agreement by and between the Company and TD Bank, N.A. as amended from time to time

Trading Platform Hosting and Services Agreement by and between TD Waterhouse Canada Inc., thinkorswim Canada Inc., the Company and thinkorswim Group Inc.

Nothing herein shall prohibit any party to the contracts listed above in Part 2 from otherwise terminating such Contract in accordance with its terms.

Annex D

Execution Version

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 24, 2019, by and among The Charles Schwab Corporation, a Delaware corporation (“Parent”), and each of the Persons listed on Exhibit A hereto (each a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, TD Ameritrade Holding Corporation, a Delaware corporation (the “Company”), Parent and Americano Acquisition Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof and a copy of which is attached as Exhibit B hereto (the “Merger Agreement”), pursuant to which, among other things, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration, as specified in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner (as defined herein) of the shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A hereto (all shares of Company Common Stock Beneficially Owned by a Stockholder set forth on Exhibit A hereto, the “Existing Shares”);

WHEREAS, the consummation of the Merger requires receipt of the Company Stockholder Approval;

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to such Stockholder’s Covered Shares (as defined herein); and

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Company Special Committee, has unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, understanding that the execution and delivery of this Agreement by each Stockholder is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.01. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement in effect on the date hereof. The following capitalized terms, as used in this Agreement, shall have the following meanings:

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Covered Shares” means, with respect to a Stockholder, such Stockholder’s Existing Shares, (i) plus any shares of Company Common Stock or other capital stock of the Company and any shares of Company Common Stock or other capital stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other capital stock of the Company, in each case, that such Stockholder has or acquires Beneficial Ownership of on or after the date hereof, and (ii) less any shares of Company Common Stock Transferred pursuant to a Permitted Transfer or subject to a Foreclosure.

“Expiration Date” means the earliest of (a) the date and time on which the Merger Agreement shall have been, without the prior written consent of the Stockholders, amended or supplemented, or any provision thereof waived, in a manner (i) that changes the form of or amount of Merger Consideration payable in respect of any Covered Shares (other than, for the avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement) or (ii) that is in any way material and adverse to any of the Stockholders, (b) the date and time on which the Merger Agreement is terminated in accordance with its terms, (c) the date and time on which the Company Stockholder Approval is obtained and (d) the date and time on which a Company Adverse Recommendation Change is made.

“Permitted Transfer” means, with respect to any Stockholder, a Transfer of such Stockholder’s Covered Shares (a) to any of its Affiliates, (b) to any other Person to whom Parent has consented with respect to a Transfer by such Stockholder in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), (c)(i) to any member of any Stockholder’s family or to a trust solely for the benefit of any Stockholder and/or any member of any Stockholder’s family or (ii) upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the Applicable Laws of intestate succession, (d) if such Stockholder is a trust, any beneficiary of such trust, (e) to any Person for bona fide estate planning purposes, (f) in connection with any arrangement set forth on Schedule 1 attached hereto (including any current or future Transfers of Covered Shares related to such arrangements) or (g) to any other Stockholder; provided that (x) in the case of clause (a), such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer and (y) in the case of clauses (a) through (e), prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of such Stockholder’s Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to such Covered Shares, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of itself and such Covered Shares as such Stockholder shall have made hereunder. For the avoidance of doubt, any recipient or transferee of any Stockholder’s Covered Shares pursuant to a Permitted Transfer may Transfer any and all Covered Shares that were Transferred to such transferee to its own Permitted Transferee(s) in accordance with the terms and subject to the conditions of this Agreement, as if such permitted Transferee were a “Stockholder”.

“Representatives” means, with respect to a Person, such Person’s controlled Affiliates (other than the Company and its Subsidiaries) and its and their respective officers, directors, employees, agents and advisors.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise); provided that a foreclosure on the Covered Shares pledged pursuant to any arrangements described on Schedule 1 attached hereto in the event of a default thereunder (a “Foreclosure”) shall be deemed not to be a Transfer.

ARTICLE 2

VOTING

Section 2.01. Agreement To Vote.

(a)    Each Stockholder (severally and not jointly) hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon or consent thereto:

(i)    appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)    vote (or cause to be voted), in person or by proxy, all of such Stockholder’s Covered Shares: (A) in favor of (1) the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and (2) any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there is not a quorum or sufficient votes for approval of the matters on the date on which such meeting is held to vote upon any of the foregoing matters, (B) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement and (C) against any Company Acquisition Proposal (other than the Merger and the transactions contemplated by the Merger Agreement) or Company Superior Proposal .

(b)    Each Stockholder (severally and not jointly) hereby (i) waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of Delaware Law) in connection with the Merger and (ii) agrees (A) not to commence or participate in and (B) to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions (for the avoidance of doubt, participating in the defense of such claims is not prohibited).

Section 2.02. No Inconsistent Agreements. Each Stockholder (severally and not jointly) hereby covenants and agrees that, except for this Agreement, no such Stockholder has (a) entered into, or shall enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Covered Shares or (b) granted, or shall grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to such Stockholder’s Covered Shares (except pursuant to Section 2.03 or pursuant to any irrevocable proxy card delivered to the Company directing that such Stockholder’s Covered Shares be voted in accordance with Section 2.01); provided, however, that this Section 2.02 shall not preclude such Stockholder from Transferring such Stockholder’s Covered Shares pursuant to a Permitted Transfer.

Section 2.03. Proxy. Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact Parent and any Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote such Stockholder’s Covered Shares in accordance with Section 2.01 at the Company Stockholder Meeting and at any annual or special meetings of stockholders of the Company (or adjournments or postponements thereof) prior to the termination of this Agreement in accordance with Section 5.01 at which any of the matters described in Section 2.01 is to be considered; provided, however, that such Stockholder’s grant of the proxy contemplated by this Section 2.03 shall be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company at least five Business Days prior to the meeting at which any of the matters described in Section 2.01 is to be considered a duly executed irrevocable proxy card (provided that sensitive information such as account numbers may be redacted from the proxy card provided to Parent) validly directing that such Stockholder’s Covered Shares be voted in accordance with Section 2.01; provided, further, for the avoidance of doubt, that such proxy and voting and related rights are expressly limited to those matters set forth in Section 2.01 that are presented for consideration to the Company’s stockholders generally, and each Stockholder shall retain at all times the to vote such Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Stockholder’s sole discretion and without any other limitation on any other matters. This proxy contemplated hereby, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the termination of this Agreement in accordance with Section 5.01, at which time any such proxy shall automatically terminate. Parent may terminate this proxy with respect to such Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Stockholder (severally and not jointly) hereby represents and warrants to Parent as follows as of the date hereof:

Section 3.01. Authorization; Validity of Agreement. If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. If such Stockholder is married and such Stockholder’s Covered Shares constitute community property under Applicable Law, this Agreement has been duly authorized (to the extent authorization is required), executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, subject to the Bankruptcy and Equity Exceptions.

Section 3.02. Ownership. As of the date hereof, (a) such Stockholder’s Existing Shares set forth opposite such Stockholder’s name on Exhibit A are Beneficially Owned by such Stockholder, free and clear of any encumbrances other than (w) pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws, (x) encumbrances that would not materially impair such Stockholder’s ability to perform its obligations under this Agreement, (y) customary encumbrances pursuant to the terms of any custody or similar agreement applicable to Covered Shares held in brokerage accounts or (z) encumbrances that are related to any instrument set forth on Schedule 1 attached hereto. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Company Common Stock (or any other equity interests of the Company) Beneficially Owned or owned of record by such Stockholder.

Section 3.03. No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (a) conflict with or violate any Applicable Law or if applicable, any certificate or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of such Stockholder, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any encumbrance upon any of the properties or assets of such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Stockholder is a party, or by which it or any of its properties or assets may be bound except, in the case of clauses (a) or (b) as would not, individually or in the aggregate, reasonably be expected to materially impair such Stockholder’s ability to perform its obligations hereunder.

Section 3.04. Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filing of any required reports or other information with the SEC or any actions or filings the absence of which would not reasonably be expected to materially impair the such Stockholder’s ability to perform its obligations hereunder.

Section 3.05. Absence of Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before (or, in the case of threatened Proceedings, that would be before) any Governmental Authority, that has had or would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or that, to such Stockholder’s knowledge, in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions.

Section 3.06 Adequate Information. Such Stockholder is a sophisticated holder with respect to such Stockholder’s Covered Shares and has adequate information concerning the transactions contemplated by the Merger Agreement and concerning the business and financial condition of the Company and Parent to make an informed decision regarding the matters referred to herein and has independently, without reliance upon the Company, Parent, any of their Affiliates or any of the respective Representatives of the foregoing, and based on such information as such Stockholder has deemed appropriate, made such Stockholder’s own analysis and decision to enter into this Agreement.

Section 3.07 . Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 3.08. Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE 4

OTHER COVENANTS

Section 4.01. Prohibition On Transfers; Other Actions. Until the termination of this Agreement in accordance with Section 5.01 and except in connection with a Transfer of any Covered Shares related to the arrangements set forth on Schedule 1 attached hereto, each Stockholder (severally and not jointly) agrees that it shall not Transfer any of such Stockholder’s Covered Shares or Beneficial Ownership thereof unless such Transfer is a Permitted Transfer. Any Transfer in violation of this provision shall be void ab initio. No Stockholder shall request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any of such Stockholder’s Covered Shares and each Stockholder hereby consents to the entry of stop transfer instructions by the Company of any transfer of the Covered Shares, unless such transfer is a Permitted Transfer or in connection with a Foreclosure; provided that any such stop transfer instructions shall be immediately and automatically withdrawn and terminated by the Company following the earlier to occur of (a) the Expiration Date and (b) the Effective Time.

Section 4.02. Stock Dividends, Etc. In the event of any change in the Company Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.03. No Solicitation; Support Of Acquisition Proposals.

(a)    From the date of this Agreement until the earlier of (i) the Effective Time and (ii) the Expiration Date, each Stockholder (severally and not jointly) agrees that it shall not, directly or indirectly (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal or (ii) enter into or participate in any discussions or negotiations with, furnish any confidential or nonpublic information relating to the Company or any of its Subsidiaries, or knowingly assist, knowingly facilitate or knowingly encourage any effort by, any Third Party that such Stockholder knows is seeking to make, or has made, a Company Acquisition Proposal. Each Stockholder shall immediately cease and cause to be terminated all discussions or negotiations with any Third Party conducted heretofore (other than with Parent) with respect to any Company Acquisition Proposal. Notwithstanding clause (ii) above, each Stockholder may (and may permit such Stockholder’s controlled Affiliates and such Stockholder’s and such Stockholder’s controlled Affiliates’ Representatives to) participate in discussions and negotiations with, provide information and data to and otherwise facilitate any Person making a Company Acquisition Proposal (or its Representatives) with respect to such Company Acquisition Proposal if (i) the Company is engaging in discussions or negotiations with such Person in accordance with Section 6.03 of the Merger Agreement and (ii) such Stockholder’s negotiations, discussions, provision of information or data or other facilitation are in conjunction with and ancillary to the Company’s discussions and negotiations.

(b)    For the avoidance of doubt, for the purposes of this Section 4.03, any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of any Stockholder.

Section 4.04. Notice Of Acquisitions. Each Stockholder (severally and not jointly) agrees to notify Parent as promptly as reasonably practicable orally and in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof. For purposes of the preceding sentence, information included in filings of such Stockholder made with the SEC and publicly available on EDGAR shall be deemed to have been timely provided to the Company.

Section 4.05. Announcements. Each Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure relating to the Transactions, including in the Joint Proxy Statement/Prospectus, the Stockholders’ aggregate ownership of the Stockholders’ Covered Shares and the nature of the Stockholders’ obligations under this Agreement, subject to the Stockholders’ review and consent (not to be unreasonably withheld) of any such announcement or disclosure.

Section 4.06. Post-Closing Integration. Parent commits in good faith to seek to maintain, from the Closing Date through the second anniversary of the Closing Date, a level of employment in Nebraska comparable to the Company’s level of employment in Nebraska at the Closing Date, taking into account voluntary attrition and transaction-related integration plans.

Section 4.07 S-4 Registration. Parent shall prepare and file the Registration Statement on Form S-4 to cover the registration of the shares of Parent Common Stock to be issued to each of the Stockholders pursuant to the Merger.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time and (b) the Expiration Date, at which time this Agreement, and all rights and obligations of the parties hereunder, shall automatically and simultaneously terminate and be of no further force or effect without liability of any party to the other, and none of the parties shall have any further obligations or liabilities hereunder; provided that neither the provisions of this Section 5.01 nor the termination of this Agreement shall relieve any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement (x) occurring prior to termination of this Agreement and (y) which breach was the consequence of an action (or omission) by a party hereto with actual knowledge that such action (or omission) would be a material breach of this Agreement; and provided further that (i) Section 4.06, and the all rights and obligations of the parties thereunder, shall survive the Effective Time and (ii) Article 5 shall survive the termination of this Agreement pursuant to this Section 5.01.

Section 5.02. No Agreement As Director or Officer. Notwithstanding any provision in this Agreement to the contrary, (a) nothing in this Agreement shall limit or restrict a Stockholder, or any officer, director or other Representative of such Stockholder, in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such capacity in such person’s sole discretion on any matter and (b) the taking of any action (or any failures to act) by any Stockholder or any officer, director or other Representative of such Stockholder in his or her capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement. The terms and conditions of this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of the company.

Section 5.03. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. Each Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. All rights and all ownership and economic benefits of and relating to such Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder and its applicable controlled Affiliates, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Stockholder’s Covered Shares or in the exercise of such Stockholder’s rights as a shareholder of the Company. Nothing in this Agreement shall be interpreted (i) as creating or forming a “group” with any other Person, including Parent or any other Stockholder, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of Applicable Law or (ii) as causing any other Person, including Parent or any other Stockholder, to be an affiliated stockholder or to have voting power, “control” or “beneficial ownership” over any Stockholder’s Covered Shares.

Section 5.04. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

(i)    if to Parent, to the applicable address (and with a copy (which shall not constitute notice)) set forth in Section 11.01 of the Merger Agreement.

and

(ii)    if to a Stockholder, to the applicable address set forth opposite such Stockholder’s name on Exhibit A hereto, in each case with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:	Faiza J. Saeed, Esq.
Ting S. Chen, Esq.
Email:	fsaeed@cravath.com
tchen@cravath.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 5.05. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any Applicable Law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

Section 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.07. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 5.08 Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, on behalf of itself or its property, in accordance with Section 5.04 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 5.08(a) shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), in the event any dispute arises out of this Agreement, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent and the Stockholders agree that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.08(b).

Section 5.09. Amendment; Waiver.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 5.10. Remedies. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except to the extent this Agreement is terminated in accordance with Section 5.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 5.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages and (y) nothing contained in this Section 5.10 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 5.10 before pursuing damages nor shall the commencement of any action pursuant to this Section 5.10 or anything contained in this Section 5.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 5.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 5.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.12. Successors And Assigns; Third Party Beneficiaries. Other than to a transferee pursuant to a Permitted Transfer (which, for the avoidance of doubt, will not relieve a Stockholder of its obligations hereunder), neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by a party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 5.13. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by, with respect to the Parent, the party incurring such cost or expense and, with respect to the Stockholders, the Company pursuant to the Indemnification Agreement dated as of the date hereof, among the Stockholders and the Company.

Section 5.14 Existing Registration Rights Agreement. Effective as of the Closing, all rights and obligations of the Stockholders under that certain Registration Rights Agreement, dated September 18, 2017, by and among the Company, The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), TD Luxembourg International Holdings S.à r.l., a Luxembourg company and an indirect wholly owned subsidiary of TD, and certain other persons party thereto will terminate.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Walter W. Bettinger II
	Name:	Walter W. Bettinger II
	Title:	President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

/s/ J. Joe Ricketts
J. Joe Ricketts, individually

/s/ Marlene M. Ricketts
Marlene M. Ricketts, individually and as trustee of each of the (a) Marlene M. Ricketts Two Year AMTD GRAT, (b) Marlene M. Ricketts Three Year AMTD GRAT, (c) Marlene M. Ricketts Five Year AMTD GRAT, (d) Marlene M. Ricketts 2019 Two Year AMTD GRAT, (e) Marlene M. Ricketts 2019 Three Year AMTD GRAT and (f) Marlene M. Ricketts 2019 Five Year AMTD GRAT

Marlene M. Ricketts 1994 Dynasty Trust By: RPTC, Inc., as trustee

By:	/s/ Alfred Levitt
	Name:	Alfred Levitt
	Title:	Secretary and Trust Officer

J. Joe Ricketts 1996 Dynasty Trust GST Exempt By: RPTC, Inc., as trustee

By:	/s/ Alfred Levitt
	Name:	Alfred Levitt
	Title:	Secretary and Trust Officer

J. Joe Ricketts 1996 Dynasty Trust By: RPTC, Inc., as trustee

By:	/s/ Alfred Levitt
	Name:	Alfred Levitt
	Title:	Secretary and Trust Officer

[Signature Page to Voting and Support Agreement]

EXHIBIT A

OWNERSHIP OF EXISTING SHARES

Beneficial Owner

Number of Existing Shares
(Company Common Stock)

Each Stockholder confirms that
there is no overlap between any
Existing Shares in the box opposite
such Stockholder’s name and the
Existing Shares in any other box.

		Address for Notice
J. Joe Ricketts	32,686,808	4503 West Virginia Avenue Bethesda, MD 20814 Attention: Alfred Levitt Email: alevitt@hugollc.com Phone: 301-452-9230

Marlene M. Ricketts	13,873,875[1]	Same as above.

Marlene M. Ricketts 1994 Dynasty Trust	1,186,112	Same as above.

J. Joe Ricketts 1996 Dynasty Trust GST Exempt	1,334,354	Same as above.

J. Joe Ricketts 1996 Dynasty Trust	2,852,334	Same as above.

[1]	Includes all Company Common Stock Beneficially Owned by Marlene M. Ricketts, including through one or more trusts.

Annex E

Execution Version

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 24, 2019, by and among TD Ameritrade Holding Corporation, a Delaware corporation (“Company”), and each of the Persons listed on Exhibit A hereto (each a “Stockholder” and, collectively, the “Stockholders”). The obligations of each Stockholder hereunder shall be several and not joint.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, The Charles Schwab Corporation, a Delaware corporation (the “Parent”), the Company and Americano Acquisition Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof and a copy of which is attached as Exhibit B hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into the right to receive the Merger Consideration, as specified in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner (as defined herein) of the shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) set forth opposite such Stockholder’s name on Exhibit A hereto (all shares of Parent Common Stock held by a Stockholder, the “Existing Shares”);

WHEREAS, the consummation of the Merger requires receipt of the Parent Stockholder Approval;

WHEREAS, as a condition and inducement to the Company entering into the Merger Agreement, the Company has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to such Stockholder’s Covered Shares (as defined herein); and

WHEREAS, the Board of Directors of Parent has unanimously approved, adopted and declared advisable the Merger Agreement, including the Parent Share Issuance and the Parent Charter Amendment, and the transactions contemplated thereby, understanding that the execution and delivery of this Agreement by each Stockholder is a material inducement and condition to the Company’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.01. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement in effect on the date hereof. The following capitalized terms, as used in this Agreement, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes hereof, Parent and its Subsidiaries and its or their controlled Affiliates shall be deemed not to be Affiliates of the Stockholder. For purposes hereof, neither the Charles and Helen Schwab Foundation nor Charles R. Schwab Foundation for Financial Freedom, both Delaware non-profit organizations, (together, the “Foundations”) will be deemed to be an Affiliate of any Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act; provided, that, for purposes hereof, a Stockholder shall not be deemed to the Beneficial Owner of any shares of Parent Common Stock or other capital stock of Parent solely by reason of having the right to acquire Beneficial Ownership of such shares or capital stock within sixty days. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning. For purposes hereof, no Stockholder will be deemed to Beneficially Own any shares Beneficially Owned by either of the Foundations.

“Covered Shares” means, with respect to a Stockholder, such Stockholder’s Existing Shares, (i) together with any shares of Parent Common Stock or other capital stock of Parent and any shares of Parent Common Stock or other capital stock of Parent issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Parent Common Stock or other capital stock of Parent, in each case, that such Stockholder has or acquires Beneficial Ownership of on or after the date hereof, and (ii) less any such shares of Parent Common Stock disposed of pursuant to a Permitted Transfer.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

“Expiration Date” means the date on which the Merger Agreement is terminated in accordance with its terms.

“Family Member” means (i) Stockholder and Stockholder’s spouse, individually; (ii) any descendant, niece or nephew of Stockholder; (iii) any charitable organization created and primarily funded by any one or more individuals described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in (i), (ii) or (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in (i), (ii), (iii) or (iv) above.

“Permitted Transfer” means, with respect to any Stockholder, (a) a Transfer of such Stockholder’s Covered Shares to any of its Affiliates, (b) a Transfer of Covered Shares of such Stockholder to any other Person to whom the Company has consented with respect to a Transfer by such Stockholder in advance in writing (c) a Transfer of Covered Shares by such Stockholder (i) to any Family Member of such Stockholder or to a trust solely for the benefit of such Stockholder and/or any Family Member of such Stockholder or (ii) upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the Applicable Laws of intestate succession or (d) any Transfer by such Stockholder set forth opposite such Stockholder’s name on Exhibit C, provided that (x) in the case of clause (a), such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer and (y) in the case of clauses (a), (b) and (c), prior to the effectiveness of such Transfer, such transferee executes and delivers to the Company a written agreement, in form and substance reasonably acceptable to the Company, to assume all of such Stockholder’s obligations hereunder in respect of such Stockholder’s Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to such Covered Shares, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of itself and such Covered Shares as such Stockholder shall have made hereunder, and such Stockholder will be responsible for any breach by the transferee of such agreement. In the event of any Transfer would qualify as a Permitted Transfer under more than one clause of clauses (a) – (d), the Stockholder may elect the clause to which such Transfer is subject for purposes of complying with this Agreement.

“Representatives” means, with respect to a Person, its officers, directors, employees, agents and advisors.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.01. Agreement To Vote.

(a)    Each Stockholder (severally and not jointly) hereby irrevocably and unconditionally agrees that during the term of this Agreement, at Parent Stockholder Meeting and at any other meeting of the stockholders of Parent, however called, including any adjournment or postponement thereof, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Covered Shares are entitled to vote thereon or consent thereto:

(i)    appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)    vote (or cause to be voted), in person or by proxy, all of such Stockholder’s Covered Shares: (A) in favor of (1) the approval of the Parent Share Issuance and the Parent Charter Amendment and (2) any action reasonably requested by the Company in furtherance of Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the stockholders of Parent at which any of the foregoing matters are submitted for consideration and vote of the stockholders of Parent to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement, or of such Stockholder contained in this Agreement; and (C) against any Parent Acquisition Proposal (other than the Merger and the transactions contemplated by the Merger Agreement) or Parent Superior Proposal.

(b)    Each Stockholder (severally and not jointly) hereby (i) waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of Delaware Law) in connection with the Merger and (ii) agrees (A) not to commence or participate in and (B) to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective controlled Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of Parent in connection with this Agreement, the Merger Agreement or the Transactions.

(c)    The obligations of each Stockholder specified in this Section 2.01 shall apply whether or not the Merger, the Parent Share Issuance, the Parent Charter Amendment or any action described above is recommended by the Board of Directors of Parent (or any committee thereof).

Section 2.02. No Inconsistent Agreements. Each Stockholder (severally and not jointly) hereby covenants and agrees that, except for this Agreement, neither such Stockholder nor any of its controlled Affiliates has (a) entered into, or shall enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Covered Shares, (b) granted, or shall grant at any time while the Merger Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Covered Shares (except pursuant to Section 2.03 or pursuant to any irrevocable proxy card in form and substance reasonably satisfactory to the Company delivered to Parent directing that such Stockholder’s Covered Shares be voted in accordance with Section 2.01) or (c) taken or shall knowingly take any action that would have the effect of making any representation or warranty of such Stockholder contained herein untrue or incorrect or preventing or disabling such Stockholder from performing any of its obligations under this Agreement; provided, however, that this Section 2.02 shall not preclude such Stockholder from Transferring such Stockholder’s Covered Shares pursuant to a Permitted Transfer. Each Stockholder (severally and not jointly) hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder or any of its controlled Affiliates prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares, if any, are not irrevocable and such Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Stockholder’s Covered Shares.

Section 2.03. Proxy. Each Stockholder hereby irrevocably appoints, and at the request of the Company will cause its controlled Affiliates to irrevocably appoint, as its and their proxy and attorney-in-fact the Company and any Person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to vote such Stockholder’s Covered Shares in accordance with Section 2.01 at Parent Stockholder Meeting and at any annual or special meetings of stockholders of Parent (or adjournments or postponements thereof) prior to the termination of this Agreement in accordance with Section 5.01 at which any of the matters described in Section 2.01 is to be considered; provided, however, that such Stockholder’s (and any such controlled Affiliates’) grant of the proxy contemplated by this Section 2.03 shall be effective if, and only if, such Stockholder (or such Affiliate, as applicable) has not delivered to the Secretary of Parent at least ten (10) Business Days prior to the meeting at which any of the matters described in Section 2.01 is to be considered a duly executed irrevocable proxy card in form and substance reasonably acceptable to the Company (provided that sensitive information such as account numbers may be redacted from the proxy card provided to the Company) directing that such Stockholder’s Covered Shares be voted in accordance with Section 2.01. This proxy (and any proxy granted by an Affiliate will be), if it becomes effective, is (or will be, as applicable) coupled with an interest, is (or will be, as applicable) given as an additional inducement of the Company to enter into the Merger Agreement and shall be irrevocable prior to the termination of this Agreement in accordance with Section 5.01, at which time any such proxy shall terminate. Each Stockholder (solely in its capacity as such) shall take such further actions or execute such other instruments (and shall cause its controlled Affiliates to do so) as may be reasonably necessary to effectuate the intent of this proxy. The Company may terminate this proxy with respect to such Stockholder (or any of its controlled Affiliates) at any time at its sole election by written notice provided to such Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Stockholder (severally and not jointly) hereby represents and warrants to the Company as follows as of the date hereof:

Section 3.01. Authorization; Validity of Agreement. If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the Company constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. If such Stockholder is married and such Stockholder’s Covered Shares constitute community property under Applicable Law, this Agreement has been duly authorized (to the extent authorization is required), executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, subject to the Bankruptcy and Equity Exceptions.

Section 3.02. Ownership. Unless Transferred pursuant to a Permitted Transfer, (a) such Stockholder’s Existing Shares are, and all of such Stockholder’s Covered Shares during the term of this Agreement will be, Beneficially Owned by such Stockholder and owned of record by such Stockholder or a controlled Affiliate thereof and (b) such Stockholder or its applicable controlled Affiliate has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of Parent only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, and except as set forth on Exhibit C, such Stockholder’s Existing Shares constitute all of the shares of Parent Common Stock (or any other equity interests of Parent) Beneficially Owned or owned of record by such Stockholder or its controlled Affiliates. Unless Transferred pursuant to a Permitted Transfer, such Stockholder or a controlled Affiliate thereof has and will have at all times during the term of this Agreement sole (or joint together with one or more controlled Affiliates) voting power (including the right to control such vote as contemplated herein), sole (or joint together with one or more controlled Affiliates) power of disposition, sole (or joint together with one or more controlled Affiliates) power to issue instructions with respect to the matters set forth in Article 2, and sole (or joint together with one or more controlled Affiliates) power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Stockholder’s Existing Shares and with respect to all of such Stockholder’s Covered Shares at all times during the term of this Agreement. None of such Stockholder’s Covered Shares are also included as Covered Shares of any other Stockholder.

Section 3.03. No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (a) conflict with or violate any Applicable Law or if applicable, any certificate or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of such Stockholder, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets of such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Stockholder is a party, or by which it or any of its properties or assets may be bound.

Section 3.04. Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder or any of its controlled Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filing of any required reports with the SEC.

Section 3.05. Absence of Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its controlled Affiliates before (or, in the case of threatened Proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or that, to such Stockholder’s knowledge, in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions.

Section 3.06 Adequate Information. Such Stockholder is a sophisticated holder with respect to such Stockholder’s Covered Shares and has adequate information concerning the transactions contemplated by the

Merger Agreement and concerning the business and financial condition of the Company and Parent to make an informed decision regarding the matters referred to herein and has independently, without reliance upon the Company, Parent, any of their controlled Affiliates or any of the respective Representatives of the foregoing, and based on such information as such Stockholder has deemed appropriate, made such Stockholder’s own analysis and decision to enter into this Agreement.

Section 3.07 Merger Agreement. Such Stockholder has received and reviewed a copy of this Agreement and the Merger Agreement, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands and accepts all of the provisions hereof and of the Merger Agreement, including that the consummation of the Merger is subject to the conditions set forth in the Merger Agreement, and as such there can be no assurance that the Merger will be consummated.

Section 3.08. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 3.09. Reliance by The Company. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

Section 3.10 No Company Representations and Warranties. Such Stockholder acknowledges and agrees that neither the Company nor any other Person is making or has made to such Stockholder any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to such Stockholder or made available to such Stockholder in any form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Such Stockholder specifically disclaims that it is relying upon or has relied upon any such representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its controlled Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE 4

OTHER COVENANTS

Section 4.01. Prohibition On Transfers; Other Actions.

(a)     Until the earlier of (i) the termination of this Agreement in accordance with Section 5.01 and (ii) the receipt of the Parent Stockholder Approval, each Stockholder (severally and not jointly) agrees that it shall not, and shall not permit any of its controlled Affiliates to Transfer any of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein (including any voting power with respect thereto) unless such Transfer is a Permitted Transfer. Each Stockholder (severally and not jointly) agrees that it shall not, and shall not permit any of its controlled Affiliates to (x) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (y) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. Neither any Stockholder nor any of its controlled Affiliates shall request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any of such Stockholder’s Covered Shares and each

Stockholder hereby consents, and will cause its controlled Affiliates to consent, to the entry of stop transfer instructions by the Company of any transfer of the Covered Shares, unless such transfer is a Permitted Transfer.

(b)    Notwithstanding anything herein to the contrary, until the termination of this Agreement in accordance with Section 5.01, if, while a controlled Affiliate of a Stockholder (a “Controlled Affiliate”) holds any such Stockholder’s Covered Shares, such Controlled Affiliate would cease to be a controlled Affiliate in relation to such Stockholder, then such Stockholder shall, and shall cause such Controlled Affiliate to, take all actions necessary to Transfer all of such Stockholder’s Covered Shares held by such Person back to such Stockholder or to another Person that is a controlled Affiliate of such Stockholder prior to such Controlled Affiliate ceasing to be a controlled Affiliate in relation to such Stockholder.

(c)    Each Stockholder shall cause its controlled Affiliates to be bound by the applicable terms of this Agreement as if they were parties hereto, including Section 4.01 and Section 4.03, and shall use commercially reasonable efforts to cause its Representatives to comply with the obligations undertaken pursuant to this Agreement. Any violation of this Agreement by any Stockholder’s controlled Affiliates or Representatives shall be deemed to be a violation by such Stockholder of this Agreement.

Section 4.02. Stock Dividends, Etc. In the event of any change in the Parent Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.03. No Solicitation; Support Of Acquisition Proposals.

(a)    From the date of this Agreement until the earlier of (i) the Effective Time and (ii) if the Merger Agreement is terminated in accordance with its terms, the date of such termination, each Stockholder (severally and not jointly) agrees that it shall not, and shall cause each of its controlled Affiliates, and its and their respective Representatives, on their behalf, not to, directly or indirectly (1) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Parent Acquisition Proposal, (2) enter into or participate in any discussions or negotiations related to a Parent Acquisition Proposal with, furnish any nonpublic information relating to Parent or any of its Subsidiaries or afford nonpublic access to the business, properties, assets, nonpublic books or records of Parent or any of its Subsidiaries to, otherwise cooperate with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party with respect to a Parent Acquisition Proposal that such Stockholder knows, or should reasonably be expected to know, is seeking to make, or has made, a Parent Acquisition Proposal, (3) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person, with respect to the voting of any shares of Parent Common Stock in connection with any vote or other action on any matter related to a Parent Acquisition Proposal, other than to recommend that the stockholders of Parent vote in favor of the adoption and approval of the Parent Share Issuance or the Parent Charter Amendment as otherwise expressly provided in this Agreement, (4) approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, or allow any of its controlled Affiliates to enter into, a merger agreement, letter of intent, term sheet, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, voting, profit capture, tender or other similar contract providing for, with respect to, or in connection with, or that is intended to or would reasonably be expected to result in, any Parent Acquisition Proposal, or (5) agree or publicly propose to do any of the foregoing; provided that to the extent the Board of Directors of Parent has determined that an unsolicited bona fide Parent Acquisition Proposal from a Third Party is or is reasonably likely to result in a Superior Proposal, if Parent is negotiating, discussing or providing information to such Third Party pursuant to Section 6.03(b) of the Merger Agreement, then, notwithstanding clauses (1) and (2) above, the Stockholder, its Affiliates and their Representatives may also engage in negotiations or discussions with, and provide information to, such Third Party at the request of Parent. Each Stockholder and its controlled Affiliates, and its and their respective Representatives, shall immediately cease and cause to be terminated all discussions or negotiations with any Third Party conducted heretofore (other than with the Company) with respect to any Parent Acquisition Proposal. Each Stockholder (severally and not jointly) agrees to promptly (and in any event within 24 hours) notify the Company after receipt by such Stockholder of a Parent Acquisition Proposal or any indication to it that any Person is considering making a Parent Acquisition Proposal or any request of such Stockholder for nonpublic information relating to Parent or any of its Subsidiaries or for access to the properties, books or records of Parent or any of its Subsidiaries by any Person that the Stockholder knows, or should reasonably be expected to know, is seeking to make, or has made, a Parent Acquisition Proposal and to keep the Company fully informed of the status and details of the material terms of any such Acquisition Proposal, indication or request.

(b)    For the avoidance of doubt, for the purposes of this Section 4.03, any officer, director, employee, agent or advisor of Parent (in each case, in their capacities as such) shall be deemed not to be a Representative of any Stockholder.

Section 4.04. Notice Of Acquisitions. Each Stockholder (severally and not jointly) agrees to notify the Company as promptly as practicable (and in any event within two business days after receipt) orally and in writing of the number of any additional shares of Parent Common Stock or other securities of Parent of which such Stockholder acquires Beneficial Ownership on or after the date hereof. For purposes of the preceding sentence, information included in filings of such Stockholder on Form 4 and Schedule 13D, and amendments thereto, made with the Securities and Exchange Commission and publicly available on EDGAR shall be deemed to have been timely provided to the Company in satisfaction of this Section 4.04 provided that such filings are made within the time periods required by the Securities and Exchange Commission.

Section 4.05. Further Assurances. From time to time, at the Company’s reasonable request and without further consideration, each Stockholder (severally and not jointly) agrees to cooperate with the Company in making all Filings and obtaining all Consents of Governmental Authorities and Third Parties, to the extent relating to such Stockholder, and to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement and the Merger Agreement. Without limiting the foregoing, each Stockholder hereby authorizes the Company to publish and disclose in any announcement or disclosure relating to the Transactions, including in the Joint Proxy Statement/Prospectus, such Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time and (b) the Expiration Date. Upon the termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities hereunder; provided that neither the provisions of this Section 5.01 nor the termination of this Agreement shall (i) relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, (ii) relieve any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement or (iii) terminate the obligations under Section 2.01(b) or Article 5, in each case, except as such obligations specifically terminate in accordance with the terms of such Sections.

Section 5.02. No Agreement As Director or Officer. Notwithstanding any provision in this Agreement to the contrary, (a) nothing in this Agreement shall limit or restrict a Stockholder, or any officer, director or other Representative of such Stockholder, in his or her capacity as a director or officer of Parent from acting in such capacity or voting in such capacity in such person’s sole discretion on any matter and (b) the taking of any action (or any failures to act) by any Stockholder or any officer, director or other Representative of such Stockholder in his or her capacity as a director or officer of Parent shall not be deemed to constitute a breach of this Agreement.

Section 5.03. No Ownership Interest.

(a)    Each Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to such Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder and its applicable controlled Affiliates, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant the Company any power, sole or shared, to direct or control the voting or disposition of any of such Stockholder’s Covered Shares. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including the Company, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of Applicable Law.

(b)    Certain shares identified on Exhibit A as Existing Shares of Mr. Schwab (but not of Mrs. Schwab) are in fact Beneficially Owned jointly by Mr. Schwab and Mrs. Schwab (and certain shares of Parent Common Stock that become Covered Shares in the future may be Beneficially Owned jointly by Mr. Schwab and Mrs. Schwab). Mr. Schwab and Mrs. Schwab agree jointly and severally to comply with the covenants in this Agreement with respect to such shares, and the parties agree that the fact that the shares are jointly Beneficially Owned rather than solely Beneficially Owned by Mr. Schwab will not be deemed to be a breach of any representation, warranty or covenant set forth in this Agreement so long as Mr. Schwab and Mrs. Schwab so comply as set forth in this sentence.

Section 5.04. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

(i)    if to the Company to:

Strategic Development Committee of the Board of Directors

TD Ameritrade Holding Corporation

200 South 108th Avenue

Attention:    Allan Tessler

E-mail:        atessler@wyom.net

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:    Edward D. Herlihy

                    Matthew M. Guest

                    Jacob A. Kling

Facsimile:   (212) 403-2000

E-mail:        EDHerlihy@WLRK.com

                    MGuest@wlrk.com

                    JAKling@wlrk.com

and

(ii)    if to a Stockholder, to the applicable address set forth opposite such Stockholder’s name on Exhibit A hereto,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 5.05. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any Applicable Law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

Section 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.07. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 5.08 Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, on behalf of itself or its property, in accordance with Section 5.04 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 5.08(a) shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), in the event any dispute arises out of this Agreement, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the Company and the Stockholders agree that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.08(b).

Section 5.09. Amendment; Waiver.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 5.10. Remedies. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except to the extent this Agreement is terminated in accordance with Section 5.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 5.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages and (y) nothing contained in this Section 5.10 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 5.10 before pursuing damages nor shall the commencement of any action pursuant to this Section 5.10 or anything contained in this Section 5.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 5.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 5.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.12. Successors And Assigns; Third Party Beneficiaries. Other than to a transferee pursuant to a Permitted Transfer (which, for the avoidance of doubt, will not relieve a Stockholder of its obligations hereunder except in the case of a Transfer referenced in clause (d) of the term “Permitted Transfer,” and in such case the Stockholder shall be relieved only to the extent relating to the Parent Common Stock so Transferred) ), neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by a party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 5.13. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Stephen J. Boyle
Name: Stephen J. Boyle
Title: Chief Executive Officer

CHARLES R. SCHWAB, in his capacity as a Stockholder and in his capacity as the spouse of Mrs. Schwab

/s/ Charles R. Schwab

HELEN O’NEILL SCHWAB, in her capacity as a Stockholder and in her capacity as the spouse of Mr. Schwab

/s/ Helen O’Neill Schwab

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

EXHIBIT A

OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Number of Existing Shares	Address for Notice
Charles R. Schwab	108,783,084 shares of Parent Common Stock	211 Main Street San Francisco, CA 94105 Attention: Mr. Charles R. Schwab Phone: 415-667-9979
Helen O’Neill Schwab	15,856,645 shares of Parent Common Stock	211 Main Street San Francisco, CA 94105 Attention: Mr. Charles R. Schwab Phone: 415-667-9979

Annex F

EXECUTION VERSION

STOCKHOLDER AGREEMENT

dated as of

November 24, 2019

by and between

THE CHARLES SCHWAB CORPORATION

and

THE TORONTO-DOMINION BANK

F-i

Defined Terms Index

Term	Section
Agreement	Preamble
Company	Preamble
Control Event	5.02
Exchange	2.02(b)
Forced Conversion Event	2.02(c)
Legend	3.03(a)
Merger	Preamble
Merger Agreement	Preamble
Merger Sub	Preamble
Ownership Levels	4.01(b)(vi)
Passive Holder	3.02(b)(ii)
Stockholder	Preamble
TD Ameritrade	Preamble

F-ii

STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT (this “Agreement”), dated as of November 24, 2019, by and between The Charles Schwab Corporation, a Delaware corporation (the “Company”), and The Toronto-Dominion Bank, a Canadian chartered bank (the “Stockholder”).

W I T N E S E T H:

WHEREAS, concurrently with the execution of this Agreement, TD Ameritrade Holding Corporation, a Delaware corporation (“TD Ameritrade”), the Company and Americano Acquisition Corp., a Delaware corporation and a direct, wholly owned Subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into TD Ameritrade (the “Merger”) and each outstanding share of common stock, par value $0.01 per share, of TD Ameritrade will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), as specified in the Merger Agreement;

WHEREAS, pursuant to the Merger, the Stockholder will become the Beneficial Owner of Common Shares;

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Common Shares to be Beneficially Owned by the Stockholder following the Closing, as well as restrictions on certain activities in respect of the Common Shares, corporate governance and other related corporate matters; and

WHEREAS, the Merger Agreement contemplates that this Agreement will be executed concurrently with the execution of the Merger Agreement and, except as specified in Section 6.12, will become effective upon the Closing.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that solely for purposes of this Agreement, (i) neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of the Stockholder, and (ii) neither the Stockholder nor any of its Affiliates shall be deemed to be an Affiliate of the Company.

“Ancillary Agreements” has the meaning set forth in the Merger Agreement.

“Applicable Law(s)” means, with respect to any Person, any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Self-Regulatory Organization that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.

“Assets Under Custody” means (i) for the Company, Client Assets as disclosed in the Company’s SEC filings, using the methodology in effect as of the date of this Agreement, and (ii) for the Stockholder, the aggregate assets under custody by the Stockholder in connection with the provision by its U.S. legal entities of (A) securities brokerage products and services offered to U.S. Retail Investors and registered investment advisors advising U.S. Retail Investors and (B) investment advisory products and services offered to U.S. Retail Investors and registered investment advisors advising U.S. Retail Investors, in each case excluding in this clause (ii) (x) deposits and (y) investment products manufactured by the Stockholder and its Subsidiaries that are not owned by the Stockholder’s or its Subsidiaries’ banking, brokerage or wealth advisory clients in an account at the Stockholder or a Subsidiary thereof.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Securities Exchange Act; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall have correlative meanings.

“BHC Act” means the Bank Holding Company Act of 1956.

“Board” means the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, USA or Toronto, Ontario, Canada are authorized or required by Applicable Law to close.

“Bylaws” means the bylaws of the Company as in effect immediately following the Closing as amended, supplemented, restated or otherwise modified from time to time thereafter.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Change of Control” means (i) during any period of two consecutive years, individuals who at the beginning of such period constituted the Directors (together with any new Directors whose appointment to office or whose nomination for election by the stockholders of the Company was (x) approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose appointment or nomination for election was previously so approved (including pursuant to any merger or other transaction approved by such a majority) or (y) otherwise effected pursuant to the terms of Article 4) cease for any reason to constitute a majority of the Directors then in office, (ii) a merger or consolidation of the Company with or into another Person, or the merger or consolidation of another Person with or into the Company, as a result of which transaction or series of related transactions the holders of the Common Shares outstanding immediately prior to such transaction or transactions would not Beneficially Own a majority of the Total Voting Power (or, if the Company is not the surviving Person of such transaction or transactions, of the voting power of all shares of Capital Stock or other securities of the surviving Person (or, if such surviving Person is a Subsidiary of another Person, of such other Person constituting the ultimate parent thereof) which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events) outstanding immediately after such transaction or transactions, (iii) the sale or other transfer or disposition of all or substantially all of the Company’s consolidated assets (including Capital Stock of its Subsidiaries) to another Person that is not an Affiliate, or (iv) the approval by the stockholders of the Company of a plan of liquidation or dissolution of the Company.

“Charter” means the Certificate of Incorporation of the Company immediately following the Closing, as amended, supplemented, restated or otherwise modified from time to time thereafter.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Common Ownership Limitation” means, at any time, 14.9% of the issued and outstanding Common Shares at such time.

“Common Ownership Percentage” means, with respect to any party hereto at any time, the quotient, expressed as a percentage, of (i) the total number of Common Shares Beneficially Owned by such party (assuming the exercise, conversion or exchange of all outstanding In-the-Money options and other convertible, exercisable or exchangeable Company Securities Beneficially Owned by such party but not by any other Person), divided by (ii) the total number of Common Shares (assuming the exercise, conversion or exchange of all outstanding In-the-Money options and other convertible, exercisable or exchangeable Company Securities Beneficially Owned by such party but not by any other Person).

“Common Shares” means the Common Stock and the Nonvoting Common Stock.

“Common Stock” means the common stock, $0.01 par value, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any classification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company Securities” means, at any time, shares of any class of Capital Stock of the Company, including the Common Shares, and any securities convertible into or exercisable or exchangeable for shares of Capital Stock of the Company (whether or not currently so convertible, exercisable or exchangeable or only upon the passage of time, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

“Confidential Information” means all confidential and proprietary information and data of the Company or any of its Subsidiaries, including TD Ameritrade and its Subsidiaries, disclosed or otherwise made available to the Stockholder or any of its Affiliates or any Representative thereof (together, for this purpose, a “Recipient”) pursuant to the terms of this Agreement, pursuant to the TD Ameritrade Stockholder Agreement or in connection with the Merger, whether disclosed electronically, orally or in writing or through other methods made available to the Recipient. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information will not include any information that (a) is or becomes generally available to the public other than as a result of disclosure by the Stockholder or any of its Affiliates or any Representative thereof in violation of this Agreement or any other duty of confidentiality owed by the Stockholder to the Company, (b) was available or becomes available to the Stockholder or any of its Affiliates or its or their Representatives on a non-confidential basis from a source other than the Company or any of its Affiliates or any of its or their Representatives, provided that the source of information was not known by the Stockholder to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation to the Company or any of its Affiliates with respect to such information or (c) was or is independently developed by the Stockholder or any of its Affiliates or its or their Representatives without use of or reference to the Confidential Information.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means; provided, however, that solely for purposes of this Agreement, (i) neither the Company nor any of its Subsidiaries shall be deemed to control, be controlled by or under common control with the Stockholder, and (ii) neither the Stockholder nor any of its Affiliates shall be deemed to control, be controlled by or under common control with the Company.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Effective Time” has the meaning given such term in the Merger Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, including any other applicable Self-Regulatory Organization.

“Group” means a “group” as defined in Section 13(d) of the Securities Exchange Act.

“HOLA” means the Home Owners’ Loan Act.

“IDA Agreement” means that certain Amended and Restated Insured Deposit Account Agreement, dated as of November 24, 2019, by and among TD Bank USA, National Association, a national bank with its main office in the State of Delaware, TD Bank, National Association, a national bank with its main office in the State of Delaware and The Charles Schwab Corporation, as amended.

“In-the-Money” means, with respect to an option to acquire securities that are traded on a national securities exchange in the United States or quoted on the NYSE, as of any measurement date, that the exercise price for such option is less than the average of the closing prices for such securities on their principal market for the five trading days ending on the trading day immediately preceding the applicable date of determination. The determination of whether any outstanding options relating to Voting Securities of the Company are In-the-Money shall be made on the 15th and the last calendar day of each month.

“Joint Proxy Statement/Prospectus” has the meaning given such term in the Merger Agreement.

“Noncontrol Determinations” has the meaning given such term in the Merger Agreement.

“Nonvoting Common Stock” means the nonvoting common stock, $0.01 par value, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any classification, recapitalization, merger, consolidation, exchange (other than, for the avoidance of doubt, conversion to Common Stock pursuant to the terms of the Charter) or other similar reorganization.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Ordinary Course Securities” means any Voting Securities or other securities held: (i) by the Stockholder and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; (ii) in mutual funds, open or closed end investment funds or other pooled investment vehicles (including limited partnerships and limited liability companies) sponsored, managed and/or advised or subadvised by the Stockholder or its Affiliates; or (iii) by the Stockholder or its Affiliates (or any division thereof), in each case acquired and held in the ordinary course of their securities, commodities, derivatives, asset management, banking or similar businesses, in accordance with Applicable Law and internal policies of the Stockholder or its Affiliates, and not as part of a plan to avoid the Common Ownership Limitation or the Voting Limitation Percentage.

“Ownership” by a Person of any securities shall be interpreted in accordance with the applicable rules of the Federal Reserve Board. For the avoidance of doubt, a Person shall be deemed to Own any securities Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member. The terms “Own,” “Owned” and “Owning” shall have correlative meanings.

“Permitted Transferee” means, with respect to the Stockholder, any Subsidiary of the Stockholder that becomes a party to this Agreement by executing a joinder agreement agreeing to be bound by the terms hereof to the same extent that the Stockholder was so bound.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision thereof, or any other entity or Group comprised of two or more of the foregoing.

“Qualifying Transaction” means a tender offer, exchange offer, merger or other business combination transaction involving the acquisition of or offer to acquire 100% of the Common Shares not owned by the Stockholder and its Affiliates which (i) is conditioned upon the receipt of Unaffiliated Stockholder Approval and (ii) in the case of a Qualifying Transaction to be effected by means of a tender or exchange offer, includes a commitment by the Stockholder or such Affiliate to promptly consummate a merger (which may be a short- form merger) to acquire any remaining Common Shares at the same price in the event it obtains, pursuant to such tender or exchange offer, such level of ownership of such classes of Capital Stock that would be sufficient to effect a merger pursuant to Section 251 or Section 253 of the Delaware Law or any successor provision.

“Regulatory Requirement” means any set of facts or circumstances arising after the date hereof that has resulted, or, based on the advice of legal counsel, would reasonably be expected by the Stockholder to result, in (i) the Beneficial Ownership by such Stockholder or its Affiliates of all or any portion of Company Securities causing (A) a violation of Applicable Law by such Stockholder or its Affiliates, (B) a limitation under Applicable Law that will materially impair the ability of such Stockholder or any of its Affiliates to operate in the ordinary course business or engage in their respective ordinary course business activities, (C) a requirement under Applicable Law that such Company Securities be Transferred to a third party or (D) the Stockholder being required to sell some or all of such Company Securities in order to address regulatory capital or similar matters (pursuant to a resolution or recovery plan or otherwise) or (ii) a decision by the Stockholder to sell some or all of such Company Securities in order to resolve a Control Event pursuant to Section 5.02(b).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Laws” means the Securities Act, the Securities Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, state “blue sky”, securities and investment advisory laws, all applicable foreign securities laws and, in each case, the rules of each applicable Self-Regulatory Organization.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Exchange Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“Subsidiary” means, when used with reference to a Person, any other Person, (i) of which such first Person or any other Subsidiary of such first Person is a general partner (excluding partnerships, the general partner interests of which are held by such first Person or any Subsidiary of such first Person and do not have a majority of the voting or similar interests in such partnership) or (ii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or more than 50% of the outstanding voting securities of which, are owned, directly or indirectly, by such first Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“TD Ameritrade Stockholder Agreement” means that certain Stockholder Agreement among TD Ameritrade Holding Corporation and the Stockholder, dated as of June 22, 2005, as amended.

“TD Director” means any individual nominated or designated by the Stockholder pursuant to Section 4.01 or Section 4.02 and then serving as a Director.

“TD Subsidiary Banks” means TD Bank, National Association, TD Bank USA, National Association, and any other insured depository institution that may be controlled by the Stockholder for purposes of the BHC Act and to which the Stockholder may cause funds to be swept under the IDA Agreement.

“Total Voting Power” means, at any time, the total number of votes then entitled to be cast by the holders of the outstanding Common Stock and any other securities entitled, in the ordinary course, to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Company Securities or any interest in any Company Securities; provided, however, that (i) a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which the Stockholder is a constituent corporation shall not be deemed to be the Transfer of any Company Securities Beneficially Owned by the Stockholder or any of its wholly owned Subsidiaries so long as the surviving or resulting entity of such transaction remains subject to, and bound by, the obligations of the Stockholder hereunder, and (ii) a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which the Company is a constituent corporation and the holders of the Common Shares immediately prior to such transaction would Beneficially Own a majority of all shares of Capital Stock or other securities of the surviving Person (or, if such surviving Person is a Subsidiary of another Person, of such other Person constituting the ultimate parent thereof) which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events shall not be deemed to be the Transfer of any Company Securities Beneficially Owned by the Stockholder or any of its wholly-owned Subsidiaries. For purposes of this Agreement, the sale of the interest of a party to this

Agreement in an Affiliate of such party which Beneficially Owns Voting Securities shall be deemed a Transfer by such party of such Company Securities unless (i) such party and its Affiliates have sole Beneficial Ownership of such Company Securities following such transaction or (ii) in the case or the Stockholder or any of its Affiliates, such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in clause (ii) of the proviso of the previous sentence.

“Triggering Event” means that the Assets Under Custody of the Stockholder as of the last day of any calendar quarter is equal to, or greater than, 5.0% of the Assets Under Custody of the Company as of the last day of such calendar quarter.

“Unaffiliated Stockholder Approval” means (i) in the case of a tender or exchange offer, that a majority of the outstanding Common Shares not Beneficially Owned by the Stockholder and its Affiliates shall have been tendered and not duly withdrawn at the expiration time of such tender or exchange offer, as it may have been theretofore extended, and (ii) in the case of a merger or consolidation, that the holders of a majority of the outstanding Common Stock not Beneficially Owned by the Stockholder and its Affiliates shall have executed written consents in favor of the applicable transaction or that the holders of a majority of the outstanding Common Stock not Beneficially Owned by the Stockholder and its Affiliates shall have duly voted such shares in favor of the applicable transaction at a meeting of stockholders duly called and held.

“U.S. Retail Investors” means (i) retail investors that are U.S. residents and (ii) employers and their employees that are U.S. residents.

“Voting Limitation Percentage” means, as of any given time, the lesser of (i) 9.9% of the Total Voting Power and (ii) such lower, if any, maximum percentage of the Total Voting Power as the Federal Reserve Board permits the Stockholder to Own consistent with a determination that the Stockholder does not control the Company for purposes of the BHC Act or HOLA at such time.

“Voting Securities” means, at any time, any Company Securities that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such Company Securities, including the Common Stock but excluding the Nonvoting Common Stock.

Section 1.02.    Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified; (iv) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (v) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (vi) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (vii) references to Applicable Law shall be deemed to refer to such Applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder; (viii) except as otherwise specified, references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof (ix) references to any Person include the successors and permitted assigns of that Person; (x) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (xi) references to “$” means U.S. dollars; (xii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xiii) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 1.03.    Methodology for Calculations. (a) For purposes of calculating the number of outstanding shares of Common Stock, Company Securities or Voting Securities and the number of shares of Common Stock, Company Securities or Voting Securities Beneficially Owned by the Stockholder as of any date, any shares of Common Stock or Voting Securities held in the Company’s treasury or belonging to any Subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware Law (or any successor statute) shall be disregarded.

(b)    For purposes of this Agreement, all determinations of the amount of outstanding shares of Common Stock, Company Securities or Voting Securities shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the SEC, unless the Company shall have updated such information by delivery of written notice to the Stockholder specifying such actual number of shares of Common Stock, Company Securities or Voting Securities, as applicable, outstanding.

ARTICLE 2

SHARE OWNERSHIP

Section 2.01.    General Limitation on Acquisition of Additional Voting Securities. (a) Until the earlier of (x) the later of (A) the first date on which the Stockholder’s Common Ownership Percentage decreases below 5% and (B) the second anniversary of the Closing Date and (y) a Change of Control, the Stockholder shall not, nor shall any of its Affiliates or any of its or their Representatives acting at its or their direction, directly or indirectly through another Person:

(i)    effect or seek, offer or propose (whether publicly or otherwise) to effect, or in any way knowingly assist or knowingly encourage any Person to effect or seek, offer or propose (whether publicly or otherwise) to effect:

(A)    any acquisition of (1) any Company Securities (or Beneficial Ownership thereof) (other than acquisitions of Ordinary Course Securities), including rights or options to acquire such Beneficial Ownership, if such acquisition would result in the Stockholder having Beneficial Ownership of Company Securities in excess of the Common Ownership Limitation, or (2) assets of the Company or any of its Subsidiaries constituting more than 5% of the consolidated assets (by value) of the Company;

(B)    any tender or exchange offer, merger or other business combination involving the Company or any of its Subsidiaries; or

(C)    any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Subsidiaries;

(ii)    make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A under the Securities Exchange Act), disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) or consents to vote any Voting Securities; provided, that the restrictions contained in this Section 2.01(a)(ii) shall not apply (A) with respect to the election, appointment or removal of TD Directors in accordance with this Agreement or (B) to any action taken by a TD Director in his or her capacity as a Director in a manner consistent with his or her fiduciary duties;

(iii)    make any public announcement of, or submit to the Company or its Board, a proposal or offer (with or without conditions) with respect to any acquisition by the Stockholder or its Affiliates of Beneficial Ownership of Company Securities that would result in a violation of Section 2.01(a)(i)(A), (B) or (C) (including any extraordinary transaction involving the Stockholder or its Affiliates, on the one hand, and the Company, on the other hand);

(iv)    form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act and the rules and regulations thereunder) with respect to any Voting Securities or otherwise act in concert with any Person in respect of any Voting Securities, except with respect to the election, appointment or removal of TD Directors in accordance with this Agreement;

(v)    otherwise act, alone or in concert with others, to seek representation on or to control or change the management, board of directors, policies or affairs of the Company, except with respect to the election, appointment or removal of TD Directors in accordance with this Agreement; or

(vi)    take any action that would have a reasonable possibility of requiring either the Company or the Stockholder under Applicable Law or the rules of the principal exchange on which the Common Stock or the common shares of the Stockholder, as applicable, is then listed or traded to make a public announcement regarding the possibility of any of the events described in clauses (i), (ii), (iii), (iv) or (v) above.

(b)    Notwithstanding anything herein to the contrary, the acquisition (whether by merger, consolidation, amalgamation, plan of arrangement or otherwise) by the Stockholder or any of its respective Affiliates of (i) any entity that Beneficially Owns Company Securities, or (ii) Ordinary Course Securities, shall not constitute a violation of the restrictions set forth in Section 2.01(a); provided, that (x) in the case of clause (i), the primary purpose of any such transaction is not to avoid the provisions of this Agreement and (y) the Stockholder complies with Section 2.02.

(c)    None of the restrictions set forth in this Section 2.01 shall limit the Stockholder or any of its Affiliates from initiating and holding discussions regarding a Qualifying Transaction with the Board on a confidential basis and in a manner that would not have a reasonable possibility of requiring either the Company or the Stockholder to make any public disclosure thereof in order to comply with their respective disclosure obligations under Securities Laws, Canadian securities laws or the rules of any applicable securities exchange or automated inter-dealer quotation system on which the securities of the Company or the Stockholder, as applicable, are then listed or quoted.

(d)    Notwithstanding the foregoing, the restrictions set forth in this Section 2.01 shall not restrict or prohibit (i) the ability of any TD Director to act in his or her capacity as a Director in respect of Board matters or (ii) the Stockholder or any of its Affiliates (or their respective Representatives) from discussing, negotiating or proposing modifications or amendments to the IDA Agreement (or any other sweep program or other commercial agreement that may be in effect from time to time or proposed between the Company or its Affiliates, on the one hand, and the Stockholder or its Affiliates, on the other hand).

Section 2.02.    Mandatory Exchange of Common Stock and Nonvoting Common Stock. (a) The Stockholder will not, and will not permit any of its Affiliates to, take any action that would result in the Stockholder Owning, in the aggregate, Voting Securities representing more than the Voting Limitation Percentage.

(b)    If, at any time, the Stockholder or any of its Affiliates becomes aware that the Stockholder Owns, in the aggregate, Voting Securities representing more than the Voting Limitation Percentage, then (i) the Stockholder shall promptly notify the Company thereof and (ii) the parties shall as promptly as practicable effect an exchange whereby each share of Common Stock Owned by the Stockholder in excess of the Voting Limitation Percentage is exchanged for one share of Nonvoting Common Stock (an “Exchange”).

(c)    If, at any time, the Company notifies the Stockholder that an event (each, a “Forced Conversion Event”) is reasonably likely to occur that will result in the Stockholder Owning, in the aggregate, Voting Securities representing more than the Voting Limitation Percentage, then, upon the occurrence of and concurrently with such Forced Conversion Event, the parties shall effect an Exchange of each share of Common Stock Owned by the Stockholder in excess of the Voting Limitation Percentage, after giving effect to the Forced Conversion Event.

(d)    Notwithstanding any other provision of this Agreement, if at any time the Stockholder or any of its Affiliates becomes aware that the Stockholder’s Common Ownership Percentage exceeds the Common Ownership Limitation (including if caused by any repurchase of Common Shares by the Company or any transaction permitted under Section 2.01(b)) the Stockholder shall, as soon as reasonably practicable (but, in any event, within twelve (12) months) after the date on which the Common Shares Beneficially Owned by the Stockholder exceed the Common Ownership Limitation, sell or dispose of such Common Shares that exceed the Common Ownership Limitation (but in no manner that would require the Stockholder or any of its Affiliates to (1) incur liability under Section 16(b) of the Securities Exchange Act or (2) Transfer Common Shares during a period in which (x) a TD Director is on the Board or the Stockholder is deemed an “affiliate” of the Company for purposes of the Securities Act and the Company has imposed trading restrictions on Directors or other affiliates of the Company or (y) the general counsel of the Company has determined that the Stockholder is in possession of material nonpublic information relating to the Company); provided, however, that any Transfer of Common Shares in order to comply with this Section 2.02(d) shall be effected in accordance with the applicable Transfer restrictions in Article 3.

(e)    All shares of Nonvoting Common Stock issued as part of an Exchange (whether pursuant to this Section 2.02) shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim created by the Company. The Company shall bear all costs and expenses incurred by it in connection with, any issuance tax resulting from, an Exchange. The Company shall promptly deliver to any holder of shares of Common Stock for which an Exchange has been made evidence of shares in book-entry registered in the name of such holder, representing the applicable number of shares of Nonvoting Common Stock issued in the Exchange for the shares of Common Stock so exchanged.

(f)    The Company shall from time to time reserve for issuance out of its authorized but unissued shares of Nonvoting Common Stock, or shall keep available (solely for the purpose of issuance upon exchange of shares of Common Stock) shares of Nonvoting Common Stock held by the Company as treasury stock, the number of shares of Nonvoting Common Stock into which all outstanding shares of Common Stock Beneficially Owned by the Stockholder in excess of 4.9% of the Total Voting Power may be exchanged pursuant to this Section 2.02 or Section 2.03.

Section 2.03.    Optional Exchange of Common Stock.

(a)    Upon at least ten (10) Business Days’ prior written notice from the Stockholder, the Company shall effect an Exchange of all or part of the shares of Common Stock Beneficially Owned by the Stockholder (as specified by the Stockholder in order to resolve a Control Event pursuant to Section 5.02(b)) for an equal number of fully paid and non-assessable shares of Nonvoting Common Stock in accordance with the procedures set forth in this Section 2.03.

(b)    Any notice requesting an Exchange delivered pursuant to this Section 2.03 shall contain (i) the name of each registered holder of shares of Common Stock Beneficially Owned by the Stockholder to be Exchanged and (ii) the number of shares of Common Stock each such registered holder desires to be subject to an Exchange.

Section 2.04.    Application of Agreement to Additional Company Securities. Any additional Company Securities of which the Stockholder acquires Beneficial Ownership following the Closing shall be subject to the restrictions and commitments contained in this Agreement as fully as if such Company Securities were Beneficially Owned by the Stockholder as of the Closing (it being understood that Ordinary Course Securities shall be subject to this Agreement solely to the extent provided in Section 6.02).

ARTICLE 3

TRANSFER RESTRICTIONS

Section 3.01.    General Transfer Restrictions. The right of the Stockholder or any of its respective Affiliates to Transfer any Company Securities Beneficially Owned by the Stockholder is subject to the restrictions set forth in this Article 3, and no Transfer by the Stockholder or any of its Affiliates of any Company Securities Beneficially Owned by the Stockholder may be effected except in compliance with this Article 3. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company. No Transfer by the Stockholder shall be effective unless and until the Company shall have been furnished with information reasonably satisfactory to it demonstrating that such Transfer is (x) in compliance with this Article 3 and (y) registered under, exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable Securities Laws.

Section 3.02.    Specific Transfer Restrictions. (a) Except with the prior written consent of the Company (which it may withhold in its sole discretion), beginning at the Closing Date and ending on (but not including) the date that is eight months after the Closing Date, the Stockholder shall not, nor shall it permit any of its Affiliates to, Transfer any Company Securities Beneficially Owned by the Stockholder, other than Transfers (i) pursuant to an Exchange, (ii) effected in order to comply with the requirements of Section 2.02(d), (iii) to a Permitted Transferee, (iv) to the extent required by a Regulatory Requirement, (v) pursuant to Section 5.02(b) or (vi) following the occurrence of a Triggering Event. Following the date that is eight months after the Closing Date, the Stockholder and its Affiliates may Transfer all or any of their Company Securities, subject to compliance with the other provisions in this Article 3 and the Charter.

(b)    Except with the prior written consent of the Company, the Stockholder shall not Transfer Company Securities it Beneficially Owns except in one of the following manners:

(i)    pursuant to an Exchange;

(ii)    pursuant to a distribution of Company Securities to the public, registered under the Securities Act, in which the Stockholder uses (or instructs any managing underwriter in such offering to use) its reasonable best efforts (1) to effect as wide a distribution of such Company Securities as is reasonably practicable, and (2) to not knowingly, after reasonable inquiry, sell any Company Securities to any Person other than any Person who (x) is described in Rule 13d-1(b)(1) under the Exchange Act and is eligible to report the holdings of Voting Securities on Schedule 13G (a “Passive Holder”) and who, after consummation of such offering, would have Beneficial Ownership of Voting Securities representing, in the aggregate, less than 10% of the Total Voting Power or (y) is not a Passive Holder but after consummation of such offering would have Beneficial Ownership of Voting Securities representing, in the aggregate, less than 2.5% of the Total Voting Power;

(iii)    pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether such Transferring party or its applicable Affiliate is deemed at such time to be an Affiliate of the Company for purposes of Rule 144);

(iv)    pursuant to any sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination involving the Company or any of its Subsidiaries pursuant to which more than 25% of the Voting Securities or the consolidated total assets of the Company would be acquired or received by any Person (other than the Company or its Subsidiaries) in one or a series of related transactions; provided, that the Board has approved such transaction or proposed transaction and recommended it to the stockholders of the Company (and has not withdrawn such recommendation);

(v)    to any Person (other than a Passive Holder) who, after consummation of such Transfer, would have Beneficial Ownership of Voting Securities representing, in the aggregate, less than 2.5% of the Total Voting Power;

(vi)    to any Passive Holder who, after consummation of such Transfer, would have Beneficial Ownership of Voting Securities representing, in the aggregate, less than 10% of the Total Voting Power; or

(vii)    to a Permitted Transferee.

(c)    In addition to the requirements of Section 3.02(b), the Stockholder shall not, nor shall it permit any of its Affiliates to, Transfer any shares of Nonvoting Common Stock Owned by the Stockholder unless such Transfer complies with the terms of the Charter.

(d)    Notwithstanding anything herein to the contrary, if the Stockholder Transfers any Company Securities to a Permitted Transferee pursuant to this Section  3.02, the Stockholder shall be responsible for any breaches of this Agreement by such Permitted Transferee.

Section  3.03.    Legend on Securities. (a) The Company Securities issued to the Stockholder and its Affiliates in the Merger shall be in book entry form and uncertificated, unless the Stockholder requests otherwise. Each certificate or book-entry notation representing shares of Company Securities Beneficially Owned by the Stockholder or any of its Affiliates and subject to the terms of this Agreement shall bear the following legend (the “Legend”) on the face thereof:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN STOCKHOLDER AGREEMENT DATED AS OF NOVEMBER 24, 2019, BY AND BETWEEN THE CHARLES SCHWAB CORPORATION AND THE TORONTO-DOMINION BANK, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CHARLES SCHWAB CORPORATION.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933 OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(b)    Upon any acquisition by the Stockholder of Beneficial Ownership of additional Company Securities, the Stockholder shall, or shall cause its applicable Affiliate who is the record owner of such Company Securities to, as applicable, submit such Company Securities to the Company so that the Legend (to the extent required by this Section 3.03) may be placed thereon (if not so endorsed upon issuance).

(c)    The Company shall make a notation on its records and/or give instructions to any transfer agents or registrars for the Common Shares in order to implement the restrictions on Transfer set forth in this Agreement.

(d)    In connection with any Transfers of Company Securities Beneficially Owned by the Stockholder or any of its Affiliates that is permitted by this Agreement, the Company shall remove such Legend as is appropriate in the circumstances.

ARTICLE 4

CORPORATE GOVERNANCE

Section 4.01.    Board Designation Rights. (a) The Stockholder shall initially have the right to designate two TD Directors to be nominated for election, and the total number of TD Directors that the Stockholder is entitled to so designate shall be subsequently adjusted from time to time pursuant to Section 4.01(b).

(b)    (i) If, at any time following the Closing, the Stockholder’s Common Ownership Percentage decreases from one Ownership Level to another as a result of Transfers of Company Securities by the Stockholder or any of its Affiliates, then the number of TD Directors shall be reduced, to the total number set forth opposite the Ownership Level which represents the Stockholder’s Common Ownership Percentage as a result of such Transfers.

(ii)    If, at any time following the Closing, the Stockholder’s Common Ownership Percentage decreases from one Ownership Level to another as a result of share issuances by the Company or other actions or events other than Transfers of Company Securities by the Stockholder or any of its Affiliates, and the Stockholder’s Common Ownership Percentage remains, for at least six (6) months, at an Ownership Level such that the number of TD Directors then serving on the Board exceeds the number of TD Directors set forth opposite the Ownership Level which represents the Stockholder’s Common Ownership Percentage at the end of such six (6)-month period, then the number of TD Directors shall be reduced to the total number set forth opposite the Ownership Level which represents the Stockholder’s Common Ownership Percentage at the end of such six (6)-month period.

(iii)    If, at any time following the Closing, a Triggering Event occurs, then the number of TD Directors shall be reduced to zero.

(iv)    Any reduction in the number of TD Directors required by Section 4.01(b)(i), 4.01(b)(ii) or 4.01(b)(iii) will be accomplished by the resignation or removal of one or more of the TD Directors (as designated by the Stockholder in the case that the number of TD Directors is reduced to one). Such resignation or removal shall be effective (A) in the case of a reduction from two TD Directors to one TD Director pursuant to Section 4.01(b)(i) or 4.01(b)(ii), as of immediately prior to the next annual meeting of stockholders of the Company or (B) in the case of a reduction pursuant to Section 4.01(b)(iii) or a reduction to no TD Directors, immediately upon occurrence of the relevant event. As a condition to any TD Director’s appointment or election to the Board, such TD Director shall deliver to the Board an irrevocable resignation letter which may be accepted by the Board upon the date on which the number of TD Directors is reduced pursuant to the preceding sentence (and subject to the ability of the Stockholder to designate which TD Director to remove in the case that the number of TD Directors is reduced to one). Once the number of TD Directors has been reduced, it will not subsequently be increased even if the Stockholder acquires Beneficial Ownership of additional Company Securities such that the number of TD Directors then serving on the Board is less than the number of TD Directors set forth opposite the Ownership Level which represents the Stockholder’s Common Ownership Percentage at such time.

(v)    For so long as the Stockholder is entitled to designate two TD Directors, (A) a TD Director shall be a member of the Compensation Committee of the Board, (B) the other TD Director shall be a member of another standing committee of the Board, as determined by the Nomination and Corporate Governance Committee and (C) a TD Director shall be the chair or vice-chair of the Compensation Committee or such other standing committee as determined by the Nomination and Corporate Governance Committee. For so long as the Stockholder is entitled to designate only one TD Director, such TD Director shall be a member of the Compensation Committee of the Board. The right of a TD Director to be a member of the Compensation Committee of the Board shall be subject to such TD Director meeting all requirements for service on the Compensation Committee of the Board under Applicable Law, including the listing requirements of the New York Stock Exchange.

(vi)    For purposes of this Agreement, the “Ownership Levels” shall be as follows:

Common Ownership Percentage	Total Number of TD Directors
Greater than or equal to 10%	2
Greater than or equal to 5% and less than 10%	1
Less than 5%	0

(c)    Notwithstanding anything herein to the contrary, in connection with the Stockholder’s right to designate a Director pursuant to this Section 4.01, the Stockholder shall not designate a Person who (i) has been removed for cause from the Board, (ii) has ever been convicted of a felony, (iii) is or, within ten years prior to the date of designation, has been subject to any permanent injunction for violation of any federal or state securities law or (iv) has been determined by a Governmental Authority or pursuant to Applicable Law to be ineligible to serve as a Director. Each designee of the Stockholder must satisfy the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Board generally applicable to all nominees, including any criteria pertaining to the independence of director nominees, and otherwise be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board. The Company shall notify the Stockholder in writing at least fifteen (15) Business Days prior to the date when the identity of the designated TD Directors and qualification and eligibility information is required to be delivered to the Company (which time shall be concurrent with the request for such information from and otherwise consistent with the request for such information from the other nominees).

(d)    Each TD Director serving on the Board shall be entitled to the same rights, privileges and compensation applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate and reimburse fees and expenses of the TD Directors (including by entering into an indemnification agreement in form substantially similar to the Company’s form of director indemnification agreement (if any)) and provide the TD Directors with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Company’s organizational documents or otherwise.

(e)    The Company shall take all reasonable actions within its control to effectuate the provisions of this Article 4 (which, for the avoidance of doubt, shall not require calling any special meetings of stockholders) and to cause the election of the TD Directors at each meeting of stockholders of the Company at which members of the Board are to be elected (which, for the avoidance of doubt, shall be no less than the effort expended with respect to other nominees of the Company), which shall include, without limiting the generality of the foregoing, (i) the Company including in the slate of nominees recommended by the Board (or the Nominating and Corporate Governance Committee of the Board) for election at any meeting of stockholders of the Company at which Directors are to be elected to the Board the applicable TD Directors, (ii) the Company nominating, recommending and using its reasonable best efforts to solicit from its stockholders eligible to vote for the election of Directors proxies in favor of the election of each candidate nominated for election as a Director in accordance with this Article 4 in the same manner and to the extent it solicits proxies in favor of other candidates nominated for election by the Board, and (iii) for any meeting of the Company’s stockholders for the election of members of the Board, the Board (or the Nominating and Corporate Governance Committee of the Board) shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Board.

Section 4.02.    Vacancies Among TD Directors. Upon the death, resignation, retirement or other removal from office of a TD Director, other than as a result of a failure of any TD Director who has been nominated for election as a director to be elected or re-elected at any general meeting of stockholders (or pursuant to Section 4.01(b)), subject to Section 4.01(c), the Stockholder shall have the right to designate a replacement TD Director to be nominated for election or approval. Upon any such designation, the Board shall promptly elect such designee as a member of the Board.

Section 4.03.    Agreement to Vote. With respect to any matter submitted to the holders of Common Stock for a vote or for consent, including any vote or consent in respect of the election of any candidate for election or appointment as a Director (other than to the extent relating to the election or appointment of a TD Director), the Stockholder shall (a) in the case of any vote, cause all shares of Common Stock that it Beneficially Owns (and which are entitled to vote on such matter) to be counted as present for purposes of calculating a quorum and (b) vote, or cause to be voted, or execute written consents with respect to, all shares of Common Stock that it Beneficially Owns (and which are entitled to vote on such matter) at its election either (i) in accordance with the recommendation of the Board or (ii) in the same proportions as the votes cast on such matter in respect of all shares of Common Stock not Beneficially Owned by the Stockholder; provided that the Stockholder shall only be required to vote, or cause to be voted, or execute written consents, pursuant to this clause (b) to the extent such matter is not inconsistent with any provision of this Agreement.

Section 4.04.    Proxies. The Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact the General Counsel of the Company, in his or her capacity as such, and any individual who shall hereafter succeed to such office of the Company, with full power of substitution, to vote or execute written consents with respect to all Voting Securities Beneficially Owned by the Stockholder in accordance with Section 4.03 or Section 5.05;

provided, that such proxy may only be exercised if the Stockholder fails to comply with the terms of Section 4.03 or Section 5.05. This proxy is coupled with an interest and shall be irrevocable prior to the termination of this Agreement, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to any Voting Securities Beneficially Owned by it.

ARTICLE 5

OTHER COVENANTS

Section 5.01.    Confidentiality. The Stockholder shall, and shall cause each of its Affiliates and its and their Representatives to, (a) keep confidential all Confidential Information received by it from the Company or any of its Affiliates (including pursuant to Section 5.03), (b) not disclose or reveal any such information to any Person without the prior written consent of the Company other than to the Stockholder’s or its Affiliates’ Representatives who the Stockholder determines in good faith need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Stockholder or its Affiliates in the Company, (c) not use such information other than for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Stockholder or its Affiliates in the Company and (d) use its reasonable best efforts to cause its and its Affiliates’ Representatives to observe the terms of this Section 5.01 as if they were parties to this Agreement; provided, that the Stockholder shall be responsible for any breach by any such Representative of this Section 5.01 as if such Representative was bound hereby. Notwithstanding the foregoing, in the event that the Stockholder or any of its Affiliates is requested pursuant to, or is required by, Applicable Law (including the rules or regulations of any securities exchange or automated inter-dealer quotation system on which the securities of such Person are then listed or quoted) or by legal process, or with regard to Representatives which are auditing or accounting firms, applicable professional standards or obligations thereunder, to disclose any Confidential Information, the Stockholder or such Affiliate or such Representative shall (i) to the extent permitted by Applicable Law, provide prior written notice to the Company of such required disclosure, (ii) reasonably cooperate (at the Company’s expense) with any efforts by the Company to seek confidential treatment of, or obtain a protective order with respect to, the applicable Confidential Information, and (iii) disclose only the portion of the Confidential Information that is required or requested to be disclosed. Notwithstanding the foregoing, neither the Stockholder, its Affiliates nor its or their Representatives will have any obligation to notify the Company if the disclosure is required or requested to be made in the context of an audit or supervisory examination of the business activities of the Stockholder, its Affiliates or its or their Representatives by a Governmental Authority (including bank and securities examiners and/or to make any regulatory reporting obligations), and such disclosure will be permitted.

Section 5.02.    Regulatory Matters. (a) The Stockholder shall not, and shall cause its Affiliates and its and their Representatives not to, take any action that would be inconsistent with the Noncontrol Determinations, or that would result in either (i) the Stockholder being deemed to “control” the Company as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (ii) the Company being deemed to be in “control” of any of the TD Subsidiary Banks as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA (each, a “Control Event”).

(b)    In the event of a Control Event, the Stockholder and the Company shall discuss and negotiate in good faith for a period of three months with respect to actions that would result in the elimination of such Control Event. If, after such three month period, such Control Event has not been eliminated, then the Stockholder shall (i) agree to modify the Voting Limitation Percentage and governance arrangements under this Agreement and/or the terms of the IDA Amendment, (ii) exercise its rights pursuant to Section 2.03 and/or (iii) Transfer any Company Securities, in each case to the extent necessary so that (x) the Stockholder is not deemed to “control” the Company as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA, as applicable, and (y) the Company is not deemed to be in “control” of any of the TD Subsidiary Banks as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA, as applicable. If the Stockholder is required to Transfer any Company Securities pursuant to this Section 5.02(b), the Stockholder shall Transfer such securities as soon as reasonably practicable (but, in any event, within twelve (12) months) after the expiration of the three month period referred to in the second preceding sentence (but in no manner that would require the Stockholder or any of its Affiliates to incur liability under Section 16(b) of the Securities Exchange Act or otherwise under applicable securities law).

Section 5.03.    Information Rights. (a) Subject to Applicable Law, the Company shall provide the Stockholder, on an ongoing and confidential basis, such information regarding the Company and its Subsidiaries requested by the Stockholder that is reasonably required for the Stockholder to (i) comply with Applicable Laws, including the rules of any national securities exchange or inter-dealer quotation system by which the Stockholder’s securities may be listed or quoted and applicable U.S. and Canadian securities and tax laws (including reporting requirements) or (ii) account for its ownership of Common Shares on an equity accounting basis.

(b)    Without limiting the generality of the foregoing, subject to Applicable Law, for so long as the Stockholder accounts for its ownership of Common Shares on an equity accounting basis, the Company shall provide the Stockholder with the following information:

(i)    quarterly and annual consolidated financials, in each case together with supporting detailed information as the Stockholder may reasonably request;

(ii)    monthly internal management financial reports with financial results and operations as are regularly prepared by the Company and its Subsidiaries; and

(iii)    information regarding any material one-off events, accounting issues or non-ordinary course matters affecting the Company or its Subsidiaries, including accounting changes relating to US GAAP or IFRS or non-GAAP measures, as the Stockholder may reasonably request.

(c)    Nothing in Section 5.03 (other than Section 5.03(a)(i)) shall require the Company to produce any information that is not readily available or to prepare any statement or reports that are not prepared by the Company in the ordinary course of business for purposes other than complying with this Section 5.03.

(d)    All information provided to the Stockholder under this Section 5.03 shall be subject to Section 5.01. The Company and the Stockholder shall agree on protocols and procedures with regarding to the handling of information provided to the Stockholder under this Section 5.03 and maintaining the confidentiality thereof, including with respect to cybersecurity matters.

(e)    Section 5.03(a) (other than Section 5.03(a)(i)) and Section 5.03(b) shall terminate upon the occurrence of a Triggering Event. Section 5.03(a) and Section 5.03(b) shall terminate upon the first date that the Stockholder no longer has a Common Ownership Percentage of at least 5%.

Section 5.04.    Corporate Opportunities. To the maximum extent permitted by Applicable Law, the Company hereby renounces any interest or expectancy in, or any right to be offered an opportunity to participate in, any business opportunities or classes or categories of business opportunities that are developed by or presented to a TD Director other than in his or her capacity as a member of the Board, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the TD Directors shall not have any duty to communicate or offer such business opportunity to the Company or the Company’s Affiliates. Notwithstanding the foregoing, a TD Director who is offered an opportunity in his or her capacity as a Director shall be obligated to communicate such opportunity to the Company, and neither the Stockholder nor any of its Affiliates shall pursue such opportunity unless the Board has adopted a resolution expressly waiving such opportunity.

Section 5.05.    Charter and Bylaws to be Consistent. The Company shall take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Charter and the Bylaws and the corresponding constituent documents of the Company’s Subsidiaries contain provisions consistent with the terms of this Agreement and do not contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights provided hereunder to any of the parties hereto, and the parties hereto agree to vote (or refrain from voting), or execute (or refrain from executing) written consents with respect to, all Voting Securities Beneficially Owned by them in such manner as to effectuate the foregoing. None of the Company, the Board, any committee thereof, or the Stockholder shall take or cause to be taken any action inconsistent with the terms of this Agreement or the rights provided hereunder to any of the parties hereto.

ARTICLE 6

MISCELLANEOUS

Section 6.01.    Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

Section 6.02.    Inapplicability to Certain Shares. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement, other than Section 5.02 and any provisions of this Agreement that relate to the Voting Limitation Percentage (to the extent that Ordinary Course Securities are Owned by the Stockholder), shall not apply to any Ordinary Course Securities.

Section 6.03.    Termination. Except for this Section 6.03, and Sections 3.02(b) (but only for one year), 5.01, 6.06, 6.07, 6.09 (to the extent relating to any provisions that survive termination) and 6.11, this Agreement shall terminate in its entirety upon the Stockholder ceasing to have a Common Ownership Percentage of 5% or greater or, if earlier, upon the written agreement of the Company and the Stockholder. Neither the provisions of this Section 6.03 nor the termination of this Agreement shall (i) relieve any party hereto from any liability of such party to the other party incurred prior to such termination or expiration or (ii) relieve any party hereto from any liability to the other party arising out of or in connection with a breach of this Agreement.

Section 6.04.    Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of the Stockholder and the Company. Each amendment effected pursuant to the preceding sentence shall be binding upon each party hereto. In addition, each party hereto may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.05.    Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.06.    Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Merger Agreement and the other Ancillary Agreements, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of the Stockholder under any other agreement with the Company, the terms of this Agreement shall govern.

Section 6.07.    Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise, except that any transfer by operation of law in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction shall not be deemed to be such an assignment), by the Company without the prior written consent of the Stockholder or by the Stockholder without the prior written consent of the Company; provided, that the Stockholder may assign its respective rights and obligations hereunder (in whole or in part) to a Permitted Transferee; provided, that no such assignment shall relieve the Stockholder of any of its obligations hereunder, and any such transferee may thereafter make corresponding assignments in accordance with this proviso. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. The provisions of this Agreement shall apply, mutatis mutandis, to any holding company set up to hold the Company or a majority of its assets (including the capital stock of its Subsidiaries). Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.08.    Counterparts. This Agreement may be executed by facsimile or by email with .pdf attachments in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Subject to Section 6.12, this Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.09.    Remedies. (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred or is threatened to occur, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.10.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

(i)    if to Parent to:

The Charles Schwab Corporation
211 Main Street
San Francisco, CA 94105
Attention:	Peter Crawford Peter Morgan
E-mail:	peter.morgan@schwab.com peter.crawford@schwab.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	William L. Taylor Lee Hochbaum
Facsimile:	(212) 701-5133
E-mail:	william.taylor@davispolk.com lee.hochbaum@davispolk.com

and

(ii)    if to the Stockholder to:

The Toronto-Dominion Bank
66 Wellington Street West
4th Floor, TD Tower
Toronto, Ontario
Canada M5K 1A2
Attention:	Ellen Patterson, Group Head and General Counsel
E-mail:	Ellen.Patterson@td.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Lee A. Meyerson Ravi Purushotham Matt Rogers
Facsimile:	(212) 455-2502
E-mail:	lmeyerson@stblaw.com rpurushotham@stblaw.com mrogers@stblaw.com or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 6.11.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, on behalf of itself or its property, in accordance with Section 6.10 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 6.11 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), in the event any dispute arises out of this Agreement, or for recognition and enforcement of any judgment in respect thereof,

(iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the Company and the Stockholder agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.11(b).

Section 6.12.    Effectiveness. This Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect. If the Merger Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no force or effect. Upon the effectiveness of this Agreement, the letter agreement regarding confidentiality, dated as of January 18, 2019, between the Company and the Stockholder, shall automatically terminate notwithstanding anything to the contrary therein; provided, that the termination of such letter agreement shall not (i) relieve any party thereto from any liability of such party to the other party incurred prior to such termination or expiration or (ii) relieve any party thereto from any liability to the other party arising out of or in connection with a breach of such letter agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first written above.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Walter W. Bettinger II
Name: Walter W. Bettinger II
Title: President and Chief Executive Officer

THE TORONTO-DOMINION BANK

By:	/s/ Riaz Ahmed
Name: Riaz Ahmed
Title: Group Head and Chief Financial Officer

Annex G

Execution Version

REGISTRATION RIGHTS AGREEMENT

by and among

THE CHARLES SCHWAB CORPORATION,

CHARLES R. SCHWAB,

THE TORONTO-DOMINION BANK,

and

THE OTHER STOCKHOLDERS DESCRIBED HEREIN

Dated as of November 24, 2019

G-i

THIS REGISTRATION RIGHTS AGREEMENT is made and entered into as of November 24, 2019 by and among The Charles Schwab Corporation, a Delaware corporation (the “Parent”), Charles R. Schwab (“Mr. Schwab”), The Toronto-Dominion Bank, a Canadian-chartered bank (“TD Bank”), the persons listed as ESOP Parties on Exhibit B (or such other persons that become an ESOP Party to this Agreement by executing a joinder agreement prior to the Closing Date agreeing to be bound by the terms hereof) (collectively, the “ESOP Parties”), and any Stockholder Transferee of the foregoing that becomes a party to this Agreement by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit A.

RECITALS

WHEREAS, The Charles Schwab Corporation and Mr. Schwab were parties to the Restated Registration Rights Agreement, dated as of March 31,1987 (“Existing Registration Rights Agreement”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of November 24, 2019 (the “Merger Agreement”), by and among Parent, TD Ameritrade Holding Corporation, a Delaware corporation (“TD Ameritrade”) and Americano Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent, the parties hereto desire to enter into this Agreement in order to grant certain registration rights to the Holders of Registrable Securities as set forth below and to amend and restate the Existing Registration Rights Agreement in its entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.    Definitions.

(a)    As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act, and “Affiliated” shall have a correlative meaning. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary set forth in this Agreement, (i) Parent and its Affiliates shall not be deemed to be Affiliates of Mr. Schwab, TD Bank, or any Holder and (ii) none of Mr. Schwab and his Affiliates or TD Bank and its Affiliates, respectively, shall be deemed to be Affiliates of one another.

“Aggregate Offering Price” means the aggregate offering price of Registrable Securities in any offering, calculated based upon the Fair Market Value of the Registrable Securities, in the case of a Minimum Amount, as of the date that the applicable Demand Registration Request is delivered, and in the case of an Underwritten Shelf Takedown, as of the date that the applicable Underwritten Shelf Takedown Notice is delivered.

“Agreement” means this Registration Rights Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments hereto.

“Chosen Courts” has the meaning set forth in Section 13(e)(ii).

“Closing Date” has the meaning set forth in the Merger Agreement.

“Common Shares” means the Common Stock or Nonvoting Common Stock, par value $0.01 per share, of Parent and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event).

“Controlling Person” has the meaning set forth in Section 11(a).

“Covered Person” has the meaning set forth in Section 11(a).

“Demand Registration” has the meaning set forth in Section 3(a).

“Demand Registration Request” has the meaning set forth in Section 3(a).

“Equity Securities” means shares of Common Shares or shares of any other class of equity securities of Parent.

“ESOP Parties” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Registration Rights Agreement” has the meaning set forth in the Recitals.

“Fair Market Value” means, with respect to any Registrable Securities, the average closing sales price, calculated for the five (5) trading days immediately preceding the date of a determination.

“Free Writing Prospectus” has the meaning set forth in Section 11(a).

“Governmental Entity” means any United States or foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal), (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal and self-regulatory organizations, or (iv) any national securities exchange or national quotation system.

“Holder” means, as applicable, Mr. Schwab, TD Bank, the ESOP Parties and any Stockholder Transferee that has become a party to this Agreement by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit A, in each case to the extent such Person is a holder or beneficial owner of Registrable Securities.

“Initiating Holder(s)” means the Holder(s) requesting an Underwritten Shelf Takedown pursuant to Section 2(e) or a Demand Registration pursuant to Section 3(a).

“Laws” means, collectively, any applicable federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Lock-Up Period” means the date that is eight (8) months following the Closing Date.

“Merger Agreement” has the meaning set forth in the Recitals.

“Minimum Amount” means an amount of Registrable Securities that either (i) is equal to or greater than 1.5 million shares of Common Shares (as such number may be adjusted hereafter to reflect any stock dividend, subdivision, recapitalization, reclassification, split, distribution, combination or similar event) or (ii) has an Aggregate Offering Price of at least $50 million.

“Parent” has the meaning set forth in the Preamble and includes Parent’s successors by merger, acquisition, reorganization or otherwise.

“Participating Holder” means any Holder participating in an Underwritten Shelf Takedown or Demand Registration that such Holder did not initiate.

“Permissible Withdrawal” means a withdrawal (i) based on the reasonable determination of the Holder who made the Demand Registration Request that there has been, since the date of the applicable Demand Registration Request, a material adverse change in the business, financial condition, results of operations or prospects of Parent, in general market conditions or in market conditions for online brokerage businesses generally, or (ii) in which each of the withdrawing Holders shall have paid or reimbursed on a pro rata basis Parent for all of the reasonable out-of-pocket fees and expenses incurred by Parent in connection with the withdrawn Demand Registration.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 5(a).

“Piggyback Shelf Registration Statement” has the meaning set forth in Section 5(a).

“Piggyback Shelf Takedown” has the meaning set forth in Section 5(a).

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Securities, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” means, at any time, (i) any shares of Common Shares held or beneficially owned by any Holder, (ii) any shares of Common Shares issued or issuable to any Holder upon the conversion, exercise or exchange, as applicable, of any other Equity Securities held or beneficially owned by any Holder and (iii) any shares of Common Shares issued or issuable to any Holder with respect to any shares described in clauses (i) and (ii) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, share subdivision, distribution, recapitalization, merger, consolidation, other reorganization or other similar event (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a Holder of Registrable Securities whenever such Person in its sole discretion has the right to then acquire or obtain from Parent any Registrable Securities, whether or not such acquisition has actually been effected), provided, that any shares of Common Shares issued or issuable provided in clauses (i) through (iii) above shall cease to be Registrable Securities when (A) they have been disposed of pursuant to an effective Registration Statement under the Securities Act, (B) they have been sold or distributed pursuant to Rule 144 or Rule 145 under the Securities Act, (C) they have ceased to be outstanding, or (D) the applicable Holder has withdrawn from the Agreement pursuant to Section 13(p).

“Registration Expenses” has the meaning set forth in Section 10(a).

“Registration Statement” means any registration statement of Parent under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, all amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“SEC” means the Securities and Exchange Commission or any successor agency administering the Securities Act and the Exchange Act at the time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and expenses of legal counsel engaged by the Holders in respect of the sale of Registrable Securities.

“Shelf Registration” has the meaning set forth in Section 2(a).

“Shelf Registration Statement” has the meaning set forth in Section 2(a).

“Shelf Takedown” has the meaning set forth in Section 2(d).

“Similar Securities” means, in connection with any registration of securities of Parent, all securities of Parent which are (i) the same as or similar to those being registered, (ii) convertible into or exchangeable or exercisable for the securities being registered, or (iii) the same as or similar to the securities into which the securities being registered are convertible into, exchangeable or exercisable for.

“Stockholders Agreement” means the stockholders agreement by and among The Charles Schwab Corporation and TD Bank, dated November 24, 2019.

“Stockholder Transferee” means with respect to Mr. Schwab, TD Bank, and ESOP Parties, any direct or indirect transferee of such Holder that has become a party to this Agreement by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit A; provided that such Stockholder Transferee acquires (i) Registrable Securities in a Transfer that complies with any other contractual restrictions between the applicable Holder and Parent and (ii) at least 5% of the outstanding Common Shares pursuant to such Transfer.

“Suspension” has the meaning set forth in Section 7.

“TD Ameritrade” has the meaning set forth in the Recitals.

“TD Bank” has the meaning set forth in the Preamble.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest) and entry into a definitive agreement with respect to any of the foregoing and, when used as a verb, voluntarily to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach or otherwise transfer, in any case, whether by operation of law or otherwise, or enter into a definitive agreement with respect to any of the foregoing.

“underwritten offering” means a registered offering of securities conducted by one or more underwriters pursuant to the terms of an underwriting agreement.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2(e).

“Underwritten Shelf Takedown Notice” has the meaning set forth in Section 2(e).

(b)    In addition to the above definitions, unless the context requires otherwise:

(i)    any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form, as amended, from time to time;

(ii)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;

(iii)    references to “Section” are references to Sections of this Agreement;

(iv)    words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole;

(v)    references to “business day” mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or order to be closed; and

(vi)    references to “dollars” and “$” mean U.S. dollars.

Section 2.    Shelf Registration.

(a)    Filing. Following demand by any Holder not party to the Stockholders Agreement or demand by any Holder after expiration of the Lock-Up Period, Parent shall as promptly as possible (i) prepare and file with the SEC a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”), (ii) amend an existing registration statement so that it is usable for Shelf Registration and an offering on a delayed or continuous basis of Registrable Securities, or (iii) file a prospectus supplement that shall be deemed to be a part of an existing registration statement in accordance with Rule 430B under the Securities Act that is usable for Shelf Registration and an offering on a delayed or continuous basis of Registrable Securities (as applicable, a “Shelf Registration Statement”). If permitted under the Securities Act, such Shelf Registration Statement shall be an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

(b)    Effective Registration Statement. Parent shall use its best efforts to (i) cause the Shelf Registration Statement filed pursuant to Section 2(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and useable for the resale of Registrable Securities until such time as there are no Registrable Securities remaining, this Agreement is terminated in accordance with its terms, or Parent is no longer eligible to maintain a Shelf Registration Statement, including by filing successive replacement or renewal Shelf Registration Statements upon the expiration of such Shelf Registration Statement.

(c)    Additional Registrable Securities; Additional Selling Stockholders. At any time and from time to time that a Shelf Registration Statement is effective, if a Holder of Registrable Securities requests (i) the registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration Statement or (ii) that such Holder be added as a selling stockholder in such Shelf Registration Statement, Parent shall as promptly as practicable amend or supplement the Shelf Registration Statement to cover such additional Registrable Securities and/or Holder.

(d)    Right to Effect Shelf Takedowns. Each Holder shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell any or all of the Registrable Securities covered by such Shelf Registration Statement (a “Shelf Takedown”); provided, that any Shelf Takedown that is an Underwritten Shelf Takedown shall be subject to Section 2(e). A Holder shall give Parent prompt written notice of the consummation of a Shelf Takedown.

(e)    Underwritten Shelf Takedowns. A Holder intending to effect a Shelf Takedown, shall be entitled to request, by written notice to Parent (an “Underwritten Shelf Takedown Notice”), that the Shelf Takedown be an underwritten offering (an “Underwritten Shelf Takedown”). The Underwritten Shelf Takedown Notice shall specify the number of Registrable Securities intended to be offered and sold by such Holder pursuant to the Underwritten Shelf Takedown and the intended method of distribution. Promptly after receipt of an Underwritten Shelf Takedown Notice (but in any event within two (2) business days), Parent shall give written notice of the requested Underwritten Shelf Takedown to all other Holders of Registrable Securities and shall include in such Underwritten Shelf Takedown, subject to Section 4, all Registrable Securities that are then covered by the Shelf Registration Statement and with respect to which Parent has received a written request for inclusion therein from a Holder no later than five (5) business days after the date of Parent’s notice. Parent shall not be required to facilitate an Underwritten Shelf Takedown (i) unless the Aggregate Offering Price from such offering is at least $50,000,000, (ii) with respect to an individual Holder and its Stockholder Transferees more than three (3) times in the aggregate in any 12-month period, or (iii) within sixty (60) days following any previous underwritten offering in which at least seventy-five percent (75%) of the number of Registrable Securities requested by the Holders to be included in such Registration Statement were included and sold.

(f)    Selection of Underwriters. The Initiating Holder of an Underwritten Shelf Takedown shall have the right to select the investment banking firm(s) and manager(s) to administer such Underwritten Shelf Takedown (including which such underwriters will serve as lead or co-lead), subject to the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 3.    Demand Registrations.

(a)    Right to Demand Registrations. If Parent is not eligible under applicable Law to register Registrable Securities by way of a Registration Statement on Form S-3 pursuant to Section 2, any Holder not party to the Stockholders Agreement or any Holder after expiration of the Lock-Up Period may, by providing written notice to Parent, request to sell all or part of its Registrable Securities pursuant to a Registration Statement separate from a Shelf Registration Statement (a “Demand Registration”). Each request for a Demand Registration (a “Demand Registration Request”) shall specify the number of Registrable Securities intended to be offered and sold by such Holder pursuant to the Demand Registration and the intended method of distribution thereof, including whether it is intended to be an underwritten offering. Promptly (but in any event within three (3) business days) after receipt of a Demand Registration Request, Parent shall give written notice of the Demand Registration Request to all other Holders of Registrable Securities. As promptly as practicable after receipt of a Demand Registration Request, Parent shall register all Registrable Securities (i) that have been requested to be registered in the Demand Registration Request and (ii) subject to Section 4, with respect to which Parent has received a written request for inclusion in the Demand Registration from a Holder no later than fifteen (15) days after the date on which notice was given to Holders of the Demand Registration Request. Parent shall use its best efforts to cause the Registration Statement filed pursuant to this Section 3(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof. Parent shall not be required to effect a Demand Registration (i) unless the Demand Registration includes Registrable Securities in an amount not less than the Minimum Amount or (ii) within sixty (60) days following the effective date of a Registration Statement relating to a previous Demand Registration.

(b)    Number of Demand Registrations. Each of the Holders and their Stockholder Transferees shall be entitled to request up to three (3) Demand Registrations in the aggregate (which, for the avoidance of doubt, shall be in addition to any Shelf Registration pursuant to Section 2, other than any Underwritten Shelf Takedown, which shall be deemed a Demand Registration for these purposes and count towards such maximum number of Demand Registrations) during any 12-month period.

(c)    Withdrawal. A Holder may, by written notice to Parent, withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of notices from all applicable Holders to such effect, or if such withdrawal shall reduce the Aggregate Offering Price for the offering of the Registrable Securities to be registered in connection with such Demand Registration below the Minimum Amount, Parent shall cease all efforts to seek effectiveness of the applicable Registration Statement, unless Parent intends to effect a primary offering of securities pursuant to such Registration Statement. In the event that all applicable Holders withdraw their Registrable Securities from a Demand Registration and the withdrawal is a Permissible Withdrawal, such Demand Registration Request shall not count against the limitation on the number of such Holder’s Demand Registrations set forth in Section 3(b).

(d)    Selection of Underwriters. If a Demand Registration is an underwritten offering, the Initiating Holder shall have the right to select the investment banking firm(s) to act as the managing underwriter(s) in connection with such offering (including which such managing underwriters will serve as lead or co-lead), subject to the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 4.    Inclusion of Other Securities; Priority. Parent shall not include in any Demand Registration or Shelf Takedown any securities that are not Registrable Securities without the prior written consent of the Holder(s) of the Registrable Securities participating in such Demand Registration or Shelf Takedown. If a Demand Registration or Shelf Takedown involves an underwritten offering and the managing underwriters of such offering advise Parent and the Holders in writing that, in their opinion, the number of Equity Securities proposed to be included in such Demand Registration or Underwritten Shelf Takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such offering, exceeds the number of Equity Securities that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), Parent shall include in such Demand Registration or Underwritten Shelf Takedown: (i) first, the Registrable Securities proposed to be sold by the Initiating Holder and the Participating Holders pro rata based on the number of Registrable Securities proposed to be sold by the Initiating Holding and each Participating Holder, and (ii) second, any Equity Securities proposed to be included therein by any other Persons (including Equity Securities to be sold for the account of Parent and/or any other holders of Equity Securities), allocated, in the case of this clause (ii), among such Persons in such manner as Parent may determine. If more than one Participating Holder is participating in such Demand Registration or Underwritten Shelf Takedown and the managing underwriters of such offering determine that a limited number of Registrable Securities may be included in such offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), then the Registrable Securities that are included in such offering shall be allocated pro rata among the Participating Holders on the basis of the number of Registrable Securities initially requested to be sold by each such Participating Holder in such offering.

Section 5.    Piggyback Registrations.

(a)    Whenever Parent proposes to register any Equity Securities under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of Parent pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan or (iv) that is a Demand Registration or Shelf Takedown hereunder), whether for its own account or for the account of one or more stockholders of Parent (other than the Holders of Registrable Securities) (a “Piggyback Registration”), Parent shall give prompt written notice to each Holder of Registrable Securities of its intention to effect such a registration (but in no event less than ten

(10) days prior to the proposed date of filing of the applicable Registration Statement) and, subject to Sections 5(b) and 5(c), shall include in such Registration Statement and in any offering of Equity Securities to be made pursuant to such Registration Statement that number of Registrable Securities requested to be sold in such offering by such Holder for the account of such Holder, provided that Parent has received a written request for inclusion therein from such Holder no later than three (3) days after the date on which Parent has given notice of the Piggyback Registration to Holders. Parent may terminate or withdraw a Piggyback Registration prior to the effectiveness of such registration at any time in its sole discretion, subject to any other contractual obligations between Parent and any other holders of Equity Securities with respect to such Piggyback Registration. If a Piggyback Registration is effected pursuant to a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), the Holders of Registrable Securities shall be notified by Parent of and shall have the right, but not the obligation, to participate in any offering pursuant to such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”), subject to the same limitations that are applicable to any other Piggyback Registration as set forth above. A Holder may, by written notice to Parent, withdraw its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of the applicable Registration Statement.

(b)    Priority on Primary Piggyback Registrations. If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of Parent and the managing underwriters of the offering advise Parent in writing that, in their opinion, the number of Equity Securities proposed to be included in such offering, including all Registrable Securities and all other Equity Securities proposed to be included in such offering, exceeds the number of Equity Securities that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), Parent shall include in such Piggyback Registration or Piggyback Shelf Takedown: (i) first, the Equity Securities that Parent proposes to sell in such offering; (ii) second, any Registrable Securities requested to be included therein by any Holders, allocated, in the case of this clause (ii), pro rata among such Holders on the basis of the number of Registrable Securities initially proposed to be included by each such Holder in such offering, up to the number of Registrable Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering); and (iii) third, any Equity Securities proposed to be included in such offering by any other Person to whom Parent has a contractual obligation to facilitate such offering, allocated, in the case of this clause (iii), pro rata among such Persons on the basis of the number of Equity Securities initially proposed to be included by each such Person in such offering, up to the number of Equity Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).

(c)    Priority on Secondary Piggyback Registrations. If a Piggyback Registration or a Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities to whom Parent has a contractual obligation to facilitate such offering, other than Holders of Registrable Securities, and the managing underwriters of the offering advise Parent in writing that, in their opinion, the number of Equity Securities proposed to be included in such offering, including all Registrable Securities and all other Equity Securities requested to be included in such offering, exceeds the number of Equity Securities which can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), Parent shall include in such Piggyback Registration or Piggyback Shelf Takedown: (i) first, the Equity Securities that the Person demanding the offering pursuant to such contractual right proposes to sell in such offering; (ii) second, any Registrable Securities requested to be included therein by any Holders, allocated, in the case of this clause (ii), pro rata among such Holders on the basis of the number of Registrable Securities initially proposed to be included by each such Holder in such offering, up to the number of Registrable Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering); and

(iii) third, any Equity Securities proposed to be sold for the account of Parent in such offering and any Equity Securities proposed to be included in such offering by any other Person to whom Parent has a contractual obligation to facilitate such offering, allocated, in the case of this clause (iii), pro rata among Parent and such Persons on the basis of the number of Equity Securities initially proposed to be included by Parent and each such other Person in such offering, up to the number of Equity Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).

(d)    Selection of Underwriters. If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of Parent, Parent shall have the right to select the investment banking firm(s) to act as the managing underwriter(s) in connection with such offering. If a Piggyback Registration or a Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities to whom Parent has a contractual obligation to facilitate such offering, the right to select the investment banking firm(s) to act as the managing underwriter(s) in connection with such offering shall be governed by such applicable contractual arrangement between Parent and such holder of Equity Securities, provided that such managing underwriter shall be reasonably acceptable to the Holder or Holders of a majority of the Registrable Securities proposed to be included in such Piggyback Registration or Piggyback Shelf Takedown (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that such Holder or Holders may designate a co-managing underwriter to participate in the Piggyback Registration or Piggyback Shelf Takedown, in each case to the extent permitted by such applicable contractual arrangement between Parent and such holder of Equity Securities.

Section 6.    Holdback Agreements.

(a)    Holders of Registrable Securities. Each Initiating Holder and Participating Holder, and each other Holder of Registrable Securities that holds or beneficially owns at least 2% of the outstanding Common Shares agrees that in connection with any underwritten Demand Registration, Underwritten Shelf Takedown or a registered underwritten offering of Common Shares by Parent in a primary offering for its own account, and upon written request from the managing underwriter(s) for such offering, such Holder shall not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than seven (7) days prior to and sixty (60) days after the pricing of such offering), effect any public sale or distribution of any Similar Securities to those being registered, including any sale under Rule 144. The foregoing provisions of this Section 6(a) shall not apply to offers or sales of Registrable Securities that are included in an offering pursuant to Section 2, Section 3, or Section 5 of this Agreement and shall be applicable to the Holders of Registrable Securities only if, for so long as and to the extent that Parent, the directors and executive officers of Parent, and each selling stockholder included in such offering are subject to the same restrictions if requested by the managing underwriter(s) for such offering, and Parent uses its reasonable best efforts to ensure that each other holder of at least 5% of the outstanding Common Shares is subject to the same restrictions if requested by the managing underwriter(s) for such offering. Each Holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the foregoing provisions of this Section 6(a) and are necessary to give further effect thereto. Any discretionary waiver or termination of the requirements under the foregoing provisions made by Parent or the applicable managing underwriter(s) shall apply to each Holder of Registrable Securities proposed to be sold in such offering on a pro rata basis. Without limiting the foregoing (but subject to Section 13(a)), if after the date hereof Parent grants any Person (other than a Holder of Registrable Securities) any rights to demand or participate in a registration, Parent agrees that it shall include in such Person’s agreement a covenant consistent with the foregoing provisions of this Section 6(a).

(b)    Parent. To the extent requested by the managing underwriter(s) for the applicable offering, Parent shall not effect any sale registered under the Securities Act or other public distribution of Equity Securities for its own account during the period commencing seven (7) days prior to and ending sixty (60) days after the pricing of an underwritten offering pursuant to Section 2, Section 3, or Section 5 of this Agreement, other than a registration

(i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of Parent pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) or (iii) in connection with any dividend or distribution reinvestment or similar plan.

Section 7.    Suspensions. Upon giving prompt written notice to the Holders of Registrable Securities, Parent shall be entitled to delay or suspend the filing, effectiveness or use of a Registration Statement or Prospectus (a “Suspension”) if Parent determines in good faith (after consultation with external legal counsel) that proceeding with the filing, effectiveness or use of such Registration Statement or Prospectus would require Parent to publicly disclose material non-public information in such Registration Statement or Prospectus so that it would not be materially misleading, the disclosure of which (i) would not be required to be made at such time but for the filing, effectiveness or use of such Registration Statement or Prospectus and (ii) would, in the good faith judgment of Parent, have a material adverse effect on Parent or on any pending negotiation or plan of Parent to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other similar transaction; provided, that Parent shall not be entitled to exercise a Suspension (i) more than twice during any 12-month period, (ii) for a period exceeding sixty (60) days on any one occasion, or (iii) for a period exceeding ninety (90) days during any 12-month period. Each Holder who is notified by Parent of a Suspension pursuant to this Section 7 shall keep the existence of such Suspension confidential and shall immediately discontinue (and direct any other Person making offers or sales of Registrable Securities on behalf of such Holder to immediately discontinue) offers and sales of Registrable Securities pursuant to such Registration Statement or Prospectus and any other use of such Registration Statement or Prospectus until such time as it is advised in writing by Parent that the use of the Registration Statement or Prospectus may be resumed and, if applicable, is furnished by Parent with a supplemented or amended Prospectus as contemplated by Section 8(g). If Parent delays or suspends a Demand Registration, the Initiating Holder of such Demand Registration shall be entitled to withdraw its Demand Registration Request and, if it does so, such Demand Registration Request shall not count against the limitation on the number of such Initiating Holder’s Demand Registrations set forth in Section 3(b). Parent shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section. Parent agrees that, in the event it exercises its rights under this Section, it shall, within sixty (60) days following the Holders’ receipt of the notice of suspension, update the suspended Registration Statement as may be necessary to permit the Holders to resume use thereof in connection with the offer and sale of their Registrable Securities in accordance with applicable law.

Section 8.    Registration Procedures. If and whenever Parent is required to effect the registration of any Registrable Securities pursuant to this Agreement, Parent shall use its best efforts to effect and facilitate the registration, offering and sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable and, pursuant thereto, Parent shall as expeditiously as possible and as applicable:

(a)    prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings required in connection therewith and (if the Registration Statement is not automatically effective upon filing) use its reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable; provided that before filing a Registration Statement or any amendments or supplements thereto, Parent shall furnish to counsel to the Holders for such registration copies of all documents proposed to be filed, which documents shall be subject to review by counsel to the Holders, and give the Holders participating in such registration an opportunity to comment on such documents and keep such Holders reasonably informed as to the registration process;

(b)    prepare and file with the SEC such amendments and supplements to any Registration Statement and the Prospectus used in connection therewith as may be (i) reasonably requested by any selling Holder (to the extent such request relates to information relating to such Holder), or (ii) necessary to keep such Registration Statement effective until all of the Registrable Securities covered by such Registration Statement have been disposed of and comply with the applicable requirements of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement;

(c)    before filing a Registration Statement or Prospectus, or any amendments or supplements thereto and in connection therewith, furnish to the managing underwriter or underwriters, if any, and to each Holder participating in the registration, without charge, such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits thereto and all documents incorporated by reference therein) and such other documents as such Holder may reasonably request, including in order to facilitate the disposition of the Registrable Securities owned by such Holder, which documents will be subject to the review of such underwriters and such Holders and their respective counsel, and not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders covered by the same or the underwriter or underwriters, if any, shall reasonably object;

(d)    use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky Laws of such U.S. jurisdiction(s) as any Holder participating in the registration or any managing underwriter reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable such Holder and each underwriter, if any, to consummate the disposition of such Holder’s Registrable Securities in such jurisdiction(s); provided, that Parent shall not be required to qualify generally to do business, subject itself to taxation or consent or subject itself to general service of process in any jurisdiction where it would not otherwise be required to do so but for its obligations pursuant to this Section 8(d);

(e)    use its reasonable best efforts to cause all Registrable Securities covered by any Registration Statement to be registered with or approved by such other Governmental Entities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of Parent to enable each Holder participating in the registration to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof; provided, that Parent shall not be required to qualify generally to do business, subject itself to taxation or consent or subject itself to general service of process in any jurisdiction where it would not otherwise be required to do so but for its obligations pursuant to this Section 8(e);

(f)    promptly notify each Holder participating in the registration and the managing underwriters of any underwritten offering:

(i)    each time when the Registration Statement, any pre-effective amendment thereto, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;

(ii)    of any oral or written comments by the SEC or of any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding such Holder;

(iii)    of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for any such purpose; and

(iv)    of the receipt by Parent of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky Laws of any jurisdiction;

(g)    notify each Holder participating in such registration, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon becoming aware of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or to omit any fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made, and, as promptly as practicable, prepare, file with the SEC and furnish to such Holder a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(h)    in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, any order suspending or preventing the use of any related Prospectus or any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, use its best efforts to promptly obtain the withdrawal or lifting of any such order or suspension;

(i)    not file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus used in connection therewith, that refers to any Holder covered thereby by name or otherwise identifies such Holder as the holder of any securities of Parent without the consent of such Holder (such consent not to be unreasonably withheld or delayed), unless and to the extent such disclosure is required by Law; provided, that (i) each Holder shall furnish to Parent in writing such information regarding itself and the distribution proposed by it as Parent may reasonably request for use in connection with a Registration Statement or Prospectus and (ii) each Holder agrees to notify Parent as promptly as practicable of any inaccuracy or change in information previously furnished to Parent by such Holder (including with respect to any inaccuracy in any representations or warranties made by such Holder in any underwriting agreement) or of the occurrence of any event that would cause the Registration Statement or the Prospectus included in such Registration Statement to contain an untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or to omit to state any material fact regarding such Holder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made and to furnish to Parent, as promptly as practicable, any additional information required to correct and update the information previously furnished by such Holder such that such Registration Statement and Prospectus shall not contain any untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or omit to state a material fact regarding such Holder or the distribution of such Registrable Securities necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(j)    cause such Registrable Securities to be listed on each securities exchange on which the Common Shares is then listed or, if the Common Shares is not then listed on any securities exchange, use its reasonable best efforts to cause such Registrable Securities to be listed on a national securities exchange selected by Parent after consultation with the Holders participating in such registration;

(k)    provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such Registration Statement;

(l)    make available for inspection by any Holder participating in the registration, upon reasonable notice at reasonable times and for reasonable periods, any underwriter participating in any underwritten offering pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Holder or underwriter, all corporate documents, financial and other records relating to Parent and its business reasonably requested by such Holder or underwriter, cause Parent’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration or offering and make senior management of Parent and Parent’s independent accountants available for customary due diligence and drafting sessions; provided, that any Person gaining access to information or personnel of Parent pursuant to this Section 8(l) shall (i) reasonably cooperate with Parent to limit any resulting disruption to Parent’s business and (ii) protect the confidentiality of any information regarding Parent which Parent determines in good faith to be confidential and of which determination such Person is notified, pursuant to customary confidentiality agreements reasonably acceptable to Parent;

(m)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) covering the period of at least 12 months beginning with the first day of Parent’s first full fiscal quarter after the effective date of the applicable Registration Statement, which requirement shall be deemed satisfied if Parent timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(n)    in the case of an underwritten offering of Registrable Securities, promptly incorporate in a supplement to the Prospectus or a post-effective amendment to the Registration Statement such information as is reasonably requested by the managing underwriter(s) or any Holder participating in such underwritten offering to be included therein, the purchase price for the securities to be paid by the underwriters and any other applicable terms of such underwritten offering (and the Holders shall promptly supply any such information within their possession), and promptly make all required filings of such supplement or post-effective amendment;

(o)    in the case of an underwritten offering of Registrable Securities, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as any Holder participating in such offering or the managing underwriter(s) of such offering reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities;

(p)    in the case of an underwritten offering of Registrable Securities, furnish to each underwriter, if any, participating in an offering of Registrable Securities (i) (A) all legal opinions of outside counsel to Parent required to be included in the Registration Statement and (B) a written legal opinion of outside counsel to Parent, dated the closing date of the offering, in form and substance as is customarily given in opinions of outside counsel to Parent to underwriters in underwritten registered offerings; and (ii) (A) obtain all consents of independent public accountants required to be included in the Registration Statement and (B) on the date of the execution of the applicable underwriting agreement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort letter” signed by Parent’s independent public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;

(q)    in the case of an underwritten offering of Registrable Securities, make senior management of Parent available, to the extent requested by the managing underwriter(s), to assist in the marketing of the Registrable Securities to be sold in such underwritten offering, including the participation of such members of senior management of Parent in “road show” presentations and other customary marketing activities, including “one-on-one” meetings with prospective purchasers of the Registrable Securities to be sold in such underwritten offering (with an understanding that these shall be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of business of Parent), and otherwise facilitate, cooperate with, and participate in such underwritten offering and customary selling efforts related thereto, in each case to the same extent as if Parent were engaged in a primary underwritten registered offering of its Common Shares;

(r)    cooperate with the Holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement free of any restrictive legends and representing such number of shares of Common Shares and registered in such names as the Holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement; provided, that Parent may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System;

(s)    not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities covered thereby and provide the applicable transfer agent with printed certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company; provided, that Parent may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System;

(t)    upon the request of any Holder, promptly amend any Shelf Registration Statement or take such other action as may be necessary to de-register, remove or withdraw all or a portion of such Holder’s shares of Common Shares from a Shelf Registration Statement, as requested by such Holder; and

(u)    otherwise use its reasonable best efforts to take or cause to be taken all other actions necessary or reasonably advisable to effect the registration, marketing and sale of such Registrable Securities contemplated by this Agreement.

Each Holder agrees that upon receipt of any notice from Parent of the happening of any event of the kind described in Section 8(g) or Section 8(h), such Holder shall use its best efforts to discontinue (and direct any other Person making offers or sales of Registrable Securities on behalf of such Holder to discontinue) offers and sales of Registrable Securities pursuant to such Registration Statement or Prospectus and any other use of such Registration Statement or Prospectus until such time as it is advised in writing by Parent that the use of the Registration Statement or Prospectus may be resumed. If Parent gives any such notice in respect of a Demand Registration, the Initiating Holder shall be entitled to withdraw its Demand Registration Request and, if it does so, such Demand Registration Request shall not count against the limitation on the number of such Initiating Holder’s Demand Registrations set forth in Section 3(b).

Section 9.    Participation in Underwritten Offerings. No Person may participate in any underwritten offering pursuant to this Agreement unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form approved by the Persons entitled under this Agreement to approve such arrangements (which shall contain such terms and conditions as are generally prevailing in agreements of that type, including indemnities no more burdensome to the indemnifying party and no less favorable to the recipient thereof than those provided in Section 11 hereof) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no Holder of Registrable Securities included in any underwritten offering hereunder shall be required to make any representations or warranties to Parent or the underwriters (other than representations and warranties regarding (A) such Holder’s identity and ownership of its Registrable Securities to be sold in such offering, (B) such Holder’s power and authority to effect such Transfer, (C) such Holder’s intended method of disposition, (D) information furnished by such Holder expressly for inclusion in any Registration Statement or Prospectus, and (E) such matters pertaining to such Holder’s compliance with securities Laws as may be reasonably requested by the managing underwriter(s)) or to undertake any indemnification obligations to Parent or the underwriters with respect thereto, other than indemnities that are no more burdensome to the indemnifying party and no less favorable to the recipient thereof than those provided in Section 11 hereof.

Section 10.    Registration Expenses.

(a)    Parent shall pay directly or promptly reimburse all costs, fees and expenses (other than Selling Expenses) incident to Parent’s performance of or compliance with this Agreement in connection with the registration of Registrable Securities, including, without limitation, (i) all SEC, FINRA and other registration and filing fees; (ii) all fees and expenses associated with filings to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are to be listed or quoted; (iii) all fees and expenses of complying with securities and blue sky Laws (including reasonable fees and disbursements of one counsel in connection therewith); (iv) all printing, messenger, telephone and delivery expenses (including the cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto); (v) all fees and expenses incurred in connection with any “road show” for underwritten offerings, including all costs of travel, lodging and meals; (vi) all transfer agent’s and registrar’s fees; (vii) all fees and expenses of counsel to Parent; and (viii) all fees and expenses of Parent’s independent public accountants (including any fees and expenses arising from any special audits or “comfort letters”) and any other Persons retained by Parent (for the avoidance of doubt, excluding underwriters) in connection with or incident to any registration of Registrable Securities pursuant to this Agreement (all such costs, fees and expenses, “Registration Expenses”). Each Holder shall bear its respective Selling Expenses associated with a registered sale of its Registrable Securities pursuant to this Agreement. For the avoidance of doubt, neither Registration Expenses nor Selling Expenses shall include the fees or expenses of any underwriters’ counsel.

(b)    The obligation of Parent to bear and pay the Registration Expenses shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended; provided, that the Registration Expenses for any Registration Statement withdrawn at the request of one or more Holder(s) (unless withdrawn following commencement of a Suspension) shall be borne by such Holder(s).

Section 11.    Indemnification; Contribution.

(a)    Parent shall, to the fullest extent permitted by Law, indemnify and hold harmless each Holder of Registrable Securities, any Person who is a “controlling person” of such Holder or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, a “Controlling Person”), their respective direct and indirect general and limited partners, advisory board members, directors, officers, trustees, managers, members, employees, agents, Affiliates and shareholders, and each other agent, if any, who acts on behalf of or controls any such Holder or Controlling Person (each of the foregoing, a “Covered Person”) against any losses, claims, actions, damages, liabilities (or actions or proceedings in respect thereof, whether or not such Covered Person is a party thereto) and expenses (including reasonable costs of investigation and legal expenses), joint or several, to which such Covered Person may become subject under the Securities Act, the Exchange Act, any state blue sky securities Laws, any equivalent non-U.S. securities Laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) (a “Free Writing Prospectus”) or any amendment thereof or supplement thereto or any document incorporated by reference therein or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and Parent shall reimburse each Covered Person for any legal or other expenses reasonably incurred by such Covered Person in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided, that Parent shall not be so liable in any such case to the extent that any loss, claim, action, damage, liability or expense arises out of or is based upon any such untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in any such Registration Statement, Prospectus, preliminary Prospectus, Free Writing Prospectus or any amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to Parent by such Covered Person expressly for use therein or arises out of or based upon such Covered Person’s failure to deliver a copy of the Prospectus or any amendments or supplements thereto to a purchaser (if so required) after Parent has furnished such Covered Person with a sufficient number of copies of the same. This indemnity shall be in addition to any liability Parent may otherwise have.

(b)    In connection with any registration in which a Holder of Registrable Securities is participating, each such Holder shall (severally and not jointly), to the fullest extent permitted by Law, indemnify and hold harmless Parent, its directors and officers, employees, agents and any Person who is a Controlling Person of Parent and any other selling Holder of Registrable Securities, its directors and officers, employees, agents and any Person who is a Controlling Person of such other selling Holder against any losses, claims, actions, damages, liabilities (or actions or proceedings in respect thereof, whether or not such Covered Person is a party thereto) and expenses (including reasonable costs of investigation and legal expenses), joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act, any state blue sky securities Laws, any equivalent non-U.S. securities Laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, Free Writing Prospectus or any amendment thereof or supplement thereto or any document incorporated by reference therein or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but, in the case of each of clauses (i) and (ii) solely to the extent that such untrue statement or alleged untrue statement, or omission or alleged omission, is made in such Registration Statement, Prospectus, preliminary Prospectus, Free Writing Prospectus or any amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information regarding such Holder prepared and furnished to Parent by such Holder expressly for use therein; provided, that the obligation to indemnify pursuant to this Section 11(a) shall be individual and several, not joint and several, for each participating Holder and shall not exceed an amount equal to the net proceeds (after deducting its portion of Selling Expenses) actually received by such Holder in the sale of Registrable Securities to which such Registration Statement or Prospectus relates. This indemnity shall be in addition to any liability which such Holder may otherwise have.

(c)    Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, that any failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced by reason of such failure or delay. In case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an indemnified party, the indemnifying party shall be entitled to participate in and shall have the right, exercisable by giving written notice to the indemnified party as promptly as practicable after receipt of written notice from such indemnified party of such claim or action, to assume, at the indemnifying party’s expense, the defense of any such claim or action, with counsel reasonably acceptable to the indemnified party; provided, that any indemnified party shall continue to be entitled to participate in the defense of such claim or action, with counsel of its own choice, but the indemnifying party shall not be obligated to reimburse the indemnified party for any fees, costs and expenses subsequently incurred by the indemnified party in connection with such defense unless (A) the indemnifying party has agreed in writing to pay such fees, costs and expenses, (B) the indemnifying party has failed to assume the defense of such claim or action within a reasonable time after receipt of notice of such claim or action, (C) having assumed the defense of such claim or action, the indemnifying party fails to employ counsel reasonably acceptable to the indemnified party, (D) in the reasonable judgment of any such indemnified party, based upon advice of its counsel, a conflict of interest exists or may potentially exist between such indemnified party and the indemnifying party with respect to such claims or (E) the indemnified party has reasonably concluded that there may be one or more legal or equitable defenses available to it and/or other any other indemnified party which are different from or additional to those available to the indemnifying party. Subject to the proviso in the foregoing sentence, no indemnifying party shall, in connection with any one claim or action or separate but substantially similar or related actions arising out of the same general circumstances or allegations, be liable for the fees, costs and expenses of more than one firm of attorneys (in addition to any local counsel) for all indemnified parties. The indemnifying party shall not have the right to settle a claim or action for which any indemnified party is entitled to indemnification hereunder without the consent of the indemnified party (not to be unreasonably withheld, conditioned or delayed), and the indemnifying party shall not consent to the entry of any judgment or enter into or agree to any settlement relating to such claim or action unless in either case such judgment or settlement does not impose any admission of wrongdoing or injunctive or equitable relief binding on any indemnified party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein to such indemnified party of a full and final release from all liability in respect of such claim or action. The indemnifying party shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).

(d)    If the indemnification provided for in this Section 11 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, or is for any reason insufficient to hold harmless as contemplated by this Section 11 an indemnified party in respect of any loss, claim, action, damage, liability or expense referred to herein, then the applicable indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, action, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such loss, claim, action, damage, liability or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 11(d). In no event shall the amount which a Holder of Registrable Securities may be obligated to contribute pursuant to this Section 11(d) exceed an amount by which the net proceeds (after deducting its portion of Selling Expenses) actually received by such Holder in the sale of Registrable Securities that gives rise to such obligation to contribute exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. No indemnified party guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)    The provisions of this Section 11 shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or controlling person of such indemnified party and shall survive the Transfer of any Registrable Securities by any Holder.

Section 12.    Rule 144 Compliance. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Parent to the public without registration, Parent shall:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144;

(b)    use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act;

(c)    furnish to any Holder of Registrable Securities, promptly upon request, a written statement by Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act; and

(d)    take such further action as any Holder of Registrable Securities may reasonably request, to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or 144A or Regulations S under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

Section 13.    Miscellaneous.

(a)    No Inconsistent Agreements; Additional Rights. Parent represents and warrants that it has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Holders of Registrable Securities under this Agreement. If Parent enters into any agreement after the date hereof granting any Person registration rights with respect to any security of Parent which agreement contains any material provisions more favorable to such Person than those set forth in this Agreement, Parent will notify the Holders and will agree to such amendments to this Agreement as may be necessary to provide these rights to the Holders.

(b)    Assignment; Third-Party Beneficiaries. The registration rights of Mr. Schwab, TD Bank and ESOP Parties under this Agreement with respect to any Registrable Securities of such Holders may be transferred and assigned to any of their respective Stockholder Transferees (or any trustee or other Person acting on behalf of a Stockholder Transferee) who executes and delivers a counterpart to this Agreement in the form attached hereto as Exhibit A without the prior written consent of the other parties hereto. Except as provided in the immediately preceding sentence, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (other than by operation of law) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (i) as otherwise specifically provided in Section 11, which is intended to benefit each Covered Person, and (ii) for the Stockholder Transferees, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(c)    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under Law to post security or a bond as a prerequisite to obtaining equitable relief.

(d)    No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(e)    Governing Law; Jurisdiction.

(i)    This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(ii)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 13(g).

(f)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, MUTUAL WAIVES AND CERTIFICATIONS IN THIS SECTION 13(F).

(g)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed fully given (i) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 13(g) and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 13(g), (ii) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent:

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Attention:	Peter Crawford
Peter Morgan
E-Mail	peter.crawford@schwab.com
peter.morgan@schwab.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	William L. Taylor
Shane Tintle
Phone:	(212) 403-1000
Facsimile:	(212) 403-2000
E-Mail:	william.taylor@davispolk.com
shane.tintle@davispolk.com

If to Mr. Schwab:

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Attention:	Peter Crawford
Peter Morgan

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	William L. Taylor
Shane Tintle
Phone:	(212) 403-1000
Facsimile:	(212) 403-2000
E-Mail:	william.taylor@davispolk.com
shane.tintle@davispolk.com

If to TD Bank:

The Toronto-Dominion Bank

66 Wellington Street West

4th Floor, TD Tower

Toronto, Ontario

Canada M5K 1A2

Attention: Ellen Patterson, Group Head and General Counsel

Email: Ellen.Patterson@td.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:	Lee A. Meyerson
Facsimile:	(212) 455-2502
E-mail:	lmeyerson@stblaw.com

If to any other Holder, to such address as is designated by such Holder in the counterpart to this Agreement in the form attached hereto as Exhibit A.

(h)    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)    Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart.

(j)    Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Merger Agreement and the Stockholders Agreement (as defined in the Merger Agreement), constitutes the entire agreement among the parties (and their Affiliates) and supersedes all prior agreements and understandings, both written and oral, among the parties (and their Affiliates) with respect to the subject matter hereof. For purposes of this Section 13(j), TD Ameritrade will be deemed to be an Affiliate of Parent.

(k)    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(l)    Amendments. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, in the case of Parent, by its Board of Directors. This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof (each, an “Amendment”) may not be given, except by an instrument in writing specifically designated as an amendment hereto, (A) in the case of a purely administrative amendment, signed on behalf of Parent and the Holder or Holders of Registrable Securities representing at least 67% of the aggregate amount of Registrable Securities held by the Holders, and (B) in the case of any amendment that is not purely administrative, signed on behalf of Parent and each of Mr. Schwab, TD Bank and the ESOP Parties. Each Holder of any Registrable Securities at any time or thereafter outstanding shall be bound by any amendment authorized by this Section 13(l).

(m)    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(n)    Further Assurances. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

(o)    Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) (with respect to any Holder) such time as such Holder holds or beneficially owns, in the aggregate, an equity interest in Parent of less than 1% of the outstanding shares of Common Shares, provided that the provisions of Sections 10, 11 and this Section 13 shall survive such termination.

(p)    Withdrawal. At any time, any Holder may elect to withdraw from this Agreement and no longer be subject to the obligations of this Agreement or have rights under this Agreement from that date forward; provided, that a Holder withdrawing from this Agreement shall nonetheless be obligated under Section 6(a) with respect to any underwritten offering then pending to the same extent that such Holder would have been obligated if the Holder had not withdrawn and be entitled to participate under Section 2, Section 3, and Section 5 in any underwritten offering then pending to the same extent that such Holder would have been entitled to if the Holder had not withdrawn; and provided, further, that no withdrawal from this Agreement shall terminate a Holder’s rights or obligations under Section 11 above with respect to any prior registration or underwritten offering then pending.

(q)    Existing Registration Rights Agreement. This Agreement shall amend and restate the Existing Registration Rights Agreement and, as of the date hereof, the Existing Registration Rights Agreement shall terminate and be of no further force and effect, in each case with respect to the Company and the Shareholders (as defined in the Existing Registration Rights Agreement).

(r)    Effectiveness. This Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect. If the Merger Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no force or effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Walter W. Bettinger II
	Name:	Walter W. Bettinger II
	Title:	President and Chief Executive Officer

CHARLES R. SCHWAB

/s/ Charles R. Schwab
	Name:	Charles R. Schwab

THE TORONTO-DOMINION BANK

By:	/s/ Riaz Ahmed
	Name:	Riaz Ahmed
	Title:	Group Head and Chief Financial Officer

[Signature Page to Registration Rights Agreement]

Exhibit A

Form of Counterpart to Registration Rights Agreement

The undersigned is executing and delivering this counterpart pursuant to that certain Registration Rights Agreement, dated as of November 24, 2019 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Registration Rights Agreement”) by and among The Charles Schwab Corporation, a Delaware corporation (the “Parent”), Charles R. Schwab, The Toronto-Dominion Bank and the other stockholders described therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Registration Rights Agreement.

By executing and delivering this counterpart to the Registration Rights Agreement, the undersigned hereby adopts and approves the Registration Rights Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming a Stockholder Transferee of [        ], to become a party to, and to be bound by and comply with the provisions of, the Registration Rights Agreement in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement. The undersigned hereby represents and warrants that it is a Stockholder Transferee of [        ] and has acquired Registrable Securities in a Transfer in compliance with all applicable contractual restrictions between the applicable Holder and Parent.

[NAME OF TRANSFEREE]

By:
Name:
Title:

Address for Notices:

[ ]

Attention:	[ ]

Phone:	[ ]

Facsimile:	[ ]

E-Mail:	[ ]

with a copy (which shall not constitute notice) to:

[ ]

Attention:	[ ]

Phone:	[ ]

Facsimile:	[ ]

E-Mail:	[ ]

Exhibit B

ESOP Parties

Name	Address for Notices
None

Annex H

Execution Version

November 24, 2019

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, NE 68154

Dear Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 24, 2019, by and among TD Ameritrade Holding Corporation (“TD Ameritrade”), The Charles Schwab Corporation (“Schwab”) and Americano Acquisition Corp. The Toronto-Dominion Bank (“TD Bank”), TD Ameritrade and Schwab hereby agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement in effect on the date hereof.

2. Closing. TD Ameritrade and Schwab each agree that they shall not consummate the Merger unless and until the following conditions have been satisfied (or, to the extent permitted by Applicable Law, waived by TD Bank):

(a) TD Bank shall have received all necessary approvals from the Federal Reserve Board for the acquisition of the shares of Parent Common Stock that are to be issued to TD Bank in the Merger pursuant to the Merger Agreement, without the imposition of any Burdensome Conditions (as defined below).

(b) TD Bank shall have received from the Federal Reserve Board a determination or, as determined by TD Bank in its sole discretion, other acceptable confirmation, that the consummation of the Merger and the Transactions will not result in TD Bank being deemed to “control” Schwab (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA) following consummation of the Merger and the other transactions contemplated thereby (the “TD Noncontrol Determination”).

(c) To the extent required by the OCC, TD Bank shall have received the approval of the OCC under 12 CFR Section 5.53 to enter into the amended and restated Insured Deposit Account Agreement.

(d) To the extent applicable, any waiting period or periods under the HSR Act with respect to the issuance of Parent Common Stock to TD Bank and its Affiliates shall have expired or been terminated.

(e) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated thereby (including the issuance of Parent Common Stock and Parent Nonvoting Common Stock to TD Bank and its Affiliates) shall be in effect, and no statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect which prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated thereby (including the issuance of Parent Common Stock and Parent Nonvoting Common Stock to TD Bank and its Affiliates).

3.    Reasonable Best Efforts.

(a) Prior to the termination of the Merger Agreement or the Closing, TD Bank shall, and shall cause its Affiliates (which for purposes of this letter agreement shall exclude TD Ameritrade and its Subsidiaries and

2

controlled Affiliates) to, use its reasonable best efforts to obtain the approvals set forth in Section 2 and any other approvals it or its Affiliates are required to obtain in connection with the Transactions (the approvals set forth in Section 2 and such other approvals collectively, the “Regulatory Approvals”). In furtherance and not in limitation of the foregoing, in connection with obtaining any of the Regulatory Approvals, TD Bank, its Affiliates and its Subsidiaries shall not be required under any provision of this letter agreement to (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of TD Bank, its Subsidiaries or its Affiliates, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit TD Bank’s, its Subsidiaries or its Affiliates’ freedom of action with respect to, or its or their ability to retain, any assets, properties, products, rights, services or businesses of TD Bank, its Subsidiaries or its Affiliates, or any interest or interests therein; (iii) take any action that would result in (A) TD Bank being deemed to “control” Schwab as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (B) Schwab being deemed to be in “control” of any of the TD Subsidiary Banks as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (iv) agree to do any of the foregoing, in each case of clauses (i), (ii) and (iv), if such action would reasonably be expected to have a material adverse effect on TD Bank and its Subsidiaries, taken as a whole, in each case measured on a scale relative to the size of TD Ameritrade and its Subsidiaries, taken as a whole (any of the actions described in this proviso, other than proposing or negotiating (but not committing to or effecting) the actions as set forth in clause (i) of this proviso, a “Burdensome Condition”); provided that this sentence shall not apply with respect to the Noncontrol Determinations, which shall be governed solely by Section 3(b) below. The parties shall keep each other reasonably updated and apprised of the status and progress towards obtaining the Regulatory Approvals.

(b) TD Bank agrees to modify (i) its post-Merger voting rights and governance arrangements as contemplated by the Merger Agreement and/or the Stockholders Agreement and/or (ii) the terms of the IDA Amendment, in each case to the extent necessary to obtain the TD Noncontrol Determination (provided that for this purpose any “other acceptable confirmation” as used in that term must be satisfactory to each of TD Bank and Schwab in its sole discretion) and to enable Schwab to obtain from the Federal Reserve Board a determination in form and substance reasonably satisfactory to Schwab or, as determined by Schwab in its sole discretion, other acceptable confirmation, that the consummation of the Merger and the other Transactions will not result in Schwab being deemed to “control” any of the TD Subsidiary Banks (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA) (the “Schwab Noncontrol Determination” and, together with the TD Noncontrol Determination (but subject to the proviso above), the “Noncontrol Determinations”), provided that TD Bank shall not be required to take any action which would result in a loss of its ability to account for its ownership of the shares of Parent Common Stock and Parent Nonvoting Common Stock to be issued to it in the Merger on an equity accounting basis.

4.    Amendment or Waiver of Merger Agreement. TD Ameritrade and Schwab each agrees that it will not, without the prior written consent of TD Bank (which may be withheld in its sole discretion) amend, supplement, restate, waive or otherwise modify any other provision of the Merger Agreement so as to (a) reduce the Exchange Ratio, (b) change the form or amount of the Merger Consideration to be received by TD Bank or its Affiliates (including the amount of Nonvoting Common Stock to be received relative to the amount of Common Stock to be received), (c) alter or change the form of the Certificate of Incorporation of the Surviving Corporation attached as Exhibit A to the Merger Agreement, (d) adversely affect the tax consequences to TD Bank with respect to the consideration to be received in the Merger, or (e) affect any of the provisions in Section 8.10 of the Merger Agreement relating to TD Bank.

5.    Transaction Litigation. Each of the parties hereto shall promptly notify the other of any Transaction Litigation (which for purposes of this letter agreement shall include any proceedings involving TD Bank or its Affiliates or Representatives related to the Merger Agreement or any of the transactions contemplated

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thereby, including the Merger) and shall keep the others informed regarding any Transaction Litigation. Each of the parties hereto shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other parties the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party’s advice due consideration with respect to such Transaction Litigation.

6.    Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

7.    Jurisdiction and Exclusive Venue. Each of the parties hereto (a) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute arises out of this letter agreement or for recognition and enforcement of any judgment in respect thereof, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this letter agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (d) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (e) agrees that it shall not bring any action relating to this letter agreement in any court other than the aforesaid courts.

8.    Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any breach of the provisions of this letter agreement or (ii) in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to specifically enforce the terms and provisions of this letter agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 7, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this letter agreement, including monetary damages and (y) nothing contained in this Section 7 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7 before pursuing damages nor shall the commencement of any action pursuant to this Section 7 or anything contained in this Section 7 to pursue any other remedies under this letter agreement that may be available then or thereafter.

9.    ToS Agreement. TD Ameritrade shall refrain from taking the actions specified on Exhibit A with respect to the contract described therein.

10.    Miscellaneous. This letter agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.    No Limitation of Rights. Nothing in this letter agreement limits any of the rights or obligations of Schwab or TD Bank under that certain Voting and Support Agreement, dated as of the date hereof, between TD Bank and Schwab.

[Signature page follows.]

Very truly yours,

The Toronto-Dominion Bank

By:	/s/ Riaz Ahmed
Name: Riaz Ahmed Title: Group Head and Chief Financial Officer

Accepted and agreed to as of

the date set forth above.

The Charles Schwab Corporation

By:	/s/ Walter W. Bettinger II
Name: Walter W. Bettinger II Title: President and Chief Executive Officer

TD Ameritrade Holding Corporation

By:	/s/ Stephen J. Boyle
Name: Stephen J. Boyle Title: Chief Executive Officer

EXHIBIT A

Pursuant to the Trading Platform Hosting and Services Agreement, by and among TD Waterhouse Canada, Thinkorswimcanada, Inc., TD Ameritrade Holding Corporation, Thinkorswim Group Inc. as in effect on the date of this Agreement (the “ToS Agreement”), the Tos Agreement will automatically renew on the same terms and conditions for an additional period of two years if a non-renewal notice is not provided at least 90 days prior to the end of the term. With respect to the first non-renewal period after the date of this Agreement, TD Ameritrade will not provide (or allow any other TD Ameritrade party to provide) a non-renewal notice under the ToS Agreement and accordingly the ToS Agreement will automatically renew with the same terms and conditions for an additional two year period.

Annex I

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN EXCLUDED BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED

INSURED DEPOSIT ACCOUNT AGREEMENT

by and among

TD BANK USA, NATIONAL ASSOCIATION,

TD BANK, NATIONAL ASSOCIATION,

AND

THE CHARLES SCHWAB CORPORATION

November 24, 2019

I-i

Exhibits
Exhibit A	Fixed and Float Rate Yield Calculations
Exhibit B	Methodology for Calculating Applicable FDIC Deposit Insurance Premium Assessments
Exhibit C	Economic Replacement Value Calculation

I-ii

INDEX OF DEFINED TERMS

2013 IDA	Recitals
Affiliate	Recitals
Agreement	Preamble
Anti-Money Laundering Programs	11(e)
BCP	30
Broker-Dealers	1(a)
Business Day	3(b)
Closing	Recitals
Confidential Information	16(a)
Customer Account	Recitals
Customer Data	27(b)
Customer Disclosures	10(h)
Customers	Recitals
Depository Institutions	Preamble
Exempt Fixed Rate Obligation Amounts	14(i)
Exempt Period	14(i)
Exemption Notice	14(i)
FDIC	Recitals
Indemnitee	13(c)
Indemnitor	13(c)
Initial Expiration Date	14(a)
Internal Revenue Code	11(b)
Master Accounts	Recitals
Merger Agreement	Recitals
Merger Sub	14(i)
Non-Renewal Notice	14(i)
Regulation D	8(b)
Schwab	Preamble
Service Fee	5(a)
Sweep Arrangement Fee	5(e)
TD Ameritrade Trust Company	Recitals
TD Bank	Preamble
TD Bank USA	Preamble
TD Parent	Recitals
TDA	Recitals
TDA Broker-Dealers	Recitals
TDA Clearing	Recitals
U.S. Money Laundering and Investor Identification Requirements	11(e)
Withdrawal Schedule	14(i)

I-iii

AMENDED AND RESTATED

INSURED DEPOSIT ACCOUNT AGREEMENT

This Amended and Restated Insured Deposit Account Agreement, dated as of November 24, 2019 (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), is by and among TD Bank USA, National Association, a national bank with its main office in the State of Delaware (“TD Bank USA”), TD Bank, National Association, a national bank with its main office in the State of Delaware (“TD Bank,” and together with TD Bank USA, the “Depository Institutions”) and The Charles Schwab Corporation (“Schwab”). The Depository Institutions, Schwab and the Broker-Dealers (as defined below) are each a “party” and collectively, the “parties”. This Agreement shall become effective upon the Closing (as defined below) without any further action of any party hereto.

Recitals

WHEREAS, Schwab is party to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Schwab, Americano Acquisition Corp. (“Merger Sub”) and TD Ameritrade Holding Corporation, pursuant to which, at the closing and subject to the terms and conditions set forth therein, Merger Sub will merge with and into TD Ameritrade Holding Corporation and TD Ameritrade Holding Corporation will become a wholly-owned subsidiary of Schwab (the “Closing”);

WHEREAS, TD Bank USA, TD Bank, The TD Bank (“TD Parent”), TD Ameritrade, Inc. (“TDA”), TD Ameritrade Clearing, Inc. (“TDA Clearing”) and TD Ameritrade Trust Company (“TD Ameritrade Trust Company” and together with TD Ameritrade Clearing, the “TDA Broker-Dealers”) are party to an Insured Deposit Account Agreement, effective as of January 1, 2013 (the “2013 IDA”) and the parties hereto desire to enter into this Agreement in order to, effective as of the Closing, amend and restate the 2013 IDA in its entirety;

WHEREAS, the Depository Institutions have established or will establish one or more money market deposit accounts (as that term is defined in 12 C.F.R. Section 204.2(d)(2)) (the “Master Accounts”) in the names of the Broker-Dealers (as defined below) as agent and custodian for customers of the Broker-Dealers (“Customers”), including those Customers that are trust agents, nominees, custodians or other representatives of others;

WHEREAS, each Broker-Dealer will act as agent and recordkeeper with respect to certain books and records relating to each of its Customers’ individual beneficial interest in the Master Accounts (each, a “Customer Account”) and will maintain its deposit account records to reflect at all times the existence of a relationship that serves as the basis for federal deposit insurance of such Customer Accounts by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the terms and conditions of this Agreement;

WHEREAS, the parties intend that the Customer Accounts will be eligible for federal deposit insurance by the FDIC for the maximum aggregate amount of principal and interest available with respect to each Customer’s aggregate deposits maintained in a single recognized legal capacity, as evidenced by the records of the Depository Institutions and the Broker-Dealers pursuant to applicable laws and regulations;

WHEREAS, for purposes of this Agreement, “Affiliate” shall mean, for any specified person, any other person who controls, is controlled by or is under common control with, such specified person. For purposes of this definition, (a) “control” (including, with its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of securities or other similar interest, by contract or otherwise; (b) with respect to the Broker-Dealers, the term Affiliate shall not be deemed to include TD Parent or any of its subsidiaries; and (c) with respect to the Depository Institutions and TD Parent, the term Affiliate shall not be deemed to include Schwab or any of its subsidiaries, including the Broker-Dealers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, terms and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.    Roles.

(a)    Schwab will cause (i) its subsidiaries that are broker-dealers as of the Closing, including Charles Schwab & Co., Inc. and the TDA Broker-Dealers and (ii) any other entity that becomes a broker-dealer subsidiary of Schwab following the Closing (clauses (i) and (ii), collectively, the “Broker-Dealers ”) to make available to their Customers the sweep program contemplated by this Agreement to the extent necessary for Schwab to satisfy its obligations hereunder and will cause the Broker-Dealers to take all other actions required of them pursuant to this Agreement.

(b)    The Broker-Dealers will act as the authorized agent, nominee, custodian and messenger of their respective Customers, and not of the Depository Institutions, in establishing, maintaining, making deposits to and withdrawals from, and effecting other transactions in the Master Accounts established and maintained by the Broker-Dealers at the Depository Institutions. Except as set forth in Section 7, all deposits, withdrawals and other transactions in the Master Accounts shall only be effected by the Broker-Dealers, as agent for the Customers, and not directly by the Customers.

(c)    The Broker-Dealers will act as recordkeepers in maintaining the information set forth in Section 8 with respect to the Customer Accounts.

2.    Terms and Conditions of the Master and Customer Accounts. Unless otherwise required by law or regulation, the parties agree that the Master Accounts and Customer Accounts shall be governed by the following terms and conditions:

(a)    no commitment shall be made to pay an interest rate or to employ a method of calculation of an interest rate on the funds deposited in the Master Accounts other than as permitted by applicable law, regulation or rule;

(b)    there shall be no maturity on the Master Accounts;

(c)    the Depository Institutions reserve the right to require seven (7) days’ prior notice of any withdrawal of funds from the Master Accounts; provided, however, that if a Depository Institution elects to exercise its right to require seven (7) days’ prior notice of any withdrawal of funds from a Master Account, it shall, subject to applicable regulatory limitations, exercise such right as to all accounts established at such Depository Institution under 12 C.F.R. Section 204.2(d);

(d)    there is no restriction on the number of additional deposits to the Customer Accounts;

(e)    the Master Accounts shall not be transferable;

(f)    withdrawals from the Master Accounts shall be permitted only in accordance with Section 6 hereof;

(g)    the Master Accounts shall be subject to any and all terms and conditions as may from time to time be imposed on any money market deposit account described in 12 C.F.R. Section 204.2(d)(2) by any applicable law, regulation or rule or by any other determination of any governmental or regulatory authority;

(h)    no checks shall be furnished by the Depository Institutions to the Customers for check writing purposes directly against the Master Accounts or Customer Accounts; and

(i)    no debit cards shall be furnished by the Depository Institutions to the Customers for debit of funds directly against the Master Accounts or Customer Accounts.

3.    Procedures for Establishment of, and Deposits to, the Master Accounts.

(a)    The Master Accounts shall be established on behalf and for the benefit of the Customers in the name of the Broker-Dealers in each case “for the Exclusive Benefit of Its Customers” at an office of each of the Depository Institutions (as may be determined by the Depository Institutions in their sole discretion). The Master Accounts will be maintained on the books and records of the Depository Institutions, evidenced by book entry on the account records of the Depository Institutions in the name of the Broker-Dealers as agent for the Customers. As set forth in Section 8, and for the purposes set forth therein, the Broker-Dealers shall maintain account information and deposit records with respect to the Customer Accounts.

(b)    The Broker-Dealers, as agents for their respective Customers, may on any Business Day deposit federal or other immediately available funds from the Customer Accounts into the applicable Master Account by wire transfer to the designated office, accompanied by appropriate instructions. If that wire transfer together with such instructions is received by the applicable Depository Institution prior to 6:00 p.m., Eastern Time, on any Business Day, the funds deposited by such wire transfer shall be credited to the applicable Master Account on that Business Day. For purposes of this Agreement, “Business Day” shall mean a day on which the Broker-Dealers and the Depository Institutions are open for business, but shall not include any Federal Reserve Bank holiday or any day on which the Fedwire Funds Service is not open for business.

(c)    If withdrawals from a Master Account cause the deposit balance therein to be reduced to zero, the Depository Institution shall nevertheless continue to maintain such Master Account until the applicable Broker-Dealer notifies the Depository Institution to close such Master Account.

4.    Interest Rate on Deposits.

(a)    The interest rate payable by the Depository Institutions on the Master Accounts for credit to the Customer Accounts during any day shall be such rate(s) (calculated on the basis of the actual days elapsed of a year of 365 days) as determined by the Broker-Dealers from time to time in their sole discretion. The interest rate to be paid on funds in the Customer Accounts may vary depending on the value of the Customer’s assets, including funds on deposit in such Customer’s Customer Account. The Depository Institutions shall have no responsibility for setting or for disclosing or monitoring the interest rates accrued or paid in respect of Customer Accounts. The Broker-Dealers shall notify the Depository Institutions of the interest rate(s) by e-mail not later than 11:00 a.m., Eastern Time, on each Business Day, or at such other time or in such other manner as the parties may otherwise mutually agree in writing. If a Broker-Dealer does not provide such notification to a Depository Institution, or if a day is not a Business Day, the applicable Master Account shall bear interest at the interest rate last established for such Master Account pursuant to this Section 4.

(b)    Interest shall be calculated daily and credited monthly to the principal for the Master Accounts on the last Business Day of the calendar month, or on such other date as may be agreed to by the parties in writing. Interest will begin to accrue on funds deposited to the Master Accounts on the day on which such funds are credited to the Master Accounts in accordance with the provisions of Section 3(b) hereof, and will accrue to, but not including, the day on which funds are withdrawn from the Master Accounts.

5.    Fees; Deposit Balances .

(a)    From and after the Closing until the earliest of (i) the first date any TDA Broker-Dealer is merged into another Broker-Dealer that is not a TDA Broker-Dealer, (ii) June 30, 2021 and (iii) the date the Broker-Dealers (other than the TDA Broker-Dealers) are operationally able to sweep funds to the Depository Institutions (such earliest date, the “Initial Period End Date”), the TDA Broker-Dealers shall be obligated to make available to their Customers (including any Customer Accounts opened following the Closing) the sweep program contemplated by this Agreement as the exclusive sweep option for such Customers and neither the TDA Broker-Dealers nor Schwab will withdraw deposits from the Master Accounts except to the extent of withdrawals by

Customers from their Customer Accounts. Schwab will use its reasonable best efforts to enact such operational changes as necessary to enable the Broker-Dealers to sweep funds to the Depository Institutions as promptly as practicable after Closing. In addition, Schwab will not, directly or indirectly, encourage or solicit Customers of the TDA Broker-Dealers to withdraw their funds from their Customer Accounts or otherwise have their funds not swept to the Depository Institutions. Notwithstanding the foregoing, the TDA Broker-Dealers shall not sweep to the Depository Institutions any Customer funds if such Customer requests in writing that such funds not be swept to the Depository Institutions.

(b)    If the Initial Period End Date is prior to June 30, 2021, from and after the Initial Period End Date through June 30, 2021, Schwab will cause the Master Accounts for all Broker-Dealers to have an amount of aggregate deposits equal to the amount of aggregate deposits in the Master Accounts as of the Initial Period End Date (such amount, the “Initial Period Balance”).

(c)    From and after July 1, 2021, in any 12 month period, the Broker-Dealers may reduce the aggregate deposits in the Master Accounts by up to the Reduction Limit (as defined below) by written notice provided to the Depository Institutions not less than ninety days prior to the commencement of the 12 month period during which such reduction will occur; provided that, except during the Run-Off Period following the expiration or termination of this Agreement, in no event shall the amount of aggregate deposits in the Master Accounts ever be less than $50 billion; provided further that, except as set forth in Section 14(i), the Broker-Dealers shall have no right to terminate any Fixed Rate Obligation Amounts prior to the applicable maturity date, and accordingly such reduction in aggregate deposits may only be accomplished by withdrawing deposits that represent a Fixed Rate Obligation Amount following the maturity date for such Fixed Rate Obligation Amount or by withdrawing deposits that are not Fixed Rate Obligation Amounts. From and after July 1, 2021, the amount of aggregate deposits in the Master Accounts shall not be allowed by Schwab to increase above the amount that is in such Master Accounts as of the Initial Period End Date, as reduced from time to time pursuant to this Section 5(c). For the avoidance of doubt, if there is any reduction of such amount pursuant to this clause (c), then the amount of aggregate deposits may only decrease further in accordance with this Section 5(c) but in no event will ever increase.

(d)    The “Reduction Limit” means, in any 12 month period, $10 billion, subject to the adjustments provided below:

(i)    if the Initial Period Balance is less than the amount of aggregate deposits under the 2013 IDA as of immediately prior to the Closing (the “Closing Balance”), the Reduction Limit will be reduced by the difference between the Closing Balance and the Initial Period Balance, beginning with the Reduction Limit in the first 12 month period from and after July 1, 2021, with the remainder of any such reduction carrying over into any subsequent 12 month periods from and after July 1, 2022 (for example, if such difference is $20 billion, the Reduction Limit will be reduced to $0 until July 1, 2023);

(ii)    if the Initial Period Balance is greater than the Closing Balance, the Reduction Limit for the 12 month period from and after July 1, 2021 (and subject to carryover only to the extent permitted by clause (iii) below) will be increased by the difference between the Initial Period Balance and the Closing Balance; and

(iii)    if, in any 12 month period, the amount of the Fixed Rate Obligation Amounts maturing in such 12 month period (the “Available Maturity Amount”) is less than $10 billion (as adjusted in the same manner as the Reduction Limit is adjusted in Section 5(d)(i) and Section 5(d)(ii)) for such 12 month period, then the Reduction Limit in the subsequent 12 month period will be increased by the difference between $10 billion (as adjusted in the same manner as the Reduction Limit is adjusted in Section 5(d)(i) and Section 5(d)(ii)) for such initial 12 month period and the greater of (x) the Available Maturity Amount and (y) the actual amount of the Reduction Limit utilized by Schwab in such 12 month period (for example, assuming no adjustments from 5(d)(i) and 5(d)(ii), (i) if the Available Maturity Amount for the applicable 12 month period is $6 billion, and $7 billion of the Reduction Limit is utilized for such 12 month period (as a result of Schwab using $1 billion from funds not deployed into Fixed Rate Obligation Amounts), $3 billion would be carried forward and added to the Reduction Limit for the next 12 month period, and (ii) if the Available Maturity Amount for the applicable 12 month period is $6 billion, and $6 billion or less of the Reduction Limit is utilized, $4 billion would be carried forward and added to the Reduction Limit for the next 12 month rolling period). Notwithstanding anything herein to the contrary, during the Exempt Period, the Reduction Limit will be fixed at $10 billion and, for the avoidance of doubt, in no event during the Exempt Period shall the amount of aggregate deposits in the Master Accounts ever be less than $50 billion.

(e)    In consideration of the services to be provided by Schwab and the Broker-Dealers hereunder, the Depository Institutions agree to pay to (or as directed by) Schwab an aggregate fee (the “Sweep Arrangement Fee”), on a monthly basis in arrears, not later than 15 calendar days after the end of each calendar month, in an amount equal to:

(i)    the amount computed in accordance with Exhibit A with respect to the aggregate balances in the Master Accounts during such preceding calendar month; less

(ii)    the actual interest paid by the Depository Institutions during such preceding calendar month on the Master Accounts pursuant to Section 4(a); less

(iii)    an annual servicing fee (“Service Fee”) of 15 basis points on the aggregate average daily balance in the Master Accounts; less

(iv)    an amount equal to the product of (x) [***] multiplied by (y) the sum of (I) the total amount of FDIC deposit insurance premium assessments payable (including, if applicable, any special FDIC deposit insurance premium assessments paid; provided, however, that if and to the extent such special assessment represents a prepayment of assessments for future periods, the Depository Institutions and Schwab shall enter into good faith negotiations regarding a payment schedule for the Broker-Dealers to pay their requisite share of such assessment) by the Depository Institutions each year in respect of or resulting from the deposits in the Master Accounts plus (II) [***]% of the incremental cost incurred by the Depository Institutions due to any [***] to the total base assessment rate applicable to the Depository Institutions in respect of all other liabilities held at the Depository Institutions, pursuant to the methodology set forth in Exhibit B.

(f)    For purposes of this Section 5, the amounts determined pursuant to the foregoing clauses (e)(iii) and (iv) shall be based on the actual number of days elapsed in such prior calendar month divided by 365. [***]. With respect to the amounts determined pursuant to clause (e)(iv) above, if at the time of any such payments the actual FDIC assessment for a relevant period has not been determined, such payments shall be based on good faith estimates provided by the Depository Institutions, subject to retroactive adjustment based on final FDIC determination and FDIC assessment payments paid by the Depository Institutions for the relevant period. In connection with the foregoing, the Depository Institutions shall provide the Broker-Dealers, within a reasonable period of time following the end of each calendar quarter, with statements showing the calculation of FDIC assessments used by the Depository Institutions to determine the amounts under clause (e)(iv) above during the immediately preceding calendar quarter. The parties agree that promptly following the end of each calendar quarter, they will jointly review the amounts paid to the FDIC and determine the amounts under clause (e)(iv) for the preceding periods for which final assessment information is available and, if necessary, adjust between the parties any identified over or under payments.

(g)    The mechanics of the payment of the Sweep Arrangement Fee may vary from time to time as agreed to in writing by the parties. The parties hereto agree that no portion of the Sweep Arrangement Fee shall compensate the Broker-Dealers, or reimburse the Broker-Dealers for expenses incurred, in connection with acting as messenger for their respective Customers. The Sweep Arrangement Fee shall be allocated between the Depository Institutions as may be determined by the Depository Institutions in their sole discretion. In the event that the computation of the Sweep Arrangement Fee in any given month results in a negative amount, the Broker-

Dealers collectively will pay to the Depository Institutions such amount. For avoidance of any doubt, the Sweep Arrangement Fee reflects the elements of the various services and interests paid and does not constitute a derivative contract.

(h)    In any calendar week, the Broker-Dealers shall be permitted to designate in the aggregate up to $1 billion of the amounts on deposit in the Master Accounts as “Fixed Rate Obligation Amounts”, on the following terms and conditions:

(i)    If a Broker-Dealer elects to designate an amount as a “Fixed Rate Obligation Amount”, an Authorized Person (as defined below) of such Broker-Dealer shall inform an Authorized Person of the Depository Institutions prior to 11 a.m., Eastern time, on a Business Day to provide the Depository Institutions notice of the amount and maturity date of such new Fixed Rate Obligation Amount. When the Authorized Person of the Depository Institutions is determining the Yield in accordance with Exhibit A, an Authorized Person of such Broker-Dealer shall be entitled to participate electronically with such Authorized Person of the Depository Institution in connection with such determination (including by allowing the Authorized Person of such Broker-Dealer to view or share the computer screen of the Authorized Person of the Depository Institution).

(ii)    By 4 p.m., Eastern time on such Business Day, the Depository Institutions shall provide such Broker-Dealer with an electronic written confirmation setting forth the amount, maturity date and Yield (determined in accordance with Note 1 to Exhibit A) of such Fixed Rate Obligation Amount.

(iii)    No Fixed Rate Obligation Amount may have a maturity date of [***] from the investment date (and the Broker-Dealers shall have no right to withdraw or reinvest such Fixed Rate Obligation Amount prior to such maturity date); provided that Exempt Fixed Rate Obligation Amounts may have a maturity of [***].

(iv)    No more than [***]% of the aggregate Fixed Rate Obligation Amounts in the Master Accounts at any time shall mature in any 12 month period, except to the extent resulting from the establishment of Exempt Fixed Rate Obligation Amounts.

(v)    The Broker-Dealers shall take all necessary steps to ensure that at all times at least 80% of the aggregate amount of the deposits in the Master Accounts are designated as Fixed Rate Obligation Amounts, except, at the Broker-Dealers’ option, during the Exempt Period.

(vi)    For clarity, any reference to a “Fixed Rate Obligation Amount” means the actual dollar amount of such Fixed Rate Obligation Amount and the amount deposited as such Fixed Rate Obligation Amount.

(i)    For purposes of this Section 5, an “Authorized Person” of each of the Broker-Dealers and the Depository Institutions consists of those persons that may be specified in writing by each such party to the other from time to time. “Fixed Rate Obligation Amounts” are deposits that have the terms and conditions specified by Section 5(h) and Exhibit A.

(j)    From and after the Initial Period End Date, the Broker-Dealers will not sweep (and may not be required by any Depository Institution to sweep) to the Depository Institutions any Customer funds to the extent such funds would exceed the Depository Institutions’ aggregate FDIC deposit insurance limits with respect to any given Customer. From and after the Closing until the Initial Period End Date, the amount of uninsured Customer funds swept by the Broker-Dealers to the Depository Institutions will remain consistent with the amount of uninsured Customer funds swept to the Depository Institutions under the 2013 IDA as of the Closing, except to the extent caused by withdrawals of such Customer funds by Customers from their Customer Accounts. Except as provided by the immediately preceding sentence, the Depository Institutions will allocate Customer funds among themselves to ensure that, with respect to any Customer, each Depository Institution has an amount of funds from such Customer that is less than or equal to the applicable FDIC insurance limit with respect to such Customer.

(k)    In the event any change in applicable laws, rules or regulations or any guidance, substantive recommendations, requirements, directives, options and interpretations, policies and guidelines by applicable regulatory authorities results in an increase to the cost to the Depository Institutions or the Broker Dealers of implementing, managing and/or overseeing the sweep program contemplated by this Agreement (including the cost of complying with provisions of this Agreement), then, to the extent such increase in such costs is greater than (x) 1 basis point of the aggregate deposits in the Master Accounts (the “Cost Sharing Threshold”) as of the most recently completed calendar month, but less than (y)10 basis points of the aggregate deposits in the Master Accounts as of the most recently completed calendar month (the “Cost Sharing Cap”), then the Depository Institutions, on the one hand, and the Broker Dealers, on the other hand, will equally share such increase in costs above the Cost Sharing Threshold, with the party not otherwise responsible for such costs reimbursing the party bearing such costs for 50% of the increase in such costs above the Cost Sharing Threshold. If the increase in costs is greater than the Cost Sharing Cap, the party that is not otherwise responsible for such costs has 30 days to elect to pay for 100% of the costs above the Cost Sharing Cap. If such party does not elect to pay for all of such costs, then the other party (i.e., the party that is bearing such costs) can terminate the Agreement any time, with the Run-Off Period to begin immediately upon such termination, and with the parties to continue to share the increase in costs above the Cost Sharing Threshold and below the Cost Sharing Cap until the end of the Run-Off Period. If such other party does not elect to terminate the Agreement, the parties will continue to share equally in the increase in costs above the Cost Sharing Threshold and below the Cost Sharing Cap. The parties agree to discuss in good faith any ways to minimize or mitigate such increase (or potential increase) in costs. Such discussions may occur before the change (or proposed change) that is expected to result in such increase cost is implemented or effective. For the avoidance of doubt, no party shall be required to disclose to the other party confidential supervisory information which by law may not be disclosed.

(l)    Notwithstanding anything to the contrary contained in this Section 5, each “Permitted Notional Investment” (as defined in the 2013 IDA) outstanding as of the Closing shall remain in effect in accordance with its terms, including with respect to the yield, maturity date and principal amount, and such “Permitted Notional Investments” shall otherwise be deemed to be Fixed Rate Obligation Amounts hereunder.

6.    Withdrawals from and Closure of a Master Account. Subject to Section 5, withdrawals from a Master Account may be made prior to 2:00 p.m., Eastern Time, on any Business Day only by the applicable Broker-Dealer, as agent for its Customers. All withdrawals shall be made no more than once a day on any Business Day pursuant to instructions delivered by such Broker-Dealer, or its respective messenger and are in all cases subject to the requirements of Section 5. Such Broker-Dealer or messenger, as applicable, shall receive evidence of the Depository Institution’s receipt of the withdrawal and transfer instructions for same day funds representing the total of such withdrawals to be made to such Broker-Dealer as agent for its Customers. If directed by such Broker-Dealer or its respective messenger, as applicable, the Depository Institution will transfer funds to accounts at another depository institution. Each Broker-Dealer agrees that upon its receipt of such payment for withdrawals, the Depository Institution shall have no further obligation and shall be discharged as to the Broker-Dealer, and any Customers on whose behalf such payment was made, and that the Depository Institution shall have no further obligation with respect to the funds represented by such withdrawal other than the obligation to pay any accrued and unpaid interest relating to those funds. Any Master Account may only be closed by the Broker-Dealers, as agent for the Customers, in each case subject to the requirements of Section 5.

7.    Registration at the Depository Institutions. Pursuant to instructions received from a Customer, if a Broker-Dealer so advises a Depository Institution, such Depository Institution shall record a money market deposit account on behalf of such Customer on the books and records of the Depository Institution in the name of such Customer if such Customer terminates its agency relationship with respect to the applicable Master Account at the Depository Institution. Upon request, such Broker-Dealer will provide the Depository Institution with confirmation of such Customer’s instructions. To facilitate such recordation in the name of such Customer, and upon direction by such Customer, the Broker-Dealer shall reasonably cooperate with the Depository Institution in establishing the identity of such Customer, including, without limitation, the name, address and taxpayer identification number of such Customer and such other information as the Depository Institution may request in order to comply with applicable law. Upon recordation of a money market deposit account in the name of a Customer, the provisions of this Agreement shall no longer govern the terms of such account and such Broker-Dealer shall have no further obligation with respect to servicing such Customer’s Customer Account.

8.    Books and Records Concerning the Customer and Master Accounts.

(a)    As agent and custodian for the Customers, each Broker-Dealer will maintain, in good faith and in the regular course of business, and in accordance with applicable published requirements of the FDIC (including, without limitation, FDIC requirements for pass-through deposit insurance coverage), books and records setting forth the daily balance and accrued interest in the Customer Accounts and identifying with respect to such Customer Accounts the names, addresses and social security or tax identification numbers of the Customers and any representative capacity in which the Customers may be acting. It is understood that the names, addresses and social security or tax identification numbers of the Customers, and any representative capacity in which they may be acting, will be maintained on each Broker-Dealers’ books and records in its capacity as agent and custodian for the Customers and will not be disclosed to the Depository Institutions except as otherwise required by law or this Agreement.

(b)    In connection with the Depository Institutions’ compliance with 12 C.F.R. Part 204 (“Regulation D”), each Broker-Dealer, as recordkeeper for the Depository Institutions, shall allow independent auditors, examiners and other authorized representatives of the federal bank regulatory agencies that have appropriate jurisdiction over the Depository Institutions reasonable access from time to time upon request to the books and records of such Broker-Dealer, and each Broker-Dealer shall cooperate with such independent auditors and agencies to the extent necessary to enable the Depository Institutions to comply with their obligations under Regulation D and other regulatory guidelines with regard to such requests for access.

(c)    Each Broker-Dealer shall at all times maintain, or cause to be maintained, an emergency system to ensure that the books and records concerning the Customer Accounts and Master Accounts will be retrievable within a reasonable period of time in the event of a computer failure or malfunction.

(d)    Each Broker-Dealer may delegate to a third party service provider its respective duties under this Section 8; provided, that (i) the third party service provider will at all times maintain, or cause to be maintained, an emergency system to ensure that the books and records concerning the Customer Accounts and Master Accounts will be retrievable within a reasonable period of time in the event of a computer failure or malfunction and (ii) each such Broker-Dealer will remain liable to the Depository Institutions for such delegated services to the same extent as if such Broker-Dealer had performed it itself.

(e)    Upon request of a Depository Institution, the Broker-Dealers will prepare and deliver to the Depository Institution, as promptly as is commercially reasonable, the following information with respect to any date(s) designated by the Depository Institution in electronic form:

(i)    a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, in which deposits are being made on that day, setting forth the amount of the deposit to each Customer Account;

(ii)    a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, from which withdrawals are being made on that day, setting forth the amount of the withdrawals from each Customer Account;

(iii)    a statement of the aggregate balance in each applicable Customer Account after the deposits and withdrawals set forth in the lists described in (i) and (ii) above, respectively, have been effected;

(iv)    a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, indicating whether each beneficial owner is an individual; an organization that is operated primarily for religious, philanthropic, charitable, educational, political or other similar purpose and that is not operated for profit; the United States; a state, county, municipality or political subdivision thereof; or the District of Columbia, the Commonwealth of Puerto Rico, American Samoa, Guam, any territory or possession of the United States or any political subdivision thereof; and

(v)    such other information as the Depository Institution may reasonably request to facilitate or demonstrate its compliance with Regulation D (or any successor regulation).

(f)    Not later than 15 days following the end of each calendar quarter, the Broker-Dealers shall furnish to the Depository Institutions such information, and in such format, as the Depository Institutions may from time to time specify in connection with the preparation of their quarterly Consolidated Reports of Condition and Income (Call Reports) or comparable report to be filed with the OCC, the FDIC or any other member of the Federal Financial Institutions Examination Council.

(g)    Each Broker-Dealer shall at all times comply, and ensure that any third party service provider to which it delegates any of its respective duties under this Section 8 will at all times comply, with the applicable requirements of OCC Bulletin 2005-13 (12 C.F.R. Part 30, Appendix B) and OCC Bulletin 2013-29, and each Broker-Dealer will allow the Depository Institutions access to their books and records and personnel in order to permit the Depository Institutions to maintain and assess compliance with the foregoing requirements by such Broker-Dealer and any such third party service providers.

(h)    The Broker-Dealers will provide the Depository Institutions with such reports as the Depository Institutions may reasonably request from time to time in connection with their asset/liability management and forecasting programs.

(i)    Schwab and the Broker-Dealers will provide on a timely basis to the Depository Institutions all necessary information and assistance to comply with applicable laws, rules or regulations or interpretations thereof by applicable regulatory authorities relating to this Agreement, including but not limited to 12 CFR Part 370, FR 2052a and Regulation D, as each may be amended from time to time.

(j)    Schwab and the Broker-Dealers will cooperate with the Depository Institutions in conducting such testing of internal controls and systems relating to this Agreement as the Depository Institutions may reasonably request.

9.    Representations and Warranties relating to Broker-Dealers. Schwab on behalf of itself and each Broker-Dealer, represents and warrants to the Depository Institutions as follows:

(a)    Schwab and each of the Broker-Dealers is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)    This Agreement constitutes a legal, valid and binding obligation of Schwab and each of the Broker-Dealers, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(c)    Schwab and each Broker-Dealer has full power and authority to do and perform all acts contemplated by this Agreement.

(d)    Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of its obligations hereunder will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any material federal law, regulation, order, regulatory agreement, or rule applicable to Schwab or any Broker-Dealer, (ii) any material applicable law, rule or regulation of the state in which Schwab or any Broker-Dealer has its principal place of business or of any regulatory agency or self-regulatory organization, (iii) the articles of incorporation or bylaws of Schwab or any Broker-Dealer or (iv) any material agreement to which Schwab or any Broker-Dealer is a party or by which it may be bound.

(e)    Each Broker-Dealer is the authorized representative, agent (or sub-agent) and nominee (or sub-nominee) for its Customer in establishing, maintaining, making deposits to and withdrawals from and effecting other transactions in the Master Accounts and is authorized to give the Depository Institutions instructions on behalf of the Customers with respect to the Master Accounts; and the Depository Institutions may conclusively rely without further inquiry on such instructions given by such Broker-Dealer on behalf of its Customers or otherwise in connection with this Agreement.

(f)    Each Broker-Dealer either has full power and authority to receive on behalf of, and as agent for, each of the Customers any information, including disclosure information, that the Depository Institutions may provide in connection with a Money Market Deposit Account, including any disclosure information required by law or, if a Broker-Dealer lacks such power and authority, such Broker-Dealer shall deliver such information directly to the Customers within any applicable time periods required by law.

(g)    There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Schwab or the Broker-Dealers, threatened against or contemplated by any governmental agency which could reasonably be expected to materially impair the ability of Schwab or the Broker-Dealers to perform their obligations under this Agreement.

(h)    The Anti-Money Laundering Programs (as defined below) have been approved by properly authorized officers of Schwab, are overseen, implemented, monitored and enforced by a duly appointed compliance officer and include internal controls and procedures reasonably designed to prevent and detect suspected money laundering and terrorism financing activities. The Anti-Money Laundering Programs provide for ongoing employee training with respect to U.S. Money Laundering and Investor Identification Requirements and the requirements of such programs.

10.    Representations and Warranties of the Depository Institutions. Each Depository Institution, severally and not jointly, represents and warrants to Schwab as follows:

(a)    Such Depository Institution is a national banking association organized and existing under the laws of the United States and regulated by the OCC.

(b)    This Agreement constitutes a legal, valid and binding obligation of such Depository Institution, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting the enforcement of creditors’ rights generally or of creditors of depository institutions the accounts of which are insured by the FDIC.

(c)    Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of its obligations with respect to the Master Accounts will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any material federal banking or other law, regulation, order, regulatory agreement, or rule applicable to such Depository Institution or governing the acceptance of deposits, (ii) any material applicable law, rule or regulation of the state in which such Depository Institution has its principal place of business or of any regulatory agency or self-regulatory organization, (iii) the articles of association or bylaws of such Depository Institution or (iv) any material agreement to which such Depository Institution is a party or by which it may be bound.

(d)    Such Depository Institution has obtained and/or made any consent, approval, waiver or other authorization of or by, or filing or registration with, any court, administrative or regulatory agency or other governmental authority of the federal government or the state in which such Depository Institution has its principal place of business that is required to be obtained by the Depository Institution in connection with the execution, delivery or performance by the Depository Institution of this Agreement or the consummation by the Depository Institution of the transactions contemplated by this Agreement including, without limitation, the offering of Money Market Deposit Accounts to the Customers.

(e)    The deposits made at such Depository Institution are insured by the FDIC to the fullest extent permitted by law and the Customer Accounts will be eligible for FDIC insurance for each Customer identified on the records maintained pursuant to Section 8 for each recognized legal capacity for which the Customer is eligible, subject to (i) FDIC aggregation rules for other accounts held by a Customer with such Depository Institution and (ii) such Depository Institution recording the Master Accounts as set forth in Section 3.

(f)    As of the date hereof, such Depository Institution is “well capitalized,” as defined in 12 C.F.R. Section 337.6, and may accept, renew or roll over “brokered deposits,” as defined in 12 C.F.R. Section 337.6, without obtaining a waiver from the FDIC. Such Depository Institution will notify the Broker-Dealers promptly (and in any event within two (2) Business Days of learning of the relevant occurrence) upon the occurrence of any event that causes, or could reasonably be expected to cause, any changes in such Depository Institution’s capital category.

(g)    There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of such Depository Institution, threatened by any governmental agency which could reasonably be expected to materially impair the ability of such Depository Institution to perform its obligations under this Agreement.

(h)    The information provided by such Depository Institution expressly for inclusion in the Broker-Dealers’ disclosures to Customers (collectively, the “Customer Disclosures”) is true and accurate in all material respects.

(i)    As of the date hereof, such Depository Institution is not the subject of or party to a memorandum of understanding or any supervisory agreements, mandated board resolutions, cease-and-desist orders, consent agreements, or regulatory restrictions that would, directly or indirectly, materially impair its ability to perform its obligations under this Agreement.

(j)    Deposits of Customers in the Master Accounts at such Depository Institution are entitled to the priority provided to “deposit liabilities” by Section 11(d)(11) of the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder.

(k)    No applicable law or regulation of the state of such Depository Institution’s principal place of business or any political subdivision thereof imposes any state or local income or franchise tax with respect to any Customer’s interest in a Master Account established by a nonresident of such state.

11.    General Covenants.

(a)    Each Broker-Dealer, as recordkeeper for the Depository Institutions, will maintain the applicable Master Accounts in accordance with the definition of “savings deposit” in 12 C.F.R. Section 204.2(d)(2), and interpretations of the Federal Reserve thereunder, including the transfer and withdrawal restrictions contained therein.

(b)    Each Broker-Dealer will prepare and file, on a timely basis and in the manner prescribed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and applicable regulations thereunder, all information returns that may be required by such Broker-Dealer in whatever capacity with respect to its respective Master Accounts (with the customary copies thereof for state and local taxing authorities) and will furnish a copy of all information returns and notifications prescribed by the Internal Revenue Code and applicable regulations thereunder with respect to any Customer holding a Money Market Deposit Account at the Depository Institution(s) to the Customer; provided, however, that in the event such Broker-Dealer does not have available to it the information required to complete such information return and such information is available to the Depository Institution(s), such Broker-Dealer shall request such information from the Depository Institution(s) and upon receipt of such information in a timely manner, such Broker-Dealer shall prepare and file such return in an timely manner. Each Broker-Dealer will cause to be obtained and retained in its files any necessary exemption certificates from its respective Customers with respect to the filing of any information return and the withholding of taxes.

(c)    Each Broker-Dealer will withhold in a timely and proper manner any and all taxes required to be withheld under applicable law in connection with the payment or crediting of any interest on any beneficial interest in the applicable Master Accounts and will pay in a timely and proper manner such amount to the appropriate governmental agency or its designated agent.

(d)    Each Broker-Dealer shall, with respect to their Customer Accounts, comply with applicable U.S. Money Laundering and Investor Identification Requirements and implement, verify and maintain appropriate procedures to verify suspicious transactions and the source of funds for the Customer Accounts.

(e)    Each Broker-Dealer has implemented and will maintain appropriate programs (“Anti-Money Laundering Programs”) reasonably designed to ensure compliance with all regulations, orders and policies concerning matters such as the identity of the Customers and the sources of funds that are handled pursuant to this Agreement, including the Bank Secrecy Act and the USA PATRIOT Act, and all regulations issued thereunder, Executive Order No. 13224 and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (together, “U.S. Money Laundering and Investor Identification Requirements”).

(f)    Each Broker-Dealer will provide prompt notice to the Depository Institutions of any material changes to the Anti-Money Laundering Programs and will also provide, within 30 days after the end of each fiscal year for Schwab, an annual Wolfsburg certification that confirms, among other things, that for the relevant period the Broker-Dealers have maintained an Anti-Money Laundering Program that is reasonably designed to comply with applicable U.S. Money Laundering and Investor Identification Requirements and such other information as the Depository Institutions may reasonably require from time to time to verify such Broker-Dealer’s compliance with applicable U.S. Money Laundering and Investor Identification Requirements.

(g)    Each Depository Institution shall provide all services specified herein to be provided by the Depository Institution in accordance with industry practices; provided, however, that in the event any applicable regulation, statute or rule changes or any new applicable regulation, statute or rule is enacted, the parties shall negotiate in good faith to determine appropriate service levels.

(h)    Each Depository Institution agrees to provide written notice to Schwab as promptly as reasonably practicable if TD no longer owns or controls, directly or indirectly, a majority of the issued and outstanding voting securities of either or both Depository Institutions.

(i)    Each Depository Institution will provide notification as promptly as reasonably possible (and in any event within 2 days of learning of the relevant action or information) to Schwab of any action by the FDIC or by such Depository Institution to terminate such Depository Institution’s FDIC insured status.

(j)    The Master Accounts will not at any time be subject to any right, charge, security interest, lien or claim of any kind against the Broker-Dealers in favor of the Depository Institutions or any person claiming through the Depository Institutions, and the Depository Institutions will not exercise any right of set-off or recoupment against the Master Accounts.

12.    Master Account Description, Statements and Disclosures.

(a)    Schwab and the Broker-Dealers shall provide each Customer with Customer Disclosures setting forth a description of the terms and conditions of the Customer Accounts, including applicable interest rates, and Master Accounts prior to the Customer’s funds being swept to a Master Account. The Broker-Dealers agree to provide any amendments to the Customer Disclosures to the Depository Institutions for their review and approval prior to providing the amended Customer Disclosures to Customers.

(b)    The Broker-Dealers agree to periodically provide each Customer with a statement on a monthly, quarterly or other basis permitted by law, which shall reflect each deposit to or withdrawal from the Customer Account during the previous period, the closing balance of such Customer Account at the end of the previous period, and the amount of interest earned on funds in such Customer’s Customer Account during the previous period. The parties acknowledge that the Depository Institutions will have no responsibility for providing such periodic statements or for the completeness or accuracy thereof.

(c)    Upon establishment of a Customer Account by a Customer, the Broker-Dealers shall provide the Customer with information regarding the date of the initial deposit to the applicable Master Account, the name of the Depository Institution, and the fact that the Broker-Dealers will receive from the Depository Institution the fee described in Section 5 hereof. The information may be furnished by the Broker-Dealers in the form of a trade confirmation or a customer transaction statement.

13.    Indemnification.

(a)    Each Depository Institution agrees, severally and not jointly, to indemnify and hold harmless Schwab and the Broker-Dealers and their Affiliates, and their respective officers, directors, employees, agents and contractors, from and against any liability, claim, cost or expense (including court costs and attorneys’ fees) arising out of such Depository Institution’s material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b)    Schwab agrees to indemnify and hold harmless the Depository Institutions and their Affiliates, and their respective officers, directors, employees, agents and contractors, from and against any liability, claim, cost or expense (including court costs and attorneys’ fees) arising out of a material breach of any of representations, warranties, covenants or other agreements of Schwab or a Broker-Dealer set forth in this Agreement.

(c)    For purposes of this Section 13, the party obligated to provide the indemnity described in Sections 13(a) and 13(b) will be referred to as the “Indemnitor” and the party receiving the benefit of such indemnity will be referred to as the “Indemnitee.” The Indemnitee shall give the Indemnitor prompt notice of any claim for indemnification; provided, that the Indemnitee’s failure to give such prompt notice shall not relieve the Indemnitor of its indemnification obligation except to the extent that the Indemnitor was materially prejudiced by such failure. The Indemnitor shall have no obligation pursuant to Section 13(a) or 13(b), as applicable, unless the Indemnitee permits the Indemnitor to assume and control the defense of the related claim, suit, action or proceeding, with counsel chosen by the Indemnitor (who must be reasonably acceptable to the Indemnitee). The Indemnitor shall not enter into any settlement or compromise of any such claim, suit, action or proceeding without the Indemnitee’s prior written approval, which approval shall not be unreasonably withheld.

(d)    Notwithstanding the foregoing, the Indemnitee may, at its own option and expense, employ counsel to monitor any claim for which it is entitled to indemnification under this Section 13, and counsel for the Indemnitor shall provide cooperation and assistance to such counsel for the purpose of apprising the Indemnitee of the status of such proceeding, including the status of settlement negotiations, if any. Nothing in this Agreement shall be deemed to limit or eliminate the right of a party at any time to waive indemnification to which it is otherwise entitled pursuant to this Section 13 by independently defending or settling any claim on its own behalf; provided, that the party exercising this right will provide the other party with prompt written notice of its intent to do so, and such party agrees that it will not be entitled to seek any other remedy against the other with respect to the subject matter of the claim for which it has waived indemnification.

(e)    Notwithstanding any other provision herein, neither party will be liable to the other for:

(i)    special, indirect, consequential, punitive, exemplary or incidental damages of the other party of any kind, including but not limited to lost profits, lost savings, and loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, except in any such case for amounts awarded by a final judicial determination or settlement to third parties; or

(ii)    any delay or failure to perform its obligations under this Agreement to the extent that such delays or failures result from causes or circumstances beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, or other causes commonly known as “acts of God”; in any such event, in order to be so excused from such delay or failure to perform, the party so affected must give notice of the cause of such delay or failure to the other party as promptly as practicable and use reasonable efforts to remedy the cause of such delay or failure if practicable and take all reasonable actions as may be appropriate to continue performance under this Agreement.

14.    Term; Termination; Related Procedures.

(a)    The initial term of this Agreement shall expire on July 1, 2031 (the “Initial Expiration Date”) and will automatically renew for a term that is five (5) years from such Initial Expiration Date (for purpose of clarity, such initial renewal term would expire on July 1, 2036) and from each subsequent fifth anniversary of the prior expiration date unless, in the case of any such renewal term, Schwab, on the one hand, or the Depository Institutions, on the other hand, have given the other written notice of non-renewal at least two (2) years prior to (x) the Initial Expiration Date (for purposes of clarity, such date of notice being July 1, 2029), or (y) prior to the expiration date of any subsequent renewal term of this Agreement. If none of the parties gives written notice of non-renewal at least two (2) years prior to the end of a five-year renewal term, this Agreement shall automatically renew for a successive five-year term at the end of such renewal term.

(b)    The Depository Institutions shall have the right to terminate this Agreement by written notice to Schwab (i) in order to comply with any order or directive received by the Depository Institutions or TD Parent from any applicable regulatory agency, including, without limitation, OSFI, the Federal Reserve, the OCC and the FDIC, to terminate this Agreement or (ii) pursuant to Section 5(k) above.

(c)    Schwab shall have the right to terminate this Agreement by written notice to the Depository Institutions (i) in order to comply with any order or directive received by the Schwab or the Broker-Dealers from any applicable regulatory agency, including, without limitation, the Securities and Exchange Commission, the Financial Industry Regulatory Authority or the Federal Reserve, to terminate this Agreement or (ii) pursuant to Section 5(k) above.

(d)    Schwab and the Depository Institutions shall each have the right to terminate this Agreement by written notice to the other if TD Parent no longer owns, directly or indirectly, a majority of the issued and outstanding shares of common stock of either or both of the Depository Institutions; provided, that Schwab shall not have a right of termination pursuant to this Section 14(d) as long as TD Parent, directly or indirectly, is able to provide the Broker-Dealers through an Affiliate of TD Parent, without material interruption to their

Customers, with sweep deposit accounts on terms, including product terms, economics (including, but not limited to, pricing) and FDIC deposit insurance coverage, at least as favorable in all material respects as offered to the Broker-Dealers hereunder immediately prior to the date on which the termination event provided for in this Section 14(d) first occurred.

(e)    Schwab and the Depository Institutions shall each have the right to terminate this Agreement by written notice to the other if both Depository Institutions are deemed (x) “adequately capitalized,” as defined in 12 C.F.R. Section 337.6, and has failed to obtain the waiver referenced in 12 C.F.R. Section 337.6(c) within 180 days of such Depository Institutions being deemed adequately capitalized, or (y) “undercapitalized,” as defined in 12 C.F.R. Section 337.6 or any lower category set forth therein; provided, that Schwab shall not have a right of termination pursuant to this Section 14(e) as long as TD Parent, directly or indirectly, is able to provide the Broker-Dealers, through an Affiliate of TD Parent without material interruption to their Customers, with sweep deposit accounts on terms, including product terms, economics (including, but not limited to, pricing) and FDIC deposit insurance coverage, at least as favorable in all material respects as offered to the Broker-Dealers hereunder immediately prior to the date on which the termination event provided for in this Section 14(e) first occurred, provided further that if at any time the Depository Institutions are either (a) deemed to be “adequately capitalized” as defined in 12 C.F.R. Section 337.6 and have not received and continue to benefit from an effective waiver referenced in 12 C.F.R. 337.6(c) within the 180 day period referenced in clause (x) above, or (b) deemed to be “undercapitalized” as defined in 12 C.F.R. Section 337.6 or any other lower category set forth therein, then Schwab and the Broker Dealers shall have the right to sweep new or rollover funds (but, for the avoidance of doubt, not the right to terminate any Fixed Rate Obligation Amounts prior to the applicable maturity date) to one or more other depository institution of their choice (which may, for the avoidance of doubt, include one or more depository institution controlled by Schwab), but only for such period of time until the Depository Institutions no longer are viewed as falling within conditions (a) or (b) above.

(f)    In the event that Schwab or any Broker-Dealer, on the one hand, or the Depository Institutions, on the other hand, materially breaches any of their respective covenants set forth in this Agreement, as applicable, and fails to cure such breach within 90 days of receipt of written notice of such breach from the non-breaching parties if any regulatory action is required to cure such breach (or, if no regulatory action is required to cure such breach, within 45 days of receipt of written notice of such breach), the non-breaching parties shall have the right to terminate this Agreement upon written notice to the breaching parties.

(g)    Each of the parties agree that it will not exercise its right to terminate this Agreement (unless in the case of a termination pursuant to Section 14(b) or Section 14(c) an immediate termination of this Agreement is required to comply with any applicable law, regulation, order or directive) until the CEO of Schwab and the CEO of TD Parent have had a reasonable opportunity to discuss the circumstances that give rise to the right of termination and are unable to resolve the matter within ninety (90) days after the referral of the matter to them.

(h)    Any termination of this Agreement pursuant to Sections 14(b)-14(f) shall become effective in accordance with the term thereof, in which case the Agreement shall immediately enter the Run-Off Period (as defined below) (unless and to the extent, in the case of a termination pursuant to Section 14(b) or Section 14(c), such Run-off Period is not permitted by applicable laws, regulations, orders or directives, in which case such run-off shall be conducted in compliance with such applicable laws, regulations, orders or directives). In the case of an expiration of this Agreement pursuant to Section 14(a), upon such expiration, this Agreement then shall enter the Run-Off Period. The “Run-Off Period” is the period in which (a) the amount of aggregate deposits in the Master Accounts shall not be allowed by Schwab to increase above the amount that is then in such Master Accounts; and (b) the Broker-Dealers shall reduce the aggregate deposits in the Master Accounts without regard to the Reduction Limit or the $50 billion floor set forth in Section 5; provided that, except as set forth in Section 14(i), the Broker-Dealers shall have no right to terminate any Fixed Rate Obligation Amounts prior to the applicable maturity date and upon the applicable maturity date shall withdraw all deposits subject to such Fixed Rate Obligation Amounts.

(i)    Upon expiration of the Agreement pursuant to Section 14(a) (and, for the avoidance of doubt, not in connection with a termination of this Agreement pursuant to Sections 14(b)-14(f)), the Broker-Dealers may, upon at least two years’ prior written notice prior to the expiration date (the “Non-Renewal Notice”), in the Run-Off Period (but, for the avoidance of doubt, not until the Run-Off Period has commenced), withdraw deposits from Fixed Rate Obligation Amounts prior to the maturity date of such Fixed Rate Obligation Amounts, subject to paying the Depository Institutions the Economic Replacement Value (as defined below) with respect to such Fixed Rate Obligation Amounts. Such Non-Renewal Notice must set forth the schedule for deposits (including the Fixed Rate Obligations) to be withdrawn (the “Withdrawal Schedule”) during the Run-Off Period (for clarity, such withdrawal will not begin earlier than the commencement of the Run-Off Period) and the Depository Institutions can select the actual date of termination of such Fixed Rate Obligation Amounts, provided such date shall be no earlier than 60 days before the scheduled withdrawal date in the Withdrawal Schedule and no later than the scheduled withdrawal date in the Withdrawal Schedule. Upon delivery of written notice (“Exemption Notice”) to the Depository Institutions at least two years prior to the beginning of the Exempt Period (as defined below), the Broker-Dealers may during the five year period prior to the expiration of the term of this Agreement as determined pursuant to Section 14(a) (such five year period, the “Exempt Period”) establish new Fixed Rate Obligation Amounts (the “Exempt Fixed Rate Obligation Amounts”) that comply with the requirements set forth in Section 5. In a Non-Renewal Notice, the Broker-Dealers may also establish Exempt Fixed Rate Obligation Amounts that have maturity dates consistent with the Withdrawal Schedule and comply with the requirements set forth in Section 5.

(j)    For purposes of this Agreement, “Economic Replacement Value” has the meaning given to it in Exhibit C.

(k)    Any right to terminate this Agreement pursuant to Sections 14(b)-14(f) shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies under this Agreement or available at law or in equity.

15.    Survival. Following expiration or termination of this Agreement pursuant to Section 14 hereof, Sections 13, 14, 15, 16, 19, 20, 21, 24, 25 and 27 shall survive any such expiration or termination. All other sections of this Agreement shall survive until the Master Accounts established at the Depository Institutions are closed.

16.    Confidentiality.

(a)    Schwab and the Depository Institutions mutually acknowledge that, in the course of their dealings with each other in connection with this Agreement, each may learn Confidential Information of or concerning the other party or third persons to whom the other party has an obligation of confidentiality. For the purposes of this Agreement, “Confidential Information” shall mean, with respect to any person, any confidential, business, trade secret, proprietary or other like information that is provided, produced or disclosed by such person in connection with performance of this Agreement, whether in written, electronic or oral form, whether tangible or intangible, and whether or not labeled or designated as “confidential.” Confidential Information also includes any information regarding the contents of this Agreement.

(b)    Each party shall treat all Confidential Information received from the other party as proprietary, and shall not disclose such Confidential Information orally or in writing to any third party without the prior written consent of the other applicable party, and shall not appropriate any of such Confidential Information for its own use or for the use of any other person. Without limiting the foregoing, each party agrees to take at least such precautions to protect the other party’s Confidential Information as it takes to protect its own Confidential Information, but in no event shall such precautions be less than reasonable or as required by applicable law.

(c)    Upon the request of another party following the termination of the Agreement and the closing of the Master Accounts, each party shall (a) return to such other party all tangible items containing any of such other party’s Confidential Information, including all copies, abstractions and compilations thereof, and (b) remove from its computer systems any record in electronic form that contains any of such other party’s Confidential Information, including all copies, abstractions and compilations thereof, without retaining any copies of the items required to be returned. Any party may further require that the other parties certify in writing that they have fulfilled their obligations under this Section 16(c).

(d)    Notwithstanding anything herein to the contrary, each party may keep records of the other parties’ Confidential Information for recordkeeping as required by applicable law; provided, that the confidentiality of all such Confidential Information is maintained in a manner consistent with the requirements of this Agreement. The obligations of this Section 16 extend to the employees, agents, service providers and subcontractors of each party and their respective Affiliates, and each party shall inform such persons of their obligations under this Section 16.

(e)    Nothing in this Agreement shall be construed to restrict disclosure or use of any information otherwise constituting Confidential Information that: (a) was in the possession of or rightfully known by the recipient, without an obligation to maintain its confidentiality, prior to receipt from the other party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the recipient in good faith from a third person having the right to disclose it without an obligation of confidentiality; or (d) is independently developed by the receiving party without the participation of any persons who have had access to the other party’s Confidential Information.

(f)    Each party shall, upon learning of any unauthorized disclosure or use of another party’s Confidential Information, notify such other party promptly and cooperate fully with such party in protecting its Confidential Information.

(g)    If any party believes it is required, by applicable law or by a subpoena or order of a court, regulatory agency or self-regulatory organization having appropriate jurisdiction, to disclose any of another party’s Confidential Information, subject to applicable law that may prohibit the rendering of such notification, it shall promptly notify the applicable party prior to any disclosure and shall make all reasonable efforts to allow such other party an opportunity to seek a protective order or other judicial relief. Despite any contrary provision in this Agreement, if the party seeking to prevent disclosure of such Confidential Information does not obtain a protective order or other judicial relief within a reasonable period of time, the party required to disclose the Confidential Information may disclose such information only to the extent required and will continue to treat the Confidential Information in accordance with this Agreement for all other purposes. Notwithstanding the foregoing and in connection with the Depository Institutions’ compliance with Regulation D, if a Depository Institution receives a request for information regarding a Customer Account at such Depository Institution from a federal bank regulatory agency with jurisdiction over such Depository Institution, the Depository Institution will inform Schwab, of the request and Schwab, will provide (or cause the Broker-Dealers to provide) the information sought as soon as possible, but in any event within ten (10) days. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will prevent a party from disclosing any Confidential Information to any regulatory authority having jurisdiction over it or its subsidiaries in connection with ordinary course reporting/discussions between it or its subsidiaries and such authorities, or as may otherwise be required by law or regulation and, accordingly, the prohibitions of disclosure, obligations of notice and related provisions in this Agreement do not apply to any such disclosure to any such regulatory authority.

(h)    Each party, with reasonable notice to the other parties and during normal business hours, shall have the right to inspect the other parties’ books and records relating to this Agreement in order to monitor the other parties’ compliance with applicable privacy policies, laws and regulations. The party requesting the inspection shall bear all costs in connection with such inspection. Each party agrees that it shall not interfere with the ordinary and normal course of the other parties’ business in conducting the inspection.

(i)    The parties acknowledge that disclosure of any Confidential Information by the party receiving it will cause irreparable injury to the disclosing party, its customers and other persons, and is inadequately compensable in monetary damages. Accordingly, a party may seek injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Section 16, in addition to any other remedies in law or equity, and no party will raise the defense of an adequate remedy at law in opposition to any such petition for injunctive relief. This Section 16(i) shall not apply to disclosures required by applicable law, as provided in, and under the conditions of Section 16(g) hereof.

17.    Notices.

(a)    All notices under the Agreement will be in writing and will be sent:

if to TD Bank USA, to:

TD Bank USA, National Association

1701 Route 70 East

Cherry Hill, NJ 08034

Attention: Ellen Patterson, Group Head and General Counsel

Email: [***]

if to TD Bank, to:

TD Bank, National Association

1701 Route 70 East

Cherry Hill, NJ 08034

Attention: Ellen Patterson, Group Head and General Counsel

Email: [***]

In each case, with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:        Lee A. Meyerson

                         Ravi Purushotham

                         Matt Rogers

E-mail:            lmeyerson@stblaw.com

                         rpurushotham@stblaw.com

                         mrogers@stblaw.com

If to Schwab, to:

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Attention: Peter Crawford

                 Peter Morgan

Email:      [***]

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:        William L. Taylor

                          Lee Hochbaum

Facsimile:        (212) 701-5133

E-mail:             william.taylor@davispolk.com

                         lee.hochbaum@davispolk.com

(b)    All notices to be sent or delivered hereunder shall be deemed to be given or become effective for all purposes of this Agreement as follows: (i) when delivered in person, when delivered; (ii) when sent by registered, certified or express mail, on the earlier of the third Business Day after the date of deposit in the United States mail or the date of receipt; and (iii) when sent by email, telegram, telecopy, overnight delivery or other form of rapid transmission, when receipt of such transmission is received by the sender.

18.    Expenses. Except as otherwise set forth herein, each party hereto shall pay its own expenses incident to the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated herein.

19.    Governing Law. This Agreement and all rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York.

20.    Assignment. None of Schwab, on the one hand, or the Depository Institutions, on the other hand, may assign its rights or delegate its duties under this Agreement, either in whole or in part, without the prior written consent of the other party; provided, however, that such consent shall not be required for an assignment by (i) any Depository Institution to another depository institution that is an Affiliate of TD Parent in order to effectuate the terms set forth under the provisos found in Sections 14(d) and 14(e), or (ii) Schwab to any Broker Dealer; provided no such assignment shall relieve Schwab of any of its obligations hereunder. Any other attempted assignment or delegation in violation of this Section 20 shall be void. This Agreement shall be binding upon all successors and permitted assigns of each party, irrespective of any change with regard to the name of or the personnel of any party.

21.    Court Fees and Damages. In the event of suit by any of the parties to enforce this Agreement, the prevailing party shall be entitled to such court costs and attorneys’ fees as the court deems reasonable.

22.    Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, representations and proposals, whether written or oral, with the exception of any confidentiality agreements that may have been entered into by the parties prior to the execution of this Agreement.

23.    Invalidity. If any provision or condition of this Agreement is held invalid or unenforceable by any court or regulatory agency, such invalidity or unenforceability attaches only to such provision or condition, and the validity of the remaining provisions and conditions remain unaffected and shall be enforced to the fullest extent permitted by applicable law or regulation.

24.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

25.    Headings. The division of this Agreement into sections, clauses, paragraphs or subdivision and the insertion of headings are for convenience only and shall not affect the construction or interpretation. This Agreement shall be read and interpreted with all changes of gender or number required by the context to the ordinary and usual meanings of words, but words with recognized technical or trade meanings shall be interpreted according to such recognized meanings.

26.    References to Statutes, Rules or Regulations. Any reference to a statute, rule or regulation in this Agreement is deemed also to refer to any amendment or successor provision to that statute, rule or regulation.

27.    Gramm-Leach-Bliley Compliance and Related Matters.

(a)    The Depository Institutions and Schwab hereby acknowledge that they are subject to the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. Section 6801 et seq., pursuant to which regulation the Broker-Dealers are required to obtain certain undertakings from the Depository Institutions, and the Depository Institutions are required to obtain certain undertakings from the Broker-Dealers, with regard to the privacy, use and protection of nonpublic personal financial information of their respective Customers or prospective customers. Therefore, notwithstanding anything to the contrary contained in this Agreement, the Depository Institutions and the Schwab (on behalf of the Broker-Dealers) agree that (i) they shall not disclose or use any Customer Data except to the extent necessary to carry out obligations under this Agreement and for no other purpose; (ii) they shall not disclose Customer Data to any third party, including, without limitation, third party service providers without the prior consent of each other and an agreement in writing from the third party to use or disclose such Customer Data only to the extent necessary to carry out the Depository Institutions’ obligations or the Broker-Dealers’ obligations under this Agreement, and for no other purposes; (iii) they shall maintain, and shall require all third parties approved under clause (ii) to maintain, effective information security measures to protect Customer Data from unauthorized disclosure or use; and (iv) they shall provide each other with information regarding such security measures upon reasonable request and promptly provide information regarding any failure of such security measures or any security breach related to Customer Data. The Broker-Dealers shall provide all Customers with copies of the Broker-Dealers’ privacy policies as in effect from time to time, and comply with the provisions of such policies. In furtherance of the foregoing, the Broker-Dealers shall take appropriate remedial actions upon the occurrence of any breach of such privacy policies or any federal or state privacy, customer information security or similar laws, regulations or guidelines. The obligations set forth in this Section 27 shall survive termination of this Agreement.

(b)    For purposes of this Agreement, “Customer Data” means the nonpublic personal information (as defined in 15 U.S.C. Section 6809(4)) of Customers or prospective customers (and/or each Broker-Dealer’s Affiliates) received by a Depository Institution, or of a Depository Institution’s customers or prospective customers received by a Broker-Dealer, in connection with the performance of obligations under this Agreement, including, but not limited to (i) an individual’s name, address, e-mail address, IP address, telephone number and/or social security number; (ii) the fact that an individual has a relationship with such Depository Institution or a Broker-Dealer and/or its respective Affiliates; or (iii) an individual’s account information.

(c)    The Broker-Dealers and the Depository Institutions may disclose Customer Data (i) pursuant to a request by any governmental or regulatory agency or individual body having authority or jurisdiction over the Broker-Dealers or the Depository Institutions, as the case may be, pursuant to a request or order under applicable laws or regulations, and (ii) to regulatory examiners, their Affiliates, auditors, and counsel in connection with the transactions contemplated hereby. In the event a subpoena or other legal process concerning Customer Data disclosed by a Depository Institution to the Broker-Dealers, or the Broker-Dealers to the Depository Institution, is served upon a Broker-Dealers or a Depository Institution, as the case may be, such Broker-Dealer or such Depository Institution, as the case may be, agrees that it will notify the other promptly upon receipt of such subpoena or other legal process and will reasonably cooperate with the other in any lawful effort by the other to contest the legal validity of such subpoena or other legal process.

28.    Litigation.

(a)    Schwab and each Broker-Dealer will promptly advise the Depository Institution of any legal or administrative action of which Schwab or such Broker-Dealer obtains knowledge by any state or federal court, agency or authority taken or threatened to be taken that would preclude, limit or otherwise restrict the offering of the Money Market Deposit Accounts as contemplated by this Agreement.

(b)    Each Depository Institution will promptly advise Schwab of any legal or administrative action of which the Depository Institution obtains knowledge by any state or federal court, agency or authority, taken or threatened to be taken that would preclude or limit or otherwise restrict the offering of the Money Market Deposit Accounts as contemplated by this Agreement.

29.    No Recourse to the Broker-Dealers. It is understood and agreed that none of the Broker-Dealers is a guarantor of, and shall in no way be liable to perform, the obligations of the Depository Institutions under the Master Accounts.

30.    Business Continuity Plan. Each of the Depository Institutions and Schwab warrants that it has and will maintain throughout the term of this Agreement a written business continuity plan (“BCP”) to enable it to recover and resume the services provided by it to the other party or parties under this Agreement within one Business Day in the event of any disruptive event. Each of the Depository Institutions and Schwab further represents and warrants that it has tested its BCP and will continue to conduct sufficient ongoing verification testing for the recovery and resumption of services provided to the other party or parties under this Agreement and will update its BCP at least annually. Each party will notify the other party or parties within 30 days of any material alterations to its BCP that would impair its ability to recover and resume any interrupted services it provides to the other party or parties. Upon request by the other party or parties, each party will provide to the other party or parties a description of its BCP procedures as they relate to the recovery and resumption of the services provided to the other party or parties accompanied by a written certification that the BCP has undergone review and testing to account for any changes to such services. Each party will promptly notify the other party or parties of any actual, threatened, or anticipated event that does or may disrupt or impact the services provided by it to the other party or parties pursuant to this Agreement and will cooperate fully with the other party or parties to minimize any such disruption and promptly restore and recover the services.

31.    Amendments. The terms of this Agreement may not be modified, supplemented or rescinded by a party to this Agreement except in writing signed by each party to be bound by such modification, supplement or rescission.

32.    Benefit of the Parties. This Agreement is entered into for the sole and exclusive benefit of the parties hereto. Nothing in this Agreement shall be construed to grant any person other than the parties hereto, and their respective successors and permitted assigns, any right, remedy or claim under or with respect to this Agreement or any provision hereof.

33.    No Agency. Each party represents and warrants that it is an independent contractor with no authority to contract for the other party or in any way to bind or to commit the other party to any agreement of any kind or to assume any liabilities of any nature in the name or on behalf of the other party. Under no circumstances will either party, or any of its employees, hold itself out as or be considered an agent, employee, partner or joint venturer of the other party.

34.    No Waiver. The failure of any party to require performance by another party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. All rights or remedies of a party specified in this Agreement and all other rights or remedies that either party may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised by the party seeking enforcement or not, shall be deemed to be in exclusion of any other right or remedy of such party.

35.    Amendment and Restatement of the 2013 IDA. Each of the parties hereto hereby agrees that this Agreement amends, restates and supersedes the 2013 IDA (and upon the Closing, Schwab will cause TDA and the TDA-Broker Dealers to consent and agree to such amendment and restatement), which is superseded and of no further force or effect effective as of the Closing.

36.    Authorized Representative of the Broker-Dealers. Whenever any provision of this Agreement requires the Depository Institutions to give any notice or instructions to or receive notice or instructions from the Broker-Dealers, the Depository Institutions may give such notice or instructions or rely on such notice or instructions from Schwab, acting on behalf of the Broker-Dealers.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the date first above written.

TD BANK USA, NATIONAL ASSOCIATION

By:	/s/ Gregory Braca
Name: Gregory Braca
Title: President and Chief Executive Officer
TD Bank, America’s Most Convenient Bank

TD BANK, NATIONAL ASSOCIATION

By:	/s/ Gregory Braca
Name: Gregory Braca
Title: President and Chief Executive Officer
TD Bank, America’s Most Convenient Bank

THE CHARLES SCHWAB CORPORATION

By:	/s/ Peter Crawford
Name: Peter Crawford
Title: Executive Vice President and Chief Financial Officer

Exhibit A

The amount to be paid to the Broker-Dealers in accordance with Section 5(e)(i) of the Agreement in respect of a calendar month shall be equal to:

a)	The Monthly Fixed Rate Crediting Amount (as defined in Note 1) for such calendar month; plus

b)	The Float Crediting Amount (as defined in Note 2) for such calendar month.

Note 1.

Fixed Rate.

“Monthly Fixed Rate Crediting Amount”, for a calendar month, will be equal to the sum of all Monthly Individual Fixed Rate Crediting Amounts.

“Monthly Individual Fixed Rate Crediting Amount”, in respect of each Fixed Rate Obligation Amount, will be equal to the total dollar amount accrued on such Fixed Rate Obligation Amount during the applicable calendar month calculated as follows: (Yield on such Fixed Rate Obligation Amount) multiplied by (the amount of such Fixed Rate Obligation Amount) multiplied by (a fraction the numerator of which is the actual number of days in such calendar month for which such Fixed Rate Obligation Amount is in place and the denominator of which is 365).

The yield on each Fixed Rate Obligation Amount (the “Yield”) shall be equal to the mid-market fixed coupon rate quoted on Bloomberg Swap Manager (Bloomberg page SWPM or any successor page) for a USD, monthly pay (both fixed and floating leg) swap versus one month LIBOR (subject to Exhibit D), with effective and maturity dates corresponding to those of the applicable Fixed Rate Obligation Amount (for illustration purposes only, such rate is shown as equal to 1.382763% per annum as illustrated below in a screen shot of Bloomberg page SWPM in Exhibit A1). The swap quote shall be based on a day count convention for the fixed leg of the swap of 30I/360 and a day count convention for the floating leg of the swap of Actual/365. The Yield will be calculated as a percentage to 6 decimal places.

Set forth below (Exhibit A2) is an illustration of the Bloomberg Swap Manager settings to be used for the establishment of the fixed rate for each Fixed Rate Obligation Amount. If Bloomberg Swap Manager is not available for any reason, the parties will use an alternative source, agreed upon by the parties, each acting reasonably, to determine the Yield.

For clarity, the Monthly Individual Fixed Rate Crediting Amount will include Yield accruing on the effective date but not the maturity date of each Fixed Rate Obligation Amount.

Note 2.

Floating Rate.

“Floating Rate Obligations”, on any given day, will be the amount equal to the total amount of deposits in the Master Accounts less the sum of all Fixed Rate Obligation Amounts as of 4:00 p.m. Eastern Time on such day.

“Float Crediting Amount” for a calendar month will be equal to the sum of all Daily Float Credit Amounts for such month.

“Daily Float Credit Amount” for any day will be equal to the amount accrued on the Floating Rate Obligations for such day based on the Federal Funds Rate for such day (or, if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day).

“Federal Funds Rate” means the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate, as published in Federal Reserve Statistical Release H.15 (http://www.federalreserve.gov/releases/h15/data.htm) or any successor or substitute publication selected by the Depository Institutions. If, for any reason, such rate is unavailable, then “Federal Funds Rate” shall mean a daily rate that is determined, in the opinion of the Depository Institutions, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

Exhibit A1:

Exhibit A2:

	Bloomberg Swap Manager	Setting
1	Deal
2	Counterparty	Swap Cntrparty
3	Ticker	Swap
4	Trade date	11/20/2019
5	Fixed Leg
6	CCP (Central Counterparty)	OTC
7	Direction	Receive
8	Notional	$10MM
9	Currency	USD
10	Effective date	11/22/2019
11	Maturity date	11/22/2024
12	Coupon	[calculated field]
13	Pay Frequency	Monthly
14	Day Count	301/360
15	Calc Basis	Bond Equiv
16	Discount Curve	42 (OIS Curve | Mid)
17	Floating Leg
18	Direction	Pay
19	Notional	$10MM
20	Currency	USD
21	Effective date	11/22/2019
22	Maturity date	11/22/2024
23	Index	1M = US0001M
24	Spread	0
25	Leverage	1
26	Latest Index	default value
27	Rest Frequency	Monthly
28	Pay Frequency	Monthly
29	Day Count	ACT/365
30	Discount Curve	42 (OIS Curve | Mid)
31	Forward Curve	50 (USD Vs 1MLibor)
32	Valuation Settings
33	Curve Date	11/20/2019
34	Valuation Date	11/22/2019
35	CSA Coll Ccy	N/A
36	Valuation Results
37	Premium	0
38	NPV	0
Red text represents changes from default setting

Exhibit B

Methodology for Calculating Applicable FDIC Deposit Insurance Premium Assessments

To determine the total base assessment for the Depository Institutions for any period divide the FDIC deposit insurance premium assessments for the Depository Institutions for such period by the average total deposits of the Depository Institutions for such period and multiply by average sweep deposits of the Depository Institutions in the Master Accounts for such period (the “Base Assessment”).

The Base Assessment shall be recalculated by [***]

The Depository Institutions are invoiced the FDIC deposit insurance premium assessments on a quarterly basis. The Depository Institutions will apply the most recent quarterly assessment received to the monthly fee statements and reconcile quarterly upon receipt of the actual invoice from the FDIC for the periods covered by such monthly fee statements according to the following:

Fee Statement Month
	Jan.	Feb.	Mar.	Apr.	May	Jun.	Jul.	Aug.	Sept.	Oct.	Nov.	Dec.
FDIC Assessment Applied	Sep.	Sep.	Sep.	Dec.	Dec.	Dec.	Mar.	Mar.	Mar.	Jun.	Jun.	Jun.
Quarterly Reconciliation	Sep. invoice			Dec. invoice			Mar. invoice			Jun. invoice

Exhibit C – Economic Replacement Value

[***]

Exhibit D – LIBOR Fallback Language

The parties acknowledge that the UK’s Financial Conduct Authority has announced that, at the end of 2021, it will no longer persuade or compel panel banks to submit rates required to calculate the London Interbank Offered Rate (“LIBOR”). Accordingly, the parties agree that using a USD fixed rate swap rate versus one-month LIBOR to establish the Yield on Fixed Rate Obligation Amounts (or other calculations as otherwise required under this Agreement) may not be possible or desirable over the full term of this Agreement.

The Alternative Reference Rates Committee (“ARRC”) was convened by the Federal Reserve Bank of New York (“FRBNY”) and in June 2017 the ARRC selected the Secured Overnight Financing Rate (“SOFR”) as the alternative reference rate for USD LIBOR. The FRBNY began publishing SOFR daily in April 2018.

The International Swaps and Derivatives Association is working to update its definitions and establish an IBOR Fallbacks Protocol (“ISDA Protocol”). Derivative counterparties who both agree to adhere to this protocol will automatically have their legacy derivative agreements updated to incorporate the new fallback language set out in the ISDA Protocol.

The ISDA Protocol will specify a trigger for when the provisions of the ISDA Protocol will be effective for USD fixed rate swaps versus LIBOR (“ISDA Effective Date”). Pursuant to the ISDA Protocol, legacy USD fixed rate swaps will have a revised rate setting mechanism for the floating (LIBOR) leg for periods following the ISDA Effective Date whereby the floating rate will be SOFR plus a spread specific to the LIBOR tenor being revised, specified in the ISDA Protocol (“Spread”).

While the Fixed Rate Obligation Amounts are not derivatives, the parties have agreed to reference the ISDA Protocol for purposes of calculations under this Agreement through and following the LIBOR transition.

The LIBOR transition will not give rise to a need to adjust the Yield on any Fixed Rate Obligation Amounts established prior to the ISDA Effective Date. However, the parties agree to use a revised process for establishing the Yield on new Fixed Rate Obligation Amounts established following the ISDA Effective Date as set out below.

From and after the ISDA Effective Date, the Yield on new Fixed Rate Obligation Amounts shall be equal to the mid-market fixed coupon rate quoted on Bloomberg Swap Manager (Bloomberg page SWPM, Fixed vs. SOFR (OTC) or any successor page) for a USD, monthly pay (both fixed and floating leg) swap versus (i) SOFR, plus (ii) the Spread for one month LIBOR, with an effective and maturity date corresponding to those of the applicable Fixed Rate Obligation Amount (for illustration purposes only, such rate is shown as equal to 1.384941% per annum as illustrated below in a screen shot of Bloomberg page SWPM in Exhibit D1). The swap quote shall be based on a day count convention of Actual/365. Set forth below (Exhibit D2) is an illustration of the Bloomberg Swap Manager settings to be used for the establishment of the fixed rate for each Fixed Rate Obligation Amount. If Bloomberg Swap Manager is not available for any reason, the parties will use an alternative source, agreed upon by the parties, each acting reasonably, to determine the Yield.

From and after the ISDA Effective Date, the calculations in Exhibits A and C that reference LIBOR will be adjusted in a manner similar to the preceding paragraph.

Exhibit D1:

Exhibit D2:

	Bloomberg Swap Manager	Setting
1	Deal
2	Counterparty	Swap Cntrparty
3	Ticker	Swap
4	Trade date	11/20/2019
5	Fixed Leg
6	CCP (Central Counterparty)	OTC
7	Direction	Receive
8	Notional	$10MM
9	Currency	USD
10	Effective date	11/22/2019
11	Maturity date	11/22/2024
12	Coupon	[calculated field]
13	Pay Frequency	Monthly
14	Day Count	301/360
15	Calc Basis	Bond Equiv
16	Discount Curve	490 (USD SOFR (vs. Fixed) | Mid)
17	Floating Leg
18	Direction	Pay
19	Notional	$10MM
20	Currency	USD
21	Effective date	11/22/2019
22	Maturity date	11/22/2024
23	Index	1D = SOFRRATE
24	Spread	10 [indicative spread in bps]
25	Leverage	1
26	Latest Index	default value
27	Rest Frequency	Daily
28	Pay Frequency	Monthly
29	Day Count	ACT/365
30	Discount Curve	490 (USD SOFR (vs. Fixed) | Mid)
31	Forward Curve	490 (USD SOFR (vs. Fixed) | Mid)
32	Valuation Settings
33	Curve Date	11/20/2019
34	Valuation Date	11/22/2019
35	CSA Coll Ccy	N/A
36	Valuation Results
37	Premium	0
38	NPV	0
Red text represents changes from default setting

Annex J

November 20, 2019

Strategic Development Committee of

The Board of Directors (“SDC”)

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, NE 68154

Members of the Strategic Development Committee:

We understand that TD Ameritrade Holding Corporation, a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”), by and among The Charles Schwab Corporation, a Delaware corporation (“Parent”), Americano Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) other than the Excluded Shares (as defined in the Agreement) (such shares, the “Shares”) shall be converted into the right to receive 1.0837 (the “Exchange Ratio”) shares of common stock of Parent, subject, with respect to the Shares beneficially held by The Toronto-Dominion Bank, to the adjustment set forth in the Agreement. The terms and conditions of the Merger are fully set forth in the Agreement.

We understand that The Toronto-Dominion Bank and certain other stockholders of the Company intend to enter into voting and support agreements with Parent relating to the Merger.

You have asked us whether, in our opinion, as of the date hereof, the Exchange Ratio in connection with the Merger is fair to the holders of Shares (other than The Toronto-Dominion Bank, the Significant Company Stockholders (as defined in the Agreement), and their respective affiliates) from a financial point of view. In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the businesses, financial conditions and operations of the Company and Parent;

(ii)

reviewed certain internal information concerning the businesses, financial conditions and operations of the Company and Parent prepared and furnished to us by the management of the Company and the management of Parent;

(iii)

reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2020 through 2023 that were prepared by or at the direction of and approved by the management of the Company (the “Management Projections”), and which were developed into three cases at the direction of, and approved for our use by, the SDC (collectively, the “Company Projections”);

(iv)

reviewed certain internal financial analyses, estimates and forecasts relating to Parent, including projections for fiscal years 2020 through 2023 that were prepared by or at the direction of and approved by the management of Parent (collectively, the “Parent Projections” and, together with the Company Projections, the “Projections”);

280 Park Avenue  |  New York, NY 10017  |   t. +1.212.364.7800  |  pjtpartners.com

(v)

reviewed the expectations of the managements of the Company and Parent with respect to certain estimated cost savings and other combination benefits expected to result from the Merger and the estimated costs to achieve such synergies that were prepared by the managements of the Company and Parent and approved by the SDC for our use for purposes of our analysis (collectively, the “Synergy Estimates”);

(vi)

held discussions with members of senior management of the Company and Parent concerning, among other things, their evaluations of the Merger and the Company’s and Parent’s respective businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives;

(vii)	reviewed the historical market prices and trading activity for the Company Common Stock and common stock of Parent;

(viii)	compared certain publicly available financial and stock market data for the Company and Parent with similar information for certain other companies that we deemed to be relevant;

(ix)	reviewed the publicly available financial terms of certain other business combinations that we deemed to be relevant;

(x)	reviewed a draft, dated November 18, 2019 of the Agreement;

(xi)	reviewed a draft, dated November 17, 2019 of a Preliminary Summary of IDA Terms; and

(xii)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us without independent verification thereof. In connection with preparing this opinion, we were directed to use the Projections and the Synergy Estimates by the SDC. We have assumed, with your consent, that the Management Projections, the Parent Projections and the Synergy Estimates and the assumptions underlying each of them, and all other financial analyses, estimates and forecasts provided to us by the Company’s management, have been reasonably prepared in accordance with industry practice and represent the Company management’s (or, in the case of the Parent Projections, Parent management’s) best currently available estimates and judgments as to the business and operations and future financial performance of the Company and Parent. With the consent and at the direction of the SDC, we did not take into account any potential increase in the regulatory capital requirements for the Company or Parent or any potential increase in the regulatory capital requirements resulting from the expected growth of the business of the combined company during the forecast period. We assume no responsibility for and express no opinion as to the Projections or the Synergy Estimates, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s management. We have also assumed, with your consent, that there have been no material changes in the assets, financial conditions, results of operations, businesses or prospects of the Company or Parent since the respective dates of the last financial statements made available to us. We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company or Parent. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company or Parent under any applicable laws.

We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respects from the draft reviewed by us and the consummation of the Merger will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Merger in any respect material to our analysis. At your direction, we have assumed that it is intended for the Merger to qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

In arriving at our opinion, we were not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets. We have not considered the relative merits of the Merger as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Merger. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the holders of Shares (other than The Toronto-Dominion Bank, the Significant Company Stockholders (as defined in the Agreement), and their respective affiliates) of the Exchange Ratio in connection with the Merger, and our opinion does not address any other aspect or implication of the Merger, the Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise. We further express no opinion or view as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration (as defined in the Agreement) or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which the Company Common Stock or common stock of Parent will trade at any time.

This opinion does not constitute a recommendation to any holder of Company Common Stock as to how any stockholder should vote or act with respect to the Merger or any other matter. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures.

This opinion is provided to the Strategic Development Committee of the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Merger only and is not a recommendation as to any action the SDC or the Board of Directors should take with respect to the Merger or any aspect thereof. This opinion is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the SDC or the Board of Directors, including any other committee thereof, or the Company, without our prior consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure document the Company is required to file with the Securities and Exchange Commission in connection with the Merger. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.

We are acting as financial advisor to the SDC with respect to the Merger and will receive a fee from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company, Parent and their respective affiliates and may receive compensation for the rendering of these services. During the two year period prior to the date hereof, we have not received any fees from the Company, Parent, The Toronto-Dominion Bank or any of their respective affiliates.

*        *        *

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio in connection with the Merger is fair to the holders of Shares (other than The Toronto-Dominion Bank, the Significant Company Stockholders (as defined in the Agreement), and each of their respective affiliates) from a financial point of view.

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP

Annex K

November 20, 2019

Strategic Development Committee of the Board of Directors

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, NE 68154

Ladies and Gentlemen:

TD Ameritrade Holding Corporation (“Company”), The Charles Schwab Corporation (“Parent”) and Americano Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Merger Sub will merge with and into Company resulting in Company being the surviving entity and a wholly-owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time each issued and outstanding share of Company common stock, $0.01 par value per share (“Company Common Stock”), except for the Excluded Shares (“Shares”), shall be converted into the right to receive 1.0837 (the “Exchange Ratio”) shares of Parent common stock, $0.01 par value per share (“Parent Common Stock”), subject, with respect to Shares held beneficially by The Toronto-Dominion Bank (“TD Bank”) or its affiliates, to the adjustment set forth in the Agreement. We understand that TD Bank and certain other stockholders intend to enter into a voting and support agreements with Parent relating to the Merger. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Shares (other than TD Bank, the Significant Company Stockholders and their respective Affiliates).

We note that an Insured Deposit Account Agreement, effective as of January 1, 2013, was entered into by and among TD Bank USA, National Association, TD Bank, National Association, TD Ameritrade, Inc., TD Ameritrade Clearing, Inc., TD Ameritrade Trust Company and TD Bank (the “IDA Agreement”). As set forth in the Agreement, at the Closing, and as a condition to the willingness of Parent to enter into the Agreement, Parent and certain Subsidiaries of TD Bank will enter into an amended and restated IDA Agreement (the “Amended and Restated IDA Agreement”), to be effective as of the Closing, setting forth certain rights and obligations of Parent and such other Persons after the Closing. We express no opinion as to the terms of the IDA Agreement or with respect to the Amended and Restated IDA Agreement.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of depository institutions, asset managers, broker-dealers and financial technology companies and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated November 18, 2019, and a draft of the Preliminary Summary of IDA Terms, dated November 17, 2019; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal financial projections for Company for the fiscal years ending September 30, 2020 through September 30, 2023, as provided by the senior management of Company; (v) publicly available mean analyst adjusted earnings per share estimates for Company the fiscal years ending September 30, 2020 through September 30, 2023; (vi) certain internal financial projections for Parent for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Parent; (vii) publicly available mean analyst earnings per share estimates for Parent the years ending December 31, 2020 through December 31, 2023; (viii) the relative contribution of assets, equity and earnings of Company and Parent to the combined entity; (ix) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to potential synergies and the estimated costs to achieve them, as well as certain assumptions relating to the IDA Amendment, as provided by the senior management of Parent; (x) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock market information for Company Common Stock and Parent Common Stock and certain stock indices; (xi) a comparison of certain financial information for Company with similar broker-dealer and financial services companies for which information is publicly available; (xii) the financial terms of certain recent business combinations in the financial services and broker-dealer industries, to the extent publicly available; (xiii) the current market environment generally and the financial services and broker-dealer environments in particular; and (xiv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company, Parent or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company, Parent or any of their respective affiliates or subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets of Company, Parent or any of their respective affiliates or subsidiaries.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Company for the fiscal years ending September 30, 2020 through September 30, 2023, as provided by the senior management of Company, which were developed into three scenarios at the direction of, and approved for our use for purposes of our analysis by, the Strategic Development Committee of the Board of Directors of Company (the “Strategic Development Committee”), as well as publicly available mean analyst adjusted earnings per share estimates for Company the fiscal years ending September 30, 2020 through September 30, 2023. In addition, at the direction of the Strategic Development Committee, Sandler O’Neill used certain internal financial projections for Parent for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Parent, as well as publicly available mean analyst earnings per share estimates for Parent the years ending December 31, 2020 through December 31, 2023. Sandler O’Neill also received and, at the direction of the Strategic Development Committee, used in its pro forma analysis certain assumptions relating to potential synergies and the estimated costs to achieve them, as well as certain assumptions relating to the IDA Amendment, as provided by the senior management of Parent. With respect to the foregoing information provided by the senior management of Company and Parent, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Company and Parent, respectively, and the other matters covered thereby. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Parent since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Parent will remain as a going concerns for all periods relevant to our analyses. In addition, at the direction of the Strategic Development Committee and with Company’s consent, we did not take into account any potential increase in the regulatory capital requirements for Company or Parent, respectively, during the periods covered by the financial projections and estimates set forth above, nor any potential increase in the regulatory capital requirements which may result from the expected growth of the business of the combined company following the closing of the Merger.

We have also assumed, with your consent and to the extent material to our analyses, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, Merger Sub, the Merger or any related transaction, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. We express no opinion as to any of the legal, accounting or tax matters relating to the Merger or any other transactions contemplated in connection therewith.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as financial advisor to the Strategic Development Committee in connection with the Merger and will receive a fee for our services, a significant portion of which is payable upon consummation of the Merger. We will also receive a fee for rendering this opinion. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. As you are aware, Sandler O’Neill has provided certain other investment banking services to Company in the two years preceding the date hereof. In summary, Sandler O’Neill is acting as financial advisor to the Outside Independent Directors Committee of Company’s Board of Directors in connection with its review of the financial terms of the IDA Agreement (the “IDA Engagement”). Sandler O’Neill received a fee from Company upon execution of the IDA Engagement letter, which fee was credited towards the fee received by Sandler O’Neill for rendering this opinion. We have not provided any investment banking services to Parent, Merger Sub or TD Bank in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent, TD Bank and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent, TD Bank and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to, and is for the benefit of, the Strategic Development Committee in connection with its consideration of the Agreement and the Merger. This opinion may not be relied upon by Parent or Merger Sub. Our opinion does not constitute a recommendation to any stockholder of Company as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Shares (other than TD Bank, the Significant Company Stockholders and their respective Affiliates), is not a recommendation as to any action the Strategic Development Committee or the Board of Directors of Company should take in connection with the Merger or any aspect thereof, and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We express no opinion as to the fairness of the amount or nature of compensation to be received in the Merger by any Company officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement/Prospectus and the Registration Statement, to be filed with the SEC and mailed to stockholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Shares (other than TD Bank, the Significant Company Stockholders and their respective Affiliates).

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Sandler O’Neill & Partners, L.P.

Annex L

EXECUTION VERSION

[CREDIT SUISSE SECURITIES (USA) LLC LETTERHEAD]

November 20, 2019

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of The Charles Schwab Corporation (“Parent”) with respect to the fairness, from a financial point of view, to Parent of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Parent, Americano Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), and TD Ameritrade Holding Corporation (the “Company”). We understand that the Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Transaction”), pursuant to which each outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive 1.0837 shares of voting common stock, $0.01 par value (“Parent Common Stock”), of Parent (the “Exchange Ratio”) and the Company will become a wholly owned subsidiary of Parent; provided, that if the shares of Parent Common Stock owned in accordance with the Agreement by The Toronto-Dominion Bank (“TD Bank”) would exceed 9.9% of the issued and outstanding shares of Parent Common Stock (or such lower percentage of shares of Parent Common Stock as the Board of Governors of the Federal Reserve System permits TD Bank to acquire in the Transaction consistent with a determination that TD Bank does not control Parent, for purposes of the Bank Holding Company Act of 1956 or the Home Owners’ Loan Act of 1933, after closing of the Transaction) (the “Maximum Percentage”), Parent will issue shares of nonvoting common stock, $0.01 par value (“Parent Nonvoting Common Stock”), of Parent to TD Bank in lieu of shares of Parent Common Stock otherwise issuable to TD Bank, on a one for one basis, to the extent necessary such that the shares of Parent Common Stock owned in accordance with the Agreement by TD Bank immediately after the closing of the Transaction would not exceed the Maximum Percentage. We also understand that, in connection with the execution of the Agreement, TD Bank will enter into a voting and support agreement with Parent (the “TD Bank Support Agreement”), certain stockholders of the Company will enter into a voting and support agreement with Parent (the “Company Founder Support Agreement”), certain stockholders of Parent will enter into a voting and support agreement with the Company (the “Parent Stockholder Support Agreement” and, together with the TD Bank Support Agreement and the Company Founder Support Agreement, the “Support Agreements”), and TD Bank and Parent will enter into a stockholders agreement (the “Stockholders Agreement”) to be effective as of the closing of the Transaction. In addition, we understand that, in connection with the Transaction, Parent and certain subsidiaries of TD Bank will also enter into an Amended and Restated Insured Deposit Account Agreement, to be effective as of the closing of the Transaction (the “IDA Amendment”).

In arriving at our opinion, we have reviewed a draft, dated November 19, 2019, of the Agreement, a draft, dated November 17, 2019, of the TD Bank Support Agreement, a draft, dated November 18, 2019, of the Company Founder Support Agreement, a draft, dated November 20, 2019, of the Parent Stockholder Support Agreement, a draft, dated, November 20, 2019, of the Stockholders Agreement, a draft, dated November 20, 2019, of the IDA Amendment and a draft, dated November 19, 2019, of an amendment to the Fifth Restated Certificate of Incorporation of Parent, and certain publicly available business and financial information relating to the Company and Parent. We have also reviewed certain other information relating to the Company and Parent, including (i) financial forecasts relating to the Company provided by the Company (the “Company Projections”), (ii) financial forecasts relating to the Company prepared by the management of Parent (the “Parent Projections for the Company”), and (iii) financial forecasts relating to Parent prepared by the management of Parent (the “Parent Projections for Parent”), and have met with the management of each of the Company and Parent, and certain of their respective representatives and affiliates, to discuss the business and prospects of the Company and Parent. We also reviewed estimates prepared by Parent’s management with respect to the cost savings, revenue synergies, dis-synergies and other pro forma effects of the Transaction, including the effects of the IDA Amendment and the costs and capital necessary to achieve such cost savings, synergies and other pro forma effects (collectively, the “Synergies and Related Estimates”), anticipated by Parent’s management to result from the Transaction. We have also considered certain financial and stock market data of the Company and Parent, and we have compared that data with similar data for companies with publicly traded equity securities in businesses we deemed similar to those of the Company and Parent, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Parent Projections for the Company and the Parent Projections for Parent, we have been advised by the management of Parent, and we have assumed with your consent, that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of the Company and Parent, respectively. With respect to the Synergies and Related Estimates, we have been advised by the management of Parent, and we have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the potential cost savings, revenue synergies, dis-synergies and other pro forma effects of the Transaction, net of costs and capital to achieve such cost savings, revenue synergies and other pro forma effects, expected to result from the Transaction and have assumed that the Synergies and Related Estimates will be realized in the amounts and at the times indicated thereby. At your direction, we have assumed that the Parent Projections for the Company, the Parent Projections for Parent and the Synergies and Related Estimates are a reasonable basis upon which to evaluate the Company, Parent and the Transaction and, at your direction, we have relied upon the Parent Projections for the Company, the Parent Projections for Parent and the Synergies and Related Estimates for purposes of our analyses and this opinion. We express no view or opinion with respect to the Parent Projections for the Company, the Parent Projections for Parent or the Synergies and Related Estimates, or the assumptions and methodologies upon which they are based.

For purposes of our analyses and this opinion, we have been advised and we have assumed, the Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent, or the contemplated benefits of the Transaction. In addition, for purposes of our analyses and this opinion, we have assumed, with your consent, that the Transaction and any related transactions will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. With your consent, we have further assumed that the final form of the Agreement, the Support Agreements, the Stockholders Agreement and the IDA Amendment, when executed by the parties thereto, will conform to the drafts reviewed by us in all respects material to our analyses and this opinion.

Our opinion addresses only the fairness, from a financial point of view, to Parent of the Exchange Ratio set forth in the Transaction pursuant to the Agreement after giving effect to the Synergies and Related Estimates, and does not address any other aspect or implication of the Transaction or any aspect or implication of any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the Support Agreements, the Stockholders Agreement, the IDA Amendment (except to the extent set forth in the Synergies and Related Estimates), the form or structure of the Transaction and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that Parent has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to Parent, nor does it address the underlying business decision of the Board or Parent to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of shares of Parent Common Stock or Parent Nonvoting Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which Company Common Stock, Parent Common Stock or Parent Nonvoting Common Stock may be purchased, sold or otherwise transferred at any time. You have advised us, and we have assumed with your consent, that a share of Parent Nonvoting Common Stock is identical in all material respects to a share of Parent Common Stock except that shares of Parent Nonvoting Common Stock do not have any voting rights, are subject to certain transfer restrictions and conversion provisions, and will not be listed for trading on the New York Stock Exchange. For purposes of our analyses and this opinion, we have assumed, with your consent, that the value of a share of Parent Nonvoting Common Stock is equal to the value of a share of Parent Common Stock.

We have acted as financial advisor to Parent in connection with the Transaction and will receive a fee for our services, a portion of which we became entitled to receive upon the rendering of our opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Parent has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Parent and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted as financial advisor to Parent in connection with the acquisition of assets of USAA’s investment management company that was announced in July 2019, as a bookrunning managing underwriter in connection with various offerings of debt securities and preferred stock of Parent and as a financial intermediary in connection with the repurchase of shares of common stock of Parent in 2018 and 2019. We are also a lender to Parent. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to TD Bank and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having participated in various offerings of debt securities for TD Bank. We and our affiliates may in the future provide investment banking and other financial advice and services to Parent, the Company, TD Bank and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Parent, the Company, TD Bank and their respective affiliates, and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder of Parent or the Company as to how such security holder should vote or act on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ Credit Suisse Securities (USA) LLC
CREDIT SUISSE SECURITIES (USA) LLC

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Exculpation. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director derived an improper personal benefit or (v) any act or omission before the adoption of such a provision in the certificate of incorporation. The Schwab charter limits the personal liability of a director to Schwab and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

Indemnification. Section 145 of the DGCL contains provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters. Under Section 145 of the DGCL, a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by Schwab in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Schwab. The Schwab charter provides for indemnification of directors and officers of Schwab against liability they may incur in their capacities as such to the fullest extent permitted under the DGCL.

Insurance. Article 7 of the Schwab bylaws provides that Schwab may purchase and maintain insurance, at its expense, for the benefit of Schwab and any director, officer, employee or agent of Schwab or another entity against any expense, liability or loss, whether or not Schwab would have the power to indemnify such person under the DGCL.

The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of the Schwab charter and the Schwab bylaws.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 24, 2019, among The Charles Schwab Corporation, Americano Acquisition Corp. and TD Ameritrade Holding Corporation (included as Annex A to the joint proxy statement/prospectus that forms a part of this Registration Statement).*

3.1	Fifth Restated Certificate of Incorporation, effective May 7, 2001, of The Charles Schwab Corporation (filed as Exhibit 3.11 to the Registrant’s Form 10-K for the year ended December 31, 2016, Commission File No. 1-9700, and incorporated herein by reference).

Exhibit Number	Description

3.2	Form of Amendment to the Fifth Restated Certificate of Incorporation of The Charles Schwab Corporation (included as Annex B to the joint proxy statement/prospectus that forms a part of this Registration Statement).

3.3	Fourth Restated Bylaws of The Charles Schwab Corporation (filed as Exhibit 3.14 to the Registrant’s Form 10-K for the year ended December 31, 2016, Commission File No. 1-9700, and incorporated herein by reference).

5.1	Opinion of Davis Polk & Wardwell LLP regarding validity of the shares of Schwab common stock being registered hereunder.**

8.1	Tax Opinion of Davis Polk & Wardwell LLP.

8.2	Tax Opinion of Wachtell, Lipton, Rosen & Katz.

10.1	Voting and Support Agreement between The Charles Schwab Corporation and The Toronto-Dominion Bank, dated as of November 24, 2019 (included as Annex C to the joint proxy statement/prospectus that forms a part of this Registration Statement).

10.2	Voting and Support Agreement among The Charles Schwab Corporation, J. Joe Ricketts and Marlene Ricketts and certain other stockholders, dated as of November 24, 2019 (included as Annex D to the joint proxy statement/prospectus that forms a part of this Registration Statement).

10.3	Voting and Support Agreement among TD Ameritrade Holding Corporation, Charles R. Schwab and Helen O’Neill Schwab, dated as of November 24, 2019 (included as Annex E to the joint proxy statement/prospectus that forms a part of this Registration Statement).

10.4	Stockholder Agreement between The Charles Schwab Corporation and The Toronto-Dominion Bank, dated as of November 24, 2019 (included as Annex F to the joint proxy statement/prospectus that forms a part of this Registration Statement).

10.5	Registration Rights Agreement among The Charles Schwab Corporation, Charles R. Schwab, The Toronto-Dominion Bank and certain other stockholders, dated as of November 24, 2019 (included as Annex G to the joint proxy statement/prospectus that forms a part of this Registration Statement).

10.6	Letter Agreement among TD Ameritrade Holding Corporation, The Charles Schwab Corporation and Americano Acquisition Corp. and The Toronto-Dominion Bank, dated as of November 24, 2019 (included as Annex H to the joint proxy statement/prospectus that forms a part of this Registration Statement).

10.7	Amended and Restated Insured Deposit Account Agreement among TD Bank USA, National Association, TD Bank, National Association and The Charles Schwab Corporation, dated as of November 24, 2019 (included as Annex I to the joint proxy statement/prospectus that forms a part of this Registration Statement).***

15.1	Awareness Letter of Ernst & Young LLP, Independent Registered Public Accounting Firm of TD Ameritrade Holding Corporation.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of The Charles Schwab Corporation.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of TD Ameritrade Holding Corporation.

23.3	Consent of Davis Polk & Wardwell LLP (included in the opinion filed as Exhibit 5.1 to the registration statement).**

23.4	Consent of Davis Polk & Wardwell LLP (included in the opinion filed as Exhibit 8.1 to the registration statement).

Exhibit Number	Description

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 8.2 to the registration statement).

24.1	Power of Attorney (included in the signature page to the registration statement).**

99.1	Form of Proxy Card of The Charles Schwab Corporation.**

99.2	Form of Proxy Card of TD Ameritrade Holding Corporation.**

99.3	Consent of PJT Partners LP.

99.4	Consent of Piper Sandler & Co.

99.5	Consent of Credit Suisse Securities (USA) LLC.

99.6	Consent of Director Nominee Pursuant to Rule 438.**

*

The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Schwab agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

**	Previously filed.
***	Certain confidential information contained in this agreement has been omitted because it is not material and would be competitively harmful if publicly disclosed.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Charles Schwab Corporation has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 4, 2020.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Peter Crawford
	Name:	Peter Crawford
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below, on May 4, 2020.

*	/s/ Peter Crawford
Walter W. Bettinger II President, Chief Executive Officer and Director (Principal Executive Officer)	Peter Crawford Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer

*	*
Charles R. Schwab, Chairman of the Board	John K. Adams, Jr., Director

*	*
Joan T. Dea, Director	Christopher V. Dodds, Director

*	*
Stephen A. Ellis, Director	Mark A. Goldfarb, Director

*	*
William S. Haraf, Director	Frank C. Herringer, Director

*	*
Stephen T. McLin, Director	Charles A. Ruffel, Director

*	*
Arun Sarin, Director	Paula A. Sneed, Director

*
Roger O. Walther, Director

*By	/s/ Peter Crawford
Name:	Peter Crawford
Title:	Attorney-In-Fact